As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-201175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TORNIER N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	3842	98-0509600
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675 4002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin M. Klemz

Senior Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(+ 31) 20 675-4002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Amy E. Culbert Brett R. Hanson Oppenheimer Wolff & Donnelly LLP Campbell Mithun Tower – Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000	Steven J. Gartner Adam M. Turteltaub Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971	Marko S. Zatylny Paul M. Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger of Trooper Merger Sub Inc., a wholly-owned subsidiary of Tornier N.V., with and into Wright Medical Group, Inc., as described in the agreement and plan of merger dated as of October 27, 2014, as attached as Annex A to the joint proxy statement/prospectus forming part of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION DATED APRIL 2, 2015

, 2015

Dear Shareholders:

The board of directors of Wright Medical Group, Inc. and the board of directors of Tornier N.V. have each unanimously approved a merger of equals. We believe that the proposed merger brings together two companies with complementary product offerings, reputations for operating excellence and talented employees. The merger will create a larger, premier extremities-biologics company with leading technologies and expanded product offerings. Upon completion of the merger, the combined company will be named Wright Medical Group N.V. and organized under the laws of the Netherlands.

The combination will be effected by Wright and Tornier under an agreement and plan of merger dated as of October 27, 2014 between Wright and Tornier, pursuant to which a newly created indirect subsidiary of Tornier will merge with and into Wright, with Wright continuing as the surviving corporation and wholly-owned indirect subsidiary of Tornier.

In the merger, each Wright share will be converted into the right to receive 1.0309 ordinary shares of Tornier. This exchange ratio is fixed and will not be adjusted to reflect share price changes prior to the closing of the merger. Based on the closing price of Tornier ordinary shares on the NASDAQ Global Select Market on October 24, 2014, the last full trading day prior to the public announcement of the merger agreement, the exchange rate implies a per share value for Tornier that represents a 28% premium to Tornier’s closing share price. Tornier shareholders will continue to own their existing Tornier ordinary shares. Upon completion of the merger, Wright shareholders will own approximately 52% of the combined company on a fully diluted basis and Tornier shareholders will own approximately 48%. Based on the number of Wright and Tornier shares outstanding as of March 10, 2015, we expect that the total number of Tornier ordinary shares to be issued in connection with the merger is approximately 52.9 million.

Tornier ordinary shares are currently traded on NASDAQ under the symbol “TRNX,” and Wright shares are currently traded on NASDAQ under the symbol “WMGI.” In connection with the closing of the merger, Wright shares will be delisted from NASDAQ and deregistered under the federal securities laws, and ordinary shares of the combined company will trade under the symbol “WMGI.”

We cannot complete the merger unless the Wright shareholders and Tornier shareholders approve the merger agreement and the transactions contemplated thereby, including the merger, and the other related proposals being submitted to the Wright shareholders and Tornier shareholders. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Wright or Tornier meetings in person, please vote your shares as promptly as possible so that your shares may be represented and voted at your meeting. If you are a Wright shareholder, please note that a failure to vote your Wright shares has the same effect as a vote against the adoption of the merger agreement and the approval of the merger. For both Wright shareholders and Tornier shareholders, please note that a failure to vote your shares or return your proxy card may result in a failure to establish a quorum for the Wright special meeting or the Tornier extraordinary general meeting.

After careful consideration, the boards of directors of Wright and Tornier have unanimously approved the merger agreement and the merger. The Wright board of directors unanimously recommends that Wright shareholders vote “FOR” each of the proposals being submitted to a vote of the Wright shareholders at the Wright special meeting. The Tornier board of directors unanimously recommends that Tornier shareholders vote “FOR” each of the proposals being submitted to a vote of the Tornier shareholders at the Tornier extraordinary general meeting.

The obligations of Wright and Tornier to complete the merger are subject to the satisfaction or waiver of the conditions in the merger agreement. Additional information about Wright, Tornier and the merger is contained in the accompanying joint proxy statement/prospectus. You should read the entire joint proxy statement/prospectus carefully. In particular, we urge you to read the information under “Risk Factors” beginning on page 28.

We thank you for your consideration and continued support.

Sincerely,

Robert J. Palmisano	David H. Mowry
President and Chief Executive Officer	President and Chief Executive Officer
Wright Medical Group, Inc.	Tornier N.V.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined that the joint proxy statement/prospectus and is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated                     , 2015, and is first being mailed to shareholders of Wright and Tornier on or about                     , 2015.

REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Wright and Tornier from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available for you to read and copy at the Securities and Exchange Commission’s (the “SEC”) Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing, by email or by telephone from Wright or Tornier at their respective addresses and telephone numbers listed below.

For Wright Shareholders: Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 Attention: Julie D. Tracy Telephone: (901) 290-5817 Email: julie.tracy@wmt.com	For Tornier Shareholders: Tornier N.V. Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands Attention: Kevin M. Klemz Telephone: (952) 426-7654 Email: kevin.klemz@tornier.com

Or: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Telephone: (800) 322-2885 Email: proxy@mackenziepartners.com

To obtain timely delivery of these documents before the Wright special meeting or the Tornier extraordinary general meeting, you must request the information no later than five business days prior to the date of the meeting, or no later than                     , 2015.

Investors may also consult Wright’s or Tornier’s website for more information about Wright or Tornier, respectively. Wright’s website is www.wmt.com. Tornier’s website is www.tornier.com. Wright and Tornier have also set up a joint website at www.extremitiesleader.com which includes news about the proposed merger. Information included on these websites is not incorporated by reference into, and does not form a part of, the accompanying joint proxy statement/prospectus.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page [—] of the accompanying joint proxy statement/prospectus.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Tornier, constitutes a prospectus of Tornier under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Tornier ordinary shares to be issued to Wright shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for each of Wright and Tornier under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the special meeting of Wright shareholders and a notice of meeting with respect to the extraordinary general meeting of Tornier shareholders.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                         , 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Wright shareholders or Tornier shareholders nor the issuance by Tornier of ordinary shares pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Wright has been provided by Wright and information contained in this joint proxy statement/prospectus regarding Tornier has been provided by Tornier.

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, Tennessee 38117

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                         , 2015

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Wright Medical Group, Inc.:

You are cordially invited to attend a special meeting of shareholders of Wright Medical Group, Inc., a Delaware corporation, to be held at Wright’s corporate headquarters, located at 1023 Cherry Road, Memphis, Tennessee 38117, on                         , 2015, at              [a./p.m.], Central Time. The purpose of the meeting shall be to consider and vote upon the following matters:

1.	to adopt the agreement and plan of merger, dated as of October 27, 2014, among Wright, Tornier N.V., Trooper Holdings Inc. and Trooper Merger Sub Inc., a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and approve the merger of Trooper Merger Sub Inc. with and into Wright, with Wright as the surviving corporation and an indirect, wholly-owned subsidiary of Tornier N.V.;

2.	to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the proposed merger with Tornier as disclosed in the accompanying joint proxy statement/prospectus pursuant to the rules of the Securities and Exchange Commission;

3.	to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby; and

4.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

THE WRIGHT BOARD OF DIRECTORS RECOMMENDS THAT WRIGHT SHAREHOLDERS

VOTE “FOR” EACH OF THE PROPOSALS.

The above matters, the merger agreement and the proposed merger are described in detail in the accompanying joint proxy statement/prospectus. Please read the joint proxy statement/prospectus carefully in deciding how to vote.

The record date for the Wright special meeting is                         , 2015. Only holders of record of Wright shares at the close of business on the record date are entitled to notice of, and to vote at, the Wright special meeting, or any adjournment or postponement thereof. A complete list of such Wright shareholders will be available for examination by any such shareholder at Wright’s principal executive offices at 1023 Cherry Road, Memphis, Tennessee 38117, for a period of ten days prior to the Wright special meeting and on the day of the Wright special meeting.

Adoption of the merger agreement and approval of the proposed merger by Wright shareholders is a condition to the merger and requires the affirmative vote, in person or by proxy, of holders of a majority of the Wright shares outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement and approval of the proposed merger. Whether or not you plan to attend the special meeting, please promptly vote your Wright shares by calling the toll-free number found on your proxy card, accessing the internet site found on your proxy card, or by marking, dating, signing and returning all proxy cards you receive. By providing your proxy, you do not restrict your right to vote in person at the Wright special meeting. If your Wright shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction form furnished by the record holder.

Do not send any Wright share certificates at this time. If we complete the merger, we will notify you of the procedures for exchanging your share certificates for ordinary shares of the combined company.

By Order of the Board of Directors,

James A. Lightman

Senior Vice President,

General Counsel and Secretary

Memphis, Tennessee

                , 2015

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To Be Held On                 , 2015

To the shareholders of Tornier N.V.:

An extraordinary general meeting of the shareholders of Tornier N.V. will be held on                 , 2015, beginning at          [a./p.m.] Central European Time, at its principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The agenda for the extraordinary general meeting is as follows:

1.	opening;

2.	to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of October 27, 2014, among Tornier, Trooper Holdings Inc., Trooper Merger Sub Inc. and Wright Medical Group, Inc., a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and the transactions contemplated thereby, including the merger and the issuance of new ordinary shares in the capital of Tornier in connection with the merger pursuant to the existing designation of the Tornier board of directors;

3.	to consider and vote upon an advisory non-binding proposal to approve specified compensatory arrangements between Tornier and its named executive officers relating to the proposed merger with Wright, as disclosed in the accompanying joint proxy statement/prospectus pursuant to the rules of the Securities and Exchange Commission;

4.	to consider and vote upon a proposal to amend Tornier’s articles of association to change the company name to Wright Medical Group N.V., effective as of the effective time of the proposed merger with Wright;

5.	to consider and vote upon a proposal to amend Tornier’s articles of association to increase the authorized capital to €9,600,000 and the number of authorized Tornier ordinary shares to 320 million, effective as of the effective time of the proposed merger with Wright;

6.	to consider and vote upon a proposal to grant discharge to certain Tornier board members resigning effective as of the effective time of the proposed merger with Wright;

7.	to consider and vote upon a proposal to appoint Robert J. Palmisano and David H. Mowry as executive directors and the following eight individuals as non-executive directors: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman, in each case effective as of the effective time of the proposed merger with Wright, and to serve until the next annual general meeting of shareholders or, in each case, until the director’s earlier death, resignation or removal;

8.	to consider and vote upon a proposal to approve the Wright Medical Group N.V. amended and restated 2010 incentive plan, including approval of the increase in the number of Tornier ordinary shares issuable under the plan, effective as of the effective time of the proposed merger with Wright; and

9.	closing.

Many of the agenda matters are presented to the extraordinary general meeting of Tornier shareholders as a result of Tornier being organized under the laws of the Netherlands. Several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, Dutch governance provisions require certain discussion topics for general meetings of shareholders that are not voted on.

The Tornier board of directors has determined that all holders of record of Tornier ordinary shares as of the close of business on                  , 2015, according to American Stock Transfer & Trust Company, LLC, Tornier’s registrar and transfer agent, or such shareholders’ proxies, are entitled to notice of and to attend and vote at the Tornier extraordinary general meeting. If you wish to attend the Tornier extraordinary general meeting, however, you must notify the Tornier board of directors of your intention to do so no later than                  , 2015, by submitting your name and number of Tornier ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own Tornier ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in Tornier’s share register. If you own your Tornier ordinary shares through a broker and you wish to attend the Tornier extraordinary general meeting, you must notify the Tornier board of directors of your intention to do so no later than                  , 2015 and also provide Tornier with appropriate evidence of ownership of and authority to vote the shares no later than                  , 2015. Access to the Tornier extraordinary general meeting is permitted only after verification of personal identification.

It is important that your Tornier ordinary shares be represented at the Tornier extraordinary general meeting, regardless of the number of shares you hold and whether or not you plan to attend the Tornier extraordinary general meeting in person. Regardless of whether you plan to attend the Tornier extraordinary general meeting, you are encouraged to exercise your right to vote by following the instructions for voting on the proxy card you received for the meeting and by completing, signing, dating and returning your proxy card or voting by internet or telephone as described in the accompanying joint proxy statement/prospectus before the closing of those voting facilities at 11:59 p.m., Eastern Time, on                  , 2015. If you attend the Tornier extraordinary general meeting and prefer to vote in person, you may withdraw your proxy at that time.

By Order of the Board of Directors,

Kevin M. Klemz

Senior Vice President, Chief Legal Officer and

Secretary

Amsterdam, The Netherlands

                 , 2015

i

v

References to “Wright” and “Tornier” in this joint proxy statement/prospectus refer to Wright Medical Group, Inc. and Tornier N.V., respectively. References to the “combined company” or “Wright Medical Group N.V.” refer to Tornier and its consolidated subsidiaries, including Wright and its subsidiaries, after the merger. Except as otherwise noted, references to “we,” “us” or “our” refer to both Wright and Tornier. References to “Merger Sub” refer to Trooper Merger Sub Inc., a newly formed, indirect, wholly-owned subsidiary of Tornier, and a direct, wholly owned subsidiary of Trooper Holdings Inc. References to “Holdco” refer to Trooper Holdings Inc., a newly formed, direct, wholly-owned subsidiary of Tornier, and parent of Trooper Merger Sub Inc.

References to the “merger agreement” refer to that certain agreement and plan of merger, dated as of October 27, 2014, among Wright, Tornier, Merger Sub and Holdco. References to the “merger” refer to the merger of Merger Sub with and into Wright, with Wright surviving as the surviving entity and as an indirect, wholly-owned subsidiary of Tornier as contemplated under the merger agreement.

Except as otherwise noted, references to “Wright common stock” or “Wright shares” refer to common stock, par value $0.01 per share, of Wright and references to “Wright shareholders” refer to holders of Wright shares.

Except as otherwise noted, references to “Tornier ordinary shares” refer to ordinary shares, par value €0.03 per share, of Tornier and references to “Tornier shareholders” refer to holders of Tornier ordinary shares.

Wright owns or has rights to various trademarks, trade names or service marks, including Augment®, BIOTAPE®, EVOLVE®, EVOLVE® TRIADTM, GRAFTJACKET®, INBONE®, INFINITY®, MICRONAIL®, MITOE®, PROPHECY®, and Wright Medical Technology®.

Tornier owns or has rights to various trademarks, trade names or service marks, including Aequalis®, Aequalis Ascend®, Aequalis Ascend Flex™, Latitude®, Latitude EV®, Salto Talaris®, Salto Total Ankle®, Simpliciti®, Conexa™, BioFiber®, and Tornier®.

All other trademarks or trade names referred to in this joint proxy statement/prospectus are the property of their respective owners

QUESTIONS AND ANSWERS ABOUT THE MERGER AND MEETINGS

Set forth below are questions that you, as a Wright shareholder or a Tornier shareholder, may have regarding the merger and the other matters to be considered at the special meeting of shareholders of Wright or the extraordinary general meeting of shareholders of Tornier and the answers to those questions. Wright and Tornier urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters to be considered at such meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Wright is soliciting a proxy from holders of Wright shares and Tornier is soliciting a proxy from holders of Tornier ordinary shares to approve a strategic business combination of Wright and Tornier and related matters. On October 27, 2014, Wright, Tornier, Holdco and Merger Sub entered into a merger agreement, pursuant to which Merger Sub will merge with and into Wright, with Wright as the surviving corporation and an indirect wholly-owned subsidiary of Tornier. Wright will be the surviving corporation and, through the merger, will become an indirect, wholly-owned subsidiary of Tornier. Upon completion of the merger, Wright shareholders will receive Tornier ordinary shares in exchange for their Wright shares.

Q:	What are the proposals on which I am being asked to vote?

A:	Wright: At the special meeting of Wright shareholders, Wright shareholders will vote upon proposals to:

•	adopt the merger agreement and approve the merger of Merger Sub with and into Wright, with Wright as the surviving corporation and an indirect, wholly-owned subsidiary of Tornier;

•	approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the proposed merger; and

•	adjourn the Wright special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Wright special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

The Wright board of directors recommends that Wright shareholders vote their Wright shares “FOR” approval of each of the above proposals.

Tornier: At the extraordinary general meeting of Tornier shareholders, Tornier shareholders will vote upon proposals to:

•	approve the merger agreement and the transactions contemplated thereby;

•	approve, on a non-binding advisory basis, of the specified compensatory arrangements between Tornier and its named executive officers relating to the proposed merger;

•	approve an amendment to Tornier’s articles of association to change its company name, effective as of the effective time of the merger;

•	approve an amendment to Tornier’s articles of association to increase its authorized capital and ordinary shares, effective as of the effective time of the merger;

•	grant discharge to certain Tornier board members resigning effective as of the effective time of the merger;

•	appoint Robert J. Palmisano and David H. Mowry as executive directors and the following individuals as non-executive directors: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman, in each case effective as of the effective time of the merger, and to serve until the next annual general meeting of shareholders or, in each case, until the director’s earlier death, resignation or removal; and

•	approve the Wright Medical Group N.V. amended and restated 2010 incentive plan, effective as of the effective time of the merger.

The Tornier board of directors recommends that Tornier shareholders vote their Tornier ordinary shares “FOR” approval of each of the above proposals.

Q:	What will I receive in the merger?

A:	At the effective time, each Wright share will be converted into the right to receive 1.0309 Tornier ordinary shares. In addition, as of immediately prior to the effective time, (1) each option to acquire Wright shares that is then outstanding will be (or, to the extent it is unvested, will automatically become) fully vested and exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the merger (after giving effect to the acceleration of vesting as a result of the merger), that number of Tornier ordinary shares that is equal to the product of (i) the number of Wright shares subject to the option and (ii) 1.0309, rounded down to the nearest whole number of Tornier ordinary shares, at an exercise price per Tornier ordinary share equal to the quotient obtained by dividing the per share exercise price of the Wright option by 1.0309, rounded up to the nearest whole cent, (2) each Wright restricted share that is then outstanding will automatically become fully vested and free of any forfeiture restrictions and be converted into the right to receive 1.0309 Tornier ordinary shares and (3) each Wright restricted stock unit award that is then outstanding will automatically become fully vested and free of any forfeiture restrictions, and, at the effective time, be cancelled, extinguished and converted into the right to receive that number of Tornier ordinary shares that is equal to the product of (i) the total number of Wright shares underlying the award immediately prior to the effective time and (ii) 1.0309.

No fractional shares will be issued as a result of the merger. Any Wright shareholder who would otherwise be entitled to receive a fraction of a Tornier ordinary share pursuant to the merger will be paid an amount in cash determined in accordance with the amount of their fractional share interest, instead of such fractional share.

Tornier shareholders will not receive any merger consideration and will continue to hold their Tornier ordinary shares after giving effect to the merger.

Q:	What is the value of the merger consideration?

A:	Because Tornier will issue a fixed number of Tornier ordinary shares in exchange for each Wright share, the market value of the merger consideration that Wright shareholders will receive will depend on the price per share of Tornier ordinary shares at the effective time of the merger. That price will not be known at the time of the Wright special meeting or the Tornier extraordinary general meeting and may be less or more than the current market price or the market price at the time of the shareholder meetings. Based on the closing price on the NASDAQ Global Select Market on , 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 1.0309 Tornier ordinary shares to be received in respect of each Wright common share was $ .

Q:	What percentage of the combined company will Wright and Tornier shareholders own following the merger?

A:	Upon consummation of the merger, the former shareholders of Wright are expected to own approximately 52% of the combined company and the pre-merger shareholders of Tornier are expected to own approximately 48%, in each case, calculated on a fully-diluted basis (using the treasury method).

Q:	When and where will the shareholder meetings be held?

A:	Wright: The Wright special meeting will be held at Wright’s corporate headquarters, located at 1023 Cherry Road, Memphis, Tennessee 38117, on , 2015, at [a./p.m.], local time.

Tornier: The Tornier extraordinary general meeting will be held at Tornier’s principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, on                  , 2015, at             [a./p.m.], local time.

Q:	Who is entitled to attend the Wright and Tornier meetings?

A:	Wright: All Wright shareholders as of the record date for the Wright special meeting, or their duly appointed proxies, are invited to attend the Wright special meeting.

Tornier: All holders of Tornier ordinary shares on the record date for the Tornier extraordinary general meeting, or their duly appointed proxies, are invited to attend the Tornier extraordinary general meeting. If a Tornier shareholder wishes to attend the Tornier extraordinary general meeting, however, the Tornier shareholder must notify the Tornier board of directors of the Tornier shareholder’s intention to do so no later than                  , 2015, by submitting his/her name and number of Tornier ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If a Tornier shareholder owns Tornier ordinary shares through a broker and wishes to attend the Tornier extraordinary general meeting, the Tornier shareholder must notify the Tornier board of directors of his/her intention to do so no later than                  , 2015 and also provide Tornier with appropriate evidence of ownership of and authority to vote the shares no later than                  , 2015.

Q:	Who is entitled to vote at the Wright and Tornier meetings?

A:	Wright: Wright has fixed , 2015 as the record date for the Wright special meeting. If you were a Wright shareholder as of the close of business on such date, you are entitled to vote on matters that come before the Wright special meeting. All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than [a./p.m.], New York City time, on , 2015 to be counted.

Tornier: Tornier has fixed                  , 2015 the record date for the Tornier extraordinary general meeting. If you are a Tornier shareholder as of the close of business on such date, you are entitled to vote on matters that come before the Tornier extraordinary general meeting. All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than             [a./p.m.], New York City time, on                  , 2015 to be counted.

Q:	How many votes do I have?

A:	Wright: You are entitled to one vote for each outstanding Wright share that you owned as of the close of business on the Wright record date. As of the close of business on the Wright record date, there were approximately outstanding Wright shares.

Tornier: You are entitled to one vote for each Tornier ordinary share that you owned as of the close of business on the Tornier record date. As of the close of business on the Tornier record date, there were approximately             outstanding Tornier ordinary shares.

Q:	How do I vote?

A:	Wright: If you are a registered holder of Wright shares as of the close of business on the record date for the Wright special meeting, you may vote in person by attending such meeting or by proxy. You may vote in any of the following ways:

•	in person at the Wright special meeting;

•	by internet—go to www.proxyvote.com and follow the instructions for internet voting as shown on your proxy card. You do not need to return your proxy card if you vote using the internet;

•	by telephone— banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885 and follow the instructions. You do not need to return your proxy card if you vote by telephone; or

•	by mail— complete, sign, date and mail the proxy card in the envelope and return it as soon as possible to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, or return by email at proxy@mackenziepartners.com.

All votes made by proxy must be received (whether delivered by mail, telephone or the internet) no later than             [a./p.m.], New York City time, on                     , 2015 to be counted.

If you are a beneficial owner of Wright shares held in “street name,” please follow the voting instructions provided by your broker, bank or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee to ensure that your shares are represented at the Wright special meeting.

Tornier: If you are a registered holder of Tornier ordinary shares as of the close of business on the record date for the Tornier extraordinary general meeting, you can vote in person by attending such or by proxy. You may vote in any of the following ways:

•	in person at the Tornier extraordinary general meeting;

•	by internet—go to www.proxyvote.com and follow the instructions for internet voting shown on your proxy card. You do not need to return your proxy card if you vote using the internet;

•	by telephone—call 1-800-690-6903 in the United States, Canada and Puerto Rico and follow the instructions. You do not need to return your proxy card if you vote by telephone; or

•	by mail—complete, sign, date and mail the proxy card in the envelope and return it as soon as possible.

All votes made by proxy must be received (whether delivered by mail, telephone or internet) no later than             [a./p.m.], New York City time, on                     , 2015 to be counted.

If you are a beneficial owner of Tornier ordinary shares held in “street name,” then you will have received this material from your broker or other nominee seeking your instructions as to how you wish your shares to be voted. In that case, follow the procedures specified on your broker’s or other nominee’s voting instruction form provided to you by your nominee to ensure that your shares are represented at the Tornier extraordinary general meeting.

Q:	My shares are held in “street name” by my broker, or I am a non-registered shareholder. Will my broker automatically vote my shares for me?

A:	No. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” You are not the “record holder” or “registered holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, unless your broker, bank or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Wright or Tornier or by voting in person at your meeting unless you first provide a proxy from your broker, bank or other nominee.

If you are a Wright shareholder and you do not instruct your broker, bank or other nominee on how to vote your Wright shares, your broker, bank or other nominee will not vote your shares over which they do not have discretionary authority. This broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby, and will have no effect on the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger, and the proposal to adjourn the Wright special meeting, if necessary or appropriate, to solicit additional proxies if necessary or appropriate.

If you are a Tornier shareholder and you do not instruct your broker, bank or other nominee on how to vote your Tornier ordinary shares, your broker, bank or other nominee will not vote your shares over which they do not have discretionary authority. This broker non-vote will have no effect on the proposal to approve the merger agreement and the transactions contemplated thereby or the other proposals being submitted to a vote of the Tornier shareholders. In addition, this broker non-vote will not count as shares present at the Tornier extraordinary general meeting or for the purpose of determining the number of votes cast.

Q:	What vote is required to approve each proposal?

A:	Wright: The proposal at the Wright special meeting to adopt the merger agreement and approve the merger requires the affirmative vote of holders of a majority of the Wright shares outstanding as of the close of business on the record date for the Wright special meeting.

The proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger requires the affirmative vote of at least a majority of the Wright shares represented either in person or by proxy at the special meeting and entitled to vote, although such vote will not be binding on Wright or its board of directors or any of its committees.

The proposal to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby; and requires the affirmative vote at least a majority of the Wright shares represented, in person or by proxy, at the special meeting, whether or not a quorum is present.

Tornier: The affirmative vote of a simple majority of the votes cast in person or by proxy at the Tornier extraordinary general meeting and entitled to vote on the proposal is required to approve the merger agreement and the transactions contemplated thereby, including the merger, and each of the other proposals being submitted to a vote of the Tornier shareholders at the Tornier extraordinary general meeting. With respect to the appointment of directors, in accordance with Dutch law and Tornier’s articles of association, the Tornier board of directors has made binding nominations for the positions on the Tornier board of directors, as described in this document. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the Tornier board of directors was set aside. At the extraordinary general meeting, votes in respect of the appointment of a member of the Tornier board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto. These binding nominations may be overridden by a vote of two-thirds of the votes cast at the extraordinary general meeting if such two-thirds vote constitutes more than one-half of Tornier’s issued share capital, in which event a new meeting would need to be called at which the resolution for appointment of a member of the Tornier board of directors would require majority of two-thirds of the votes cast, representing more than one-half of the issued share capital.

Q:	What will happen if I fail to vote or I abstain from voting?

A:

Wright: If you are a Wright shareholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to adopt the merger agreement and approve the transactions contemplated thereby. If you are a Wright shareholder and are present in person at the Wright special meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the proposal to approve, on an advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger and against the proposal to approve the adjournment of the Wright special meeting. If you are a Wright shareholder and are not present in person at the Wright special meeting and do not respond by proxy, this will have no effect on the vote held on the proposal to approve, on an advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger or on the proposal to approve the adjournment of the Wright special meeting. Failure to instruct your broker, bank or other nominee to vote will also have no effect on the votes held on the proposals described in the previous sentence.

Tornier: If you are a Tornier shareholder and fail to vote or fail to instruct your broker, bank or other nominee to vote, it will have no effect on any of the Tornier proposals, assuming at least one-third of the outstanding ordinary shares are present. Tornier ordinary shares that are represented by broker non-votes will not count as shares present at the Tornier extraordinary general meeting or for the purpose of determining the number of votes cast.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record of Wright shares or a holder of record of Tornier ordinary shares and sign and return your proxy card without indicating how to vote on any particular proposal, the Wright shares or Tornier ordinary shares represented by your proxy will be voted in accordance with the recommendations of the Wright board of directors or the Tornier board of directors, as applicable.

Q:	What constitutes a quorum?

A:	Wright: A majority of the outstanding Wright shares entitled to vote at the Wright special meeting must be represented in person or by proxy at the Wright special meeting in order to constitute a quorum for the transaction of business at the Wright special meeting. Abstentions and broker non-votes will be counted as present at the meeting for the purpose of determining whether there is a quorum.

Tornier: Tornier’s articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding ordinary shares are represented. If a quorum is not represented at the Tornier extraordinary general meeting, a new meeting may be convened at which the resolution may, in principle, be passed, irrespective of the part of the capital represented at such meeting. Broker non-votes will not count as shares present at the Tornier extraordinary general meeting or for the purpose of determining the number of votes cast.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a Wright shareholder of record, you may revoke your proxy and change your vote at any time before it is voted at the Wright special meeting by:

•	voting again by internet, telephone or mail at a later time before the closing of these voting facilities at [a./p.m.], New York City time, on , 2015;

•	submitting a duly executed proxy card bearing a later date;

•	giving a written notice of revocation of the proxy’s authority to Wright’s Corporate Secretary; or

•	if you are a registered shareholder, attending the Wright special meeting and voting in person.

If you are a record holder of Tornier ordinary shares as of the close of business on the record date for the Tornier extraordinary general meeting, you may change your vote or revoke a proxy at any time prior to its exercise at the Tornier extraordinary general meeting by:

•	voting again by internet, telephone or mail at a later time before the closing of these voting facilities at [a./p.m.], New York City time, on , 2015;

•	submitting a duly executed proxy card bearing a later date;

•	giving a written notice of revocation of the proxy’s authority to Tornier’s Senior Vice President, Chief Legal Officer and Secretary; or

•	if you are a registered shareholder, attending the extraordinary general meeting and voting in person.

If you hold Wright shares or Tornier ordinary shares in “street name,” you should follow the instructions of your brokerage firm, bank or other nominee regarding the revocation of proxies.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Wright shares?

A:	Wright expects that, generally, a U.S. shareholder of Wright should recognize gain, if any, but not loss, on the receipt of Tornier ordinary shares in exchange for Wright shares pursuant to the merger. The amount of gain recognized should equal the excess, if any, of the fair market value of the Tornier ordinary shares received in the merger over the U.S. shareholder’s adjusted tax basis in the Wright shares. A U.S. shareholder will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. Wright recommends that each of its U.S. shareholders consult its own tax adviser as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws. See “Material Tax Consequences of the Merger” beginning on page [—].

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger as soon as reasonably practicable. We currently expect that the closing could occur as early as the second quarter of 2015 but more likely in the third quarter of 2015. However, the merger is subject to various regulatory and third party approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] and “Risk Factors” beginning on page [—].

Q:	Are shareholders entitled to appraisal and dissenter’s rights?

A:	Wright: The Wright shareholders are not entitled to appraisal or dissenter’s rights in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus. See “The Merger—Appraisal and Dissenter’s Rights” beginning on page [—].

Tornier: The Tornier shareholders are not entitled to appraisal or dissenter’s rights in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus. See “The Merger—Appraisal and Dissenter’s Rights” beginning on page [—].

Q: What do I need to do now?

A:	Carefully read and consider the information contained in, and incorporated by reference into, this joint proxy statement/prospectus, including its Annexes, then please authorize a proxy to vote your Wright shares or Tornier ordinary shares as soon as possible so that your shares may be represented at the applicable shareholder meeting.

Q:	Do I need to do anything with my Wright shares or Tornier ordinary shares now?

A:	No.

Wright: After the merger is completed, your Wright shares will be converted automatically into the right to receive 1.0309 Tornier ordinary shares. You do not need to take any action at the current time.

As soon as possible after the merger, the escrow and exchange agent will mail each holder of record of Wright shares a letter of transmittal and instructions for use in surrendering their Wright shares in exchange for Tornier ordinary shares pursuant to the merger.

Tornier: You are not required to take any action with respect to your Tornier ordinary shares.

Q:	Who is soliciting my proxy?

A:	Wright: The Wright board of directors and members of management are soliciting your proxy for use at the Wright special meeting and any adjournment or postponement thereof. All associated costs of the proxy solicitation by Wright will be borne by Wright. In addition to the use of the mail, proxies may be solicited directly by directors, officers and other employees of Wright, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Wright also will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares held of record by such nominees. Wright will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses. Wright has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $25,000, plus reasonable out-of-pocket expenses, for these services.

Tornier: The Tornier board of directors is soliciting your proxy for use at the Tornier extraordinary general meeting. All associated costs of the proxy solicitation will be borne by Tornier. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of Tornier, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Tornier also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Q:	What if I hold shares in both Wright and Tornier?

A:	If you are a shareholder of both Wright and Tornier, you will receive two separate packages of proxy materials. A vote as a Wright shareholder will not count as a vote as a Tornier shareholder, and a vote as a Tornier shareholder will not count as a vote as a Wright shareholder. Therefore, please separately vote your Wright shares and Tornier ordinary shares.

Q:	Who can help answer my questions?

A:	Wright shareholders who have questions about the merger or the other matters to be voted on at the Wright special meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Telephone: (800) 322-2885

Email: proxy@mackenziepartners.com

Tornier shareholders who have questions about the merger or the other matters to be voted on at the Tornier extraordinary general meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Kevin M. Klemz

Senior Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

Telephone: (952) 426-7654

Email: kevin.klemz@tornier.com

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the Wright special meeting and the Tornier extraordinary general meeting, you should read this entire joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which you are referred herein. See “Where You Can Find More Information” beginning on page [—].

Information about the Companies

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

Telephone: +31 (20) 675-4002

Tornier is a global medical device company focused on providing solutions to surgeons who treat musculoskeletal injuries and disorders of the shoulder, elbow, wrist, hand, ankle and foot. Tornier’s broad offering of over 90 product lines includes joint replacement, trauma, sports medicine, and biologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets. Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world. In the United States, approximately 350 U.S. sales representatives sell Tornier products, including approximately 170 direct representatives, 85% of which are dedicated to either upper or lower extremities. Tornier’s international sales and distribution system is tailored to the needs and requirements of each individual market and consists of 12 direct sales offices and approximately 25 distributors that sell its products in approximately 40 countries. Tornier is a public limited liability company incorporated under the laws of the Netherlands. Tornier ordinary shares are listed on the NASDAQ Global Select Market under the symbol “TRNX.”

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, Tennessee 38117

Telephone: +1 (901) 290-5817

Wright is a global orthopaedic company that provides surgical solutions for the foot and ankle market. Wright markets its products in over 60 countries worldwide. Wright’s business includes products that are used primarily in foot and ankle repair, upper extremity products, and biologics products, which are used to replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients. Wright has an extensive foot and ankle product portfolio and approximately 200 specialized foot and ankle sales representatives in the United States. Wright was incorporated in Delaware on November 23, 1999. Wright shares are listed on the NASDAQ Global Select Market under the symbol “WMGI.”

Trooper Holdings Inc.

c/o Tornier Inc.

10801 Nesbitt Avenue South

Bloomington, Minnesota 55437

Telephone: +1 (952) 426-7000

Holdco is a Delaware corporation and a newly formed, direct, wholly-owned subsidiary of Tornier. Holdco was incorporated on October 24, 2014 for the purposes of effecting the merger and continuing as the holding company of the surviving company of the merger thereafter. To date, Holdco has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed merger.

Trooper Merger Sub Inc.

c/o Tornier Inc.

10801 Nesbitt Avenue South

Bloomington, Minnesota 55437

Telephone: +1 (952) 426-7000

Merger Sub is a Delaware corporation and a newly formed, indirect, wholly-owned subsidiary of Tornier. Merger Sub was formed on October 24, 2014 for the sole purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Summary of the Merger

If the merger is completed, Merger Sub will merge with and into Wright, with Wright surviving the merger as an indirect, wholly-owned subsidiary of Tornier. After the merger, Tornier and its consolidated subsidiaries, including Wright and its subsidiaries, will operate as a combined company under the name Wright Medical Group N.V. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger. For a more complete discussion of the merger, see “The Merger” and “The Merger Agreement” beginning on pages [—] and [—], respectively.

Recommendation of the Wright Board of Directors and Wright’s Reasons for the Merger

After careful consideration, the Wright board of directors recommends that Wright shareholders vote “FOR” each of the proposals being submitted to a vote of the Wright shareholders at the Wright special meeting.

In reaching its decision, the Wright board of directors considered a number of factors as generally supporting its decision to enter into the merger agreement, including, among others, the expectation that the merger would create a larger, premier extremities-biologics company; the highly complementary nature of Wright’s and Tornier’s businesses, products and geographic markets; the expectation that the combined company will be better positioned to pursue an aggressive growth strategy in comparison to Wright on a stand-alone basis; the belief that the combined company, in light of its larger scale, more comprehensive product offering and market presence, will be better positioned to meet the challenges facing the orthopaedic industry, including possible additional industry consolidation; the fact that Wright shareholders will own approximately 52% of the combined company immediately following completion of the merger; the governance arrangements contained in the merger agreement; the fact that the name of the combined company will be “Wright Medical Group N.V.”; and the fact that the ordinary shares of the combined company will be listed on the NASDAQ Global Select Market under Wright’s current trading symbol “WMGI”.

The Wright board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, among others, the risk that the merger might not be completed in a timely manner; risks related to regulatory approvals necessary to complete the merger; risks related to certain terms of the merger agreement (including restrictions on the conduct of Wright’s business prior to completion of the merger and the requirement that Wright pay Tornier a termination fee and expense reimbursement in certain circumstances); risks related to the diversion of management and resources from other strategic opportunities; challenges and difficulties relating to integrating the operations of Wright and Tornier, and the fact that the combined company likely will need additional financing to satisfy its anticipated liquidity challenges.

For a more complete description of Wright’s reasons for the merger and the recommendation of the Wright board of directors, see “The Merger—Recommendation of the Wright Board of Directors and Wright’s Reasons for the Merger,” beginning on page [—].

Recommendation of the Tornier Board of Directors and Tornier’s Reasons for the Merger

After careful consideration, the Tornier board of directors recommends that Tornier shareholders vote “FOR” each of the proposals being submitted to a vote of the Tornier shareholders at the Tornier extraordinary general meeting.

In reaching its decision, the Tornier board of directors considered a number of factors as generally supporting its decision to enter into the merger agreement, including, among others, the expectation that the merger would create a larger, premier extremities-biologics company; the highly complementary nature of Tornier’s and Wright’s businesses, products and geographic markets; the expectation that the combined company will be better positioned to pursue an aggressive growth strategy in comparison to Tornier on a stand-alone basis; the belief that the combined company, in light of its larger scale, more comprehensive product offering and market presence, will be better positioned to meet the challenges facing the orthopaedic industry, including possible additional industry consolidation; the fact that Tornier shareholders will own approximately 48% of the combined company immediately following completion of the merger; the 28% premium to Tornier shareholders implied by the exchange ratio, based on a calculation of the share prices of Tornier and Wright on October 24, 2014, the last trading day prior to the parties entering into the merger agreement; and the governance arrangements contained in the merger agreement.

The Tornier board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, among others, the risk that the merger might not be completed in a timely manner; risks related to regulatory approvals necessary to complete the merger; risks related to certain terms of the merger agreement (including restrictions on the conduct of Tornier’s business prior to completion of the merger and the requirement that Tornier pay Wright a termination fee and expense reimbursement in certain circumstances); risks related to the diversion of management and resources from other strategic opportunities; challenges and difficulties relating to integrating the operations of Tornier and Wright; and the fact that the combined company likely will need additional financing to satisfy its anticipated liquidity challenges.

For a more complete description of Tornier’s reasons for the merger and the recommendation of the Tornier board of directors, see “The Merger—Recommendation of the Tornier Board of Directors and Tornier’s Reasons for the Merger,” beginning on page [—].

Opinion of J.P. Morgan Securities LLC

On October 27, 2014, at the meeting of the Wright board of directors at which the merger was approved, J.P. Morgan Securities LLC, which we refer to in this joint proxy statement/prospectus as J.P. Morgan, one of Wright’s financial advisors in connection with the merger, rendered to the Wright board of directors an oral opinion, confirmed by delivery of a written opinion, dated October 27, 2014, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its opinion, the exchange ratio of 1.0309 Tornier ordinary shares to be received for each share of Wright common stock as provided for in the merger agreement was fair, from a financial point of view, to the holders of Wright common stock.

The full text of the written opinion of J.P. Morgan dated as of October 27, 2014, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Wright shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Wright board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness, from a financial point of view, to holders of Wright common stock of the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Wright or as to the underlying decision by Wright to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Wright as to how such shareholder should vote with respect to the merger or any other matter.

For a description of the opinion that the Wright board of directors received from J.P. Morgan, see “The Merger—Opinions of Wright’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page [—].

Opinion of Perella Weinberg Partners LP

Perella Weinberg Partners LP, which we refer to in this joint proxy statement/prospectus as “Perella Weinberg”, rendered its oral opinion, subsequently confirmed in writing, to the Wright board of directors that, as of October 27, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the written opinion, the exchange ratio of 1.0309 Tornier ordinary shares to be received for each share of Wright common stock as provided for in the merger agreement was fair, from a financial point of view, to the holders of Wright common stock (other than Tornier or any of its affiliates).

The full text of Perella Weinberg’s written opinion, dated October 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D and is incorporated by reference herein. Holders of Wright shares are urged to read Perella Weinberg’s opinion carefully and in its entirety. The opinion does not address Wright’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative that may have been available to Wright. The opinion does not constitute a recommendation to any holder of Wright shares or Tornier ordinary shares as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which Wright shares or Tornier ordinary shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger, or any consideration received in connection with the merger, to the holders of any other class of securities, creditors or other constituencies of Wright. Perella Weinberg provided its opinion for the information and assistance of the Wright board of directors in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

For a description of the opinion that the Wright board of directors received from Perella Weinberg, see “The Merger—Opinions of Wright’s Financial Advisors—Opinion of Perella Weinberg Partners LP” beginning on page [—].

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Tornier’s financial advisor, delivered to the Tornier board of directors a written opinion, dated

October 26, 2014, as to the fairness to Tornier, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger. The full text of the written opinion, dated October 26, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Tornier board of directors (in its capacity as such) for the benefit and use of the Tornier board of directors in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Tornier or in which Tornier might engage or as to the underlying business decision of Tornier to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

For a description of the opinion that the Tornier board of directors received from BofA Merrill Lynch, see “The Merger—Opinion of Tornier’s Financial Advisor” beginning on page [—].

Risk Factors

Both Wright and Tornier are subject to various risks associated with their respective businesses and financial condition. In addition, the merger, as well as the possibility that the merger may not be completed, pose a number of risks to Wright and Tornier and their respective shareholders, including, among others:

•	the exchange ratio is fixed and will not be adjusted in the event of any change in the price of either Wright shares or Tornier ordinary shares;

•	the obligation of Wright and Tornier to complete the merger is conditioned on, among other things, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”), which if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger;

•	the merger is subject to certain other conditions to closing that could result in the merger not being consummated or being delayed, either of which could negatively impact the share price and future business and operating results of Wright and Tornier;

•	the merger agreement contains provisions that restrict Wright’s and Tornier’s ability to pursue alternatives to the merger and, in specified circumstances, could require Wright or Tornier to pay the other party a termination fee and expense reimbursement;

•	whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in the businesses of Wright and Tornier, which could have an adverse effect on the businesses and operating results of Wright and Tornier; and

•	the Tornier ordinary shares to be received by Wright shareholders as a result of the merger will have different rights from Wright shares.

In addition, Wright, Tornier and the combined company are subject to various risks associated with their respective businesses. These risks are discussed in greater detail under “Risk Factors” beginning on page [—], and in documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page [—]. Wright and Tornier both encourage you to read and consider all of these risks carefully.

Closing and Timing of the Merger

The completion of the merger will occur at a date and time to be specified jointly by Tornier and Wright, which will be no later than three business days after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing of the merger (other than those conditions that by their terms are to be satisfied at the closing, subject to the satisfaction or waiver of those conditions).

Tornier and Wright hope to complete the merger as soon as reasonably practicable. Tornier and Wright currently expect that the closing could occur as early as the second quarter of 2015 but more likely in the third quarter of 2015. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Tornier and Wright could result in the merger being completed at a later time, or not at all.

Merger Consideration to Wright Shareholders

At the effective time of the merger, each outstanding Wright share will be converted into the right to receive 1.0309 fully paid and nonassessable Tornier ordinary shares, other than Wright shares held by Tornier, Merger Sub, any wholly-owned subsidiary of Tornier or Wright, or by Wright as treasury shares, which will be canceled and retired and cease to exist.

Tornier will not issue fractional Tornier ordinary shares or certificates for fractional Tornier ordinary shares in connection with the merger. Each Wright shareholder that otherwise would have been entitled to receive a fraction of a Tornier ordinary share will receive, in lieu thereof and upon surrender of such Wright share certificate or uncertificated share, an amount in cash that is described in detail under “The Merger Agreement—Escrow and Exchange Agent.”

For a more complete discussion of the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page [—].

Treatment of Wright Options and Other Wright Equity-Based Awards

Stock Options. Immediately prior to the effective time, each option to acquire Wright shares that is then outstanding will be (or, to the extent it is unvested, will automatically become) fully vested and be exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the merger (after giving effect to the acceleration of vesting as a result of the merger), a number of Tornier ordinary shares. The number of Tornier ordinary shares subject to the new option will be equal to the product of (i) the number of Wright shares subject to the existing option and (ii) 1.0309 (rounding fractional shares down to the nearest whole share). The exercise price per share under the new option will be equal to (i) the exercise price per share of the Wright option divided by (ii) 1.0309 (rounded up to the nearest whole cent).

Restricted Stock. Immediately prior to the effective time, each share of Wright restricted stock that is then outstanding will automatically become fully vested and free of any forfeiture restrictions and will be converted into the right to receive 1.0309 ordinary shares of Tornier, as described under “The Merger Agreement—Merger Consideration to Wright Shareholders.”

Restricted Stock Unit Awards. Immediately prior to the effective time, each Wright restricted stock unit award that is then outstanding will automatically become fully vested and free of any forfeiture restrictions and, at the effective time, will be cancelled, extinguished, and converted into a right to receive a number of Tornier ordinary shares equal to the product of (i) the total number of Wright shares underlying the award immediately prior to the effective time and (ii) 1.0309.

For a more complete discussion of the treatment of Wright stock options and other equity-based awards, see “The Merger—Treatment of Wright Options and Other Wright Equity-Based Awards” beginning on page [—].

Management of the Combined Company After the Merger

Upon completion of the merger, the board of directors of the combined company will consist of ten directors, including two executive directors and eight non-executive directors. The two executive directors will be Robert J. Palmisano and David H. Mowry and the eight non-executive directors will be: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman. In each case, these directors will be appointed effective as of the effective time of the merger to serve until the next annual general meeting of shareholders or until their respective successors are elected and qualified. Information regarding these individuals, including their biographical information, can be found under “Tornier Voting Proposal No. 6—Appointment of Directors—Additional Information About Executive Director Nominees” and “Tornier Voting Proposal No. 6—Appointment of Directors—Additional Information About Non-Executive Director Nominees.”

Upon completion of the merger, it is expected that Robert J. Palmisano, Wright’s current President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company, and David H. Mowry, Tornier’s current President and Chief Executive Officer, will serve as Executive Vice President and Chief Operating Officer of the combined company. Lance A. Berry, Wright’s current Senior Vice President and Chief Financial Officer, will serve as Senior Vice President and Chief Financial Officer of the combined company. Although the general terms of Mr. Palmisano’s, Mr. Mowry’s and Mr. Berry’s compensation arrangements with the combined company have been discussed, no agreements reflecting such terms have been finalized as of the date of this joint proxy statement/prospectus. These matters are subject to further negotiations and discussions and there can be no assurance that the parties will reach agreement.

For a more complete discussion of the management of the combined company after the merger, including other anticipated members of the executive team, see “The Merger—Board of Directors and Management After the Merger” beginning on page [—].

Interests of Wright’s Directors and Officers in the Merger

In considering the recommendation of the Wright board of directors to Wright shareholders to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by the Wright shareholders at the Wright special meeting, Wright shareholders should be aware that members of the Wright board of directors and Wright’s officers have interests in the merger that may be different from, or in addition to, or conflict with, the interests of Wright shareholders.

Interests of the Wright directors and officers relate to:

•	the board of directors of the combined company will include Robert J. Palmisano, Gary D. Blackford, John L. Miclot, Amy S. Paul and David D. Stevens, all of whom are current members of the Wright board of directors, and such directors, with the exception of Mr. Palmisano, are expected to receive cash and equity compensation for such service;

•	Mr. Palmisano will be appointed President and Chief Executive Officer of the combined company and is expected to receive cash and equity compensation for such service;

•	Mr. Berry will be appointed Senior Vice President and Chief Financial Officer of the combined company and is expected to receive cash and equity compensation for such service;

•	other officers of the combined company will be from Wright’s existing management team and such officers will receive compensation for such service;

•	the accelerated vesting of all unvested Wright stock options, exercisable for an aggregate of 1,841,548 Wright shares at exercise prices ranging from $3.99 to $31.30 per Wright share, and all restricted stock awards held by the Wright directors and officers;

•	Mr. Palmisano will be entitled to receive the following benefits in the event that Wright terminates his employment without “cause” or Mr. Palmisano terminates his employment for “good reason” (each as defined in his employment agreement) within 24 months following the merger: accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to 72 months base salary (which is intended to represent his base salary plus target bonus for three years), plus target bonus for the year of termination, and COBRA continuation coverage, outplacement assistance and financial planning services for one year following termination of employment; and

•	each of Lance A. Berry, Pascal E.R. Girin, Kevin D. Cordell and Jason R. Senner will be entitled to receive the following benefits in the event that Wright terminates his employment without “cause” or the executive terminates his employment for “good reason” (each as defined in their respective employment agreements) within 12 months following the merger: accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to 200% of his base salary and target annual bonus, plus an amount equal to his pro-rated target bonus for the year of termination, COBRA continuation coverage for 18 months following a termination of employment, outplacement assistance and financial planning services for two years following termination of employment, and two times the annual supplemental executive officer insurance benefit provided to such executive prior to his date of termination.

The Wright board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Wright shareholders approve the merger agreement and the transactions contemplated thereby, including the merger, and related matters. Other than full disclosure of these potential conflicts of interest, the Wright board of directors did not take any other steps to alleviate such potential conflicts of interest since it did not consider such potential conflicts of interest to be material in connection with its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and related matters.

For a more complete discussion of the interests of the directors and executive officers of Wright in the merger, see “The Merger—Interests of Wright’s Directors and Executive Officers in the Merger” beginning on page [—].

Interests of Tornier’s Directors and Officers in the Merger

In considering the recommendations of the Tornier board of directors to Tornier shareholders to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by Tornier shareholders at the Tornier extraordinary general meeting, Tornier shareholders should be aware that members of the Tornier board of directors and Tornier officers have interests in the merger that may be different from, or in addition to, or conflict with, the interests of Tornier shareholders.

Interests of the Tornier directors and officers include the following:

•	the board of directors of the combined company will include David H. Mowry, Sean D. Carney, Kevin C. O’Boyle, Richard F. Wallman and Elizabeth H. Weatherman, all of whom are current members of the Tornier board of directors, and such directors, with the exception of Mr. Mowry, will receive cash and equity compensation for such service;

•	Mr. Mowry will be appointed Executive Vice President and Chief Operating Officer of the combined company and will receive cash and equity compensation for such service;

•	other officers of the combined company will be from Tornier’s existing management team and such officers will receive compensation for such service;

•	the accelerated vesting of all unvested Tornier stock options, exercisable for an aggregate of 491,551 Tornier ordinary shares at exercise prices ranging from $17.28 to 27.31 per Tornier ordinary share, and all restricted stock unit awards held by the Tornier directors and officers;

•	each of Mr. Mowry, Shawn T McCormick, Gordon W. Van Ummersen, Terry M. Rich, Greg Morrison and Kevin M. Klemz will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his base salary plus target bonus for the year of termination and health and welfare benefit continuation for 12 months following termination in the event that Tornier, Inc., a subsidiary of Tornier, terminates his employment without “cause” or the executive terminates his employment for “good reason” (each as defined in their respective employment agreements) within 12 months following the merger; and

•	Stéphan Epinette will be entitled to gross monthly salary continuation and health and welfare benefit continuation for 12 months following termination of employment, as well as a payment equal to Mr. Epinette’s target annual bonus and French incentive compensation scheme payment for the year of his termination in the event that Tornier SAS, a subsidiary of Tornier, terminates his employment for reasons other than negligence or serious misconduct within 12 months following the merger. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to Tornier’s annual cash incentive bonus program. In addition, subject to his compliance with his noncompetition obligation, if Mr. Epinette experiences a voluntary or involuntary termination of employment for any reason, he will be entitled to monthly allowance equal to the average compensation received during his past 12 months within the company.

The Tornier board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Tornier shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. Other than full disclosure of these potential conflicts of interest, the Tornier board of directors did not take any other steps to alleviate such potential conflicts of interest since it did not consider such potential conflicts of interest to be material in connection with its decision to approve the merger agreement and the transactions contemplated thereby, including the merger.

For a more complete discussion of the interests of the directors and executive officers of Tornier in the merger, see “The Merger—Interests of Tornier’s Directors and Officers in the Merger” beginning on page [—].

Conditions to Completion of the Merger

The obligations of Tornier and Wright to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Tornier and Wright of the following conditions:

•	obtaining the approval of the required percentage of Tornier ordinary shares in accordance with article 23, section 2, of Tornier’s articles of association to (i) issue Tornier ordinary shares in connection with the merger pursuant to the existing designation of the Tornier board of directors to issue Tornier ordinary shares; (ii) approve the merger agreement and the transactions contemplated thereby; and (iii) adopt any other resolution necessary to effect the transaction contemplated by the merger agreement;

•	obtaining the Wright shareholder approval of the adoption of the merger agreement and consummation of the transactions contemplated thereby, including the merger;

•	no provision of any applicable law and no decree, injunction, or order (preliminary or otherwise) being in effect that prohibits the consummation of the merger or the other transactions contemplated under the merger agreement;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act, and no stop order having been issued;

•	the waiting period (and any extension thereof) under the HSR Act having expired or been terminated;

•	there being no action pending against Tornier, Holdco, Merger Sub or Wright or any of their respective affiliates by any governmental body (i) seeking to enjoin or make illegal, delay, or otherwise restrain or prohibit the consummation of, or to have rescinded, the merger; (ii) seeking material damages in connection with the merger; (iii) seeking to compel Wright, Tornier, or any of their respective subsidiaries to dispose of or hold separate any assets as a result of the merger that, individually or together with other divested assets, generated U.S. revenue in excess of $15 million during the twelve months ended September 30, 2014; or (iv) seeking to impose any criminal sanctions or liability on Tornier, Holdco, Merger Sub or Wright in connection with the merger;

•	the representations and warranties of the other party, other than the representations relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization, and enforceability of the merger agreement and to each party’s capital structure, (i) to the extent qualified by material adverse effect, being true and correct and; (ii) to the extent not qualified by material adverse effect, being true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, in the case of (i) and (ii), as of the closing date (except for those representations and warranties that were made as of a specified date, which need be true and correct, subject to such qualifications, only as of such specified date);

•	the representations and warranties of the other party relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization, and enforceability of the merger agreement and to each party’s capital structure being true and correct in all respects (other than de minimis inaccuracies) as of the closing date;

•	the other party having performed, in all material respects, its covenants and agreements contained in the merger agreement required to be performed prior to the closing date;

•	since the date of the merger agreement, there having not been or occurred any material adverse effect to the other party;

•	receipt of an officer’s certificate of the other party as to the satisfaction of the conditions described in the preceding four bullets;

•	receipt of certified copies of the resolutions duly adopted by the other party’s board of directors authorizing the execution, delivery, and performance of the merger agreement, the merger, and the other agreements contemplated thereby, and the consummation of all transactions contemplated thereby;

•	receipt of a certified copy of the organizational documents of the other party and any of its subsidiaries that are parties to the merger; and

•	receipt of certificates of good standing or equivalent certificates, dated within five business days of the closing date, of the other party and any of its subsidiaries that are parties to the merger.

In addition, the obligations of Wright to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions as of the closing date:

•	the voting and support agreement by and between Wright and a certain Tornier shareholder, as described below, being in effect and not terminated or repudiated;

•	all required action having been taken so that as of the effective time, the articles of association of Tornier will be amended pursuant to the merger agreement;

•	Tornier having filed with NASDAQ the listing of additional shares notification form with respect to the Tornier ordinary shares issued or issuable pursuant to the merger agreement and such Tornier ordinary shares having been approved and authorized for listing on NASDAQ;

•	obtaining the approval of the required percentage of Tornier ordinary shares to (i) adopt the proposal of the Tornier board of directors to amend Tornier’s articles of association, including the name change contemplated thereby; and (ii) appoint the nominees for the Tornier board of directors as set forth in the merger agreement; and

•	Tornier having increased the number of Tornier ordinary shares available for issuance pursuant to equity-based awards under the Tornier employee benefit plans if requested by Wright as contemplated in the merger agreement.

Wright and Tornier may waive conditions to completion of the merger only to the extent legally permissible. In the event that either Wright or Tornier determines to waive any condition to the merger and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, Wright and Tornier will recirculate this joint proxy statement/prospectus and resolicit proxies from Wright and Tornier shareholders.

For a more complete discussion of the conditions to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—].

No Solicitation; Board Recommendations

Subject to certain exceptions specified in the merger agreement, each of Tornier and Wright agreed not to (i) solicit proposals relating to, participate or engage in discussions or negotiations with respect to, or enter into any agreement with respect to an acquisition proposal with respect to itself or (ii) disclose any non-public information or data relating to, or afford access to the properties, books, or records of, itself or any of its subsidiaries to any person that has made an acquisition proposal with respect to it.

If, however, prior to obtaining the approval of its shareholders, Tornier or Wright receives an unsolicited written acquisition proposal from a third party that constitutes, or that its respective board of directors determines in good faith is reasonably expected to lead to, a superior proposal, then Tornier or Wright, as applicable, may, subject to certain conditions included in the merger agreement, disclose any non-public information or data relating to, or afford access to the properties, books, or records of, itself or any of its subsidiaries to and participate or engage in discussions or negotiations with that third party with respect to that proposal.

For a more complete description of the prohibition on solicitations of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation” beginning on page [—].

Change of Recommendation

The merger agreement generally restricts the ability of the board of directors of each of Tornier and Wright to withdraw its recommendation that its shareholders approve the transactions contemplated by the merger agreement or to propose publicly to recommend, adopt, or approve any acquisition proposal with respect to itself.

However, the board of directors of each of Tornier and Wright may change its recommendation, prior to obtaining the approval of the respective shareholders, in response to a superior offer or an intervening event if,

among other things, such board of directors concludes that a failure to change its recommendation would be a breach of its fiduciary duties to its shareholders and, if requested by the other party, its representatives have negotiated in good faith with the other party for five business days regarding any amendment to the merger agreement that would allow the transaction contemplated thereby to be effected.

For a more complete description of the circumstances under which the Tornier board of directors or Wright board of directors may withdraw its recommendation that its shareholders approve the merger, see “The Merger Agreement—Change of Recommendation” beginning on page [—].

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by mutual written consent of Tornier and Wright, as well as under certain other circumstances.

The merger agreement may be terminated by either Tornier or Wright if:

•	the other party’s board of directors or any committee thereof (i) makes an adverse recommendation change or (ii) publicly proposes to make an adverse recommendation change;

•	the other party materially breaches the provisions of the merger agreement described under “The Merger Agreement—No Solicitation; Board Recommendations”;

•	at any time prior to obtaining the approval of its shareholders, in order to enter into a definitive agreement with respect to a superior proposal, in each case if it has complied with its obligations under the provisions described under “The Merger Agreement—No Solicitation; Board Recommendations” and, in connection with the termination of the merger agreement, it pays to the other party in immediately available funds $46 million; or

•	at any time prior to the effective time, if any of the other party’s covenants, representations, or warranties contained in the merger agreement has been breached or any of the other party’s representations and warranties has become untrue, such that any of the conditions to the closing of the merger described under “The Merger Agreement—Conditions to Completion of the Merger” will not be satisfied, and such breach is (i) incapable of being cured by the other party or (ii) has not been cured within 45 days of receipt by the other party of written notice of such breach describing in reasonable detail such breach.

The merger agreement may be terminated by either Tornier or Wright if, subject to certain conditions being met:

•	the required approval of either party’s shareholders contemplated under the merger agreement at the respective shareholders’ meeting is not obtained;

•	the transactions contemplated by the merger agreement violate any order, decree, or ruling of any court or governmental body that has become final and non-appealable or if there is a law that makes the transactions contemplated in the merger agreement illegal or otherwise prohibited; or

•	the merger has not been consummated by 5:00 p.m., New York time, on September 30, 2015, which period may be extended to a date not beyond December 31, 2015, if the waiting period under the HSR Act has not terminated or expired on or before 5:00 p.m., New York time, on September 30, 2015.

For a more complete discussion of the circumstances under which the merger agreement may be terminated, see “The Merger Agreement—Termination” beginning on page [—].

Termination Fees and Expenses

All costs and expenses incurred in connection with the negotiation of the merger agreement, the performance of the obligations thereunder, and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses. The merger agreement provides that each of Tornier and Wright will be obligated to pay a $46 million termination fee and expenses not to exceed $5 million to the other party following the termination of the merger agreement by the other party in certain circumstances.

For a more complete discussion of termination fees and expenses, see “The Merger Agreement—Termination Fees and Expenses” beginning on page [—].

Vote Required

Wright: The proposal at the Wright special meeting to adopt the merger agreement and approve the transactions contemplated thereby requires the affirmative vote of holders of a majority of the Wright shares outstanding as of the close of business on the record date for the Wright special meeting.

The proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger requires the affirmative vote of at least a majority of the Wright shares represented either in person or by proxy at the special meeting and entitled to vote, although such vote will not be binding on Wright or its board of directors or any of its committees.

The proposal to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

Tornier: The affirmative vote of a simple majority of the votes cast in person or by proxy at the Tornier extraordinary general meeting where at least one-third of the outstanding share capital is represented is required to approve the merger agreement and the transactions contemplated thereby, including the merger, and each of the other proposals being submitted to a vote of the Tornier shareholders at the Tornier extraordinary general meeting.

With respect to the appointment of directors, under Dutch law and Tornier’s articles of association, the Tornier board of directors has the right to make binding nominations for open positions on the Tornier board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the Tornier board of directors was set aside. The binding nature of the nominations by the Tornier board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting if such two-thirds vote constitutes more than one-half of Tornier’s issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of the Tornier board of directors would require majority of two-thirds of the votes cast, representing more than one-half of the issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of the Tornier board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

Voting and Support Agreement

In connection with the execution of the merger agreement, Wright entered into a voting and support agreement with TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC and a shareholder holding approximately 21.9% of outstanding Tornier ordinary shares, pursuant to which, among other things and subject to the terms and conditions therein, such shareholder agreed to vote its Tornier ordinary shares in favor of the merger, the merger agreement and any actions required in furtherance thereof.

For a more complete discussion of the voting and support agreement, see “Voting and Support Agreement” beginning on page [—]. For a more complete discussion of the beneficial ownership of Wright’s and Tornier’s directors, executive officers and affiliates, see “Share Ownership of Certain Beneficial Owners, Management and Directors of Wright” and “Share Ownership of Certain Beneficial Owners, Management and Directors of Tornier” beginning on pages [—] and [—], respectively.

Material Tax Consequences of the Merger

Material U.S. Federal Income Tax Consequences of the Merger

Tax Residence of Combined Company for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Tornier, which is a Netherlands incorporated entity, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 (which is referred to in this document as “Section 7874”) of the Internal Revenue Code of 1986, as amended (which is referred to in this document as the “Code”), however, contains specific rules (more fully discussed below) that can cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is little or no guidance as to their application.

As more fully described under “Material Tax Consequences of the Merger—Material U.S. Federal Income Tax Consequences—Tax Residence of the combined company for U.S. Federal Income Tax Purposes” beginning on page [—], Section 7874 is currently expected to apply in a manner such that the combined company should not be treated as a U.S. corporation for U.S. federal income tax purposes.

The remaining discussion assumes that the combined company will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Material U.S. Federal Income Tax Consequences of the Merger to Wright

Wright will not be subject to U.S. federal income tax as a result of the merger, and Section 7874 should not apply so as to limit the utilization of its tax attributes, as described below under “Material Tax Consequences of the Merger—Material U.S. Federal Income Tax Consequences—Potential Limitation on the Utilization of Wright’s (and Its U.S. Affiliates’) Tax Attributes” beginning on page [—].

Material U.S. Federal Income Tax Consequences of the Merger to Wright Shareholders

Wright expects that, generally, a U.S. shareholder of Wright should recognize gain, if any, but not loss, on the receipt of Tornier ordinary shares in exchange for Wright shares pursuant to the merger. The amount of gain recognized should equal the excess, if any, of the fair market value of the Tornier ordinary shares received in the merger over the U.S. shareholder’s adjusted tax basis in the Wright shares. Accordingly, a U.S. shareholder will be subject to U.S. federal income tax on any gain recognized without a corresponding receipt of cash. Wright recommends that each of its U.S. shareholders consult his/her own tax adviser as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws. See “Material Tax Consequences of the Merger—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Merger to Wright Shareholders” beginning on page [—] for a more detailed description of the U.S. federal income tax consequences of the merger.

Material Dutch Tax Consequences Relating to the Combined Company Ordinary Shares

Wright shareholders and Tornier shareholders should read “Material Tax Consequences of the Merger—Material Dutch Tax Consequences” for a discussion of the material Dutch tax consequences of the ownership and disposition of combined company ordinary shares. Wright shareholders and Tornier shareholders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local, income and other tax laws) of the ownership and disposition of combined company ordinary shares.

Regulatory Approvals Required

Wright and Tornier have agreed to use their commercially reasonable efforts to obtain as promptly as practicable applicable federal, state and other antitrust regulatory approvals, and any other approval required under any applicable federal or state law. Under the HSR Act, Wright and Tornier must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On November 25, 2014, each of Wright and Tornier filed its notification under the HSR Act. Wright and Tornier have determined that no foreign regulatory approvals are required in connection with the merger. During December 2014, Tornier voluntarily withdrew its HSR notification and then refiled. On January 28, 2015, Wright and Tornier each received a request for additional information and documentary materials, often referred to as a “second request,” from the Federal Trade Commission in connection with the merger relating to overlap in certain of Wright’s and Tornier’s lower extremity products. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the second request, unless the waiting period is terminated earlier by the FTC. Both companies are cooperating with the FTC staff in the review of the merger. In connection with the resolution of the HSR review, Wright and Tornier currently expect to divest certain lower extremity assets of Tornier that generated revenue in the United States of less than $15 million in the 12 months ended September 30, 2014 and $15.5 million in the 12 months ended December 28, 2014. Both Wright and Tornier believe that the economic effect of and the strategic rationale for the proposed merger will not materially be affected by the proposed divestiture.

In the United States, Tornier must comply with applicable federal and state securities laws and NASDAQ Global Select Stock Market rules and regulations in connection with the issuance of Tornier ordinary shares in the merger, including the filing with the Securities and Exchange Commission of the registration statement of which this joint proxy statement/prospectus is a part.

For a more complete discussion of the regulatory approvals required in connection with the merger, see “The Merger—Regulatory Approvals Required” beginning on page [—].

Anticipated Accounting Treatment

The merger will be accounted for as a “reverse acquisition” pursuant to which Wright will be considered the acquiring entity for accounting purposes in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). As such, Wright will allocate the total purchase consideration to Tornier’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of completion of the merger. Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger. After completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements. For a more complete discussion of the anticipated accounting treatment of the merger, see “The Merger—Anticipated Accounting Treatment” beginning on page [—].

Appraisal Rights

Appraisal rights are statutory rights under Delaware law that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available to Wright shareholders in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus.

Dutch corporate law grants a shareholder of a non-surviving entity in a merger, in certain circumstances, the right to claim monetary compensation rights (schadeloosstelling). However, no such rights will be available to Tornier shareholders in this transaction.

Comparison of Shareholder Rights

As a result of the merger, the holders of Wright shares will become holders of Tornier ordinary shares and their rights will be governed by Dutch law and Tornier’s articles of association, instead of the Delaware General Corporation Law and Wright’s certificate of incorporation and bylaws. Material differences between the rights of Wright shareholders and Tornier shareholders include:

•	Under Wright’s bylaws, nominations for election of directors may be made by the Wright board of directors or a committee appointed by the Board, or by any shareholder entitled to vote generally in the election of directors who complies with the advance notice procedure set forth in Wright’s bylaws. Members of the Tornier board of directors are appointed from binding nominations made by the Tornier board of directors, which may only be overridden by a resolution passed by two-thirds of the votes cast at the shareholders meeting representing more than one-half of Tornier’s issued share capital.

•	Under Wright’s bylaws, the holders of shares having a majority of the voting power of Wright common stock issued and outstanding and entitled to vote at the meeting of the shareholders constitute a quorum for the transaction of business, except as otherwise provided by law. Under Dutch law, there are no quorum requirements generally applicable to meetings of shareholders.

•	Dutch corporate law grants a shareholder of a non-surviving entity in a merger, in certain circumstances, the right to claim monetary compensation rights. For example, in cross border mergers within the European Economic Area, a shareholder of the non-surviving entity who has voted against the proposed merger may submit a request for compensation with the non-surviving entity. However, the merger between Wright and Tornier is not structured as such a cross border merger and therefore no such rights will be available to Tornier shareholders in this transaction.

For a summary of the material differences between the rights of Wright shareholders and Tornier shareholders, see “Comparison of Rights of Wright Shareholders and Tornier Shareholders” beginning on page [—].

Litigation Relating to the Merger

On November 25, 2014, a class action complaint was filed in the Court of Chancery of the state of Delaware (the “Delaware Chancery Court”), by a purported shareholder of Wright under the caption Paul Parshall v. Wright Medical Group, Inc., et al., C.A. No. 10400-CB. An amended complaint in the action was filed on February 6, 2015. The amended complaint names as defendants Wright, Tornier, Holdco, Merger Sub and the members of the Wright board of directors. The amended complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The amended complaint further alleges that Wright, Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

Also on November 25, 2014, a second class action complaint was filed in the Chancery Court of Shelby County Tennessee, for the Thirtieth Judicial District, at Memphis (the “Tennessee Chancery Court”), by a purported shareholder of Wright under the caption Anthony Marks as Trustee for Marks Clan Super v. Wright Medical Group, Inc., et al., CH-14-1721-1. An amended complaint in the action was filed on January 7, 2015. On February 23, 2015, the plaintiff voluntarily dismissed the action, as pending in the Tennessee Chancery Court, without prejudice. Later on February 23, 2015, the plaintiff refiled the action in the Delaware Chancery Court under the caption Anthony Marks as Trustee for Marks Clan Super v. Wright Medical Group, Inc., et al., C.A. No. 10706-CB. The complaint names as defendants Wright, Tornier, Holdco, Merger Sub and the members of the Wright board of directors. The complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The complaint further alleges that Wright, Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

On March 2, 2015, the Delaware Chancery Court consolidated Paul Parshall v. Wright Medical Group, Inc., et al., C.A. No. 10400-CB, and Anthony Marks as Trustee for Marks Clan Super v. Wright Medical Group, Inc., et al., C.A. No. 10706-CB, under the caption In re Wright Medical Group, Inc. Stockholders Litigation, C.A. No. 10400-CB.

On November 26, 2014, a third class action complaint was filed in the Circuit Court of Tennessee, for the Thirtieth Judicial District, at Memphis (the “Tennessee Circuit Court”), by a purported shareholder of Wright under the caption City of Warwick Retirement System v. Gary D. Blackford et al., CT-005015-14. An amended complaint in the action was filed on January 5, 2015. The amended complaint names as defendants Wright, Tornier, Holdco, Merger Sub and the members of the Wright board of directors. The amended complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The amended complaint further alleges that Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

On December 2, 2014, a fourth class action complaint was filed in the Tennessee Chancery Court by a purported shareholder of Wright under the caption Paulette Jacques v. Wright Medical Group, Inc., et al., CH-14-1736-1. An amended complaint in the action was filed on January 27, 2015. The amended complaint names as defendants Wright, Tornier, Holdco, Merger Sub, Warburg Pincus LLC and the members of the Wright board of directors. The amended complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The amended complaint further alleges that Wright, Tornier, Warburg Pincus, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

On March 24, 2015, a fifth class action complaint was filed in the Delaware Chancery Court, by a purported shareholder of Wright under the caption Michael Prince v. Robert J. Palmisano, et al., C.A. No. 10829-        .

The complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The complaint further alleges that Wright, Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

Comparative Per Share Data

The following tables set forth certain historical and pro forma per share financial information for Wright shares and Tornier ordinary shares. The following information should be read in conjunction with the audited financial statements of Wright and Tornier, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in “Selected Historical Financial Information and Unaudited Pro Forma Condensed Combined Financial Information” of this joint proxy statement/prospectus, beginning on page [—]. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the year ended December 31, 2014	As of and for the year ended December 31, 2013
Wright Historical Data Per Common Share
Basic and diluted net loss per share from continuing operations	$(4.83)	$(6.19)
Cash dividends declared per share	$—	$—
Book value per share	$5.43	$9.58

	As of and for the year ended December 28, 2014	As of and for the year ended December 29, 2013
Tornier Historical Data Per Ordinary Share
Basic and diluted net loss per share from continuing operations	$(0.60)	$(0.79)
Cash dividends declared per share	$—	$—
Book value per share	$9.78	$10.84

	As of and for the year ended December 31, 2014	As of and for the year ended December 31, 2013
Combined Unaudited Pro Forma Data Per Share
Basic and diluted net loss per share from continuing operations	$(2.57)	$(3.23)
Cash dividends declared per share	$—	$—
Book value per share	$14.41	$—

Comparative Per Share Market Price Data

Wright shares are listed for trading on the NASDAQ Global Select Market under the symbol “WMGI.” Tornier ordinary shares are listed for trading on the NASDAQ Global Select Market under the symbol “TRNX.” The following table sets forth the closing prices per Tornier ordinary share and Wright share, on an actual and equivalent per share basis, on NASDAQ on the following dates:

•	October 24, 2014, the last full trading day prior to the public announcement of the merger, and

•	, 2015, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Wright shares		Tornier ordinary shares		Equivalent value of merger consideration per Wright share(1)		Implied value per Tornier share(1)
October 24, 2014		$31.86		$23.59		$24.32		$30.20
, 2015	$		$		$		$

(1)	The equivalent per share data for Wright shares has been determined by multiplying the market price of one Tornier ordinary share on each of the dates by the exchange ratio of 1.0309.

RISK FACTORS

In addition to the other information included in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements,” Wright and Tornier shareholders should consider carefully the following risk factors before deciding how to vote their Wright shares at the Wright special meeting and/or Tornier ordinary shares at the Tornier extraordinary general meeting. If any of the risks described below actually occur, the respective businesses, operating results, financial condition or share prices of Wright, Tornier or the combined company could be materially adversely affected. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Wright and Tornier, which later may prove to be incorrect or incomplete. See “Where You Can Find More Information” beginning on page [—].

Risks Related to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in the price of either Wright shares or Tornier ordinary shares.

Upon completion of the merger, each Wright share will be converted into the right to receive 1.0309 Tornier ordinary shares. This exchange ratio will not be adjusted for changes in the market price of either Wright shares or Tornier ordinary shares between the date of signing the merger agreement and completion of the merger. Changes in the price of Tornier ordinary shares prior to the merger will affect the value of Tornier ordinary shares that Wright shareholders will receive on the closing date. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, stock split, stock dividend or distribution, recapitalization or other similar transaction with respect to either the Wright shares or Tornier ordinary shares prior to the completion of the merger.

The prices of Wright shares and Tornier ordinary shares on the date of the completion of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each shareholder meeting. As a result, the value represented by the exchange ratio will also vary. These variations could result from changes in the business, operations or prospects of Wright or Tornier prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Wright or Tornier. At the time of the Wright special meeting, Wright shareholders will not know with certainty the value of the Tornier ordinary shares that they will receive upon completion of the merger. Based on the closing price on the NASDAQ Global Select Market on                     , 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 1.0309 Tornier ordinary shares to be received in respect of each Wright common share was $        .

The obligation of Wright and Tornier to complete the merger is conditioned on, among other things, the expiration or termination of the applicable waiting period under the HSR Act, which if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the merger.

The merger is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the HSR Act. Wright and Tornier can provide no assurance that clearance under the HSR Act will be obtained. Moreover, as a condition to their clearance of the transaction under the HSR Act, the U.S. Federal Trade Commission or the Antitrust Division within the U.S. Department of Justice may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the business of the combined company after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the effective time of the merger, adversely affect the timing and ability of the combined company to integrate Wright’s and Tornier’s operations and/or reduce the anticipated benefits of the merger.

On January 28, 2015, Wright and Tornier each received a request for additional information and documentary materials, often referred to as a “second request,” from the Federal Trade Commission in connection with the merger. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the second request, unless the waiting period is terminated earlier by the FTC. Both companies are cooperating with the FTC staff in the review of the merger. Wright and Tornier may agree to material requirements, limitations, costs, restrictions or divestitures in order to obtain clearance under the HSR Act, any of which could result in a failure to consummate the merger or have a material adverse effect on the business and operating results of the combined company. Pursuant to the merger agreement, Wright will control the terms of, and assets included in, any divestiture involving assets that generated U.S. revenue less than $15 million during the twelve months ended September 30, 2014, subject to using commercially reasonable efforts to contest any divestiture proposed by a governmental body. The parties must jointly agree on any more significant divestiture.

The product lines identified in the second request are lower extremity products. Wright and Tornier currently believe that a divestiture of assets that generated U.S. revenue of less than $15 million during the 12 months ended September 30, 2014 will occur. It is currently contemplated that the assets to be divested will be lower extremity assets of Tornier that generated U.S. revenue of less than $15 million during the 12 months ended September 30, 2014 and generated U.S. revenue of approximately $15.5 million during the fiscal year ended December 28, 2014. No assurance can be provided that the currently contemplated divestiture will occur or that it will result in clearance of the merger under the HSR Act. Both Wright and Tornier are committed to the proposed transaction, and although the resolution of the FTC’s second request is not yet known, Wright and Tornier believe the economics and strategic rationale of the proposed merger will not materially be affected by the contemplated divestiture and that the proposed merger will be completed.

The merger is subject to certain other conditions to closing that could result in the merger not being consummated or being delayed, any of which could negatively impact the share price and future business and operating results of Wright and Tornier.

Consummation of the merger is subject to a number of customary conditions, other than expiration or termination of the applicable waiting period under the HSR Act, including, but not limited to, the approval of the merger agreement by the Wright and Tornier shareholders. There is no assurance that Wright and Tornier will receive the necessary approvals or satisfy the other conditions necessary for the completion of the merger. If any conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated.

Failure to complete the merger would prevent Wright and Tornier from realizing the anticipated benefits of the merger. Wright and Tornier have already and expect to continue to incur significant costs associated with transaction fees, professional services, taxes and other costs related to the merger. In the event that the merger is not completed, Wright and Tornier, respectively, will remain liable for these costs and expenses. Further, if the merger is not completed and the merger agreement is terminated, under certain circumstances, either Wright or Tornier may be required to pay the other party a termination fee of $46 million and/or pay expenses of the other party up to $5 million.

In addition, the current market price of Wright shares and Tornier ordinary shares may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the market of Wright and Tornier generally and a resulting decline in the market price of Wright shares and Tornier ordinary shares. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could also negatively impact the share price and future business and operating results of Wright and Tornier. Wright and Tornier cannot assure you that the merger will be consummated, that there will be no delay in the consummation of the merger or that the merger will be consummated on the terms contemplated by the merger agreement.

Wright and Tornier may waive one or more conditions to the merger without resoliciting shareholder approval for the merger.

Certain conditions to Wright’s and Tornier’s obligations to complete the merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of Wright and Tornier. In the event of a waiver of a condition, the boards of directors of Wright and Tornier will evaluate the materiality of any such waiver to determine whether a supplement to this joint proxy statement/prospectus, an amendment to the registration statement of which this joint proxy statement/prospectus is a part or a resolicitation of proxies is necessary. In the event that the board of directors of Wright or Tornier determines any such waiver is not significant enough to require resolicitation of shareholders, it will have the discretion to complete the merger without seeking further shareholder approval. The conditions requiring the approval of each company’s shareholders, however, cannot be waived.

The merger agreement contains provisions that restrict Wright’s and Tornier’s ability to pursue alternatives to the merger and, in specified circumstances, could require Wright or Tornier to pay the other party a termination fee and expense reimbursement.

Under the merger agreement, Wright and Tornier each agreed not to (1) take certain actions to solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, including the receipt of a “superior proposal” (as such term is defined in the merger agreement), enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions. In certain specified circumstances described under “The Merger Agreement—Expenses and Termination Fee,” upon termination of the merger agreement, the breaching party would be required to pay the other party a termination fee of $46 million and reimburse the other party for its merger-related expenses in an amount not to exceed $5 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Wright or Tornier from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that is more favorable to Wright, Tornier or their respective shareholders than the proposed merger.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in the businesses of Wright and Tornier, which could have an adverse effect on the businesses and operating results of Wright and Tornier.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact the businesses and operating results of Wright and Tornier, including among others:

•	Wright and Tornier employees may experience uncertainty about their future roles with the combined company, which might adversely affect Wright’s and Tornier’s ability to retain and hire key personnel and other employees;

•	the attention of Wright’s and Tornier’s management may be directed toward completion of the merger and transaction-related considerations and may be diverted from the day-to-day operations and pursuit of other opportunities that could have been beneficial to the businesses of Wright and Tornier; and

•	customers, distributors, independent sales agencies, vendors or suppliers may seek to modify or terminate their business relationships with Wright or Tornier, or delay or defer decisions concerning Wright or Tornier.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on the businesses, operating results or prospects of Wright and Tornier if the merger is not completed or the business, operating results or prospects of the combined company if the merger is completed.

Current Wright and Tornier shareholders will have a reduced ownership and voting interest in the combined company after the merger.

Upon completion of the merger, Wright shareholders will own approximately 52% of the combined company and Tornier shareholders will own approximately 48% of the combined company on a fully diluted basis. Wright and Tornier shareholders currently have the right to vote for their respective directors and on other matters affecting their respective companies. When the merger occurs, each Wright shareholder who receives Tornier ordinary shares in the merger will become a shareholder of the combined company with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Wright. Correspondingly, each Tornier shareholder will remain a shareholder of the combined company with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Tornier prior to the merger. As a result of these reduced ownership percentages, current Wright shareholders will have less voting power in the combined company than they now have with respect to Wright, and current Tornier shareholders will have less voting power in the combined company than they now have with respect to Tornier.

The Tornier ordinary shares to be received by Wright shareholders as a result of the merger will have different rights from Wright shares.

Following completion of the merger, Wright shareholders will no longer be shareholders of Wright, but will be shareholders of Tornier, which will be renamed Wright Medical Group N.V. There are important differences between the rights as a Wright shareholder and the rights as a Tornier shareholder. Material differences between the rights of Wright shareholders and Tornier shareholders include:

•	Under Wright’s bylaws, nominations for election of directors may be made by the Wright board of directors or a committee appointed by the Board, or by any shareholder entitled to vote generally in the election of directors who complies with the advance notice procedure set forth in Wright’s bylaws. Members of the Tornier board of directors are appointed from binding nominations made by the Tornier board of directors, which may only be overridden by a resolution passed by two-thirds of the votes cast at the shareholders meeting representing more than one-half of Tornier’s issued share capital.

•	Under Wright’s bylaws, the holders of shares having a majority of the voting power of Wright common stock issued and outstanding and entitled to vote at the meeting of the shareholders constitute a quorum for the transaction of business, except as otherwise provided by law. Under Dutch law, there are no quorum requirements generally applicable to meetings of shareholders.

•	Dutch corporate law grants a shareholder of a non-surviving entity in a merger, in certain circumstances, the right to claim monetary compensation rights. For example, in cross border mergers within the European Economic Area, a shareholder of the non-surviving entity who has voted against the proposed merger may submit a request for compensation with the non-surviving entity. However, the merger between Wright and Tornier is not structured as such a cross border merger and therefore no such rights will be available to Tornier shareholders in this transaction.

See “Comparison of the Rights of Wright Shareholders and Tornier Shareholders” beginning on page [—] for a discussion of the different rights associated with Wright shares and Tornier ordinary shares.

The opinions of Wright’s and Tornier’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and completion of the merger.

Wright and Tornier have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated opinions prior to completion of the merger. Changes in the operations and prospects of Wright or Tornier, general market and economic conditions and other factors that may be beyond the control of Wright or Tornier, and on which Wright’s and Tornier’s financial advisors’ opinions were based, may significantly alter the value of Wright or Tornier or the prices of Wright shares or Tornier ordinary shares by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Wright’s and Tornier’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Wright board of directors’ recommendation that Wright shareholders vote “FOR” the proposals being submitted to the Wright shareholders and the Tornier board of directors’ recommendation that Tornier shareholders vote “FOR” the proposals being submitted to the Tornier shareholders, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Wright and Tornier received from their respective financial advisors, please refer to “The Merger—Opinions of Wright’s Financial Advisors” and “The Merger—Opinion of Tornier’s Financial Advisor” beginning on pages [—] and [—], respectively.

The directors and executive officers of Wright and Tornier have interests in the merger that may be different from, or in addition to, those of other Wright and Tornier shareholders, which could have influenced their decisions to support or approve the merger.

In considering whether to approve the proposals at the meetings, Wright and Tornier shareholders should recognize that the directors and executive officers of Wright and Tornier have interests in the merger that are in addition to their interests as shareholders of Wright or Tornier. These interests may include, among others, continued service as a director or an executive officer of the combined company, accelerated vesting of certain equity-based awards or certain severance benefits and payment of certain amounts in connection with the merger, as applicable. These interests, among others, may influence the directors and executive officers of Wright to support or approve the proposals at the Wright special meeting or the directors and executive officers of Tornier to support or approve the proposals at the Tornier extraordinary general meeting. See “The Merger—Interests of Wright’s Directors and Officers in the Merger” and “The Merger—Interests of Tornier’s Directors and Officers in the Merger.”

If counterparties to certain agreements with Wright or Tornier do not consent to the merger, change of control rights under those agreements may be triggered as a result of the merger, which could cause the combined company to lose the benefit of such agreements and incur liabilities or replacement costs.

Wright and Tornier could be parties to agreements or possess permits that contain change of control provisions that will be triggered as a result of the merger. If the counterparties to these agreements or the authorities responsible for such permits do not consent to the merger, the counterparties or authorities may have the ability to exercise certain rights (including termination rights), resulting in Wright or Tornier incurring liabilities as a consequence of breaching such agreements or operating without such permits, or causing Wright or Tornier to lose the benefit of such agreements or permits or incur costs in seeking replacement agreements or permits.

The combined company will have significant financial obligations and indebtedness. The combined company may not be able to generate enough cash flow from operations to service its indebtedness, and may face additional liquidity challenges in the future, which could reduce the combined company’s operational and strategic flexibility.

The combined company may face liquidity challenges during the next few years in light of significant contingent liabilities and financial obligations and commitments, including, among others, Tornier’s outstanding indebtedness in the amount of approximately $90.0 million that will become due and payable upon completion of the merger, $60 million in aggregate principal amount of Wright’s 2.00% Convertible Senior Notes due 2017 and $632.5 million in an aggregate principal amount of Wright’s 2.00% Convertible Senior Notes due 2020 (together the Notes), acquisition-related contingent consideration payments and outstanding indebtedness, transaction-related expenses, and the combined company’s anticipated operating losses for the next few years.

The combined company’s ability to make payments on, and to refinance, this indebtedness and its ability to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on the combined company’s ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, some of which are beyond our control. If the combined company does not generate sufficient cash flow from operations or if future borrowings are not available to the combined company in an amount sufficient to pay our indebtedness, including payments of principal upon conversion of outstanding Notes or on their respective maturity dates or in connection with a transaction involving the combined company that constitutes a fundamental change under the respective indentures governing the Notes, or to fund liquidity needs, the combined company may be forced to refinance all or a portion of this indebtedness, including the Notes, on or before the maturity dates thereof, sell assets, reduce or delay capital expenditures, seek to raise additional capital or take other similar actions. These actions may not be possible on commercially reasonable terms or at all. The combined company’s ability to refinance indebtedness will depend on its financial condition at the time, the restrictions in the instruments governing indebtedness and other factors, including market conditions. In addition, in the event of a default under the Notes, the holders and/or the trustee under the indentures governing the Notes may accelerate its payment obligations under the Notes, which could have a material adverse effect on the business, financial condition and results of operations of the combined company. An inability to generate sufficient cash flow to satisfy debt service obligations, or to refinance or restructure obligations on commercially reasonable terms or at all, would likely have an adverse effect, which could be material, on the business, financial condition and results of operations of the combined company.

Five class action lawsuits have been filed and additional lawsuits may be filed against Wright, Tornier, Holdco and/or Merger Sub relating to the merger. An adverse ruling in any such lawsuit may prevent the merger from being consummated.

On November 25, 2014, two purported Wright shareholders, Anthony Marks (as Trustee for Marks Clan Super) and Paul Parshall, filed class action complaints challenging the merger in the Chancery Court of Shelby County Tennessee, for the Thirtieth Judicial District, at Memphis (the “Tennessee Chancery Court”) and the Court of Chancery of the state of Delaware (the “Delaware Chancery Court”), respectively. Marks amended his complaint on January 7, 2015 and Parshall amended his complaint on February 6, 2015. On February 23, 2015, Marks voluntarily dismissed his complaint and then refiled in the Delaware Chancery Court. On March 2, 2015, the Delaware Chancery Court consolidated the Parshall action and the Marks action.

On November 26, 2014, a third purported Wright shareholder, City of Warwick Retirement System, filed a class action complaint challenging the merger in the Circuit Court of Tennessee, for the Thirtieth Judicial District, at Memphis. City of Warwick Retirement System amended its complaint on January 5, 2015. On December 2, 2014, a fourth purported Wright shareholder, Paulette Jacques, filed a class action complaint challenging the merger in the Tennessee Chancery Court. Jacques amended her complaint on January 27, 2015 and named Warburg Pincus as a defendant. On March 24, 2015, a fifth purported Wright shareholder, Michael Prince, filed a class action complaint challenging the merger in the Delaware Chancery Court.

The five complaints name as defendants Wright, Tornier, Holdco, Merger Sub and the members of the board of directors of Wright. One of the five complaints also names Warburg Pincus as a defendant. The complaints seek, among other relief, an order enjoining or rescinding the merger and an award of attorneys’ fees and costs on the grounds that the Wright board or directors breached their fiduciary duty in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The complaints further allege that Wright, Tornier, Holdco, Merger Sub, and/or Warburg Pincus aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. It is possible that these complaints will be further amended to make additional claims and/or that additional lawsuits making similar or additional claims relating to the merger will be brought.

One of the conditions to completion of the merger is the absence of any order being in effect that prohibits the consummation of the merger. Accordingly, if any of these plaintiffs or any future plaintiff is successful in obtaining an order enjoining consummation of the merger, then such order may prevent the merger from being completed, or from being completed within the expected time frame. See “The Merger—Litigation Related to the Merger” for more information about the lawsuits related to the merger that have been filed.

Risks Related to the Combined Company if the Merger is Completed

The combined company may be unable to successfully integrate Wright’s and Tornier’s operations or realize the anticipated cost savings and other potential benefits of the merger in a timely manner or at all. As a result, the value of the combined company’s ordinary shares may be adversely affected.

Wright and Tornier entered into the merger agreement because each company believed that the merger will be beneficial to its respective shareholders, other stakeholders and businesses. Achieving the anticipated potential benefits of the merger will depend in part upon whether the combined company is able to integrate Wright’s and Tornier’s operations in an efficient and effective manner. The integration process may not be completed smoothly or successfully. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. Wright and Tornier operate numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, payroll, employee benefits and regulatory compliance. Wright and Tornier may also have inconsistencies in standards, controls, procedures or policies that could affect the combined company’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the combined company’s day-to-day business. Employee uncertainty and lack of focus during the integration process may also disrupt the combined company’s business. Any inability of management to integrate successfully the operations of the two companies or to do so within a longer time frame than expected could have a material adverse effect on the combined company’s business and operating results. The combined company may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of the merger. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the combined company’s business and operating results, which may affect the value of the combined company’s ordinary shares after completion of the merger.

The success of the combined company after the merger will depend in part upon the ability of Wright and Tornier to retain key employees of each company. Competition for qualified personnel can be very intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that key employees will be retained.

Wright and Tornier have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following completion of the merger.

Following completion of the merger, the size of the business of the combined company will increase significantly beyond the current size of either Wright’s or Tornier’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

Wright and Tornier will incur direct and indirect costs as a result of the merger.

Wright and Tornier will incur substantial expenses in connection with completing the merger, and over a period of time following completion of the merger, the combined company further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Wright and

Tornier. While Wright and Tornier have assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond the combined company’s control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Wright and Tornier.

Wright’s and Tornier’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what the combined company’s financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Wright and Tornier and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Wright and Tornier have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the closing. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the share price of the combined company.

The market price of the combined company’s ordinary shares after the merger may be affected by factors different from those currently affecting Wright shares or Tornier ordinary shares.

Upon completion of the merger, holders of Wright shares will become holders of Tornier ordinary shares. The business of Wright differs from that of Tornier in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s ordinary shares following the merger may be affected by factors different from those currently affecting the independent results of operations of Wright and Tornier. For a discussion of the businesses of Wright and Tornier and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page [—].

If goodwill or other intangible assets that the combined company records in connection with the merger become impaired, the combined company could be required to take significant charges against earnings.

In connection with the accounting for the merger, the combined company expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, the combined company must assess, at least annually and potentially more frequently, whether the value of its goodwill and other indefinite-lived intangible assets have been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect the combined company’s results of operations and shareholders’ equity in future periods.

The merger may not allow the combined company to maintain competitive global cash management and a competitive effective corporate tax rate.

Wright and Tornier cannot give any assurance as to what the combined company’s effective tax rate will be after the merger, because of, among other things, uncertainty regarding the tax policies of the jurisdictions where the combined company will operate and uncertainty regarding the level of net income that the combined company will earn in those jurisdictions in the future. The combined company’s actual effective tax rate may vary from this expectation and that variance may be material. Additionally, the tax laws of the Netherlands and other jurisdictions in which the combined company operates could change in the future, and such changes could cause a material change in the combined company’s effective tax rate.

The combined company’s provision for income taxes will be based on certain estimates and assumptions made by management in consultation with its tax and other advisors. The combined company’s group income tax rate will be affected by, among other factors, the amount of net income earned in its various operating jurisdictions, the availability of benefits under tax treaties, the rates of taxes payable in respect of that income, and withholding taxes on dividends paid from one jurisdiction to the next. The combined company will enter into many transactions and arrangements in the ordinary course of business in respect of which the tax treatment is not entirely certain. The combined company will therefore make estimates and judgments based on its knowledge and understanding of applicable tax laws and tax treaties, and the application of those tax laws and tax treaties to its business, in determining its consolidated tax provision. For example, certain countries could seek to tax a greater share of income than will be provided for by the combined company. The final outcome of any audits of Wright and Tornier by taxation authorities may differ from the estimates and assumptions the combined company may use in determining its consolidated tax provisions and accruals. This could result in a material adverse effect on the combined company’s consolidated income tax provision, financial condition and the net income for the period in which such determinations are made.

In particular, dividends, distributions and other intra-group payments from Wright or its U.S. affiliates to certain non-U.S. subsidiaries of the combined company may be subject to U.S. withholding tax at a rate of 30% unless the entity receiving such payments can demonstrate that it qualifies for reduction or elimination of the U.S. withholding tax under the income tax treaty (if any) between the United States and the jurisdiction in which the entity is organized or is a tax resident. In certain cases, treaty qualification may depend on whether at least 50% of the ultimate beneficial owners of the combined company are qualified residents of the United States or the treaty jurisdiction within the meaning of the applicable treaty. There can be no assurance that the combined company will satisfy this beneficial ownership requirement at the time when such dividends, distributions or other payments are made. Moreover, the U.S. Internal Revenue Service (which is referred to in this document as the “IRS”) may challenge the combined company’s determination that the beneficial ownership requirement is satisfied. If the combined company does not satisfy the beneficial ownership requirement, such dividends, distributions or other payments may be subject to 30% U.S. withholding tax.

The combined company may face potential limitations on the utilization of Wright’s and its U.S. affiliates’ U.S. tax attributes following the combination.

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes such as net operating losses and certain tax credits to offset U.S. taxable income resulting from certain transactions as more fully described in “Material Tax Consequences of the Merger—Material U.S. Federal Income Tax Consequences—Potential Limitation on the Utilization of Wright’s (and Its U.S. Affiliates’) Tax Attributes” beginning on page [—] of this joint proxy statement/prospectus. Based on the limited guidance available, Wright currently expects that following the combination, this limitation likely will not apply and as a result, it and its U.S. affiliates likely will not be limited by Section 7874 of the Code in their ability to utilize their U.S. tax attributes to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions. However, no assurance can be given in this regard. See “Material Tax Consequences of the Merger—Material U.S. Federal Income Tax Consequences—Potential Limitation on the Utilization of Wright’s (and Its U.S.

Affiliates’) Tax Attributes” beginning on page [—] of this joint proxy statement/prospectus. If, however, Section 7874 of the Code were to apply to the combination and if Wright or its U.S. affiliates engage in transactions that would generate U.S. taxable income subject to this limitation in the future, it could take Wright longer to use its net operating losses and tax credits and thus Wright could pay U.S. federal income tax sooner than it otherwise would have. Additionally, if the limitation were to apply and if Wright does not generate taxable income consistent with its expectations, it is possible that the limitation under Section 7874 on the utilization of U.S. tax attributes could prevent Wright and/or its U.S. affiliates from fully utilizing their U.S. tax attributes prior to their expiration.

Future changes to U.S. tax laws could materially affect the combined company, including its status as a non-U.S. corporation.

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, the combined company, a Netherlands incorporated entity, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of Code, however, contains specific rules (more fully discussed below) that can cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is little or no guidance as to their application.

We currently expect the combined company should be treated as a foreign corporation for U.S. federal tax purposes, however, it is possible that the IRS could disagree with that position and assert that Section 7874 applies to treat the combined company as a U.S. corporation following the combination. In addition, new statutory or regulatory provisions under Section 7874 or otherwise could be enacted or promulgated that adversely affect the combined company’s status as a foreign corporation for U.S. federal tax purposes, and any such provisions could have retroactive application. If the combined company were to be treated as a U.S. corporation for federal tax purposes, the combined company would be subject to U.S. corporate income tax on its worldwide income, and the income of its foreign subsidiaries would be subject to U.S. tax when repatriated or when deemed recognized under the U.S. tax rules for controlled foreign subsidiaries. In such a case, the combined company would be subject to substantially greater U.S. tax liability than currently contemplated. Moreover, in such a case, a non-U.S. shareholder of the combined company would be subject to U.S. withholding tax on the gross amount of any dividends paid by the combined company to such shareholder. Any such U.S. corporate income or withholding tax could be imposed in addition to, rather than in lieu of, any Dutch corporate income tax or withholding tax that may apply.

The combined company’s tax position may be adversely affected by changes in tax law relating to multinational corporations, or by increased scrutiny by tax authorities.

Recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, limit the ability of foreign-owned corporations to deduct interest expense, and make other changes in the taxation of multinational corporations.

Additionally, the U.S. Congress, government agencies in jurisdictions where the combined company and its affiliates do business, and the Organization for Economic Co-operation and Development have focused on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the U.S., the Netherlands and other countries in which the combined company and its affiliates do business could change on a prospective or retroactive basis, and any such changes could impact the expected tax treatment for the combined company and adversely affect the combined company’s financial results.

Moreover, U.S. and non-U.S. tax authorities may carefully scrutinize companies involved in cross-border business combinations, such as the combined company, which may lead such authorities to assert that the combined company owes additional taxes.

The exposure of the combined company to several tax jurisdictions may have an adverse effect on the combined company and this may increase the aggregate tax burden on the combined company and its shareholders.

The combined company is subject to a large number of different tax laws and regulations in the various jurisdictions in which it operates. These laws and regulations are often complex and are subject to varying interpretations. The combined effect of the application of tax laws, including the application or disapplication of tax treaties of one or more of these jurisdictions and their interpretation by the relevant tax authorities could, under certain circumstances, produce contradictory results. The combined company often relies on generally available interpretations of tax laws and regulations to determine the existence, scope and level of its liability to tax in the jurisdictions in which it operates. In addition, the combined company takes positions in the course of its business with respect to various tax matters, including the compliance with the arm’s length principles in respect of transactions with related parties, the tax deductibility of interest and other costs, and the amount of depreciation or write-down of our assets that we can recognize for tax purposes. There is no assurance that the tax authorities in the relevant jurisdictions will agree with such interpretation of these laws and regulations or with the positions taken by the combined company. If such tax positions are challenged by relevant tax authorities, the imposition of additional taxes could increase the effective tax rate and cost of operations of the combined company.

Furthermore, because the combined company is incorporated under Dutch law, it will be treated for Dutch corporate income tax purposes as a resident of the Netherlands. Based on the currently contemplated management structure of the combined company and the current tax laws of the United States and the Netherlands, as well as applicable income tax treaties and current interpretations thereof, the combined company expects to be a tax resident solely of the Netherlands. If the combined company were to be treated as a tax resident of a jurisdiction other than or in addition to the Netherlands, the combined company could be subject to corporate income tax in that other jurisdiction, and could be required to withhold tax on dividends paid by the combined company to its shareholders under the applicable laws of that jurisdiction.

U.S. investors may not be able to enforce judgments obtained in U.S. courts in civil and commercial matters against the combined company or members of its board of directors or officers.

The combined company will be organized under the laws of the Netherlands, and, as such, the rights of holders of the combined company ordinary shares and the civil liability of the combined company directors will be governed by the laws of the Netherlands and the combined company articles of association. A substantial portion of the combined company’s assets will be located outside of the United States. In addition, certain members of the combined company Board and certain officers of combined company, as well as certain experts named in this document, may reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on the combined company or such individuals, or to enforce outside the United States any judgments obtained against such persons in U.S. courts in any action, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, it may be difficult for investors to enforce rights predicated upon the U.S. federal securities laws in original actions brought in courts in jurisdictions located outside the United States (including the Netherlands) or enforce claims for punitive damages.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters (other than arbitral awards). A final judgment for the payment of money rendered by any federal or state court in the United States which is enforceable in the United States, whether or not predicated solely upon U.S. federal securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Such party may submit to a Dutch court the final judgment rendered by the U.S. court. If and to the extent that the Dutch court finds that the jurisdiction of the U.S. court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will generally tend to give binding effect to the judgment of the court of the United States without substantive re-examination or re-litigation on the merits of the subject matter, unless the judgment contravenes principles of public policy of the Netherlands.

There can be no assurance that U.S. investors will be able to enforce against the combined company or members of its board of directors, officers or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

As a Dutch public company with limited liability, the rights of our shareholders may be different from the rights of shareholders in companies governed by the laws of Delaware.

Tornier is a Dutch public company with limited liability (naamloze vennootschap). Tornier’s corporate affairs are governed by our articles of association and by the laws governing companies incorporated in the Netherlands. The rights of shareholders and the responsibilities of members of our board of directors may be different from those in companies governed by the laws of U.S. jurisdictions.

For example, resolutions of the general meeting of shareholders may be taken with majorities different from the majorities required for adoption of equivalent resolutions in a Delaware corporations. In addition, if a third party is liable to a Dutch company, under Dutch law shareholders generally do not have the right to bring an action on behalf of the company or to bring an action on their own behalf to recover damages sustained as a result of a decrease in value, or loss of an increase in value, of their ordinary shares. Only in the event that the cause of liability of such third party to the company also constitutes a tortious act directly against such shareholder, may that shareholder have an individual right of action against such third party on its own behalf to recover damages. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective, as stated in its articles of association, is to protect the rights of persons having similar interests may institute a collective action. The collective action cannot result in an order for payment of monetary damages but may result in a declaratory judgment (verklaring voor recht), for example declaring that a party has acted wrongfully or has breached a fiduciary duty. The foundation or association and the defendant are permitted to reach (often on the basis of such declaratory judgment) a settlement which provides for monetary compensation for damages. A designated Dutch court may declare the settlement agreement binding upon all the injured parties, whereby an individual injured party will have the choice to opt-out within the term set by the court (at least three months). Such individual injured party, may also individually institute a civil claim for damages within the before mentioned term.

In the performance of its duties, our board of directors will be required by Dutch law to act in the interest of the company and its affiliated business, and to consider the interests of our company, our shareholders, our employees and other stakeholders in all cases with reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, interests of our shareholders.

If any of the events described in “Risks Related to Wright” or “Risks Related to Tornier” occur, those events could cause the potential benefits of the merger not to be realized.

Following completion of the merger, the combined company will be susceptible to many of the risks described under “Risks Related to Wright” and “Risks Related to Tornier.” To the extent any of the events in the risks described in those sections occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s ordinary shares to decline.

Risks Related to Wright

You should read and consider risk factors specific to Wright’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Wright’s Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—] for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Related to Tornier

You should read and consider risk factors specific to Tornier’s business that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Tornier’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—] for the location of information incorporated by reference in this joint proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the documents incorporated by reference herein, contains forward-looking statements. Statements contained in this joint proxy statement/prospectus that refer to Wright’s or Tornier’s estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Wright’s or Tornier’s, as applicable, current perspective of existing trends and information as of the date of this joint proxy statement/prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, Wright’s or Tornier’s plans, objectives, expectations and intentions and the expected timing of completion of the merger. It is important to note that Wright’s and Tornier’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Wright’s and Tornier’s current expectations depending upon a number of factors affecting Wright’s business, Tornier’s business and risks associated with merger. These risks and uncertainties include those set forth under “Risk Factors,” beginning on page [—] as well as, among others, uncertainties as to the timing of the merger; uncertainties as to whether Wright shareholders and Tornier shareholders will approve the merger; the risk that competing offers will be made; the possibility that various closing conditions for the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger, or the terms of such approval; the effects of disruption from the merger making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that shareholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Wright’s or Tornier’s control; the failure to realize synergies and cost-savings from the merger or delay in realization thereof; the businesses of Wright and Tornier may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the merger, including adverse effects on employee retention and on the combined company’s business relationships with third parties; whether Wright is able to realize the benefits of the merger described in the section “The Merger—Recommendation of the Wright Board of Directors; Wright’s Reasons for the Merger” beginning on page [—]; whether Tornier is able to realize the benefits of the merger described in the section “The Merger—Recommendation of the Tornier Board of Directors; Tornier’s Reasons for the Merger” beginning on page [—]; the projections of Wright and Tornier described in “The Merger—Certain Financial Forecasts of Wright Used in Connection with the Merger” beginning on page [—] and “The Merger—Certain Financial Forecasts of Tornier Used in Connection with the Merger” beginning on page [—]; the inherent uncertainty associated with financial projections; risks relating to the value of the Tornier ordinary shares to be issued in the merger; the anticipated size of the markets and continued demand for Wright’s and Tornier’s products; the impact of competitive products and pricing; access to available financing on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; changes in tax laws or interpretations that could increase the combined company’s consolidated tax liabilities; such other risks and uncertainties detailed in Wright’s periodic public filings with the Securities and Exchange Commission, including but not limited to Wright’s Annual Report on Form 10-K for the year ended December 31, 2014 and from time to time in Wright’s other investor communications; and such other risks and uncertainties detailed in Tornier’s periodic public filings with the Securities and Exchange Commission, including but not limited to Tornier’s Annual Report on Form 10-K for the year ended December 28, 2014 and from time to time in Tornier’s other investor communications. Wright and Tornier caution that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to Wright and Tornier, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read Wright’s and Tornier’s filings with the SEC, available at www.sec.gov for a discussion of these and other risks and uncertainties. Neither Wright nor Tornier undertakes any obligation to update or revise any forward-looking statement, except as may be required by law. Wright and Tornier qualify all forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

Selected Historical Financial Data of Wright

The following selected historical consolidated financial data has been taken from the audited consolidated financial statements of Wright and related notes for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010, all of which have been prepared in accordance with U.S. GAAP.

The data set forth below is not necessarily indicative of Wright’s results of future operations and should be read in conjunction with Wright’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Wright’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 26, 2015, which is incorporated by reference into this joint proxy statement/prospectus.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Statement of Operations:
Net sales	$298,027	$242,330	$214,105	$210,753	$208,489
Cost of sales(1)	73,223	59,721	48,239	56,762	55,928
Cost of sales—restructuring(2)	—	—	—	667	—
Gross profit	224,804	182,609	165,866	153,324	152,561
Operating expenses:
Selling, general and administrative(1)(6)	289,620	230,785	150,296	131,611	124,704
Research and development(1)	24,963	20,305	13,905	15,422	17,008
Amortization of intangible assets	10,027	7,476	4,417	2,412	2,397
BioMimetic impairment charges	—	206,249	—	—	—
Gain on sale of intellectual property(3)	—	—	(15,000)	—	—
Restructuring charges(2)	—	—	431	4,613	60
Total operating expenses	324,610	464,815	154,049	154,058	144,169
Operating (loss) income(5)	(99,806)	(282,206)	11,817	(734)	8,392
Interest expense, net	17,398	16,040	10,113	6,381	6,090
Other (income) expense, net(6)	129,626	(67,843)	5,089	4,241	119
(Loss) Income before income taxes	(246,830)	(230,403)	(3,385)	(11,356)	2,183
Provision (benefits) for income taxes(7)	(6,334)	49,765	2	(3,961)	624
Net (loss) income from continuing operations	$(240,496)	$(280,168)	$(3,387)	$(7,395)	$1,559
(Loss) income from discontinued operations, net of tax	$(19,187)	$6,223	$8,671	$2,252	$16,282
Net (loss) income	$(259,683)	$(273,945)	$5,284	$(5,143)	$17,841
Net (loss) income from continuing operations per share:
Basic	$(4.83)	$(6.19)	$(0.09)	$(0.19)	$0.04
Diluted	$(4.83)	$(6.19)	$(0.09)	$(0.19)	$0.04
Weighted-average number of common shares outstanding—basic	49,758	45,265	38,769	38,279	37,802
Weighted-average number of common shares outstanding—diluted	49,758	45,265	39,086	38,279	37,961

	As of December 31,
	2014	2013	2012	2011	2010
Consolidated Balance Sheet Data:
Cash and cash equivalents	$227,326	$168,534	$320,360	$153,642	$153,261
Marketable securities	2,575	14,548	12,646	18,099	36,345
Working capital	252,805	385,890	575,713	424,543	426,286
Total assets	892,676	1,007,451	953,453	754,580	755,239
Long-term liabilities	426,222	428,312	353,580	210,126	212,963
Stockholders’ equity	278,803	459,714	523,441	468,464	470,972

	Year Ended December 31,
	2014	2013	2012	2011	2010
Other Data:
Cash flow provided by (used in) operating activities	$(116,002)	$(36,601)	$68,822	$61,441	$73,194
Cash flow provided by (used in) investing activities	145,630	(121,317)	(1,048)	(30,560)	(4,173)
Cash flow provided by (used in) financing activities	33,051	6,257	98,721	(30,050)	(198)
Depreciation	18,582	26,296	38,275	40,227	35,559
Stock-based compensation expense	11,487	15,368	10,974	9,108	13,177
Capital expenditures(4)	48,603	37,530	19,323	46,957	49,038

(1)	These line items include the following amounts of non-cash, stock-based compensation expense for the periods indicated:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Cost of sales	$254	$503	$704	$735	$705
Selling, general and administrative	10,149	10,675	6,767	4,875	7,808
Research and development	1,084	780	368	320	1,631
Discontinued operations	—	3,410	3,135	3,178	3,034

(2)	During the years ended December 31, 2012 and 2011, Wright recorded pre-tax charges associated with the cost improvement restructuring efforts totaling $0.4 million and $5.3 million. During the years ended December 31, 2010, Wright recorded pre-tax charges associated with the restructuring of its facilities in Toulon and Creteil, France, totaling $0.1 million.
(3)	During the year ended December 31, 2012, Wright recorded income of $15 million related to a sale and license back transaction for intellectual property.
(4)	During the year ended December 31, 2014, Wright’s capital expenditures included approximately $9.4 million related to the expansion of its manufacturing facility in Arlington, Tennessee. During the year ended December 31, 2010, Wright’s capital expenditures included approximately $6.0 million related to the expansion of its Arlington, Tennessee facilities.
(5)	During the year ended December 31, 2014, Wright recognized $2.1 million in costs associated with distributor conversions and non-competes. In addition, Wright recognized $14.1 million in costs for due diligence, transaction and transition costs related to the Biotech, Solana and OrthoPro acquisitions, and $11.9 million in Tornier merger costs. Wright recognized $5.9 million for transition costs for the OrthoRecon divestiture, $1.2 million in costs associated with management changes and $0.9 million in costs associated with a patent dispute settlement. During the year ended December 31, 2013, Wright recognized $3.7 million in costs associated with distributor conversions and non-competes. In addition, Wright recognized $12.9 million in costs for due diligence and transaction costs related to the BioMimetic and Biotech acquisitions and $21.6 million for transaction costs for the OrthoRecon divestiture. Additionally, Wright recorded charges of $206.2 million for BioMimetic impairment charges.
(6)

During the year ended December 31, 2014, Wright recognized approximately $125 million from mark-to-market adjustments on the Contingent Value Rights (CVRs) issued in connection with the acquisition of BioMimetic, $2.0 million of charges for the mark-to-market adjustment of its derivative instruments and

$1.8 million of charges due to the fair value adjustment to contingent consideration associated with its acquisition of WG Healthcare. During the year ended December 31, 2013, Wright recognized a gain of approximately $7.8 million related to the previously held investment in BioMimetic. During the year ended December 31, 2012, Wright recognized approximately $2.7 million for the write-off of unamortized deferred financing fees associated with the termination of its senior credit facility and the redemption of approximately $25 million of its 2014 convertible notes. Additionally, Wright recognized approximately $1.1 million of charges for the mark-to-market adjustment of its derivative instruments. During the year ended December 31, 2011, Wright recognized approximately $4.1 million for the write off of pro-rata unamortized deferred financing fees and transaction costs associated with the tender offer for its convertible notes completed during the first quarter of 2011.
(7)	During the year ended December 31, 2013, Wright recognized a $119.6 million tax valuation allowance recorded against deferred tax assets in its U.S. jurisdiction due to recent operating losses.

Selected Historical Financial Data of Tornier

The following table sets forth selected consolidated financial data for Tornier. Tornier derived the selected statement of operations data for each of the years in the five-year period ended December 28, 2014, December 29, 2013, December 30, 2012, January 1, 2012, and January 2, 2011, and the selected balance sheet data as of December 28, 2014, December 29, 2013, December 30, 2012, January 1, 2012 and January 2, 2011 from Tornier’s consolidated audited financial statements. The following information is only a summary and is not necessarily indicative of the results of future operations of Tornier or the combined company, and the information should be read together with Tornier’s consolidated financial statements, the related notes thereto, and management’s related discussion and analysis of Tornier’s financial condition and results of operations, all of which are contained in Tornier’s reports filed with the SEC and incorporated herein by reference.

	Year ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
	(in thousands, except per share data)
Statement of Operations Data:
Revenue	$344,953	$310,959	$277,520	$261,191	$227,378
Cost of goods sold	83,464	86,172	81,918	74,882	63,437

Gross profit	261,489	224,787	195,602	186,309	163,941
Selling, general and administrative	237,158	206,851	170,447	161,448	149,175
Research and development	24,139	22,387	22,524	19,839	17,896
Amortization of intangible assets	17,135	15,885	11,721	11,282	11,492
Special charges	4,479	3,738	19,244	892	306

Operating loss	(21,422)	(24,074)	(28,334)	(7,152)	(14,928)
Interest income	136	245	338	550	223
Interest expense	(5,319)	(7,256)	(3,733)	(4,326)	(21,805)
Foreign currency transaction (loss) gain	(1,115)	(1,820)	(473)	193	(8,163)
Loss on extinguishment of debt	—	(1,127)	(593)	(29,475)	—
Other non-operating income (expense), net	(161)	(45)	116	1,330	43

Loss before income taxes	(27,881)	(34,077)	(32,679)	(38,880)	(44,360)
Income tax benefit (expense)	(1,590)	(2,349)	10,935	8,424	5,121

Consolidated net loss	(29,471)	$(36,426)	$(21,744)	$(30,456)	$(39,509)
Net loss attributable to noncontrolling interest	—	—	—	—	(695)

Net loss attributable to Tornier	(29,471)	$(36,426)	$(21,744)	$(30,456)	$(38,814)
Accretion of noncontrolling interest	—	—	—	—	(679)

Net loss attributable to ordinary shareholders	$(29,471)	$(36,426)	$(21,744)	$(30,456)	$(39,493)
Weighted-average ordinary shares outstanding:
basic and diluted	48,860	45,826	40,064	38,227	27,770
Net loss per share: basic and diluted	$(0.60)	$(0.79)	$(0.54)	$(0.80)	$(1.42)

	Year ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
Balance Sheet Data:
Cash and cash equivalents	$27,940	$56,784	$31,108	$54,706	$24,838
Other current assets	181,761	169,741	166,210	144,166	148,376
Total assets	658,575	705,426	654,227	511,700	491,178
Total long-term debt, less current portion	68,105	67,643	115,457	21,900	109,728
Total liabilities	179,685	179,618	218,148	110,240	220,939
Noncontrolling interest	—	—	—	—	—
Total shareholders’ equity	478,890	525,808	436,079	401,460	270,239

	Year ended
	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
Other Financial Data:
Net cash (used in) provided by operating activities	$1,008	$24,982	$14,431	$23,166	$2,889
Net cash used in investing activities	(34,328)	(46,230)	(125,795)	(29,475)	(22,853)
Net cash provided by financing activities	2,700	45,540	86,666	39,110	7,427
Depreciation and amortization	40,623	36,566	30,232	28,107	27,038
Capital expenditures	(32,245)	(34,630)	(23,290)	(26,333)	(20,525)
Effect of exchange rate changes on cash and cash equivalents	1,776	1,384	1,100	(2,933)	(594)

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following summary unaudited pro forma condensed combined financial information as of December 31, 2014 gives effect to the merger. The selected unaudited pro forma condensed combined financial data presented below is based on, and should be read together with, the historical financial statements of Wright and Tornier that are contained in their respective filings with the SEC and incorporated by reference herein and the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions that Wright’s management believes are reasonable.

Unaudited Pro Forma Condensed Combined
(in thousands, except per share data)	Fiscal Year Ended December 31, 2014
Statement of operations data:
Revenue	642,980
Operating loss	(124,587)
Loss from continuing operations before income taxes	(269,636)
Net loss from continuing operations	(262,380)
Basic and diluted net loss from continuing operations per share	$(2.57)

Balance sheet data:
Cash and cash equivalents	150,561
Total assets	2,249,600
Current portion of long-term obligations	2,109
Long-term debt and capital lease obligations	286,588
Total stockholders’ equity	1,468,540

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following tables set forth certain historical and pro forma per share financial information for Wright shares and Tornier ordinary shares. The following information should be read in conjunction with the audited financial statements of Wright and Tornier, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in “Selected Historical Financial Information and Unaudited Pro Forma Condensed Combined Financial Information and Data” of this joint proxy statement/prospectus, beginning on page [—]. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the year ended December 31, 2014	As of and for the year ended December 31, 2013
Wright Historical Data Per Common Share
Basic and diluted net loss per share from continuing operations	$(4.83)	$(6.19)
Cash dividends declared per share	$—	$—
Book value per share	$5.43	$9.58

	As of and for the year ended December 28, 2014	As of and for the year ended December 29, 2013
Tornier Historical Data Per Ordinary Share
Basic and diluted net loss per share from continuing operations	$(0.60)	$(0.79)
Cash dividends declared per share	$—	$—
Book value per share	$9.78	$10.84

	As of and for the year ended December 31, 2014	As of and for the year ended December 31, 2013
Combined Unaudited Pro Forma Data Per Share
Basic and diluted net loss per share from continuing operations	$(2.57)	$(3.23)
Cash dividends declared per share	$—	$—
Book value per share	$14.41	$—

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDENDS INFORMATION

Market Prices

Wright shares are listed for trading on the NASDAQ Global Select Market under the symbol “WMGI.” Tornier ordinary shares are listed for trading on the NASDAQ Global Select Market under the symbol “TRNX.” The following table sets forth the closing prices per share of the Tornier ordinary shares and Wright shares, on an actual and equivalent per share basis, on NASDAQ on the following dates:

•	October 24, 2014, the last full trading day prior to the public announcement of the merger, and

•	, 2015, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Wright shares		Tornier ordinary shares		Equivalent value of merger consideration per Wright share(1)		Implied value per Tornier share(2)
October 24, 2014		$31.86		$23.59		$24.32		$30.91
, 2015	$		$		$		$

(1)	The equivalent per share data for Wright shares has been determined by multiplying the market price of one Tornier ordinary share on each of the dates by the exchange ratio of 1.0309.
(2)	The equivalent implied value per share of Tornier ordinary shares has been determined by dividing the market price of one Wright share on each of the dates by the exchange ratio of 1.0309.

The following tables set forth, for the periods indicated, the high and low sales prices per Wright share and Tornier ordinary shares, as reported on NASDAQ. For current price information, you should consult publicly available sources.

	Wright
Fiscal year ended December 31, 2013	High	Low
First Quarter	$24.58	$20.69
Second Quarter	27.47	22.34
Third Quarter	28.41	23.70
Fourth Quarter	30.87	26.06

Fiscal year ended December 31, 2014	High	Low
First Quarter	$33.80	$29.26
Second Quarter	32.52	26.76
Third Quarter	32.57	28.70
Fourth Quarter	32.65	26.07

Fiscal year ended December 31, 2015	High	Low
First Quarter	$27.94	$23.56

	Tornier
Fiscal year ended December 29, 2013	High	Low
First Quarter	$19.58	$15.95
Second Quarter	19.00	15.28
Third Quarter	19.97	15.63
Fourth Quarter	21.87	15.17

Fiscal year ended December 28, 2014	High	Low
First Quarter	$21.17	$17.77
Second Quarter	24.35	16.68
Third Quarter	25.11	19.28
Fourth Quarter	28.53	21.64

Fiscal year ended January 3, 2016	High	Low
First Quarter	$26.98	$23.32

Dividends

Neither Wright nor Tornier has ever declared or paid cash dividends on its shares or ordinary shares, respectively. Wright and Tornier each currently intend to retain all future earnings for the operation and expansion of their businesses and do not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of cash dividends on Wright shares or Tornier ordinary shares will be at the discretion of the Wright board of directors and Tornier board of directors, respectively, and will depend upon its results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Wright board of directors or Tornier board of directors. Furthermore, the merger agreement restricts the ability of Wright and Tornier to declare or pay dividends during the interim period between the signing of the merger agreement and the completion of the merger. The credit agreement relating to Tornier’s senior secured term loans and senior secured revolving credit facility contains covenants limiting its ability to pay cash dividends. Such term loans and revolving credit facility, however, will be required to be repaid upon completion of the merger. Tornier expects that similar restrictions would also apply to the combined company after completion of the merger as a result of financing arrangements that may be in place upon completion of the merger or entered into thereafter.

THE MEETING OF WRIGHT SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being provided to Wright shareholders as part of a solicitation of proxies by the Wright board of directors for use at the special meeting of Wright shareholders and at any adjournments of such meeting. This joint proxy statement/prospectus is being furnished to Wright shareholders on or about                     , 2015. This joint proxy statement/prospectus provides Wright shareholders with information they need to be able to vote or instruct their vote to be cast at the Wright special meeting.

Date, Time and Place of the Wright Special Meeting

Wright will hold a special meeting of shareholders on                     , 2015, at         [a.m./p.m.] local time, at Wright’s corporate headquarters, located at 1023 Cherry Road, Memphis, Tennessee 38117.

Attendance

Only Wright shareholders on the Wright record date or persons holding a written proxy for any shareholder or account of Wright as of the record date may attend the Wright special meeting. If you are a Wright shareholder of record (that is, you hold your shares in your own name) and you wish to attend the Wright special meeting, please bring your proxy and evidence of your share ownership, such as your most recent account statement, the Wright special meeting. You should also bring valid picture identification. If your shares are held in street name in a stock brokerage account or by another nominee and wish to attend the Wright special meeting, you need to bring a copy of a brokerage or bank statement to the Wright special meeting reflecting your share ownership as of the Wright record date. You should also bring valid picture identification.

Proposals

At the Wright special meeting, Wright shareholders will vote upon:

•	Wright Proposal No. 1—Adoption of the Merger Agreement and Approval of the Transactions Contemplated Thereby. Adopt the merger agreement and approve the merger of Merger Sub with and into Wright, with Wright as the surviving corporation and an indirect, wholly-owned subsidiary of Tornier;

•	Wright Proposal No. 2—Advisory Vote on Specified Compensatory Arrangements. Approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger as disclosed in the section of the joint proxy statement/prospectus captioned “The Merger—Interests of Wright’s Directors and Officers in the Merger—Quantification of Payments to Wrights’s Named Executive Officers” beginning on page [—]; and

•	Wright Proposal No. 3—Approval of Possible Adjournment of the Wright Special Meeting. Adjourn the Wright special meeting, or any adjournments thereof, to another time or place to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of Wright shares as of the close of business on                     , 2015, the record date for the Wright special meeting, will be entitled to notice of, and to vote at, the Wright special meeting or any adjournments thereof. On the Wright record date, there were             Wright shares outstanding, held by             holders of record. Each outstanding Wright share is entitled to one vote on each proposal and any other matter properly coming before the Wright special meeting.

Quorum

The shareholders present, in person or by proxy, holding a majority of the outstanding Wright shares entitled to vote as of the record date will constitute a quorum for the transaction of business at the Wright special meeting. Abstentions and broker non-votes will not be counted as present at the meeting for the purpose of determining whether there is a quorum. See “—Shares Held in Street Name” for an explanation of broker non-votes.

Vote Required; Recommendation of Wright Board of Directors

Proposal 1—Adoption of the Merger Agreement

Wright shareholders are considering and voting on a proposal to adopt the merger agreement and approve the merger of Merger Sub with and into Wright, with Wright as the surviving corporation and an indirect, wholly-owned subsidiary of Tornier. Wright shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger. In particular, Wright shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The approval of the merger agreement requires the affirmative vote of holders of a majority of the Wright shares outstanding and entitled to vote on the merger agreement proposal. Because the vote required to approve this proposal is based upon the total number of Wright shares outstanding and entitled to vote as of the Wright record date, abstentions and failures to vote will have the same effect as a vote against the merger agreement proposal.

The Wright board of directors recommends that Wright shareholders vote “FOR” approval of the merger agreement.

Proposal 2—Advisory Vote on Specified Compensatory Arrangements

Wright shareholders are considering and voting on a proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger as disclosed in the section of the joint proxy statement/prospectus captioned “The Merger—Interests of Wright’s Directors and Officers in the Merger—Quantification of Payments to Wright’s Named Executive Officers” beginning on page [—].

Approval, on a non-binding advisory basis, of specified compensatory arrangements between Wright and its named executive officers relating to the merger requires the affirmative vote of holders of a majority of the Wright shares represented, in person or by proxy, at the Wright special meeting, although such vote will not be binding on Wright or its board of directors or any of its committees. Because the vote required to approve this proposal is based upon the total number of Wright shares represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The Wright board of directors of recommends that Wright shareholders vote “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger.

Proposal 3—Approval of Possible Adjournment of the Wright Special Meeting

Wright shareholders may be asked to vote on a proposal to adjourn the Wright special meeting, or any adjournments thereof, to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby. Approval of the Wright adjournment proposal requires the affirmative vote of holders of a majority of the Wright shares represented, in person or by proxy, at the special meeting, whether or not a quorum is present. Because the vote required to approve this proposal is based upon the total number of Wright shares represented in person or by proxy, abstentions will have the same effect as a vote against this proposal.

The Wright board of directors recommends that Wright shareholders vote “FOR” the Wright adjournment proposal.

Share Ownership and Voting by Wright Officers and Directors

It is anticipated that as of the Wright record date, the Wright directors and executive officers will have the right to vote approximately 776,566 Wright shares, representing approximately 1.51% of the Wright shares then outstanding and entitled to vote at the meeting. It is expected that the Wright directors and executive officers who are shareholders of Wright will vote “FOR” the proposal to approve the merger agreement and the merger, “FOR” the proposal to approve, on a non-binding advisory basis, specified compensatory arrangements between Wright and its named executive officers relating to the merger and “FOR” the Wright adjournment proposal, although none of them has entered into any agreement requiring them to do so.

Voting Your Shares

Wright shareholders may vote in person at the Wright special meeting, or by executing and returning a proxy. Wright recommends that you submit your proxy even if you plan to attend the Wright special meeting. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the Wright special meeting.

If you own Wright shares in your own name, you are considered, with respect to those shares, the “shareholder of record.” If your Wright shares are held by a brokerage firm, bank or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you are a Wright shareholder of record you may use the enclosed proxy card to tell the persons named as proxy holders how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxy holders will vote all shares at the meeting for which proxy holders have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxy holders how to vote, your shares will be voted “FOR” the proposals to adopt the merger agreement and approve the transactions contemplated thereby, to approve the advisory proposal regarding the specified compensatory arrangements between Wright and its named executive officers relating to the merger, and to adjourn the Wright special meeting in accordance with the recommendations of the Wright board of directors.

Wright shareholders may also vote over the internet at www.proxyvote.com or by telephone toll free at (800) 322-2885 by close of business on the day immediately preceding the Wright special meeting. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Shares Held in Street Name

If your Wright shares are held in an account through a brokerage firm, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your broker, bank or other nominee.

If you do not provide voting instructions to your brokerage firm, bank or other nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. None of the proposals at the Wright special meeting are discretionary matters. As such, without your instructions, nominees do not have discretionary authority to vote on any of the proposals to be voted on at the Wright special meeting.

A “broker non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Because brokers, banks and other nominees do not have discretionary voting with respect to any of the proposals, if a beneficial owner of Wright shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present in person or represented by proxy at the special meetings. As a result, it is expected that there will not be any broker non-votes in connection with any of the proposals.

If you are a Wright shareholder of record, you may revoke your proxy and change your vote at any time before it is voted at the special meeting by:

•	voting again by telephone or on the internet, because only your latest telephone or internet vote will be counted;

•	by properly completing, signing, dating, and returning another proxy card with a later date;

•	if you are a registered shareholder, by voting in person at the meeting;

•	if you are a registered shareholder, by giving written notice of such revocation to Wright’s corporate secretary prior to or at the meeting; or

•	if your shares are held in “street name” by a brokerage firm, bank or other nominee, you should follow the instructions of your brokerage firm, bank or other nominee regarding the revocation of proxies.

Your attendance at the Wright special meeting itself will not revoke your proxy unless you give written notice of revocation to Wright’s Corporate Secretary before the polls are closed.

Costs of Solicitation

Wright will bear the cost of soliciting proxies from its shareholders as well as the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to Wright shareholders.

Wright will solicit proxies on behalf of its board of directors by mail, telephone, facsimile, or other electronic means or in person. Wright will make arrangements with brokerage firms, banks, and other nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Wright shares held of record by those persons and will reimburse them for their reasonable expenses incurred in forwarding such proxy solicitation materials.

Wright has engaged a professional proxy solicitation firm, MacKenzie Partners, Inc., to assist in soliciting proxies for a fee not to exceed $25,000. In addition, Wright will reimburse MacKenzie Partners, Inc. for its reasonable disbursements.

Wright shareholders should not send in their common stock certificates with their proxy cards.

As described on page [—] of this joint proxy statement/prospectus, Wright shareholders of record will be sent materials for exchanging Wright shares shortly after the effective time.

Other Business

The Wright board of directors is not aware of any other business to be acted upon at the Wright special meeting. If, however, other matters are properly brought before the Wright special meeting, the proxy holders will vote your shares in accordance with their best judgment.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Wright special meeting, please contact MacKenzie Partners, Inc., the proxy solicitation agent for Wright, by mail at 105 Madison Avenue, New York, NY 10016. Banks and brokers call collect: (212) 929-5500; all others call toll free: (800) 322-2885.

THE EXTRAORDINARY GENERAL MEETING OF TORNIER SHAREHOLDERS

Overview

This joint proxy statement/prospectus is being furnished to Tornier shareholders on or about                     , 2015. Tornier is sending this joint proxy statement/prospectus to Tornier shareholders in connection with the solicitation of proxies by the Tornier board of directors for use at the Tornier extraordinary general meeting and any adjournments or postponements of the Tornier extraordinary general meeting.

Date, Time and Place of Tornier Extraordinary General Meeting

The Tornier extraordinary general meeting will be held at             [a./p.m.], Central European Time, on                     , 2015, at Tornier’s principal executive office in the Netherlands located at Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands.

Attendance

If you wish to attend the Tornier extraordinary general meeting, you must notify the Tornier board of directors of your intention to do so no later than                     , 2015, by submitting your name and number of Tornier ordinary shares beneficially owned to: Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own your Tornier ordinary shares through a broker and you wish to attend the Tornier extraordinary general meeting, you must notify the Tornier board of directors of your intention to do so no later than                     , 2015 and also provide the Tornier board of directors with appropriate evidence of ownership of and authority to vote the Tornier ordinary shares no later than , 2015. Access to the Tornier extraordinary general meeting is permitted only after verification of personal identification.

Voting Proposals

At the Tornier extraordinary general meeting, Tornier shareholders will vote upon the following proposals:

•	Tornier Voting Proposal No. 1—Approval of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger and the issuance of new Tornier ordinary shares in the capital of Tornier in connection with the merger pursuant to the existing designation of the Tornier board of directors;

•	Tornier Voting Proposal No. 2—Approval, on an advisory basis, of the specified compensatory arrangements between Tornier and named executive officers relating to the merger with Wright as disclosed in this joint proxy statement/prospectus under “The Merger—Interests of Tornier’s Directors and Officers in the Merger—Quantification of Payments to Tornier’s Named Executive Officers” beginning on page [—];

•	Tornier Voting Proposal No. 3—Approval of an amendment to Tornier’s articles of association to change the company name to Wright Medical Group N.V., which amendment would be effective as of the effective time of the proposed merger with Wright;

•	Tornier Voting Proposal No. 4—Approval of an amendment to Tornier’s articles of association to increase the authorized capital to €9,600,000 and the number of authorized Tornier ordinary shares to 320 million, which amendment would be effective as of the effective time of the proposed merger with Wright;

•	Tornier Voting Proposal No. 5—Grant discharge to certain Tornier board members resigning effective as of the effective time of the proposed merger with Wright;

•	Tornier Voting Proposal No. 6—Appointment of Robert J. Palmisano and David H. Mowry as executive directors and the following individuals as non-executive directors: Gary D. Blackford, Sean

D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman, in each case, effective as of the effective time of the proposed merger with Wright, and to serve until the next annual general meeting of shareholders, or in each case, until the director’s earlier death, resignation or removal; and

•	Tornier Voting Proposal No. 7—Approval of the Wright Medical Group N.V. amended and restated 2010 incentive plan, including approval of the increase in the number of Tornier ordinary shares issuable under the plan, effective as of the effective time of the proposed merger with Wright.

Record Date; Shares Entitled to Vote and Outstanding Tornier Ordinary Shares

Only shareholders of record of Tornier ordinary shares at the close of business on                     , 2015, or the record date, according to American Stock Transfer & Trust Company, LLC, Tornier’s registrar and transfer agent, or such shareholders’ proxies, will be entitled to vote at the Tornier extraordinary general meeting. As of                     , 2015, the number of outstanding Tornier ordinary shares entitled to vote on each voting proposal at the Tornier extraordinary general meeting was             . Each Tornier ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Tornier extraordinary general meeting.

Vote Required

Under Dutch law and Tornier’s articles of association, the Tornier board of directors has the right to make binding nominations for open positions on the Tornier board of directors. The binding nature of the nominations by the Tornier board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting if such two-thirds vote constitutes more than one-half of Tornier’s issued share capital, in which event a new meeting will be called at which the resolution for appointment of a member of the Tornier board of directors would require majority of two-thirds of the votes cast, representing more than one-half of the issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of the Tornier board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the Tornier board of directors was set aside.

The affirmative vote of a simple majority of the votes cast in person or by proxy at the Tornier extraordinary general meeting and entitled to vote on the proposal is required to approve the merger agreement and the transactions contemplated thereby, including the merger, and each of the other proposals being submitted to a vote of the Tornier shareholders at the Tornier extraordinary general meeting.

Although there is no quorum requirement under Dutch law, Tornier’s articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding Tornier ordinary shares are represented. Broker non-votes will not count as shares present at the Tornier extraordinary general meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that you vote:

•	FOR the approval of the agreement and plan of merger, dated as of October 27, 2014, among Tornier, Trooper Holdings Inc., Trooper Merger Sub Inc. and Wright Medical Group, Inc., a copy of which is attached as Annex A to this joint proxy statement/prospectus, and the transactions contemplated thereby, including the merger and the issuance of new Tornier ordinary shares in the capital of Tornier in connection with the merger pursuant to the existing designation of the Tornier board of directors;

•	FOR the approval, on an advisory basis, of the specified compensatory arrangements between Tornier and named executive officers relating to the proposed merger with Wright and as disclosed in this joint proxy statement/prospectus under “The Merger—Interests of Tornier’s Directors and Officers in the Merger—Quantification of Payments to Tornier’s Named Executive Officers” beginning on page [—];

•	FOR the approval of an amendment to Tornier’s articles of association to change the company name to Wright Medical Group N.V., which amendment would be effective as of the effective time of the proposed merger with Wright;

•	FOR the approval of an amendment to Tornier’s articles of association to increase the authorized capital to €9,600,000 and the number of authorized Tornier ordinary shares to 320 million, which amendment would be effective as of the effective time of the proposed merger with Wright;

•	FOR the grant of discharge to certain Tornier board members resigning effective as of the effective time of the proposed merger with Wright;

•	FOR the appointment of Robert J. Palmisano and David H. Mowry as executive directors and the following individuals as non-executive directors: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman, in each case, effective as of the effective time of the proposed merger with Wright, and to serve until the next annual general meeting of shareholders or, in each case, until the director’s earlier death, resignation or removal; and

•	FOR the approval of the Wright Medical Group N.V. amended and restated 2010 incentive plan, including approval of the increase in the number of Tornier ordinary shares issuable under the plan, effective as of the effective time of the proposed merger with Wright.

Share Ownership and Voting by Tornier Officers and Directors

It is anticipated that as of the Tornier record date, the Tornier directors and executive officers will have the right to vote approximately 12,738,154 Tornier ordinary shares, representing approximately 26.0% of the Tornier ordinary shares then outstanding and entitled to vote at the meeting. It is expected that the Tornier directors and executive officers who are shareholders of Tornier will vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” the other proposals being submitted to a vote of Tornier shareholders at the Tornier extraordinary general meeting, although none of them has entered into any agreement requiring them to do so.

In connection with the execution of the merger agreement, Wright entered into a voting and support agreement with TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC and a shareholder holding 21.9% of outstanding Tornier ordinary shares, pursuant to which, among other things and subject to the terms and conditions therein, such shareholder agreed to vote its Tornier ordinary shares in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement.

Voting Your Tornier Ordinary Shares

If you are the registered holder of Tornier ordinary shares, you are the record holder of those shares, and you can vote at the Tornier extraordinary general meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Tornier extraordinary general meeting. You can always attend the Tornier extraordinary general meeting and revoke your proxy by voting in person.

If you are a shareholder of record and are voting by proxy by mail, internet or telephone, your vote must be received by 11:59 p.m., Eastern Time, on                 , 2015 to be counted.

There are three ways to vote by proxy:

•	By Internet—You can vote by internet by going to the website www.proxyvote.com and following the instructions for internet voting shown on your proxy card.

•	By Telephone—You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•	By Mail—You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

By giving Tornier your proxy, you are authorizing the individuals named on your proxy card, the proxies, to vote your Tornier ordinary shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (1) each of the two executive director nominees and the eight non-executive director nominees, and (2) each of the other voting proposals in this joint proxy statement/prospectus.

If you vote by proxy without indicating your instructions, your Tornier ordinary shares will be voted:

•	FOR the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Tornier ordinary shares in the merger;

•	FOR the appointment of Robert J. Palmisano and David H. Mowry as executive directors and Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, as recommended by the Tornier board of directors; and

•	FOR each of the other voting proposals in this joint proxy statement/prospectus, as recommended by the Tornier board of directors.

Tornier Ordinary Shares Held in Street Name

If you own Tornier ordinary shares through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in Tornier’s share register. For shares held in street name, there is a two-step process for distributing this joint proxy statement/prospectus, proxy card and other proxy materials and tabulating votes. Brokers inform Tornier how many of their clients own Tornier ordinary shares in street name, and the broker forwards this joint proxy statement/prospectus, proxy card and other proxy materials to those beneficial owners. If you receive this joint proxy statement/prospectus, proxy card and other proxy materials from your broker, you should vote your Tornier ordinary shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Tornier extraordinary general meeting, your broker will tabulate the votes it has received and submit a proxy card to Tornier reflecting the aggregate votes of the street name holders. If you plan to attend the Tornier extraordinary general meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Tornier extraordinary general meeting, as well as notify the Tornier board of directors of your intention to do so no later than                     , 2015 and provide the Tornier board of directors with appropriate evidence of ownership of and authority to vote the shares no later than                     , 2015.

Ability to Change Vote or Revoke Proxy

Tornier shareholders may change their vote or revoke a proxy at any time prior to its exercise at the Tornier extraordinary general meeting by:

•	giving to Tornier’s Senior Vice President, Chief Legal Officer and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m., Eastern Time, on , 2015; or

•	attending the Tornier extraordinary general meeting and voting in person.

Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

Counting Votes

Each Tornier ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Tornier extraordinary general meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares are broker non-votes.

All proxies submitted to Tornier will be tabulated by Broadridge Financial Solutions, Inc. All Tornier ordinary shares voted by shareholders of record present in person at the Tornier extraordinary general meeting will be tabulated by Tornier’s Corporate Secretary or his designee.

Costs of Solicitation

Tornier will bear the cost of soliciting proxies from its shareholders as well as the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to Tornier shareholders.

Tornier will solicit proxies on behalf of its board of directors by mail, telephone, facsimile, or other electronic means or in person. Tornier will make arrangements with brokerage firms, banks, and other nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of Wright shares held of record by those persons and will reimburse them for their reasonable expenses incurred in forwarding such proxy solicitation materials.

Other Business

As of the date of this joint proxy statement/prospectus, the Tornier board of directors does not know of any business that will be presented for consideration at the Tornier extraordinary general meeting other than the matters described in this joint proxy statement/prospectus.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Tornier extraordinary general meeting, please contact Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., by telephone at (952) 426-7654 or by email at kevin.klemz@tornier.com.

INFORMATION ABOUT THE COMPANIES

Tornier N.V.

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

Telephone: 31 (20) 675-4002

Tornier is a global medical device company focused on providing solutions to surgeons who treat musculoskeletal injuries and disorders of the shoulder, elbow, wrist, hand, ankle and foot. Tornier’s broad offering of over 90 product lines includes joint replacement, trauma, sports medicine, and biologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets. Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world. In the United States, approximately 350 U.S. sales representatives sell Tornier products, including approximately 170 direct representatives, 85% of which are dedicated to either upper or lower extremities. Tornier’s international sales and distribution system is tailored to the needs and requirements of each individual market and consists of 12 direct sales offices and approximately 25 distributors that sell its products in approximately 40 countries. Tornier is a public limited liability company incorporated under the laws of the Netherlands. Tornier ordinary shares are listed on the NASDAQ Global Select Market under the symbol “TRNX.”

Wright Medical Group, Inc.

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, Tennessee 38117

Telephone: (901) 290-5817

Wright is a global orthopaedic company that provides surgical solutions for the foot and ankle market. Wright markets its products in over 60 countries worldwide. Wright’s business includes products that are used primarily in foot and ankle repair, upper extremity products, and biologics products, which are used to replace damaged or diseased bone, to stimulate bone growth and to provide other biological solutions for surgeons and their patients in the United States. Wright has extensive foot and ankle product portfolio and approximately 200 specialized foot and ankle sales representatives. Wright was incorporated in Delaware on November  23, 1999. Wright shares are listed on the NASDAQ Global Select Market under the symbol “WMGI.”

Trooper Holdings Inc.

Trooper Holdings Inc.

c/o Tornier Inc.

10801 Nesbitt Avenue South

Bloomington, Minnesota 55437

Telephone: (952) 426-7000

Holdco is a Delaware corporation and a newly formed, direct and wholly-owned subsidiary of Tornier. Holdco was incorporated on October 24, 2014 for the purposes of effecting the merger and continuing as the holding company of the surviving company of the merger thereafter. To date, Holdco has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Trooper Merger Sub Inc.

Trooper Merger Sub Inc.

c/o Tornier Inc.

10801 Nesbitt Avenue South

Bloomington, Minnesota 55437

Telephone: (952) 426-7000

Merger Sub is a Delaware corporation and a newly formed, indirect and wholly-owned subsidiary of Tornier. Merger Sub was formed on October 24, 2014 for the sole purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

THE MERGER

This section and the section entitled “The Merger Agreement” describe the material aspects of the merger, including the merger agreement. While Wright and Tornier believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the attached Annexes, and the other documents to which you are referred herein. See “Where You Can Find More Information” beginning on page [—].

General

Upon the terms and subject to the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, Merger Sub, an indirect, wholly-owned subsidiary of Tornier and a party to the merger agreement, will merge with and into Wright, and the separate corporate existence of Merger Sub will cease. Wright will survive the merger as an indirect, wholly-owned subsidiary of Tornier. The merger will become effective at such time as a certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at any later date or time mutually agreed to in writing by Tornier and Wright and specified in the certificate of merger in accordance with the Delaware General Corporation Law, or DGCL.

At the effective time of the merger, each outstanding Wright share (other than shares held by Tornier, Merger Sub, any wholly-owned subsidiary of Tornier or Wright, or by Wright as treasury shares, which will be canceled and retired and cease to exist) will be converted into the right to receive 1.0309 fully paid and nonassessable Tornier ordinary shares. No fractional shares will be issued as a result of the merger.

Tornier shareholders will not receive any merger consideration and will continue to hold their Tornier ordinary shares after the merger.

Tornier and Wright hope to complete the merger as soon as reasonably practicable. Tornier and Wright currently expect that the closing could occur as early as the second quarter of 2015 but more likely in the third quarter of 2015. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Tornier and Wright could result in the merger being completed at an earlier time, a later time, or not at all.

Background of the Merger

In order to assist Tornier’s management in exploring, reviewing and evaluating potential opportunities for strategic alternatives and integrating the business and operations of acquired companies, the Tornier board of directors formed a special committee in 2012. That special committee became a standing committee of the Tornier board of directors on October 29, 2013 entitled the strategic transactions committee. The primary responsibilities of the strategic transactions committee include, among others: (1) reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments and similar strategic transactions involving Tornier; (2) reviewing integration efforts with respect to completed strategic transactions; (3) assisting management in developing, implementing and adhering to a strategic plan and direction for activities with respect to strategic transactions; and (4) reviewing and evaluating potential opportunities for restructuring Tornier’s business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits, to Tornier.

As part of the ongoing evaluation of Wright’s business, members of Wright’s senior management and the Wright board of directors have periodically reviewed and assessed Wright’s financial performance and operations, financial condition and industry and regulatory developments in the context of Wright’s long-term strategic goals and plans, including the consideration of potential opportunities to enhance shareholder value through licensing transactions, acquisitions, business combinations and other financial and strategic alternatives. During the past few years, as part of its ongoing review and assessment of opportunities to enhance shareholder value, Wright evaluated a significant number of potential strategic transactions, including potential combinations that could, among other things, enhance Wright’s ability to implement its long-term strategy of expanding its portfolio of products and geographic reach to become one of the largest focused players in the orthopaedic extremities market. As part of this strategy, Wright pursued several acquisition opportunities that would streamline its focus and expand its reach. In November 2012, Wright announced the acquisition of BioMimetic Therapeutics, Inc., and its biologics platform, which was completed in March 2013. In October 2013, Wright announced the acquisition of Biotech International, a French orthopaedic extremities company, which transaction significantly expanded Wright’s direct sales channel in France and international distribution network, and which was completed in November 2013. In January 2014, Wright consummated the divestiture of its OrthoRecon business, which transaction refocused Wright’s business into a pure-play global extremities company. Also in early 2014, Wright completed the acquisition of Solana Surgical, LLC and OrthoPro, LLC, two privately-held extremity companies.

Throughout 2013 and 2014, Wright met periodically with outside advisors to learn about transactions and other developments in the medical device industry and to discuss potential opportunities for Wright. On November 20, 2013, at a meeting with representatives from J.P. Morgan, the team from J.P. Morgan presented to Wright an overview of several potential acquisition and business combination opportunities and raised the prospect of possible transactions with a number of companies, including Tornier.

On December 3, 2013, at the Piper Jaffray Annual Healthcare Conference in New York, David H. Mowry, Tornier’s President and Chief Executive Officer, and Robert J. Palmisano, Wright’s President and Chief Executive Officer, had a brief initial conversation during which the topic of a potential business combination transaction was discussed. It was decided that representatives of the two companies would attempt to find time for further discussion during the J.P. Morgan Annual Healthcare Conference in San Francisco, California, to be held from January 13, 2014 to January 16, 2014. Mr. Palmisano discussed the meeting with the Wright board of directors at a regularly scheduled meeting on December 10, 2013, and the Wright board of directors authorized him to continue discussions in order to obtain more information about a potential transaction relating to Tornier, and also to investigate additional strategic opportunities consistent with Wright’s practice.

On January 9, 2014, Shawn McCormick, Tornier’s Chief Financial Officer, contacted Mr. Palmisano, and Lance Berry, Wright’s Senior Vice President and Chief Financial Officer, to propose a meeting time during the J.P. Morgan Annual Healthcare Conference. Mr. McCormick also forwarded an initial draft of a confidentiality agreement.

On January 13, 2014, Mr. Mowry and Mr. McCormick had a discussion with Mr. Palmisano in San Francisco, California during the J.P. Morgan Annual Healthcare Conference. During the conversation, Mr. Palmisano indicated that Wright was open to exploring, on a preliminary basis, a potential business combination transaction between Wright and Tornier. Mr. Mowry responded that Tornier was not for sale but that the Tornier board of directors would consider any serious proposal. At this meeting, Mr. Mowry and Mr. McCormick spoke generally about Tornier’s business and Mr. Palmisano spoke generally about Wright’s business. The parties discussed a variety of opportunities and challenges facing the orthopaedic industry and their respective businesses, the recent consolidation trend in the industry and the consequent importance of scale to the future of both companies. It was decided that the parties would meet again during the following week in Memphis, Tennessee to have a more detailed discussion.

Following the meeting at the J.P. Morgan conference in San Francisco, Mr. Mowry contacted Sean D. Carney, Tornier’s Chairman of the Board, and informed Mr. Carney of the substance of the meeting with Wright’s management and the plan to reconvene in Memphis, Tennessee. Mr. McCormick and Mr. Palmisano exchanged emails periodically over the next two weeks, discussing the terms of a potential confidentiality agreement and scheduling the time and location for the meeting in Memphis.

Later in January 2014, Mr. Mowry contacted Mr. Palmisano and discussed the type of information that Tornier was willing to share with Wright if the parties entered into a mutual confidentiality agreement.

The meeting in Memphis, Tennessee occurred on January 22, 2014. Present at this meeting were Mr. Palmisano and Mr. Berry from Wright and Mr. Mowry and Mr. McCormick from Tornier. At this meeting,

Mr. Mowry and Mr. McCormick made a presentation regarding Tornier’s business and both parties exchanged additional information regarding their respective businesses, including products, markets and organizational structures. The parties discussed again the various opportunities and challenges facing the orthopaedic industry and their respective businesses, including the U.S. sales organization transitions that Tornier was in the process of implementing and Wright’s recent completion of its OrthoRecon divestiture. The parties again discussed the recent consolidation trend in the industry and the consequent importance of scale to the future of both companies. The parties also discussed their respective product portfolios and pipelines and possible benefits of a combination between the two companies to their respective businesses, shareholders, customers and employees. The parties explored whether there was a sound strategic and operational rationale for a combination of the two companies. No specific transaction terms were discussed. During the meeting, representatives from Tornier and Wright entered into a mutual confidentiality agreement to facilitate the preliminary exchange of non-public information between the two companies and their advisors for the purpose of exploring a potential transaction. The confidentiality agreement did not contain a standstill provision. Upon conclusion of this meeting, Mr. Mowry indicated that Tornier’s management would discuss the possibility of a potential transaction with Wright with the Tornier board of directors at its next regular meeting and Mr. Palmisano indicated that he would discuss the possibility of a potential transaction with Tornier with the Wright board of directors.

Following the meeting, members of Wright’s management considered that Warburg Pincus, LLC, a U.S. private equity firm, previously held a majority stake in Tornier, and that Warburg Pincus continued to hold a substantial position in Tornier. They also discussed the fact that Warburg had previously been a majority shareholder of Wright and that Mr. Palmisano had previously been President and Chief Executive Officer of ev3 Inc., and member of the board of directors of Bausch & Lomb Inc., both former Warburg Pincus portfolio companies. Members of management considered further that, given Warburg’s investment in Tornier, and the size and breadth of its other investments, it was advisable for Wright to seek the advice of more than one advisor in the context of its initial discussions with Tornier and other potential strategic partners.

To facilitate assessment of its strategic alternatives, Wright determined to work also with Perella Weinberg, and determined to obtain consulting services from Vikram Malik of Crown Sterling LLC. Crown Sterling is an independent financial consultant with no history of any relationship with Warburg Pincus or with the investment banking firms likely to be financial advisors in any transaction between Wright and Tornier. On January 28, 2014, the management team of Wright had a meeting in Memphis, Tennessee with advisors from Perella Weinberg and Mr. Malik from Crown Sterling. Mr. Malik presented a summary of possible parties to strategic transactions, including companies that might be interested in acquiring Wright and companies that Wright might be interested in acquiring, which list included Tornier.

On February 13, 2014, the Tornier board of directors held a regular meeting in Amsterdam, the Netherlands, during which Mr. Mowry summarized the preliminary discussions between Tornier’s management and Wright’s management at the two meetings in January 2014. The Tornier board of directors directed Tornier’s management to continue preliminary discussions with Wright in order to assess the feasibility and merits of a potential transaction with Wright.

On February 13, 2014, at a regularly scheduled meeting of the Wright board of directors, Mr. Palmisano introduced Mr. Malik to the Wright board of directors and explained that he had been retained as an independent consultant to help the management team analyze strategic possibilities for Wright. Mr. Malik presented a strategic overview of the healthcare market from a variety of perspectives, including a summary of possible strategic transactions that it had previously discussed with Wright’s management team, including strategic business combinations with several companies that participate and compete in the medical device industry, including Tornier. Following the presentation, after discussion and deliberation, the Wright board of directors charged Wright’s management with seeking to determine potential third party interest in a potential strategic transaction with Wright.

Mr. Palmisano and Mr. Mowry spoke by telephone multiple times in the early spring of 2014. In each conversation, Mr. Palmisano reiterated Wright’s interest in a transaction generally but stressed that, due to Wright’s recent acquisitions and disposition, the first part of 2014 would not be the proper time for a strategic transaction.

In March 2014, Wright’s management also engaged J.P. Morgan to provide assistance as Wright undertook conversations with potential strategic partners. On March 31, representatives from J.P. Morgan and Perella Weinberg spoke with members of management to review the business prospects and status of discussions to date with potential strategic partners, including Tornier.

On April 28, 2014, during a special telephonic meeting of the Wright board of directors, Wright’s management and representatives from J.P. Morgan and Perella Weinberg provided the Wright board of directors information on the status of their efforts to determine whether third parties in addition to Tornier might have interest in a potential transaction with Wright. The representatives from J.P. Morgan and Perella Weinberg described the process they had been conducting and the varying degrees of interest expressed by potential strategic counterparties. They discussed how potential strategic partners had been identified based on, among other factors, potential complementary business attributes and likelihood of interest based upon respective sizes, prospects and historical acquisition activity. Mr. Palmisano updated the Wright board of directors on his discussions with Tornier during the early part of 2014, and informed the directors that he had deferred further substantive discussions until after the upcoming regularly scheduled Wright board of directors meeting. After discussion, the Wright board of directors determined to revisit assessment of potential strategic transaction partners at the next regularly scheduled meeting of the Wright board of directors.

On April 29, 2014, the Tornier board of directors held a regular meeting in Amsterdam, the Netherlands, during which Mr. Mowry summarized his prior conversations with Mr. Palmisano since the February 13, 2014 Tornier board meeting. The Tornier board discussed the competitive landscape in the orthopaedic industry, especially in light of ongoing industry consolidations. The Tornier board of directors directed management to continue discussions with Wright in order to assess the feasibility and merits of potential transaction.

At a regularly scheduled meeting of the Wright board of directors on May 13, 2014, Wright’s management and representatives from J.P. Morgan and Perella Weinberg updated the Wright board of directors on the status of their efforts to determine third party interest in a potential transaction with Wright. Wright’s management and representatives from J.P. Morgan and Perella Weinberg reported on discussions they had conducted with Company A, and described for the Wright board of directors the anticipated meeting with Company A scheduled in the coming weeks. In addition, they reported that representatives from J.P. Morgan and Perella Weinberg had reached out on behalf of Wright to Companies B, C and D. After preliminary discussions about the merits of a potential transaction, Company B and Wright entered into a confidentiality agreement; however, Company B ended discussions shortly before announcing a significant business combination transaction. Representatives from Wright also negotiated a confidentiality agreement with Company C. After multiple preliminary discussions, Company C indicated that a potential transaction with Wright was not a priority at the time, and Company C ended discussions before entering into a confidentiality agreement. Accordingly, no confidential information was provided to Company C. Wright’s management and representatives from J.P. Morgan and Perella Weinberg also reported on discussions with the head of strategy and business development at Company D about the possibility of exploring a possible transaction. The financial advisors reported that Company D did not anticipate engaging in a transaction with Wright in the near term. No further discussions were held with Company D. Also at the meeting, Ropes & Gray LLP, Wright’s outside legal counsel, reviewed the fiduciary duties of the Wright board of directors and discussed application in the context of a potential business combination transaction. After additional discussion, the Wright board of directors authorized Wright’s management to continue its efforts to explore the potential interest of third parties in a strategic transaction with Wright.

On May 20, 2014, Mr. Palmisano, Mr. Berry, James Lightman, Wright’s Senior Vice President, General Counsel and Secretary, and Pascal E.R. Girin, Wright’s Executive Vice President and Chief Operating Officer, and other members of Wright’s management met with representatives from Company A, together with representatives from J.P. Morgan and Perella Weinberg. Wright’s management team presented a review of Wright’s global extremity and biologics business, including current operations, the progress of the integration of its most recent acquisitions and its long-term commercial and strategic plans.

On June 3, 2014, Mr. Mowry and Mr. McCormick met in Boston, Massachusetts with several members of Wright’s executive management team, including Mr. Palmisano and Mr. Berry. At this meeting, Tornier and Wright again discussed the various opportunities and challenges facing their respective businesses, the consolidation trend in the industry and the consequent importance of scale to the future of both companies. The parties further discussed the potential strategic and operational rationale for a combination of the two companies. Tornier discussed its preliminary assessment of potential synergies that might be achieved by an acquirer of Tornier. No specific transaction terms were discussed. At the conclusion of the meeting, Mr. Mowry informed Mr. Palmisano that he would discuss the possibility of a potential transaction with Wright with Tornier’s Chairman of the Board and strategic transactions committee. Mr. Palmisano informed Tornier’s management that he had had preliminary discussions with the Wright board of directors regarding a potential transaction with Tornier.

On June 5, 2014, the strategic transactions committee of the Tornier board of directors held a special telephonic meeting to receive an update on Tornier’s management’s discussions with Wright. Several members of Tornier’s senior management also participated. Members of Tornier’s management reported on the June 3, 2014 meeting with Wright and other conversations to date with Wright. The strategic transactions committee directed Tornier’s management to continue to explore a possible transaction with Wright. The strategic transactions committee also directed Tornier’s management to negotiate engagement terms with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) to serve as Tornier’s financial advisor in connection with a possible transaction, and recommended that BofA Merrill Lynch act as financial advisor to the Tornier board of directors.

On June 19, 2014, the Tornier board of directors held a special telephonic meeting to receive an update regarding a possible business combination transaction with Wright. Several members of Tornier’s senior management and representatives of BofA Merrill Lynch also participated for certain portions of the meeting. Members of Tornier’s management summarized its discussions during the June 3, 2014 meeting with Wright. Kevin M. Klemz, Tornier’s Senior Vice President, Chief Legal Officer and Secretary, discussed with the Tornier board of directors its fiduciary duties in the context of reviewing and analyzing a business combination transaction. The Tornier board of directors and representatives of BofA Merrill Lynch reviewed preliminary illustrative financial analyses of Tornier on a stand-alone basis and of a potential combination of Tornier and Wright. The Tornier board of directors and representatives of BofA Merrill Lynch also reviewed various strategic alternatives available to Tornier, including remaining a stand-alone company, completing one or more acquisitions, completing a more transformational combination with a similar like-sized company, like Wright, or being acquired by a larger company. The Tornier board of directors and representatives of BofA Merrill Lynch also discussed various potential combination partners and potential acquirers. After discussions among themselves and with the representatives of BofA Merrill Lynch, the Tornier board of directors determined, that Tornier’s positive stand-alone momentum created as a result of its continued execution on its business strategy during the past several quarters coupled with the interest expressed by Wright to explore a potential transaction with Tornier warranted a deeper evaluation by the Tornier board of the various strategic alternatives available to Tornier to enhance shareholder value. The Tornier board approved the terms of an engagement letter with BofA Merrill Lynch. After a discussion among themselves and with the representatives of BofA Merrill Lynch, the Tornier board directed BofA Merrill Lynch to contact six identified companies, other than Wright, to gauge their interest in a possible business combination transaction with Tornier. The Tornier board of directors selected the six companies based on, among other things, the perceived strategic fit of their respective businesses with Tornier’s business, the likelihood that they might be interested in a potential transaction with Tornier based upon their position in the market place, historical contacts with Tornier and historical acquisition activity, including their prior experience making large acquisitions, and their perceived ability to complete a transaction with Tornier in a timely manner. The Tornier board of directors and representatives of BofA Merrill Lynch discussed the possibility of Tornier soliciting interest in a potential transaction from private equity firms and other financial investors. After this discussion, the Tornier board of directors determined that financial buyers would be unlikely to be able to match the economics that could be proposed by Wright or other potential strategic partners or acquirers due to the synergies that those strategic partners or acquirers would expect to be able to realize through a combination or acquisition. The Tornier board of directors delegated to the strategic transactions committee specific additional authority to provide Tornier’s management with prompt guidance and advice in connection with the process of exploring strategic alternatives.

Following the June 19, 2014 Tornier board of directors meeting, representatives of BofA Merrill Lynch contacted Wright and the six other companies selected by the Tornier board of directors. The representatives of BofA Merrill Lynch informed Wright and these six other companies that after entering into a mutual confidentiality agreement with Tornier, Tornier would share with them certain non-public information, including financial projections, and would arrange meetings with Tornier’s management. Of these six other companies, three of them (referred to herein as Company X, Company Y and Company Z), in addition to Wright, indicated an interest in receiving more information about Tornier and its business.

On July 1, 2014, Tornier and BofA Merrill Lynch entered into an engagement letter pursuant to which BofA Merrill Lynch agreed to act as Tornier’s financial advisor in connection with a possible business combination transaction.

On July 10, 2014, Tornier entered into a mutual confidentiality agreement with Company X.

On July 10, as a result of public events relating to Company D, representatives from Perella Weinberg and J.P. Morgan reached out to representatives from Company D, at the direction of members of Wright’s management team, to gauge the potential for Company D to have a renewed interest in a potential strategic transaction with Wright. Representatives from Company D confirmed that no developments had occurred that might change the outcome of the earlier discussions with Wright.

On July 11, 2014, Tornier entered into a mutual confidentiality agreement with Company Y.

On July 17, 2014, Mr. Mowry, Mr. McCormick, Mr. Klemz, James Erickson, Tornier’s Vice President, Global Finance, and Jeff Kogl, Tornier’s Vice President, Strategy and Corporate Development, met with Mr. Palmisano, Mr. Berry, Mr. Girin, Mr. Lightman, Ms. Andrews and Mr. White in Minneapolis, Minnesota to share additional information regarding their respective businesses and to continue to explore whether there was a sound strategic and operational rationale for a combination of the two companies. During this meeting, members of Tornier’s management and Wright’s management presented information concerning their respective internal management structure, business strategy, product portfolio, product pipeline, financial information and financial guidance. Preliminary discussions took place regarding potential strategic synergies that might result from the combination of the two companies. No specific transaction terms were discussed. Representatives from BofA Merrill Lynch and Wright’s financial advisors, Perella Weinberg and J.P. Morgan, also were present at this meeting.

From July 18 to July 30, 2014, Tornier negotiated and exchanged drafts of a mutual confidentiality agreement with Company Z.

On July 22, 2014, the Tornier board of directors held a regular meeting in Amsterdam, the Netherlands, during which Tornier’s management updated the directors regarding the process to seek strategic alternatives and the status of discussions with parties, including Wright. Tornier’s management informed the Tornier board of directors that several of the companies identified as potential business combination partners or acquirers had indicated a lack of interest in engaging in a transaction with Tornier at this time due to distraction with integration of larger transactions, valuation sensitivity and limited interest in Tornier’s product portfolio. Tornier’s management summarized its discussions with Wright’s management at the July 17, 2014 meeting and shared the results of its ongoing due diligence investigation of Wright, including in particular, Wright’s financial projections and contingent liabilities. Tornier’s management also discussed potential cost and revenue synergies that had been identified to date by Tornier. The Tornier board directed Tornier’s management to continue discussions with Wright and any other potentially interested parties and to continue to report progress of any such discussions to the strategic transactions committee, and as deemed appropriate by the strategic transactions committee, the full Tornier board of directors.

On July 24, 2014, at the direction of Tornier, BofA Merrill Lynch sent a confidential information memorandum and process letter to Company X and Company Y requesting written preliminary, non-binding indications of interest by August 15, 2014.

On July 29, 2014, BofA Merrill Lynch sent representatives of Tornier a memorandum summarizing certain information concerning BofA Merrill Lynch’s material investment and corporate banking relationships with Wright, Company X, Company Y, Company Z and three other companies that the Tornier board of directors authorized BofA Merrill Lynch to contact to gauge their interest in a possible business combination transaction with Tornier. The memorandum also disclosed the participation of BofA Merrill Lynch affiliate Bank of America, N.A. (“BANA”), acting as principal for its own account, in certain bond hedge and warrant transactions, which are referred to as the Call Spread Transactions, entered into by Wright in connection with Wright’s issuance in August 2012 of $300 million aggregate principal amount of 2.00% cash convertible senior notes due 2017, and that a potential acquisition of Tornier by Wright may trigger certain adjustments under the Call Spread Transactions.

At a regularly scheduled meeting of the Wright board on July 29, 2014, representatives from J.P. Morgan and Perella Weinberg reviewed the outcome of the discussions with Company A that had occurred after the May 15 meeting of the Wright board of directors. They reported that while both Company A and members of Wright’s management found a potential combination strategically compelling, the sides had widely disparate views on valuation. They also reviewed the earlier discussions with Company B, Company C and Company D that had been reported to the Wright board of directors at the May 13 meeting of the Wright board of directors. Wright’s financial advisors also provided a preliminary analysis of a potential combination with Tornier. The Wright board discussed the information presented at the meeting and authorized Wright’s management to further explore a potential stock-for-stock merger with Tornier, including by making a non-binding proposal for a combination in which Wright’s shareholders would retain ownership of at least 55% of a combined company.

On August 6, 2014, Company Z indicated to BofA Merrill Lynch that Company Z was not interested in pursuing a transaction with Tornier at this time and would not be entering into a confidentiality agreement with Tornier or participating in the process.

On August 11, 2014, Company Y indicated to BofA Merrill Lynch that Company Y was not interested in pursuing a transaction with Tornier at this time and would not be submitting an indication of interest.

On August 13, 2014, Mr. Palmisano proposed by telephone to Mr. Mowry a combination with Tornier contemplating post-transaction ownership of approximately 56% for former Wright shareholders and 44% for former Tornier shareholders. He indicated that Wright would be sending Tornier a written preliminary, non-binding indicative term sheet outlining the terms of a proposed business combination transaction between Wright and Tornier and noted that any transaction would be subject to legal, accounting and business due diligence by Wright and approval of the transaction by the Wright board of directors. Mr. Palmisano also stated that the term sheet would reflect that: (1) the headquarters of the combined company would be in Memphis, Tennessee; (2) the board of directors of the combined company would be comprised of five independent members nominated by the Wright board, Mr. Palmisano and four independent members from the Tornier board; (3) the chairman of the board of directors of the combined company would be open to discussion; (4) the domicile of the combined company would be open to discussion; (5) appointment of certain members of the proposed executive team for the combined company and (6) Wright would require that Tornier enter into an agreement providing at for a 45-day exclusivity period. Later in the day on August 13, 2014, Mr. Mowry received an e-mail from

Mr. Palmisano containing a written preliminary, non-binding indicative term sheet outlining the proposed terms and conditions of a potential business combination transaction between Wright and Tornier.

On August 13, 2014, BofA Merrill Lynch received a written preliminary, non-binding indication of interest from Company X to acquire all of the outstanding capital stock of Tornier at an implied price per share of $24.00, to be paid approximately 50% in cash and 50% in Company X common stock. The indication of interest stated that Company X expected to take 30 days to complete its due diligence process and negotiate the definitive documentation and that the definitive documentation would not contain a financing condition. The indication of interest also stated that the combined company would be domiciled outside the United States.

On August 19, 2014, the Tornier board of directors held a special telephonic meeting to review and discuss the indications of interest received by Tornier. Several members of Tornier’s senior management and representatives of BofA Merrill Lynch participated as well for certain portions of the meeting. Representatives of BofA Merrill Lynch reviewed the process conducted to date and summarized the responses of the six companies, in addition to Wright, contacted by BofA Merrill Lynch at the direction of the Tornier board of directors. Representatives of BofA Merrill Lynch informed the Tornier board of directors that of the six companies contacted by BofA Merrill Lynch, three of them were sent a confidentiality agreement, two executed a confidentiality agreement and one of them, Company X, submitted a preliminary, non-binding written indication of interest, in addition to Wright. Representatives of BofA Merrill Lynch informed the Tornier board of directors that the parties opting not to participate in the process had provided reasons for not continuing to participate, including distraction with integration of larger transactions, valuation sensitivity and limited interest in Tornier’s product portfolio at this time. The Tornier board of directors discussed with representatives of BofA Merrill Lynch the material terms of Wright’s and Company X’s indications of interest. Representatives of BofA Merrill Lynch also presented an illustrative preliminary financial analysis of Tornier and Wright combined and Tornier and Company X combined. The Tornier board discussed the two indications of interest and asked questions of Tornier’s management and BofA Merrill Lynch. In reviewing the indications of interest, the Tornier board considered, among other things, the preliminary financial analyses by BofA Merrill Lynch, the timing and risks associated with Tornier’s business plan, the competitive landscape of the orthopaedic industry, the optimal timing for a sale of the company or a transformational transaction, Wright’s proposed terms regarding governance of the combined company, including in particular, the composition of the board of directors, and Wright’s request for exclusivity. The Tornier board determined that it was not in the best interests of the Tornier shareholders to enter into an exclusivity agreement with Wright under the current terms of Wright’s proposal. After discussing next steps and timing, the Tornier board directed BofA Merrill Lynch to provide feedback to both Wright and Company X that their respective indications of interest required improvement before they would be of interest to the Tornier board. The Tornier board instructed BofA Merrill Lynch to provide feedback to Wright that the terms of any revised proposal by Wright should be more in line with a “merger of equals” transaction where there would be a post-transaction 50%/50% split of both economic ownership and governance of the combined company and should reflect an implied price per Tornier ordinary share of around $30.00. The Tornier board also directed BofA Merrill Lynch to inform Wright that Tornier was not willing to enter into an exclusivity agreement at this time, and that Tornier desired to enter into a mutual confidentiality agreement amended to include a standstill provision. The Tornier board of directors directed BofA Merrill Lynch to inform Company X that Tornier’s management would make a presentation to, and spend additional time with, Company X’s management to help Company X better understand Tornier’s business and potential synergies between the two companies to enable Company X to be in a position to improve its offer.

On August 22, 2014, a representative of BofA Merrill Lynch contacted representatives of Perella Weinberg and J.P. Morgan and communicated the feedback from the Tornier board that the terms of Wright’s proposal were insufficient and that if Wright wanted to proceed to the next phase of the process its indication of interest would need to be revised to reflect terms more in line with a “merger of equals” transaction in order to be of interest to the Tornier board of directors. At the direction of the Tornier board of directors, BofA Merrill Lynch also communicated to Perella Weinberg and J.P. Morgan that Wright and Tornier would need to execute another mutual confidentiality agreement to include a standstill provision.

On August 26, 2014, during a special, telephonic meeting, Mr. Palmisano updated the Wright board on the status of Wright’s negotiations with Tornier. Mr. Palmisano informed the Wright board that Tornier communicated that it would require a significantly higher share of the ownership of the combined company than contemplated by Wright’s prior proposal; in particular, Tornier sought a 50%/50% post-merger ownership split between the former Wright shareholders and the former Tornier shareholders. The representative from J.P. Morgan observed that at present valuations, a 50%/50% ownership split would equate to a $30 per share price for Tornier and an implied premium of 40-45% to its current share price. He also reported that Tornier’s management expected that Tornier would report strong financial results for the third quarter of 2014 and increase its financial guidance for 2014, and that this was likely to prompt a significant increase in Tornier’s share price. A discussion ensued after which the Wright board agreed that Tornier’s counter-proposal was not acceptable. The Wright board next considered a potential response to Tornier. In the course of this discussion, Mr. Palmisano advised the Wright board of directors that Wright’s management and financial advisors believed that a transaction continued to make strategic sense and that a 54%/46% post-merger ownership split would remain attractive for Wright. A lengthy discussion ensued, during which the Wright board considered various factors relevant to a proposed combination with Tornier, including the views of Wright’s management and its financial advisors, Wright’s third quarter performance to date, Tornier’s present and anticipated growth trajectory, Tornier’s growth trajectory in upper extremities, and the anticipated synergies of the transaction. In addition, the Wright board discussed the recent outreach to Company D and the negative response received by Wright’s financial advisors. Thereafter, the Wright board of directors unanimously directed Wright’s management to continue negotiations for a potential combination with Tornier based on a revised proposal which included a 54%/46% post-merger ownership split in favor of Wright shareholders.

On August 28, 2014, representatives of Company X attended a presentation by Tornier’s management in Minneapolis, Minnesota. The following members of Tornier’s management were in attendance at the meeting: Mr. Mowry, Mr. McCormick, Mr. Klemz, Mr. Erickson, Mr. Kogl and Gordon W. Van Ummersen, Tornier’s Senior Vice President, Global Product Delivery.

On August 29, 2014, at the direction of Tornier, a representative of BofA Merrill Lynch contacted Company X’s business development team and outlined the process for Company X submitting a revised indication of interest to Tornier.

On September 3, 2014, Company X’s business development team indicated to BofA Merrill Lynch that Company X would not increase the value of its initial indication of interest and would not be participating any further in the process.

On September 3, 2014, representatives of Perella Weinberg and J.P. Morgan contacted BofA Merrill Lynch and indicated that Wright did not believe it could bridge the valuation gap between its initial indication of interest and a “merger of equals” transaction and that Wright was not planning to submit a revised indication of interest to Tornier. Also on September 3, Mr. Palmisano spoke with Sean Carney, Chairman of the Board of Tornier. Mr. Carney expressed that he understood that Mr. Palmisano was not authorized to negotiate 50%/50% merger of equals, and expressed his desire to continue to negotiate. Mr. Palmisano affirmed Mr. Carney’s understanding, and Mr. Carney invited Mr. Palmisano to make an alternative proposal.

On September 4, 2014, after speaking on an individual basis with members of the Wright board, Mr. Palmisano spoke with Mr. Carney. Mr. Palmisano indicated that Wright would be willing to move forward with discussions based on an expectation that relative ownership of the combined company would be allocated 54% to former Wright shareholders and 46% to former Tornier shareholders. Mr. Carney indicated that he would discuss this proposed approach with the Tornier board.

On September 5, 2014, a representative from J.P. Morgan attended the U.S. Open in New York with Elizabeth Weatherman, a member of the Tornier board of directors, who was designated by an affiliate of Warburg Pincus pursuant to a securityholders’ agreement. They discussed the progress of the discussions between Wright and Tornier.

On September 5, 2014, the strategic transactions committee of the Tornier board of directors held a special telephonic meeting to receive an update on the strategic alternatives process. Several members of Tornier’s senior management and representatives of BofA Merrill Lynch also participated for certain portions of the meeting. Tornier’s management reported on the due diligence meeting with representatives of Company X and Company X’s decision to remove itself from the process. Tornier’s management also reported on BofA Merrill Lynch’s discussions with Wright and Wright’s most recent communication that it was not planning to submit a revised indication of interest. The strategic transaction committee instructed BofA Merrill Lynch and Tornier’s management to allow some time to pass before engaging in additional discussions with Wright or taking additional steps in the strategic alternatives process.

On September 11, 2014, a telephone conversation occurred between Mr. Carney and Mr. Palmisano during which Mr. Carney communicated to Mr. Palmisano that if a 50%/50% post-merger ownership split between Wright and Tornier was not acceptable to Wright, then Wright may want to consider submitting a revised indication of interest that represented a different post-merger ownership split, but that the more the terms reflected a “merger of equals” transaction, the more of interest the revised indication of interest would be to the Tornier board of directors.

On September 12, 2014, through its financial advisors, Wright forwarded to Tornier a written, nonbinding indication of interest as well as an exclusivity agreement. The revised indication of interest proposed a stock-for-stock transaction that would result in a post-merger ownership split of 54% for former Wright shareholders and 46% for former Tornier shareholders and also proposed that (1) the headquarters of the combined company would be in Memphis, Tennessee; (2) the board of directors of the combined company would be comprised of five independent members nominated by the Wright board of directors, Mr. Palmisano and four independent members from the Tornier board of directors; (3) the chairman of the board of directors of the combined company would be nominated by Tornier; (4) other executive management positions would be open to discussion; and (5) domicile of the combined company would be open to discussion. Wright conditioned its willingness to advance discussions on Tornier entering into a 45 day period of exclusive negotiations. Later that day Mr. Carney and Mr. Palmisano discussed the written proposal by telephone.

On September 15, 2014, the Tornier board of directors held a special telephonic meeting to receive an update on the strategic alternatives process. Several members of Tornier’s management team and representatives of BofA Merrill Lynch also participated for certain portions of the meeting. Tornier’s management summarized the process since the August 19, 2014 Tornier board of directors meeting and informed the Tornier board of directors of the receipt of the revised indication of interest from Wright and Company X’s unwillingness to increase the value of its indication of interest and decision to exit from the process. Representatives of BofA Merrill Lynch summarized the material terms of Wright’s revised indication of interest and highlighted the changes in the revised indication of interest from Wright’s previous indication of interest delivered to Tornier in August 2014. Representatives of BofA Merrill Lynch presented a preliminary financial analysis of the offer. The Tornier board of directors discussed the proposed governance aspects of Wright’s indication of interest. At the conclusion of the meeting, the Tornier board of directors directed the representatives of BofA Merrill Lynch to inform representatives of Perella Weinberg and J.P. Morgan that the governance terms of Wright’s proposal, including in particular, the composition of the board of directors of the combined company and management of the combined company, would need to be more in line with a “merger of equals” transaction in order to be of interest to the Tornier board of directors. The Tornier board of directors also directed the representatives of BofA Merrill Lynch to inform representatives of J.P. Morgan and Perella Weinberg that the composition of the board of directors of the combined company would need to be evenly split between the two companies and that both Mr. Palmisano and Mr. Mowry would need to be on the board of directors of the combined company, and that Mr. Mowry would need to be appointed chief operating officer of the combined company. The Tornier board of directors then authorized Tornier’s management to enter into the exclusivity agreement with Wright. The Tornier board of directors instructed Tornier’s management to continue to keep the Tornier board of directors apprised of further discussions and developments with respect to a potential transaction with Wright.

On September 15, 2014, a representative of BofA Merrill Lynch contacted representatives of Perella Weinberg and J.P. Morgan and informed them that the governance terms of Wright’s proposal, including in particular, the composition of the board of directors of the combined company and management of the combined company, needed to be revised to be more in line with a “merger of equals” transaction in order to be of interest to the Tornier board of directors and that specifically, the composition of the board of directors of the combined company needed to be split evenly between the two companies and that both Mr. Palmisano and Mr. Mowry would need to be on the board of directors of the combined company. They also conveyed the Tornier position that Mr. Mowry should be appointed chief operating officer of the combined company. At the direction of Tornier, BofA Merrill Lynch also communicated that the Tornier board of directors was supportive of a 30-day exclusive negotiation period, rather than the 45-day period previously proposed by Wright.

Later in the day, on September 15, 2014, representatives of Perella Weinberg and J.P. Morgan contacted a representative of BofA Merrill Lynch and informed him that Mr. Palmisano was supportive of Tornier’s counter-proposal on the composition of the board of directors and management of the combined company, but would need to seek input from the Wright board of these terms.

On September 15, 2014, at the direction of Tornier, a representative of BofA Merrill Lynch sent a confidentiality agreement, including standstill provisions, and Tornier’s mark-up of Wright’s exclusivity agreement to representatives of Perella Weinberg and J.P. Morgan.

The Wright board held a special telephonic meeting on September 17, 2014. Mr. Palmisano provided the Wright board with an update on the negotiations with Tornier since the August 26 meeting. He reported that, pursuant to the authority granted by the Wright board at the August 26 meeting, he had a telephone conversation with Sean Carney, Tornier’s Chairman of the Board, on September 3, during which he outlined Wright’s position that a 50%/50% post-merger ownership split was not acceptable, and had communicated Wright’s counter-proposal of a 54%/46% post-merger ownership split. Mr. Palmisano reported that Mr. Carney had acknowledged this was a serious offer and requested that Wright present a written proposal. Mr. Palmisano further reported that, in response to Mr. Carney’s request, on September 12 Wright provided to Tornier’s President and Chief Executive Officer a non-binding written offer proposing a stock-for-stock transaction that would result in Wright’s current equityholders owning 54% of the combined company, and Tornier’s current equityholders owning 46% of the combined company; the Wright board of directors appointing five of ten directors of the combined company, and Wright’s management largely taking operational control. Mr. Palmisano also reported that Wright had proposed that the parties agree to a 45-day exclusive negotiation period. Mr. Palmisano reported that Mr. Carney had contacted him later on September 11, and informed him that Wright’s proposed terms would be acceptable to Tornier subject to the following modifications: (1) that Mr. Mowry, Tornier’s current President and Chief Executive Officer, become chief operating officer of the combined company (with Mr. Palmisano becoming President and Chief Executive Officer), (2) that the board of directors of the combined company be set at ten individuals and split equally between Wright and Tornier nominees, with Messrs. Palmisano and Mowry being deemed initial nominees of Wright and Tornier, respectively, and (3) that Tornier have the right to nominate the chairman of the board of directors of the combined company. Mr. Carney also indicated that Tornier preferred a 30-day exclusive negotiation period. A lengthy discussion ensued, covering matters including the need to conduct thorough due diligence, the importance of a well-planned integration of the two companies, and the status of certain of Tornier’s strategic initiatives. Thereafter, the Wright board unanimously concluded that Tornier’s response justified the exchange of diligence materials and negotiation of definitive transaction documents. The Wright board of directors unanimously authorized Wright’s management to provide Tornier with a revised non-binding offer letter reflecting Tornier’s proposed modifications and a 30-day exclusive negotiation agreement.

On September 17, 2014, representatives of Perella Weinberg and J.P. Morgan sent Wright’s comments to the confidentiality agreement and exclusivity agreement to a representative of BofA Merrill Lynch. Also on September 17, 2014, a telephone conversation occurred between Mr. Carney and Mr. Palmisano during which Mr. Carney reiterated to Mr. Palmisano that the governance terms of Wright’s proposal, including in particular, the composition of the board of directors of the combined company and the management of the combined company, needed to be revised to be more in line with a “merger of equals” transaction in order to be of interest to the Tornier board of directors.

Between September 11, 2014 and September 19, 2014, Wright and Tornier discussed the terms of the proposed mutual exclusivity agreement in light of the time and expense each party expected to expend in seeking to negotiate and structure a potential transaction.

On September 18, 2014, Mr. Mowry and Mr. Palmisano spoke by telephone, during which Mr. Mowry expressed concern that Wright might attempt to re-negotiate the post-transaction percentage ownership split after Tornier’s execution of the exclusivity agreement. Mr. Palmisano informed Mr. Mowry that the Wright board had reviewed and agreed to negotiate the transaction based on the currently anticipated terms and, subject to continuing review and due diligence, would work expeditiously to prepare, finalize and enter into definitive documentation.

On September 18, 2014, representatives from Perella Weinberg and J.P. Morgan communicated to a representative of BofA Merrill Lynch that that the Wright board of directors had accepted Tornier’s counterproposal regarding the composition of the board of directors and management of the combined company and authorized Wright’s management to continue negotiating the terms of the proposed transaction on that basis.

On September 19, 2014, the parties executed an exclusivity agreement, which contemplated a 30-day period for exclusive negotiations. From September 18, 2014 until September 22, 2014, Tornier and Wright exchanged additional drafts of the confidentiality agreement and negotiated the terms of the standstill provision in the confidentiality agreement. Upon conclusion of such negotiations, the parties agreed upon the terms of a standstill provision. On September 22, 2014, the parties entered into an amended and restated confidentiality agreement, which included a mutual one-year standstill agreement.

On September 25, 2014, Wright and its representatives and advisors were given access to Tornier’s online electronic data room and Tornier and its representatives and advisors were given access to Wright’s online electronic data room.

During the period from September 25, 2014 through October 27, 2014, representatives and advisors of Wright reviewed the materials in Tornier’s electronic data room and engaged in business and legal due diligence discussions by telephone with various representatives and advisors of Tornier, and submitted a number of requests for additional due diligence information. During this same period, representatives and advisors of Tornier reviewed the materials in Wright’s electronic data room and engaged in business and legal due diligence discussions by telephone with various representatives and advisors of Wright, and submitted a number of requests for additional due diligence information. During this period, both Tornier and Wright continually updated their respective electronic data rooms based on requests received from the other party and its advisors.

Between September 25, 2014 and October 27, 2014, representatives of Tornier’s and Wright’s management teams and their respective legal and financial advisors held discussions regarding due diligence, including each company’s ongoing litigation matters.

On September 26, 2014, representatives of outside counsel to Tornier, Willkie Farr & Gallagher LLP (“Willkie”), had a conference call with representatives of Ropes & Gray, to discuss how the proposed transaction between Wright and Tornier should be structured in order to maximize the benefits to each of the companies and their respective shareholders and to discuss drafting responsibilities and timing.

On October 1, 2014, representatives of Tornier’s and Wright’s management and various respective functional groups, including legal, compliance, intellectual property, clinical, quality, regulatory, research and development, sales and marketing, financial, tax, accounting and human resources, met in Atlanta, Georgia to exchange additional information. Additional discussions took place regarding the potential strategic synergies that might result from the combination of the two companies. At this meeting, Mr. Palmisano informed Tornier’s management that Wright’s anticipated revenue for the third quarter of 2014 likely would miss Wall Street consensus estimates by approximately 7% and its financial projections provided to Tornier and BofA Merrill Lynch by approximately 10%, likely resulting in Wright lowering its financial guidance for 2014. At this meeting, Mr. Mowry informed Wright’s management that Tornier’s anticipated revenue for third quarter of 2014 likely would exceed its financial guidance and Wall Street consensus estimates.

From October 1, 2014 until October 16, 2014, numerous telephone conversations occurred amongst various attorneys at Ropes & Gray, Baker & McKenzie, Willkie, Stibbe N.V. and other advisors engaged by Wright and Tornier to discuss structuring alternatives.

From October 1, 2014 to October 16, 2014, members of Tornier’s management, certain members of the strategic transactions committee and representatives of BofA Merrill Lynch held several telephonic meetings to discuss the potential impact of Wright’s anticipated third quarter of 2014 financial results on the proposed business combination transaction between Wright and Tornier, including in particular the potential impact on Wright’s share price and relative market capitalization, and next steps. After such discussions, Tornier’s management directed BofA Merrill Lynch to contact representatives of Perella Weinberg and J.P. Morgan to revisit the 54%/46% post-merger ownership split between Wright and Tornier and insisted upon a split of 50%/50%.

On October 13, 2014, a representative of BofA Merrill Lynch contacted representatives of Perella Weinberg and J.P. Morgan and communicated that Tornier took the position that a 50%/50% post-merger ownership split would be required for a transaction.

On October 14, 2014, Mr. Carney and Mr. Palmisano discussed each company’s third quarter results. Mr. Carney suggested that Wright’s relatively weak third quarter results, and the anticipated effect on Wright’s share price, warranted an increase in the percentage of the combined company that would be owned by Tornier shareholders. Mr. Carney suggested that the post-transaction ownership percentage be 50% for former Wright shareholders and 50% for former Tornier shareholders.

At a special telephonic meeting on October 15, the Wright board discussed Tornier’s proposed adjustment to the exchange ratio, the status of diligence and the progress of contract negotiations. In addition, the Wright board considered tax implications of the proposed transaction, including the fact that a merger with a non-U.S. company would create a taxable event for Wright’s shareholders. The Wright board of directors also considered the fact that a potential transaction where Wright controlled less than 60% of the combined company would result in accelerated vesting of outstanding unvested equity awards under Wright’s equity plans, and might also trigger payments to certain of Wright’s executives in the event such executives resigned for good reason, or were asked to leave without cause following the transaction. These implications are more thoroughly described under “Material Tax Consequences of the Merger” and “—Interests of Wright’s Directors and Officers in the Merger.” Ropes & Gray again described director fiduciary duties in evaluating the proposed transaction. The Wright board also discussed the fact that J.P. Morgan had recently provided advisory services to certain Warburg Pincus portfolio companies, that Warburg Pincus was a significant shareholder of Tornier, and that both of Wright’s financial advisors had a significant financial interest in negotiating and consummating a transaction. After discussion, the Wright board authorized Mr. Palmisano to continue negotiations with Tornier but made clear that while the Wright board continued to be supportive of a transaction, it was not in favor of a 50%/50% post-merger ownership split, and any acceptable transaction structure would have Wright’s shareholders owning at least 51% of a combined company.

On October 15, 2014, representatives of Perella Weinberg and J.P. Morgan contacted a representative of BofA Merrill Lynch and countered with a 53%/47% post-merger ownership split between Wright and Tornier.

On October 17, 2014, Mr. Palmisano and Mr. Carney spoke by telephone. Mr. Carney informed Mr. Palmisano that a 53%/47% post-merger ownership split between Wright and Tornier likely would be unacceptable to the Tornier board of directors, and that Tornier’s board would not accept any offer less favorable to Tornier’s shareholders than a 52%/48% ownership split between Wright and Tornier. Mr. Palmisano then indicated that Wright was willing to proceed with negotiations assuming a 52%/48% post-merger ownership split between Wright and Tornier. In addition Mr. Palmisano and Mr. Carney verbally agreed to extend the period for exclusive negotiations to October 27, 2014 following the expiration of the 30-day exclusive negotiating period on October 19, 2014.

Ropes & Gray sent an initial draft of the definitive agreement to Tornier’s legal advisors on October 18, 2014. The draft agreement required each party to pay a termination fee in the event the party terminated the agreement in order to enter into another agreement and under certain other circumstances, equal to 3% of the transaction value on the date of signing. During the period between October 18, 2014 and the execution of the merger agreement on October 27, 2014, Wright’s and Tornier’s management and their respective financial advisors and outside counsel spent considerable time negotiating terms of the transaction and exchanged multiple drafts of the merger agreement and voting agreement.

On October 19, 2014, the original 30-day exclusivity period expired.

On October 20, 2014, the strategic transactions committee of the Tornier board of directors held a special telephonic meeting to receive an update on the negotiations with Wright. Several members of Tornier’s management and representatives of BofA Merrill Lynch participated for certain portions of the meeting. Representatives of BofA Merrill Lynch provided an update on the negotiations with Wright subsequent to the September 15, 2014 Tornier board of directors meeting and informed the strategic transactions committee regarding Wright’s most recent proposal of a 52%/48% post-transaction ownership split. Representatives of BofA Merrill Lynch presented a preliminary financial analysis of the proposed transaction. Tornier’s management provided an update on the status of Tornier’s due diligence investigation of Wright and described the material risks identified by Tornier during the due diligence process. Tornier’s management also described potential synergies and dissynergies as a result of the proposed transaction with Wright. Tornier’s management discussed potential cash outlays that may be incurred by the combined company during the next several years, including transaction costs, severance and retention payments, milestone obligations, pending and anticipated litigation and anticipated continuing losses, and the likely need of the combined company in light of such potential cash outlays to obtain additional financing. The strategic transactions committee discussed the potential risks and benefits of the proposed transaction with Wright and concluded that the benefits likely would outweigh the risks and authorized management to continue to work towards finalizing the definitive merger agreement and other documentation. At the conclusion of the meeting, the strategic transactions committee instructed Tornier’s management and advisors to continue discussions and negotiations with Wright and instructed Tornier’s management to continue to keep the strategic transactions committee apprised of further discussions and developments with respect to a potential transaction with Wright.

A special telephonic meeting of the Wright board of directors was held on October 20. Mr. Palmisano and Mr. Berry provided the board with an update on the status of due diligence, and Mr. Palmisano described management’s communications plan related to the announcement of the proposed merger with Tornier. Mr. Palmisano also provided an update on negotiations with Tornier since the board’s last meeting. Mr. Palmisano reported that Mr. Carney had informed him that Tornier’s board would not accept any offer less favorable to Tornier’s shareholders than a 52%/48% ownership split between Wright and Tornier. After discussion, the Wright board unanimously concluded that Wright should move forward to effect a transaction with Tornier on the basis of a 52%/48% ownership split between Wright and Tornier. The board also discussed various aspects of transaction structure, and instructed counsel to proceed with drafting merger documentation, subject to the board’s final approval of all terms, conditions, and material documents.

From October 18, 2014 to October 26, 2014, representatives from Wright and Ropes & Gray and representatives of Tornier and Willkie negotiated the terms and conditions of the merger agreement including, in particular, the structure of the transaction; the conditions to the consummation of the merger; the circumstances in which Tornier and Wright could consider unsolicited acquisition proposals made by third parties as well as the terms upon which Tornier and Wright might be required to pay a fee upon termination of the merger agreement and the amount of any such termination fee; the commitments to achieve satisfaction of conditions to closing; the remedies available to either party in the event of termination or breach of the merger agreement; the definition of material adverse effect; and qualifications to representations and warranties. During this same time period, representatives from Wright and Ropes & Gray and representatives of Tornier and Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) exchanged drafts of and negotiated the disclosure schedules to the merger agreement. The terms of the voting and support agreement related to the merger and the entities from whom Wright was seeking such an agreement also were negotiated by the parties thereto and their advisors during this time period.

On the afternoon of October 24, 2014, Wright received an approvability letter from the FDA for Augment Bone Graft.

On October 26, 2014, the Tornier board of directors held a special meeting in Amsterdam, the Netherlands, with Tornier’s senior management, and representatives of Willkie, Stibbe, Oppenheimer and BofA Merrill Lynch attending either in person or via telephone for certain portions of the meeting. All of the directors were present either in person or by telephone. Before the Tornier board of directors convened, the directors received various materials relating to their review of the proposed transaction, including a copy of the final draft of the merger agreement, a memorandum summarizing the material terms and conditions of the merger agreement and voting and support agreement, draft proposed resolutions approving the transaction to be considered by the Tornier board of directors, a presentation summarizing management’s due diligence investigation of Wright and a presentation and memorandum by BofA Merrill Lynch. Mr. McCormick summarized Tornier’s anticipated financial results for the third quarter of 2014 and current expectations for the fourth quarter of 2014. A representative of Stibbe, Tornier’s Dutch legal counsel, advised on the fiduciary duties of the Tornier board of directors in connection with their consideration of a potential transaction with Wright. Tornier’s management discussed the results of its due diligence investigation of Wright and described the material risks identified by Tornier during the due diligence process. Representatives of BofA Merrill Lynch reviewed with the Tornier board of directors the process undertaken by Tornier since the June 19, 2014 Tornier board of directors meeting, focusing in particular on developments since the September 15, 2014 Tornier board of directors meeting. Representatives of BofA Merrill Lynch then reviewed with the Tornier board of directors its financial analysis of the exchange ratio provided for in the merger and delivered to the Tornier board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 26, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tornier. The full text of the written opinion of BofA Merrill Lynch, which sets forth the assumptions and limitations, matters considered and procedures followed with respect to its opinion, is attached to this joint proxy statement/prospectus as Annex E. A representative of Willkie summarized the material terms and conditions of the merger agreement, including the scope of the parties’ obligations with respect to obtaining regulatory approvals, and the material terms and conditions of the voting and support agreement. The representative of Willkie also described certain investment banking, commercial banking and other financial services relationships and transactions, including BANA’s participation in the Call Spread Transactions, between BofA Merrill Lynch and certain of its affiliates, on the one hand, and Tornier and certain of its affiliates (including Warburg Pincus LLC and certain of its affiliates and portfolio companies) and/or Wright and certain of its affiliates, on the other hand. Members of the Tornier board of directors asked questions and discussed the various presentations and related matters throughout the meeting and Tornier’s management, as well as representatives of BofA Merrill Lynch, Willkie and Stibbe, responded to comments and questions from the directors. A discussion ensued regarding the proposed transaction with Wright. In the course of its deliberations, the Tornier board of directors considered a number of factors, including those described more fully below under “—Recommendation of the Tornier Board of Directors; Tornier’s Reasons for the Merger.” The Tornier board of directors also considered certain of the risks and other countervailing factors related to entering into the merger agreement that previously had been identified and discussed by Tornier’s senior management and the Tornier board of directors, which are also described more fully below under “—Recommendation of the Tornier Board of Directors; Tornier’s Reasons for the Merger.” Following these presentations and discussions, an executive session of the Tornier board of directors occurred during which only members of the Tornier board of directors were present to discuss further the proposed transaction with Wright. After the executive session, the other meeting participants rejoined the meeting and a representative of Oppenheimer reviewed resolutions approving the merger and the merger agreement and the related matters with the Tornier board of directors. The Tornier board of directors then unanimously: (1) determined that the merger is fair to and in the best interests of Tornier and its stakeholders, including the Tornier shareholders; (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (3) recommended that the Tornier shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Tornier ordinary shares in the merger.

On October 26, 2014, the Wright board of directors held a special telephonic meeting. Members of management and representatives from J.P. Morgan, Perella Weinberg and Ropes & Gray also participated in the meeting. In advance of the meeting, the directors were provided with a near-final draft of the merger agreement. At the meeting, Mr. Palmisano referred the Wright board to the detailed materials circulated on October 24, and then updated on October 25 to include draft fairness opinions from Wright’s financial advisors. Mr. Palmisano reported that the parties now appeared to be in agreement on all significant deal points including a 52%/48% post-merger ownership split of the combined company in favor of the Wright shareholders, deal structure, so-called “no-shop” provisions and other deal terms, board structure and closing conditions. Mr. Lightman and a representative from Ropes & Gray next reviewed the fiduciary duties of the Wright board of directors in the context of the transaction, and referred to the presentation given to the Wright board of directors on May 15, 2014 and outlined once again potential conflicts for the Wright board of directors to consider. The Wright board of directors discussed their fiduciary duties in the context of the proposed agreement and considered that: (1) Warburg Pincus, the largest shareholder of Tornier at one time held a majority position in Wright; (2) that Mr. Palmisano had previously been President and Chief Executive Officer of ev3 Inc. and a director of Bausch & Lomb Inc., both former portfolio companies of Warburg Pincus; (3) that a member of the Wright board of directors, John L. Miclot, had formerly been an executive in residence at Warburg Pincus; (4) that Mr. Palmisano would be chief executive officer of the combined company; (5) that several Wright directors would be directors at the combined company and (6) compensation implications for Mr. Palmisano and other members of Wright’s management team and board. Mr. Berry then outlined for the Wright board of directors the effect of the transaction on Wright’s outstanding 2017 convertible notes. A discussion ensued. In addition, representatives from J.P. Morgan and Perella Weinberg provided the Wright board information regarding the methodology, analyses and assumptions which each firm employed arriving at the preliminary view that the proposed transaction was fair to the Wright shareholders from a financial point of view.

Shortly after the meeting, Mr. Mowry called Mr. Palmisano to advise him of the action by the Tornier board of directors.

On October 26 and 27, 2014, Wright and its representatives and advisors and Tornier and its representatives and advisors finalized the merger agreement and Wright and its representatives and advisors and TMG Holdings and its representatives and advisors finalized the voting and support agreement.

On October 27, 2014 at a regularly scheduled meeting of the Wright board of directors, the Wright board of directors reviewed and discussed changes that had been made to the draft merger agreement since the draft that had been distributed to the Wright board of directors in advance of the October 27 meeting. Representatives from J.P. Morgan and Perella Weinberg each orally delivered their opinions to the Wright board of directors that, in their opinions, the proposed transaction would be fair to Wright shareholders. The text of each opinion is attached as Annexes C and D to this joint proxy statement/prospectus. Following additional discussion and deliberation, the Wright board of directors unanimously approved the transaction with Tornier.

On October 27, 2014 before the close of trading on the NASDAQ Global Select Market, Wright and Tornier executed the merger agreement. In addition, on that date, the voting and support agreement was executed and delivered by the parties thereto.

On October 27, 2014 after the close of trading on the NASDAQ Global Select Market, Wright and Tornier issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Wright Board of Directors; Wright’s Reasons for the Merger

At its meeting on October 27, 2014, the Wright board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Wright board of directors unanimously recommends that Wright shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and “FOR” the other proposals to be considered by Wright shareholders at the special meeting of the Wright shareholders.

The Wright board of directors considered many factors in making its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby. In arriving at its decision, the Wright board of directors consulted with Wright’s senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the proposed merger is likely to result in significant strategic and financial benefits to Wright and its shareholders, including a number of positive factors (not in any relative order of importance):

Strategic and Financial Benefits of the Merger

•	the expectation that the merger would create a larger, premier extremities-biologics company with leading technologies and specialized sales forces in three of the fastest growing areas of orthopaedics—upper extremities, lower extremities and biologics—that will be positioned to seek to achieve above-market revenue growth and accelerate its path to profitability;

•	the highly complementary nature of Wright’s and Tornier’s businesses, products and geographic markets, and the additional revenue growth opportunities presented by the combined company’s expanded and comprehensive extremities and biologics product offering and the opportunity created by the transaction to enhance the capabilities of both companies to operate more effectively and efficiently by employing best practices of each company;

•	the expectation that the combined company will be better positioned to pursue an aggressive growth strategy in comparison to Wright on a stand-alone basis as a result of the combined company’s anticipated diversity and scale across a range of product categories and geographies, larger market capitalization, enhanced access to capital over the long-term and likelihood of increased access to business development opportunities as a result of its larger market presence;

•	the current and prospective competitive climate in the orthopaedic industry, including recent significant consolidation within the industry and significant regulatory, financial, economic and other challenges facing industry participants, and the belief that the combined company, in light of its larger scale, more comprehensive product offering and market presence, will be better positioned to meet these challenges, including possible additional industry consolidation;

•	the expectation that the transaction will support and advance Wright’s vision to be “The Specialty Orthopaedic Company People Love,” which is well aligned with Tornier’s “Specialists Serving Specialists” philosophy, and Wright’s tradition of product innovation and commitment to the advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world;

•	the opportunity for the combined company to potentially achieve significant operational and cost synergies, which cost synergies are anticipated to be in the range of $40 million to $45 million by the third year of operations after closing, coming from, among other things, anticipated reductions in public company expenses, overlapping support function and systems costs, as well as process and vendor consolidation opportunities across the business;

•	the fact that Wright shareholders will own approximately 52% of the combined company immediately following completion of the merger;

•	the fact that the exchange ratio is fixed, which, consistent with the principles underlying the merger of equals structure, provides certainty to the Wright shareholders as to their approximate aggregate pro forma percentage ownership of the combined company and will not fluctuate based upon changes in the market price of Wright shares or Tornier ordinary shares between the date of the merger agreement and the closing date;

•	information and discussions with Wright’s management regarding Tornier’s business and results of operations and its financial and market position, and Wright’s management expectations concerning the combined company’s future prospects;

•	the potential opportunity for Wright shareholders to participate in a more diversified business profile, the potential to obtain accelerated profitability through anticipated revenue growth and the realization of synergies and the positioning of the combined company as a potential future consolidator with a strong platform from which to pursue acquisitions; and

•	the expectation that the merger will result in greater value to the Wright shareholders than the value that could be expected to be generated from the various other strategic alternatives available to Wright.

Other Considerations

In the course of reaching its decision to recommend the adoption of the merger agreement and approval of the transactions contemplated thereby, the Wright board of directors considered the following additional factors as generally supporting its decision:

•	Wright’s business, operations, operating results, financial condition, strategy and future prospects, including Wright’s receipt of the approvable letter from the U.S. Food and Drug Administration (“FDA”) for its premarket approval application for its Augment® Bone Graft, and the highly competitive, consolidating and rapidly evolving industry in which Wright operates;

•	its knowledge of Tornier’s business, operations, operating results, financial condition, strategy and future prospects and historical and current trading prices of Tornier ordinary shares taking into account the results of Wright’s due diligence review of Tornier;

•	the recommendation of Wright’s management in support of the transaction;

•	the separate opinions of J.P. Morgan and Perella Weinberg to the Wright board of directors each delivered orally on October 27, 2014, which was confirmed by delivery of a written opinion, attached as Annexes C and D, respectively, to the effect that, as of October 27, 2014, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio provided for in the merger is fair, from a financial point of view, to the holders of Wright common stock, together with the financial analyses presented by J.P. Morgan and Perella Weinberg to the Wright board of directors in connection with delivery of their respective opinions, as more fully described in the section entitled “The Merger—Opinions of Wright’s Financial Advisors” beginning on page [—];

•	the Wright board of directors’ belief that the terms of the merger agreement were the product of arms-length negotiations between Wright and its advisors, on the one hand, and Tornier and its advisors, on the other hand;

•

the governance arrangements contained in the merger agreement, which provide that after completion of the merger: (i) the board of directors of the combined company will consist of ten individuals, including five of whom are members of the Wright board of directors immediately prior to the completion of the merger and five of whom are members of the Tornier board of directors immediately prior to the completion of the merger; and (ii) the President and Chief Executive Officer of the

combined company will be Robert J. Palmisano, Wright’s current President and Chief Executive Officer;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Wright is permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, subject to payment of $46.0 million plus up to $5.0 million in expense reimbursement, terminate the merger agreement in order to accept a superior proposal, which the Wright board of directors believed was important in ensuring that the merger would be substantively fair to the Wright shareholders and providing the Wright board of directors with adequate flexibility to respond to solicitations from third parties;

•	the Wright board of directors’ belief that the $46.0 million termination fee payable by Wright upon Wright’s termination of the merger agreement to accept a superior proposal, plus up to $5.0 million in expense reimbursement, (i) are reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) are within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a proposal;

•	the expectation that the merger will be consummated, based on, among other things, the limited number of conditions to the merger and the commitment made by parties to cooperate and use reasonable best efforts to obtain regulatory clearances, including under the HSR Act, including to divest assets or commit to limitations on the businesses of Tornier and Wright to the extent provided in the merger agreement;

•	the fact that Wright will control the terms of, and assets included in, any divestiture involving assets that generated U.S. revenue less than $15 million during the twelve months ended September 30, 2014, under the HSR Act, subject to using commercially reasonable efforts to contest any divestiture proposed by a governmental body;

•	the fact that the respective Tornier shareholders and Wright shareholders would vote on approval of the transaction;

•	the fact that TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC and a principal shareholder of Tornier, which holds approximately 21.9% of the outstanding Tornier ordinary shares as of the close of business on October 24, 2014, entered into a voting and support agreement with Wright to vote in favor of the merger and the merger agreement and related matters, which reduces the risk that the merger will not be consummated;

•	the fact that the U.S. headquarters for the combined company will be based within Wright’s existing headquarters in Memphis, Tennessee;

•	the fact that the name of the combined company will be “Wright Medical Group N.V.”;

•	the fact that the combined company will be listed on the NASDAQ Global Select Market under Wright’s current trading symbol “WMGI”;

•	the opportunity for Wright’s employees to benefit from being part of a larger, dynamic organization that will offer opportunities for career development and growth;

•	the fact that the combined company will remain incorporated in the Netherlands and the anticipated global cash management flexibility and long-term tax benefits which are expected to accrue to Wright shareholders as shareholders of the combined company after the merger; and

•	the scope and results of Wright’s due diligence investigation, which included reviews of operational, organizational, financial, commercial, regulatory, legal and other matters related to Tornier’s business and potential financial, operational and other impacts of the merger on Wright.

Uncertainties, Risks and Potentially Negative Factors

In the course of its deliberations, the Wright board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following:

•	the fact that Wright shareholders will own a smaller percentage in the combined company than such shareholders own in Wright currently;

•	the difficulty and costs inherent in the combination of two businesses of the size, geographic diversity and complexity of Tornier and Wright and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;

•	the fact that Wright’s management anticipates some revenue dis-synergies as a result of the merger;

•	the fact that the combined company may face liquidity challenges during the next few years in light of significant contingent liabilities and financial obligations and commitments, including, among others, acquisition-related contingent consideration payments and outstanding indebtedness, Tornier’s outstanding indebtedness that will become due and payable upon completion of the merger, transaction-related expenses, and the combined company’s anticipated operating losses for the next few years;

•	the fact that the combined company likely will need additional financing to satisfy its anticipated liquidity challenges, which may not be available on favorable terms at the time it is needed and which could reduce the combined company’s operational and strategic flexibility;

•	the fact that the exchange ratio is fixed and will not adjust to compensate for changes in the price of Tornier ordinary shares or Wright shares prior to the consummation of the merger, although the merger agreement does permit the Wright board of directors to change its recommendation of the merger upon the occurrence of specified intervening events, as more fully described in the merger agreement (see “The Merger Agreement—Change of Recommendation” beginning on page [—]);

•	the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative business combination transactions involving Wright, including restrictions on Wright’s ability to solicit proposals for alternative transactions and the requirement that Wright pay a termination fee of $46.0 million plus up to $5.0 million in expense reimbursement to Tornier in certain circumstances following the termination of the merger agreement;

•	the restrictions on the conduct of Wright’s business during the pendency of the merger, which may delay or prevent Wright from undertaking potential business opportunities that may arise or may negatively affect Wright’s ability to attract, retain and motivate key personnel;

•	the adverse impact that business uncertainty prior to the effective time of the merger could have on Tornier’s and Wright’s ability to attract, retain and motivate key personnel until the effective time;

•	the fact that there can be no assurance that the conditions in the merger agreement will be satisfied and, as a result, the merger may not be consummated and the potential consequences of non-consummation, including the potential negative impacts on Wright, its business, the trading price of Wright shares and Wright’s ability to attract and retain key management personnel and employees;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•	the time, effort and substantial costs involved in connection with entering into the merger agreement and completing the merger and the related disruptions to the operation of Wright’s business, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts, and the risk that the operations of Wright would be disrupted by employee concerns or departures or by changes to or termination of Wright’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the merger;

•	the fact that the merger is expected to be taxable for U.S. federal income tax purposes to the Wright shareholders;

•	the risks associated with Wright effectively changing its corporate domicile to the Netherlands, including operating under Dutch laws and possible negative publicity associated with moving its domicile to a jurisdiction outside the United States, along with the risk that U.S. tax law or regulations are changed such that the transaction is characterized as an inversion;

•	the fact that the merger will result in the automatic, full acceleration of vesting of all outstanding equity-based awards held by Robert J. Palmisano, Wright’s President and Chief Executive Officer, all other Wright executive officers and all Tornier executive officers, which diminishes the retentive value of those awards and will likely result in the combined company making additional equity-based awards to the executive officers in order to incentivize them to remain with the combined company and ensure continued alignment of the executive officers’ interests with those of the combined company and its shareholders;

•	the fact that, should an excise tax on certain stock-based compensation described in Section 4985 of the Code become payable by an executive officer or director, which Wright expects would occur only upon a change in tax law or regulations, the combined company must, pursuant to the merger agreement, gross up each such executive officer or director for such tax, as well as the additional taxes due upon any such gross up payment, so that the executive officer or director is in the same tax position in which he or she would have been had he or she not incurred such tax (see “The Merger Agreement—Indemnification of Officers and Directors” for additional details);

•	the fact that Wright has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;

•	the fact that Wright is paying a 28% premium to Tornier shareholders implied by the exchange ratio, based on a calculation of the share prices of Tornier and Wright on October 24, 2014, the last trading day prior to the parties entering into the merger agreement;

•	the risk that the Wright shareholders or Tornier shareholders may fail to approve the merger; and

•	other business, industry and other risks of the combined company, some of which are described under “Risk Factors” beginning on page [—].

In addition to considering the factors described above, the Wright board of directors considered the relationships between Warburg Pincus LLC and Wright, including the fact that (1) TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC, is Tornier’s largest shareholder and will have the right to nominate members to the combined company’s board of directors, (2) Robert J. Palmisano, Wright’s President and Chief Executive Officer, has served as an executive officer at other companies controlled by Warburg Pincus LLC, including ev3 Inc., (3) Pascal E.R. Girin, Wright’s Executive Vice President and Chief Operating Officer, has served as an executive in residence at Warburg Pincus LLC, as an executive officer at other companies controlled by Warburg Pincus LLC, including Keystone Dental Inc., and as a non-executive director for Tornier, and (4) John Miclot, a member of the Wright board of directors, has served as an executive in residence at Warburg Pincus LLC.

Further, the Wright board of directors considered that some members of the Wright board of directors and certain Wright executive officers have interests in the proposed merger as individuals that are in addition to, and that may be different from, the interest of the Wright shareholders generally, as described under “The Merger—Interests of Wright’s Directors and Executive Officers in the Merger” beginning on page [—].

After considering the foregoing potentially negative and potentially positive factors, the Wright board of directors unanimously concluded, in its business judgment, that the potentially positive factors relating to the merger agreement and the transactions contemplated thereby (including the merger) outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Wright board of directors is not exhaustive but is intended to reflect the material factors considered by the Wright board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Wright board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Wright board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Wright board of directors may have given different weight to different factors.

The foregoing discussion of the information and factors considered by the Wright board of directors is forward-looking in nature. This information should be read in light of the factors described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page [—].

Recommendation of the Tornier Board of Directors; Tornier’s Reasons for the Merger

At its meeting on October 26, 2014, the Tornier board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The Tornier board of directors unanimously recommends that Tornier shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the other proposals to be considered by Tornier shareholders at the Tornier extraordinary general meeting.

The Tornier board of directors considered many factors in making its decision to recommend the approval of the merger agreement and the transactions contemplated thereby. In arriving at its decision, the Tornier board of directors consulted with Tornier’s senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the proposed merger is likely to result in significant strategic and financial benefits to Tornier and its shareholders, including a number of positive factors (not in any relative order of importance):

Strategic and Financial Benefits of the Merger

•	the expectation that the merger would create a larger, premier extremities-biologics company with leading technologies and specialized sales forces in three of the fastest growing areas of orthopaedics—upper extremities, lower extremities and biologics—that will be positioned to seek to achieve above-market revenue growth and accelerate its path to profitability;

•	the highly complementary nature of Tornier’s and Wright’s businesses, products and geographic markets, and the additional revenue growth opportunities presented by the combined company’s expanded and comprehensive extremities and biologics product offering and the opportunity created by the transaction to enhance the capabilities of both companies to operate more effectively and efficiently by employing best practices of each company;

•	the expectation that the combined company will be better positioned to pursue an aggressive growth strategy in comparison to Tornier on a stand-alone basis as a result of the combined company’s anticipated diversity and scale across a range of product categories and geographies, larger market capitalization, enhanced access to capital over the long-term and likelihood of increased access to business development opportunities as a result of its larger market presence;

•	the current and prospective competitive climate in the orthopaedic industry, including recent significant consolidation within the industry and significant regulatory, financial, economic and other challenges facing industry participants, and the belief that the combined company, in light of its larger scale, more comprehensive product offering and market presence, will be better positioned to meet these challenges, including possible additional industry consolidation;

•	the expectation that the transaction will support and advance Tornier’s “Specialists Serving Specialists” philosophy, which is well aligned with Wright’s vision to be “The Specialty Orthopaedic Company People Love,” and Tornier’s tradition of product innovation, intense focus on surgeon education, and commitment to the advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world;

•	the expectation that the transaction will support and accelerate Tornier’s vision to be the innovative solution every patient deserves and the most responsive partner every customer trusts and Tornier’s mission in partnership with its customers to reliably deliver superior solutions that improve outcomes to enhance patients’ lives;

•	the opportunity for the combined company to potentially achieve significant operational and cost synergies, which cost synergies are anticipated to be in the range of $40 million to $45 million by the third year of operations after closing, coming from, among other things, anticipated reductions in public company expenses, overlapping support function and systems costs, as well as process and vendor consolidation opportunities across the business;

•	the fact that Tornier shareholders will own approximately 48% of the combined company on a fully diluted basis immediately following completion of the merger;

•	the fact that the exchange ratio is fixed, which, consistent with the principles underlying the merger of equals structure, provides certainty to Tornier shareholders as to their approximate aggregate pro forma percentage ownership of the combined company and will not fluctuate based upon changes in the market price of Wright shares or Tornier ordinary shares between the date of the merger agreement and the closing date;

•	the 28% premium to Tornier shareholders implied by the exchange ratio, based on a calculation of the share prices of Tornier and Wright on October 24, 2014, the last trading day prior to the parties entering into the merger agreement;

•	information and discussions with Tornier’s management regarding Wright’s business and results of operations and its financial and market position, and Tornier’s management expectations concerning the combined company’s future prospects;

•	the potential opportunity for Tornier shareholders to experience share price growth driven by a more liquid public company stock and participate in a more diversified business profile, the potential to obtain accelerated profitability through anticipated revenue growth and the realization of synergies and the positioning of the combined company as a potential future consolidator with a strong platform from which to pursue acquisitions; and

•	the expectation that the merger will result in greater value to the Tornier shareholders than the value that could be expected to be generated from the various other strategic alternatives available to Tornier, including alternative business combinations and the alternative of remaining independent and pursuing Tornier’s current business plan.

Other Considerations

In the course of reaching its decision to recommend the approval of the merger agreement and approval of the transactions contemplated thereby, the Tornier board of directors considered the following additional factors as generally supporting its decision:

•	Tornier’s business, operations, operating results, financial condition, strategy and future prospects as reflected in Tornier’s business plan and potential long-term value taking into account its future prospects, the highly competitive, consolidating and rapidly evolving industry in which Tornier operates and risks relating to Tornier’s ability to implement its business plan if it were to remain an independent company, which material risks include, among others, competitive pressures which are increased by industry consolidation, ability to develop and introduce new successful products, reliance upon distributors, independent sales agencies and sales representatives, regulatory and compliance and risks associated with international operations;

•

its knowledge of Wright’s business, operations, operating results, financial condition, strategy and future prospects and historical and current trading prices of Wright shares, taking into account, among many factors, Wright’s receipt of the approvable letter from the FDA for its premarket approval application for its Augment® Bone Graft, Wright’s internal financial forecasts for the 2014 to 2019 fiscal years, as provided by Wright’s management and as adjusted by Tornier’s management, and the results of Tornier’s due diligence review of Wright;

•	the history of each of Wright’s and Tornier’s management teams in successfully completing strategic transactions and the success of each of Wright’s and Tornier’s management teams in the integration of businesses and products acquired in such transactions;

•	the recommendation of Tornier’s management in support of the transaction;

•	the financial analyses of BofA Merrill Lynch and the opinion of BofA Merrill Lynch, dated October 26, 2014, to the Tornier board of directors as to the fairness to Tornier, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described in the section entitled “The Merger—Opinion of Tornier’s Financial Advisor” beginning on page [—];

•	the Tornier board of directors’ belief that the terms of the merger agreement were the product of arms-length negotiations between Tornier and its advisors, on the one hand, and Wright and its advisors, on the other hand;

•	the governance arrangements contained in the merger agreement, which provide that after completion of the merger: (i) the board of directors of the combined company will consist of ten individuals, including five of whom are members of the Tornier board of directors immediately prior to the completion of the merger and five of whom are members of the Wright board of directors immediately prior to the completion of the merger; (ii) the Chairman of the Board of the combined company will be a designee of Tornier; (iii) the Executive Vice President and Chief Operating Officer of the combined company will be David H. Mowry, Tornier’s current President and Chief Executive Officer;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Tornier is permitted to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, subject to payment of $46.0 million plus up to $5.0 million in expense reimbursement, terminate the merger agreement in order to accept a superior proposal, which the Tornier board of directors believed was important in ensuring that the merger would be substantively fair to the Tornier shareholders and providing the Tornier board of directors with adequate flexibility to respond to solicitations from third parties;

•	the Tornier board of directors’ belief that the $46.0 million termination fee payable by Tornier upon Tornier’s termination of the merger agreement to accept a superior proposal plus up to $5.0 million in expense reimbursement (1) are reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (2) are within the range of termination fees in other transactions of this size and nature and (3) would not preclude another party from making a proposal;

•	the expectation that the merger will be consummated, based on, among other things, the limited number of conditions to the merger and the commitment made by parties to cooperate and use reasonable best efforts to obtain regulatory clearances, including under the HSR Act, including to divest assets or commit to limitations on the businesses of Tornier and Wright to the extent provided in the merger agreement;

•	the fact that the respective Tornier shareholders and Wright shareholders would vote on approval of the transaction;

•

the fact that TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC and a principal shareholder of Tornier, which holds approximately 21.9% of the outstanding Tornier ordinary shares as of the close of business on October 24, 2014, entered into a voting and support agreement with Wright to vote in favor of the merger and the merger agreement and related matters, which reduces the risk that the merger will not be consummated;

•	the fact that the U.S. headquarters for the upper extremity business will be based within Tornier’s existing facility in Bloomington, Minnesota, and its U.S. engineering center will be based in Tornier’s existing facility in Warsaw, Ohio;

•	the opportunity for Tornier’s employees to benefit from being part of a larger, dynamic organization that will offer enhanced opportunities for career development and growth;

•	the fact that the combined company will remain incorporated in the Netherlands and the anticipated global cash management flexibility and long-term tax benefits which are expected to accrue to Tornier shareholders as shareholders of the combined company after the merger;

•	the impact of the merger on all stakeholders of Tornier, including holders of Tornier ordinary shares, employees, customers, vendors and creditors; and

•	the scope and results of Tornier’s due diligence investigation, which included reviews of operational, organizational, financial, commercial, regulatory, legal and other matters related to Wright’s business and potential financial, operational and other impacts of the merger on Tornier.

Uncertainties, Risks and Potentially Negative Factors

In the course of its deliberations, the Tornier board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the transaction, including the following:

•	the dilution to Tornier shareholders resulting from the merger;

•	the difficulty and costs inherent in the combination of two businesses of the size, geographic diversity and complexity of Tornier and Wright and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;

•	the fact that Tornier’s management anticipates some revenue dis-synergies as a result of the merger;

•	Wright’s financial performance during the second and third quarters of 2014, which were below analyst expectations and resulted in Wright lowering its revenue guidance for full year 2014 and the risk that the factors that adversely affected Wright’s net sales would continue during the remainder of 2014 and into 2015;

•	the fact that the combined company may face liquidity challenges during the next few years in light of Wright’s significant contingent liabilities and financial obligations and commitments, including, among others, acquisition-related contingent consideration payments and outstanding indebtedness, Tornier’s outstanding indebtedness that will become due and payable upon completion of the merger, transaction-related expenses, and the combined company’s anticipated operating losses for the next few years;

•	the fact that the combined company likely will need additional financing to satisfy its anticipated liquidity challenges, which may not be available on favorable terms at the time it is needed and which could reduce the combined company’s operational and strategic flexibility;

•	the fact that the exchange ratio is fixed and will not adjust to compensate for changes in the price of Tornier ordinary shares or Wright shares prior to the consummation of the merger and that the terms of the merger agreement do not include termination rights triggered by a decrease in the value of Wright relative to the value of Tornier, although the merger agreement does permit the Tornier board of directors to change its recommendation of the merger upon the occurrence of specified intervening events, as more fully described in the merger agreement (see “The Merger Agreement—Change of Recommendation” beginning on page [—]);

•

the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative business combination transactions involving Tornier, including restrictions on

Tornier’s ability to solicit proposals for alternative transactions and the requirement that Tornier pay a termination fee of $46.0 million plus up to $5.0 million in expense reimbursement to Wright in certain circumstances following the termination of the merger agreement;

•	the restrictions on the conduct of Tornier’s business during the pendency of the merger, which may delay or prevent Tornier from undertaking potential business opportunities that may arise or may negatively affect Tornier’s ability to attract, retain and motivate key personnel;

•	the adverse impact that business uncertainty prior to the effective time of the merger could have on Tornier’s and Wright’s ability to attract, retain and motivate key personnel until the effective time;

•	the fact that there can be no assurance that the conditions in the merger agreement will be satisfied and, as a result, the merger may not be consummated and the potential consequences of non-consummation, including the potential negative impacts on Tornier, its business, the trading price of Tornier ordinary shares and Tornier’s ability to attract and retain key management personnel and employees;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•	the potential challenges of operating the business of the combined company pursuant to the terms of Wright’s corporate integrity agreement;

•	the time, effort and substantial costs involved in connection with entering into the merger agreement and completing the merger and the related disruptions to the operation of Tornier’s business, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts, and the risk that the operations of Tornier would be disrupted by employee concerns or departures or by changes to or termination of Tornier’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the merger;

•	the fact that the merger will result in the automatic, full acceleration of vesting of all outstanding equity-based awards held by Robert J. Palmisano, Wright’s President and Chief Executive Officer, all other Wright executive officers and all Tornier executive officers, which diminishes the retentive value of those awards and will likely result in the combined company making additional equity-based awards to the executive officers in order to incentivize them to remain with the combined company and ensure continued alignment of the executive officers’ interests with those of the combined company and its shareholders;

•	the fact that Tornier has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;

•	the risk that the Tornier shareholders or Wright shareholders may fail to approve the merger;

•	the risk that that the forecasted results in the unaudited prospective financial information of Tornier and Wright will not be obtained; and

•	other business, industry and other risks of the combined company, some of which are described under “Risk Factors” beginning on page [—].

In addition to considering the factors described above, the Tornier board of directors considered that some members of the Tornier board of directors and certain Tornier executive officers have interests in the proposed merger as individuals that are in addition to, and that may be different from, the interest of Tornier shareholders generally, as described under “The Merger—Interests of Tornier’s Directors and Executive Officers in the Merger” beginning on page [—].

After considering the foregoing potentially negative and potentially positive factors, the Tornier board of directors unanimously concluded, in its business judgment, that the potentially positive factors relating to the merger agreement and the transactions contemplated thereby (including the merger) outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Tornier board of directors is not exhaustive but is intended to reflect the material factors considered by the Tornier board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Tornier board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Tornier board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Tornier board of directors may have given different weight to different factors.

The foregoing discussion of the information and factors considered by the Tornier board of directors is forward-looking in nature. This information should be read in light of the factors described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page [—].

Opinions of Wright’s Financial Advisors

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated October 24, 2014, Wright retained J.P. Morgan as its financial advisor in connection with the proposed merger. At the meeting of the Wright board of directors on October 27, 2014, at which the proposed merger was approved, J.P. Morgan rendered to the Wright board of directors an oral opinion, confirmed by delivery of a written opinion, dated October 27, 2014, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its opinion, the exchange ratio of 1.0309 Tornier ordinary shares to be received for each share of Wright common stock as provided for in the merger agreement was fair, from a financial point of view, to the holders of Wright common stock.

The full text of the written opinion of J.P. Morgan dated as of October 27, 2014, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Wright shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Wright board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to holders of Wright common stock of the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any other class of securities, creditors or other constituencies of Wright or as to the underlying decision by Wright to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Wright shareholder as to how such shareholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated October 27, 2014 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Wright and Tornier and the industries in which they operate;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Wright and Tornier with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Wright shares and Tornier ordinary shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Wright and Tornier, relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger (which we refer to in this section regarding the opinion of J.P. Morgan as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of Wright and Tornier with respect to certain aspects of the proposed merger, and the past and current business operations of Wright and Tornier, the financial condition and future prospects and operations of Wright and Tornier, the effects of the proposed merger on the financial condition and future prospects of Wright and Tornier, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Wright and Tornier or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify, nor did J.P. Morgan assume responsibility or liability for independently verifying, any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Wright or Tornier under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by the managements as to the expected future results of operations and financial condition of Wright and Tornier to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan further assumed that the representations and warranties made by Wright and Tornier in the merger agreement and the related agreements were and would be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Wright with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for or in connection with the consummation of the proposed merger will be obtained without any adverse effect on Wright or Tornier or on the contemplated benefits of the proposed merger.

The projections furnished to J.P. Morgan for Wright and Tornier were prepared by or at the direction of the respective managements of Wright and Tornier. Wright and Tornier do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the respective managements of Wright and Tornier and/or the preparer of such forecasts, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of the Wright common stock of the exchange ratio of 1.0309 Tornier ordinary shares to be received for each Wright share as provided for in the proposed merger, and J.P. Morgan expressed no opinion as to the fairness of the proposed merger to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of Wright or as to the underlying decision by Wright to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio applicable to the holders of Wright shares in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Wright shares or the Tornier ordinary shares would trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Wright and Tornier, and the decision to enter into the merger agreement was solely that of the Wright board of directors and Tornier board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Wright board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Wright board of directors or management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in connection with its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

For each of the analyses performed by J.P. Morgan, J.P. Morgan utilized the treasury stock method to calculate fully diluted shares outstanding, treating Wright’s convertible debt as if it had been converted to Wright shares pursuant to the indenture governing the convertible debt.

Historical Trading Analysis

J.P. Morgan reviewed the 52-week trading range of Wright share prices and Tornier ordinary share prices for the period ending October 24, 2014. The reference ranges were as follows:

	Wright		Tornier
52-week high	$33.75	52-week high	$25.00
52-week low	$26.50	52-week low	$15.25

J.P. Morgan then calculated the implied exchange ratio on a daily basis by dividing the per share price of Wright shares by the per share price of Tornier ordinary shares to derive the highest and lowest historical exchange ratios over the 52-week trading range as shown below, as compared to the exchange ratio in the proposed merger of 1.0309.

Implied exchange ratio
52-week highest historical exchange ratio	1.7622x
52-week lowest historical exchange ratio	1.2445x

J.P. Morgan noted that a historical trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Analyst Price Targets

J.P. Morgan reviewed the price targets for Wright and Tornier published by public equity research analysts covering Wright and Tornier as provided by FactSet Research Systems. The price targets presented were in the following ranges:

	Wright		Tornier
High price target	$40.00	High price target	$30.00
Low price target	$32.00	Low price target	$21.00

J.P. Morgan then calculated (1) the ratio of the highest price target for Wright to the lowest price target for Tornier, and (2) the ratio of the lowest price target for Wright to the highest price target for Tornier to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 1.0309.

Implied exchange ratio
Highest Wright price target to lowest Tornier price target	1.9048x
Lowest Wright price target to highest Tornier price target	1.0667x

J.P. Morgan noted that the analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Wright and Tornier with similar data of selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those of Wright and Tornier. The companies selected by J.P. Morgan were as follows:

•	Insulet Corporation

•	Integra LifeSciences Holdings Corporation

•	NuVasive, Inc.

•	Globus Medical, Inc.

•	Heartware International Inc.

•	Cyberonics, Inc.

•	Thoratec Corp.

•	MiMedx Group, Inc.

•	Endologix, Inc.

•	LDR Holding Corporation

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgment, considered sufficiently similar to those of Wright and Tornier based on business sector participation, financial metrics and form of operations. None of the selected companies reviewed is identical to Wright or Tornier and certain of these companies may have characteristics that are materially different from those of Wright or Tornier. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Wright or Tornier.

In all instances, multiples were based on closing stock prices on October 24, 2014. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on information J.P. Morgan obtained from FactSet Research Systems and, in the case of Wright and Tornier, the managements of Wright and Tornier. The multiples and ratios for each of the selected companies were based on such information. Among other calculations, with respect to Wright, Tornier and the selected companies, J.P. Morgan calculated and compared the multiple of firm value (calculated as equity value plus total debt and other adjustments, including minority interest, net of cash and cash equivalents, unconsolidated investments and value of tax attributes) to estimated revenue for the 2015 and 2016 fiscal years. Results of the analysis were presented for Wright, Tornier and the selected companies, as indicated in the following table:

FV / revenue
	2015E	2016E
Wright	4.87x	4.11x
Tornier	3.21x	2.85x
Mean	4.18x	3.58x
Median	4.32x	3.87x

Based on the above analysis, J.P. Morgan then derived a multiple reference range of 3.4x—5.4x and 3.1x—4.4x for firm value to estimated revenue ratio for 2015 and 2016, respectively. After applying such ranges to the appropriate Wright and Tornier metrics, the analysis indicated the following implied per share equity values of Wright shares and Tornier ordinary shares, respectively:

Implied value per share
Wright
FV / 2015E Revenue	$21.75 – $35.50
FV / 2016E Revenue	$23.50 – $34.25
Tornier
FV / 2015E Revenue	$25.00 – $40.50
FV / 2016E Revenue	$25.75 – $37.00

J.P. Morgan then calculated (1) the ratio of the price implied by the highest multiple for firm value to estimated revenue for 2015 and 2016 for Wright to the price implied by the lowest multiple for firm value to estimated revenue for 2015 and 2016 for Tornier, and (2) the ratio of the price implied by the lowest multiple for firm value to estimated revenue for 2015 and 2016 for Wright and the highest multiple for firm value to estimated revenue for 2015 and 2016 for Tornier to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 1.0309.

Implied exchange ratio

FV / 2015E Revenue
Highest Wright multiple to lowest Tornier multiple	1.4182x
Lowest Wright multiple to highest Tornier multiple	0.5369x

FV / 2016E Revenue
Highest Wright multiple to lowest Tornier multiple	1.3269x
Lowest Wright multiple to highest Tornier multiple	0.6363x

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Wright shares and Tornier ordinary shares. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of unlevered free cash flows that each of Wright and Tornier is expected to generate during fiscal years 2014 through 2024 based upon financial projections prepared by the managements of Wright and Tornier, respectively. J.P. Morgan also calculated a range of terminal values for Wright and Tornier at December 31, 2024 by applying a perpetual growth rate ranging from 3.0% to 4.0% to the unlevered free cash flow of Wright and Tornier, respectively, during 2024. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate range of 9.0% to 10.0%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Wright and Tornier. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Wright’s and Tornier’s estimated 2014 fiscal year-end excess cash, option exercise proceeds and total debt to indicate a range of implied fully diluted equity values per share of Wright shares of $21.00 and $31.00 and a range of implied fully diluted equity values per share of Tornier ordinary shares of $22.25 and $31.50, in each case on a stand-alone basis (i.e., without the Synergies).

J.P. Morgan also performed an additional discounted cash flow analysis of the present value of the Synergies expected to result from the proposed merger, which reflects operating expense synergies and research and development synergies net of implementation costs and revenue dis-synergies. The Tornier synergy estimates were discounted to present value using a range of discount rates from 9.0% to 10.0%, and a range of perpetual growth rates from 3.0% to 4.0%. The analysis indicated a range of implied fully diluted equity values per share of Tornier ordinary shares of $28.50 and $40.25.

J.P. Morgan then calculated (1) the ratio of the highest standalone implied equity value per share for Wright shares to the lowest implied equity value per share for Tornier ordinary shares, and (2) the ratio of the lowest standalone implied equity value per share for Wright shares and the highest implied equity value per share for Tornier ordinary shares to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 1.0309.

Implied exchange ratio
Highest Wright implied equity value per share to lowest Tornier implied equity value per share	1.3933x
Lowest Wright implied equity value per share to highest Tornier implied equity value per share	0.6667x

Contribution Analysis

J.P. Morgan analyzed the contribution of each of Wright and Tornier to the pro forma combined company with respect to (1) market capitalization, (2) projected revenue for fiscal years 2014, 2015, 2016 and 2017 and (3) EBITDA for fiscal years 2016 and 2017, in each case based upon the projections provided by the managements of Wright and Tornier. J.P. Morgan assumed that each company’s contribution to market capitalization, revenue, or EBITDA reflected its contribution to the combined company’s pro forma firm value. Implied equity value contributions and relative ownership interests were then derived by adjusting the firm value contributions to take into account the net cash as of September 30, 2014 at each company. For each of the analyses performed by J.P. Morgan, J.P. Morgan utilized the treasury stock method described above to calculate fully diluted shares outstanding. The relative ownership interests of each company’s holders derived from each analysis were then used to generate implied exchange ratios.

The analysis indicated that the implied contribution of Wright to the combined company with respect to (1) market capitalization of 59% representing an implied exchange ratio of 1.3506, (2) projected revenue of 47% in 2014, 49% in 2015, 50% in 2016 and 51% in 2017 representing implied exchange ratios of 0.8332, 0.9085, 0.9555 and 0.9939, respectively, and (3) EBITDA of 37% in 2016 and 43% in 2017 representing implied exchange ratios of 0.5475 and 0.7045, respectively, as compared to the exchange ratio in the proposed merger of 1.0309.

Value Creation Analysis—Intrinsic Value Approach

J.P. Morgan prepared a value creation analysis that compared the implied equity value derived from J.P. Morgan’s discounted cash flow analysis of Wright and Tornier to the pro forma ownership of their respective shareholders of the implied equity value of the combined company. The pro forma combined company equity value was equal to: (1) Wright’s standalone discounted cash flow value, plus (2) Tornier’s standalone discounted cash flow value, plus (3) the present value of the net cost synergies expected by the managements of Wright and Tornier, less (4) the estimates of the managements of Wright and Tornier of the transaction-related expenses. For purposes of the discounted cash flow values used in this analysis, J.P. Morgan used a perpetual growth rate of 3.5% for the unlevered free cash flow of Wright and Tornier, and a discount rate of 9.5%. J.P. Morgan then determined the implied pro forma equity value of the combined company attributable to Wright shareholders based on the economic equity ownership percentage of the combined company to be owned by the Wright shareholders implied by the exchange ratio provided for in the merger agreement.

J.P. Morgan then compared the result to the implied equity value of Wright on a standalone basis derived from the discounted cash flow analysis described above. The value creation analysis indicated implied pro forma accretion in economic equity value to the holders of Wright shares of 16%.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Wright or Tornier. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Wright or Tornier, and none of the selected transactions reviewed as described in the above summary is identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of Wright and Tornier. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Wright and Tornier and the transactions compared to the proposed merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by Wright as its financial advisor with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Wright, Tornier, and the industries in which they operate.

J.P. Morgan has acted as financial advisor to Wright with respect to the proposed merger and will receive a fee from Wright for its services equal to a total of $9 million, $8 million of which will become payable only if the proposed merger is consummated. In addition, Wright has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including reasonable fees of its counsel, and to indemnify J.P. Morgan and its affiliates for certain liabilities arising out of its engagement. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Wright and Tornier, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Wright in connection with its acquisition of BioMimetic in March 2013 and acting as a bookrunner on Tornier’s equity offering in May 2013. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Wright or Tornier for their own account or for the accounts of customers and, accordingly, J.P. Morgan or its affiliates may at any time hold long or short positions in such securities.

Opinion of Perella Weinberg Partners LP

The Wright board of directors retained Perella Weinberg to act as its financial advisor in connection with the merger. The board of directors selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the businesses and affairs of Wright and Tornier and the industries in which Wright and Tornier conduct their respective businesses. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On October 27, 2014, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Wright board of directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the exchange ratio of 1.0309 Tornier ordinary shares to be received for each share of Wright common stock as provided for in the merger agreement was fair, from a financial point of view, to the holders of Wright common stock (other than Tornier or any of its affiliates).

The full text of Perella Weinberg’s written opinion, dated October 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D and is incorporated by reference herein. Holders of Wright shares are urged to read Perella Weinberg’s opinion carefully and in its entirety. The opinion does not address Wright’s underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative that may have been available to Wright. The opinion does not constitute a recommendation to any holder of Wright shares or Tornier ordinary shares as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which Wright shares or Tornier ordinary shares will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger, or any consideration received in connection with the merger, to the holders of any other class of securities, creditors or other constituencies of Wright. Perella Weinberg provided its opinion for the information and assistance of the Wright board of directors in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Wright and Tornier, including equity research analyst reports;

•	reviewed certain internal financial statements, analyses, forecasts (which we refer to in this section regarding the opinion of Perella Weinberg as the “Wright Forecasts”), and other financial and operating data relating to the business of Wright, in each case, prepared by the management of Wright;

•	reviewed certain internal financial statements, analyses, forecasts (which we refer to in this section regarding the opinion of Perella Weinberg as the “Tornier Forecasts”), and other financial and operating data relating to the business of Tornier, in each case, prepared by the management of Tornier;

•	reviewed certain estimates of synergies anticipated to result from the consummation of the merger (which we refer to in this section regarding the opinion of Perella Weinberg as the “Anticipated Synergies”) prepared by the managements of Wright and Tornier;

•	discussed the past and current operations, financial condition and prospects of Wright, including the Anticipated Synergies, with the management of Wright;

•	discussed the past and current operations, financial condition and prospects of Tornier, including the Anticipated Synergies, with the management of Tornier;

•	compared the financial performance of Wright and Tornier with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Tornier;

•	reviewed the historical trading prices and trading activities for Wright shares and Tornier ordinary shares, and compared such price and trading activities of Wright shares and Tornier ordinary shares with those of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	reviewed a draft dated October 27, 2014 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to Perella Weinberg (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the managements of Wright and of Tornier that, to their knowledge, the information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. Perella Weinberg assumed, with the consent of Wright, that there were no material undisclosed liabilities of Wright or Tornier for which adequate reserves or other provisions were not made. With respect to the Wright Forecasts, Perella Weinberg was advised by the management of Wright and assumed, with the consent of Wright, that such forecasts were reasonably prepared on bases reflecting the best estimates available at the time and the good faith judgments of the management of Wright as to the future financial performance of Wright and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which such forecasts were based. With respect to the Tornier Forecasts, Perella Weinberg assumed, with the consent of Wright, that such forecasts were reasonably prepared on bases reflecting the best estimates available at the time and the good faith judgments of the management of Tornier as to the future financial performance of Tornier and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which such forecasts were based. Perella Weinberg assumed, with the consent of Wright, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Wright and Tornier to result from the merger would be realized in the amounts and at the times projected by the managements of Wright and Tornier, and Perella Weinberg expressed no view as to the assumptions on which they were based. Perella Weinberg relied without independent verification upon the assessments by the managements of Wright and of Tornier of the timing and risks associated with the integration of Wright and Tornier. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Wright or Tornier, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of Wright or Tornier. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final merger agreement would not differ in any material respect from the draft merger agreement reviewed by it and that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Wright, Tornier or the contemplated benefits expected to be derived in the merger. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the exchange ratio of 1.0309 Tornier ordinary shares to be received for each share of Wright common stock as provided for in the merger agreement to the holders of Wright common stock (other than Tornier or any of its affiliates). Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement, any other document contemplated by or entered into in connection with the merger, the form or structure of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the exchange ratio to be received by the holders of Wright shares pursuant to the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any other related document, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood Wright had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of Wright to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to Wright.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Perella Weinberg and reviewed by the Wright board of directors in connection with Perella Weinberg’s opinion and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Share Price Analysis

Perella Weinberg reviewed the share price performance of Wright and Tornier during various periods ending on October 24, 2014 (the last trading day prior to the Wright board of directors meeting approving the execution of the merger agreement). Perella Weinberg noted that the range of low and high trading prices of Wright shares during the prior 52-week period was approximately $26.50 to $33.75. Perella Weinberg noted that the range of low and high trading prices of Tornier ordinary shares during the prior 52-week period was approximately $15.25 to $25.00.

Equity Research Analyst Price Targets

Perella Weinberg reviewed and analyzed selected price targets for Wright shares and Tornier ordinary shares published by equity research analysts as of October 24, 2014.

The selected price targets reflect each analyst’s estimate of the future public market trading prices of Wright shares and Tornier ordinary shares. Perella Weinberg noted that, as of October 24, 2014, the range of equity analyst price targets for Wright shares was between $32.00 and $40.00 per share, and the median of such targets was $37.00 per share. Perella Weinberg also noted that, as of October 24, 2014, the range of equity analyst price targets for Tornier ordinary shares was between $21.00 and $30.00 per share, and the median of such targets was $26.00 per share.

Comparable Company Analysis

Perella Weinberg reviewed and compared certain financial information for Wright and Tornier to corresponding financial information, ratios and public market multiples for certain publicly held companies that operate in, or are exposed to, businesses similar to those of Wright and Tornier. Perella Weinberg performed a comparable company analysis in order to derive an implied range of values per share of Wright shares and implied range of values per share of Tornier ordinary shares from ratios and public market multiples for such companies. Although none of the following companies are identical to Wright or to Tornier, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Wright and Tornier in one or more respects including operating in the medical device, medical apparatus or medical technology manufacturing industry.

Selected Publicly Traded Companies

•	Abiomed, Inc.

•	Cyberonics, Inc.

•	Globus Medical, Inc.

•	Heartware International Inc.

•	Integra LifeSciences Holdings Corporation

•	LDR Holding Corporation

•	NuVasive, Inc.

•	The Spectranetics Corporation

•	Thoratec Corp.

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on company filings for historical information, publically available share price data and certain publicly available financial projections for forecasted information. For Wright and Tornier, Perella Weinberg made calculations based on company filings for historical information and the Wright Forecasts and the Tornier Forecasts, as applicable.

With respect to Wright, Tornier and each of the selected companies, Perella Weinberg reviewed enterprise value (calculated as fully diluted equity value (using the treasury method) plus debt, plus net non-operating liabilities, plus minority interest, less cash and cash equivalents), as a multiple of estimated sales revenues for each of the 2015 and 2016 fiscal years (referred to, respectively, as 2015E EV / Sales Multiple and 2016E EV / Sales Multiple). The per share values used for this analysis were based on the closing share prices of the companies on October 24, 2014.

	2015E EV /sales multiple	2016E EV / sales multiple
Wright	4.9x	4.1x
Tornier	3.2x	2.8x
Other Selected Companies	2.3x – 5.6x	2.1x – 4.9x

Based on the analysis of the relevant metrics for each of the comparable companies and on the experience and judgment of Perella Weinberg, a representative range of financial multiples of the comparable companies was applied to the relevant financial statistics for Wright and Tornier to estimate an implied value per share of Wright shares stock and Tornier ordinary shares. Perella Weinberg estimated the implied value per share of Wright shares and the implied value per share of Tornier ordinary shares, in each case as of October 24, 2014, as follows:

	Comparable company multiple representative range	Implied value per share
Wright
EV / 2015E Management Revenue	3.0x – 5.0x	$19.50 – $32.50
EV / 2016E Management Revenue	2.5x – 4.0x	$19.25 – $31.25
Tornier
EV / 2015E Management Revenue	3.0x – 5.0x	$22.00 – $36.75
EV / 2016E Management Revenue	2.5x – 4.0x	$20.75 – $33.25

Although the selected companies were used for comparison purposes, no business of any selected company is either identical or directly comparable to either Wright’s or Tornier’s business. Accordingly, Perella Weinberg’s comparison of selected companies to Wright and Tornier and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies.

Precedent Transaction Analysis

Using publicly available information, Perella Weinberg reviewed the terms of selected precedent transactions involving companies that operated in, or were exposed to, the medical technology or other healthcare industries. Perella Weinberg selected these transactions on the basis of its professional judgment and experience because Perella Weinberg deemed them to be most comparable in size, scope and impact on the industry to Tornier or otherwise relevant to the merger. No company or transaction is, however, identical to Tornier or the merger.

For each transaction, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of enterprise value over revenues from the last twelve months publicly reported prior to the announcement of the merger (referred to as EV / LTM Revenues).

Selected Precedent Transactions

Acquirer	Target	Date	EV / LTM
Danaher Corp.	Nobel Biocare Holding AG	9/14	3.0x
Stryker Corp.	Small Bone Innovations, Inc.	6/14	7.8x	(1)
Medtronic, Inc.	Covidien plc.	6/14	4.6x
Zimmer Holdings, Inc.	Biomet Inc.	4/14	4.2x
Smith & Nephew plc	ArthroCare Corp.	2/14	3.9x
Wright Medical Group Inc.	Solana Surgical, LLC	1/14	6.9x
Covidien plc.	Given Imaging Ltd.	12/13	4.7x
Stryker Corp.	Mako Surgical Corp.	9/13	14.1x
Bayer AG	Conceptus Inc.	4/13	7.5x
Medtronic Inc.	China Kanghui Holdings	9/12	13.0x
Tornier N.V.	OrthoHelix Surgical Designs, Inc.	8/12	7.0x	(2)
Stryker Corp.	Memometal Technologies, S.A.S.	6/11	5.4x	(3)
Johnson & Johnson	Synthes Inc.	4/11	5.2x
Endo Pharmaceuticals Inc.	AMS	4/11	5.1x
St. Jude Medical Inc.	AGA Medical Holdings, Inc.	10/10	6.3x
Covidien plc.	eV3 Inc.	6/10	5.5x

(1)	Multiple includes undisclosed earnout payment.
(2)	Multiple includes earnout payment of $20 million.
(3)	Multiple includes earnout payment of $12 million.

Based on the analysis of the relevant metrics for each of the precedent transactions and on the experience and judgment of Perella Weinberg, a representative range of financial multiples of the transactions was applied to the relevant financial metrics for Tornier to estimate an implied value per share of Tornier ordinary shares. Based on Tornier’s fully diluted equity values (using the treasury method), Perella Weinberg estimated the implied value per share of Tornier ordinary shares, as of October 24, 2014, as follows:

	EV / LTM revenues(1)	Range of implied present value per share
Tornier	4.0x – 6.0x	$26.25 – $39.50

(1)	EV / LTM Revenues multiple as of December 31, 2014.

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical to Tornier, nor are any such precedent transactions identical to the merger. In evaluating the transactions listed above, Perella Weinberg made judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of

Wright and Tornier, including, but not limited to, the impact of competition on the business of Wright, Tornier or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Wright, Tornier or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Tornier

Perella Weinberg conducted a discounted cash flow analysis for Tornier based on: (i) the Tornier Forecasts provided by the management of Tornier and (ii) the Tornier Forecasts assuming the achievement of the Anticipated Synergies, by:

•	calculating, in each case, the present value as of October 24, 2014 of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and other cash flows) that Tornier could generate for the remainder of fiscal year 2014 through fiscal year 2024 using discount rates ranging from 9.0% to 10.0% based on estimates of the weighted average cost of capital of Tornier derived using the Capital Asset Pricing Model (“CAPM”), and

•	adding, in each case, terminal values calculated using perpetuity growth rates ranging from 3.0% to 4.0% and discounted using rates ranging from 9.0% to 10.0%.

The range of perpetuity growth rates was estimated by Perella Weinberg utilizing its professional judgment and experiences, taking into account the Tornier Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Perella Weinberg also cross-checked such estimates of perpetuity growth rates against the EBITDA multiples implied by such growth rates and a range of discount rates to be applied to Tornier’s future unlevered cash flow forecasts.

Perella Weinberg used a range of discount rates from 9.0% to 10.0% derived by application of the CAPM, which takes into account certain company-specific metrics, including Tornier’s target capital structure, the cost of long-term debt, forecasted tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Tornier. To calculate the implied equity value from the implied enterprise value, Perella Weinberg subtracted debt and non-operating liabilities and added cash and cash equivalents. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method). These analyses resulted in the following reference ranges of implied equity values per share of Tornier ordinary shares:

	Range of implied present value per share	Range of implied present value per share (including anticipated synergies)
Tornier Forecasts	$22.25 – $31.50	$28.50 – $40.25

Wright

Perella Weinberg conducted a discounted cash flow analysis for Wright based on the Wright Forecasts by:

•

calculating the present value as of October 24, 2014 of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital and other cash flows) that Wright could generate for the remainder of fiscal year 2014 through fiscal year 2024 using discount rates ranging from 9.0% to 10.0% based on estimates of the weighted average cost of capital of Wright derived using the CAPM, and

•	adding terminal values calculated using perpetuity growth rates ranging from 3.0% to 4.0% and discounted using rates ranging from 9.0% to 10.0%.

The range of perpetuity growth rates was estimated by Perella Weinberg utilizing its professional judgment and experiences, taking into account the Wright Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Perella Weinberg also cross-checked such estimates of perpetuity growth rates against the EBITDA multiples implied by such growth rates and a range of discount rates to be applied to Wright’s future unlevered cash flow forecasts.

Perella Weinberg used a range of discount rates from 9.0% to 10.0% derived by application of the CAPM, which takes into account certain company-specific metrics, including Wright’s target capital structure, the cost of long-term debt, forecasted tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Wright. To calculate the implied equity value from the implied enterprise value, Perella Weinberg subtracted debt, non-operating liabilities and minority interest and added cash and cash equivalents. Perella Weinberg calculated implied value per share by dividing the implied equity value by the fully diluted shares (using the treasury method). These analyses resulted in the following reference range of implied equity value per share of Wright shares:

Range of implied present value per share
Wright Forecasts	$21.00 – $31.00

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Wright, Tornier or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Wright board of directors as to the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio of 1.0309 Tornier ordinary shares to be received for each share of Wright common stock as provided for in the merger agreement to the holders of Wright common stock (other than Tornier or any of its affiliates). These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon third party research analyst estimates, which are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger Agreement or their respective advisors, none of Wright, Tornier, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by third parties.

As described above, the opinion of Perella Weinberg to the Wright board of directors was one of many factors taken into consideration by the Wright board of directors in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration to the Wright shareholders provided for in the merger agreement, which consideration was determined through arm’s length negotiations between Wright and Tornier.

Pursuant to the terms of the engagement letter between Perella Weinberg and Wright dated as of October 24, 2014, Wright became obligated to pay Perella Weinberg $1 million upon the delivery of Perella Weinberg’s opinion, and has agreed to pay Perella Weinberg an additional $8 million upon the closing of the merger. In addition, Wright agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Wright or Tornier or any of their respective affiliates.

During the two-year period prior to the date of Perella Weinberg’s opinion, Perella Weinberg and its affiliates provided certain investment banking services to Wright and its affiliates for which Perella Weinberg and its affiliates received compensation, including having acted as financial advisor to Wright in its acquisition of Solana Surgical, LLC. Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Wright or Tornier, or their respective affiliates and in the future may receive compensation for the rendering of such services.

Opinion of Tornier’s Financial Advisor

Tornier has retained BofA Merrill Lynch to act as Tornier’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Tornier selected BofA Merrill Lynch to act as Tornier’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Tornier and its business.

On October 26, 2014, at a meeting of the Tornier board of directors to evaluate the merger, BofA Merrill Lynch delivered to the Tornier board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 26, 2014, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tornier.

The full text of BofA Merrill Lynch’s written opinion to the Tornier board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Tornier board of directors for the benefit and use of the Tornier board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Tornier or in which Tornier might engage or as to the underlying business decision of Tornier to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to Wright and Tornier;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Tornier furnished to or discussed with BofA Merrill Lynch by the management of Tornier, including certain financial forecasts relating to Tornier prepared by the management of Tornier (which we refer to in this section regarding the opinion of BofA Merrill Lynch as the “Tornier Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Wright furnished to or discussed with BofA Merrill Lynch by the management of Wright, including certain financial forecasts relating to Wright prepared by the management of Wright (which we refer to in this section regarding the opinion of BofA Merrill Lynch as the “Wright Forecasts”) and such forecasts as adjusted by the management of Tornier (which we refer to in this section regarding the opinion of BofA Merrill Lynch as the “Adjusted Wright Forecasts”), and discussed with the management of Tornier its assessments as to the relative likelihood of achieving the future financial results reflected in the Wright Forecasts and the Adjusted Wright Forecasts;

(iv)	reviewed certain estimates as to the amount and timing of cost savings and tax benefits (which we refer to in this section regarding the opinion of BofA Merrill Lynch as, collectively, the “Synergies”) anticipated by the management of Tornier to result from the merger;

(v)	discussed the past and current business, operations, financial condition and prospects of Wright with members of the senior managements of Tornier and Wright, and discussed the past and current business, operations, financial condition and prospects of Tornier with members of the senior management of Tornier;

(vi)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Tornier, including the potential effect on Tornier’s estimated earnings per share;

(vii)	reviewed the trading histories for Wright shares and Tornier ordinary shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(viii)	compared certain financial and stock market information of Wright and Tornier with similar information of other companies BofA Merrill Lynch deemed relevant;

(ix)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(x)	reviewed the relative financial contributions of Wright and Tornier to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft, dated October 25, 2014, of the merger agreement; and

(xii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Tornier and Wright that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Tornier Forecasts and the Synergies, BofA Merrill Lynch was advised by Tornier, and assumed, at the direction of Tornier, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Tornier as to the future financial performance of Tornier and the other matters covered thereby. With respect to the Wright Forecasts, BofA Merrill Lynch was advised by Wright, and assumed, with the consent of Tornier, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Wright as to the future financial performance of Wright and the other matters covered thereby. With respect to the Adjusted Wright Forecasts, BofA Merrill Lynch assumed, at the direction of Tornier, that the management of Tornier’s review of and adjustments to the Wright Forecasts were reasonably performed and that the Adjusted Wright Forecasts reflect the best currently available estimates and good faith judgments of the management of Tornier as to the future financial performance of Wright and the other matters covered thereby and BofA Merrill Lynch relied, at the direction of Tornier, on the Adjusted Wright Forecasts for purposes of its analysis and opinion. BofA Merrill Lynch relied, at the direction of Tornier, on the assessments of the management of Tornier as to Tornier’s ability to achieve the Synergies and was advised by Tornier, and assumed, with the consent of Tornier, that the Synergies would be realized in the amounts and at the times projected. BofA Merrill Lynch did not make nor was it provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Tornier, Wright or any other entity, nor did it make any physical inspection of the properties or assets of Tornier, Wright or any other entity and BofA Merrill Lynch assumed, with the consent of Tornier, that there were no material undisclosed liabilities of or relating to Tornier, Wright or any other entity for which appropriate reserves or other provisions were not made. BofA Merrill Lynch did not evaluate the solvency or fair value of Tornier, Wright or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Tornier, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Tornier, Wright or any other entity or the merger (including the contemplated benefits of the merger). Tornier advised BofA Merrill Lynch and for purposes of its analyses and its opinion BofA Merrill Lynch assumed, at Tornier’s direction, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch also assumed, at the direction of Tornier, that the final executed merger agreement would not differ in any material respect from the draft, dated October 25, 2014, of the merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any voting and support agreement or any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Tornier of the exchange ratio provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Tornier or in which Tornier might engage or as to the underlying business decision of Tornier to proceed with or effect the merger. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, at the direction of Tornier, upon the assessments of representatives of Tornier regarding, legal, regulatory, accounting, tax and similar matters relating to Tornier, Wright or any other entity and the merger (including the contemplated benefits of the merger) as to which BofA Merrill Lynch understood that Tornier obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch also did not express any opinion as to what the value of Tornier ordinary shares actually would be when issued or the prices at which Tornier ordinary shares or Wright shares would trade at any time, including following the announcement or the consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. Except as described above, Tornier imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Tornier board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Tornier Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Tornier and the following 13 publicly traded companies in the medical device industry:

•	LDR Holding Corporation

•	K2M Group Holdings, Inc.

•	Heartware International, Inc.

•	Globus Medical, Inc.

•	Cyberonics, Inc.

•	Thoratec Corporation

•	NuVasive, Inc.

•	Integra Life Sciences Holding Corporation

•	ArthroCare Corporation

•	Smith & Nephew plc

•	Stryker Corporation

•	Zimmer Holdings, Inc.

•	Wright Medical Group, Inc.

BofA Merrill Lynch reviewed, among other things, the enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on October 23, 2014, plus debt and minority interests, less cash, as a multiple of calendar years 2014 and 2015 estimated revenue. BofA Merrill Lynch also reviewed the estimated revenue growth rates of the selected publicly traded companies for calendar years 2014, 2015 and 2016. BofA Merrill Lynch then applied calendar year 2014 and 2015 revenue multiples of 3.00x to 4.50x and 2.50x to 4.00x, respectively, derived from the selected publicly traded companies to Tornier’s calendar year 2014 and 2015 estimated revenue, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Tornier were based on the Tornier Forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Tornier, rounded to the nearest $0.05, as compared to the implied share price for Tornier ordinary shares provided for in the merger:

Implied per share equity value reference ranges for Tornier		Implied share price[1]
2014E revenue	2015E revenue
$20.05 – $29.90	$18.55 – $29.65	$30.23

No company used in this analysis is identical or directly comparable to Tornier. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Tornier was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 17 selected transactions involving companies in the medical device industry:

Announcement date	Acquiror	Target
June 2014	• Stryker Corporation	• Small Bone Innovations, Inc.

Feb. 2014	• Smith & Nephew plc	• ArthroCare Corporation

Jan. 2014	• Wright Medical Group, Inc.	• Solana Surgical, LLC

Jan. 2014	• Wright Medical Group, Inc.	• OrthoPro, LLC

Dec. 2013	• Covidien plc	• Given Imaging Ltd.

July 2013	• Kinetic Concepts, Inc.	• Systagenix Wound Management, Limited

Nov. 2012	• Smith & Nephew plc	• Healthpoint, Ltd.

Aug. 2012	• Tornier N.V.	• OrthoHelix Surgical Designs, Inc.

April 2012	• Covidien plc	• Oridion Systems Ltd.

Nov. 2011	• Covidien plc	• BARRX Medical, Inc.

Oct. 2011	• Getinge AB	• Atrium Medical Science Co., Ltd.

May 2011	• Shire plc	• Advanced BioHealing, Inc.

April 2011	• Endo International plc	• American Medical Systems Holdings Inc.

Oct. 2010	• Stryker Corporation	• Boston Scientific Corporations’ Neurovascular Division

July 2010	• Johnson & Johnson	• Micrus Endovascular LLC

June 2010	• Covidien plc	• ev3 Inc.

May 2009	• Covidien plc	• VNUS Medical Technologies, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s one-year forward and two-year forward estimated revenue. BofA Merrill Lynch then applied one-year forward revenue multiples of 3.75 to 4.50x, derived from the selected transactions to Tornier’s calendar year 2015 estimated revenue. Estimated financial data of the selected transactions were based on publicly available

[1]	The implied share price for Tornier ordinary shares provided for in the merger is calculated by dividing the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014 by the exchange ratio provided for in the merger.

information at the time of announcement of the relevant transaction. Estimated financial data of Tornier were based on the Tornier Forecasts. This analysis indicated the following approximate implied per share equity value reference range for Tornier, rounded to the nearest $0.05, as compared to the implied share price for Tornier ordinary shares provided for in the merger:

Implied per share equity value reference range for Tornier	Implied share price[2]
2015E revenue
$27.80 – $33.30	$30.23

No company, business or transaction used in this analysis is identical or directly comparable to Tornier or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Tornier and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Tornier to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Tornier was forecasted to generate during Tornier’s fiscal years 2015 through 2019 based on the Tornier Forecasts. BofA Merrill Lynch calculated terminal values for Tornier by applying terminal last twelve month multiples of 3.00x to 3.50x to Tornier’s fiscal year 2019 estimated revenue. The cash flows and terminal values were then discounted to present value as of December 31, 2014 using discount rates ranging from 8.00% to 10.00%, which were based on an estimate of Tornier’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Tornier, rounded to the nearest $0.05, as compared to the implied share price for Tornier ordinary shares provided for in the merger:

Implied per share equity value reference range for Tornier	Implied share price[3]
$22.80 – $28.85	$30.23

BofA Merrill Lynch performed a similar discounted cash flow analysis of Tornier to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Tornier was forecasted to generate during Tornier’s fiscal years 2015 through 2019 based on the Tornier Forecasts, but also including the estimated present value of Tornier’s net operating losses. BofA Merrill Lynch calculated the estimated present value of the net operating losses based on a net operating losses balance of $82 million as of December 31, 2013, per Tornier’s most recent Form 10-K, plus $16 million for the loss before tax for the 6 month period ending in June 29, 2014, per Tornier’s most recent Form 10-Q, a limitation on net operating loss carryforwards and certain built-in losses following an ownership change per section 382 of the Internal Revenue Code, a federal tax-exempt rate of 2.91% per Tornier management, a federal corporate tax rate of 30% per Tornier management, and a weighted average cost of capital of 9.00%. This analysis indicated the following approximate implied per share equity value reference range for Tornier, rounded to the nearest $0.05, as compared to the implied share price for Tornier ordinary shares provided for in the merger:

Implied per share equity value reference range for Tornier (including the present value of net operating losses)	Implied share price[4]
$23.30 – $29.35	$30.23

[2]	The implied share price for Tornier ordinary shares provided for in the Merger is calculated by dividing the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014 by the exchange ratio provided for in the merger.
[3]	The implied share price for Tornier ordinary shares provided for in the Merger is calculated by dividing the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014 by the exchange ratio provided for in the merger.
[4]	The implied share price for Tornier ordinary shares provided for in the merger is calculated by dividing the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014 by the exchange ratio provided for in the merger.

Wright Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Wright and the following 13 publicly traded companies in the medical device industry:

•	LDR Holding Corporation

•	K2M Group Holdings, Inc.

•	Heartware International, Inc.

•	Globus Medical, Inc.

•	Cyberonics, Inc.

•	Thoratec Corporation

•	NuVasive, Inc.

•	Integra Life Sciences Holding Corporation

•	ArthroCare Corporation

•	Smith & Nephew plc

•	Stryker Corporation

•	Zimmer Holdings, Inc.

•	Tornier N.V.

BofA Merrill Lynch reviewed, among other things, the enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on October 23, 2014, plus debt and minority interests, less cash, as a multiple of calendar years 2014 and 2015 estimated revenue. BofA Merrill Lynch also reviewed the estimated revenue growth rates of the selected publicly traded companies for calendar years 2014, 2015 and 2016. BofA Merrill Lynch then applied calendar year 2014 and 2015 revenue multiples of 4.25x to 6.00x and 3.75x to 5.00x, respectively, derived from the selected publicly traded companies, to Wright’s calendar year 2014 and 2015 estimated revenue, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Wright were based on the Adjusted Wright Forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Wright, rounded to the nearest $0.05, as compared to the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014:

Implied per share equity value reference ranges for Wright		30-day VWAP as of October 23, 2014
2014E revenue	2015E revenue
$22.75 – $31.95	$24.40 –$32.20	$31.16

No company used in this analysis is identical or directly comparable to Wright. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Wright was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Wright to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Wright was forecasted to generate during Wright’s fiscal years 2015 through 2019 based on the Adjusted Wright Forecasts. BofA Merrill Lynch calculated terminal values for Wright by applying terminal last twelve month multiples of 3.50x to 4.00x to Wright’s fiscal year 2019 estimated revenue. The cash flows and terminal values were then discounted to present value as of December 31, 2014 using discount rates ranging from 7.00% to 9.00%, which were based on an estimate of Wright’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for Wright, rounded to the nearest $0.05, as compared to the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014:

Implied per share equity value reference range for Wright	30-day VWAP as of October 23, 2014
$22.80 – $29.35	$31.16

BofA Merrill Lynch performed a similar discounted cash flow analysis of Wright to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Wright was forecasted to generate during Wright’s fiscal years 2015 through 2019 based on the Adjusted Wright Forecasts, but also including the estimated present value of Wright’s net operating losses. BofA Merrill Lynch calculated the estimated present value of the net operating losses based on a net operating losses balance of $236 million as of December 31, 2013, per Wright’s most recent Form 10-K, plus $94 million for the loss before tax from continuing operations for the 6 month period ending June 30, 2014, per Wright’s most recent Form 10-Q, a limitation on net operating loss carryforwards and certain built-in losses following an ownership change per section 382 of the Internal Revenue Code, a federal tax-exempt rate of 2.91% per Tornier management, a federal corporate tax rate of 35% per Tornier management, and a weighted average cost of capital of 8.00%. This analysis indicated the following approximate implied per share equity value reference ranges for Wright, rounded to the nearest $0.05, as compared to the 30-day volume weighted average price (VWAP) of Wright shares as of October 23, 2014:

Implied per share equity value reference range for Wright (including the present value of net operating losses)	30-day VWAP as of October 23, 2014
$24.45 – $31.05	$31.16

No company used in this analysis is identical or directly comparable to Wright. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Wright was compared.

Relative Valuation

Based on the implied per share equity value reference ranges for Tornier and Wright calculated as described above, these analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied exchange ratio reference ranges based on:		Exchange ratio provided for in the merger
Selected Publicly Traded Companies Analysis: 2014E revenue	Selected Publicly Traded Companies Analysis: 2015E revenue
0.7609x – 1.5935x	0.8229x – 1.7358x	1.0309x

Implied exchange ratio reference ranges based on:		Exchange ratio provided for in the merger
Discounted cash flow analysis: (excluding NOLs)	Discounted cash flow analysis: (including NOLs)
0.7903x – 1.2873x	0.8330x – 1.3326x	1.0309x

Pro Forma Accretion/Dilution Analysis

BofA Merrill Lynch reviewed the potential pro forma financial effect of the merger on Tornier’s calendar years 2015 through 2019 estimated Cash EPS, defined as earnings per share after adding back tax-effected amortization and stock based compensation expense. Estimated financial data of Tornier were based on the

Tornier Forecasts and estimated financial data of Wright were based on the Adjusted Wright Forecasts. Based on the exchange ratio provided for in the merger, this analysis indicated that the merger could be dilutive to Tornier’s estimated Cash EPS for calendars years 2015 through 2016 and accretive to Tornier’s estimated Cash EPS for calendar years 2017 through 2019. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of Tornier ordinary shares and Wright shares during the one-year period ended October 23, 2014;

•	the relationship between movements in Tornier ordinary shares and Wright shares during the three-year period ended October 23, 2014, including the daily ratio of the closing price of Wright shares to the closing price of Tornier ordinary shares during such period, and the average of this ratio calculated over various periods ended October 23, 2014;

•	selected analyst price targets for Tornier and Wright found in recently published, publicly available Wall Street research analysts reports as of October 23, 2014, discounted to present value at their respective cost of equity, and selected analyst revenue estimates, EBITDA estimates and EPS estimates for Wright shares found in recently published, publicly available Wall Street research analyst reports as of October 23, 2014;

•	the relative contribution of Tornier and Wright to the pro forma combined company based on the market capitalization of Tornier and Wright as of October 23, 2014, and the relative contribution of Tornier and Wright to the pro forma combined company based on calendar year 2013 revenue, last twelve month revenue as of September 30, 2014, annualized third quarter 2014 revenue, calendar years 2014 through 2017 estimated revenue and calendar years 2015 through 2017 estimated adjusted EBITDA, based on the Tornier Forecasts and the Adjusted Wright Forecasts; and

•	the present value of the future price per share of ordinary shares of Tornier as a standalone company at its current enterprise value to estimated revenue multiple for calendar years 2014 through 2017, compared to the implied present value per share of ordinary shares of Tornier on a pro forma basis taking into account the merger at the implied blended enterprise value to estimated revenue multiple of the combined company for calendar years 2014 through 2017, based on the exchange ratio provided for in the merger;

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Tornier board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tornier and Wright. The estimates of the future performance of Tornier and Wright in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness to Tornier, from a financial point of view, of the exchange ratio provided for in the merger and were provided to the Tornier board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Tornier or Wright.

The type and amount of consideration payable in the merger was determined through negotiations between Tornier and Wright, rather than by any financial advisor, and was approved by the Tornier board of directors. The decision to enter into the merger agreement was solely that of the Tornier board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Tornier board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Tornier board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

Tornier has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $12.2 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. Tornier also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Wright, certain of its affiliates, Tornier and certain of its affiliates (including Warburg Pincus LLC and certain of its affiliates and portfolio companies).

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Tornier and certain of its affiliates, including Warburg Pincus LLC and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to certain of Tornier’s affiliates, including Warburg Pincus LLC and/or certain of its affiliates and portfolio companies, in connection with certain mergers and acquisition transactions, (ii) having acted or acting as a bookrunner and/or underwriter for various debt and equity offerings of Tornier and certain of its affiliates, including Warburg Pincus LLC and/or certain of its affiliates and portfolio companies, (iii) having acted or acting as an administrative agent, bookrunner and arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Tornier and certain of its affiliates, including Warburg Pincus LLC and/or certain of its affiliates and portfolio companies (including acquisition financing), (iv) having provided or providing certain derivatives, foreign exchange and other trading services to certain of Tornier’s affiliates, including Warburg Pincus LLC and/or certain of its affiliates and portfolio companies, (v) having provided or providing certain managed institutional investments services and products to Tornier and certain of its affiliates, including Warburg Pincus LLC and/or certain of its affiliates and portfolio companies, and (vi) having provided or providing certain treasury management products and services to Tornier and certain of its affiliates, including Warburg Pincus LLC and/or certain of its affiliates and portfolio companies. In addition, an employee of BofA Merrill Lynch is a non-voting advisory board observer with respect to the advisory boards of certain affiliates of Warburg Pincus LLC.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Wright and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner and arranger for, and/or as a lender under, certain letters of credit and credit and leasing facilities of Wright and certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Wright and certain of its affiliates, (iii) having provided or providing certain managed institutional investments services and products to Wright and certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Wright and certain of its affiliates.

Call Spread Transactions

Concurrent with Wright’s issuance in August 2012 of $300 million aggregate principal amount of 2.00% cash convertible senior notes due 2017 (the “Convertible Notes”), Wright purchased call options (referred to as the “Convertible Note Hedge Transactions”) and sold warrants (referred to as the “Issuer Warrant Transactions”, collectively, the “Call Spread Transactions”). The Convertible Note Hedge Transactions were intended to partially offset the dilution that could occur upon conversion of the Convertible Notes, and the Issuer Warrant Transactions offset the cost to Wright of the Convertible Note Hedge Transactions. The Call Spread Transactions were entered into with three banks (the “Call Spread Transaction Counterparties”), including Bank of America, N.A. (“BANA”), an affiliate of BofA Merrill Lynch. BANA was the Call Spread Transaction counterparty in respect of 40% of the aggregate notional amount of the Call Spread Transactions.

The indenture governing the Convertible Notes was included as an exhibit to Wright’s current report on Form 8-K filed by Wright with the SEC on September 4, 2012, and the confirmations containing the terms of the Call Spread Transactions were included as exhibits to Wright’s current reports on Form 8-K filed by Wright with the SEC on August 28 and September 4, 2012.

If the merger is consummated, each Issuer Warrant Transaction (unless earlier terminated) would terminate in accordance with its terms and the applicable Call Spread Transaction Counterparty would be entitled to receive a termination payment from Wright, as described in greater detail below. Consummation of the merger also would give each such Call Spread Transaction Counterparty the right to terminate its Convertible Note Hedge Transaction. The Convertible Note Hedge Transactions (unless earlier terminated) are expected to be so terminated upon consummation of the merger and, upon such a termination, the applicable Call Spread Transaction Counterparty would be obligated to make a termination payment to Wright, as described in greater detail below. Subject to certain conditions, any termination payment described in this paragraph above could be satisfied by the payment of cash or the delivery of stock consideration with an equivalent value.

The amount of any termination payment described above would be determined pursuant to a negotiation between Wright and the applicable Call Spread Transaction Counterparty. If, however, Wright and the applicable Call Spread Transaction Counterparty do not agree on the amount of the termination payment within a specified period after the termination date, the Call Spread Transaction Counterparty (as the calculation agent under each Call Spread Transaction) would determine the termination payment amount in good faith and in a commercially reasonable manner. The termination payment amount for each Call Spread Transaction would likely depend on a variety of factors, including the date on which the merger is consummated, the value of the stock consideration received in connection with the merger, the volatility of Wright’s shares, the hedge unwind costs incurred by the applicable Call Spread Transaction Counterparty and relevant interest rates.

Under the Call Spread Transactions to which it was a counterparty, BANA had market exposure to the price of Wright’s shares. It is standard industry practice, and BANA’s ordinary practice, to engage in hedging activities to reduce market exposure to the price of the common stock underlying derivative transactions such as the Call Spread Transactions. Such hedging included BANA either purchasing or selling shares of Wright shares or related instruments to offset the exposure to Wright shares BANA had under the Call Spread Transactions. BANA’s hedging was intended to substantially reduce BANA’s exposure under the Call Spread Transactions to changes in the price of Wright shares.

Hedging does not fully offset every risk or change in market conditions. Hedging is designed to offset a range of normal price movements under a range of typical market conditions, based on publicly available information, and thus might not fully offset extraordinary market events or conditions (such as the announcement of a merger transaction) that might have a material effect on the price, volatility or other characteristics of Wright shares. BANA’s hedging activity was at its own risk and might result in a loss or profit to BANA in an amount that might be less than or greater than the expected contractual benefit or obligation to BANA under the Call Spread Transactions it entered into. BANA’s ultimate loss or profit with respect to the Call Spread Transactions after taking into account its hedging activity would depend on many factors, including the original net premium received by BANA for the Call Spread Transactions, the price at which BANA established its initial hedge position in respect of the Call Spread Transactions, the deliveries or payments made or received pursuant to the Call Spread Transactions, the profit and loss realized by BANA in connection with rebalancing its stock hedge positions during the term of the Call Spread Transactions (such rebalancing occurring as frequently as intra-day), and the premium or other amounts paid, and payments received, in connection with entering into or maintaining any option position or other derivative transaction used to hedge the Call Spread Transactions, the volatility of Wright shares and the prices at which BANA would close out these hedge positions. The amount of any loss or profit would not be known until all of the Call Spread Transactions to which BANA was a party would have been terminated and BANA would have completed all of its related hedge unwind activities. In accordance with industry practices, BofA Merrill Lynch maintains an enterprise information wall reasonably designed to prevent the unauthorized disclosure of confidential information by or to employees in its investment banking division to or by employees on the “public” side of BofA Merrill Lynch, including the employees who undertake these hedging and other market transactions.

In February 2015, the Call Spread Transactions were terminated and settled by Wright and the applicable Call Spread Transaction Counterparties, including BANA, in connection with the issuance by Wright of $632.5 million aggregate principal amount of its 2.00% Cash Convertible Senior Notes due 2020 and the repurchases by Wright of approximately $240 million aggregate principal amount of the Convertible Notes in privately negotiated transactions.

Certain Financial Forecasts of Wright Used in Connection with the Merger

Wright does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Wright does not endorse the unaudited prospective financial information as a reliable indication of future results. Wright is including the limited unaudited prospective financial information in this joint proxy statement/prospectus solely because it was among the financial information made available to the Wright board of directors, J.P. Morgan, Perella Weinberg, Tornier and BofA Merrill Lynch in connection with their evaluation of the merger. The unaudited prospective financial data presented below includes projections prepared by Wright management for internal planning purposes in the fourth quarter of 2014. Moreover, Wright’s internally prepared unaudited prospective financial information was based on estimates and assumptions made by management in the fourth quarter of 2014 and speak only as of that time. Wright reviews and updates its internal projections regularly. Except to the extent required by applicable law, Wright has no obligation to update prospective financial data included in this joint proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Wright, J.P. Morgan, Perella Weinberg, Tornier and BofA Merrill Lynch or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Wright and Tornier shareholders are urged to review the SEC filings of Wright for a description of risk factors with respect to the business of Wright. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of Wright has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Wright does not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The report of the independent registered public accounting firm of Wright contained in the Annual Report of Wright on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Wright. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the merger.

The following table presents selected unaudited prospective financial data.

	Fiscal year ending December 31,
	2014E	2015E	2016E	2017E	2018E	2019E
	(in millions, except per share data)
Net sales	$303.1	$367.3	$435.2	$508.3	$573.0	$636.3
Operating (loss) income(1)	(63.3)	(39.7)	(9.7)	15.7	35.8	57.7
Adjusted EBITDA(2)	(24.2)	5.3	37.8	66.0	89.2	114.4

(1)	Operating (loss) income is adjusted for extraordinary items.
(2)	Non-GAAP measure. For this purpose, EBITDA is calculated by adding back to net income charges for interest, income taxes and depreciation and amortization expenses. The adjusted EBITDA forecast excludes non-cash stock based compensation expense and non-operating income and expense, as well as the expected impact of such items as transaction and transition costs, impacts from the sale of Wright’s OrthoRecon (hip/knee) business and costs associated with distributor conversions and non-competes.

The unaudited prospective financial data assumed that the FDA would approve, and that Wright would begin to commercialize, the Augment Bone Graft product during the first half of 2015, as well as certain sales targets for the Total Ankle product.

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Wright. At the time the unaudited prospective financial information was prepared, Wright’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Wright made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of common stock issuances, the effective tax rate, the amount of general and administrative costs and Wright’s anticipated acquisition or disposition activities.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Wright and/or Tornier and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

Wright and Tornier shareholders are urged to review Wright’s most recent SEC filings for a description of Wright’s reported and anticipated results of operations and financial condition and capital resources during 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Wright’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Wright, Tornier or any other person to any Wright or Tornier shareholder regarding the ultimate performance of Wright compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

Wright does not intend to update or otherwise revise the above unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate, except as may be required by law.

Certain Financial Forecasts of Tornier Used in Connection with the Merger

Tornier does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Tornier does not endorse the unaudited prospective financial information as a reliable indication of future results. Tornier is including the limited unaudited prospective financial information in this joint proxy statement/prospectus solely because it was among the financial information made available to the Tornier board of directors, BofA Merrill Lynch, Wright, J.P. Morgan and Perella Weinberg in connection with their evaluation of the merger. The unaudited prospective financial data presented below includes projections prepared by Tornier management for internal planning purposes in the third quarter of 2014. Moreover, Tornier’s internally prepared unaudited prospective financial information was based on estimates and assumptions made by management in the third quarter of 2014 and speak only as of that time. Tornier reviews and updates its internal projections regularly. Except to the extent required by applicable law, Tornier has no obligation to update prospective financial data included in this joint proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Tornier, BofA Merrill Lynch, Wright, J.P. Morgan and Perella Weinberg or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Wright and Tornier shareholders are urged to review the SEC filings of Tornier for a description of risk factors with respect to the business of Tornier. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of Tornier has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Tornier does not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The report of the independent registered public accounting firm of Tornier contained in the Annual Report of Tornier on Form 10-K for the year ended December 28, 2014, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of Tornier. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the merger.

The following table presents selected unaudited prospective financial data.

	Fiscal year ending
	December 28, 2014E	December 27, 2015E	December 29, 2016E	December 31, 2017E	December 30, 2018E
	(in millions)
Total revenue	$344.2	$383.5	$432.7	$486.4	$540.9
Operating (loss) income	(19.3)	(10.7)	8.8	30.8	55.4
Adjusted EBITDA(1)	32.3	44.3	64.6	88.3	113.2

(1)	Non-GAAP measure. For this purpose, non-GAAP Adjusted EBITDA represents GAAP net (loss) income before interest income and expense, income tax expense and benefit, depreciation and amortization and further adjusted to give effect to, among other things, non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, amortization of the inventory step-up from acquisitions and special charges including acquisition, integration and distribution transition costs, restructuring charges, and certain other items that affect the comparability and trend of Tornier’s operating results.

Wright and Tornier calculate certain non-GAAP financial metrics including EBITDA using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this document with respect to the opinions of the financial advisors to Wright and Tornier may not be directly comparable to one another.

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Tornier. At the time the unaudited prospective financial information was prepared, Tornier’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Tornier made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, the effective tax rate, the amount of general and administrative costs and Tornier’s anticipated acquisition or disposition activities.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Wright and/or Tornier and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

Wright and Tornier shareholders are urged to review Tornier’s most recent SEC filings for a description of Wright’s reported and anticipated results of operations and financial condition and capital resources during 2014, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Tornier’s Annual Report on Form 10-K for the year ended December 28, 2014, which is incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Wright, Tornier or any other person to any Wright or Tornier shareholder regarding the ultimate performance of Tornier compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

Tornier does not intend to update or otherwise revise the above unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate, except as may be required by law.

Board of Directors and Management After the Merger

Upon completion of the merger, the board of directors of the combined company will consist of ten directors, including two executive directors and eight non-executive directors. The two executive directors will be Robert J. Palmisano and David H. Mowry and the eight non-executive directors will be: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman. In each case, these directors will be appointed effective as of the effective time of the merger to serve until the next annual general meeting of shareholders or until their respective successors are elected and qualified. It is anticipated that David D. Stevens will serve as Chairman of the Board. Following the effective time of the merger, the combined company will not have a classified or staggered board of directors. Information regarding these individuals, including their biographical information, can be found under “Tornier Voting Proposal No. 6—Appointment of Directors—Additional Information About Executive Director Nominees” and “Tornier Voting Proposal No. 6—Appointment of Directors—Additional Information About Non-Executive Director Nominees.”

Upon completion of the merger, Robert J. Palmisano, Wright’s current President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company, and David H. Mowry, Tornier’s current President and Chief Executive Officer, will serve as Executive Vice President and Chief Operating Officer of the combined company. Lance A. Berry, Wright’s current Senior Vice President and Chief Financial Officer, will serve as Senior Vice President and Chief Financial Officer of the combined company. Other officers of the combined company will be from the existing management teams of Wright and Tornier. Although general terms of Mr. Palmisano’s, Mr. Mowry’s, Mr. Berry’s and other officers’ compensation arrangements with the combined company have been discussed, no agreements reflecting such terms have been finalized as of the date of this joint proxy statement/prospectus. These matters are subject to further negotiations and discussions and there can be no assurance that the parties will reach agreement.

Interests of Wright’s Directors and Officers in the Merger

In considering the recommendation of the Wright board of directors to Wright shareholders to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger, and the other matters to be acted upon by Wright shareholders at the Wright special meeting, Wright shareholders should be aware that certain directors and executive officers of Wright will have interests in the merger that may be different from, or in addition to, the interests of Wright shareholders generally or which may conflict with the interests of Wright shareholders. The Wright board of directors was aware of these interests and considered them, among other matters, when it evaluated, supervised the negotiation of and approved the merger agreement and the transactions contemplated thereby, and in making its recommendations to the Wright shareholders. These interests are described in more detail and quantified below.

Ownership Interests

As of                     , 2015, the latest practicable date before the printing of this joint proxy statement/prospectus, directors and executive officers of Wright, together with their respective affiliates, beneficially owned and were entitled to vote             Wright shares, or approximately     % of the Wright shares outstanding on that date. Assuming the merger had been completed as of such date, all directors and executive officers of Wright, together with their respective affiliates, would beneficially own, in the aggregate,     % of the outstanding ordinary shares of the combined company.

For a more complete discussion of the ownership interests of the directors and executive officers of Wright, see “Share Ownership of Certain Beneficial Owners, Management and Directors of Wright.”

Positions with the Combined Company

As described under “—Board of Directors and Management After the Merger,” as of the effective time of the merger:

•	The board of directors of the combined company will include: Robert J. Palmisano, Gary D. Blackford, John L. Miclot, Amy S. Paul and David D. Stevens, all of whom are current members of the Wright board of directors and such directors, with the exception of Mr. Palmisano, will receive cash and equity compensation for such service.

•	Mr. Palmisano will be appointed President and Chief Executive Officer of the combined company. Mr. Berry will be appointed Senior Vice President and Chief Financial Officer of the combined company. Certain other officers of the combined company will be from Wright’s existing management team and such officers are expected to receive compensation for such service.

•	It is anticipated that Mr. Stevens will be appointed Chairman of the Board and will receive cash and equity compensation for such service.

Accelerated Vesting of Wright Stock Options and Other Wright Equity-Based Awards

Pursuant to their terms, all Wright equity awards that are outstanding as of immediately prior to the effective time will automatically accelerate in full in connection with the merger. Accordingly, pursuant to the merger agreement, all Wright shares and Wright equity awards, including those held by the directors and executive officers of Wright, will be treated as follows: (a) at the effective time, each Wright share will be converted into the right to receive 1.0309 Tornier ordinary shares; (b) immediately prior to the effective time of the merger, each option to acquire Wright shares that is then outstanding will be (or, to the extent it is unvested, will automatically become) fully vested and exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the merger (after giving effect to the acceleration of vesting as a result of the merger), that number of Tornier ordinary shares that is equal to the product of (i) the number of Wright shares subject to the option and (ii) 1.0309, rounded down to the nearest whole number of Tornier ordinary shares, at an exercise price per Tornier ordinary share equal to the quotient obtained by dividing (x) the per share exercise price of the Wright option by (y) 1.0309, rounded up to the nearest whole cent; (c) immediately prior to the effective time, each Wright restricted share that is then outstanding will automatically become fully vested and free of any forfeiture restrictions and be converted into the right to receive 1.0309 ordinary shares of Tornier; and (d) immediately prior to the effective time, each Wright restricted stock unit award that is then outstanding will automatically become fully vested and free of any forfeiture restrictions, and, at the effective time, be cancelled, extinguished and converted into the right to receive that number of Tornier ordinary shares that is equal to the product of (i) the total number of Wright shares underlying the award immediately prior to the effective time and (ii) 1.0309. The treatment of the shares and equity awards held by the directors and executive officers of the Wright is more fully described in “The Merger Agreement—Treatment of Wright Options and Other Wright Equity-Based Awards” beginning on page [—] of this joint proxy statement/prospectus.

The estimated values of the shares and equity awards held by the directors and executive officers of Wright are quantified below. The values assume that the effective time occurs on March 10, 2015 (which is the latest practicable date prior to this filing), and that the directors and executive officers have not sold or acquired Wright shares or equity awards between March 10, 2015 and the date of this joint proxy statement/prospectus. Further, the values were calculated using a price per share of $31.53, the average closing price of a Wright share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the signing of the merger agreement on October 27, 2014. The value of each unvested option is calculated as the difference between (a) $31.53 and (b) its exercise price.

For named executive officers, the estimated value of the Wright shares and equity awards currently owned or vested or scheduled to vest before the assumed effective time is, for each of the following individuals: Mr. Palmisano ($15.5 million), Mr. Berry ($3.3 million), Mr. Girin ($2.4 million), Mr. Cordell ($254,289), and Mr. Senner ($130,768); and for the estimated value in respect of equity awards that are expected to vest and be converted into Tornier ordinary shares at the effective time, see “—Quantification of Payments to Wright’s Named Executive Officers” below. For executive officers who are not named executive officers, the estimated aggregate value of Wright shares and all equity awards (including those that will vest in connection with the merger) owned as of the assumed effective time is approximately $10.9 million; and the estimated aggregate value of unvested equity awards that are expected to vest in connection with the merger is approximately $3.8 million.

Change in Control Arrangements

Each of Wright’s executive officers is party to either an employment or separation pay agreement that provides for certain compensation and benefits in the event that his or her employment is terminated by Wright without “cause” or by the executive for “good reason” (as such terms are defined in the applicable agreement) (each, a “qualifying termination”), within a certain period of time following the merger (which constitutes a “change in control” under the agreements).

For a description of these individual agreements, and for an estimate of the value of the payments and benefits described above that would be payable to each of Wright’s named executive officers, see “—Quantification of Payments to Wright’s Named Executive Officers” below. The estimated aggregate value of the cash payments, the health and welfare benefits continuation and other payments described above that would be payable to all of Wright’s executive officers who are not named executive officers if the effective time occurs on March 10, 2015 and all such executive officers experience a qualifying termination during the periods described above is approximately $11.8 million.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Wright’s current and former directors and executive officers will be entitled to certain ongoing indemnification and coverage for six years after the effective time. In addition, pursuant to the terms of the merger agreement, Wright’s current and former directors and executive officers will be entitled to gross-up payments from the combined company if such person is required to pay an excise tax under Section 4985 of the Code, which Wright expects would occur only upon a change in tax law or regulations. See “The Merger Agreement—Indemnification of Officers and Directors” beginning on page [—] of this joint proxy statement/prospectus.

Wright Arrangements

It is possible that, prior to the effective time, some or all of Wright’s executive officers may discuss or enter into agreements, arrangements or understandings with Wright and Tornier or any of their respective affiliates regarding their continuing employment with the combined company or one or more of its affiliates. Pursuant to the terms of the merger agreement, Mr. Palmisano, Wright’s current President and Chief Executive Officer, will become the President and Chief Executive Officer of the combined company. Other than with respect to Mr. Palmisano, as of the date of this joint proxy statement/prospectus, such discussions have not occurred and such agreements have not been entered into. No framework regarding compensation at the combined company has been agreed upon beyond what is provided for in the merger agreement (see “The Merger Agreement—Employee and Labor Matters” beginning on page [—] of this joint proxy statement/prospectus for a summary of Tornier’s obligations to Wright employees during the specified periods following the effective time).

Quantification of Payments to Wright’s Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about certain compensation that may be provided to Wright’s named executive officers that is based on or otherwise relates to the merger. The amounts included in the table are estimates based on assumptions that may or may not prove accurate on the relevant date, March 10, 2015, and the other assumptions described in the footnotes to the table below. The amounts shown in the table (other than the amounts shown in the “Equity” column) will be paid only if the named executive officer’s employment experiences a qualifying termination, which is not currently expected with respect to any of Wright’s named executive officers. The amounts included in the table below reflect the aggregate amounts that may be payable to each of Wright’s named executive officers under his employment agreement or separation pay agreement, as applicable, his equity incentive award agreements and the merger agreement. Wright has not entered into any new agreement or arrangement to provide additional compensation. Although equity compensation previously granted to the named executive officers will vest by reason of the consummation of the merger, no additional payments to Wright’s named executive officers are expected to be made in connection with the merger.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ benefits ($)(4)	Total ($)
Robert J. Palmisano	5,250,000	4,181,181	47,276	9,478,457
President and Chief Executive Officer
Lance A. Berry	1,242,534	880,607	94,894	2,218,035
Senior Vice President and Chief Financial Officer
Pascal E.R. Girin	1,820,890	2,523,235	71,000	4,415,125
Executive Vice President and Chief Operating Officer
Kevin D. Cordell	1,201,490	272,091	94,641	1,568,222
President, U.S. Extremities
Jason R. Senner	925,371	165,972	94,641	1,185,384
Senior Vice President and Chief Human Resources Officer

(1)	All amounts set forth in this table are based on the following assumptions: the closing price of a Wright share is equal to $31.53, which was the average closing price of a Wright share on the NASDAQ Global Select Market for the first five business days following the public announcement of the merger on October 27, 2014; the merger had been consummated on March 10, 2015; the named executive officer’s employment or service relationship had been terminated on March 10, 2015; and that no amount is payable by Wright to its named executive officers in respect of any excise tax under Section 4985 of the Code. For additional discussion about the excise tax under Section 4985 of the Code and amounts potentially payable by the Company with respect thereto, please see “The Merger Agreement—Indemnification of Officers and Directors.”
(2)	Amounts shown in the table above reflect (i) the amount of severance that may become payable to each of Messrs. Palmisano, Berry, Girin, Cordell and Senner by Wright in connection with the merger (assuming in all cases that a qualifying termination takes place on March 10, 2015), (ii) in the case of each of Messrs. Berry, Girin, Cordell and Senner, a pro-rata annual cash incentive bonus for 2015 that would have become payable by Wright had a qualifying termination occurred on March 10, 2015.

The employment agreement for Mr. Palmisano provides that he is entitled to an amount equal to 48 months base salary (which is intended to represent his salary plus target bonus for 2 years) in the event that his employment is terminated by Wright without “cause” or by Mr. Palmisano for “good reason” (each as defined in his employment agreement); provided, that if such termination occurs within 24 months following a change of control, Mr. Palmisano will be entitled to an amount equal to 72 months base salary (which is intended to represent his salary plus target bonus for 3 years). This amount would be paid to Mr. Palmisano in a lump sum on the 60th day following a qualifying termination of his employment, subject to the execution of a release of claims. If this severance obligation were triggered, Mr. Palmisano would be expected to receive severance in the amount of $4,500,000; however, it is expected that Mr. Palmisano will continue in employment with the combined company following the merger.

The separation pay agreements for each of Messrs. Berry, Girin, Cordell and Senner provide that the executive is entitled to an amount equal to the sum of (i) the executive’s annual base salary plus (ii) the executive’s annual target bonus in the event that the executive’s employment is terminated by Wright without “cause” by the executive for “good reason” (each as defined in their respective employment agreements); provided that if such termination occurs within 12 months following a change of control, such amounts will be multiplied by 200%. In each case, if the executive’s annual base salary or target bonus has been reduced during the 60-day period prior to the termination of employment, then for purposes of the separation payment calculation, the higher figure will be used. The applicable amount will be paid to the executive as follows: (x) half in a lump sum payable at or within a reasonable time following the date of a qualifying termination, subject to the execution of a release of claims; and (y) the remaining half in equal monthly installments beginning six months after the date of termination with a final installment of all remaining amounts on March 15 of the calendar year following the year in which the termination occurred. If these severance obligations were triggered, Messrs. Berry, Girin, Cordell and Senner would be expected to receive severance in the amount of $1,200,000, $1,750,000, $1,162,500 and $899,000, respectively; however, it is expected that each executive will continue in employment with the combined company following the merger.

Under his employment agreement, Mr. Palmisano is entitled to receive his target annual cash incentive bonus for the year of termination, whether or not in connection with a change of control, on the first payroll date following his termination of employment. Under their separation pay agreements, each of Messrs. Berry, Girin, Cordell and Senner would also be entitled to receive any pro-rated target annual cash incentive bonus in the event that the executive’s employment is terminated by Wright without “cause” by the executive for “good reason” within 12 months following a change of control.

The table above assumes that (i) Mr. Palmisano would be paid a 2015 annual cash incentive bonus of $750,000, which reflects his target bonus for 2015, and (ii) Messrs. Berry, Girin, Cordell and Senner would each be paid a pro-rated 2015 annual cash incentive bonus of $42,534, $70,890, $38,990 and $26,371, respectively, which reflects the target amount of their expected 2015 annual cash incentive bonuses multiplied by 69/365.

(3)	The table below shows the number of restricted shares of Wright and options to acquire Wright shares that were held by each of Wright’s named executive officers as of March 10, 2015.

Name	Grant date	Number of unvested stock options	Exercise price ($)	Value of acceleration of unvested stock options ($)(a)	Number of unvested restricted shares	Value of acceleration of unvested restricted shares ($)(b)	Total
Robert J. Palmisano	5/9/2012	35,285	$21.39	$357,790	13,544	$427,042	$784,832
	5/14/2013	105,219	$24.66	$722,855	36,652	$1,155,638	$1,878,493
	5/13/2014	125,582	$29.95	$198,420	41,847	$1,319,436	$1,517,856

Lance A. Berry	5/11/2011	3,039	$15.50	$48,715	3,640	$114,769	$163,484
	5/9/2012	4,743	$21.39	$48,094	1,821	$57,416	$105,510
	5/14/2013	22,264	$24.66	$152,954	7,756	$244,547	$397,501
	5/13/2014	17,715	$29.95	$27,990	5,903	$186,122	$214,112

Pascal E.R. Girin	11/26/2012	92,250	$21.24	$949,253	—	$—	$949,253
	5/14/2013	57,298	$24.66	$393,637	19,959	$629,307	$1,022,944
	5/13/2014	45,591	$29.95	$72,034	15,192	$479,004	$551,038

Kevin D. Cordell	9/26/2014	33,589	$31.00	$17,802	—	$—	$17,802
	9/29/2014	—	—	—	8,065	$254,289	$254,289

Jason R. Senner	2/13/2014	45,000	$30.97	$25,200	—	$—	$25,200
	5/13/2014	11,648	$29.95	$18,404	3,881	$122,368	$140,772

(a)	The value of each Wright stock option reflected above is equal to (i) (A) $31.53, which is the average closing price of a Wright share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the merger, minus (B) the exercise price of the stock option, multiplied by (ii) the number of unvested stock options held by the executive.

As discussed in the section titled “The Merger Agreement—Treatment of Wright Options and Other Wright Equity-Based Awards” under the terms of the merger agreement, each outstanding option to acquire Wright shares will automatically become fully vested and free of any forfeiture restrictions, and will be exchanged for an option to acquire, on the same terms and conditions as were applicable to such option prior to the merger (after giving effect to the acceleration of vesting as a result of the transactions contemplated by the merger agreement), a number of Tornier ordinary shares that is equal to the product of (1) the number of Wright shares subject to the option, and (2) 1.0309, rounded down to the nearest whole number of Tornier ordinary shares, at an exercise price per Tornier ordinary share equal to the quotient obtained by dividing (x) the per share exercise price of the option to acquire Wright shares by (y) 1.0309, rounded up to the nearest whole cent.

As a result, Wright’s named executive officers will receive options to acquire Tornier ordinary shares with an equivalent value to that which they held in the form of options to acquire Wright shares immediately prior to the merger, and none of Wright’s named executive officers will receive any cash payment with respect to his stock options.

(b)	The value of the restricted shares reflected above is equal to the number of such shares held by the Wright named executive officer, multiplied by $31.53, which is the average closing price of a Wright share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the merger on October 27, 2014.

As discussed in the section titled “The Merger Agreement—Treatment of Wright Options and Other Wright Equity-Based Awards” under the terms of the merger agreement, each outstanding restricted share of Wright will automatically become fully vested and free of any forfeiture restrictions, and will be cancelled and converted into the right to receive 1.0309 fully paid and nonassessable Tornier ordinary shares.

As a result, Wright’s named executive officers are will receive Tornier ordinary shares with an equivalent value to the restricted shares of Wright (without discount for the restrictions that applied to such shares) they held immediately prior to the merger, and none of Wright’s named executive officers will receive any cash payment with respect to his restricted shares.

(4)	Under his employment agreement or separation pay agreement, as applicable, if any of Messrs. Palmisano, Berry, Girin, Cordell and Senner experiences a qualifying termination in connection with a change in control, he will be entitled to the following:

(i) payment of COBRA continuation coverage for up to 18 months (rather than 12 months, if the qualifying termination did not occur in connection with a change in control) (in the case of Messrs. Berry, Girin, Cordell and Senner) or 12 months (whether or not such qualifying termination occurred in connection with a change of control) (in the case of Mr. Palmisano) following a termination of employment, until such time as the executive is no longer eligible for such coverage due to acceptance of employment with another employer;

(ii) outplacement assistance for a period of 2 years (rather than 1 year, if the qualifying termination did not occur in connection with a change in control) (in the case of Messrs. Berry, Girin, Cordell and Senner) or 1 year (whether or not such qualifying termination occurred in connection with a change of control) (in the case of Mr. Palmisano) following a termination of employment, subject in each case to termination if the executive accepts employment with another employer;

(iii) financial planning services for a period of 2 years (rather than 1 year, if the qualifying termination did not occur in connection with a change in control) (in the case of Messrs. Berry, Girin, Cordell and Senner) or 1 year (whether or not such qualifying termination occurred in connection with a change of control) (in the case of Mr. Palmisano) following a termination of employment; and

(iv) in the case of Messrs. Berry, Girin, Cordell and Senner, payment to continue insurance coverage equal to 2 times the annual supplemental executive officer insurance benefit provided to the executive prior to the date of termination (rather than 1 time, if the qualifying termination did not occur in connection with a change in control).

Each of Messrs. Palmisano, Berry, Girin, Cordell and Senner is also entitled to an annual physical within 12 months of a qualifying termination of employment and reasonable attorneys’ fees and expenses if incurred to recover benefits rightfully owed to him under his employment agreement or separation pay agreement, as applicable. The value of these benefits has not been included in the table set forth above because such amounts are not estimable.

The amount shown in the table above for Mr. Palmisano is comprised of the following payments: $12,276 for 12 months of COBRA payments; $30,000 for 12 months of outplacement services; and $5,000 for 12 months of financial planning services. The amounts shown in the table above for Messrs. Berry, Girin, Cordell and Senner are comprised of the following payments: $60,000 for 24 months of outplacement services; $11,000 for 24 months of financial planning services and two times the annual supplemental executive officer insurance benefit provided to such executive prior to his date of termination. The amount shown in the table above for Messrs. Berry, Cordell and Senner also reflects $23,894, $23,641 and $23,641 for 18 months of COBRA payments, respectively. Mr. Girin waived health care benefits, and therefore the value of their respective COBRA payments is $0.

Although, the table above assumes that Messrs. Palmisano, Berry, Girin, Cordell and Senner will receive payments in respect of the benefits set forth above, as applicable, because the executives are expected to continue in employment with the combined company following the merger, these amounts are not expected to be paid.

Interests of Tornier’s Directors and Officers in the Merger

In considering the recommendation of the Tornier board of directors to Tornier shareholders to vote in favor of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Tornier ordinary shares, and the other matters to be acted upon by Tornier shareholders at the Tornier extraordinary general meeting, Tornier shareholders should be aware that members of the Tornier board of directors and Tornier’s officers have interests in the merger that may be different from, in addition to, the interests of Tornier shareholders generally or which may conflict with the interests of Tornier shareholders. The Tornier board of directors was aware of these interests and considered them, among other matters, when it evaluated, negotiated and approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Tornier ordinary shares, and in making its recommendations to the Tornier shareholders. These interests are described in more detail and quantified below.

Ownership Interests

As of March 10, 2015, the latest practicable date before the printing of this joint proxy statement/prospectus, directors and executive officers of Tornier, together with their respective affiliates, beneficially owned and were entitled to vote 12,738,154 Tornier ordinary shares, or approximately 26.0% of the Tornier ordinary shares outstanding on that date. Assuming the merger had been completed as of such date, all directors and executive officers of Tornier, together with their respective affiliates, would beneficially own, in the aggregate, approximately     % of the outstanding ordinary shares of the combined company.

For a more complete discussion of the ownership interests of the directors and executive officers of Tornier, see “Share Ownership of Certain Beneficial Owners, Management and Directors of Tornier.”

Positions with the Combined Company

As described under “—Board of Directors and Management After the Merger,” as of the effective time of the merger:

•	The board of directors of the combined company will include David H. Mowry, Sean D. Carney, Kevin C. O’Boyle, Richard F. Wallman and Elizabeth H. Weatherman, all of whom are current members of the Tornier board of directors, and such directors, with the exception of Mr. Mowry, will receive cash and equity compensation for such service.

•	Mr. Mowry will be appointed Executive Vice President and Chief Operating Officer of the combined company and will receive cash and equity compensation for such service.

•	Terry Rich, Tornier’s Senior Vice President, U.S. Commercial Operations, will be appointed President, Upper Extremities, and Greg Morrison, Tornier’s Senior Vice President, Global Human Resources and HPMS (High Performance Management System), will be appointed Senior Vice President, Human Resources of the combined company, and will receive cash and equity compensation for such service.

These management changes are subject to the approval of the board of directors of the combined company and will become effective and are conditioned upon the closing of the merger.

It is anticipated that the following executive officers of Tornier will step down from their current executive officer positions of Tornier effective and conditioned upon the closing of the merger: Shawn McCormick, Chief Financial Officer, Stéphan Epinette, Senior Vice President, International Commercial Operations, Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, and Gordon Van Ummersen, Senior Vice President, Global Product Delivery. One or more of these Tornier executives may continue employment with the combined company although in a different position for a period of time after completion of the merger and/or may provide part-time consulting services to the combined company after completion of the merger and would receive cash compensation for such service.

Although general terms of compensation arrangements with the combined company for these Tornier executives have been discussed, no agreements reflecting such terms have been finalized as of the date of this joint proxy statement/prospectus. These matters are subject to further negotiations and discussions, as well as approval by the board of directors of the combined company, and there can be no assurance that the parties will reach agreement.

The nominees of the board of directors of Tornier will include any nominees entitled to be made by TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC and a shareholder holding approximately 21.9% of Tornier’s outstanding ordinary shares, pursuant to a securityholders’ agreement among Tornier and certain of its shareholders, including TMG. Under the director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to the Tornier board of directors for so long as TMG beneficially owns at least 25% of outstanding Tornier ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of outstanding Tornier outstanding ordinary shares. Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected as directors. Mr. Carney and Ms. Weatherman are the current directors of Tornier who are designees of TMG and it is anticipated that Mr. Carney and Ms. Weatherman will be the directors of the combined company who are designees of TMG. See “Tornier Voting Proposal No. 6 – Appointment of Directors.”

TMG Voting and Support Agreement

In connection with the merger agreement, Wright entered into a voting and support agreement with TMG pursuant to which, among other things and subject to the terms and conditions therein, TMG agreed to vote its Tornier ordinary shares in favor of the merger, the merger agreement and the transactions contemplated thereby, as described in more detail under “Voting and Support Agreement.”

Accelerated Vesting of Tornier Stock Options and Other Tornier Equity-Based Awards

The merger will constitute a “change in control” under Tornier’s prior stock option plan and current stock incentive plan under which stock options and stock grants have been granted to Tornier’s directors and executive officers. Under Tornier’s prior stock option plan and current stock incentive plan, upon a change in control of Tornier, (i) all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and (ii) all restrictions and vesting requirements applicable to any outstanding stock grants will be deemed satisfied; provided, however, that if any such restriction or vesting requirement relates to the satisfaction of certain performance goals, such performance goals will be deemed to be fully achieved only to the extent of the stated target.

The following table sets forth for each of Tornier’s directors and executive officers as of March 10, 2015 the aggregate number of Tornier ordinary shares subject to unvested stock options, all of which will become immediately exercisable in full upon completion of the merger, and unvested stock awards, for which all restrictions and vesting requirements will be deemed satisfied upon completion of the merger. All stock grants held by Tornier’s directors and executive officers as of March 10, 2015 are in the form of restricted stock units.

	Unvested option awards			Unvested stock awards
Name	Number of securities underlying unvested options (#)	Option exercise prices ($)	Option expiration dates(1)	Number of units of stock that have not vested (#)	Market value of units that have not vested(2) ($)
David H. Mowry	128,091	$17.28-23.61	8/12/2021-8/12/2024	66,750	$1,850,310
Shawn T McCormick	54,759	18.15-21.66	9/4/2022-8/12/2024	36,088	1,000,359
Stéphan Epinette	45,905	18.22-27.31	12/1/2020-8/12/2024	24,484	678,696
Kevin M. Klemz	41,253	18.04-25.20	5/12/2021-8/12/2024	34,698	961,829
Gregory Morrison	37,585	18.04-25.20	12/16/2020-8/12/2024	32,778	908,606
Terry M. Rich	62,071	18.04-23.36	3/12/2022-8/12/2024	35,682	989,105
Gordon W. Van Ummersen	50,169	19.45-21.66	8/9/2023-8/12/2024	33,363	924,822
Sean D. Carney	11,953	18.04-21.66	8/10/2022-8/12/2024	8,075	223,839
Kevin C. O’Boyle	11,953	18.04-21.66	8/10/2022-8/12/2024	5,456	151,240
Richard B. Emmitt	11,953	18.04-21.66	8/10/2022-8/12/2024	6,657	184,532
Alain Tornier	11,953	18.04-21.66	8/10/2022-8/12/2024	6,329	175,440
Richard F. Wallman	11,953	18.04-21.66	8/10/2022-8/12/2024	5,456	151,240
Elizabeth H. Weatherman	11,953	18.04-21.66	8/10/2022-8/12/2024	6,438	178,461

(1)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with Tornier terminates.
(2)	The value of restricted stock units that are not vested is based on a per share price of $27.72, which is equal to the average closing price of a Tornier ordinary share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the merger on October 27, 2014.

Change in Control Arrangements

Under the terms of the employment agreements that Tornier Inc., Tornier’s primary U.S. operating subsidiary, has entered into with Mr. Mowry, Shawn T McCormick, Tornier’s Chief Financial Officer, Gordon W. Van Ummersen, Tornier’s Senior Vice President, Global Product Delivery, Terry M. Rich, Tornier’s Senior Vice President, U.S. Commercial Operations, Greg Morrison, Tornier’s Senior Vice President, Global Human Resources and HPMS, and Kevin M. Klemz, Tornier’s Senior Vice President, Chief Legal Officer and Secretary, in the event the executive’s employment is terminated without “cause” or by the executive for “good reason” (each as defined in their respective employment agreements) within 12 months following the merger (which constitutes a “change in control” under the employment agreements), the executive will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination.

Under the terms of the employment agreement between Tornier SAS, Tornier’s French operating subsidiary, and Stéphan Epinette, Tornier’s Senior Vice President, International Commercial Operations, if Mr. Epinette is terminated for reasons other than negligence or serious misconduct within 12 months following the merger (which constitutes a “change in control” under his employment agreement), he is entitled to gross monthly salary continuation and health and welfare benefit continuation for 12 months following termination of employment, as well as a payment equal to Mr. Epinette’s annual target bonus and French incentive compensation scheme payment for the year of his termination. Pursuant to French law, gross monthly salary represents the average salary Mr. Epinette received during the 12-month period preceding his termination and includes the amount of any annual cash incentive bonus payable to Mr. Epinette during such period pursuant to Tornier’s annual cash incentive bonus program. In addition, subject to his compliance with his noncompetition obligation, if Mr. Epinette experiences a voluntary or involuntary termination of employment for any reason, he will be entitled to monthly allowance equal to the average compensation received during his past 12 months within the company.

Quantification of Payments to Tornier’s Named Executive Officers

The following table sets forth the amounts of payments and benefits that each of Tornier’s named executive officers will receive in connection with the merger, assuming (i) the merger was completed on March 10, 2015, (ii) that each of the named executive officers experienced an involuntary termination without cause or a resignation for good reason (as such terms are defined in their respective employment agreements) under such officer’s employment agreement in connection with the change of control (which we refer to as a “qualifying termination”), and (iii) the price per share of a Tornier ordinary share is $27.72, which was the average closing price of a Tornier ordinary share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the merger on October 27, 2014. These payments and benefits are the subject of a non-binding advisory vote of Tornier shareholders, as described under “Tornier Voting Proposal No. 2—Advisory Vote on Specified Compensatory Arrangements Relating to the Merger.”

Golden Parachute Compensation

Name	Cash ($)(1)(2)	Equity ($)(3)(4)	Perquisites/benefits ($)(5)	Total ($)
David H. Mowry	1,029,600	3,687,741	14,936	4,732,277
Shawn T McCormick	566,000	1,425,273	14,936	2,006,209
Terry M. Rich	672,844	1,392,722	14,936	2,080,502
Kevin M. Klemz	483,491	1,263,253	14,936	1,761,680
Gregory Morrison	436,803	1,181,223	14,936	1,632,962

(1)	Includes the following lump sum payments equal to 12-months’ base salary: Mr. Mowry: $572,000; Mr. McCormick: $377,333; Mr. Rich: $384,482; Mr. Klemz: $345,351; and Mr. Morrison: $312,002. All such payments are “double trigger” benefits and would be paid only upon the qualifying termination of the executive officer’s employment within 12 months following completion of the merger.
(2)	Includes the following lump sum payments equal to the full target bonus of each executive for the year of the change in control: Mr. Mowry: $457,600; Mr. McCormick: $188,667; Mr. Rich: $288,362; Mr. Klemz: $138,140; and Mr. Morrison: $124,801. All such payments are “double trigger” benefits and would be paid only upon the qualifying termination of the executive officer’s employment within 12 months following completion of the merger.
(3)	Includes the following value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer: Mr. Mowry: $647,137; Mr. McCormick: $424,914; Mr. Rich: $403,617; Mr. Klemz: $301,424; and Mr. Morrison: $272,616. These amounts are based on the difference between (i) the price per share of a Tornier ordinary share of $27.72, which was the average closing price of a Tornier ordinary share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the merger on October 27, 2014, and (ii) the per share exercise price of the option held by such executive as of March 10, 2015. The range of per share exercise prices of unvested stock options held by Tornier’s named executive officers included in the table is $17.28 to $27.31. The equity acceleration values are “single trigger” benefits and would be recognized immediately following completion of the merger, regardless of whether the executive experiences a qualifying termination within 12 months following completion of the merger.
(4)

Includes the following value of the automatic acceleration of the vesting of stock awards held by a named executive officer: Mr. Mowry: $1,850,310; Mr. McCormick: $1,000,359; Mr. Rich: $989,105; Mr. Klemz: $961,829; and Mr. Morrison: $908,606. These amounts are based on (i) the number of unvested stock awards held by such officer as of March 10, 2015, multiplied by (ii) the price per share of a Tornier ordinary share of $27.72, which was the average closing price of a Tornier ordinary share on the NASDAQ Global Select Market for the first five business days following the first public announcement of the merger on October 27, 2014. The equity acceleration values are “single trigger” benefits and would be recognized immediately following completion of the merger, regardless of whether the executive experienced a qualifying termination within 12 months following completion of the merger.
(5)	Includes the value of medical, dental and vision benefit continuation for each executive and his family for 12 months following the executive’s termination of employment. All such payments are “double trigger” benefits and would be paid only upon the qualifying termination of the executive officer’s employment within 12 months following completion of the merger.

Regulatory Approvals Required

Wright and Tornier have agreed to use their commercially reasonable efforts to obtain as promptly as practicable applicable federal and state antitrust regulatory approvals, and any other approval required under any applicable federal or state law. Under the HSR Act, Wright and Tornier must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On November 25, 2014, each of Wright and Tornier filed its notification under the HSR Act. During December 2014, Tornier voluntarily withdrew its HSR notification and then refiled. On January 28, 2015, Wright and Tornier each received a request for additional information and documentary materials, often referred to as a “second request,” from the Federal Trade Commission in connection with the merger relating to overlap in certain of Wright’s and Tornier’s lower extremity products. Issuance of the second request extends the waiting period under the HSR Act until 30 days after both parties have substantially complied with the second request, unless the waiting period is terminated earlier by the FTC. Both companies are cooperating with the FTC staff in the review of the merger. In connection with the resolution of the HSR review, Wright and Tornier currently expect to divest certain lower extremity assets of Tornier that generated revenue in the United States of less than $15 million in the 12 months ended September 30, 2014 and $15.5 million in the 12 months ended December 28, 2014. Both Wright and Tornier believe that the economic effect of and the strategic rationale for the proposed merger will not materially be affected by the proposed divestiture.

Wright and Tornier have determined that no foreign regulatory approvals are required in connection with the merger. However, Wright and Tornier cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses and, under the terms of the merger agreement, Wright and Tornier each agreed to divest or commit to divest rights to the extent such divestiture, individually or together with other divestitures, relates to assets that generated U.S. revenue of less than $15 million during the 12 months ended September 30, 2014, provided that Wright would control the terms of, and assets included in, any such divestiture and would use commercially reasonable efforts to contest any divestiture proposed by a governmental body.

NASDAQ Listing of Tornier Ordinary Shares

Tornier ordinary shares are currently listed on the NASDAQ Global Select Market under the symbol “TRNX.” Pursuant to the terms of the merger agreement, Tornier has filed a listing of additional shares notification form with NASDAQ to list the Tornier ordinary shares issuable in connection with the merger and has filed a company event notification form with NASDAQ to change Tornier’s company name to “Wright Medical Group N.V.” and its trading symbol to “WMGI” effective as of the completion of the merger.

NASDAQ Delisting and Deregistration of Wright Shares

Following the effective time of the merger, Wright shares, which currently trade on the NASDAQ Global Select Market under the trading symbol “WMGI,” will be delisted from NASDAQ. In addition, following the effective time of the merger, Wright common stock will be deregistered under the Exchange Act.

Resale of Tornier Ordinary Shares Received by Wright Shareholders in the Merger

The Tornier ordinary shares to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any Wright shareholder who may be deemed to be an “affiliate” of the combined company at the time of the closing of the merger. Persons who may be deemed to be affiliates include Wright directors or executive officers who become directors or executive officers of the combined company after the merger as well as the principal shareholders of the combined company. This joint proxy statement/prospectus does not cover resales of Tornier ordinary shares received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Anticipated Accounting Treatment

Under U.S. GAAP, the merger will be accounted for as a “reverse acquisition” pursuant to which Wright will be considered the acquiring entity for accounting purposes. As such, Wright will allocate the total purchase consideration to Tornier’s tangible and identifiable intangible assets and liabilities based on their relative fair values at the date of the completion of the merger. Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger; after completion of the merger, the results of operations of both companies will be included in the combined company’s financial statements.

The combined company will account for the merger using the acquisition method of accounting under U.S. GAAP. Accounting Standards Codification (“ASC”) 805 “Business Combinations” (“ASC 805”) provides guidance for determining the accounting acquirer in a business combination when equity interests are exchanged between two entities. ASC 805 provides that in a business combination effected through an exchange of equity interests, such as the merger, the entity that issues the equity interests is generally the acquiring entity. Commonly, the acquiring entity is the larger entity. However, the facts and circumstances surrounding a business combination sometimes indicate that a smaller entity acquires a larger one. ASC 805 further provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined company, the composition of the board of directors and senior management of the combined company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the relative voting interests of Wright and Tornier in the combined company whereby the Wright shareholders will have majority voting interest, the board of directors of the combined company will be composed of five former-Wright board members and five former-Tornier directors and the chief executive officer and chief financial officer of the combined company will be the former chief executive officer and former chief financial officer of Wright, Wright is considered to be the acquirer of Tornier for accounting purposes. This means that the total purchase price will be allocated to Tornier’s tangible and identifiable intangible assets and liabilities based on their estimated relative fair market values at the date of the completion of the merger. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Tornier’s intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the merger, the results of operations of both companies will be included in the financial statements of the combined company. For further discussion of the accounting treatment, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Appraisal and Dissenters’ Rights

Appraisal rights are statutory rights under Delaware law that enable shareholders who object to certain extraordinary transactions to demand that the corporation pay such shareholders the fair value of their shares instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available to Wright shareholders in connection with the merger or any of the other transactions described in this joint proxy statement/prospectus.

Dutch corporate law grants a shareholder of a non-surviving entity in a merger, in certain circumstances, the right to claim monetary compensation rights (schadeloosstelling). However, no such rights will be available to Tornier shareholders in this transaction.

Litigation Relating to the Merger

On November 25, 2014, a class action complaint was filed in the Court of Chancery of the state of Delaware (the “Delaware Chancery Court”), by a purported shareholder of Wright under the caption Paul Parshall v. Wright Medical Group, Inc., et al., C.A. No. 10400-CB. An amended complaint in the action was filed on February 6, 2015. The amended complaint names as defendants Wright, Tornier, Holdco, Merger Sub and the members of the Wright board of directors. The amended complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The amended complaint further alleges that Wright, Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

Also on November 25, 2014, a second class action complaint was filed in the Chancery Court of Shelby County Tennessee, for the Thirtieth Judicial District, at Memphis (the “Tennessee Chancery Court”), by a purported shareholder of Wright under the caption Anthony Marks as Trustee for Marks Clan Super v. Wright Medical Group, Inc., et al., CH-14-1721-1. An amended complaint in the action was filed on January 7, 2015. On February 23, 2015, the plaintiff voluntarily dismissed the action, as pending in the Tennessee Chancery Court, without prejudice. Later on February 23, 2015, the plaintiff refiled the action in the Delaware Chancery Court under the caption Anthony Marks as Trustee for Marks Clan Super v. Wright Medical Group, Inc., et al., C.A. No. 10706-CB. The complaint names as defendants Wright, Tornier, Holdco, Merger Sub and the members of the Wright board of directors. The complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The complaint further alleges that Wright, Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

On March 2, 2015, the Delaware Chancery Court consolidated Paul Parshall v. Wright Medical Group, Inc., et al., C.A. No. 10400-CB, and Anthony Marks as Trustee for Marks Clan Super v. Wright Medical Group, Inc., et al., C.A. No. 10706-CB, under the caption In re Wright Medical Group, Inc. Stockholders Litigation, C.A. No. 10400-CB.

On November 26, 2014, a third class action complaint was filed in the Circuit Court of Tennessee, for the Thirtieth Judicial District, at Memphis (the “Tennessee Circuit Court”), by a purported shareholder of Wright under the caption City of Warwick Retirement System v. Gary D. Blackford et al., CT-005015-14. An amended complaint in the action was filed on January 5, 2015. The amended complaint names as defendants Wright, Tornier, Holdco, Merger Sub and the members of the Wright board of directors. The amended complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The amended complaint further alleges that Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

On December 2, 2014, a fourth class action complaint was filed in the Tennessee Chancery Court by a purported shareholder of Wright under the caption Paulette Jacques v. Wright Medical Group, Inc., et al., CH-14-1736-1. An amended complaint in the action was filed on January 27, 2015. The amended complaint names as defendants Wright, Tornier, Holdco, Merger Sub, Warburg Pincus LLC and the members of the Wright board of directors. The amended complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The amended complaint further alleges that Wright, Tornier, Warburg Pincus, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

On March 24, 2015, a fifth class action complaint was filed in the Delaware Chancery Court, by a purported shareholder of Wright under the caption Michael Prince v. Robert J. Palmisano, et al., C.A. No. 10829-        . The complaint asserts various causes of action, including, among other things, that the members of the Wright board of directors breached their fiduciary duties owed to the Wright shareholders in connection with entering into the merger agreement, approving the merger, and causing Wright to issue a preliminary Form S-4 that allegedly fails to disclose material information about the merger. The complaint further alleges that Wright, Tornier, Holdco and Merger Sub aided and abetted the alleged breaches of fiduciary duties by the Wright board of directors. The plaintiff is seeking, among other things, injunctive relief enjoining or rescinding the merger and an award of attorneys’ fees and costs.

None of the lawsuits has formally specified an amount of alleged damages. As a result, Wright and Tornier are unable to reasonably estimate the possible loss or range of losses, if any, arising from the lawsuits. If any injunctive relief sought in these lawsuits were to be granted, it could delay or prohibit the Wright special meeting or Tornier extraordinary general meeting or the closing of the merger. Wright and Tornier believe that these lawsuits are without merit and intend to contest them vigorously.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Tornier and Wright encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Tornier or Wright contained in this joint proxy statement/prospectus or Tornier’s or Wright’s public reports filed with the SEC may supplement, update, or modify the factual disclosures about Tornier or Wright contained in the merger agreement and described in the summary. The representations, warranties, and covenants made in the merger agreement by Tornier, Holdco, Merger Sub and Wright are qualified and subject to important limitations agreed to by Tornier, Holdco, Merger Sub, and Wright in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties, and covenants, and any descriptions of those provisions, should not be read alone but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—].

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the General Corporation Law of the State of Delaware, at the effective time of the merger, Merger Sub, an indirect, wholly-owned subsidiary of Tornier and a party to the merger agreement, will merge with and into Wright, and the separate corporate existence of Merger Sub will cease. Wright will survive the merger as an indirect, wholly-owned subsidiary (the “surviving corporation”) of Tornier.

Closing and Effective Time of the Merger

The completion of the merger (the “closing”) will occur at a date and time to be specified jointly by Tornier and Wright, which shall be no later than three business days after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the closing of the merger (other than those conditions that by their terms are to be satisfied at the closing, subject to the satisfaction or waiver of those conditions). For further discussion of conditions to the closing, see “—Conditions to Completion of the Merger” below.

The merger will become effective at such time as a certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at any later date or time mutually agreed to in writing by Tornier and Wright and specified in the certificate of merger in accordance with the DGCL. We refer to that time as the “effective time.”

Tornier and Wright hope to complete the merger as soon as reasonably practicable. Tornier and Wright currently expect that the closing could occur as early as the second quarter of 2015 but more likely in the third quarter of 2015. However, as the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Tornier and Wright could result in the merger being completed at an earlier time, a later time, or not at all.

Merger Consideration to Wright Shareholders

At the effective time, each outstanding Wright share (other than shares held by Tornier, Merger Sub, any wholly-owned subsidiary of Tornier or Wright, or by Wright as treasury shares (the “excluded shares”), which will be canceled and retired and cease to exist) will be converted into the right to receive 1.0309 fully paid and nonassessable Tornier ordinary shares. We refer to the ratio of 1.0309 Tornier ordinary shares for each Wright share as the “exchange ratio.”

In the event that either Tornier or Wright changes the number of its shares issued and outstanding prior to the effective time as a result of a reclassification, stock split, stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the exchange ratio would be equitably adjusted to reflect such change.

Because Tornier will issue a fixed number of Tornier ordinary shares in exchange for each Wright share, the market value of the merger consideration that Wright shareholders will receive will depend on the price per share of Tornier ordinary shares at the effective time of the merger. That price will not be known at the time of the Wright special meeting or the Tornier extraordinary general meeting and may be less or more than the current market price or the market price at the time of the shareholder meetings. Based on the closing price on the NASDAQ Global Select Market on                     , 2015, the last practicable trading day prior to the date of this joint proxy statement/prospectus, the value of the 1.0309 Tornier ordinary shares to be received in respect of each Wright common share was $        .

Treatment of Wright Options and Other Wright Equity-Based Awards

Immediately prior to the effective time, each option to purchase Wright shares that is then outstanding will be (or, to the extent it is unvested, will automatically become) fully vested and be exchanged for an option to acquire Tornier ordinary shares on the same terms and conditions as were applicable to the Wright option prior to the merger (after giving effect to the acceleration of vesting as a result of the merger), except that (A) the number of Tornier ordinary shares subject to the new option will be equal to the product of (i) the number of Wright shares subject to the existing option and (ii) 1.0309 (rounding fractional shares down to the nearest whole share) and (B) the exercise price per share under the new option will be equal to (i) the exercise price per share of the Wright option divided by (ii) 1.0309 (rounded up to the nearest whole cent). To the extent that Section 409A or 421(a) of the Internal Revenue Code apply to any such Wright option, this adjustment will be subject to such modifications, if any, as are required to cause the substitution of Tornier options for Wright options to be made in a manner consistent with Section 409A or 421(a) of the Internal Revenue Code, as applicable.

Immediately prior to the effective time, each share of Wright restricted stock that is then outstanding will automatically become fully vested and free of any forfeiture restrictions and will be converted into the right to receive 1.0309 ordinary shares of Tornier, as described under “—Merger Consideration to Wright Shareholders.”

Immediately prior to the effective time, each Wright restricted stock unit award that is then outstanding will become fully vested and free of any forfeiture restrictions and, at the effective time, will be cancelled, extinguished, and converted into a right to receive a number of Tornier ordinary shares equal to the product of (A) the total number of Wright shares underlying the award immediately prior to the effective time and (B) 1.0309. These Wright restricted stock units will be treated as Wright shares for purposes of, and such Tornier ordinary shares received in conversion for such units will be delivered in accordance with, the provisions described under “—Escrow and Exchange Agent.” At the effective time, all Wright restricted stock units will no longer be outstanding and will automatically cease to exist, and each holder of restricted stock units will cease to have any rights with respect to them, except the right to receive the consideration described above.

Escrow and Exchange Agent

Prior to the effective time, Tornier and Wright will mutually appoint an escrow and exchange agent (the “exchange agent”) for the payment and delivery of the merger consideration.

As soon as possible on the closing date after the effective time, for the indirect benefit of the former Wright shareholders and to facilitate the payment of the merger consideration to them, Holdco will issue to the exchange agent a promissory note receivable on Holdco (the terms and conditions for which will be mutually agreed on by the parties prior to the closing date) and all of the issued and outstanding shares of common stock of Holdco. The note and shares will have an aggregate value equal to the aggregate value of the outstanding Wright shares immediately prior to the effective time.

In accordance with provisions of Section 2:94b of the Dutch Civil Code, the exchange agent will contribute the note and shares it received from Holdco to the combined company as a contribution in kind to pay up the Tornier ordinary shares to be issued as merger consideration, and, at the effective time, the combined company will issue and deliver to the exchange agent, for the account and benefit of the former Wright shareholders, the maximum number of the combined company ordinary shares that have become issuable as merger consideration pursuant to the exchange described under “—Merger Consideration to Wright Shareholders.”

After the effective time, the combined company will cause the exchange agent to send a letter of transmittal to each record holder of Wright share certificates as of the effective time specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Wright shares will pass, only upon proper delivery of such certificates to the exchange agent. The letter of transmittal will also include instructions explaining the procedure for surrendering Wright share certificates in exchange for Tornier ordinary shares. Any uncertificated Wright shares in book-entry form will be deemed surrendered to the exchange agent at the effective time.

After the effective time, Wright shares will no longer be outstanding, will be automatically canceled, and will cease to exist, and each certificate, if any, that previously represented Wright shares will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional ordinary shares of the combined company, and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such combined company ordinary shares deliverable upon the surrender of Wright share certificates, until holders of such Wright share certificates have surrendered such share certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such Tornier ordinary shares with a record date after the effective time.

As promptly as practicable following the effective time, the exchange agent will determine the excess of the number of whole combined company ordinary shares issued and delivered to the exchange agent over the aggregate number of whole combined company ordinary shares to be distributed to former holders of Wright shares (determined before taking into account any combined company ordinary shares withheld under the provision described in “—Withholding”). Following the effective time, the exchange agent will, on behalf of the former Wright shareholders, sell the excess shares at then prevailing prices on NASDAQ, through one or more member firms of NASDAQ, and in round lots to the extent practicable. The exchange agent will use commercially reasonable efforts to complete the sale of such excess shares as promptly following the effective time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of the sale or sales have been distributed to the former Wright shareholders, the exchange agent will hold such proceeds in trust. Tornier will pay all commissions, transfer taxes, and other out-of-pocket transaction costs. The exchange agent will determine the portion of the proceeds from the sale of excess shares held in the trust to which each former Wright shareholder is entitled, if any, by multiplying (i) the amount of the aggregate net proceeds in the trust by (ii) a fraction, the numerator of which is the amount of the fractional share interest to which such former Wright shareholder is entitled (after taking into account all Wright shares held as of immediately prior to the effective time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former Wright shareholders are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid with respect to any fractional share interest, the exchange agent will make that amount available to the former Wright shareholders.

Any portion of the consideration deposited with the exchange agent that has not been distributed to former holders of Wright shares as of the date one year after the closing date will be delivered to the combined company on demand, and any holders of Wright share certificates who have not yet surrendered their certificates, as well as any holders of uncertificated Wright shares who have not yet cashed any check payable to them, will thereafter look only to the combined company for satisfaction of their claims for combined company ordinary shares, cash in lieu of fractional combined company ordinary shares, and any dividends or distributions with respect to Tornier ordinary shares, subject to applicable abandoned property law, escheat law, or similar law.

Neither the combined company, Holdco, nor the surviving corporation will be liable to any current or former Wright shareholder or to any other person with respect to any combined company ordinary shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law, or similar law. If any Wright share certificate has not been surrendered prior to five years after the closing date (or immediately prior to such earlier date on which any combined company ordinary shares or any dividends or other distributions payable to the holder of such Wright share certificate would otherwise escheat to or become the property of any governmental body), any combined company ordinary shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Wright share certificate will, to the extent permitted by applicable law, become the property of combined company, free and clear of all claims or interest of any person previously entitled thereto.

No interest will be paid or accrued on any amount payable upon surrender of certificates or uncertificated shares representing Wright shares.

At the effective time, each certificate formerly representing any Wright share (other than the excluded shares) and each uncertificated Wright share formerly representing a Wright share (other than the excluded shares) will cease to be outstanding and (other than the excluded shares) will represent only the right to receive combined company ordinary shares (and cash in lieu of any fractional combined company ordinary shares) and any dividends or other distributions to which the holders thereof are entitled, and all holders of Wright share certificates or uncertificated shares will cease to have any rights as shareholders of Wright. Wright’s stock transfer books will be closed with respect to all outstanding Wright shares, and no further transfer of any such Wright shares will be made on such stock transfer books after the effective time.

In accordance with Section 262 of the DGCL, no appraisal rights will be available to Wright shareholders in connection with the merger.

Treatment of Wright Employee Stock Purchase Plan

Prior to the effective time, Wright will take all actions necessary or desirable to:

•	provide that no offering period will commence under the Wright employee stock purchase plan (the “Wright ESPP”) following the date of the merger agreement;

•	provide that the offering period in effect on the date of the merger agreement under the Wright ESPP will terminate on December 31, 2014; and

•	terminate the Wright ESPP as of immediately prior to the effective time.

Any Wright shares acquired after the date of the merger agreement under the Wright ESPP will be treated as outstanding Wright shares for purposes of the exchange described under “—Merger Consideration to Wright Shareholders.” The Wright board of directors determined that following the merger there will not be restrictions on the dispositions of ordinary shares of the combined company that will be exchanged for Wright shares acquired under the Wright ESPP.

Withholding

Each of Wright, Tornier, Merger Sub, and the surviving corporation will be entitled to deduct and withhold from the amounts payable under the merger agreement any amounts that it determines, in its sole discretion, are required to be deducted and withheld under the Internal Revenue Code or any other applicable law, and the exchange agent will be entitled to deduct and withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Amounts so withheld will be timely paid over to the appropriate governmental body and treated as having been paid to the person in respect of whom such withholding was required.

No Fractional Shares

Tornier will not issue fractional Tornier ordinary shares or certificates for fractional Tornier ordinary shares in connection with the merger, no dividends or distributions of Tornier will relate to fractional share interests, and fractional share interests will not entitle the owner thereof to vote or to any rights as a Tornier shareholder. Each Wright shareholder that otherwise would have been entitled to receive a fraction of a Tornier ordinary share will receive, in lieu thereof and upon surrender of such Wright share certificate or uncertificated share, an amount in cash described under “—Escrow and Exchange Agent.”

Alternative Structures

The merger agreement provides that, in the event of a change in tax law, the parties will reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by the merger agreement, as long as any such alternative structure does not cause any condition described under “—Conditions to Completion of the Merger” to not be capable of being, or not reasonably likely to be, satisfied on or before 5:00 p.m., New York time, on September 30, 2015.

Governance of Combined Company after the Merger

The merger agreement contains certain provisions relating to the governance of the combined company following completion of the merger, which reflect the merger of equals structure of the proposed business combination. At the effective time, the certificate of incorporation and bylaws of Wright will be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time, except that all references therein to “Trooper Merger Sub Inc.” will be deemed to be references to the surviving corporation, until thereafter changed or amended as provided therein or by applicable law. In connection with the merger, Tornier’s company name will be changed to “Wright Medical Group N.V.” Following the merger, ordinary shares of the combined company will continue to be listed on the NASDAQ Global Select Market, but will trade under the trading symbol “WMGI.”

From and after the effective time, Robert J. Palmisano will be the Chief Executive Officer of, and David H. Mowry will be the Executive Vice President and Chief Operating Officer of, Wright Medical Group N.V.

The Tornier board of directors will take all necessary corporate action, to the extent within its power and authority, to cause the following individuals to be nominated to the Wright Medical Group N.V. board of directors as of the effective time and subject to such individuals’ ability and willingness to serve:

•	five directors to be nominated by the Wright board of directors, one of whom will be Robert J. Palmisano and

•	five directors to be nominated by the Tornier board of directors, one of whom will be David H. Mowry and one of whom will be the non-executive chairman of the Tornier board of directors, with any nominees by rights held by TMG Holdings Coöperatief U.A. or any of its affiliates pursuant to the securityholders’ agreement between Tornier and the Tornier shareholders signatory thereto, dated July 18, 2006, as amended, to be included in the five directors nominated by the Tornier board of directors.

In the event that any of these nominees to the Wright Medical Group N.V. board of directors becomes unable or unwilling to serve as of the effective time, a replacement for such nominee will be determined according to these procedures.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions, and termination provisions contained in the merger agreement refer to the concept of a “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” means any material adverse change, effect, event, circumstance, occurrence, state of facts, or development with respect to a party and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts, or development related to or resulting from:

•	general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants;

•	any natural disaster or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants;

•	financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants;

•	changes in GAAP;

•	changes in laws, rules, regulations, orders, or other binding directives issued by any governmental body;

•	the taking of any action explicitly contemplated by the merger agreement or the other agreements contemplated thereby;

•	the announcement of the merger agreement; and

•	any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the closing date and the date on which the merger agreement is terminated in accordance with its terms.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of Tornier and Wright made representations and warranties regarding, among other things:

•	the due organization, valid existence, good standing, qualification to do business, corporate power, and authority of the party and its subsidiaries;

•	authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement;

•	capital structure;

•	ownership of subsidiaries;

•	the absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental authorities;

•	the proper filing or furnishing of required documents with the SEC since December 31, 2012, for Wright, and December 30, 2012, for Tornier; the compliance of the consolidated financial statements contained in those documents with the rules and regulations of the SEC applicable thereto and with GAAP and their fair presentation of the consolidated financial position and consolidated results of operations and cash flows of the party and its subsidiaries; and the party’s disclosure controls and procedures relating to financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect with respect to the party and certain changes or events related to the party’s business and operations, including changes in its assets, expenditures and indebtedness, since the last day of its 2013 fiscal year;

•	title to and condition of properties;

•	tax matters;

•	material contracts;

•	intellectual property;

•	the absence of certain litigation;

•	insurance matters;

•	employee benefit plan matters;

•	the possession of and compliance with required governmental authorizations necessary for the conduct of the party’s business, compliance with applicable laws and compliance with the Foreign Corrupt Practices Act of 1977;

•	compliance with environmental laws, the absence of various environmental claims and matters relating to materials of environmental concern;

•	employment and labor matters, including matters relating to collective bargaining agreements, agreements with works councils, and labor practices;

•	U.S. Food and Drug Administration and related regulatory compliance;

•	the absence of brokers’ fees and similar compensation payable in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and the associated registration statement and the compliance of this joint proxy statement/prospectus with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder;

•	the unanimous approval and recommendation by the party’s board of directors of the merger agreement and the transactions contemplated by the merger agreement and the absence of any other necessary corporate proceeding to authorize the execution, delivery or performance of the merger agreement;

•	the receipt of opinions from the party’s financial advisors; and

•	in the case of Tornier, certain representations and warranties with respect to Holdco and Merger Sub.

The representations, warranties and covenants made in the merger agreement by Tornier, Holdco, Merger Sub and Wright are qualified and subject to important limitations agreed to by Tornier, Holdco, Merger Sub and Wright in connection with negotiating the terms of the merger agreement. In your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to consider these limitations as well as the purpose of the representations and warranties, which are described in more detail in the introductory paragraphs to this section.

Covenants; Conduct of Business Prior to Merger

Each of Tornier and Wright agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of the effective time or termination of the merger agreement. In general, without the written consent of the other party, or except as otherwise required by applicable law or expressly permitted by the merger agreement or disclosed to the other party pursuant to the terms of the merger agreement, each of Tornier, Wright and its respective subsidiaries agreed to conduct its business and operations, taken as a whole, in all material respects in the ordinary course of business consistent with past practice.

In addition, each of Tornier and Wright agreed to specific restrictions relating to the conduct of its and its subsidiaries’ business between the date of the merger agreement and the effective time (except, in each case, with the written consent of the other party or as otherwise required by applicable law or expressly permitted by the merger agreement or disclosed to the other party pursuant to the terms of the merger agreement). Each of Tornier, Wright and its respective subsidiaries agreed not to:

•	declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options, restricted stock units, restricted shares (in the case of Wright), or ESPP purchase rights with respect thereto except, in each case, (i) for the declaration and payment of dividends by its direct or indirect wholly owned subsidiary solely to the subsidiary’s parent, (ii) in connection with intercompany purchases of capital stock or share capital, or (iii) for the purpose of fulfilling its obligations under its ESPP, to the extent consistent with past practice;

•	issue, sell, pledge, dispose of, or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of (i) any shares of beneficial interests, capital stock or other ownership interest in itself or any of its subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (iii) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (iv) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan, except, in each case, (a) for issuances of its shares in respect of (1) any exercise of its options outstanding on the date of the merger agreement or (2) the exercise of any of its ESPP purchase rights under the terms of its ESPP as in effect on the date of the merger agreement; (b) for the issuance or sale of its shares pursuant to the exercise of its options or the vesting of or delivery of shares under its restricted stock units, in accordance with their terms as of the date of the merger agreement; (c) for transactions solely between or among itself and its wholly-owned subsidiaries; or (d) as otherwise expressly provided by the terms of the merger agreement;

•

except as required by one of its employee benefit plans, or as otherwise required by applicable law or consistent with the merger agreement, (i) increase the compensation or other benefits payable or provided to any of its or any of its subsidiaries’ officers, directors, independent contractors, leased personnel, or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (ii) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other contract with any current or former employee, independent contractor, or leased personnel of itself or any of its subsidiaries, in each case except for (a) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (b) employment agreements terminable on less than 30 days’ notice without payment or penalty; (iii) establish, adopt, enter into, materially amend or terminate any employee benefit plan for the benefit of any current or former officers, employees, independent contractors, leased personnel, or any of their beneficiaries, in each case except for (a) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (b) employment agreements terminable on less than 30 days’ notice without payment or penalty; or (iv) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

•	amend, or propose to amend, or permit the adoption of any material amendment to its organizational documents;

•	effect a recapitalization, reclassification of shares, stock split, reverse stock split, or similar transaction;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of itself or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

•	make any capital expenditure except for (i) expenditures required by existing contracts, (ii) expenditures in the amount set forth in its capital expenditure plan previously disclosed in writing to the other party as provided in the merger agreement, or (iii) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

•	acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for (i) the purchase of assets from suppliers or vendors in the ordinary course of business and (ii) transactions with a value less than $1,000,000 in any single instance or $5,000,000 in the aggregate;

•	except in the ordinary course of business, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person, or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (a) intercompany transactions or arrangements, (b) agreements or arrangements or borrowings incurred under its existing credit facilities, and (c) short-term indebtedness incurred in the ordinary course of business; (ii) make any loans or advances to any other person other than intercompany transactions or arrangements; or (iii) make any capital contributions to, or investments in, any other person except for intercompany transactions or arrangements;

•	enter into any contract that would materially restrict, after the effective time, Tornier and its subsidiaries (including the surviving corporation and its subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

•	except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $250,000 in the aggregate;

•	commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $2,500,000 in any single instance or $5,000,000 in the aggregate;

•	change any of its financial or tax accounting methods or practices in any respect, except as required by GAAP or law;

•	(i) change or revoke any material tax election with respect to itself or any of its subsidiaries, (ii) file any material amended tax return or claim for refund of material taxes with respect to itself or any of its subsidiaries, (iii) enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local, or non-U.S. law) affecting any material tax liability or refund of material taxes with respect to itself or any of its subsidiaries, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to itself or any of its subsidiaries, or (v) settle or compromise any material tax liability or refund of material taxes with respect to itself or any of its subsidiaries;

•	other than in the ordinary course of business, waive, release or assign any rights or claims under, or renew, modify or terminate, any of its material contracts (other than intercompany transactions, agreements or arrangements), in any material respect in a manner that taken as a whole is adverse to itself or that could prevent or materially delay the consummation of the merger or the other transactions contemplated in the merger agreement past 5:00 p.m., New York time, on September 30, 2015 (or any extension of that date under the merger agreement);

•	cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of itself and its subsidiaries, to the extent available on commercially reasonable terms; or

•	agree or commit to take any of the actions described in the provisions described above.

No Solicitation; Board Recommendations

Except as described below, each of Tornier and Wright agreed that, from the date of the merger agreement until the closing or, if earlier, the termination of the merger agreement in accordance with the terms of the merger agreement, neither it nor any of its subsidiaries will, directly or indirectly:

•	initiate, seek or solicit or knowingly encourage or facilitate or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries with respect to, or the making or submission of, any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal with respect to itself;

•	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books or records of itself or any of its subsidiaries, to any person that has made an acquisition proposal with respect to it; or

•	enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an acquisition proposal with respect to itself.

Except as described below under “—Change of Recommendation,” each of Tornier and Wright also agreed that, prior to the closing, neither its board of directors nor any committee thereof will, directly or indirectly:

•	withhold, withdraw (or amend, qualify or modify in a manner adverse to the other party or, in the case of such an action by Wright, to Holdco or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to the other party or, in the case of such an action by Wright, to Holdco or Merger Sub), the approval, recommendation or declaration of advisability by its board of directors, or any of its committees, of the transactions contemplated by the merger agreement;

•	propose publicly to recommend, adopt or approve any acquisition proposal with respect to itself; or

•	fail to reaffirm or re-publish its recommendation within five business days of being requested by the other party to do so.

Any of the actions described in the immediately preceding paragraph are referred to in this joint proxy statement/prospectus as an “adverse recommendation change.” A change of a recommendation to “neutral” is deemed an adverse recommendation change under the merger agreement.

For purposes of the merger agreement, “acquisition proposal,” when used with respect to Tornier or Wright, means any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of such party and its subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole; or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any person or persons beneficially owning 20% or more of any class of equity securities of such party or any of its subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income or assets of such party and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

Nothing contained in the provisions described in this section will prohibit either party or its board of directors from taking and disclosing to its shareholders a position with respect to an acquisition proposal with respect to itself pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if its board of directors has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to its shareholders.

Prior to obtaining the approval of its shareholders, each of Tornier and Wright may participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to itself or any of its subsidiaries or afford access to the properties, books or records of itself or any of its subsidiaries to, any person that has made an acquisition proposal with respect to it if (i) it receives a written acquisition proposal with respect to itself from such third party (and such acquisition proposal was not initiated, sought, solicited, knowingly encouraged, or facilitated in violation of the merger agreement) and (ii) such proposal constitutes, or its board of directors determines in good faith that such proposal is reasonably expected to lead to, a superior proposal with respect to it. Each of Tornier and Wright, as applicable, may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to the party delivering the non-public information, with respect to confidentiality, than the terms of the confidentiality agreement between the parties to the merger agreement, dated September 22, 2014, and only if such party sends a copy of such agreement to the other party to the merger agreement promptly following its execution.

From and after the date of the merger agreement, each of Tornier and Wright will, as promptly as practicable after receipt thereof, advise the other party to the merger agreement in writing of any request for information or any acquisition proposal with respect to itself received from any person, or any inquiry, discussions, or negotiations with respect to any acquisition proposal with respect to itself, and the terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations, and it will promptly provide to the other party copies of any written materials received by it in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal, or inquiry or with whom any discussions or negotiations are taking place. Each of Tornier and Wright agreed that it will simultaneously provide to the other any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any acquisition proposal that was not previously provided to the other. Each of Tornier and Wright will keep the other fully informed of the status of any acquisition proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Tornier and Wright agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable law, any such standstill or similar agreement to which it is a party.

For purposes of the merger agreement, “superior proposal” means, with respect to a party to the merger agreement, any written acquisition proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination (i) 50% or more of the assets of such party and its subsidiaries, taken as a whole, or (ii) 50% or more of the equity securities of such party, in each case on terms that a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modifications to the terms of the merger agreement) proposed by any other party in response to such superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by the merger agreement and to any alternative transaction (including any modifications to the terms of the merger agreement) proposed by any other party to the agreement.

Change of Recommendation

Each of the boards of directors of Tornier and Wright, at any time prior to obtaining the approval of the respective party’s shareholders, in response to a superior proposal with respect to that party, which has not been withdrawn and did not result from a breach of the provisions described under “—No Solicitation; Board Recommendations” or the provisions described under “—Shareholders’ Meetings” may make an adverse recommendation change. Unless, however, the party’s shareholders’ meeting is scheduled to occur within the next ten business days, the board of directors will not be entitled to make an adverse recommendation change in response to a superior proposal with respect to that party:

•	until five business days after such party provides written notice to the other party advising it that the party’s board of directors has received a superior proposal, specifying the material terms and conditions of such superior proposal, identifying the person or group making such superior proposal, and including copies of all documents pertaining to such superior proposal;

•	if, during such five business day period, the other party irrevocably proposes any alternative transaction (including any modifications to the terms of the merger agreement), unless the board of directors determines in good faith, after good faith negotiations between the parties (if such negotiations are requested by the party being notified of the superior proposal) during such five business day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the superior proposal) that such alternative transaction proposal is not at least as favorable to the party and its shareholders as the superior proposal; and

•	unless the party’s board of directors determines that the failure to make an adverse recommendation change would be a breach of its fiduciary obligations.

At any time prior to obtaining the approval of the shareholders of Tornier or Wright, respectively, in connection with any intervening event, as described in the following paragraph, each of the boards of directors of Tornier and Wright may make an adverse recommendation change, after the board of directors (i) determines in good faith that the failure to make such an adverse recommendation change would be a breach of its fiduciary duties to the shareholders of Tornier or Wright, respectively, (ii) determines in good faith that the reasons for making such adverse recommendation change are independent of and unrelated to any pending acquisition proposal with respect to its company, and (iii) provides written notice to the other party to the merger agreement, advising it that the board of directors is contemplating making an adverse recommendation change and specifying the material facts and information constituting the basis for such contemplated determination. However, unless the party’s shareholders’ meeting is scheduled to occur within the next five business days, (i) the board of directors may not make such an adverse recommendation change until the fifth business day after receipt by the other party of a notice of change from the board’s company, and (ii) during such five business day period, at the request of the other party, the board’s company will negotiate in good faith with respect to any changes or modifications to the merger agreement that would allow the board of directors not to make such adverse recommendation change, consistent with its fiduciary duties.

For purposes of the merger agreement “intervening event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of a party’s board of directors after the date of the merger agreement to the extent that such event, development or change in circumstances (i) was neither known by the party or any of its respective representatives nor reasonably foreseen by such party as of or prior to the date of the date of the merger agreement and (ii) does not relate to an acquisition proposal, except that in no event will the changes in the market price or trading volume of a party’s shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an intervening event (however, the underlying causes of such change or fact will not be excluded).

Shareholders’ Meetings

The merger agreement requires each of Tornier and Wright, as promptly as practicable following effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, to duly give notice of, convene, and hold a meeting of its shareholders for the purpose of seeking shareholder approval of the merger agreement. If the party’s board of directors has not made an adverse recommendation change, the party will recommend that its shareholders approve the merger agreement and will use commercially reasonably efforts to solicit proxies in favor of the adoption of the merger agreement.

Regulatory Approvals; Additional Agreements

Each of Tornier and Wright agreed to (i) file, within 20 business days of the date of the merger agreement, its respective filings under the HSR Act with respect to the merger and (ii) use commercially reasonable best efforts to file all other documents required to be filed pursuant to any merger notification or control laws.

Each of Tornier and Wright has also agreed to provide the other party with information required to make the filings described in the preceding paragraph and to keep the other party apprised of the status of any communications with any governmental body with respect to the transactions contemplated by the merger agreement. Each party has also agreed to provide the other party with copies of all correspondence, filings and communications between such party and any governmental body with respect to the merger agreement.

Each of the parties agreed to use commercially reasonable efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper, or advisable under applicable laws to carry out the intent and purposes of the merger agreement and to consummate the transactions contemplated by the merger agreement. However, (i) neither party, by itself or on behalf of any of its subsidiaries or affiliates, may, without the prior written consent of the other party, divest or agree to divest any rights to the extent such divestiture, individually or together with other divestitures, involves assets that generated U.S. revenue in excess of $15 million during the twelve months ended September 30, 2014, and (ii) the parties, on behalf of themselves or on behalf of any of their subsidiaries or affiliates, agreed to divest or commit to divest rights to the extent such divestiture, individually or together with other divestitures, relates to assets that generated U.S. revenue less than $15 million during the twelve months ended September 30, 2014. The parties agreed that Wright will control the terms of, and assets included in, any such divestiture, provided that Wright will use commercially reasonable efforts to contest any divestiture proposed by a governmental body.

Employee and Labor Matters

The parties agreed that after the effective time, with respect to individuals who are employees of Tornier and Wright and their subsidiaries after the effective time who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, the compensation and benefit programs of Tornier and Wright, in each of the markets in which they operate, (i) will be competitive with those provided generally in their industry, both with respect to the type and variety of programs and the level of benefits afforded and (ii) will treat similarly situated Tornier and Wright employees on a substantially comparable basis. However, nothing in the merger agreement will prevent the termination of employment of any employee or the amendment or termination of any particular Wright or Tornier employee benefit plan, to the extent permitted by its terms as in effect immediately before the effective time.

With respect to employee benefit plans of Tornier and its subsidiaries providing benefits to any Tornier or former Wright employee after the effective time (the “new plans”), for all purposes (including purposes of vesting, benefits eligibility, and level of benefits), each employee of Tornier and Wright and their subsidiaries will be credited with his or her years of service with the applicable company before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any Tornier or Wright employee benefit plan, as applicable (except that no credit will be given to the extent that the application of such credit would result in the duplication of benefits or to the extent that Wright and Tornier employees are equally affected). Tornier also will make commercially reasonable efforts to provide that (i) each employee is immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan replaces coverage under a comparable Wright or Tornier employee benefit plan in which the employee participated immediately before the effective time and (ii) for purposes of each new plan providing medical, dental, pharmaceutical, and/or vision benefits to any employee and his or her dependents, pre-existing condition exclusions and actively-at-work requirements of the new plan are waived for them and any eligible expenses incurred by them for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to them for the applicable plan year are taken into account as if the amounts had been paid in accordance with the new plan.

Tornier and Wright will take all actions necessary or desirable to cause (i) each Tornier option that is outstanding immediately prior to the effective time to become fully vested and exercisable at the effective time and to remain exercisable for the remainder of its term and (ii) each Tornier restricted stock unit that is outstanding immediately prior to the effective time to become fully vested and free of any forfeiture restrictions at the effective time.

Indemnification of Officers and Directors

The merger agreement provides that, from and after the effective time, Tornier and the surviving corporation will indemnify, defend and hold harmless, and provide advancement of expenses to, Wright’s present and former officers, employees, directors and fiduciaries under a Wright employee benefit plan against all losses, fines, claims, damages, costs, expenses, liabilities or judgments that are paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that such person is or was a director, officer, employee or fiduciary of Wright or a member of the board of directors, officer, employee or fiduciary of any of its subsidiaries or a fiduciary under any Wright employee benefit plan, whether asserted or claimed prior to, at or after the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement), to the fullest extent provided or permitted under applicable law or Wright’s organizational documents.

In addition, the surviving corporation will, in its sole discretion, either (i) continue to maintain in effect for a period of at least six years from and after the effective time, for the persons who were covered by Wright’s directors’ and officers’ liability insurance and fiduciary liability insurance as of the date of the merger agreement, directors’ and officers’ liability insurance and fiduciary liability insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Wright’s existing policies as of the date of the merger agreement, or, if such insurance is unavailable, the best available directors’ and officers’ liability insurance and fiduciary liability insurance from a recognized insurance company with such terms, conditions, retentions and levels of coverage, or (ii) obtain and fully pay for, for those persons, “tail” insurance policies with a claims period of at least six years from and after the effective time with recognized insurance companies with such terms, conditions, retentions and levels of coverage.

Further, if, after the effective time, any excise tax is payable pursuant to Section 4985 of the Code by Wright’s present and former officers, employees, directors or fiduciaries under a Wright employee benefit plan, Tornier will, or will cause the surviving corporation to, pay to each such individual, by no later than the time such excise tax is required to be paid by such individual or withheld by Tornier or its subsidiary, an amount equal to the sum of the excise tax payable by such individual, plus the amount necessary to put the individual in the same after-tax position (taking into account any applicable taxes, including taxes payable upon such payment) that such individual would have been in if such individual had not incurred such excise tax.

Where applicable, Section 4985 of the Code imposes an excise tax on the officers and directors of certain “expatriated corporations” (as described below) who are subject to the reporting requirements of section 16(a) of the Exchange Act. The tax under Section 4985 of the Code amounts to 15 percent of the value of a covered officer’s or director’s specified stock compensation (including nonstatutory stock options, restricted stock and restricted stock units) that is held during the period beginning six months before and ending six months after the close of a transaction in which a U.S. corporation becomes an expatriated corporation, subject to certain exceptions. Payments made by an expatriated corporation to the covered officers and directors in respect of the tax imposed by Section 4985 of the Code are also subject to the tax under Section 4985 of the Code and are non-deductible by the expatriated corporation.

In order for a U.S. corporation to become an “expatriated corporation”, the shareholders of the acquired U.S. corporation must hold at least 60%, by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of its holdings of shares in the U.S. corporation as of immediately prior to the transaction, and certain other conditions must be met. Following the merger, the Wright shareholders will hold less than 60% of the vote and value of the combined company ordinary shares by reason of holding Wright shares. As a result, Wright and its U.S. affiliates do not expect that Section 4985 of the Code will apply in respect of the merger and does not anticipate paying any amount to its directors or officers in respect of the excise tax under Section 4985 of the Code.

Other Covenants and Agreements

The merger agreement contains certain other covenants, including covenants relating to cooperation in the preparation of this joint proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information, and performing Tornier’s and Wright’s respective obligations regarding public announcements. Tornier and Wright have further agreed to the following additional covenants and agreements in the merger agreement, among others:

•	Tornier will cause, as promptly as reasonably practical and in any event prior to the closing, the Tornier ordinary shares to be issued in the merger to be approved for listing on NASDAQ;

•	if any takeover law becomes, or purports to be, applicable to the merger or the other transactions contemplated by the merger agreement, Tornier, Wright and their respective boards will grant such approvals and take such actions, in accordance with the terms of the merger agreement, as are necessary to complete the transactions contemplated by the merger agreement as promptly as practicable, and in any event prior to 5:00 p.m., New York time, on September 30, 2015, on the terms and conditions contemplated by the merger agreement, and otherwise render such takeover law inapplicable;

•	prior to the effective time, Tornier will approve any issuances of Tornier ordinary shares in connection with the merger to any Wright employee who is or may become subject to reporting requirements under Section 16 of the Exchange Act, and Wright will approve any dispositions of Wright equity securities (including derivative securities) in connection with the merger to any Wright directors and officers who are subject to those reporting requirements, to the extent necessary for such issuance to be exempt pursuant to Rule 16b-3; and

•	Tornier and Wright will take all necessary action so that Wright’s rights and obligations with respect to its contingent value rights are assumed by Tornier as of the effective time in connection with the merger and in accordance with the Contingent Value Rights Agreement between Wright and American Stock Transfer & Trust Company, LLC, dated as of March 1, 2013.

Conditions to Completion of the Merger

The obligations of Tornier and Wright to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Tornier and Wright of the following conditions:

•	obtaining the approval of the required percentage of Tornier ordinary shares in accordance with article 23, section 2, of Tornier’s articles of association to (i) issue Tornier ordinary shares in connection with the merger pursuant to the existing designation of the Tornier board of directors to issue Tornier ordinary shares, (ii) approve the merger agreement and the transactions contemplated thereby, and (iii) adopt any other resolution necessary to effect the transaction contemplated by the merger agreement;

•	obtaining the Wright shareholder approval of the adoption of the merger agreement and consummation of the transactions contemplated thereby, including the merger;

•	no provision of any applicable law and no decree, injunction or order (preliminary or otherwise) being in effect that prohibits the consummation of the merger or the other transactions contemplated under the merger agreement;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act, and no stop order having been issued;

•	the waiting period (and any extension thereof) under the HSR Act having expired or been terminated;

•	there being no action pending against Tornier, Holdco, Merger Sub or Wright or any of their respective affiliates by any governmental body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the merger; (ii) seeking material damages in connection with the merger; (iii) seeking to compel Wright, Tornier or any of their respective subsidiaries to dispose of or hold separate any assets as a result of the merger that, individually or together with other divested assets, generated U.S. revenue in excess of $15 million during the twelve months ended September 30, 2014; or (iv) seeking to impose any criminal sanctions or liability on Tornier, Holdco, Merger Sub or Wright in connection with the merger;

•	the representations and warranties of the other party, other than the representations relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization and enforceability of the merger agreement, and to each party’s capital structure, (i) to the extent qualified by material adverse effect, being true and correct, and (ii) to the extent not qualified by material adverse effect, being true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party, in the case of (i) and (ii), as of the closing date (except for those representations and warranties that were made as of a specified date, which need be true and correct, subject to such qualifications, only as of such specified date);

•	the representations and warranties of the other party relating to the authority of such party with respect to the execution, delivery, performance, due and valid authorization and enforceability of the merger agreement, and each party’s capital structure being true and correct in all respects (other than de minimis inaccuracies) as of the closing date;

•	the other party having performed, in all material respects, its covenants and agreements contained in the merger agreement required to be performed prior to the closing date;

•	since the date of the merger agreement, there having not been or occurred any material adverse effect to the other party;

•	receipt of an officer’s certificate of the other party as to the satisfaction of the conditions described in the preceding four bullets;

•	receipt of certified copies of the resolutions duly adopted by the other party’s board of directors authorizing the execution, delivery and performance of the merger agreement, the merger, and the other agreements contemplated thereby, and the consummation of all transactions contemplated thereby;

•	receipt of a certified copy of the certificates of organizational documents of the other party and any of its subsidiaries that are parties to the merger; and

•	receipt of certificates of good standing or equivalent certificates, dated within five business days of the closing date, of the other party and any of its subsidiaries that are parties to the merger.

In addition, the obligations of Wright to consummate the transactions contemplated by the merger agreement are subject to the satisfaction of the following conditions as of the closing date:

•	the voting and support agreement between Wright and TMG Holdings Coöperatief U.A. being in effect and not terminated or repudiated;

•	all required action having been taken so that as of the effective time, the articles of association of Tornier will be amended pursuant to the merger agreement;

•	Tornier having filed with NASDAQ a listing of additional shares application with respect to the Tornier ordinary shares issued or issuable pursuant to the merger agreement, and such Tornier ordinary shares having been approved and authorized for listing on NASDAQ;

•	obtaining the approval of the required percentage of Tornier ordinary shares to (i) adopt the proposal of the Tornier board of directors to amend Tornier’s articles of association, including the name change contemplated thereby, and (ii) appoint the nominees for the Tornier board of directors as set forth in the merger agreement; and

•	Tornier having increased the number of Tornier ordinary shares available for issuance pursuant to equity-based awards under the Tornier employee benefit plans if requested by Wright as contemplated in the merger agreement.

Wright and Tornier may waive conditions to completion of the merger only to the extent legally permissible. In the event that either Wright or Tornier determines to waive any condition to the merger and such waiver necessitates the recirculation of this joint proxy statement/prospectus and resolicitation of proxies under applicable law, Wright and Tornier will recirculate this joint proxy statement/prospectus and resolicit proxies from Wright and Tornier shareholders.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by mutual written consent of Tornier and Wright, as well as under certain other circumstances.

The merger agreement may be terminated by either Tornier or Wright if:

•	the other party’s board of directors or any committee thereof (i) makes an adverse recommendation change or (ii) publicly proposes to make an adverse recommendation change;

•	the other party materially breaches the provisions of the merger agreement described under “—No Solicitation; Board Recommendations”;

•	at any time prior to obtaining the approval of its shareholders, in order to enter into a definitive agreement with respect to a superior proposal, in each case if it has complied with its obligations under the provisions described under “—No Solicitation; Board Recommendations” and, in connection with the termination of the merger agreement, it pays to the other party in immediately available funds $46 million; or

•	at any time prior to the effective time, if any of the other party’s covenants, representations or warranties contained in the merger agreement has been breached or any of the other party’s representations and warranties has become untrue, such that any of the conditions to the closing of the merger described under “—Conditions to Completion of the Merger” will not be satisfied, and such breach is (i) incapable of being cured by the other party or (ii) has not been cured within 45 days of receipt by the other party of written notice of such breach describing in reasonable detail such breach.

The merger agreement may be terminated by either Tornier or Wright if, subject to certain conditions being met:

•	the required approval of either party’s shareholders contemplated under the merger agreement at the respective shareholders’ meeting is not obtained;

•	the transactions contemplated by the merger agreement violate any order, decree or ruling of any court or governmental body that has become final and non-appealable or if there is a law that makes the transactions contemplated in the merger agreement illegal or otherwise prohibited; or

•	the merger has not been consummated by 5:00 p.m., New York time, on September 30, 2015, which period may be extended to a date not beyond December 31, 2015, if the waiting period under the HSR Act has not terminated or expired on or before 5:00 p.m., New York time, on September 30, 2015.

Expenses and Termination Fee

All costs and expenses incurred in connection with the negotiation of the merger agreement, the performance of the obligations thereunder, and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

The merger agreement provides that each of Tornier and Wright will be obligated to pay $46 million and expenses not to exceed $5 million to the other party following the termination of the merger agreement by the other party for the reasons described in the first three bullets under “—Termination of the Merger Agreement.”

Each of Tornier and Wright will also be obligated to pay the other party’s expenses not to exceed $5 million if an acquisition proposal with respect to it is publicly proposed or publicly disclosed and the merger agreement is terminated as a result of its breach of its representations and warranties or covenants or failure to obtain shareholder approval, and it will be obligated to pay the $46 million termination fee if it consummates an acquisition proposal within 12 months of such termination. For the purposes of this section only, 50% will be substituted for 20% threshold set forth in the definition of “acquisition proposal” described under “—No Solicitation; Board Recommendations.”

In no event will either Tornier or Wright be required to pay the termination fee or the expenses on more than one occasion.

Specific Performance

Tornier and Wright agreed in the merger agreement that if, for any reason, any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would be caused. Accordingly, each of the parties to the merger agreement agreed that, in addition to any other remedies to which it may be entitled, each of the parties to the merger agreement is entitled, in any court having jurisdiction, to an injunction or injunctions to prevent breaches of the merger agreement by the other party and to enforce specifically the terms and conditions of the agreement, without the necessity of posting a bond or other form of security. Each party further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the merger agreement and that, without these agreements, the other party would not have entered into the merger agreement.

Amendments and Waivers

Until the effective time, the merger agreement may be amended by a writing signed by Tornier, Holdco, Merger Sub and Wright, at any time before or after the receipt of the requisite approval of Tornier and Wright shareholders, but after any such approval, no amendment may be made which by law or under NASDAQ rules requires further approval by the Tornier and Wright shareholders without such further approval.

No party will be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under it, unless the waiver is expressly set forth in a written instrument duly executed and delivered on behalf of that party, and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

No Third Party Beneficiaries

The merger agreement is not intended to, and does not, confer upon you or any person other than the parties to the agreement any rights or remedies, except that Wright’s present and former officers, employees, directors and fiduciaries under a Wright employee benefit plan will have the right to enforce Tornier’s covenant to continue to provide indemnification, advancement of expenses, and liability insurance coverage following the completion of the merger as described in “—Indemnification of Officers and Directors” above.

VOTING AND SUPPORT AGREEMENT

Concurrently and in connection with the signing of the merger agreement, Wright entered into a voting and support agreement with TMG Holdings Coöperatief U.A., an affiliate of Warburg Pincus LLC that holds approximately 21.9% of the currently outstanding Tornier ordinary shares. Pursuant to and subject to the terms and conditions of the voting and support agreement, TMG (i) granted Wright a limited irrevocable proxy to vote each of TMG’s Tornier ordinary shares at any annual or extraordinary general meeting of Tornier shareholders (a) solely for the adoption of the merger agreement and the approval of the merger and (b) for the approval of any amendment to the merger agreement to allow for an alternative structure designed to accomplish the business combination of Wright and Tornier as contemplated under “The Merger Agreement—Alternative Structures” and (ii) agreed to vote any Tornier ordinary shares as to which TMG has voting power and has not given a proxy to Wright, or as to which Wright elects not to exercise its proxy voting rights, in favor of the merger agreement. In addition, TMG agreed, subject to certain exceptions, not to directly or indirectly transfer its Tornier ordinary shares, during the term of the voting and support agreement or take any action which would have the effect of preventing or disabling TMG from performing its obligation thereunder.

The voting and support agreement will terminate upon the earliest of (i) the effective time of the merger; (ii) the date of any modification, waiver, change or amendment to the merger agreement that results in an increase in the exchange ratio or a change in the form of the merger consideration; and (iii) the termination of the merger agreement in accordance with its terms.

A copy of the voting and support agreement is attached as Annex B to this joint proxy statement/prospectus. The foregoing description of the voting and support agreement is subject to, and qualified in its entirety by, the full text of the voting and support agreement.

MATERIAL TAX CONSEQUENCES OF THE MERGER

Material U.S. Federal Income Tax Consequences

Scope of Discussion

The following is a summary of material U.S. federal income tax consequences of the merger to Wright and the combined company and to U.S. holders and non-U.S. holders (each as defined below) of Wright shares. This summary also describes material U.S. federal income tax consequences of the subsequent ownership and disposition by U.S. holders of combined company ordinary shares.

This summary does not address the U.S. federal income tax consequences of the ownership and disposition by non-U.S. holders of combined company ordinary shares, except as otherwise specifically stated below. Accordingly, non-U.S. holders should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of combined company ordinary shares.

This summary is based on provisions of the Code, U.S. Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Convention Between the United States of America and the Kingdom of the Netherlands for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income of 1992, as amended (which is referred to in this document as the “U.S.-Netherlands Treaty”), all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the merger or as a result of the ownership and disposition of combined company ordinary shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such U.S. holder, including specific tax consequences to a holder under an applicable tax treaty. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the merger or the ownership and disposition of combined company ordinary shares. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger or any other matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

This summary is limited to considerations relevant for investors holding Wright shares, and, after the completion of the merger, combined company ordinary shares, as capital assets (generally, property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be important to a holder in light of its particular circumstances, including a holder subject to special tax rules, such as:

•	banks, financial institutions, underwriters, insurance companies;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	persons holding shares through a partnership, limited liability, or other fiscally or tax transparent entity;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons who received Wright shares, or, after the merger, combined company ordinary shares, through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan;

•	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Wright shares, or, after the merger, the outstanding combined company ordinary shares; or

•	holders holding Wright shares, or, after the merger, combined company ordinary shares, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or as other than a capital asset.

Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the merger and the ownership and disposition of Wright shares and/or combined company ordinary shares.

The term “U.S. holder” means a holder of Wright shares, and, or, after the completion of the merger, combined company ordinary shares, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to all of its substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a holder of Wright shares and, after the completion of the merger, combined company ordinary shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is a holder of Wright shares, and, after the completion of the merger, combined company ordinary shares generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the associated tax consequences.

Material U.S. Federal Income Tax Consequences of the Merger to Wright

Wright should not incur additional U.S. federal income tax solely by virtue of the consummation of the merger. However, Wright will continue to be subject to U.S. tax after the merger. Furthermore, Wright (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below.

Tax Residence of the Combined Company for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, the combined company, which is a Netherlands incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is little or no guidance as to their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (which includes the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares), and certain other conditions are met. Based on the rules for determining share ownership under Section 7874 and certain factual assumptions, Wright will take the position that after the merger Wright shareholders will hold less than 80% (by both vote and value) of the combined company ordinary shares by reason of their ownership of Wright shares.

It is possible that there could be a change in law under Section 7874 or otherwise that could, prospectively or retroactively, affect the combined company’s status as a non-U.S. corporation for U.S. federal income tax purposes. The disclosure that follows assumes that the combined company will not be treated as a U.S. corporation. The U.S. tax consequences of the merger to holders of Wright shares, and the consequences of owning combined company ordinary shares, would be materially different if, notwithstanding Wright’s expectation, the combined company were to be treated as a U.S. corporation.

Potential Limitation on the Utilization of Wright’s (and Its U.S. Affiliates’) Tax Attributes

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. corporation, and certain other conditions are met. Wright will take the position that, following the merger, the Wright shareholders will hold less than 60% of the vote and value of the combined company ordinary shares by reason of holding Wright shares. As a result, Wright and its U.S. affiliates do not expect to be limited by Section 7874 in their ability to utilize their U.S. tax attributes.

If the above described provision of Section 7874 apply, the taxable income of the acquired U.S. corporation (and any person related to the U.S. corporation) for any given year, within a 10-year period beginning on the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a non-U.S. related person. If Section 7874 applies and Wright or its U.S. affiliates engage in any transaction that would generate any inversion gain in the future, they would not be able to offset such gain with their U.S. tax attributes. In addition, Wright may undergo an “Ownership Change” under Section 382 of the Code, potentially limiting the rate of its net operating losses in future taxable years.

Material U.S. Federal Income Tax Consequences of the Merger to Wright Shareholders

U.S. Holders.

Wright and Tornier expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding such fact, as discussed above, it is expected that the combined company should be respected as a non-U.S. corporation for U.S. federal income tax purposes. In such event, special rules contained in Section 367(a) of the Code and the Treasury Regulations promulgated thereunder will require that U.S. holders of Wright shares exchanging Wright shares for combined company ordinary shares pursuant to the merger recognize gain, if any, but not loss on such exchange. The amount of gain recognized will equal the excess, if any, of the fair market value of the combined company ordinary shares received in the merger over the U.S. holder’s adjusted tax basis in the Wright shares. Any such gain will be capital gain, and generally will be long-term capital gain if the U.S. holder’s holding period for the Wright shares exceeded one year at the time of the Wright share exchange. The adjusted tax basis in the combined company ordinary shares received will be equal to the adjusted tax basis of the Wright shares exchanged therefor, increased by the amount of any gain recognized. It is unclear whether a U.S. holder’s holding period of the combined company ordinary shares will include the holding period for the Wright shares surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the associated tax consequences. A Wright shareholder who would otherwise be entitled to receive a fraction of a Tornier ordinary share pursuant to the merger will be paid an amount in cash determined in accordance with the amount of their fractional share interest, instead of such fractional share. The cash received by any such U.S. holder will be treated as a payment in redemption of the fractional share interest. If a U.S. holder realizes loss as a result of the merger, such U.S. holder must recognize the loss attributable to the deemed redemption in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in the fractional share interest. Any such loss will be capital loss, and generally will be long-term capital loss if the U.S. holder’s holding period for the fractional share interest exceeded one year at the time of the Wright share exchange. The remainder of this discussion assumes that the merger will qualify as a reorganization and that the combined company will be considered a non-U.S. corporation.

Non-U.S. Holders.

A non-U.S. holder generally will not be subject to U.S. federal income or tax on any gain realized on such share exchange unless,

•	the gain is effectively connected with a U.S. trade or business conducted by such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States); or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the merger is completed, and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income taxation in the same manner as gain of a U.S. holder (and, in the case of a non-U.S. holder that is a non-U.S. corporation, may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be applicable under an applicable income tax treaty)).

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by the non-U.S. holder’s U.S. source capital losses, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder will not be subject to U.S. backup withholding if it provides a certification of exempt status (generally on an IRS Form W-8). Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of Combined Company Ordinary Shares

Distributions on the Combined Company Ordinary Shares

The gross amount of any distribution on combined company ordinary shares (including withheld taxes, if any) made out of the combined company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate U.S. holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code. Distributions in excess of the combined company’s current and accumulated earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in a combined company common share, and thereafter as capital gain.

Dividends paid in currencies other than the U.S. dollar, if any, will generally be taxable to a U.S. holder as ordinary dividend income in an amount equal to the U.S. dollar value of the currency received on the date such distribution is actually or constructively received. Such U.S. dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-U.S. currency is actually converted into U.S. dollars on such date. The U.S. holder may realize exchange gain or loss if the currency received is converted into U.S. dollars after the date on which it is actually or constructively received. Any such gain or loss will be ordinary and will be treated as from sources within the United States for U.S. foreign tax credit purposes.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the combined company ordinary shares, which are expected to be listed on NASDAQ, will be considered readily tradable on an established securities market in the United States. There can be no assurance that the combined company ordinary shares will be considered readily tradable on an established securities market in future years. A non-U.S. corporation is also treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Treasury Department has determined that the U.S.-Netherlands Treaty meets these requirements. The combined Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company, or “PFIC” for the taxable year in which it pays a dividend or for the preceding taxable year. The combined company does not believe that is has been or will be a PFIC; however, there can be no assurance in this regard.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the combined company may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on the combined company’s common shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Ordinary Shares

A U.S. holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of a combined company common share in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in the shares. The tax basis of the combined company ordinary shares received by a U.S. holder in the Wright share exchange is discussed above under “—Material U.S. Federal Income Tax Consequences of the Merger to Wright Shareholders.” Any gain or loss recognized by a

U.S. holder on a taxable disposition of combined company ordinary shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such share exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of combined company ordinary shares will generally be treated as U.S. source gain or loss.

Information Reporting and Backup Withholding

U.S. Holders

Except in the case of corporations or other exempt holders, dividends paid by the combined company to a U.S. holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is timely furnished to the IRS.

Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the combined company ordinary shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. U.S. holders should consult their own tax advisors concerning the application of these rules to their investment in the combined company, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Non-U.S. holders generally will not be subject to U.S. federal income tax (including U.S. federal withholding tax) on dividends or capital gains in respect of the combined company ordinary shares.

As noted above and discussed more fully under “Risk Factors—Risk Factors Relating to the Merger,” the consequences of owning combined company ordinary shares would be materially different if the combined company were to be treated as a U.S. corporation.

Non-U.S. holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF WRIGHT SHARES OR COMBINED COMPANY ORDINARY SHARES SHOULD CONSULT ITS TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER AND AN INVESTMENT IN COMBINED COMPANY ORDINARY SHARES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Material Dutch Tax Consequences

General Matters Relating to the Dutch Tax Discussion

The information set out below is a general summary of material Dutch tax consequences in connection with the ownership and disposition of combined company ordinary shares. This summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of combined company ordinary shares in light of such holder’s particular circumstances or to a holder who is subject to special treatment under applicable Dutch law. For Dutch tax purposes, a holder of combined company ordinary shares may include an individual or entity who does not have legal title to the combined company ordinary shares, but to whom nevertheless the combined company ordinary shares are attributed either based on such individual or entity holding a beneficial interest in the combined company ordinary shares or based on specific statutory provisions. Under such statutory provisions, combined company ordinary shares may be attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the combined company ordinary shares.

The summary is based on the tax laws of the Netherlands as published and in effect on the date of this document, including official regulations and decisions of the Netherlands and its taxing and other authorities available in printed form on or before such date and now in effect, and as applied and interpreted by Dutch tax courts, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. These tax laws are subject to change, which change could apply retroactively and could affect the continuing validity of this summary.

All references in this summary to the Netherlands and Dutch law mean the part of the Kingdom of the Netherlands located in Europe and its law, respectively. This summary does not address the tax consequences arising in any jurisdiction other than the Netherlands in connection with the ownership and disposition of combined company ordinary shares.

Because the combined company is incorporated under Dutch law, it will be treated for Dutch corporate income tax purposes as a resident of the Netherlands. Based on the currently contemplated management structure of the combined company and the current tax laws of the United States and the Netherlands, as well as applicable income tax treaties and current interpretations thereof, the combined company expects to be a tax resident solely of the Netherlands. This summary therefore assumes that the combined company is and remains exclusively resident in the Netherlands for tax purposes, including for the purposes of applicable tax treaties, and is therefore subject to Dutch taxation.

This discussion does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a holder of combined company ordinary shares:

•	that is a corporate entity which is, or which is deemed to be, a resident of the Netherlands and that is not subject to or is exempt, in whole or in part, from Dutch corporate income tax;

•	who is an individual and for whom the income or capital gains derived from the combined company ordinary shares are attributable to employment activities, the income from which is taxable in the Netherlands;

•	who has a substantial interest or a fictitious substantial interest (as discussed below);

•	that is an investment institution as meant in articles 6a or 28 of the Dutch Corporate Income Tax Act (which is referred to in this document as “CITA”); or

•	that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the combined company ordinary shares (as defined in article 13 CITA).

Generally, a holder of combined company ordinary shares has a substantial interest (aanmerkelijk belang) in the combined company if such holder, alone or together with such holder’s partner (a statutorily defined term), directly or indirectly:

•	owns, or holds certain rights with respect to, shares representing 5% or more of the total issued and outstanding share capital of the combined company, or of the issued and outstanding capital of any class of shares of the combined company; or

•	holds rights to, directly or indirectly, acquire shares, whether or not already issued, representing 5% or more of the total issued and outstanding share capital of the combined company or of the issued and outstanding capital of any class of shares of the combined company.

A holder of combined company ordinary shares or rights to, directly or indirectly, acquire combined company ordinary shares will also have a substantial interest if the holder’s partner or one of certain relatives of the relevant holder or of the holder’s partner has a substantial interest in the combined company.

A holder of combined company ordinary shares has a fictitious substantial interest (fictief aanmerkelijk belang) in the combined company if, without having an actual substantial interest in the combined company:

•	such holder has acquired the combined company ordinary shares on a non-recognition basis, where prior to such acquisition, the holder or the previous holder had a substantial interest in the combined company or another Dutch entity; or

•	the combined company ordinary shares held by the relevant holder prior to dilution, qualified as a substantial interest and, by election, no gain was recognized upon disqualification of these shares.

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. PROSPECTIVE HOLDERS OF COMBINED COMPANY ORDINARY SHARES ARE THEREFORE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE DUTCH OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY ORDINARY SHARES RECEIVED IN THE MERGER, INCLUDING, IN PARTICULAR, THE APPLICATION TO THEIR PARTICULAR SITUATIONS OF THE TAX CONSIDERATIONS DISCUSSED BELOW.

Material Dutch Tax Consequences of Owning and Disposing of Combined Company Ordinary Shares

Dividend Withholding Tax

General—Withholding Requirement on Dividends Paid to, and Other Proceeds from Shares in the Combined Company Derived by, Holders of Combined Company Ordinary Shares

On the basis of the Dutch Dividend Tax Act 1965 (Wet op de dividendbelasting 1965), dividend withholding tax is levied on those who are entitled to the proceeds from the combined company ordinary shares. Dividends paid on the combined company ordinary shares to a holder of such combined company ordinary shares generally will be subject to a dividend withholding tax of 15% imposed by the Netherlands. The term “dividends” for this purpose includes, but is not limited to:

•	distributions in cash or in kind, deemed and constructive distributions;

•	amounts that the combined company pays upon the repurchase of combined company ordinary shares in excess of the average capital recognized as paid-up for Dutch dividend withholding tax purposes on those shares, other than share repurchases performed for temporary investment purposes;

•	amounts the combined company distributes to holders of combined company ordinary shares upon liquidation in excess of the average capital recognized as paid-up for Dutch dividend withholding tax purposes on those shares;

•	the nominal value of shares that are issued to holders of combined company ordinary shares or an increase in the nominal value of their shares to the extent that capital has not been contributed or will not be contributed onto those shares; and

•	partial repayment of capital contributed on shares that is not recognized as paid-up for Dutch dividend withholding tax purposes or that is recognized as paid-up for Dutch dividend withholding tax purposes to the extent there are qualifying profits (zuivere winst), including anticipated profits that have yet to be realized, unless the repayment is made pursuant to a prior decision to that effect by the general meeting of shareholders and the nominal value of the shares is reduced by the same amount pursuant to an amendment of the articles of incorporation of the combined company.

Notwithstanding the above, no withholding is required in the event of a repurchase of shares in particular situations as described in the Dutch Dividend Tax Act 1965, if certain conditions are fulfilled and to the extent the amount of the repurchase does not exceed the relevant thresholds set forth in the Dutch Dividend Tax Act 1965.

In principle, dividend withholding tax will not be borne by the combined company, but will be withheld from the gross dividends the combined company pays on the combined company ordinary shares. In general, the combined company will be required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. However, in connection with distributions received by the combined company from our foreign subsidiaries, the combined company is allowed, subject to certain conditions, to reduce the amount to be remitted to the Dutch tax authorities by the lesser of:

(i) 3% of the portion of the distribution paid by the combined company that is subject to Dutch dividend withholding tax; and

(ii) 3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by the combined company from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by the combined company) and the two preceding calendar years, insofar as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above- mentioned deductions.

For purposes of determining the 3% threshold under (i) above, a distribution by the combined company is not taken into account in case the Dutch dividend withholding tax withheld in respect thereof may be fully refunded, unless the recipient of such distribution is a qualifying entity that is not subject to corporate income tax.

Although this reduction reduces the amount of Dutch dividend withholding tax that the combined company is required to pay to the Dutch tax authorities, it does not reduce the amount of tax that the combined company is required to withhold from dividends.

Resident Holder of Combined Company Ordinary Shares

A holder of combined company ordinary shares who is, or who is deemed to be, a resident of the Netherlands can generally credit the withholding tax against his Dutch income tax or corporate income tax liability and is generally entitled to a refund of dividend withholding taxes exceeding his aggregate Dutch income tax or corporate income tax liability, provided certain conditions are met, unless such holder of combined company ordinary shares is not considered to be the beneficial owner of the dividends.

A holder of combined company ordinary shares who is the recipient of dividends, or the “Recipient”, will not be considered the beneficial owner of the dividends for this purpose if:

•	as a consequence of a combination of transactions, a person other than the Recipient wholly or partly benefits from the dividends;

•	whereby such other person retains, directly or indirectly, an interest similar to that in the combined company ordinary shares on which the dividends were paid; and

•	that other person is entitled to a credit, reduction or refund of dividend withholding tax that is less than that of the Recipient (“Dividend Stripping”).

Non-Resident Holders of Combined Company Ordinary Shares

With respect to a holder of combined company ordinary shares, who is not and is not deemed to be a resident of the Netherlands for purposes of Dutch taxation and who is considered to be a resident of (a) Aruba, Curacao or St. Maarten under the provisions of the Tax Arrangement for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk); (b) Bonaire, St. Eustatius or Saba under the provisions of the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland ); or (c) a country other than the Netherlands under the provisions of a double taxation convention the Netherlands has concluded with such country, the following may apply. Such holder of combined company ordinary shares may, depending on the terms of and subject to compliance with the procedures for claiming benefits under the Tax Arrangement for the Kingdom of the Netherlands, the Tax Regulation for the country of the Netherlands, or such double taxation convention, be eligible for a full or partial exemption from or a reduction or refund of Dutch dividend withholding tax.

In addition, an exemption from Dutch dividend withholding tax will generally apply to dividends distributed to certain qualifying entities, provided that the following tests are satisfied:

(i) the entity is a resident of another EU member state or of a designated state that is a party to the Agreement on the European Economic Area (currently Liechtenstein, Iceland and Norway), according to the tax laws of such state;

(ii) the entity at the time of the distribution has an interest in the combined company to which the participation exemption as meant in Article 13 of the CITA or to which the participation credit as meant in Article 13aa of the CITA would have been applicable, had such entity been a tax resident of the Netherlands;

(iii) the entity does not perform a similar function as an exempt investment institution (vrijgestelde beleggingsinstelling) or fiscal investment institution (fiscale beleggingsinstelling), as meant in the CITA; and

(iv) the entity is, in its state of residence, not considered to be resident outside the member states of the European Union or the designated states that are party to the Agreement on the European Economic Area under the terms of a double taxation convention concluded with a third state.

The exemption from Dutch dividend withholding tax is not available if pursuant to a provision for the prevention of fraud or abuse included in a double taxation treaty between the Netherlands and the country of residence of the non-resident holder of combined company ordinary shares, such holder would not be entitled to the reduction of tax on dividends provided for by such treaty. Furthermore, the exemption from Dutch dividend withholding tax will only be available to the beneficial owner of the dividend.

Furthermore, certain entities that are resident in (a) another EU member state; (b) a designated state that is a party to the Agreement on the European Economic Area (currently Liechtenstein, Iceland and Norway); or (c) provided that such entity holds the combined company ordinary shares as portfolio investment (i.e., such combined company ordinary shares are not held with a view to the establishment or maintenance of lasting and direct economic links between such entity and the combined company and such combined company ordinary shares do not allow such entity to participate effectively in the management or control of the combined company), in a designated jurisdiction which has an arrangement for the exchange of tax information with the Netherlands, and that are not subject to taxation levied by reference to profits in their state of residence, may be entitled to a refund of Dutch dividend withholding tax, provided:

(i) such entity, had it been a resident in the Netherlands, would not be subject to corporate income tax in the Netherlands;

(ii) such entity can be considered to be the beneficial owner of the dividends;

(iii) such entity does not perform a similar function to that of a fiscal investment institution (fiscale beleggingsinstelling) or an exempt investment institution (vrijgestelde beleggingsinstelling) as meant in the CITA; and

(iv) certain administrative conditions are met.

U.S. Holders of Combined Company Ordinary Shares

Dividend distributions to a U.S. holder of combined company ordinary shares (with an interest of less than 10% of the voting rights in the combined company) are subject to 15% dividend withholding tax, which is equal to the rate such U.S. holder may be entitled to under the U.S.-Netherlands Treaty. As such, there is no need to claim a refund of the excess of the amount withheld over the tax treaty rate.

On the basis of article 35 of the U.S.-Netherlands Treaty, qualifying U.S. pension trusts are under certain conditions entitled to a full exemption from Dutch dividend withholding tax. Such qualifying exempt U.S. pension trusts must provide the combined company form IB 96 USA, along with a valid certificate, for the application of relief at source from dividend withholding tax. If the combined company receives the required documentation prior to the relevant dividend payment date, then the combined company may apply such relief at source. If a qualifying exempt U.S. pension trust fails to satisfy these requirements prior to the payment of a dividend, then such qualifying exempt pension trust may claim a refund of Dutch withholding tax by filing form IB 96 USA with the Dutch tax authorities. On the basis of article 36 of the U.S.-Netherlands Treaty, qualifying exempt U.S. organizations are under certain conditions entitled to a full exemption from Dutch dividend withholding tax. Such qualifying exempt U.S. organizations are not entitled to claim relief at source, and instead must claim a refund of Dutch withholding tax by filing form IB 95 USA with the Dutch tax authorities.

The concept of Dividend Stripping, described above, may also be applied to determine whether a holder of combined company ordinary shares may be eligible for a full or partial exemption from, reduction or refund of Dutch dividend withholding tax, as described in the preceding paragraphs.

Income Tax and Corporate Income Tax

Dutch Resident Individuals

An individual who is resident or deemed to be resident in the Netherlands for purposes of Dutch taxation (a “Dutch Resident Individual”) and who holds combined company ordinary shares is subject to Dutch income tax on income or capital gains derived or deemed to be derived from the combined company ordinary shares at the progressive rate (up to 52%; rate for 2015) if:

(i) the holder derives profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), to which enterprise the combined company ordinary shares are attributable or deemed to be attributable; or

(ii) the holder derives income or capital gains from the combined company ordinary shares, as the case may be, that are taxable as benefits from “miscellaneous activities” (resultaat uit overige werkzaamheden, as defined in the Dutch Income Tax Act 2001; Wet inkomstenbelasting 2001), which include the performance of activities with respect to the combined company ordinary shares, that exceed regular, active portfolio management (normaal, actief vermogensbeheer) and also include benefits resulting from a lucrative interest (lucratief belang).

If conditions (i) and (ii) mentioned above do not apply, any holder of combined company ordinary shares who is a Dutch Resident Individual will be subject to Dutch income tax on a deemed return regardless of the actual income or capital gains benefits derived from the combined company ordinary shares. This deemed return has been fixed at a rate of 4% of the individual’s yield basis (rendementsgrondslag) insofar as this exceeds a certain threshold (heffingvrij vermogen). The individual’s yield basis is determined as the fair market value of certain qualifying assets (including the combined company ordinary shares) less the fair market value of certain qualifying liabilities held by the Dutch Resident Individual, both determined on January, 1st of the relevant year. The deemed return of 4% will be taxed at a rate of 30% (rate for 2015).

Dutch Resident Entities

An entity that is resident or deemed to be resident in the Netherlands (a “Dutch Resident Entity”), will generally be subject to Dutch corporate income tax with respect to income and capital gains derived or deemed to be derived from the combined company ordinary shares. The Dutch corporate income tax rate is 20% for the first €200,000 of taxable income and 25% for taxable income exceeding €200,000 (rates applicable for 2015).

Non-Resident Individuals

A holder who is an individual, other than a Dutch Resident Individual, (a “Non-Resident Individual”) will not be subject to Dutch income tax in respect of income or capital gains derived from the combined company ordinary shares, unless the relevant holder:

•	derives profits from an enterprise whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the combined company ordinary shares are attributable or deemed attributable;

•	derives benefits from miscellaneous activities (overige werkzaamheden) carried out in the Netherlands in respect of the combined company ordinary shares, including activities which are beyond the scope of active portfolio investment activities; or

•	is entitled to a share in the profits of an enterprise, other than by way of securities or through an employment contract, that is effectively managed in the Netherlands, and to which enterprise the combined company ordinary shares are attributable.

Non-Resident Corporate Entities

A holder that is a corporate entity, other than a Dutch Resident Entity, (a “Non-Resident Corporate Entity”) will not be subject to Dutch corporate income tax in respect of income or capital gains derived from the combined company ordinary shares, unless the relevant holder:

•	derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the combined company ordinary shares are attributable or deemed attributable; or

•	is entitled to a share in the profits of an enterprise or co-entitled to the net worth of such enterprise effectively managed in the Netherlands, other than by way of the holding of securities, to which enterprise the combined company ordinary shares or payments in respect of the combined company ordinary shares are attributable.

Value Added Tax

There is no Dutch value added tax (omzetbelasting) payable by a holder of combined company ordinary shares in respect of the ownership and disposition of the combined company ordinary shares (other than value added tax payable in respect of services not exempt from Dutch value added tax).

Registration Taxes and Duties

No registration taxes or taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of a holder of combined company ordinary shares solely by reason of the ownership and disposition of the combined company ordinary shares.

Residency

A holder of combined company ordinary shares will not become resident in the Netherlands for tax purposes solely by reason of holding the combined company ordinary shares.

Gift and Inheritance Taxes

If a holder of combined company ordinary shares disposes of shares by way of gift, in form or in substance, or if a holder of combined company ordinary shares who is an individual dies, no Dutch gift tax or Dutch inheritance tax, as applicable, will be due unless:

•	the donor is, or the deceased was, resident or deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, as applicable; or

•	the donor made a gift of shares, then became a resident or deemed resident of the Netherlands, and died as a resident or deemed resident of the Netherlands within 180 days of the date of the gift.

For purposes of the above, a gift of combined company ordinary shares made under a condition precedent (opschortende voorwaarde) is deemed to be made at the time the condition precedent is satisfied. For purposes of Dutch gift and inheritance tax, an individual who is of Dutch nationality will be deemed to be a resident of the Netherlands if he has been a resident in the Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Dutch gift tax, an individual will, irrespective of his nationality, be deemed to be a resident of the Netherlands if he has been a resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 27, 2014, Wright and Tornier entered into the merger agreement, pursuant to the terms of which (1) each outstanding Wright share will be exchanged for ordinary shares of Tornier and (2) Merger Sub will merge with and into Wright, with Wright as the surviving corporation in the merger and an indirect wholly-owned subsidiary of Tornier. Tornier will be the parent of the surviving corporation, which will be renamed Wright Medical Group N.V., and will continue to be organized under the laws of the Netherlands.

The unaudited pro forma condensed combined balance sheet at December 31, 2014 gives effect to the merger as if it had occurred on December 31, 2014. The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2014 is presented as if the merger was consummated on January 1, 2013. The unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) are based on the historical consolidated financial position and results of operations of Wright and Tornier. The following should be read in conjunction with the historical consolidated financial statements of Wright included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, incorporated by reference herein, and the historical consolidated financial statements of Tornier included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2014, incorporated by reference herein.

U.S. GAAP requires that, for each business combination, one of the combining entities be identified as the acquirer, and the existence of a controlling financial interest be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

After taking in consideration all relevant facts, Wright is considered to be the acquirer for accounting purposes primarily because it will obtain effective control of Tornier. As a result, the merger will be accounted for as a reverse acquisition. The merger will constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standards Codification 805, “Business Combinations,” or ASC 805. At the merger date, Wright’s assets and liabilities will be presented at their pre-combination amounts and Tornier’s assets and liabilities will be recorded at their estimated fair values. The allocation of the purchase price used in the Pro Forma Financial Statements is based upon a preliminary valuation. Estimates and assumptions are subject to change upon finalization of these preliminary valuations within one year of consummation of the merger.

The Pro Forma Financial Statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the merger are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the Pro Forma Financial Statements.

The Pro Forma Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position. The Pro Forma Financial Statements are based upon available information and certain assumptions that Wright’s management believes are reasonable.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The Pro Forma Financial Statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be achieved. The allocation of the purchase price to the assets and liabilities acquired reflected in the pro forma financial data is preliminary and is based on Wright’s management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuations may result in material changes to the preliminary estimated purchase price allocation.

The pro forma adjustments included in this joint proxy statement/prospectus are subject to modification depending on changes in interest rates, changes in share prices and the final fair value determination for assets acquired and liabilities assumed, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is closed and after completion of thorough analyses to determine the fair value of Tornier’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the Pro Forma Financial Statements may change the amount of the purchase price allocated to goodwill, if any, and other assets and liabilities and may impact Wright’s statements of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Tornier’s equity, including results of operations from December 31, 2014 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the Pro Forma Financial Statements presented in this joint proxy statement/prospectus.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the effects of expected cost savings or expected increases in costs, or opportunities to earn additional revenue or potential loss of certain revenue, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had the two companies been combined during these periods.

The unaudited pro forma equity and net income from continuing operations are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Tornier ordinary shares or the actual or future results of operations of Tornier for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

(in thousands)	Historical Wright Medical Group, Inc.	Historical Tornier N.V.	Acquisition Adjustments (Note 3)		Pro Forma Condensed Combined
Assets:
Current assets:
Cash and cash equivalents	$227,326	$27,940	$(13,200)	3(h)	$150,561
			(68,132)	3(j)
			(23,373)	3(k)
Marketable securities	2,575	—	—		2,575
Accounts receivable, net	57,190	63,583	—		120,773
Inventories	88,412	88,662	51,028	3(l)	228,102
Prepaid expenses	11,161	17,471	(12,858)	3(m)	15,774
Deferred income taxes	3,437	6,817	(434)	3(f)	9,820
Other current assets	50,355	5,228	43	3(m)	55,626

Total current assets	440,456	209,701	(66,926)		583,231

Property, plant and equipment, net	104,235	107,550	19,082	3(e)	230,867
Goodwill	190,966	244,782	604,616	3(g)	1.040,364
Intangible assets, net	69,025	95,120	141,280	3(d)	305,425
Deferred income taxes	815	128	—		943
Other assets	87,179	1,294	297	3(m)	88,770

Total assets	892,676	658,575	698,349		2,249,600

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	16,729	15,073	—		31,802
Accrued expenses and other current liabilities	170,204	61,994	1,611	3(f)	233,909
			100	3(m)
Current portion of long-term obligations	718	7,394	(6,003)	3(j)	2,109

Total current liabilities	187,651	84,461	(4,292)		267,820

Long-term debt and capital lease obligations	280,612	68,105	(62,129)	3(j)	286,588
Deferred income taxes	11,566	18,498	53,923	3(f)	83,987
Other liabilities	134,044	8,621	—		142,665

Total liabilities	613,873	179,685	(12,498)		781,060

Stockholders’ equity:
Common stock	509	1,939	1,267	3(i)	3,715
Additional paid-in capital	751,061	783,335	(786,541)	3(i)	1,960,965
			1,167,238	3(a)
			15,301	3(b)
			30,921	3(c)
			(350)	3(h)
Accumulated other comprehensive income	2,398	(4,755)	4,755	3(i)	2,398
(Accumulated deficit) retained earnings	(475,165)	(301,629)	301,629	3(i)	(498,538)
			(23,373)	3(k)

Total stockholders’ equity	278,803	478,890	710,847		1,468,540

Total liabilities and stockholders’ equity	$892,676	$658,575	$698,349		$2,249,600

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share data)	Historical Wright Medical Group, Inc.	Historical Tornier N.V.	Reclassification Adjustments (Note 5)	Acquisition Adjustments (Note 4)		Pro Forma Condensed Combined
Net sales	$298,027	$344,953	$—	$—		$642,980
Cost of sales	73,223	83,464	—	1,075	4(c)	157,762

Gross profit	224,804	261,489	—	(1,075)		485,218

Operating expenses:
Selling, general and administrative	289,620	237,158	9,413	4,126	4(c)	527,735
				(12,385)	4(e)
				(197)	4(f)
Research and development	24,963	24,139	454	95	4(c)	49,651
Amortization of intangible assets	10,027	17,135	—	5,257	4(b)	32,419
Special charges	—	4,479	(4,479)	—		—

Total operating expenses	324,610	282,911	5,388	(3,104)		609,805

Operating (loss) income	(99,806)	(21,422)	(5,388)	2,029		(124,587)
Interest expense, net	17,398	5,183	—	(3,046)	4(a)	19,535
Other (income) expense, net	129,626	1,276	(5,388)	—		125,514

Income (loss) from continuing operations before income taxes	(246,830)	(27,881)	—	5,075		(269,636)
Provision (benefit) for income taxes	(6,334)	1,590	—	(2,512)	4(d)	(7,256)

Net (loss) income from continuing operations	$(240,496)	$(29,471)	$—	$7,587		$(262,380)

Net (loss) income from continuing operations per share:
Basic	$(4.83)					$(2.57)
Diluted	$(4.83)					$(2.57)
Weighted average common shares outstanding:
Basic	49,758					101,914
Diluted	49,758					101,914

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Merger

The merger agreement provides for the business combination of Wright and Tornier. Pursuant to the terms of the merger agreement (1) each outstanding share of Wright common stock will be exchanged for ordinary shares of Tornier and (2) Merger Sub will merge with and into Wright, with Wright as the surviving corporation in the Merger and an indirect wholly-owned subsidiary of Tornier. Tornier will be the parent of the surviving corporation, which will be renamed Wright Medical Group N.V., and will continue to be organized under the laws of the Netherlands.

At the effective time of the merger, (1) each share of Wright common stock will be converted into the right to receive 1.0309 Tornier ordinary shares from or at the direction of Tornier; (2) each option to acquire Wright shares that is then outstanding will be fully vested and exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the merger (after giving effect to the acceleration of vesting as a result of the merger), that number of Tornier ordinary shares that is equal to the product of (i) the number of Wright shares subject to the option and (ii) 1.0309, rounded down to the nearest whole number of Tornier ordinary shares, at an exercise price per Tornier ordinary share equal to the quotient obtained by dividing (x) the per share exercise price of the Wright option by (y) 1.0309, rounded up to the nearest whole cent; (3) each Wright restricted share that is then outstanding will automatically become fully vested and free of any forfeiture restrictions and be converted into the right to receive 1.0309 Tornier ordinary shares; and (4) each Wright restricted stock unit award that is then outstanding will automatically become fully vested and free of any forfeiture restrictions, and, at the effective time, be cancelled, extinguished and converted into the right to receive that number of Tornier ordinary shares that is equal to the product of (i) the total number of Wright shares underlying the award immediately prior to the effective time and (ii) 1.0309. Cash will be paid to Wright shareholders in lieu of any fractional Tornier ordinary shares determined in accordance with the amount of the fractional share interest, instead of such fractional share.

For purposes of the Pro Forma Financial Statements only, the total consideration to the holders of Tornier ordinary shares reflects the estimated fair value of the equity issuance, which is based on the February 27, 2015 closing price of Wright shares of $24.63 per share. Tornier shareholders will not receive consideration in connection with the merger; however, because Wright is the acquirer for accounting purposes, the Pro Forma Financial Statements reflect the estimated fair value of the equity issuance to Tornier shareholders. This amount of total consideration is not necessarily indicative of the actual consideration that will be transferred in the merger.

The consummation of the merger is subject to certain conditions, including approvals by Wright and Tornier shareholders. In addition, the proposed merger requires regulatory approvals in the United States. Tornier and Wright hope to complete the merger as soon as reasonably practicable. Tornier and Wright currently expect that the closing could occur as early as the second quarter of 2015 but more likely in the third quarter of 2015.

2. Basis of Presentation

The total estimated consideration for the acquisition (for accounting purposes) of Tornier is expected to equal the equivalent of the market value of the Wright shares that would have been issued to current Tornier shareholders immediately following the closing of the merger to effectuate the 48% ownership of the combined company. For purposes of these Pro Forma Financial Statements, the acquisition consideration was based on the number of Wright shares that would have been issued to the current Tornier equity holders, had the merger closed on a recent date, specifically, on February 27, 2015, and the market value of Wright shares as of that date ($24.63). Total acquisition consideration as of this date is estimated to be $1.2 billion. An increase or decrease of 1% in Wright’s share price would impact the total consideration by approximately $11.7 million. An increase or decrease of 1% in Tornier’s ordinary share price would impact the total consideration by approximately $13.3 million. The total actual consideration will fluctuate until the closing of the merger.

The Pro Forma Financial Statements were prepared using the acquisition method of accounting and based on the historical financial information of Wright and Tornier. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect Wright’s management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (ASC 450). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent contingencies exist, Wright’s management does not have sufficient information to determine the fair value of Tornier’s contingencies to be acquired. If information becomes available, which would permit Wright’s management to determine the fair value of these acquired contingencies, these amounts will be adjusted in accordance with ASC 820.

The unaudited condensed consolidated pro forma financial statements of Wright have been prepared in accordance with U.S. GAAP. These Pro Forma Financial Statements include the accounts of Wright presented on a calendar year end and Tornier, which is determined on a 52-week basis consisting of four 13-week quarters, with year end falling on the Sunday nearest to December 31. There were no material intervening events that occurred involving the two entities between December 28, 2014 and December 31, 2014.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. Independent third-party appraisers assisted in performing a preliminary valuation. Wright’s management assumes responsibility for the valuation performed by these appraisers. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Tornier’s tangible and identifiable intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

The preliminary consideration and estimated fair value of Tornier’s assets acquired and liabilities assumed as if the merger had closed on December 31, 2014 is presented as follows:

(in thousands)	Note	Amount
Calculation of consideration estimated to be transferred
Fair value of ordinary shares effectively transferred to Tornier shareholders	3(a)	$1,167,238
Fair value of ordinary shares effectively transferred to Tornier share award holders	3(b)	15,301
Fair value of ordinary shares effectively issued to Tornier stock option holders	3(c)	30,921

Fair value of total consideration		1,213,460
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired as of December 31, 2014		478,890
Less transaction costs expected to be incurred by Tornier	3(h)	(12,850)
Less write-off of pre-existing Tornier goodwill and intangible assets		(339,902)

Adjusted net book value of assets assumed		126,138
Identifiable intangible assets at fair value	3(d)	236,400
Increase property, plant and equipment to fair value	3(e)	19,082
Increase inventory to fair value	3(l)	51,028
Other adjustments at fair value	3(m)	(12,618)
Deferred tax impact of fair value adjustment	3(f)	(55,968)

Goodwill		$849,398

a)	To record the fair value of Wright shares that would have been held by the current Tornier shareholders had the merger closed on February 27, 2015.

b)	In accordance with ASC 805, the consideration transferred includes $15.3 million for the fair value of certain Tornier share awards, consisting of restricted stock units and performance stock units, which include a pre-existing, automatic change in control clause (whereby these awards vest immediately upon a change in control). The consideration transferred in the merger will be measured using the fair value based measure of the share awards as of the closing date.

For purposes of calculating the consideration transferred, the fair value based measure of the Tornier share awards was determined to be the closing market price of Tornier ordinary shares of $24.44 on February 27, 2015.

Changes in Tornier’s stock price up to the date of the merger may result in a material difference from the stock price used to calculate this component of the estimated consideration transferred for purposes of the Pro Forma Financial Statements.

c)	In accordance with ASC 805, the consideration transferred includes $30.9 million for the fair value of certain Tornier stock options, which include a pre-existing, automatic change in control clause (whereby the options vest immediately upon a change in control). The consideration transferred in the merger will be measured using the fair value based measure of the stock options as of the closing date.

For purposes of calculating the consideration transferred, the fair value based measure of the Tornier options was determined on a grant-by-grant basis using the Black-Scholes option pricing model with the following assumptions: (1) the closing market price of Tornier ordinary shares of $24.44 on February 27, 2015; (2) an expected remaining life considering the original expected life for the options, the remaining service period and the contractual life of the option as of January 31, 2015; (3) volatility based on a blend of the historical stock price volatility of common stock over the most recent period equivalent to the expected life of the options; and (4) the risk-free interest rate based on published U.S. Treasury yields for notes with comparable terms as the expected life of the options.

Changes in Tornier’s stock price up to the date of the merger may result in a material difference from the stock price used to calculate this component of the estimated consideration transferred for purposes of the Pro Forma Financial Statements.

d)	For purposes of the Pro Forma Financial Statements, the general categories of the acquired identifiable intangible assets are expected to be the following:

•	Customer relationships

•	Developed technology

•	In-process R&D

•	Trade name

Identifiable intangible assets expected to be acquired consist of the following:

(in thousands)	Amount
Identifiable intangible assets
Customer relationships	$101,000
Developed technology	110,900
In-process R&D	12,300
Trade name	12,200

Estimated fair value of identified intangible assets	236,400
Pre-existing Tornier intangible assets	(95,120)

Pro forma adjustment for estimated fair value of identifiable intangible assets	$141,280

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results that differ from the pro forma estimates or if the above scope of intangible assets is modified, including corresponding useful lives and related amortization methods. The final valuation will be completed within 12 months of the completion of the merger.

e)	To record an estimated $19.1 million increase to Tornier’s property, plant, and equipment to present property, plant, and equipment at estimated fair value.

f)	Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. For further information, see Note 4(d). The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. Further, the deferred tax liabilities recorded on the unaudited pro forma condensed combined balance sheet have not been assessed to determine the possible release of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon Wright’s management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(in thousands)	As of December 31, 2014
Adjustments to current deferred tax asset:
Inventory – Note 3(l)	$(434)
Adjustments to current deferred tax liability:
Inventory – Note 3(l)	1,611
Adjustments to non-current deferred tax liability:
Identifiable intangible assets – Note 3(d)	50,934
Pre merger goodwill – Note 3(n)	(3,376)
Property, plant and equipment – Note 3(e)	6,365

53,923

Deferred tax impact of fair value adjustments	$55,968

g)	To record the following goodwill adjustments:

(in thousands)
Goodwill	$849,398
Pre-existing Tornier goodwill	(244,782)

Pro forma adjustment	$604,616

h)	Represents $13.2 million of estimated net transaction costs to be incurred by Tornier, which will reduce net assets acquired with the exception of equity issuance costs of $0.4 million, which will reduce retained earnings (accumulated deficit).

i)	Represents the elimination of Tornier’s historical additional paid-in capital, accumulated other comprehensive income, and retained earnings (accumulated deficit). This adjustment also reflects the combined company’s anticipated ordinary shares at €0.03 fair value, with the offset to additional paid-in capital.

j)	Pursuant to Tornier’s credit agreement entered into on October 4, 2012, certain activities would be defined as a “change in control” under the agreement. The merger constitutes a change in control, which requires payment of the outstanding principal and interest. The Pro Forma Financial Statements are adjusted to represent the payment of the bank term debt and line of credit, and the elimination of the related interest expense (see Note 4(a)). Included as an offset to Tornier’s outstanding debt balance is $2.3 million of deferred financing costs related to the debt, which have also been eliminated.

k)	To record Wright’s estimated acquisition-related transaction costs of $23.4 million. The unaudited pro forma condensed combined balance sheet reflects the $23.4 million of costs as a reduction of cash with a corresponding decrease to retained earnings (accumulated deficit).

l)	To record an estimated $51.0 million increase to Tornier’s inventory to present inventory at estimated fair value. The pro forma unaudited statement of operations does not reflect the amortization of the inventory fair value increase since it is not expected to have a continuing impact on the consolidated results. This charge will be included in the combined company’s statement of operations subsequent to the merger and is expected to be released over the normal sales cycle, estimated to be approximately 12 months.

m)	Tornier’s historical balance sheet includes $12.9 million of prepaid taxes related to the intercompany transfer of inventory. As prepaid taxes on the intercompany transfer of inventory do not result in any future value the balance has been eliminated. The remainder of the adjustment is to record assets and liabilities associated with favorable and unfavorable leasehold interests in order to present them at fair value.

n)	To remove the pre-merger deferred tax liability associated with goodwill deductible for tax purposes.

4. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

a)	To eliminate Tornier’s historical interest expense related to its bank term debt and line of credit, which will be paid off as a result of the merger (see Note 3(j)).

b)	To record estimated pro forma amortization expense on the finite-lived intangible assets pro forma adjustment discussed in Note 3(d) of $5.3 million for the fiscal year ended December 31, 2014.

Pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful life and is as follows:

(in thousands, except estimated useful life)	Estimated Fair Value	Weighted Average Estimated Useful Life	Fiscal Year Ended December 31, 2014
Acquired finite-lived intangible assets	$224,100	10	$22,392
Tornier historical amortization expense			(17,135)

Pro forma amortization expense			$5,257

c)	To record estimated pro forma depreciation expense on the property, plant, and equipment pro forma adjustment discussed in Note 3(e) of $5.3 million for the fiscal year ended December 31, 2014. The estimated pro forma depreciation expense adjustment is based on the increase in fair value above net book value calculated over an approximate estimated weighted average useful life of six years.

d)	The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment was expected to occur.

Although not reflected in the Pro Forma Financial Statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax expense (benefit) included in the pro forma statements of earnings is as follows:

Fiscal Year Ended December 31, 2014
(in thousands)	Acquisition Adjustment
Interest expense – Note 4(a)	$1,082
Amortization of intangible assets – Note 4(b)	(1,894)
Depreciation of plant, property and equipment – Note 4(c)	(1,766)
Market rent expense – Note 4(f)	66

Adjustment to provision (benefit) for income taxes	$(2,512)

e)	Certain merger-related transaction costs have been expensed in Wright’s and Tornier’s historical statements of operations. As merger-related transaction costs are non-recurring items, they have not been reflected in the unaudited pro forma condensed combined statements of operations. An adjustment totaling $12.4 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove merger-related transaction costs of $8.7 million that were expensed by Wright and $3.6 million that were expensed by Tornier during the fiscal year ended December 31, 2014, respectively.

f)	To record pro forma rent expense associated with favorable and unfavorable leasehold interests (see Note 3(m)).

5. Pro Forma Reclassification Adjustments

Certain reclassifications have been made to Tornier’s historical statements of operations to conform to Wright’s presentation. These adjustments reclassify Tornier’s special charges to selling, general, and administrative expense, research and development expense and other (income) expense, net. Special charges reclassified to selling, general and administrative expense and research and development expense include acquisition, integration and distributor transition costs, restructuring charges and legal settlement expense. Special charges reclassified to other (income) expense, net represent fair value adjustments related to contingent consideration.

6. Earnings Per Share

Pro forma earnings from continuing operations per share for the fiscal years ended December 31, 2014 and December 31, 2013 have been calculated based on the estimated weighted average number of ordinary shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the shares to be issued in the merger had been issued and outstanding as of January 1, 2013, the beginning of fiscal year 2013. For additional information on calculation of merger-related shares, see Notes 3(a), 3(b) and 3(c).

(in thousands, except share and per share data)	Fiscal Year Ended December 31, 2014
Net (loss) income from continuing operations	(262,380)
Basic – weighted average shares outstanding	101,914
Diluted – weighted average shares outstanding	101,914
Net (loss) income from continuing operations per share:
Basic	$(2.57)
Diluted	$(2.57)

7. Debt Issuance

As indicated in Wright’s Annual Report on Form 10-K issued February 26, 2015, Wright issued $632.5 million aggregate principal amount of cash convertible senior notes due 2020, on February 13, 2015. In connection with the sale of the notes, Wright entered into privately negotiated cash convertible note hedge transactions with certain financial institutions in order to reduce the net amount of cash payments that Wright may be required to make upon conversion of the notes to the extent that such cash payments exceed the principal amount of converted notes.

The net proceeds from the offering were approximately $613 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Wright used approximately $145 million to pay the cost of the cash convertible note hedge transactions, offset by $86 million of proceeds from the sale of the warrants. Wright also used approximately $292 million of the net proceeds from the offering to repurchase approximately $240 million aggregate principal amount of Wright’s outstanding 2.00% cash convertible senior notes due 2017 in privately negotiated transactions, settle all of the hedging transactions entered into in connection with the notes (receiving $70 million) and repurchase all of the warrants (paying $60 million) associated with the convertible senior notes due 2017. The remaining net proceeds from the offering are expected to be used for general corporate purposes, including possible future acquisitions. Wright’s debt issuance was not directly attributable to the merger.

WRIGHT PROPOSAL NO. 1—ADOPTION OF MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY

Adoption of Merger Agreement

Wright is asking its shareholders to consider and vote on a proposal to adopt the merger agreement and approve the merger of Merger Sub with and into Wright, with Wright as the surviving corporation and an indirect, wholly-owned subsidiary of Tornier. Wright shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, Wright shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Recommendation of the Wright Board of Directors

The Wright board of directors recommends that the Wright shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated thereby. See “The Merger—Recommendation of the Wright Board of Directors and Wright’s Reasons for the Merger” beginning on page [—].

WRIGHT PROPOSAL NO. 2—ADVISORY VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS RELATING TO THE MERGER

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A(b) of the Exchange Act, Wright is providing its shareholders with the opportunity to cast a non-binding, advisory vote at the Wright special meeting to approve the compensation that may be paid or become payable to Wright’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable in connection with the merger, as disclosed under “The Merger—Interests of Wright’s Directors and Officers in the Merger—Quantification of Payments to Wright’s Named Executive Officers.” This non-binding advisory proposal relates only to the already existing contractual obligations of Wright that may result in a payment to Wright’s named executive officers in connection with the consummation of the merger (regardless of the timing of the payment) and does not relate to any new compensation or other arrangements in connection with or following the merger.

As required by those rules, Wright is asking its shareholders to vote on the adoption of the following resolution on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Wright’s named executive officers in connection with the merger, as disclosed under “The Merger—Interests of Wright’s Directors and Officers in the Merger—Quantification of Payments to Wright’s Named Executive Officers” including the associated narrative discussion, and the agreements and arrangements pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the compensation that may be paid or become payable to Wright’s named executive officers in connection with the merger and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on Wright or the combined company. Accordingly, if the merger is consummated, Wright will be contractually obligated to pay the compensation, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The merger is not conditioned on approval of this proposal.

Recommendation of the Wright Board of Directors

The Wright board of directors recommends that Wright shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the specified compensatory arrangements between Wright and its named executive officers relating to the merger.

In considering the recommendation of the Wright board of directors, Wright shareholders should be aware that directors and executive officers of Wright have interests in the proposed merger that are in addition to, or different from, any interests they might have as Wright shareholders. See “The Merger—Interests of Wright’s Directors and Officers in the Merger.”

WRIGHT PROPOSAL NO. 3—POSSIBLE ADJOURNMENT OF THE WRIGHT SPECIAL MEETING

Possible Adjournment of the Wright Special Meeting

This proposal would allow Wright, if a proposal is made by the chairman of the Wright board of directors to adjourn the Wright special meeting to approve any motion to adjourn the special meeting, or any adjournment thereof, to another time or place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

Recommendation of the Wright Board of Directors

The Wright board of directors unanimously recommends that Wright shareholders vote “FOR” the proposal to adjourn the Wright special meeting, if proposed by the chairman of the Wright board of directors during the special meeting.

TORNIER VOTING PROPOSAL NO. 1—APPROVAL OF MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

Approval of Merger Agreement

Tornier is asking its shareholders to consider and vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Tornier ordinary shares in the merger.

Pursuant to Tornier’s articles of association, the Tornier board of directors can be granted the authority to issue Tornier ordinary shares for the period specified by the general meeting of the Tornier shareholders and may be granted up to a maximum of five years from the date of designation. The general meeting of Tornier shareholders may renew this designation annually. At the general meeting of Tornier shareholders held June 26, 2014, the Tornier board of directors has been authorized to issue Tornier ordinary shares and grant rights to subscribe for Tornier ordinary shares up to Tornier’s maximum authorized capital at the time of the issue until June 26, 2019. This voting proposal also entails the approval of the issuance of Tornier ordinary shares in the merger pursuant to the above mentioned designation.

Tornier shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, Tornier shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that the Tornier shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby. See “The Merger—Recommendation of the Tornier Board of Directors and Tornier’s Reasons for the Merger” beginning on page [—].

TORNIER VOTING PROPOSAL NO. 2—ADVISORY VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS RELATING TO THE MERGER

Advisory Vote on Golden Parachute Compensation

In accordance with Section 14A(b) of the Exchange Act, Tornier is providing its shareholders with the opportunity to cast a non-binding, advisory vote at the Tornier extraordinary general meeting on the compensation that may be paid or become payable to Tornier’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable in connection with the merger, as disclosed under “The Merger—Interests of Tornier’s Directors and Officers in the Merger—Quantification of Payments to Wrights’s Named Executive Officers.” This non-binding advisory proposal relates only to the already existing contractual obligations of Tornier that may result in a payment to Tornier’s named executive officers in connection with the consummation of the merger (regardless of the timing of the payment) and does not relate to any new compensation or other arrangements in connection with or following the merger.

As required by those rules, Tornier is asking its shareholders to vote on the adoption of the following resolution on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Tornier’s named executive officers in connection with the merger, as disclosed under “The Merger—Interests of Tornier’s Directors and Officers in the Merger—Quantification of Payments to Wrights’s Named Executive Officers” including the associated narrative discussion, and the agreements and arrangements pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, you may vote to approve the compensation that may be paid or become payable to Tornier’s named executive officers in connection with the merger and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on Tornier or the combined company. Accordingly, if the merger is consummated Tornier will be contractually obligated to pay the compensation, subject only to the conditions applicable thereto regardless of the outcome of the advisory vote.

The merger is not conditioned on approval of this proposal.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that Tornier shareholders vote “FOR” the approval, on a non-binding, advisory basis, of the specified compensatory arrangements between Tornier and its named executive officers relating to the merger.

In considering the recommendation of the Tornier board of directors, Tornier shareholders should be aware that directors and executive officers of Tornier have interests in the proposed merger that are in addition to, or different from, any interests they might have as Tornier shareholders. See “The Merger—Interests of Tornier’s Directors and Officers in the Merger.”

TORNIER VOTING PROPOSAL NO. 3—AMENDMENT TO ARTICLES OF ASSOCIATION TO CHANGE COMPANY NAME

Background

As described under “The Merger Agreement—Conditions to Completion of the Merger,” the obligations of Wright to complete the merger are subject to the satisfaction of certain conditions as of the closing date, including the condition that all required action will have been taken so that as of the effective time of the merger, the articles of association of Tornier will be amended to change the company name of Tornier to “Wright Medical Group N.V.”

Article 2.1 of Tornier’s articles of association currently provides that the name of the company is “Tornier N.V.” On October 26, 2014, the Tornier board of directors unanimously adopted a resolution approving, and recommending that Tornier shareholders resolve to approve an amendment to Article 2.1 of Tornier’s articles of association to change the name of the company to “Wright Medical Group N.V.”

The Tornier board of directors believes that it is in the best interests of Tornier and the Tornier shareholders to approve this amendment to Tornier’s articles of association in order to facilitate Tornier’s proposed merger with Wright and to satisfy the related condition to Wright’s obligations to complete the merger. A copy of the deed of amendment to the articles of association of Tornier incorporating this amendment and the proposed amendment described under “Tornier Voting Proposal No. 4—Amendment to Articles of Association to Increase Authorized Capital and Ordinary Shares” is attached as Annex F to this joint proxy statement/prospectus.

By approving this proposal, Tornier shareholders will be authorizing each managing director of Tornier, as well as each civil-law notary, prospective civil-law notary and notarial paralegal of Stibbe in Amsterdam, to sign the deed of amendment to the articles of association of Tornier incorporating this amendment and to undertake all other activities the authorized person deems necessary or useful in connection with this proposed amendment to Tornier’s articles of association and the filing of the deed of amendment.

Text of the Proposed Amendment

This proposed amendment to Tornier’s articles of association would amend Article 2.1 so that it would state in its entirety as follows:

“The name of the company is: Wright Medical Group N.V.”

Purpose of the Proposed Amendment

As mentioned above, the purpose of this proposed amendment to Tornier’s articles of association is to facilitate the merger with Wright and to satisfy the related condition to Wright’s obligations to complete the merger.

The change in the company name to “Wright Medical Group N.V.” will reflect the fact that although the merger is structured as a merger of equals transaction, Wright will be considered the acquiring entity for accounting purposes; and therefore, Wright’s historical results of operations will replace Tornier’s historical results of operations for all periods prior to the merger.

Timing of the Proposed Amendment

If the Tornier shareholders resolve to approve this proposed amendment to Tornier’s articles of association, this proposed amendment will become effective as of the effective time of the merger pursuant to the execution of a deed of amendment to the articles of association before a civil-law notary in the Netherlands. If this proposed amendment to Tornier’s articles of association is not approved by the Tornier shareholders, then Article 2.1 of Tornier’s current articles of association will remain unchanged and the company name will remain Tornier N.V.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that Tornier shareholders vote “FOR” the approval of the proposed amendment to Tornier’s articles of association to change the company name to “Wright Medical Group N.V.”

TORNIER VOTING PROPOSAL NO. 4—AMENDMENT TO ARTICLES OF ASSOCIATION TO

INCREASE AUTHORIZED CAPITAL AND ORDINARY SHARES

Background

As described under “The Merger Agreement—Conditions to Completion of the Merger,” the obligations of Wright to complete the merger are subject to the satisfaction of certain conditions as of the closing date, including the condition that all required action will have been taken so that as of the effective time of the merger, the articles of association of Tornier will be amended to increase Tornier’s authorized capital to €9,600,000 and its authorized number of Tornier ordinary shares to 320 million.

Article 4.1 of Tornier’s articles of association currently provides that Tornier’s authorized capital amounts to €5,250,000 and is divided into 175 million ordinary shares, with a par value €0.03 per share. On October 26, 2014, the Tornier board of directors unanimously adopted a resolution approving, and recommending that Tornier shareholders resolve to approve an amendment to Article 4.1 of Tornier’s articles of association to increase Tornier’s authorized capital to €9,600,000, divided into 320 million ordinary shares, with a par value €0.03 per share.

The Tornier board of directors believes that it is in the best interests of Tornier and the Tornier shareholders to approve this amendment to Tornier’s articles of association in order to facilitate Tornier’s proposed merger with Wright and to satisfy the related condition to Wright’s obligations to complete the merger. A copy of the deed of amendment to the articles of association of Tornier incorporating this amendment and the proposed amendment described under “Tornier Voting Proposal No. 3—Amendment to Articles of Association to Change Company Name” is attached as Annex F to this joint proxy statement/prospectus.

By approving this proposal, Tornier shareholders will be authorizing each managing director of Tornier, as well as each civil-law notary, prospective civil-law notary and notarial paralegal of Stibbe in Amsterdam, to sign the deed of amendment to the articles of association of Tornier incorporating this amendment and to undertake all other activities the authorized person deems necessary or useful in connection with this proposed amendment to Tornier’s articles of association and the filing of the deed of amendment.

Text of the Proposed Amendment

This proposed amendment to Tornier’s articles of association would amend Article 4.1 so that it would state in its entirety as follows:

“The company’s authorized capital amounts to nine million six hundred thousand euros (EUR 9,600,000) and is divided into three hundred and twenty million (320,000,000)  ordinary shares, each share with a par value of three Euro cents (EUR 0.03).”

Purpose of the Proposed Amendment

As mentioned above, the purpose of this proposed amendment to Tornier’s articles of association is to facilitate the merger with Wright and to satisfy the related condition to Wright’s obligations to complete the merger.

The increase in Tornier’s authorized capital and total number of Tornier ordinary shares that Tornier will be authorized to issue will provide the combined company greater flexibility immediately after the merger in considering and planning for potential future corporate needs. As of March 10, 2015, there were 48,989,710 Tornier ordinary shares outstanding. In addition, approximately 5,197,218 Tornier ordinary shares have been reserved for future issuance under Tornier’s equity compensation plans. Accordingly, approximately 1,952,605 of the total number of Tornier ordinary shares currently authorized remain available for issuance or reservation for issuance. Tornier expects to issue approximately 52.9 million Tornier ordinary shares in connection with the merger, based on the number of Wright shares outstanding as of March 10, 2015, and expects to need an additional approximately 4,612,223 Tornier ordinary shares to be reserved for future issuance in connection with Wright equity-based awards that will be assumed by Tornier in connection with the merger.

The Tornier board of directors also believes that the additional authorized Tornier ordinary shares will provide Tornier with the necessary flexibility to issue shares in the future for various corporate purposes and enable Tornier to take timely advantage of market conditions and opportunities without the delay and expense associated with convening an extraordinary general meeting of shareholders, except as otherwise required by the listing rules of the NASDAQ Stock Market. These corporate purposes, include, but are not limited to, grants and awards under equity compensation plans; capital-raising or financing transactions; potential strategic transactions, including mergers, acquisitions, and other business combinations; stock dividends; and other general corporate purpose transactions. The Tornier board of directors does not have any current plans, commitments, arrangements, understandings or agreements to issue any currently authorized and unissued Tornier ordinary shares or any of the additional Tornier ordinary shares that would be authorized by the deed of amendment to Tornier’s articles of association, other than in connection with the proposed merger with Wright and except for Tornier ordinary shares that have been reserved for future issuance under Tornier’s equity compensation plans and Wright’s equity-based awards to be assumed in connection with the merger.

Potential Effects of the Proposed Amendment

Future issuances of Tornier ordinary shares or securities convertible into Tornier ordinary shares could have a dilutive effect on Tornier’s earnings per share, book value per share and the voting interest and power of current Tornier shareholders. In addition, although the Tornier board of directors has not proposed the increase in Tornier’s capital and the total number of Tornier ordinary shares that Tornier is authorized to issue with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of Tornier, under certain circumstances, such shares could have an anti-takeover effect. The additional Tornier ordinary shares could be issued, subject to a resolution thereto by the relevant authorized corporate body of Tornier, to dilute the stock ownership or voting rights of persons seeking to obtain control of Tornier or could be issued to persons allied with the Tornier board of directors or Tornier’s management and thereby having the effect of making it more difficult to remove directors or members of Tornier’s management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. The additional Tornier ordinary shares also could be issued in private placements and without shareholder approval or further action by the Tornier shareholders, subject to the delegation of the Tornier board of directors by the general meeting of Tornier shareholders to issue shares, and subject further to applicable law or the rules of any stock exchange on which Tornier ordinary shares are then listed. Accordingly, although the approval of this proposed amendment to Tornier’s articles of association will facilitate the merger between Wright and Tornier, if this proposed amendment to Tornier’s articles of association is approved, the additional authorized Tornier ordinary shares reflected therein may render more difficult or discourage a future merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Tornier ordinary shares, or the replacement or removal of the Tornier board of directors or Tornier’s management.

SEC rules require disclosure of charter and bylaw provisions that could have an anti-takeover effect. The following other provisions of Tornier’s articles of association may have the anti-takeover effect of preventing, discouraging or delaying any change in the control of Tornier: (i) the Tornier board of directors is classified into three classes, each of which serves for three years, with one class being elected each year, although this provision is being eliminated effective as of the completion of the merger with the appointment of the two executive directors and eight non-executive directors for one-year terms until the next annual general meeting of shareholders; and (ii) the removal of a member of the Tornier board of directors must be approved by two-thirds of the votes cast at a meeting at which more than half of Tornier’s issued capital is represented, if such removal is not pursuant to a proposal by the Tornier board of directors.

Timing of the Proposed Amendment

If the Tornier shareholders resolve to approve this proposed amendment to Tornier’s articles of association, this proposed amendment will become effective as of the effective time of the merger pursuant to the execution of a deed of amendment to the articles of association before a civil-law notary in the Netherlands. If this proposed amendment to Tornier’s articles of association is not approved by the Tornier shareholders, then Article 4.1 of Tornier’s current articles of association will remain unchanged and Tornier’s authorized capital will continue to be €5,250,000 divided into 175 million ordinary shares, with a par value €0.03 per share.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that Tornier shareholders vote “FOR” the approval of the proposed amendment to Tornier’s articles of association to increase the authorized capital to €9,600,000 and the number of authorized Tornier ordinary shares to 320 million.

TORNIER VOTING PROPOSAL NO. 5—GRANT DISCHARGE TO CERTAIN TORNIER

DIRECTORS RESIGNING EFFECTIVE AS OF EFFECTIVE TIME OF MERGER

Introduction

Two of Tornier’s current non-executive directors, Alain Tornier and Richard B. Emmitt, will resign as non-executive directors of Tornier effective as of the effective time of the merger.

This voting proposal entails the final discharge to each of Alain Tornier and Richard B. Emmitt for his duties as a non-executive director of the Tornier board of directors. The effect of the discharge is that Tornier has, in principle, no legal cause of action against such directors in respect of matters that have been made public to the general meeting of shareholders.

The proposed resolution to grant discharge to each of Alain Tornier and Richard B. Emmitt as non-executive directors is considered under Dutch law as separate voting items.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that Tornier shareholders vote “FOR” the grant of final discharge to each of Alain Tornier and Richard B. Emmitt, who are resigning effective as of the effective time of the merger, for his duties as a non-executive director of Tornier.

TORNIER VOTING PROPOSAL NO. 6—APPOINTMENT OF DIRECTORS

Current Tornier Board Structure and Directors

Tornier maintains a one-tier board of directors. Tornier’s articles of association provide that the number of members of the Tornier board of directors will be determined by the Tornier board of directors, provided that the Tornier board of directors shall be comprised of at least one executive director and two non-executive directors. An executive director is responsible for the policy and day-to-day management of Tornier and the non-executive directors primarily supervise and provide guidance to the executive director or directors.

The Tornier board of directors and shareholders have approved that the current Tornier board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. At each annual general meeting of shareholders, successors to the class of directors whose term expires at such meeting are elected to serve for three-year terms or until their respective successors are elected and qualified.

The Tornier board of directors has set the current number of directors at seven, consisting of one executive director and six non-executive directors. Tornier’s current directors and their respective classes and terms are set forth below.

Term ending at 2015 annual general meeting	Term ending at 2016 annual general meeting	Term ending at 2017 annual general meeting
Sean D. Carney	David H. Mowry	Alain Tornier
Richard B. Emmitt	Kevin C. O’Boyle Richard F. Wallman	Elizabeth H. Weatherman

Board Designation Rights

Tornier and certain of its shareholders, including TMG Holdings Coöperatief U.A., TMG Partners U.S. LLC, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and Alain Tornier, are parties to a securityholders’ agreement, which includes terms relating to the composition of the Tornier board of directors. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to the Tornier board of directors for so long as TMG beneficially owns at least 25% of outstanding Tornier ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of outstanding Tornier ordinary shares, and Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected. As of March 10, 2015, TMG beneficially owned 21.9% of outstanding Tornier ordinary shares. Mr. Carney and Ms. Weatherman are the current designees of TMG under the securityholders’ agreement. Upon completion of the merger, it is anticipated that TMG will beneficially own approximately     % of outstanding Tornier ordinary shares and that Mr. Carney and Ms. Weatherman will continue to be designees of TMG under the securityholders’ agreement. In the event any director designated by TMG is unable to serve or is removed or withdraws from the Tornier board of directors, Tornier will designate a replacement for such director, at the direction of TMG.

Proposed Tornier Board Structure and Directors

As described under “The Merger Agreement—Governance of the Combined Company After the Merger,” the Tornier board of directors has agreed in the merger agreement with Wright to take all necessary corporate action, to the extent within its power and authority, to cause the following individuals to be nominated to the Tornier board of directors effective as of the effective time of the merger and subject to such individuals’ ability and willingness to serve:

•	five directors to be nominated by the Wright board of directors, one of whom will be Robert J. Palmisano;

•	five directors to be nominated by the Tornier board of directors, one of whom will be David H. Mowry, and with any nominees by rights held by TMG Holdings Coöperatief U.A. or any of its affiliates pursuant to the securityholders’ agreement between Tornier and the shareholders signatory thereto, dated July 18, 2006, as amended, to be included in the five directors nominated by the Tornier board of directors; and

•	the non-executive chairman of the Tornier board of directors to be nominated by the Tornier board of directors.

In the event that any of these nominees to the Tornier board of directors becomes unable or unwilling to serve as of the effective time of the merger, a replacement for such nominee will be determined according to these procedures.

Under Dutch law and Tornier’s articles of association, the Tornier board of directors has the right to make binding nominations for open positions on the Tornier board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors were set aside. The binding nature of nominations by the Tornier board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of Tornier shareholders if such two-thirds vote constitutes more than one-half of Tornier’s issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of the Tornier board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of Tornier’s issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of the Tornier board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

On October 26, 2014, the Tornier board of directors set the number of directors at ten, consisting of two executive directors and eight non-executive directors, effective as of the effective time of the merger. Also on October 26, 2014, the Tornier board of directors nominated Robert J. Palmisano and David H. Mowry to serve as executive officers and on December 17, 2014, the Tornier board of directors nominated Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman to serve as non-executive officers, in each case, until their respective successors are elected and qualified.

Accordingly, at the Tornier extraordinary general meeting, Tornier shareholders will be asked to appoint Robert J. Palmisano and David H. Mowry to fill the two open executive director positions and will be asked to appoint the following eight individuals to fill the eight open non-executive director positions: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman. In each case, these directors would be appointed effective as of the effective time of the merger to serve until the next annual general meeting of shareholders or until their respective successors are elected and qualified. Effective as of the effective time of the merger and the appointment of these ten directors, the combined company will not have a classified or staggered board of directors.

Information regarding these director nominees, including their biographical information, can be found below under “—Additional Information About Executive Director Nominees” and “—Additional Information About Non-Executive Director Nominees.” Information regarding Tornier’s current directors, including their biographical information, can be found later in this joint proxy statement/prospectus under “Corporate Governance of Tornier—Directors and Executive Officers.”

Executive and Non-Executive Director Nominees

The directors that are appointed at the Tornier extraordinary general meeting will serve until the next annual general meeting of Tornier shareholders or until the director’s earlier death, resignation or removal. In accordance with the recommendation of the nominating, corporate governance and compliance committee of the Tornier board of directors, the Tornier board of directors has adopted unanimously resolutions to make the following binding nominations:

1.	For the first open executive director position, the Tornier board of directors has nominated Robert J. Palmisano to serve as an executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Palmisano for this position.

2.	For the second open executive director position, the Tornier board of directors has nominated David H. Mowry to serve as an executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Mowry for this position.

3.	For the first open non-executive director position, the Tornier board of directors has nominated Gary D. Blackford to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Blackford for this position.

4.	For the second open non-executive director position, the Tornier board of directors has nominated Sean D. Carney to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Carney for this position.

5.	For the third open non-executive director position, the Tornier board of directors has nominated Kevin C. O’Boyle to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. O’Boyle for this position.

6.	For the fourth open non-executive director position, the Tornier board of directors has nominated John L. Miclot to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Miclot for this position.

7.	For the fifth open non-executive director position, the Tornier board of directors has nominated Amy S. Paul to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Ms. Paul for this position.

8.	For the sixth open non-executive director position, the Tornier board of directors has nominated David D. Stevens to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Stevens for this position.

9.	For the seventh open non-executive director position, the Tornier board of directors has nominated Richard F. Wallman to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Mr. Wallman for this position.

10.	For the eight open non-executive director position, the Tornier board of directors has nominated Elizabeth H. Weatherman to serve as a non-executive director for a term ending on the date of Tornier’s next annual general meeting of shareholders. The Tornier board of directors recommends that Tornier shareholders vote for the appointment of Ms. Weatherman for this position.

In each case, the aforementioned proposed appointments will be effective as of the effective time of the merger. Each of the proposed appointments of a director is considered a separate voting item under Dutch law.

The persons named as proxies in the proxy card sent to Tornier shareholders will vote the proxies received by them for the election of Robert J. Palmisano and David H. Mowry as executive directors and Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, unless otherwise directed. Each of Messrs. Palmisano, Blackford, Miclot and Stevens and Ms. Paul currently serve as members of the Wright board of directors. Each of Messrs. Mowry, Carney, O’Boyle and Wallman and Ms. Weatherman currently serve as members of the Tornier board of directors.

If prior to the extraordinary general meeting, the Tornier board of directors should learn that any nominee for director will be unable to serve for any reason, the proxies, at the discretion of the Tornier board of directors, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Tornier board of directors has no reason to believe that any of the director nominees will be unable to serve.

Additional Information About Executive Director Nominees

Information concerning the two nominees for the two open executive director positions on the Tornier board of directors is set forth below.

Robert J. Palmisano, age 70, is a current member of the Wright board of directors and has served as a director of Wright since September 2011. Mr. Palmisano is one of Wright’s five designees to the board of directors of the combined company. Mr. Palmisano serves as President and Chief Executive Officer of Wright, a position he has held since September 2011. Prior to joining Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano currently serves on Providence College Board of Trustees. During the past five years, Mr. Palmisano previously served on the board of directors of Bausch & Lomb, a privately held company, and ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all public companies. Mr. Palmisano’s qualifications to serve on the combined company’s board of directors include his experience serving on other public companies’ boards of directors and his extensive business knowledge working with other public companies in the medical device industry. As President and Chief Executive Officer of Wright and, after the completion of the merger, the combined company, Mr. Palmisano’s perspective into the combined company’s business will be an invaluable resource for the board of directors.

David H. Mowry, age 52, is a current member of the Tornier board of directors and has served as an executive director of Tornier since July 2013. Mr. Mowry is one of Tornier’s five designees to the board of directors of the combined company. Mr. Mowry serves as Tornier’s President and Chief Executive Officer. Mr. Mowry joined Tornier in July 2011 as Chief Operating Officer, and in November 2012 was appointed Interim President and Chief Executive Officer. In February 2013, he was appointed President and Chief Executive Officer on a non-interim basis. He has over 24 years of experience in the medical device industry. Prior to joining Tornier, Mr. Mowry served from July 2010 to July 2011 as President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired Covidien in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics. Mr. Mowry’s qualifications to sit on the Tornier board of directors include his depth of knowledge of Tornier and its day-to-day operations in light of his current position as President and Chief Executive Officer of Tornier and his anticipated position after completion of the merger as Executive Vice President and Chief Operating Officer of the combined company.

Additional Information About Non-Executive Director Nominees

Information concerning the eight nominees for the eight open non-executive director positions on the Tornier board of directors is set forth below.

Gary D. Blackford, age 57, is a current member of the Wright board of directors and has served as a director of Wright since 2008. Mr. Blackford is one of Wright’s five designees to the board of directors of the combined company. From 2007 until February of 2015, Mr. Blackford served as Chairman of the Board of Directors of Universal Hospital Services, Inc., and from 2002 until February of 2015, served as President, Chief Executive Officer and a member of its Board of Directors. From 2001 to 2002, Mr. Blackford was Chief Executive Officer for Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer for ShopforSchool, Inc. He was the Chief Operating Officer for Value Rx from 1995 to 1998 and the Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford also served on the board of directors of Compex Technologies, Inc., a public reporting company, from 2005 until its acquisition by Encore Medical Corporation. Since Mr. Blackford has served as a chief executive officer and director of a health care services company and as a director with other public companies in the healthcare industry, his experience should provide the board of directors of the combined company valuable insight into the market for Wright’s and Tornier’s products, and his extensive experience leading healthcare companies should contribute to the effectiveness of the board of directors.

Sean D. Carney, age 45, is a current member of the Tornier board of directors and has served as such since July 2006. Mr. Carney is one of Tornier’s five designees to the board of directors of the combined company. Mr. Carney serves as Chairman of the Board of the Tornier board of directors, a position he has held since May 2010. Mr. Carney was appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain holders of Tornier ordinary shares. For more information regarding the securityholders’ agreement, please see “—Board Designation Rights.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this joint proxy statement/prospectus as Warburg Pincus, a principal shareholder that owns approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. He is also a member of the board of directors of MBIA Inc. and several private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, and several privately held companies. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies, his experience evaluating financial results and his experience as a director of Tornier have led the Tornier board of directors to the conclusion that he should serve as a director of the board of directors of the combined company after completion of the merger.

John L. Miclot, age 56, is a current member of the Wright board of directors and has served as a director of Wright since 2007. Mr. Miclot is one of Wright’s five designees to the board of directors of the combined company. He was the Chief Executive Officer and a director at Tengion Inc., a publicly traded company that is focused on organ and cell regeneration, through December of 2014. Prior to joining Tengion Inc. in December 2011, he was an executive in residence at Warburg Pincus. Prior to that, he was the President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases, from 2008 to 2010. He was the President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, from 2003 until 2008. Mr. Miclot served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. His previous employer,

Healthdyne Technologies, Inc., a medical device company, was acquired by Respironics, Inc. in 1998. Mr. Miclot served as Healthdyne Technologies, Inc.’s Senior Vice President, Sales and Marketing, from 1995 to 1998. He began his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc. and Medix Inc. Mr. Miclot served as a director of ev3 Inc., a global endovascular device company, prior to the sale of the company in 2010. Currently, Mr. Miclot is a director of Dentsply International, a publicly traded company, chairman of the Board of Directors of Breathe Technologies, Inc., a private company, as well as a director of the Pittsburgh Zoo & PPG Aquarium, Burger King Cancer Caring Center and Central Catholic High School, all charitable and educational institutions. Mr. Miclot’s substantial experience as a chief executive officer of several medical device companies, his deep knowledge of the medical device industry and his experience as a director of Wright have led the Tornier board of directors to the conclusion that he should serve as a director of the board of directors of the combined company after completion of the merger.

Amy S. Paul, age 63, is a current member of the Wright board of directors and has served as a director of Wright since 2008. Ms. Paul is one of Wright’s five designees to the board of directors of the combined company. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul is a director of Derma Sciences, Inc., a publicly traded company, was a director of Viking Systems, Inc., a publicly traded company, until October 2012 when it was acquired by Conmed Corporation, was a commissioner of the Northwest Commission on Colleges and Universities from 2010 to 2013, and serves on the President’s Innovation Network at Westminster College. Ms. Paul’s over three decades of experience in the medical device industry, including having served in various executive roles with responsibilities that include international and divisional operations as well as marketing and sales functions, and her experience as a director of Wright and another public company in the healthcare industry have led the Tornier board of directors to the conclusion that she should serve as a director of the board of directors of the combined company after completion of the merger.

Kevin C. O’Boyle, age 59, is a current member of the Tornier board of directors and has served as a director of Tornier since June 2010. Mr. O’Boyle is one of Tornier’s five designees to the board of directors of the combined company. In November 2012, Mr. O’Boyle served as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to October 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., ZELTIQ Aesthetics, Inc. and Durata Therapeutics, Inc., all publicly traded companies. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held and his financial and accounting expertise have led the Tornier board of directors to the conclusion that Mr. O’Boyle should serve as a director of the combined company after completion of the merger.

David D. Stevens, age 61, is a current member of the Wright board of directors and has served as a director of Wright since 2004. Mr. Stevens is one of Wright’s five designees to the board of directors of the combined company. Mr. Stevens served as interim Chief Executive Officer of Wright from April 4, 2011 to September 17, 2011. He has been a private investor since 2006. Mr. Stevens was the Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was the Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005. Mr. Stevens was the President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He is a director of Allscripts Healthcare Solutions, Inc. and Viasystems Group, Inc., both public companies. Mr. Stevens previously was a director of Medco Health Solutions, Inc., a public company, from 2006 until 2012 when it was acquired by Express Scripts Holding Company, and Thomas & Betts Corporation, a public company, from 2004 to 2012 when it was acquired by ABB Ltd. Mr. Steven’s extensive experience serving as a chief executive officer, including as interim chief executive officer of Wright from May 2011 until September 2011, his experience as a director of Wright since 2004 and close familiarity with Wright’s business have led the Tornier board of directors to the conclusion that he should serve as a director of the board of directors of the combined company after completion of the merger.

Richard F. Wallman, age 63, is a current member of the Tornier board of directors and has served as a director of Tornier since December 2008. Mr. Wallman is one of Tornier’s five designees to the board of directors of the combined company. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as a director of Tornier, Mr. Wallman is also a member of the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Extended Stay America, Inc. and its wholly subsidiary ESH Hospitality, Inc., and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of Ariba, Inc. as well as auto suppliers Dana Holding Corporation, Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell and his public company director experience, and his financial experience and expertise, have led the Tornier board of directors to the conclusion that he should serve as a director of the combined company after completion of the merger.

Elizabeth H. Weatherman, age 55, is a current member of the Tornier board of directors and has served as a director of Tornier since July 2006. Ms. Weatherman is one of Tornier’s five designees to the board of directors of the combined company. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that Tornier entered into with certain holders of Tornier ordinary shares. Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is currently responsible for the firm’s U.S. healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this joint proxy statement/prospectus as Warburg Pincus, a principal shareholder that owns approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. Ms. Weatherman currently serves on the board of directors of several privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc., a publicly held company, and several privately held companies. In addition, prior to such five-year period, Ms. Weatherman served on the boards of directors of several publicly held companies, primarily in the medical device industry. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry and her experience as a director of Tornier have led the Tornier board of directors to the conclusion that she should serve as a director of the combined company after completion of the merger.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that Tornier shareholders vote “FOR” the appointment of Robert J. Palmisano and David H. Mowry as executive directors and the following individuals as non-executive directors: Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman, in each case, effective as of the effective time of the merger with Wright, and to serve until the next annual general meeting of Tornier shareholders or, in each case, until the director’s earlier death, resignation or removal.

TORNIER VOTING PROPOSAL NO. 7—WRIGHT MEDICAL GROUP N.V. AMENDED AND

RESTATED 2010 INCENTIVE PLAN

Background

As described under “The Merger Agreement—Conditions to Completion of the Merger,” the obligations of Wright to complete the merger are subject to the satisfaction of certain conditions as of the closing date, including the condition that Tornier will have increased the number of Tornier ordinary shares available for issuance under Tornier’s equity compensation plan if and to the extent requested by Wright.

The Tornier N.V. 2010 incentive plan (the “2010 plan” or the “plan”) was initially approved by the Tornier shareholders at Tornier’s annual general meeting of shareholders on August 26, 2010. On June 27, 2012, the Tornier shareholders approved an amendment to the plan to increase the number of Tornier ordinary shares available for issuance under the plan by 2,700,000 shares. On December 17, 2014, in connection with the merger, the Tornier board of directors, upon recommendation of the compensation committee, approved an amended and restated version of the plan that incorporates several proposed amendments, including, among others, an amendment to change the name of the plan to the “Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan.” On                     , 2015, the Tornier board of directors, upon recommendation of the compensation committee, approved a further amended and restated version of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan (the “amended and restated 2010 plan”), which incorporates additional proposed amendments to increase the number of ordinary shares of the combined company available for issuance under the amended and restated 2010 plan by 5,500,000 shares and to provide for the issuance of awards under the plan that qualify for the “performance based compensation” exception to Code Section 162(m). The amended and restated 2010 plan is subject to the approval of Tornier shareholders at the Tornier extraordinary general meeting, and if approved by Tornier shareholders, will be subject to and effective as of the effective time of the merger. If Tornier shareholders do not approve the amended and restated 2010 plan, the 2010 plan, as currently in effect, will continue as if the Tornier board of directors had not approved the amendments to the amended and restated 2010 plan that were made on December 17, 2014 and                     , 2015.

Reasons Why Tornier Shareholders Should Vote in Favor of the Amended and Restated 2010 Plan

The Tornier board of directors recommends a vote for the approval of the amended and restated 2010 plan because the Tornier board of directors believes the amended and restated 2010 plan is in the best interests of Tornier and Tornier shareholders for the following reasons:

•	Satisfies one of the conditions to Wright’s obligations to complete the merger. As mentioned above, one of the conditions to Wright’s obligations to complete the merger is that Tornier will have increased the number of Tornier ordinary shares available for issuance under Tornier’s equity compensation plan. Accordingly, one of the reasons that the Tornier board of directors recommends a vote for the approval of the amended and restated 2010 plan and believes that it is in the best interests of Tornier and Tornier shareholders to approve the amended and restated 2010 plan is that it will facilitate the proposed merger with Wright and satisfy the related condition to Wright’s obligations to complete the merger.

•	Retains and attracts talent. Talented, motivated and effective directors, executives and employees will be essential to executing the combined company’s business strategies. Equity-based and cash incentive compensation has been an important component of total compensation at Tornier and Wright for many years because such compensation enables companies to effectively retain and recruit executives and other employees while encouraging them to act and think like owners of a company. If the amended and restated 2010 plan is approved, Tornier believes that the combined company will be able to offer competitive equity-based incentive compensation packages to both retain Tornier’s and Wright’s best performers and attract new talent. Accordingly, the Tornier board of directors believes that approval of the amended and restated 2010 plan, including the proposed increase in the number of Tornier ordinary shares available for issuance under the plan, is important to the success of the combined company following the merger.

•	Aligns director, employee and shareholder interests. Tornier believes that its equity-based compensation programs help align the interests of its directors, executive officers and other key employees with Tornier shareholders. Tornier believes that its long-term equity-based incentives help promote long-term retention of its employees and encourage significant ownership of Tornier ordinary shares. If the amended and restated 2010 plan is approved, the combined company will be able to maintain its means of aligning the interests of its directors, executive officers and other key employees with the interests of its shareholders after the merger.

•	Avoids disruption in compensation programs. The approval of the amended and restated 2010 plan by Tornier shareholders is critical because there are an insufficient number of Tornier ordinary shares available for issuance under the 2010 plan to cover anticipated equity grants by the combined company after the merger. If the amended and restated 2010 plan is approved, the combined company will not have to restructure its existing compensation programs for reasons that are not directly related to the achievement of its financial and other business objectives. To remain competitive without equity-based compensation arrangements, it likely would be necessary as a business matter to replace components of compensation previously awarded in equity with cash or with other forms of compensation that may not necessarily align director, executive officer and employee interests with those of the combined company’s shareholders as well as equity-based awards do. Additionally, replacing equity with cash would increase cash compensation expense and use cash that would be better utilized toward other strategic purposes, such as research and development of new products, improvements in the quality and performance of existing products and strategic acquisitions.

•	Protects shareholder interests and embraces sound equity-based compensation practices. As described in more detail below under “—Summary of Sound Governance Features of the Amended and Restated 2010 Plan,” the amended and restated 2010 plan includes a number of features that are consistent with the interests of Tornier shareholders and sound corporate governance practices.

•	Permits Grants of Tax-Efficient Awards. Tornier shareholder approval of the amended and restated 2010 plan would give the combined company greater flexibility to grant tax-efficient stock-based incentive awards under the plan. Code Section 162(m) generally provides that compensation provided to a publicly held corporation’s chief executive officer or any of its three most highly paid named executive officers (other than its chief executive officer or chief financial officer) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Code Section 162(m), including the requirement that the material terms, including those of the related performance goals, be disclosed to and approved by stockholders not less frequently than every five years. The material terms of the amended and restated 2010 plan are described below. Tornier shareholders are being asked to approve, among other material terms, a set of business criteria on which performance goals may be based for performance awards under the amended and restated 2010 plan. Although shareholder approval is one of the requirements for exemption under Code Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Code Section 162(m). Furthermore, the compensation committee will continue to have authority to (and, in its sole discretion, may) provide compensation that is not exempt from the limits on deductibility under Code Section 162(m).

Summary of Sound Governance Features of the Amended and Restated 2010 Plan

The Tornier board of directors believes that the amended and restated 2010 plan contains several features that are consistent with the interests of Tornier shareholders and sound corporate governance practices, including the following:

•	No “evergreen” provision. The number of Tornier ordinary shares available for issuance under the amended and restated 2010 plan is fixed and will not adjust based upon the number of outstanding

Tornier ordinary shares. If Tornier shareholders approve the amended and restated 2010 plan, Tornier currently expects the number of shares authorized for issuance under the amended and restated 2010 plan will last between two to three years, at which time the combined company expects to ask its shareholders to approve an additional share authorization.

•	Will not be excessively dilutive to shareholders. As described in more detail below under “—Background for Shares Authorized for Issuance Under the Amended and Restated 2010 Plan,” Tornier believes that the number of Tornier ordinary shares authorized for issuance under the amended and restated 2010 plan is appropriate and not excessively dilutive to Tornier shareholders.

•	No reload stock options or SARs. Reload stock options and stock appreciation rights (“SARs”), are not authorized under the amended and restated 2010 plan. Reload stock options and SARs are awards that automatically provide for an additional grant of awards of the same type upon the exercise of the award.

•	Stock option and SAR exercise prices will not be lower than the fair market value on the grant date. The amended and restated 2010 plan prohibits granting stock options and SARs with exercise prices lower than the fair market value of a Tornier ordinary share on the grant date, except in connection with certain mergers, consolidations, acquisitions of property or stock, reorganizations or other similar transactions.

•	Stock options and SARs are not entitled to dividend equivalent rights. Stock option and SAR award holders have no rights as Tornier shareholders with respect to the Tornier ordinary shares underlying their awards until their stock options or SARs are exercised or vested and shares are issued. As a result, stock options and SARs under the amended and restated 2010 plan have no dividend equivalent rights associated with them.

•	“Clawback” provisions. The amended and restated 2010 plan contains “clawback” provisions, which provide that if a participant is determined by the committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the amended and restated 2010 plan, during or within one year after the termination of the participant’s employment or other service, all rights of the participant under the plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the committee may require the participant to surrender and return to Tornier any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the participant’s employment or other service.

•	No liberal share counting or “recycling” of shares from exercised stock options or SARs. Shares withheld to satisfy tax withholding obligations on awards or to pay the exercise price of stock options, SARs or other awards and any shares not issued or delivered as a result of a “net exercise” of a stock option will not become available for issuance as future award grants under the amended and restated 2010 plan. In addition, shares purchased by Tornier on the open market using proceeds from the exercise of stock options or other awards will not become available for issuance as future award grants under the amended and restated 2010 plan. The full number of shares subject to a SAR that is settled by the issuance of shares will be counted against the shares authorized for issuance under the amended and restated 2010 plan, regardless of the number of shares actually issued upon settlement of the SAR.

•	No repricing of stock options or SARs. The amended and restated 2010 Plan prohibits the repricing of outstanding stock options or SARs without shareholder approval, except in connection with certain corporate transactions involving Tornier. Repricing is defined broadly to include amending the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or SARs, cancelling outstanding stock options or SARs in exchange for stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs and cancelling outstanding stock options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Background for Shares Authorized for Issuance under the Amended and Restated 2010 Plan

If the amended and restated 2010 plan is approved, the maximum aggregate number of Tornier ordinary shares available for issuance pursuant to awards under the amended and restated 2010 plan, subject to adjustment, will be 8,200,000 Tornier ordinary shares, plus the number of shares subject to options outstanding under Tornier’s prior stock option plan as of February 2, 2011 (which could result in a maximum of      additional Tornier ordinary shares being available for issuance under the amended and restated 2010 plan), but only to the extent that such outstanding options are forfeited, expire, or otherwise terminate without the issuance of such shares. In connection with the merger, options on approximately 4,583,449 additional ordinary shares of the combined company will be issued in substitution for Wright stock options pursuant to the terms of the merger agreement; however, the ordinary shares underlying those stock options will not decrease the number of ordinary shares issuable under the amended and restated 2010 plan and are not subject to this shareholder vote.

In setting the number of Tornier ordinary shares available for issuance under the amended and restated 2010 plan, the Tornier board of directors and compensation committee considered a number of factors, which are discussed further below, including:

•	Number of shares requested by Wright;

•	Shares available and total outstanding equity-based awards under the 2010 plan and Tornier’s prior stock option plan, and how long the shares available are expected to last;

•	Historical equity award granting practices, including Tornier’s three-year average share usage rate (commonly referred to as “burn rate”); and

•	Potential dilution and overhang.

Number of Shares Requested by Wright. As mentioned above, one of conditions to Wright’s obligations to complete the merger is that Tornier will have increased the number of Tornier ordinary shares available for issuance under Tornier’s equity compensation plan by a number of shares as requested by Wright. Accordingly, one of the primary factors considered by the Tornier board of directors and compensation committee in setting the number of Tornier ordinary shares available for issuance under the amended and restated 2010 plan was the number of shares requested by Wright.

Shares Available and Outstanding Equity Awards under the 2010 Plan and Prior Stock Option Plan. While the use of long-term incentives, in the form of equity awards, is an important part of Tornier’s compensation program, Tornier is mindful of its responsibility to Tornier shareholders to exercise judgment in the granting of equity awards. In setting the number of shares available for issuance under the amended and restated 2010 plan, the Tornier board of directors and compensation committee also considered shares available and total outstanding equity awards under the 2010 plan and Tornier’s prior stock option plan, and how long the shares available under the amended and restated 2010 plan are expected to last. Under the heading “—Securities Authorized for Issuance Under Equity Compensation Plans” on page [—], as required by SEC rules, Tornier provides information about Tornier ordinary shares that may be issued under its equity compensation plans as of December 28, 2014. To facilitate the approval of the amended and restated 2010 plan, set forth below is certain additional information as of the record date,                         , 2015, for the Tornier extraordinary general meeting.

As of March 10, 2015, Tornier had 48,989,710 Tornier ordinary shares issued and outstanding. The market value of one Tornier ordinary share on March 10, 2015, as determined by reference to the closing price of Tornier ordinary shares, as reported on the NASDAQ Global Select Market, was $25.62.

As described in more detail in the table below, under the 2010 plan (and without giving effect to approval of the amended and restated 2010 plan) and Tornier’s prior stock option plan as of March 10, 2015:

•	1,046,899 Tornier ordinary shares remained available for issuance under the 2010 plan.

•	1,831,317 Tornier ordinary shares remained available for issuance under Tornier’s prior stock option plan.

•	2,621,050 stock options (vested and unvested) were outstanding with a weighted average exercise price of $20.34 per share and a weighted average remaining term of 6.95 years.

•	623,563 Tornier ordinary shares underlying full value awards (such as restricted stock units) were outstanding.

	Plan type		Shares subject to outstanding equity awards
Plan name	Option	Full Value
Tornier N.V. 2010 Incentive Plan	✓	✓	2,467,554	(1)
Tornier N.V. Stock Option Plan	✓		777,059

(1)	Consists of outstanding stock options to purchase an aggregate of 1,843,991 Tornier ordinary shares and 623,563 Tornier ordinary shares subject to restricted stock units.

Historical Equity Award Granting Practices. In setting the number of Tornier ordinary shares authorized for issuance under the amended and restated 2010 plan, the Tornier board of directors and compensation committee also considered the historical number of equity awards granted under the 2010 plan in the past three full fiscal years. The following table sets forth information regarding awards granted and earned, and the annual burn rate for each of the last three fiscal years.

	Fiscal 2014	Fiscal 2013	Fiscal 2012
Stock options granted	522,101	643,010	626,339
Restricted stock units awarded	364,026	322,274	305,189
Weighted average basic ordinary shares outstanding during fiscal year	48,860,358	45,826,000	40,064,000
Burn rate	1.8%	2.1%	2.3%

The Tornier board of directors and compensation committee also considered Tornier’s three-year average burn rate (fiscal 2012 to fiscal 2014) of approximately 2.1%, which is lower than the industry thresholds established by certain major proxy advisory firms.

Based on historical granting practices and the recent trading price of Tornier ordinary shares, the amended and restated 2010 plan is expected to cover awards for approximately two to three years.

Potential Dilution and Overhang. In setting the number of Tornier ordinary shares authorized for issuance under the amended and restated 2010 plan, the Tornier board of directors and compensation committee also considered the potential dilution and overhang that would result by approval of the amended and restated 2010 plan, including the policies of certain institutional investors and major proxy advisory firms.

Potential dilution is calculated as shown below:

Potential dilution             =             Total outstanding award shares divided by total number of outstanding shares + total outstanding award shares

Total outstanding award shares include shares to be issued on exercise or settlement of outstanding equity awards.

Potential overhang is calculated as shown below:

Potential overhang             =             Total potential award shares divided by total number of outstanding shares + total outstanding award shares

Total potential award shares include shares underlying equity awards that may be made under the amended and restated 2010 plan plus total outstanding award shares.

As of March 10, 2015, potential dilution was 6% and potential overhang was 10%. If the amended and restated 2010 plan is approved, as of immediately following the merger, potential dilution will be 6% and potential overhang will be 18%.

Summary of the Amended and Restated 2010 Plan

The material features of the amended and restated 2010 plan are described below. The summary is qualified in its entirety by reference to the full text of the amended and restated 2010 plan, a copy of which is attached to this joint proxy statement/prospectus as Annex G.

Purpose. The purpose of the amended and restated 2010 plan is to promote the interests of Tornier and its affiliates by authorizing the Tornier board of directors or the compensation committee or subcommittee thereof administering the plan to grant incentive awards to eligible employees, non-employee directors and consultants in order to (i) attract and retain such individuals, (ii) provide an additional incentive to such individuals to work to increase the value of Tornier ordinary shares, and (iii) provide such individuals with a stake in the future of Tornier that corresponds with the stake of Tornier shareholders.

Eligibility. Employees and consultants of Tornier and its affiliates and non-employee directors of Tornier are eligible for the grant of awards under the amended and restated 2010 plan. Consultants eligible to participate in the amended and restated 2010 plan are those persons engaged to provide consulting or advisory services to Tornier or its affiliates that (i) are not in connection with the offer and sale of Tornier’s securities in a capital raising transaction and (ii) do not directly or indirectly promote or maintain a market for Tornier’s securities. A non-employee director is any member of the Tornier board of directors who is not an employee of Tornier or an affiliate.

As of March 10, 2015, approximately 353 individuals were eligible to receive awards under the amended and restated 2010 plan, including approximately 347 employees and six non-employee directors. Although not expected to be indicative of future grants under the amended and restated 2010 plan, approximately 153 of these individuals have been granted stock options or stock grants in the form of restricted stock units under the 2010 plan. Following the merger, approximately 120 individuals who are currently employees or other service providers to Wright are expected to become eligible to participate in the amended and restated 2010 plan.

Administration. The amended and restated 2010 plan will continue to be administered by the Tornier board of directors, the compensation committee or a subcommittee thereof. All members of the compensation committee and/or such subcommittee will be (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent directors” under the listing standards of the NASDAQ Global Select Market (or applicable exchange or market on which the stock may be traded or quoted). The Tornier board of directors, upon the recommendation of the committee, grants all awards under the 2010 plan. Tornier expects that the Tornier board of directors or the compensation committee and/or such a subcommittee thereof comprised entirely of non-employee directors will continue to administer the amended and restated 2010 plan. The Tornier board of directors, the compensation committee or subcommittee, as appropriate, administering the plan is referred to as the “committee.” Under the amended and restated 2010 plan, the committee has the authority to administer and interpret the plan and to take such action in the administration and operation of the plan as the committee deems equitable under the circumstances, which will be binding on Tornier, each affected participant and each other person directly or indirectly affected by such action. The committee is not obligated to treat participants or eligible recipients uniformly, and determinations made under the amended and restated 2010 plan may be made by the committee selectively among participants or eligible recipients, whether or not such participants or eligible recipients are similarly situated. The committee has the authority and discretion to establish the terms, conditions, performance criteria, restrictions and other provisions of awards (subject to the restrictions contained in the amended and restated 2010 plan) granted under the amended and restated 2010 plan. In addition, the committee may establish “subplans” for the purposes of local laws and tax compliance for international employees.

Shares Available for Issuance. If the amended and restated 2010 plan is approved by the Tornier shareholders, the maximum number of Tornier ordinary shares available for issuance under the plan will be equal to the sum of (i) 8,200,000, (ii) 905,706, the number of Tornier ordinary shares available for grant under Tornier’s prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under Tornier’s prior stock option plan as of such date) and (iii) the number of Tornier ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under Tornier’s prior stock option plan, up to a maximum of 925,611 Tornier ordinary shares. In addition, awards assumed under the amended and restated 2010 plan in connection with acquisitions (and shares issued under such awards) do not count against the shares reserved for issuance, and shares available under plans assumed in acquisitions will be added to the shares reserved for issuance, consistent with exemptions available under the shareholder approval requirements of the NASDAQ Global Select Market (or other applicable market or exchange on which Tornier ordinary shares may be quoted or traded). In connection with the merger, options on approximately 4,583,449 additional ordinary shares of the combined company will be issued in substitution for Wright stock options pursuant to the terms of the merger agreement; however, the ordinary shares underlying those stock options will not decrease the number of ordinary shares issuable under the amended and restated 2010 plan and are not subject to this shareholder vote.

The committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Tornier ordinary shares actually delivered differs from the number of shares previously counted in connection with an award. Tornier ordinary shares covered by awards under the amended and restated 2010 plan will be counted as used only to the extent they are actually issued, except that the full number of shares subject to a SAR that is settled by the issuance of shares will be counted against the shares authorized for issuance under the amended and restated 2010 plan, regardless of the number of shares actually issued upon settlement of the SAR. Furthermore, any shares withheld to satisfy tax withholding obligations in respect of awards issued under the amended and restated 2010 plan, any shares withheld to pay the exercise price of awards issued under the amended and restated 2010 plan, and any shares not issued or delivered as a result of the “net exercise” of an outstanding option will be counted against the shares authorized for issuance under the amended and restated 2010 plan. Any shares repurchased by Tornier on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares related to awards under the amended and restated 2010 plan or under Tornier’s prior stock option plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares or are settled in cash in lieu of shares, or are exchanged with the committee’s permission, prior to the issuance of shares, for awards not involving shares, will be available again for grant under the amended and restated 2010 plan.

Code Section 162(m) Limits. The following additional limits will apply to awards payable to any participant in any calendar year. With respect to awards of stock options and SARs, no more than                  shares may underlie awards issued to any one participant in a calendar year. For cash-based awards, no more than $         may be payable to any one participant in a calendar year, and for any other award based on, denominated in or otherwise related to shares, no more than                  shares may be issued to any one participant in a calendar year.

Adjustments. The number and kind of securities or other property, including cash, available for issuance or payment under the amended and restated 2010 plan, and the sublimits on certain types of award grants, will be adjusted by the committee in order to preserve the benefits or potential benefits of awards under the plan in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar corporate transactions after the date of grant of any award, or in the event of any change in applicable laws or circumstances that results in or could result in the substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the amended and restated 2010 plan.

Prohibition on Repricing Stock Options and SARs. Except as set forth under the heading “—Adjustments,” Tornier may not, without obtaining shareholder approval: (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or SARs, (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs, or (iii) cancel outstanding stock options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Stock Options. Under the amended and restated 2010 plan, non-incentive stock options may be granted to eligible employees, non-employee directors and consultants. Incentive stock options, however, which are intended to satisfy the requirements of Section 422 of the Code, may only be granted to eligible employees of Tornier or a subsidiary or parent of Tornier, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively. The terms and conditions of each option will be determined by the committee, but no option will be granted at an exercise price that is less than the fair market value of a Tornier ordinary share as determined on the grant date in accordance with the terms of the amended and restated 2010 plan, other than with respect to the substitution of outstanding awards or obligations to grant future awards as a condition of Tornier or any of its affiliates acquiring, merging, or consolidating with another entity. In addition, if the option is an incentive stock option that is granted to a 10% shareholder of Tornier or any parent or subsidiary of Tornier, the exercise price may be no less than 110% of the fair market value of a Tornier ordinary share underlying the option on the grant date. Moreover, no eligible employee may be granted incentive stock options that are first exercisable in any calendar year for Tornier ordinary shares having an aggregate fair market value (determined as of the date that the incentive stock option was granted) that exceeds $100,000. “Fair market value” under the amended and restated 2010 plan means the closing price of a Tornier ordinary share, as reported by the NASDAQ Global Select Stock Market. As of March 10, 2015, the fair market value of a Tornier ordinary share was $25.62.

Each stock option will vest and become exercisable at such time or times as determined by the committee. No option may be exercisable more than 10 years from the grant date (or, if the option is an incentive stock option granted to a 10% shareholder of Tornier and its affiliates, more than five years from the grant date). Any events that result in a forfeiture of the grant will be set forth in the grantee’s award agreement.

The exercise price of a stock option will be paid in cash, except that the committee may allow payment to be made (in whole or in part) by a “net exercise” of the option, through a “cashless exercise” procedure effected through an unrelated broker through a sale on the open market, by a combination of such methods, or by any other method approved or accepted by the committee. In the case of a “net exercise” of an option, a participant will receive the number of Tornier ordinary shares underlying the stock options so exercised reduced by the number of Tornier ordinary shares equal to the aggregate exercise price of the stock options divided by the fair market value on the date of exercise. Tornier ordinary shares will no longer be outstanding under an option (and will therefore not thereafter be exercisable) following the exercise of such option to the extent of (i) shares cancelled to pay the exercise price of an option under the “net exercise,” (ii) shares actually delivered to the participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

Each participant in the amended and restated 2010 plan who receives an incentive stock option must notify Tornier in writing immediately after the participant makes a disqualifying disposition of any Tornier ordinary shares acquired pursuant to the exercise of an incentive stock option. A disqualifying disposition means any disposition, including any sale, of Tornier ordinary shares acquired upon the exercise of an incentive stock option made within the period that ends either (i) two years after the date the participant was granted the incentive stock option or (ii) one year after the participant acquired the Tornier ordinary shares by exercising the incentive stock option.

Stock Appreciation Rights. Each SAR granted must be evidenced by an award agreement that specifies the exercise price, the term, the terms on which the SAR will become exercisable and such other provisions as the committee may determine. The exercise price of a SAR must be at least 100% of the fair market value of a Tornier ordinary share on the date of grant, other than with respect to the substitution of outstanding awards or obligations to grant future awards as a condition of Tornier or any of its affiliates acquiring, merging, or consolidating with another entity. Upon the exercise of a SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the exercise price of the SAR. Payment upon the exercise of a SAR will be in cash, Tornier ordinary shares, or some combination of cash and Tornier ordinary shares as determined by the committee. The committee will fix the term of each SAR, but SARs granted under the amended and restated 2010 plan will not be exercisable more than 10 years after the date the SAR is granted.

Stock Grants and Stock Unit Grants. Stock grants are grants that are designed to result in the issuance of Tornier ordinary shares to the eligible employee, non-employee director or consultant to whom the grants are made. Stock grants are commonly referred to as restricted stock grants or restricted stock unit grants, depending upon whether the Tornier ordinary shares underlying the grant are issued on the date of grant or not until after the date of vesting. Stock unit grants are awards designed to result in cash payments to the eligible employees, non-employee directors and consultants to whom such grants are made based on the fair market value of the Tornier ordinary shares underlying the grant. Each stock grant and stock unit grant must be evidenced by an award agreement that specifies the conditions, if any, under which Tornier ordinary shares shall be issued under the stock grant or cash shall be paid under the stock unit grant and the conditions under which the participant’s interest in any Tornier ordinary shares that have been issued will become non-forfeitable. Stock grants and stock unit grants may be made by the committee subject to such terms and conditions, if any, as the committee acting in its sole discretion deems appropriate. The committee, in its discretion, may provide that the rights of an eligible employee, non-employee director or consultant in a stock grant or stock unit grant will be forfeitable unless certain conditions are satisfied. These conditions may include, for example, a requirement that the eligible employee continue employment or the non-employee director or consultant continue service with Tornier or a parent, subsidiary or affiliate of Tornier for a specified period or that Tornier or the eligible employee achieve stated performance goals or other objectives. In addition to any other restrictions in the grantees award agreement, until such time as the Tornier ordinary shares underlying a stock grant have vested, the grantee is not allowed to sell, transfer, pledge or otherwise encumber the Tornier ordinary shares.

Cash-Based Awards. Cash-based awards may be granted to participants in such amounts and upon such terms as the committee may determine. The terms and conditions applicable to cash-based awards will be evidenced by an award agreement with the grantee. Each cash-based award will specify a payment amount or payment range as determined by the committee. If the cash-based awards are subject to performance goals, the number and/or value of cash-based awards that will be paid out to the participant will depend on the extent to which the performance goals and any other non-performance terms are met.

162(m) Awards. With respect to awards that the committee determines are intended to qualify as exempt performance-based compensation under Code Section 162(m) (“162(m) Awards”), the committee will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the 162(m) Award for such exemption), one or more performance goals applicable to such 162(m) Awards, the amount or amounts that will be payable or earned if the performance goals are achieved, and such other terms and conditions as the committee deems appropriate with respect to such awards. At the close of the applicable performance period, the committee will certify whether the applicable performance goals have been attained, and no amount will be paid under 162(m) Awards unless the performance goal or goals applicable to the payment of such 162(m) Awards have been so certified. The committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one participant), reduce the actual payment, if any, to be made under 162(m) Awards to the extent consistent with the performance-based compensation exemption.

Performance Goals. The amended and restated 2010 plan provides that grants of performance awards may be made subject to achieving “performance goals” over a specified performance period. Performance goals with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of

Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Code Section 162(m)): sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its discretion.

Other Stock-Based Awards. Other stock-based or stock-related awards (including the grant or offer for sale of unrestricted Tornier ordinary shares or the payment in cash or otherwise of amounts based on the value of Tornier ordinary shares) may be granted in such amounts and subject to such terms and conditions (including performance goals) as determined by the committee. Each other stock-based award shall be expressed in terms of Tornier ordinary shares or units based on Tornier ordinary shares, as determined by the committee. Other stock-based awards will be paid in cash or Tornier ordinary shares, as determined by the committee.

Dividend Equivalents. With the exception of stock options and SARs, awards under the amended and restated 2010 plan may, in the committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on Tornier ordinary shares covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents will be converted to cash or additional Tornier ordinary shares by such formula and at such time and subject to such limitations as determined by the committee. Dividend equivalents will be accrued for the account of the participant and will be paid to the participant on the date on which the corresponding awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents will be subject to forfeiture to the same extent that the corresponding awards are subject to forfeiture as provided in amended and restated 2010 plan or any award agreement.

Termination of Service. Except to the extent otherwise provided in the amended and restated 2010 plan or an award agreement at the time of grant, in the event a participant’s employment or other service with Tornier or any of its affiliates, as the case may be, is terminated by reason of death or disability, then:

•	All outstanding stock options and SARs held by the participant will, to the extent exercisable as of such termination, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire, and options and SARs not exercisable as of such termination will terminate and be forfeited; and

•	All outstanding stock grants and stock unit grants held by the participant that then have not vested and all outstanding, but unpaid, cash-based or other stock-based awards held by the participant will terminate and be forfeited; provided, however, that with respect to any such awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Tornier or any affiliate, as the case may be, is terminated by death or disability prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause Tornier ordinary shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. If the effective date of such termination is on or after the end of the time period applicable to an award which vests based on the achievement of performance goals, then any such award will be paid to the participant in accordance with the payment terms of such award.

Except to the extent otherwise provided in the amended and restated 2010 plan or an award agreement at the time of grant, if a plan participant’s employment or other service with Tornier or any affiliate, as the case may be, is terminated for any reason other than death or disability or due to actions constituting “cause” or an “adverse action,” then:

•	All outstanding stock options and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of termination, but those that are not exercisable will terminate and be forfeited; and

•	All outstanding stock grants and stock unit grants held by the participant that then have not vested and all outstanding, but unpaid, performance awards and cash-based or other stock-based awards held by the participant will terminate and be forfeited; provided, that with respect to any such awards the vesting of which is based on the achievement of performance goals, if the effective date of such termination is on or after the end of the time period applicable to an award which vests based on the achievement of performance goals, then any such award held by a participant will be paid to the participant in accordance with the payment terms of such award.

Forfeiture and Recoupment. If a participant is determined by the committee to have taken any action that would constitute “cause” or an “adverse action” during or within one year after the termination of the participant’s employment or other service with Tornier or an affiliate, irrespective of whether or not the participant was terminated as a result of “cause” or “adverse action,” all rights of the participant under the amended and restated 2010 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited without notice of any kind and the committee shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any awards of the participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the participant to pay to Tornier, within ten days of receipt from Tornier of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividend equivalents paid or other distributions made with respect to any shares subject to any award). Tornier will be entitled to withhold and deduct from future wages of the participant (or from other amounts that may be due and owing to the participant from Tornier or an affiliate) or make other arrangements for the collection of all amounts necessary to satisfy the participant’s payment obligations hereunder.

“Cause,” with respect to any participant, means (i) the participant has engaged in conduct that in the judgment of the committee constitutes gross negligence, misconduct or gross neglect in the performance of the participant’s duties and responsibilities, including any breach of Tornier’s policies, including its code of business conduct and ethics, code of conduct on insider trading and confidentiality and code of conduct on interaction with U.S. customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at Tornier’s expense; (ii) the participant has been convicted of or has pled guilty to a felony for fraud, embezzlement or theft; (iii) the participant has engaged in a breach of any policy of Tornier for which termination of employment or service is a permissible consequence; or (iv) the participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, that if, subsequent to the participant’s voluntary termination for any reason or involuntary termination by us without cause, it is discovered that the participant’s employment could have been terminated for cause, then such participant’s employment will be deemed to have been terminated for cause for all purposes under the amended and restated 2010 plan.

An “adverse action” includes any of the following actions that the committee determines to be injurious, detrimental, prejudicial or adverse to the interests of Tornier or its affiliates: (i) disclosing any confidential information of Tornier or any affiliate to any person not authorized to receive it; (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the committee competes with Tornier’s business or the business of any of its affiliates; or (iii) interfering with Tornier’s relationships or the relationships of its affiliates and Tornier’s and their respective employees, independent contractors, customers, prospective customers and vendors.

In addition, if Tornier is required to prepare an accounting restatement due to Tornier’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse Tornier with respect to any award received by such individual under the amended and restated 2010 plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.

Change in Control. Unless otherwise determined by the committee either in an award agreement or after the making of an award under the amended and restated 2010 plan, but prior to a change in control of Tornier, upon a change in control (as defined in the amended and restated 2010 plan): (i) all stock options and SARs granted under the amended and restated 2010 plan will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the grantee remains in employment or service with Tornier or one of its affiliates; (ii) all restrictions and vesting requirements applicable to any award based solely on the continued service of a participant will terminate; and (iii) all awards the vesting or payment of which are based on performance goals will vest as though such performance goals were fully achieved at target and will become immediately payable. The treatment of any other awards in the event of a change in control will be as determined by the committee in connection with the grant thereof, as reflected in the applicable award agreement. The committee is given the power under the amended and restated 2010 plan to alternatively provide that upon a change in control any or all outstanding stock-based awards will be canceled and terminated and the holders will receive a payment of cash or stock equal to the difference, if any, between the consideration received by Tornier shareholders in respect of a Tornier ordinary share in connection with the change in control and the purchase price per share, if any, under the award, multiplied by the number of shares subject to such award, provided that if such product is zero or less, or the award is not then exercisable, the award may be canceled and terminated without payment for such award.

Generally, and subject to some exceptions, a change in control is deemed to have occurred if: (i) another person becomes the beneficial owner of at least 50% of then-outstanding Tornier ordinary shares or the combined voting power of its then-outstanding voting stock; (ii) a majority of the Tornier board of directors becomes comprised of persons other than those for whom election proxies have been solicited by the Tornier board of directors; (iii) the completion of certain business combinations, including certain reorganizations, mergers, consolidations, the sale of all or substantially all of Tornier’s assets or the acquisition by Tornier of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of Tornier or the resulting company after the business combination; or (iv) the Tornier shareholders approve a complete liquidation or dissolution of the company.

Transferability. All awards granted under the amended and restated 2010 plan are non-transferable, except for certain transfers as described below and transfers by an eligible employee, non-employee director or consultant pursuant to a will or under the laws of descent and distribution. Nonqualified stock options granted under the amended and restated 2010 plan may be transferred by an eligible employee, non-employee director or consultant to certain family members of such eligible employee, non-employee director or consultant to a trust exclusively for the benefit of one or more of the family members of such eligible employee, non-employee director or consultant; however, such transfer must be made as a gift without consideration and comply with applicable securities laws. A stock option or SAR exercisable during the lifetime of an eligible employee, non-employee director or consultant may be exercised only by the eligible employee, non-employee director or consultant.

Term; Amendment and Termination. Unless sooner terminated by the Tornier board of directors, the amended and restated 2010 plan will terminate at midnight on August 25, 2020. Subject to certain exceptions, the Tornier board of directors has the authority to terminate and the committee has the authority to amend the amended and restated 2010 plan or any outstanding award agreement at any time and from time to time. No amendments to the amended and restated 2010 plan will be effective without approval of the Tornier shareholders if: (a) shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which Tornier ordinary shares are then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where awards are, or shall be, granted under the amended and restated 2010 plan. No termination or amendment of the amended and restated 2010 plan or an award agreement shall adversely affect in any material way any award previously granted under the amended and restated 2010 plan without the written consent of the participant holding such award.

U.S. Federal Income Tax Consequences

The following is a general summary, as of the date of this joint proxy statement/prospectus, of the United States federal income tax consequences to participants and Tornier of grants under the amended and restated 2010 plan. For purposes of the discussion below, unless the context requires otherwise, references to “Tornier” refer to Tornier and its U.S. subsidiaries. This summary is intended for the information of Tornier shareholders considering how to vote at the Tornier extraordinary general meeting and not as tax guidance to participants in the amended and restated 2010 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the amended and restated 2010 plan.

Incentive Stock Options. With respect to incentive stock options, generally the stock option holder is not taxed, and Tornier is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of Tornier ordinary shares acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the Tornier ordinary shares are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of Tornier ordinary shares on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, Tornier will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder.

Nonqualified Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, or a nonqualified stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of Tornier ordinary shares acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and Tornier will be entitled to a deduction in an equal amount in the same tax year. At the time of a subsequent sale or disposition of shares obtained upon exercise of a nonqualified stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of a SAR will not cause the participant to recognize ordinary income or entitle Tornier to a deduction for U.S. federal income tax purposes. Upon the exercise of a SAR, the participant will recognize ordinary income in the amount of the cash or value of Tornier ordinary shares payable to the participant (before reduction for any withholding taxes), and Tornier will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Stock Grants, Stock Unit Grants and Other Stock-Based Awards. The U.S. federal income tax consequences with respect to stock grants, stock unit grants and other stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if the awards that are granted to the participant are subject to a “substantial risk of forfeiture” (e.g., the awards are conditioned upon the future performance of substantial services by the participant) and are nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the awards on such date over the participant’s cost for such awards (if any), and the same amount is deductible by Tornier, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate U.S. federal income tax recognition with respect to awards that are subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the awards. If the awards granted to the participant are not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the awards to the extent of the excess of the fair market value of the awards at the time of grant over the participant’s cost, if any, and the same amount is deductible by Tornier, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock grant or stock unit grant is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives stock free of any substantial risk of forfeiture and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by Tornier at that time.

Cash-Based Awards. Cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and Tornier will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations. Tornier has the right to require the recipient to pay to Tornier an amount necessary for Tornier to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the amended and restated 2010 plan. As permitted by applicable law, Tornier may withhold from other amounts payable to a recipient an amount necessary to satisfy these obligations, and the committee may permit a participant to satisfy Tornier’s withholding obligation with respect to awards paid in Tornier ordinary shares by having shares withheld, at the time the awards become taxable, provided that when withholding for taxes is effected, it will be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on Tornier.

Code Section 409A. If a grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A are not satisfied, then, at the time of the failure, or if later, when it vests, the grant may be subject to ordinary income taxes, an additional 20% income tax and an additional income tax calculated as the underpayment interest (determined at a premium interest rate) that would have been due had the amounts deferred been includible in income.

Code Section 162(m). Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual, who on the last day of the taxable year was the chief executive officer or otherwise covered by this provision because his or her compensation was reported in the Summary Compensation Table, may not be deductible to the extent that it exceeds $1 million unless the compensation qualifies as “performance-based” under Section 162(m) of the Code. The amended and restated 2010 plan has been designed to permit the committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m) of the Code.

Excise Tax on Parachute Payments. Unless otherwise provided in a separate agreement between a participant and Tornier, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Tornier, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, Tornier will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

Incentive Awards Granted Under the 2010 Plan

Tornier has not provided a new plan benefits table or the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the amended and restated 2010 plan for the last completed fiscal year if the amended and restated 2010 plan had then been in effect because all awards made under the amended and restated 2010 plan will be made at the committee’s discretion and therefore are not determinable. However, on an annual basis, each non-executive director of Tornier receives $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units).

Except as set forth above, no information can be provided with respect to the number or types of awards that may be granted to particular eligible recipients or groups of recipients in the future under the amended and restated 2010 plan. Such awards are within the discretion of the committee (including the Tornier board of directors, which has responsibility for making certain grants), and the committee has not determined any other future awards or who might receive them. It has been Tornier’s practice, however, to grant new non-executive directors and certain new employees stock options and stock grants and to grant current non-executive directors and certain employees stock options and stock grants on an annual basis.

Notwithstanding the foregoing, Tornier has agreed under the terms of the merger agreement not to grant any options, stock grants or any other equity awards under the 2010 plan prior to the effective time of the merger. See “The Merger Agreement—Covenants; Conduct of Business Prior to Merger.”

As of March 10, 2015, Tornier had granted options and other incentive awards under the amended and restated 2010 plan as follows:

Name and position	Number of shares underlying options	Number of shares underlying restricted stock units
David H. Mowry	216,751	66,750
President and Chief Executive Officer and Executive Director
Shawn T McCormick	91,441	36,088
Chief Financial Officer
Terry M. Rich	119,548	35,682
Senior Vice President, U.S. Commercial Operations
Kevin M. Klemz	159,053	34,698
Senior Vice President, Chief Legal Officer and Secretary
Gregory Morrison	152,993	32,778
Senior Vice President, Global Human Resources and HPMS
Executive Group	988,066	263,843
Non-Executive Director Group	251,295	38,411
All Other Employee Group	1,381,669	271,309

Total	2,621,030	573,563

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about Tornier ordinary shares that may be issued under Tornier’s equity compensation plans as of December 28, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock units (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,276,831	$20.34	1,941,304

Equity compensation plans not approved by security holders	—	—	—

Total	3,276,831	$20.34	1,941,304

(1)	Amount includes Tornier ordinary shares issuable upon the exercise of stock options granted under the Tornier N.V. Amended and Restated Stock Option Plan (or prior stock option plan) and the Tornier N.V. Amended and Restated 2010 Incentive Plan (which we refer to as the 2010 plan) and Tornier ordinary shares issuable upon the vesting of stock awards in the form of restricted stock units granted under the 2010 plan.
(2)	Excludes employee stock purchase rights under the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. Under such plan, each eligible employee may purchase Tornier ordinary shares at semi-annual intervals on June 30th and December 31st each calendar year at a purchase price per share equal to 85% of the closing sales price per share of our ordinary shares on the last day of the offering period.
(3)	Included in the weighted-average exercise price calculation are 631,783 restricted stock units with a weighted-average grant price of $20.23. The weighted-average per share exercise price of all outstanding stock options as of December 28, 2014 and reflected in column (a) was $20.23.
(4)	Amount includes 1,646,648 Tornier ordinary shares remaining available for future issuance under the Tornier N.V. 2010 plan and 294,656 Tornier ordinary shares remaining available for future issuance under the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. No shares remain available for grant under our prior stock option plan since such plan was terminated with respect to future grants upon Tornier’s initial public offering in February 2011.

Recommendation of the Tornier Board of Directors

The Tornier board of directors recommends that Tornier shareholders vote “FOR” the approval of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan.

CORPORATE GOVERNANCE OF TORNIER

Directors and Executive Officers

The table below sets forth, as of March 10, 2015, certain information concerning Tornier’s current directors and executive officers. No family relationships exist among any of Tornier’s directors or executive officers.

Name	Age	Position
David H. Mowry	52	President and Chief Executive Officer and Executive Director
Shawn T McCormick	50	Chief Financial Officer
Stéphan Epinette	44	Senior Vice President, International Commercial Operations
Kevin M. Klemz	53	Senior Vice President, Chief Legal Officer and Secretary
Gregory Morrison	51	Senior Vice President, Global Human Resources and HPMS
Terry M. Rich	47	Senior Vice President, U.S. Commercial Operations
Gordon W. Van Ummersen	53	Senior Vice President, Global Product Delivery
Sean D. Carney(1)(2)(3)	45	Chairman and Non-Executive Director
Kevin C. O’Boyle(2)(3)(4)	59	Non-Executive Director
Richard B. Emmitt(3)(4)	70	Non-Executive Director
Alain Tornier	68	Non-Executive Director
Richard F. Wallman(1)(4)	63	Non-Executive Director
Elizabeth H. Weatherman(1)	55	Non-Executive Director

(1)	Member of the compensation committee.
(2)	Member of the nominating, corporate governance and compliance committee.
(3)	Member of the strategic transactions committee.
(4)	Member of the audit committee.

The following is a biographical summary of the experience of Tornier’s directors and executive officers:

David H. Mowry serves as Tornier’s President and Chief Executive Officer, a position he has held since February 2013, and as Tornier’s Executive Director, a position he has held since June 2013. Mr. Mowry joined Tornier in July 2011 as Chief Operating Officer, and in November 2012 was appointed Interim President and Chief Executive Officer. In February 2013, he was appointed President and Chief Executive Officer on a non-interim basis. He has over 24 years of experience in the medical device industry. Prior to joining Tornier, Mr. Mowry served from July 2010 to July 2011 as President of the Global Neurovascular Division of Covidien plc, a global provider of healthcare products. From January 2010 to July 2010, Mr. Mowry served as Senior Vice President and President, Worldwide Neurovascular of ev3 Inc., a global endovascular device company acquired by Covidien in July 2010. From August 2007 to January 2010, Mr. Mowry served as Senior Vice President of Worldwide Operations of ev3. Prior to this position, Mr. Mowry was Vice President of Operations for ev3 Neurovascular from November 2006 to October 2007. Before joining ev3, Mr. Mowry served as Vice President of Operations and Logistics at the Zimmer Spine division of Zimmer Holdings Inc., a reconstructive and spinal implants, trauma and related orthopaedic surgical products company, from February 2002 to November 2006. Prior to Zimmer, Mr. Mowry was President and Chief Operating Officer of HeartStent Corp., a medical device company. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering and Mathematics. Mr. Mowry’s qualifications to sit on the Tornier board of directors include his depth of knowledge of Tornier and its day-to-day operations in light of his position as President and Chief Executive Officer of Tornier.

Shawn T McCormick joined Tornier as Tornier’s Chief Financial Officer in September 2012. Prior to joining Tornier, Mr. McCormick served as Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011, from April 2011 to February 2012. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a global endovascular device company acquired by Covidien plc in July 2010. Prior to joining ev3, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a global medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. Mr. McCormick joined Medtronic in July 1992 and held various finance and leadership positions during his tenure. From July 2007 to May 2008, he served as Vice President, Corporate Technology and New Ventures of Medtronic. From July 2002 to July 2007, he was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. Mr. McCormick currently serves on the board of directors of Nevro, Inc. and Entellus Medical, Inc., all publicly held companies. Mr. McCormick earned his Master of Business Administration from the University of Minnesota’s Carlson School of Management and his Bachelor of Science in Accounting from Arizona State University. He is a Certified Public Accountant.

Stéphan Epinette leads Tornier’s international commercial operations and large joints business as Senior Vice President, International Commercial Operations. Mr. Epinette served as Vice President, International Commercial Operations from December 2008 to January 2014 and in January 2014 was appointed to his current position. Mr. Epinette has over 19 years of experience in the orthopaedic medical device industry. Prior to joining Tornier, he served in various leadership roles with Stryker Corporation, a medical technology company, in its MedSurg and Orthopaedic divisions in France, the United States and Switzerland from 1993 to December 2008, including as Business Unit Director France from 2005 to 2008. His past functions at Stryker also included Marketing Director MedSurg EMEA, Assistant to the EMEA President and Director of Business Development & Market Intelligence EMEA. Mr. Epinette earned a Master’s Degree in Health Economics from Sciences Politiques, Paris, a Master’s Degree in International Business from Paris University XII and a Bachelor of Arts from EBMS Barcelona. He also attended the INSEAD executive course in Finance and in Marketing.

Kevin M. Klemz serves as Tornier’s Senior Vice President, Chief Legal Officer and Secretary. Mr. Klemz served as Vice President, Chief Legal Officer and Secretary from September 2010 to January 2014 and in January 2014 was appointed to his current position. Prior to joining Tornier, Mr. Klemz served as Senior Vice President, Secretary and Chief Legal Officer at ev3 Inc., a global endovascular device company acquired by Covidien plc in July 2010, from August 2007 to August 2010, and as Vice President, Secretary and Chief Legal Officer at ev3 from January 2007 to August 2007. Prior to joining ev3, Mr. Klemz was a partner in the law firm Oppenheimer Wolff & Donnelly LLP, where he was a corporate lawyer for approximately 20 years. Mr. Klemz has a Bachelor of Arts in Business Administration from Hamline University and a Juris Doctor from William Mitchell College of Law.

Gregory Morrison serves as Tornier’s Senior Vice President, Global Human Resources and HPMS (High Performance Management System). Mr. Morrison served as Global Vice President, Human Resources from December 2010 to January 2014 and in January 2014 was appointed to his current position. Prior to joining Tornier, Mr. Morrison served as Senior Vice President, Human Resources at ev3 Inc., Inc., a global endovascular device company acquired by Covidien plc in July 2010, from August 2007 to December 2010, and as Vice President, Human Resources of ev3 from May 2002 to August 2007. Prior to joining ev3, Mr. Morrison served as Vice President of Organizational Effectiveness for Thomson Legal & Regulatory from March 1999 to February 2002 and Vice President of Global Human Resources for Schneider Worldwide, which was acquired by Boston Scientific Corporation, from 1988 to March 1999. Mr. Morrison has a Bachelor of Arts in English and Communications from North Adams State College and a Master of Arts in Corporate Communications from Fairfield University.

Terry M. Rich serves as Tornier’s Senior Vice President, U.S. Commercial Operations, a position he has held since March 2012. Prior to joining Tornier, Mr. Rich served as Senior Vice President of Sales – West of NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to such position, Mr. Rich served as Area Vice President, Sales Director and Area Business Manager of NuVasive from December 2005. Prior to joining NuVasive, Mr. Rich served as Partner/Area Sales Manager of Bay Area Spine of DePuy Spine, Inc., a spine company and subsidiary of Johnson & Johnson, from July 2004 to December 2005. Mr. Rich has a Bachelor of Labor Relations from Rutgers College, Rutgers University.

Gordon W. Van Ummersen serves as Tornier’s Senior Vice President, Global Product Delivery. Mr. Van Ummersen served as Senior Vice President, Product Delivery from June 2013 to January 2014 and in January 2014 was appointed to his current position. Prior to joining Tornier, Mr. Van Ummersen spent a year in multiple leadership roles for Biomet, Inc., an orthopedic company, following the divestiture of the worldwide trauma business of DePuy Orthopaedics, Inc. to Biomet in June 2012. Prior to that, Mr. Van Ummersen served as WW President, Trauma & Extremities for DePuy from 2007 to June 2012, General Manager, Trauma & Extremities from 2005 to 2007 and Vice President, Marketing from 2003 to 2005. Prior to joining DePuy, Mr. Van Ummersen held numerous senior commercial roles at Stryker Corporation, a medical technology company, including Vice President & General Manager for US Trauma from 1999 to 2003 and Director of Corporate Accounts from 1995 to 1999. Mr. Van Ummersen holds a Masters of Business Administration from the University of Massachusetts, Boston and a Bachelor of Science degree in Health Services Administration from Providence College.

Sean D. Carney is one of Tornier’s non-executive directors and has served as a director since July 2006. Mr. Carney serves as Tornier’s Chairman, a position he has held since May 2010. Mr. Carney was appointed as a director in connection with the securityholders’ agreement that Tornier entered into with certain holders of Tornier ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC and has served as a Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this joint proxy statement/prospectus as Warburg Pincus, a principal shareholder that owns approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. He is also a member of the board of directors of MBIA Inc. and several private companies. During the past five years, Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, and several privately held companies. Mr. Carney received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Harvard College. Mr. Carney’s substantial experience as an investor and director in medical device companies and his experience evaluating financial results have led the Tornier board of directors to the conclusion that he should serve as a director, Tornier’s Chairman and Chair and a member of several of Tornier’s board committees at this time in light of Tornier’s business and structure.

Kevin C. O’Boyle is one of Tornier’s non-executive directors and has served as a director since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to October 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of GenMark Diagnostics, Inc., ZELTIQ Aesthetics, Inc. and Sientra, Inc., all publicly held companies. During the past five years, Mr. O’Boyle previously served on the board of directors of Durata Therapeutics, Inc. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held and his financial and accounting expertise have led the Tornier board of directors to the conclusion that Mr. O’Boyle should serve as a director, Chair of Tornier’s strategic transactions committee and a member of Tornier’s audit committee at this time in light of Tornier’s business and structure.

Richard B. Emmitt is one of Tornier’s non-executive directors and has served as a director since July 2006. Mr. Emmitt was initially appointed as one of three directors in connection with the securityholders’ agreement that Tornier entered into with certain holders of Tornier ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Mr. Emmitt served as a General Partner of The Vertical Group L.P., an investment management and venture capital firm focused on the medical device and biotechnology industries, from its inception in 1989 through December 2007. Commencing in January 2008, Mr. Emmitt has been a Member and Manager of The Vertical Group G.P., LLC, which controls The Vertical Group L.P. Mr. Emmitt currently serves on the board of directors of several privately held companies. During the past five years, Mr. Emmitt previously served on the board of directors of ev3 Inc. and American Medical Systems Holdings, Inc., both publicly held companies, and several privately held companies. In addition, prior to such five-year period, Mr. Emmitt served on the boards of directors of several publicly held companies, primarily in the medical device industry. Mr. Emmitt holds a Master of Business Administration from the Rutgers School of Business and a Bachelor of Arts from Bucknell University. Mr. Emmitt’s substantial experience as an investor and board member of numerous medical device companies ranging from development stage private companies to public companies with substantial revenues has led the Tornier board of directors to the conclusion that he should serve as a director and a member of Tornier’s audit committee and strategic transactions committee at this time in light of Tornier’s business and structure.

Alain Tornier is one of Tornier’s non-executive directors and has served as a director since May 1976. Mr. Tornier assumed a leadership role in Tornier’s predecessor entity in 1976, following the death of his father, René Tornier, founder of Tornier. Mr. Tornier later served as Tornier’s President and Chief Executive Officer until the acquisition of Tornier by an investor group in September 2006, when he retired as an executive officer of Tornier. Mr. Tornier holds a Master of Sciences degree from Grenoble University. Mr. Tornier’s significant experience in the global orthopaedics industry and deep understanding of Tornier’s history and operations have led the Tornier board of directors to the conclusion that he should serve as a director at this time in light of Tornier’s business and structure.

Richard F. Wallman is one of Tornier’s non-executive directors and has served as a director since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc. as Chief Financial Officer, Mr. Wallman served as Controller of International Business Machines Corporation. In addition to serving as a director of Tornier, Mr. Wallman is also a member of the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Extended Stay America, Inc. and its wholly subsidiary ESH Hospitality, Inc., and Roper Industries, Inc., all publicly held companies. During the past five years, Mr. Wallman previously served on the board of directors of Ariba, Inc. as well as auto suppliers Dana Holding Corporation, Lear Corporation and Hayes Lemmerz International, Inc., all publicly held companies. Mr. Wallman also serves on the board of directors of Reddy Ice Holdings, Inc. and Accriva Diagnostics, both privately held companies. Mr. Wallman holds a Master of Business Administration from the University of Chicago Booth School of Business with concentrations in finance and accounting and a Bachelor of Science in Electrical Engineering from Vanderbilt University. Mr. Wallman’s prior public company experience, including as Chief Financial Officer of Honeywell and his public company director experience, and his financial experience and expertise, have led the Tornier board of directors to the conclusion that he should serve as a director, Chair of Tornier’s audit committee and a member of Tornier’s compensation committee at this time in light of Tornier’s business and structure.

Elizabeth H. Weatherman is one of Tornier’s non-executive directors and has served as a director since July 2006. Ms. Weatherman was appointed as a director in connection with the securityholders’ agreement that Tornier entered into with certain holders of Tornier ordinary shares. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Ms. Weatherman is a General Partner of Warburg Pincus & Co., a Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and is primarily focused on the firm’s healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this joint proxy statement/prospectus as Warburg Pincus, a principal shareholder that owns approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. Ms. Weatherman currently serves on the board of directors of several privately held companies. During the past five years, Ms. Weatherman previously served on the board of directors of ev3 Inc., a publicly held company, and several privately held companies. In addition, prior to such five-year period, Ms. Weatherman served on the boards of directors of several publicly held companies, primarily in the medical device industry. Ms. Weatherman earned a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Mount Holyoke College. Ms. Weatherman’s extensive experience as a director of public companies in the medical device industry has led the Tornier board of directors to the conclusion that she should serve as a director at this time in light of Tornier’s business and structure.

Board Structure and Composition

Tornier has a one-tier board structure. Tornier’s articles of association provide that the number of members of the Tornier board of directors will be determined by the Tornier board of directors, provided that the Tornier board of directors shall be comprised of at least one executive director and two non-executive directors. The Tornier board of directors currently consists of seven directors, one of whom is Tornier’s executive director and six of whom are non-executive directors.

All of Tornier’s non-executive directors, except Alain Tornier, are “independent directors” under the Listing Rules of the NASDAQ Global Select Stock Market. Therefore, the following five of Tornier’s current seven directors are “independent directors” under the Listing Rules of the NASDAQ Global Select Stock Market: Sean D. Carney, Kevin C. O’Boyle, Richard B. Emmitt, Richard F. Wallman and Elizabeth H. Weatherman. Independence requirements for service on Tornier’s audit committee are discussed below under “—Board Committees—Audit Committee” and independence requirements for service on Tornier’s compensation committee are discussed below under “—Board Committees—Compensation Committee.” Mr. Wallman and Mr. O’Boyle are independent under the independence definition in the Dutch Corporate Governance Code. Tornier currently complies with the NASDAQ corporate governance requirements, and Tornier can deviate from the Dutch Corporate Governance Code requirement that a majority of its directors be independent within the meaning of the Dutch Corporate Governance Code provided Tornier explains such deviation in its Dutch statutory annual report.

The Tornier board of directors and Tornier shareholders each have approved that the Tornier board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Messrs. Carney and Emmitt are in the class of directors whose term expires at the 2015 annual general meeting of the Tornier shareholders. Messrs. Mowry, O’Boyle and Wallman are in the class of directors whose term expires at the 2016 annual general meeting of the Tornier shareholders and Mr. Tornier and Ms. Weatherman are in the class of directors whose term expires at the 2017 annual general meeting of the Tornier shareholders. At each annual general meeting of the Tornier shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

The general meeting of Tornier shareholders appoints the members of the Tornier board of directors, subject to a binding nomination of the Tornier board of directors in accordance with the relevant provisions of the Dutch Civil Code. The Tornier board of directors makes the binding nomination based on a recommendation of Tornier’s nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed by the general meeting of Tornier shareholders unless the binding nature of the nomination(s) by the Tornier board of directors is set aside by the general meeting of the Tornier shareholders. The binding nature of nomination(s) by the Tornier board of directors can only be set aside by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting of Tornier shareholders, provided such two-thirds vote constitutes more than one-half of Tornier’s issued share capital. In such case, a new meeting is called at which the resolution for appointment of a member of the Tornier board of directors shall require a majority of at least two-thirds of the votes cast representing more than one-half of Tornier’s issued share capital.

A resolution of the general meeting of the Tornier shareholders to suspend a member of the Tornier board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of the Tornier shareholders to suspend or dismiss members of the Tornier board of directors, other than pursuant to a proposal by the Tornier board of directors, requires a majority of at least two-thirds of the votes cast, representing more than one-half of Tornier’s issued share capital.

Pursuant to a securityholders’ agreement among Tornier, TMG Holdings Coöperatief U.A., Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P. and certain other shareholders, TMG has the right to designate three directors to be nominated to the Tornier board of directors for so long as TMG beneficially owns at least 25% of the outstanding Tornier ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of the outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of the outstanding Tornier ordinary shares. Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected. As of March 10, 2015, TMG beneficially owned 21.9% of the outstanding Tornier ordinary shares. Mr. Carney and Ms. Weatherman are the current Tornier directors who are designees of TMG.

Under Tornier’s articles of association, Tornier’s internal rules for the board of directors and Dutch law, the members of the Tornier board of directors are collectively responsible for the management, general and financial affairs and policy and strategy of Tornier. Tornier’s executive director historically has been Tornier’s Chief Executive Officer, who is primarily responsible for managing Tornier’s day-to-day affairs as well as other responsibilities that have been delegated to the executive director in accordance with Tornier’s articles of association and Tornier’s internal rules for the board of directors. Tornier’s non-executive directors supervise Tornier’s Chief Executive Officer and Tornier’s general affairs and provide general advice to Tornier’s Chief Executive Officer. In performing their duties, Tornier’s directors are guided by the interests of Tornier and shall, within the boundaries set by relevant Dutch law, take into account the relevant interests of Tornier’s stakeholders. The internal affairs of the board of directors are governed by Tornier’s internal rules for the board of directors, a copy of which is available on the Investor Relations—Corporate Governance section of Tornier’s corporate website at www.tornier.com.

Mr. Carney serves as Tornier’s Chairman. The duties and responsibilities of the Chairman include, among others: determining the agenda and chairing the meetings of the Tornier board of directors, managing the Tornier board of directors to ensure that it operates effectively, ensuring that the members of the Tornier board of directors receive accurate, timely and clear information, encouraging active engagement by all the members of the Tornier board of directors, promoting effective relationships and open communication between non-executive directors and the executive director and monitoring effective implementation of Tornier board of directors decisions.

All regular meetings of the Tornier board of directors are scheduled to be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of the Tornier board of directors by a fellow director. The Tornier board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors that have no conflict of interest present or represented. However, as required by Dutch law, Tornier’s articles of association provide that when one or more members of the Tornier board of directors is absent or prevented from acting, the remaining members of the Tornier board of directors will be entrusted with the management of Tornier. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill or similarly absent or prevented from acting, the remaining members of the Tornier board of directors (or, in the event there are no such remaining members, a person appointed by the

Tornier shareholders at a general meeting) will be entitled to act on behalf of the Tornier board of directors in the management of Tornier, notwithstanding the general requirement that otherwise requires a majority of the Tornier board of directors be present. In these limited circumstances, Tornier’s articles of association permit the Tornier board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

Subject to Dutch law and any director’s objection, resolutions may be passed in writing by a majority of the directors in office. Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of Tornier and its business enterprise. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting of shareholders, except if the articles of association prescribe otherwise. Tornier’s articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of Tornier and its business enterprise. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Board Committees

The Tornier board of directors has four standing board committees: an audit committee, a compensation committee, a nominating, corporate governance and compliance committee and a strategic transactions committee. Each of these committees has the responsibilities and composition described below. The Tornier board of directors has adopted a written charter for each committee of the Tornier board of directors, which charters are available on the Investor Relations—Corporate Governance section of Tornier’s corporate website at www.tornier.com. The Tornier board of directors from time to time may establish other committees.

The following table summarizes the current membership of each of the four Board committees.

Director	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
David H. Mowry	—	—	—	—
Sean D. Carney	—	Chair	Chair	✓
Kevin C. O’Boyle	✓	—	✓	Chair
Richard B. Emmitt	✓	—	—	✓
Alain Tornier	—	—	—	—
Richard F. Wallman	Chair	✓	—	—
Elizabeth H. Weatherman	—	✓	—	—

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

The Tornier board of directors held nine meetings during the fiscal year ended December 28, 2014. During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Tornier board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.

Tornier’s formal policy regarding attendance by members of the Tornier board of directors at annual general meetings of shareholders is that due to the location of Tornier’s annual general meeting of shareholders in the Netherlands, the residence of most of Tornier’s directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of Tornier’s directors attended Tornier’s most recent annual general meeting of shareholders held in June 2014.

Audit Committee

Tornier’s audit committee oversees a broad range of issues surrounding Tornier’s accounting and financial reporting processes and audits of its financial statements. The primary responsibilities of the audit committee include:

•	assisting the Tornier board of directors in monitoring the integrity of Tornier’s financial statements, its compliance with legal and regulatory requirements insofar as they relate to its financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, its independent auditor’s qualifications and independence and the performance of its internal audit function and independent auditors;

•	appointing, compensating, retaining and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	providing a medium for consideration of matters relating to any audit issues;

•	establishing procedures for the receipt, retention and treatment of complaints received by Tornier regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by its employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under the federal securities laws.

The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the committee with its charter.

The audit committee consists of Mr. Wallman (Chair), Mr. Emmitt and Mr. O’Boyle. Tornier believes that the composition of Tornier’s audit committee complies with the applicable rules of the SEC and the NASDAQ Global Select Stock Market. The Tornier board of directors has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle is an “audit committee financial expert,” as defined in the SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Global Select Stock Market. The Tornier board of directors also has determined that each of Mr. Wallman, Mr. Emmitt and Mr. O’Boyle meets the more stringent independence requirements for audit committee members of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the NASDAQ Global Select Stock Market, and each of Mr. Wallman and Mr. O’Boyle is independent under the Dutch Corporate Governance Code.

The audit committee held ten meetings during 2014.

Compensation Committee

The primary responsibilities of Tornier’s compensation committee, which are within the scope of the compensation policy adopted by the general meeting of the Tornier shareholders, include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of Tornier’s Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;

•	making recommendations to the Tornier board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of Tornier’s incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•	reviewing and discussing with management the “Compensation Discussion and Analysis” section of this joint proxy statement/prospectus and based on such discussions, recommending to the Tornier board of directors whether the “Compensation Discussion and Analysis” section should be included in this joint proxy statement/prospectus;

•	approving, or recommending to the Tornier board of directors for approval, the compensation programs, and the payouts for all programs, applying to Tornier’s non-executive directors, including reviewing the competitiveness of Tornier’s non-executive director compensation programs and reviewing the terms to make sure they are consistent with the Tornier board of directors compensation policy adopted by the general meeting of the Tornier shareholders; and

•	reviewing and discussing with Tornier’s Chief Executive Officer and reporting periodically to the Tornier board of directors plans for development and corporate succession plans for Tornier’s executive officers and other key employees.

The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the committee with its charter.

The compensation committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate. Before selecting any such counsel, consultant or advisor, the compensation committee reviews and considers the independence of such counsel, consultant or advisor in accordance with applicable SEC and NASDAQ rules. During 2014, the compensation committee retained Mercer (US) Inc. (Mercer) to assist in the design and review of Tornier’s executive and director compensation programs. Additional information regarding the role of Mercer is found under “Executive Compensation of Tornier—Compensation Discussion and Analysis—Determination of Compensation—Role of Consultant.” Mercer’s fees for director and executive compensation consulting services provided to the compensation committee in 2014 were $117,347. Mercer did not provide any services to Tornier during 2014, other than those for which it had been retained by the compensation committee, other than certain services related to the Mercer Benchmark Compensation Survey. The aggregate fees paid for such other services in 2014 were $21,260. The compensation committee and the Tornier board of directors did not review or approve such other services provided to Tornier by Mercer, as those services were approved by management in the normal course of business. The compensation committee has assessed the independence of Mercer pursuant to SEC rules and NASDAQ listing rules and concluded that the work of Mercer did not raise any conflicts of interest.

For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to “Executive Compensation of Tornier—Compensation Discussion and Analysis—Determination of Compensation” and “Director Compensation of Tornier.”

The compensation committee consists of Mr. Carney (Chair), Mr. Wallman and Ms. Weatherman. Tornier believes that the composition of its compensation committee complies with the applicable rules of the SEC and the NASDAQ Global Select Stock Market. The Tornier board of directors has determined that each of Mr. Carney and Mr. Wallman and Ms. Weatherman meets the more stringent independence requirements for compensation committee members of Rule 10C-1 under the Exchange Act and the Listing Rules of the NASDAQ Global Select Stock Market.

The compensation committee held four meetings during 2014.

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of Tornier’s nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to the Tornier board of directors regarding the size and composition of the Tornier board of directors;

•	identifying, reviewing and recommending nominees for election as directors;

•	making recommendations to the Tornier board of directors regarding corporate governance matters and practices, including any revisions to Tornier’s internal rules for the Tornier board of directors; and

•	overseeing Tornier’s compliance efforts with respect to its legal, regulatory and quality systems requirements and ethical programs, including its code of business conduct and ethics, other than with respect to matters relating to its financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the committee with its charter.

The nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

The nominating, corporate governance and compliance committee consists of Mr. Carney (Chair) and Mr. O’Boyle.

The nominating, corporate governance and compliance committee held four meetings during 2014.

Strategic Transactions Committee

The primary responsibilities of Tornier’s strategic transactions committee include:

•	reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments and similar strategic transactions involving Tornier or any one or more of its subsidiaries outside the ordinary course of its business that may arise from time to time;

•	approving on behalf of the Tornier board of directors any strategic transaction that may arise from time to time and is deemed appropriate by the strategic transactions committee and involves total cash consideration of less than $5.0 million; provided, however, that the strategic transactions committee is not authorized to approve any strategic transaction involving the issuance of capital stock or in which any director, officer or affiliate of Tornier has a material interest;

•	making recommendations to the Tornier board of directors concerning approval of any strategic transactions that may arise from time to time and are deemed appropriate by the strategic transactions committee and are beyond the authority of the strategic transactions committee to approve;

•	reviewing integration efforts with respect to completed strategic transactions from time to time and making recommendations to management and the Tornier board of directors, as appropriate;

•	assisting management in developing, implementing and adhering to a strategic plan and direction for its activities with respect to strategic transactions and making recommendations to management and the Tornier board of directors, as appropriate; and

•	reviewing and evaluating potential opportunities for restructuring its business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits, to Tornier and making recommendations to management and the Tornier board of directors, as appropriate.

The strategic transactions committee reviews and evaluates periodically the performance of the committee and its members, including compliance of the committee with its charter.

The strategic transactions committee consists of Mr. O’Boyle (Chair), Mr. Carney and Mr. Emmitt.

The strategic transactions committee held four meetings during 2014.

Internal Rules for the Board of Directors

The Tornier board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investor Relations—Corporate Governance section of Tornier’s corporate website at www.tornier.com. Among the topics addressed in Tornier’s internal rules for the Tornier board of directors are:

• Board responsibility	• Board meetings
• Board composition	• Board resolutions
• Chairman responsibilities	• Conflicts of interest
• Executive director responsibilities	• Board committees
• Non-executive director responsibilities	• Disclosure of information
• Ownership of securities	• Confidentiality

Dutch Corporate Governance Code

In addition to the Listing Rules of the NASDAQ Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, Tornier’s governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as last amended on December 10, 2008) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements Tornier must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although Tornier applies several provisions of the Dutch Corporate Governance Code, as an SEC registrant and NASDAQ listed company, Tornier believes that it is appropriate to maintain governance practices that are in line with its peers listed on the NASDAQ Global Select Stock Market and therefore at times may choose to apply practices common for NASDAQ listed companies.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, Tornier discloses in its Dutch statutory annual report that accompanies its Dutch statutory annual accounts to what extent Tornier does not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Tornier’s Dutch statutory annual report may be found on the Investor Relations—Corporate Governance section of Tornier’s corporate website at www.tornier.com.

Board of Directors Leadership Structure

Mr. Carney serves as Chairman of the Tornier board of directors. Mr. Mowry serves as Tornier’s President and Chief Executive Officer and executive director.

Under Tornier’s internal rules for the Tornier board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of Tornier. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of the Tornier board of directors; (ii) ensuring that there is sufficient time for decision-making by the Tornier board of directors; (iii) ensuring the functioning of the Tornier board of directors and conducting shareholder meetings, including Tornier’s annual general meetings of shareholders; (iv) managing the Tornier board of directors to ensure that it operates effectively; (v) ensuring that the members of the Tornier board of directors receive accurate, timely and clear information, in particular about Tornier’s performance, to enable the Tornier board of directors to take sound decisions, monitor effectively and provide advice to promote the success of Tornier; (vi) encouraging active engagement by all the members of the Tornier board of directors; (vii) setting and approving the Tornier board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by Tornier’s corporate secretary, maintaining effective communication with major shareholders so as to ensure the Tornier board of directors develops an understanding of their views; (xi) in conjunction with Tornier’s corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of the Tornier board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive director, by providing support and advice while respecting executive responsibility.

Under Tornier’s internal rules for the Tornier board of directors, the executive director shall have responsibility within the Tornier board of directors for: (i) day-to-day management of Tornier comprising all decisions in the ordinary course of its business; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by the Tornier board of directors; (ii) strategic management of Tornier including developing strategy and business plans for Tornier, including the financial projections and the budget, and proposing these plans to the Tornier board of directors and implementing them after approval of the Tornier board of directors; (iii) maintaining appropriate accounting, financial and other controls; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to the entire Tornier board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to the Tornier board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding Tornier’s management; (viii) evaluating the overall effectiveness of Tornier; and (ix) such other matters as may be specifically delegated to the executive director by the Tornier board of directors.

Tornier currently believes this leadership structure is in the best interests of Tornier and its shareholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of Tornier and the Chairman’s responsibility to guide overall strategic direction of Tornier and provide oversight of its corporate governance and guidance to Tornier’s President and Chief Executive Officer and to set the agenda for and preside over board meetings. Tornier recognizes that different leadership structures may be appropriate for companies in different situations and believes that no one structure is suitable for all companies. Tornier believes that it is well-served by this leadership structure.

Risk Oversight

Risk is inherent with every business. Tornier faces a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risks. Tornier’s management is responsible for the day-to-day management of risks faced by Tornier, while the Tornier board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Tornier board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Tornier board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to Tornier. Tornier’s President and Chief Executive Officer regularly attends meetings of the Tornier board of directors and discusses with the board the strategies and risks facing Tornier.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on Tornier’s processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to Tornier’s financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to Tornier. The compensation committee is responsible for overseeing risks and exposures associated with Tornier’s compensation programs and arrangements, including its executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to Tornier’s compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including Tornier’s code of business conduct and ethics, code of conduct on interactions with U.S. customers, code of conduct on insider trading and confidentiality and other aspects of Tornier’s corporate compliance program and risks related to its corporate governance matters and policies and director succession planning. The strategic transactions committee oversees risks related to strategic transactions that Tornier may undertake.

Consideration of Director Nominees

The Tornier board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to the Tornier board of directors regarding the size and composition of the Tornier board of directors and identify, review and recommend nominees for election as directors. The policy of the nominating, corporate governance and compliance committee with respect to nominees for election as directors submitted or recommended by the Tornier shareholders is to consider properly submitted recommendations for candidates to the Tornier board of directors from Tornier shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on the Tornier board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Tornier within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of the Tornier ordinary shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Tornier board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a Tornier shareholder or otherwise. Shareholder recommendations to the Tornier board of directors should be sent to:

Kevin M. Klemz

Senior Vice President, Chief Legal Officer and Secretary

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

The nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on the Tornier board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Tornier board of directors or specific qualities or skills that are necessary for one or more of the members of the Tornier board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that the Tornier board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Tornier board of directors as a whole; (iii) the ability and willingness to serve on any committees of the Tornier board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of the Tornier board of directors and its committees.

While Tornier does not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and the Tornier board of directors believe that the above-mentioned attributes provide Tornier with a diverse range of perspectives and judgment necessary to guide its strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Tornier believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Tornier board of directors to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

No member of Tornier’s compensation committee has served as one of Tornier’s officers or employees at any time. Except as otherwise disclosed in this joint proxy statement/prospectus, no member of Tornier’s compensation committee has had any relationship with Tornier requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of Tornier’s executive officers has served as a director, or member of the compensation committee (or other committee serving an equivalent function), of an organization that has an executive officer also serving as a member of the Tornier board of directors or compensation committee.

Stock Ownership Guidelines

In February 2014, Tornier established stock ownership guidelines that are intended to further align the interests of Tornier’s directors and executive officers with those of the Tornier shareholders. The stock ownership guideline for Tornier’s non-executive directors is that number of Tornier ordinary shares with a value equal to three times the amount of the annual cash retainer paid to directors in consideration for their service as members of the Tornier board of directors. Stock ownership targets for Tornier’s executive officers are set at that number of Tornier ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to three times for Tornier’s President and Chief Executive Officer and one and one-half times for Tornier’s other executive officers. Each director and executive officer has five years from the date of election or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership target. Until the applicable stock ownership target is achieved, each director and executive officer subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units. All of Tornier’s directors and executives currently meet their respective individual stock ownership guideline.

Code of Business Conduct and Ethics

Tornier has adopted a code of business conduct and ethics, which applies to all of its directors, officers and employees. The code of business conduct and ethics is available on the Investor Relations—Corporate Governance section of Tornier’s corporate website at www.tornier.com. Any person may request a copy free of charge by writing to Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. Tornier intends to disclose on its website any amendment to, or waiver from, a provision of its code of business conduct and ethics that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Global Select Stock Market.

Code of Conduct on Insider Trading and Confidentiality

Tornier has adopted a code of conduct on insider trading and confidentiality, which applies to all of its directors, officers and employees. The code of conduct on insider trading and confidentiality, among other things, prohibits Tornier’s directors and officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging Tornier ordinary shares in any significant respect.

Shareholder Communications with the Board of Directors

Tornier has not adopted a formal process for shareholder communications with the Tornier board of directors. Nevertheless, every effort has been made to ensure that the views of Tornier shareholders are heard by the Tornier board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Tornier believes its responsiveness to shareholder communications to the Tornier board of directors has been excellent and, to date, Tornier has not considered it necessary to adopt a formal process. Nevertheless, the Tornier board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with the Tornier board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS REGARDING TORNIER

Introduction

Below under the heading “—Description of Related Party Transactions” is a description of transactions that have occurred during the past three fiscal years of Tornier, or any currently proposed transactions, to which Tornier was or is a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a related person (including any director, director nominee, executive officer, holder of more than 5% of Tornier ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

These transactions are referred to as “related party transactions.”

Procedures Regarding Approval of Related Party Transactions

As provided in Tornier’s audit committee charter, all related party transactions are to be reviewed and pre-approved by Tornier’s audit committee. In determining whether to approve a related party transaction, the audit committee generally will evaluate the transaction in terms of (i) the benefits to Tornier; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of Tornier’s audit committee, that member will not participate in the audit committee’s deliberations.

Description of Related Party Transactions

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Alain Tornier and Related Entities. Alain Tornier is a member of the Tornier board of directors. Mr. Tornier wholly owns KCH Stockholm AB, which wholly owns KCH Oslo AS, which holds approximately 3.7% of outstanding Tornier ordinary shares as of March 10, 2015.

TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Sean D. Carney and Elizabeth H. Weatherman. TMG Holdings Coöperatief U.A. holds approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. Tornier’s directors, Sean D. Carney and Elizabeth H. Weatherman, are Managing Directors of Warburg Pincus LLC, which manages TMG as well as its parent entities Warburg Pincus (Bermuda) Private Equity IX, L.P., or WP Bermuda, WP (Bermuda) IX PE One Ltd. and Warburg Pincus (Bermuda) Private Equity Ltd. (“WPPE”). Furthermore, Mr. Carney and Ms. Weatherman are Partners of Warburg Pincus & Co., the sole member of WPPE.

Vertical Fund I, L.P., Vertical Fund II, L.P. and Richard B. Emmitt. Richard B. Emmitt, a member of the Tornier board of directors, is a Member and Manager of The Vertical Group, L.P., which is the sole general partner of each of Vertical Fund I, L.P. and Vertical Fund II, L.P. Mr. Emmitt is also a Member and Manager of The Vertical Group GP, LLC, which controls The Vertical Group, L.P. Although Vertical Fund I, L.P. and Vertical Fund II, L.P. were shareholders of Tornier as of the time of the transactions described below, neither Vertical Fund I, L.P. nor Vertical Fund II, L.P. currently owns any Tornier ordinary shares.

Tornier is party to a securityholders’ agreement with certain of the Tornier shareholders, including TMG, WP Bermuda, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB and Mr. Tornier. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to the Tornier board of directors for so long as TMG beneficially owns at least 25% of outstanding Tornier ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of outstanding Tornier ordinary shares. Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected as directors. TMG holds approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. Mr. Carney and Ms. Weatherman are the current directors who are designees of TMG. The securityholders’ agreement terminates upon the written consent of all parties to the agreement.

Tornier is party to a registration rights agreement with certain of its shareholders, including entities affiliated with certain of Tornier’s directors, including TMG, Vertical Fund I, L.P., Vertical Fund II, L.P. and KCH Stockholm AB. Pursuant to the registration rights agreement, Tornier has agreed to (i) use its reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates and one registered offering of at least $10 million upon a demand of Vertical Fund I, L.P. or Vertical Fund II, L.P., (ii) use its reasonable best efforts to become eligible for use of Form S-3 for registration statements and once Tornier become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Tornier has also granted certain incidental or “piggyback” registration rights with respect to the registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, Tornier has agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities. The filing of the registration statement of which this joint proxy statement/prospectus is a part did not trigger registration rights under this agreement.

On February 28, 2014, Tornier completed an underwritten secondary public offering of Tornier ordinary shares pursuant to which TMG participated and sold an aggregate of 5,125,000 ordinary shares to the underwriter at a per share price of $18.94. Pursuant to the terms of the registration rights agreement described above, Tornier paid substantially all of the expenses in connection with the offering, other than underwriting commissions, which expenses equaled approximately $320,000.

On May 15, 2013, Tornier completed an underwritten public offering of Tornier ordinary shares pursuant to which TMG, Vertical Fund I, L.P. and Vertical Fund II, L.P. participated and sold an aggregate of 2,875,000 ordinary shares in addition to 5,175,000 ordinary shares sold by Tornier at a per share price of $16.15. Pursuant to the terms of the registration rights agreement described above, Tornier paid substantially all of the expenses in connection with the offering, other than underwriting commissions, which expenses equaled approximately $560,000.

On February 9, 2007, Tornier signed an exclusive, worldwide license and supply agreement with Tepha for its poly-4-hydroxybutyrate polymer for a license fee of $110,000, plus an additional $750,000 as consideration for certain research and development. Tepha is further entitled to royalties of up to 5% of sales under these licenses. Tornier amended this agreement in December 2011 to include certain additional rights and an option to license additional products. Tornier paid $0.1 million of minimum royalty payments during 2014 to Tepha under the terms of this agreement. Additionally, Tornier made payments of $0.2 million during 2014 related to the purchase of materials. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 15% of Tepha’s outstanding common and preferred stock. In addition, Mr. Emmitt serves on the Tepha board of directors.

On January 22, 2008, Tornier signed an agreement with BioSET to develop, commercialize and distribute products incorporating BioSET’s F2A synthetic growth factor technology in the field of orthopaedic and podiatric soft tissue repair. As amended on February 10, 2010, this agreement granted Tornier an option to purchase an exclusive, worldwide license for such products in consideration for a payment of $1.0 million. Tornier exercised this option on February 10, 2010. Upon FDA approval of certain products, an additional $2.5 million will become due. BioSET is entitled to royalties of up to 6% for sales of products under this agreement. Tornier has not accrued or paid any royalties under the terms of this agreement. Vertical Fund I, L.P. and Vertical Fund II, L.P. in the aggregate own approximately 20% of BioSET’s outstanding capital stock.

On July 29, 2008, Tornier formed a real estate holding company, SCI Calyx, together with Mr. Tornier. SCI Calyx is owned 51% by Tornier and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by Tornier and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility is used to support the manufacture of certain of Tornier’s current products and house certain of Tornier’s operations in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is Tornier’s wholly-owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three-month Euro Libor rate plus 0.5% and have no stated term. During 2010, SCI Calyx borrowed approximately $1.4 million from Mr. Tornier in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of December 28, 2014, SCI Calyx had related-party debt outstanding to Mr. Tornier of $2.3 million. The SCI Calyx entity is consolidated by Tornier, and the related real estate and liabilities are included in Tornier’s consolidated balance sheets. On September 3, 2008, Tornier SAS, Tornier’s French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €959,712. As of December 28, 2014, future minimum payments under this lease were €4.6 million in the aggregate.

On December 29, 2007, Tornier SAS entered into a lease agreement with Mr. Tornier and his spouse, relating to Tornier’s museum in Saint Villa, France. The agreement provides for a term through May 30, 2015 and an initial annual rent payment of €28,500, which was subsequently decreased to €14,602. On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to Tornier’s facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €279,506 annually, which was subsequently increased to €295,034. Animus SCI is wholly-owned by Mr. Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to Tornier’s facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €252,254, which was subsequently increased to €560,756. Balux SCI is wholly-owned by Mr. Tornier and his sister, Colette Tornier. As of December 28, 2014, future minimum payments under all of these agreements were €8.1 million in the aggregate.

One of the executive director nominees and one of the non-executive director nominees and some of the Wright executive officers have prior relationships with Warburg Pincus LLC. Robert J. Palmisano, Wright’s President and Chief Executive Officer, served as an executive officer at other companies controlled by Warburg Pincus LLC, including ev3 Inc. Pascal E.R. Girin, Wright’s Executive Vice President and Chief Operating Officer, served as an executive in residence at Warburg Pincus LLC, as an executive officer at other companies controlled by Warburg Pincus LLC, including Keystone Dental Inc., and as a non-executive director of Tornier from November 2010 to November 2012. John L. Miclot, a member of the Wright board of directors, has served as an executive in residence at Warburg Pincus LLC.

DIRECTOR COMPENSATION OF TORNIER

Overview

Under the terms of the Tornier board of directors compensation policy, which was approved by the general meeting of the Tornier shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for Tornier’s non-executive directors are determined by Tornier’s non-executive directors, based upon recommendations by the compensation committee. Such compensation is determined by Tornier’s non-executive directors pursuant to the terms of Tornier’s articles of association which provide that if all directors have a conflict of interest in the matter to be acted upon, the matter shall be approved by the non-executive directors. In determining non-executive director compensation, Tornier targets such compensation in the market median range of Tornier’s peer companies; although, Tornier may deviate from the median if Tornier determines necessary or appropriate on a case by case basis.

Under the terms of Tornier’s non-executive director compensation policy, compensation for Tornier’s non-executive directors is comprised of both cash compensation and equity-based compensation. Cash compensation is in the form of annual or other retainers for non-executive directors, chairman, committee chairs and committee members. Equity-based compensation is in the form of initial and annual stock option and stock grants (in the form of restricted stock units). Each of these components is described in more detail below. Tornier does not generally provide perquisites and other personal benefits to Tornier’s non-executive directors.

During 2014, Tornier’s compensation committee engaged Mercer to review Tornier’s non-executive director compensation program. In so doing, Mercer analyzed the outside director compensation levels and practices of Tornier’s peer companies. Mercer used the same peer group as was approved by the compensation committee in February 2013 and used to gather compensation information for Tornier’s executive officers, with the exception that Heartware International, Inc. was substituted for Conceptus, Inc. For more information regarding the peer companies, see the information under “Executive Compensation of Tornier—Compensation Discussion and Analysis—Determination of Executive Compensation—Use of Peer Group and Other Market Data” of this joint proxy statement/prospectus. Based on Mercer’s recommendations, the compensation committee recommended and the Tornier board of directors approved no changes to Tornier’s non-executive director compensation policy during 2014. Tornier’s non-executive director compensation policy is consistent with its shareholder-approved board of directors compensation policy.

Cash Compensation

The cash compensation component of Tornier’s non-executive director compensation consists of gross annual fees, commonly referred to as annual cash retainers, paid to each non-executive director and additional annual cash retainers paid to the chairman and each board committee chair and member. The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and member:

Description	Annual cash retainer ($)
Non-executive director	40,000
Chairman premium	50,000
Audit committee chair premium	15,000
Compensation committee chair premium	10,000
Nominating, corporate governance and compliance committee chair premium	5,000
Strategic transactions committee chair premium	10,000
Audit committee member (including chair)	10,000
Compensation committee member (including chair)	5,000
Nominating, corporate governance and compliance committee member (including chair)	5,000
Strategic transactions committee member (including chair)	5,000

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31.

In addition, each non-executive director, other than Mr. Tornier, receives a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.

Equity-Based Compensation

The equity-based compensation component of Tornier’s non-executive director compensation consists of initial stock option and stock grants (in the form of restricted stock units) to new non-executive directors upon their first appointment or election to the Tornier board of directors and annual stock option and stock grants (in the form of restricted stock units) to all non-executive directors on the same date that annual performance recognition grants of equity awards are made to Tornier’s employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations).

Non-executive directors, upon their initial election to the Tornier board of directors and on an annual basis thereafter effective as of the same date that annual performance recognition grants of equity awards are made to Tornier’s employees (or such other date if otherwise in accordance with all applicable, laws, rules and regulations), receive $125,000, one-half of which is paid in stock options and the remaining one-half of which is paid in stock grants (in the form of restricted stock units). The number of Tornier ordinary shares underlying the stock options and stock grants is determined based on the 10-trading day average closing sale price of a Tornier ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of a Tornier ordinary share on the grant date. The stock options and stock grants (in the form of restricted stock units) vest over a two-year period, with one-half of the underlying shares vesting on each of the one-year and two-year anniversaries of the grant date, in each case so long as the director is still a director as of such date.

Accordingly, on August 12, 2014, each of Tornier’s non-executive directors received a stock option to purchase 6,034 Tornier ordinary shares at an exercise price of $21.66 per share and a stock grant in the form of a restricted stock unit representing 2,728 Tornier ordinary shares.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Tornier’s non-executive director compensation policy allows Tornier’s non-executive directors to elect to receive a stock grant in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive a stock grant in lieu of such director’s annual cash retainers is granted a stock grant (in the form of a restricted stock unit) under Tornier’s stock incentive plan for that number of Tornier ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of Tornier ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award. Four of Tornier’s non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2013 through June 30, 2014, and the same four non-executive directors elected to receive such a stock grant in lieu of their cash retainers for the period covering July 1, 2014 through June 30, 2015. Accordingly, effective as of August 9, 2013 and August 12, 2014, these four non-executive directors received stock grants. These stock grants are described in more detail in note (1) to the Director Compensation Table under “—Summary of Cash and Other Compensation.”

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the Tornier ordinary shares underlying the stock grant have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underling such stock grant that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive a stock grant in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive a stock grant in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent stock grant received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such stock grant reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the stock grant will be revised appropriately to reflect any such change in the number of shares underlying the stock grant and the date on which such change occurred.

Summary of Cash and Other Compensation

The table below summarizes the compensation received by Tornier’s non-executive directors for the year ended December 28, 2014. While Mr. Mowry did not receive additional compensation for his service as a director, a portion of his compensation was allocated to his service as a member of the Tornier board of directors. For more information regarding the allocation of Mr. Mowry’s compensation, please refer to note (1) to the Summary Compensation Table under “Executive Compensation of Tornier—Executive Compensation Tables and Narrative—Summary Compensation.”

DIRECTOR COMPENSATION—2014

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6)(7) ($)	Total ($)
Sean D. Carney	120,000	172,544	59,572	8,000	360,116
Richard B. Emmitt	55,000	111,094	59,572	8,000	233,666
Kevin C. O’Boyle	70,000	59,088	59,572	6,000	194,660
Alain Tornier	40,000	96,907	59,572	0	196,479
Richard F. Wallman	70,000	59,088	59,572	8,000	196,660
Elizabeth H. Weatherman	45,000	101,629	59,572	8,000	214,201

(1)

Unless a director otherwise elects to convert all of his or her annual retainers into stock awards (in the form of restricted stock units), annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. Four of Tornier’s non-executive directors elected to convert all of their annual retainers covering the period of service from July 1, 2013 to June 30, 2014 and the same four non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2014 to June 30, 2015 into stock awards under Tornier’s stock incentive plan. Accordingly, these four non-executive directors were granted stock awards on August 9, 2013 and August 12, 2014 for that number of

Tornier ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10-trading day average closing sale price of a Tornier ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. Such stock awards vest and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of Tornier as of such date.

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 12, 2014; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2014, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2014 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2014 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2014 ($)
Mr. Carney	120,000	5,238	60,000	113,455	53,455
Mr. Emmitt	55,000	2,401	27,500	52,006	24,506
Mr. Tornier	40,000	1,746	20,000	37,818	17,818
Ms. Weatherman	45,000	1,964	22,500	42,540	20,040

The table below sets forth: (a) the number of stock awards granted to each non-executive director on August 9, 2013; (b) the total amount of annual retainers converted by such director into stock awards; (c) of such total amount of annual retainers converted into stock awards, the amount attributed to the director’s service during 2013; (d) the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2013 service converted into stock awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2013 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2013 ($)
Mr. Carney	115,000	6,422	57,500	124,908	67,408
Mr. Emmitt	50,000	2,792	25,000	54,304	29,304
Mr. Tornier	40,000	2,234	20,000	43,451	23,451
Ms. Weatherman	45,000	2,513	22,500	48,878	26,378

(2)

On August 12, 2014, each non-executive director received a stock award (in the form of a restricted stock unit) for 2,728 Tornier ordinary shares granted under Tornier’s stock incentive plan. The stock award vests and the underlying shares become issuable in two as nearly equal as possible annual installments, on the one-year and two-year anniversaries of the grant date, and in each case so long as the non-executive director is a director of Tornier as of such date. In addition, as described above in note (1), certain non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2014 to

June 30, 2015 into stock awards under Tornier’s stock incentive plan. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the August 12, 2014 stock awards granted to each director in 2014 and for those directors who elected to convert their annual retainers covering the period of service from July 1, 2014 to June 30, 2015, the grant date fair value for the additional August 12, 2014 stock awards granted to such director in 2014, in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for stock awards is determined based on the closing sale price of Tornier ordinary shares on the grant date.
(3)	The table below provides information regarding the number of unvested stock awards (all of which are in the form of restricted stock units) held by each of the non-executive directors at December 28, 2014 on a per grant basis and on an aggregate basis.

Name	08/10/12 grant date	08/09/13 grant date	08/12/14 grant date	Total number of underlying unvested shares
Mr. Carney	983	1,745	6,657	9,385
Mr. Emmitt	983	1,745	4,529	7,257
Mr. O’Boyle	983	1,745	2,728	5,456
Mr. Tornier	983	1,745	4,038	6,766
Mr. Wallman	983	1,745	2,728	5,456
Ms. Weatherman	983	1,745	4,201	6,929

(4)	On August 12, 2014, each non-executive director received a stock option to purchase 6,034 Tornier ordinary shares at an exercise price of $21.66 per share granted under Tornier’s stock incentive plan. Such option expires on August 12, 2024 and vests with respect to one-half of the underlying Tornier ordinary shares on each of the following dates, so long as the individual remains a director of Tornier as of such date: August 12, 2015 and August 12, 2016. Amount reported in the “Option awards” column represents the aggregate grant date fair value for option awards granted to each non-executive director in 2014 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on Tornier’s Black-Scholes option pricing model. The grant date value per share for the option granted on August 12, 2014 was $9.87 and was determined using the following specific assumptions: risk free interest rate: 1.90%; expected life: 6.10 years; expected volatility: 45.10%; and expected dividend yield: 0.
(5)	The table below provides information regarding the aggregate number of options to purchase Tornier ordinary shares outstanding at December 28, 2014 and held by each of Tornier’s non-executive directors:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Carney	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024
Mr. Emmitt	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024
Mr. O’Boyle	77,820	65,867/11,953	18.04-25.20	06/03/2020-08/12/2024
Mr. Tornier	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024
Mr. Wallman	62,195	50,242/11,953	16.98-25.20	12/08/2018-08/12/2024
Ms. Weatherman	27,820	15,867/11,953	18.04-25.20	05/12/2021-08/12/2024

(6)	Represents travel stipends of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.
(7)	Tornier does not generally provide perquisites and other personal benefits to Tornier’s non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate.

EXECUTIVE COMPENSATION OF TORNIER

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), Tornier describes the key principles and approaches it uses to determine elements of compensation paid to, awarded to and earned by the following named executive officers, whose compensation is set forth in the Summary Compensation Table found later in this joint proxy statement/prospectus:

•	David H. Mowry, who serves as Tornier’s President, Chief Executive Officer and Executive Director and is referred to as Tornier’s “CEO” in this CD&A;

•	Shawn T McCormick, who serves as Tornier’s Chief Financial Officer;

•	Terry M. Rich, who serves as Tornier’s Senior Vice President, U.S. Commercial Operations.

•	Kevin M. Klemz, who serves as Tornier’s Senior Vice President, Chief Legal Officer and Secretary;

•	Gregory Morrison, who serves as Tornier’s Senior Vice President, Global Human Resources and HPMS; and

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to Tornier’s compensation disclosures.

Executive Summary

One of Tornier’s key executive compensation objectives is to link pay to performance by aligning the financial interests of Tornier’s executives with those of Tornier shareholders and by emphasizing pay for performance in Tornier’s compensation programs. Tornier believes it accomplishes this objective primarily through its annual cash incentive plan, which compensates executives for achieving annual corporate financial goals and, in the case of some executives, divisional financial goals and individual goals.

During 2014, Tornier made significant progress toward its strategic initiatives, including:

•	The transition of its U.S. sales organization. Tornier spent 2014 executing Phase 2 of its U.S. sales organization strategy, which includes the alignment of its sales representatives to focus on either upper or lower extremity products, the optimization of its sales territory structures, the hiring of additional sales representatives to fill territories and the education and training of its sales teams. Tornier achieved its goal of dedicating approximately 85% of its sales representatives to selling either upper extremity products or lower extremity products across the territories they serve. Additionally, Tornier completed the training of over 225 additional sales representatives during 2014, thereby achieving its goal of training a total of 200 sales representatives by the end of 2014.

•	The continued advancement of its product portfolio. During 2014, Tornier continued to make progress on building and expanding its global product portfolio, including in particular its Aequalis Ascend Flex convertible shoulder system, which continued to receive positive feedback and strong surgeon support during 2014 as Tornier experienced an increased level of competitive conversions across a broad range of customers.

Despite the disruption in Tornier’s U.S. sales channel as a result of the strategic initiative to establish separate sales channels that are individually focused on selling either upper extremity products or lower extremity products, Tornier’s 2014 financial performance was strong. Tornier’s total revenue was $345.0 million, representing growth of 11 percent over 2013 total revenue. Total extremities revenue was $286.7 million, also representing growth of 11 percent over 2013 total extremities revenue.

Tornier’s 2014 financial performance had the following impact on its pay programs:

•	Tornier’s adjusted total revenue, total extremities revenue and adjusted EBITDA substantially exceeded target goals, resulting in maximum or near maximum payouts for those goals under Tornier’s cash incentive plan. Tornier’s adjusted free cash flow was substantially below target and did not meet the threshold goal, resulting in no payout for that goal under Tornier’s cash incentive plan. Taking into account the weightings of the corporate performance goals, the total weighted average payout percentage applicable to the portion of the annual cash incentive bonus tied to corporate performance goals was 119% of target.

•	Executives with individual performance goals performed exceptionally well during 2014, resulting in a decision by the compensation committee to pay out for individual performance despite the fact that the threshold adjusted free cash flow metric was not met.

•	Overall 2014 plan payouts for named executive officers ranged from 115.2% to 137.6% of target.

•	Since most of Tornier’s executives’ pay is variable compensation tied to financial results or share price, and not fixed compensation, these cash incentive plan payouts, together with retention stock grants awarded to most of the named executive officers, resulted in actual total compensation for Tornier’s named executive officers above Tornier’s targeted range of 50th to 75th percentile of a group of similarly sized peer companies based on compensation benchmarking completed in 2014.

On October 27, 2014, Tornier entered into an agreement and plan of merger with Wright Medical Group, Inc. pursuant to which, upon the terms and subject to the conditions set forth therein, an indirect wholly owned subsidiary of Tornier will merge with and into Wright, with Wright continuing as the surviving company and an indirect wholly owned subsidiary of Tornier following the transaction. Upon completion of the merger, Tornier shareholders will own approximately 48% of the combined company on a fully diluted basis and Wright shareholders will own approximately 52%. Following the closing of the transaction, the combined company will conduct business as Wright Medical Group N.V. and. Robert J. Palmisano, Wright’s president and chief executive officer, will become president and chief executive officer of the combined company and David H. Mowry, Tornier’s president and chief executive officer, will become executive vice president and chief operating officer of the combined company. The transaction is subject to approval of Tornier and Wright shareholders, effectiveness of a Form S-4 registration statement filed by us with the Securities and Exchange Commission and regulatory approvals, and other customary closing conditions. The transaction is expected to be completed during the second or third quarter of 2015. Once completed, the proposed merger will constitute a “change in control” under Tornier’s stock incentive plan and executive employment agreements, resulting in immediate acceleration of vesting on all outstanding equity-based awards and change in control payments and benefits for those executives whose employment is terminated within 12 months of the completion of the merger. The change in control payments and benefits consist of a lump sum payment equal to one year of the executive’s base salary plus target bonus for the year of termination and health and welfare benefit continuation for 12 months.

Compensation Highlights and Best Practices

Tornier’s compensation practices include many best pay practices that support Tornier’s executive compensation objectives and principles, and benefit its shareholders, such as the following:

•	Pay for performance. Tornier ties compensation directly to financial performance. Tornier’s annual cash incentive plan pays out only if certain minimum threshold levels of financial performance are met. For annual cash incentive awards, Tornier establishes threshold levels of performance for each performance measure that must be met for there to be a payout for that performance measure.

•	Bonus caps. Annual cash incentive awards have maximum levels of financial performance. At maximum or greater than maximum levels of performance, annual cash incentive plan payouts are capped at 150% of target.

•	Performance measure mix. Tornier uses a mix of performance measures within its annual cash incentive plan, including total revenue, total extremities revenue, EBITDA and free cash flow, in each case as adjusted.

•	At-risk pay. A significant portion of executives’ compensation is “performance-based” or “at risk.” For 2014, 76% of target total direct compensation was performance-based for the CEO, and between 70% and 76% of target total direct compensation for other named executive officers was performance-based, assuming grant date fair values for equity awards.

•	Equity-based pay. A significant portion of executives’ compensation is “equity-based” and in the form of stock-based incentive awards. For 2014, 57% of target total direct compensation for the CEO and between 51% and 67% of target total direct compensation for other named executive officers was equity-based, assuming grant date fair values for equity awards.

•	LTI grant guidelines. The Tornier board of directors, upon recommendation of the compensation committee, each year adopts long-term incentive guidelines for the grant of equity awards to employees under the Tornier N.V. 2010 Incentive Plan and caps total equity award dilution at 2.3% per year.

•	Four-year vesting. Value received under long-term equity-based incentive awards is tied to four-year vesting and any value received by executives from stock option grants is contingent upon long-term stock price performance in that stock options have value only if the market value of Tornier ordinary shares exceeds the exercise price of the options.

•	Clawback policy. Tornier’s stock incentive plan and related award agreements include a “clawback” mechanism to recoup incentive compensation if it is determined that executives engaged in certain conduct adverse to Tornier’s interests. In addition, Tornier’s annual cash incentive plan also contains a clawback provision.

•	No tax gross-ups. Tornier does not provide tax “gross-up” payments in connection with any compensation, benefits or perquisites provided to executives.

•	Limited perquisites. Tornier provides only limited perquisites to its executives.

•	Stock ownership guidelines. Tornier maintains stock ownership guidelines for all of its executives.

•	No hedging or pledging. Tornier prohibits its executives from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging Tornier ordinary shares in any significant respect.

Say-on-Pay Vote

At Tornier’s 2014 annual general meeting of shareholders, Tornier shareholders had the opportunity to provide an advisory vote on the compensation paid to Tornier’s named executive officers, or a “say-on-pay” vote. Of the votes cast by Tornier shareholders, over 99% were in favor of Tornier’s “say-on-pay” proposal. Accordingly, the compensation committee generally believes that these results affirmed shareholder support of Tornier’s approach to executive compensation and did not believe it was necessary to make; and therefore, Tornier has not made, any significant changes to its executive pay program solely in response to that vote. In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at Tornier’s 2011 annual general meeting of shareholders, the Tornier board of directors has determined that Tornier will conduct an executive compensation advisory vote every three years. Accordingly, the next say-on-pay vote will occur in 2017 in connection with Tornier’s 2017 annual general meeting of shareholders.

Compensation Objectives and Principles

Tornier’s executive compensation policies, plans and programs seek to enhance its profitability, and thus shareholder value, by aligning the financial interests of executives with those of Tornier shareholders and by emphasizing pay for performance. Specifically, Tornier’s executive compensation programs are designed to:

•	Attract and retain executives important to the success of Tornier and the creation of value for Tornier shareholders.

•	Reinforce Tornier’s corporate mission, vision and values.

•	Align the interests of executives with the interests of Tornier shareholders.

•	Reward executives for progress toward Tornier’s corporate mission and vision, the achievement of company performance objectives, the creation of shareholder value in the short and long term and the executives’ general contributions to the success of Tornier.

To achieve these objectives, the compensation committee makes pay decisions based on the following principles:

•	Base salary and total compensation levels will generally be targeted within the range of the 50th to 75th percentile of a group of similarly-sized peer companies. However, the competitiveness of any individual executive’s salary will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to Tornier’s overall performance. Pay levels will also reflect the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the executive’s compensation potential that may be available elsewhere.

•	At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results or share price.

•	The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level and compensation. However, compensation programs should not encourage excessive risk-taking by executives.

•	A primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

Executive Compensation Decision Making

Role of Compensation Committee and Board. The responsibilities of Tornier’s compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with the Tornier shareholder-approved compensation policy for the Tornier board of directors, the compensation package for the CEO is determined by the non-executive directors, based upon recommendations from the compensation committee.

In setting or recommending executive compensation for named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to Tornier;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave Tornier and the harm to its business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options and stock awards;

•	the dilutive effect on the interests of Tornier shareholders of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.

The compensation committee also considers the recommendations of the CEO with respect to executive compensation to be paid to other executives. The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among Tornier’s executives. In making its final decision regarding the form and amount of compensation to be paid to Tornier’s named executive officers (other than the CEO), the compensation committee considers and gives great weight to the recommendations of the CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to the CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee, benchmarking data gathered by Mercer and the recommendations of Tornier’s non-executive directors. The CEO’s compensation is approved by Tornier’s non-executive directors, upon recommendation of the compensation committee.

Role of Management. Three members of Tornier’s executive team play a role in executive compensation process and regularly attend meetings of the compensation committee – the CEO, Senior Vice President, Global Human Resources and HPMS and Senior Vice President, Chief Legal Officer and Secretary. The CEO assists the compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to executives (other than himself). In making these recommendations, the CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with Tornier’s annual cash incentive plan, described below. The Senior Vice President, Global Human Resources and HPMS assists the compensation committee primarily by gathering compensation related data regarding executives and coordinating the exchange of this information and other executive compensation information among the members of the compensation committee, the compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. The Senior Vice President, Chief Legal Officer and Secretary assists the compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective. Final deliberations and decisions regarding the compensation to be paid to each executive, however, are made by the Tornier board of directors or compensation committee without the presence of the executive.

Role of Consultant. The compensation committee has retained the services of Mercer to provide executive compensation advice. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for executives, and cash compensation and long-term equity incentives for non-executive directors. At the request of the compensation committee, each year, Mercer recommends a peer group of companies, collects relevant market data from these companies to allow the compensation committee to compare elements of Tornier’s compensation program to those of its peers, provides information on executive compensation trends and implications for Tornier and makes other recommendations to the compensation committee regarding certain aspects of its executive compensation program. Tornier’s management, principally the Senior Vice President, Global Human Resources and HPMS and the chair of the compensation committee, regularly consult with representatives of Mercer before compensation committee meetings. A representative of Mercer is invited on a regular basis to attend, and periodically attends, meetings of the compensation committee. In making its final decision regarding the form and amount of compensation to be paid to executives, the compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Use of Peer Group and Other Market Data. To help determine appropriate levels of compensation for certain elements of Tornier’s executive compensation program, the compensation committee reviews annually the compensation levels of Tornier’s named executive officers and other executives against the compensation levels of comparable positions with companies similar to Tornier in terms of products, operations and revenues. The elements of Tornier’s executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity and long-term equity incentives. With respect to other elements of Tornier’s executive compensation program, such as perquisites, severance and change in control arrangements, the compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis. The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain and motivate Tornier’s executive talent than broader survey data and that compensation paid by peer companies that are in the same business, with similar products and operations, and with revenues in a range similar to Tornier, generally provides more relevant comparisons.

In February 2013, Mercer worked with the compensation committee to identify a peer group of 16 companies that the compensation committee approved. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to those of Tornier that had annual revenues generally within the range of one-half to two times Tornier’s annual revenues. The peer group included the following companies:

Angiodynamics Inc.	Thoratec Corporation	Exactech, Inc.
Wright Medical Group, Inc.	Arthrocare Corporation	Cyberonics, Inc.
Volcano Corporation	Merit Medical Systems, Inc.	Alphatec Holdings, Inc.
Nuvasive, Inc.	ICU Medical, Inc.	Conceptus, Inc.
Orthofix International N.V. Masimo Corporation	NxStage Medical, Inc.	RTI Biologics, Inc.

The table below sets forth revenue and market capitalization information regarding the peer group and Tornier’s position within the peer group as of October 2013, which was the date Mercer used to compile an executive compensation analysis that the compensation committee used in connection with its recommendations and decisions regarding executive compensation for 2014:

	Annual revenue (in millions)	Market capitalization (in millions)
25th percentile	$248	$434
Median	346	995
75th percentile	421	1,267
Tornier	298	924
Percentile rank	38%	47%

In reviewing benchmarking data, the compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of Tornier’s business and objectives that may be unique to Tornier. Nevertheless, the compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group data and an executive, the compensation committee gives less weight to the peer group data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning. In general, Tornier targets base salary and total compensation levels within the range of the 50th to 75th percentile of its peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team and contributions to Tornier’s overall performance. The compensation committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere.

Executive Compensation Components

The principal elements of Tornier’s executive compensation program for 2014 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and restricted stock unit awards; and

•	other compensation arrangements, such as benefits made generally available to Tornier’s other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation for Tornier’s named executive officers, the compensation committee views these elements of Tornier’s executive pay program as related but distinct. The compensation committee does not believe that significant compensation derived by an executive from one element of Tornier’s compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements or that minimal compensation derived from one element should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as otherwise described in this CD&A, the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position changes and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving Tornier’s objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher annual cash incentive targets and long-term equity incentives of Tornier’s CEO compared to Tornier’s other executives. In addition, Tornier’s objective is that at least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity be in the form of variable compensation that is tied to financial results or share price and that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity be in the form of stock-based incentive awards.

The overall mix of annual base salaries, target annual cash incentive awards and grant date fair value long-term incentive awards as a percent of target total direct compensation for Tornier’s CEO and other named executive officers as a group for 2014 is provided below. The value of the long-term incentives represented is based on the grant date fair value of stock options and restricted stock unit awards granted during 2014. Actual long-term incentive value will be based on long-term stock price performance. Other compensation, including discretionary and contingent sign-on bonuses and perquisites, are excluded from the table below.

Base Salary

Overview. Tornier provides a base salary for its named executive officers that, unlike some of the other elements of its executive compensation program, is not subject to company or individual performance risk. Tornier recognizes the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salary amounts are established under each executive’s employment agreement, and are subject to subsequent upward adjustments by the compensation committee, or in the case of any executive who is also a director, the Tornier board of directors, upon recommendation of the compensation committee.

Setting Initial Salaries for New Executives. Tornier initially fixes base salaries for executives at a level Tornier believes enables it to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to its overall business objectives. Tornier did not hire any new executives during 2014.

Annual Salary Increases. Tornier reviews the base salaries of its named executive officers in the beginning of each year following the completion of its prior year individual performance reviews. If appropriate, Tornier may increase base salaries to recognize annual increases in the cost of living and superior individual performance and to ensure that its base salaries remain market competitive. Annual base salary increases as a result of cost of living adjustments and individual performance are referred to as “merit increases.” In addition, Tornier may make additional upward adjustments to an executive’s base salary to compensate the executive for assuming increased roles and responsibilities, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to the 50th to 75th percentile of companies in Tornier’s peer group. Tornier refers to these base salary increases as “market adjustments.”

The table below sets forth base salaries effective as of February 1, 2014, the percentage increases compared to 2013 base salaries, and the 2014 base salaries compared to the 50th percentile of Tornier’s peer group for each of Tornier’s named executive officers who were executives at the time of the merit increase:

Name	2014 base salary ($)	2014 base salary % increase compared to 2013	2014 base salary compared to peer group 50th percentile
David H. Mowry	$550,000	22.2%	6% below
Shawn T McCormick	365,456	3.0%	7% above
Terry M. Rich	369,694	2.8%	13% above
Kevin M. Klemz	332,868	10.0%	3% above
Gregory Morrison	300,002	8.6%	13% above

The merit increases for Tornier’s named executive officers who were executives at the time of the increase in February 2014 ranged from 2.8% to 4.0% over 2013 base salaries. The percentage merit increase for a particular executive largely depends upon the results of the executive’s performance review for the previous year. In addition to merit increases, Mr. Mowry, Mr. Klemz and Mr. Morrison received market adjustments to their base salaries. In evaluating the performance of Mr. Mowry and the amount of his 2014 base salary increase, the compensation committee considered Mr. Mowry’s self-review, discussed his performance, considered the benchmarking data gathered by Mercer and sought the input from the non-executive directors. In assessing the performance of Mr. Mowry, the compensation committee evaluated primarily his ability to achieve his goals and objectives and lead the company. Mr. Mowry’s percentage increase in base salary was to bring his base salary closer to the 50th percentile. Even after such upward market adjustment, Mr. Mowry’s base salary was slightly below the 50th percentile. The market adjustment for Mr. Klemz was intended to bring his base salary closer to the 50th percentile and to compensate him for taking on additional responsibilities and the market adjustment for Mr. Morrison was intended to compensate him for taking on additional responsibilities.

2015 Base Salaries. In February 2015, Tornier set the following base salaries for 2015 for its named executive officers: Mr. Mowry ($572,000), Mr. McCormick ($377,333), Mr. Rich ($384,482), Mr. Klemz ($345,351) and Mr. Morrison ($312,002), representing merit increases between 3.25% and 4.0%. No upward market adjustments were made.

Short-Term Cash Incentive Compensation

Tornier’s short-term cash incentive compensation is paid as an annual cash payout under its corporate performance incentive plan. These payouts are intended to compensate executives, as well as other employees, for achieving annual corporate financial performance goals and, in some cases, divisional financial performance goals, and, in most cases, individual performance goals.

Target Payout Percentages. Target payouts were established under each named executive officer’s employment agreement at the time the agreements were entered into and are currently as follows for each named executive officer:

Name	Percentage of base salary
David H. Mowry	80%
Shawn T McCormick	50%
Terry M. Rich	75%
Kevin M. Klemz	40%
Gregory Morrison	40%

The 2014 target bonus percentages for Tornier’s named executive officers did not change from their 2013 levels. Based on an executive compensation analysis by Mercer in October 2013, the target bonus percentages for Tornier’s named executive officers were either at or below the 50th percentile for executives with similar positions in Tornier’s peer group, except in the case of Mr. Mowry, whose target bonus percentage of 80% is slightly above the 25th percentile and below the 50th percentile, Mr. Klemz whose target bonus percentage of 40% is below the 50th percentile, and Mr. Rich, whose target bonus percentage of 75% is above the 75th percentile. The compensation committee set Mr. Rich’s target bonus percentage at 75% to give him a competitive compensation package so Tornier could hire him from his prior employer.

Performance Goals and Actual Payouts. Payouts under Tornier’s corporate performance incentive plan to its named executive officers for 2014 were based upon achievement of corporate performance goals for all executives, divisional performance goals for one executive and individual performance goals for all executives, except Mr. Mowry and Mr. Rich.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon divisional performance goals	Percentage based upon individual performance goals
David H. Mowry	100%	0%	0%
Shawn T McCormick	90%	0%	10%
Terry Rich	40%	60%	0%
Kevin M. Klemz	80%	0%	20%
Gregory Morrison	80%	0%	20%

The corporate performance metrics and their weightings for 2014 are set forth in the table below. These four corporate performance metrics were selected for 2014 because they were determined to be the four most important indicators of Tornier’s financial performance for 2014 as evaluated by management and analysts. Extremities revenue was weighted most heavily since that was intended to be Tornier’s greatest focus in 2014.

Corporate performance metric	Weighting
Adjusted extremities revenue	50%
Adjusted EBITDA	20%
Adjusted free cash flow	20%
Adjusted total revenue	10%

The table below sets forth the corporate performance goals for 2014, the range of possible payouts, and the actual payout percentage for Tornier’s named executive officers based on the actual performance achieved. In each case, the goals were adjusted for certain items, including changes to foreign currency exchange rates and items that are unusual and not reflective of normal operations. If performance falls below the threshold level, there is no payout for such performance metric. If performance falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts for each performance metric starting at 50% of target for threshold performance and capped at 150% of target for maximum achievement. For 2014, the total weighted-average payout percentage applicable to the portion of the 2014 annual cash incentive bonus tied to corporate performance goals was 119.5% of target since actual performance exceeded target for all performance goals except the adjusted free cash flow goal.

	Performance goals(1)
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2014 performance(2)	2014 payout
Adjusted extremities revenue(3)	$260.3 mil.	$272.3 mil.	$284.5 mil.	$287.6 mil.	150%
Adjusted EBITDA(4)	24.8 mil.	28.6 mil.	35.1 mil.	34.5 mil.	145%
Adjusted free cash flow(5)	(14.7) mil.	(11.0) mil.	(4.4) mil.	(31.2) mil.	0%
Adjusted total revenue(6)	311.0 mil.	325.7 mil.	340.3 mil.	345.5 mil.	150%

(1)	The performance goals were established based on an assumed foreign currency exchange rate. For revenue, Tornier assumed a foreign currency exchange rate of 1.277, which represented the actual reported average rate of foreign exchange in 2013. For all other performance goals, Tornier assumed a foreign currency exchange rate of 1.32 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2014 and which was the foreign currency exchange rate used by Tornier for 2014 budgeting purposes.
(2)	The compensation committee determined 2014 payouts after reviewing Tornier’s unaudited financial statements, which were adjusted for changes to foreign currency exchange rates and which were subject to additional discretionary adjustment by the compensation committee for items that are unusual and not reflective of normal operations. For purposes of determining 2014 payouts, in addition to foreign currency exchange rate adjustments, the compensation committee made additional adjustments discussed in the notes below. Accordingly, the figures included in the “2014 performance” column reflect foreign currency exchange rate and discretionary adjustments and differ from the figures reported in Tornier’s 2014 audited financial statements.
(3)	“Adjusted extremities revenue” means Tornier’s extremities revenue for 2014, as adjusted for changes to foreign currency exchange rates.
(4)	“Adjusted EBITDA” means Tornier’s net loss for 2014, as adjusted for changes to foreign currency exchange rates, before interest income and expense, income tax expense and benefit, depreciation and amortization, as adjusted further to give effect to, among other things, non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, amortization of the inventory step-up from acquisitions and special charges including acquisition, integration and distribution transition costs, restructuring charges, and certain other items that affect the comparability and trend of Tornier’s operating results.
(5)	“Adjusted free cash flow” means cash flow generated from operations less instrument investments and plant, property and equipment investments, as adjusted for changes to foreign currency exchange rates.
(6)	“Adjusted total revenue” means Tornier’s total revenue for 2014, as adjusted for changes to foreign currency exchange rates.

For 2014, since Mr. Rich is in charge of Tornier’s U.S. commercial operations, 60% of his corporate performance incentive plan 2014 payout was based on adjusted U.S. revenue. The table below sets forth Mr. Rich’s divisional performance goal for 2014, the range of possible payouts and the actual payout percentage applicable to the portion of the 2014 annual cash incentive bonus tied to Mr. Rich’s divisional performance goal based on actual performance achieved.

	Performance goals
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	2014 performance	2014 payout
Adjusted U.S. revenue	$182.1 mil.	$187.7 mil.	$196.1 mil.	$199.3 mil.	150%

To foster cooperation and communication among executives, the compensation committee places primary emphasis on overall corporate and divisional performance goals rather than on individual performance goals. For named executive officers, at least 80% of their 2014 annual cash incentive plan payouts were determined based on the achievement of corporate and divisional performance goals and only 20% or less were based on achievement of individual performance goals. In addition, under the terms of the plan, no bonus payouts attributable to individual performance were to occur if the threshold adjusted cash flow corporate performance goal was not achieved. Executives with individual performance goals performed exceptionally well during 2014, resulting in a decision by the compensation committee to pay out for individual performance despite the fact that the threshold adjusted free cash flow metric was not met.

The individual performance goals used to determine payouts under Tornier’s corporate performance incentive plan are management by objectives, known internally as MBOs. MBOs are generally two to three written, specific and measurable objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year. All MBOs were weighted, with areas of critical importance or critical focus weighted most heavily. Each of Tornier’s named executive officers participated in a review process during the beginning of 2015 and in connection with such review was rated (on a scale from one to four with a rating of three representing target or “on plan” performance) depending on whether, and at times, when, their MBOs for 2014 were achieved. These ratings were then used to determine the portion of the final bonus payout attributable to MBOs.

The MBOs for each named executive officer who had MBOs for 2014 are described in the table below. Most of the MBOs related primarily to the continued implementation of Tornier’s high performance management system (“HPMS”), which focuses executives’ efforts on Tornier’s vital programs, action items and objectives to work toward fulfilling its corporate mission, vision and values.

Name	2014 MBOs
Shawn T McCormick	• Financing alternatives analysis • Enterprise risk management readiness and deployment • Development of key performance indicators and monthly reporting dashboard

Kevin M. Klemz	• Global regulatory affairs organization improvements that align to Tornier’s global business strategies • Global legal function improvements

Gregory Morrison

•    Timely and successful execution of HPMS vital few teams to include certain aspects intended to increase overall ratings within customer, employee and shareholder branches

•    Introduce and execute global human capital planning process that aligns to Tornier’s global business strategies

•    Drive specific human resources initiatives related to U.S. sales channel

The compensation committee determined that each of Messrs. McCormick, Klemz and Morrison achieved 87.5%, 112.5% and 100.0%, respectively, of their respective MBOs.

The table below sets forth, with respect to each named executive officer, the maximum potential bonus opportunity as a percentage of base salary and the actual bonus paid under the corporate performance incentive compensation plan for 2014, both in amount and as a percentage of 2014 base earnings:

Name	Maximum potential bonus as percentage of base salary	Actual bonus paid ($)	Actual bonus paid as a percentage of 2014 base earnings
David H. Mowry	120% (150% of 80%)	$513,999	95.2%
Shawn T McCormick	75% (150% of 50%)	211,098	57.9%
Terry M. Rich	113% (150% of 75%)	380,525	103.2%
Kevin M. Klemz	60% (150% of 40%)	155,344	47.1%
Gregory Morrison	60% (150% of 40%)	137,194	46.1%

In December 2014, the compensation committee accelerated the payment of a portion of the corporate performance incentive plan payout anticipated to be paid to Mr. Mowry based on Tornier’s preliminary and unaudited financial performance during 2014. The intent in making the accelerated payment to Mr. Mowry was to eliminate or reduce excess parachute payments under Code Section 280G which in turn eliminates or reduces excise tax liabilities and allows a greater portion of compensation to be tax deductible by Tornier, assuming Tornier’s proposed merger with Wright Medical Group, Inc. would be completed during 2015. The amount accelerated was $330,000, which represented 75 percent of Mr. Mowry’s target bonus payout. The remainder of Mr. Mowry’s payout, which final payout reflected the above-target actual performance for 2014, was paid in February 2015 when other payouts were made.

Corporate Performance Incentive Plan for 2015. In February 2015, the Tornier board of directors, upon recommendation of the compensation committee, approved the material terms of the Tornier N.V. corporate performance incentive plan for 2015. In light of the proposed merger with Wright, the plan provides the compensation committee flexibility to shorten the plan year to a period less than the full fiscal year 2015. The 2015 target bonus percentages for named executive officers did not change from their 2014 levels, but payouts may be prorated depending upon the timing of the completion of the proposed merger with Wright. Consistent with the design for the 2014 plan, the payout under the 2015 corporate performance incentive plan for Tornier’s President and Chief Executive Officer will be based 100% upon achievement of corporate performance goals, with no divisional performance or individual performance components. The payouts for Tornier’s other named executive officers will be similar to 2014. The corporate performance measures under the plan for 2015 will be based on Tornier’s adjusted revenue (both total revenue and total extremities revenue), adjusted EBITDA and adjusted free cash flow. The divisional performance measures for 2015 will be based on adjusted U.S. revenue for Mr. Rich. The material terms of the plan for 2015 are otherwise the same as the plan for 2014.

Long-Term Equity-Based Incentive Compensation

Generally. The compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the interests of executives with the long-term interests of Tornier shareholders, promote stock ownership and create significant incentives for executive retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with Tornier’s executive compensation philosophy that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards. For 2014, equity-based compensation comprised 57% of total compensation for Tornier’s CEO during the year and ranged from 51% to 67% of total compensation for Tornier’s other named executive officers, assuming grant date fair value for equity awards.

Before Tornier’s initial public offering in February 2011, Tornier granted stock options under Tornier’s prior stock option plan, which is now the Tornier N.V. Amended and Restated Stock Option Plan and referred to in this joint proxy statement/prospectus as Tornier’s prior stock option plan. Since Tornier’s initial public offering, Tornier ceased making grants under Tornier’s prior stock option plan and subsequently has granted stock options and other equity-based awards under the Tornier N.V. 2010 Incentive Plan, which is referred to in this joint proxy statement/prospectus as Tornier’s stock incentive plan or the 2010 plan. Both the Tornier board of directors and Tornier shareholders have approved Tornier’s stock incentive plan, under which named executive officers (as well as other executives and key employees) are eligible to receive equity-based incentive awards. For more information on the terms of Tornier’s stock incentive plan, see “Executive Compensation of Tornier—Grants of Plan-Based Awards—Tornier N.V. 2010 Incentive Plan.” All equity-based incentive awards granted to named executive officers during 2014 were made under Tornier’s stock incentive plan.

To assist the Tornier board of directors in granting, and the compensation committee and management in recommending the grant of, equity-based incentive awards, the compensation committee, in April 2014, on Mercer’s recommendation, adopted long-term incentive grant guidelines. In addition to long-term incentive grant guidelines, the Tornier board of directors adopted a stock grant policy document, which includes policies that the Tornier board of directors and compensation committee follow in connection with granting equity-based incentive awards, including the long-term incentive grant guidelines.

Types of Equity Grants. Under Tornier’s long-term incentive grant guidelines and policy document, the Tornier board of directors, on recommendation of the compensation committee, generally grants three types of equity-based incentive awards to named executive officers: performance recognition grants, talent acquisition grants and special recognition grants. On limited occasion, the Tornier board of directors, on recommendation of the compensation committee, may grant purely discretionary awards. During 2014, performance recognition grants and discretionary grants were made to one or more of Tornier’s named executive officers, as described in more detail below under “—2014 Equity Awards.”

Performance recognition grants are discretionary annual grants that are made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. In July 2014, the performance recognition grants were approved by the Tornier board of directors, on recommendation of the compensation committee, but the grant date of the awards was effective as of the third full trading day after the release of Tornier’s second quarter earnings in August 2014. The recipients and size of the performance recognition grants were determined, on a preliminary basis, by each executive with input from their management team and based on Tornier’s long-term incentive grant guidelines and the 10-trading day average closing sale price of Tornier ordinary shares as reported by the NASDAQ Global Select Market. Grants were determined one week before the corporate approval of the awards, and then ultimately approved by the Tornier board of directors, on recommendation by the compensation committee. Under Tornier’s long-term incentive grant guidelines for annual performance recognition grants, named executive officers received a certain percentage of their respective base salaries in stock options and stock grant awards (in the form of restricted stock units and referred to as stock awards or RSUs in this CD&A and elsewhere in this joint proxy statement/prospectus), as set forth in more detail in the table below.

Once the target total long-term equity value was determined for each executive based on the executive’s relevant percentage of base salary, half of the value was provided in stock options and the other half was provided in stock awards. The reasons why Tornier uses stock options and stock awards are described below under “—Stock Options” and “—Stock Awards.” The target dollar value to be delivered in stock options (50% of the target total long-term equity value) was divided by the Black-Scholes value of one Tornier ordinary share to determine the number of stock options, which then was rounded to the nearest whole number or in some cases multiple of 100. The number of stock awards was calculated using the intended dollar value (50% of the target total long-term equity value) divided by the 10-trading day average closing sale price of Tornier ordinary shares as reported by the NASDAQ Global Select Market and was determined one week before the date of anticipated corporate approval of the award, which number was then rounded to the nearest whole number or in some cases multiple of 100. Typically, the number of Tornier ordinary shares subject to stock awards is fewer than the number of Tornier ordinary shares that would have been covered by a stock option of equivalent target value. The actual number of stock options and stock awards granted may then be pared back so that the estimated run rate dilution under Tornier’s stock incentive plan is acceptable to the compensation committee (i.e., approximately 2.7% for 2014). The CEO next reviewed the preliminary individual awards and had the opportunity to make recommended discretionary adjustments. The proposed individual awards were then presented to the compensation committee, which also had the opportunity to make discretionary adjustments before recommending awards to the Tornier board of directors for approval. Neither the CEO nor the compensation committee made any discretionary adjustments to awards granted to the named executive officers during 2014. After board approval, awards were issued, with the exercise price of the stock options equal to the closing price of Tornier ordinary shares on the grant date. In determining the number of stock options or stock awards to make to an executive as part of a performance recognition grant, previous awards, whether vested or unvested, granted to such individual had no impact.

The table below describes Tornier’s long-term incentive grant guidelines for annual performance recognition grants that applied to Tornier’s named executive officers for 2014.

Named executive officer	Grade level	Incentive grant guideline expressed as % of base salary for grade level	Incentive grant guideline dollar value of long-term incentives ($)
David H. Mowry	11	250%	$1,375,000
Shawn T McCormick	9	125%	450,985
Terry M. Rich	8	125%	462,118
Kevin M. Klemz	8	125%	416,085
Gregory Morrison	8	125%	375,003

Consistent with the principle that the interests of Tornier’s executives should be aligned with those of its shareholders and that the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases. The incentive grant guidelines were benchmarked by Mercer against Tornier’s peer group.

Performance recognition grants also may be made in connection with the promotion of an individual. When a performance recognition grant is made in connection with the promotion of an individual, the amount of the grant is usually based on the pro rata difference between the long-term incentive grant guideline for the new position compared to the long-term incentive grant guideline for the prior position. No promotional grants were made during 2014.

Talent acquisition grants are made in stock options and stock awards, and are used for new hires. These grants are considered and approved by the Tornier board of directors, upon recommendation of the compensation committee, as part of the executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date or the first open window period after board approval of the grant). As with Tornier’s performance recognition grants, the size of Tornier’s talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under Tornier’s long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants, as recommended by Mercer. Tornier recognizes that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards at a previous employer that would typically be forfeited upon acceptance of employment with Tornier. In some cases, Tornier may need to further increase a talent acquisition grant to attract an executive. No talent acquisitions grants were made during 2014.

In addition to Tornier’s annual and promotional performance recognition grants and talent acquisition grants, from time to time, Tornier may make special recognition grants or discretionary grants to executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals, such as those based on Tornier’s revenue, expenses, profitability, productivity, cash flows, asset utilization, shareholder return, share price and other similar performance measures. For example, as described in more detail below under “—2014 Equity Awards,” in February 2014, stock awards in the form of restricted stock units were granted to certain of Tornier’s executive officers, the vesting of which is based on the passage of time or, if earlier, the achievement of certain minimum share price triggers.

Stock Options. Historically, Tornier has granted stock options to named executive officers, as well as other key employees. Tornier believes that options effectively incentivize employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of Tornier ordinary shares. They also provide an effective retention mechanism because of vesting provisions. An important objective of Tornier’s long-term incentive program is to strengthen the relationship between the long-term value of Tornier ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase Tornier ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of Tornier’s stock options is generally time-based. Consistent with Tornier’s historical practice, 25% of the shares underlying the stock option typically vest on the one-year anniversary of the grant date (or if later, on the hire date) and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 nearly equal quarterly installments. Tornier’s policy is to grant options only with an exercise price equal to or more than the fair market value of a Tornier ordinary share on the grant date.

Because stock options become valuable only if the share price increases above the exercise price and the option holder remains employed during the period required for the option to vest, they provide an incentive for an executive to remain employed. In addition, stock options link a portion of an employee’s compensation to the interests of Tornier shareholders by providing an incentive to achieve corporate goals and increase the market price of Tornier ordinary shares over the four-year vesting period.

Tornier times its option grants to occur on the third trading day after the public release of its financial results for its most recently ended quarter. As a Dutch company, Tornier must comply with Dutch insider trading laws which prohibit option grants when Tornier is aware of material nonpublic information.

Stock Awards. Stock awards are intended to retain key employees, including named executive officers, through vesting periods. Stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of Tornier’s stock awards are stock grants in the form of restricted stock units, which is a commitment by Tornier to issue Tornier ordinary shares at the time the stock award vests. The specific terms of vesting of a stock award depend on whether the award is a performance recognition grant or talent acquisition grant. Performance recognition grants of stock awards are made mid-year and vest in four annual installments on June 1st of each year. Talent acquisition grants of stock awards to new hires vest in a similar manner, except that the first installment is often pro-rated, depending on the grant date.

2014 Equity Awards. The Tornier board of directors, on recommendation of the compensation committee, made annual performance recognition grants and discretionary retention grants to one or more of Tornier’s named executive officers during 2014. The table below describes the annual performance recognition grants made to Tornier’s named executive officers in 2014 and the applicable long-term incentive grant guideline for such performance recognition grants for these executives.

Named executive officer	Stock options	Stock awards	Value of long-term incentive grant guideline(1) ($)
David H. Mowry	66,373	30,009	$1,375,000
Shawn T McCormick	22,051	9,970	450,985
Terry M. Rich	22,307	10,085	462,118
Kevin M. Klemz	20,085	9,081	416,085
Gregory Morrison	18,102	8,184	375,003

(1)	The value per long-term incentive grant guideline of the annual performance recognition grants is based on the value calculated under Tornier’s long-term incentive grant guidelines and does not necessarily match the grant date fair value of the equity awards under applicable accounting rules and as set forth in the Grants of Plan Based Awards Table later in this joint proxy statement/prospectus.

In February 2014, stock grants, in the form of restricted stock units, were awarded to certain of Tornier’s executives, including four of Tornier’s named executive officers. The purpose of the grants was to retain and motivate Tornier’s executives in light of the fact that: (1) the continuity of Tornier’s executive team is important for executing Tornier’s current strategic plan; (2) such executives received minimal corporate performance incentive plan payouts for 2013; (3) the vast majority of previously granted stock options held by such executives were then currently “underwater” and thus offered minimal retention value; and (4) the outstanding long-term equity incentive value for Tornier’s executives is below the median for all positions compared to Tornier’s peer group and below the 25th percentile in some cases.

The retention restricted stock units vest based on the passage of time, with 50% of the underlying shares vesting and becoming issuable on the two-year anniversary of the grant date, 25% on the three-year anniversary of the grant date and the remaining 25% on the four-year anniversary of the grant date, or, if earlier, upon the achievement of certain minimum share price triggers. The share price triggers were measured based on a 30-day average closing price of Tornier ordinary shares. In November 2014, a portion of these retention restricted stock units vested as a result of the trading price of Tornier ordinary shares.

The following named executive officers received the following number of retention restricted stock units: Mr. McCormick (12,500); Mr. Klemz (25,000); Mr. Morrison (25,000); and Mr. Rich (12,500). Mr. Mowry did not receive any retention restricted stock unit grants since it was his recommendation to make the grants, he did not recommend a grant for himself and the compensation committee did not believe he represented a retention risk. The number of retention restricted stock units granted to each named executive officer was determined based on a comparison of the value of their then current long-term equity incentives and their respective long-term incentive grant guideline.

Additional information concerning the long-term incentive compensation information for Tornier’s named executive officers for 2014 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table later in this joint proxy statement/prospectus.

All Other Compensation

Retirement Benefits. In 2014, each of Tornier’s named executive officers had the opportunity to participate in retirement plans maintained by Tornier’s operating subsidiaries, including its U.S. operating subsidiary’s 401(k) plan, on the same basis as Tornier’s other employees. Tornier believes that these plans provide an enhanced opportunity for executives to plan for and meet their retirement savings needs. Except for these plans, Tornier does not provide pension arrangements or post-retirement health coverage for its employees, including named executive officers. Tornier also does not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Other Benefits. Tornier’s named executive officers receive other benefits, which also are provided to Tornier’s other employees, including the opportunity to purchase Tornier ordinary shares at a discount with payroll deductions under Tornier’s tax-qualified employee stock purchase plan, and health, dental and life insurance benefits. Tornier provides additional modest perquisites to its named executive officers, only on a case-by-case basis.

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, Tornier has established change in control arrangements, including provisions in its prior stock option plan, current stock incentive plan and written employment agreements with its executives and other key employees. These arrangements are designed to incentivize its executives to remain with Tornier in the event of a change in control or potential change in control. Tornier’s proposed merger with Wright will constitute a change in control under these arrangements.

Under the terms of Tornier’s current stock incentive plan and the individual award documents provided to recipients of awards under that plan, all stock options and stock awards become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of Tornier. For more information, see “Executive Compensation of Tornier—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements—Generally.” Thus, the immediate vesting of stock options and stock awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. Tornier believes its “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees. They also provide executives with additional monetary motivation to focus on and complete a transaction that the Tornier board of directors believes is in the best interests of the Tornier shareholders rather than to seek new employment opportunities. If an executive were to leave before the completion of the change in control, non-vested awards held by the executive would terminate.

In addition, Tornier has entered into employment agreements with its named executive officers and other officers to provide certain payments and benefits in the event of a change in control, most of which are payable only in the event their employment is terminated in connection with the change in control (“double-trigger” provisions). These change in control protections were initially offered to induce the executives to accept or continue employment with Tornier, provide consideration to executives for certain restrictive covenants that apply following termination of employment and provide continuity of management in connection with a threatened or actual change in control transaction. If an executive’s employment is terminated without cause or by the executive for “good reason” (as defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive a lump sum payment equal to his or her base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock awards. These arrangements, and a quantification of the payment and benefits provided under these arrangements, are described in more detail under “Executive Compensation of Tornier—Potential Payments Upon Termination or Change in Control—Change in Control Arrangements.” Other than the immediate acceleration of equity-based awards which Tornier believes aligns its executives’ interests with those of Tornier shareholders by allowing executives to participate fully in the benefits of a change in control as to all of their equity, in order for a named executive officer of Tornier to receive any other payments or benefits as a result of a change in control of Tornier, there must be a termination of the executive’s employment, either by Tornier without cause or by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but also will require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, Tornier believes that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

Tornier believes its change in control arrangements are an important part of its executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of Tornier, might consider seeking employment alternatives to be less risky than remaining with Tornier through the transaction. Tornier believes that relative to the company’s overall value, Tornier’s potential change in control benefits are relatively small. Tornier confirms this belief by reviewing a tally sheet for each executive that summarizes the change in control and severance benefits potentially payable to each executive. Tornier also believes that the form and amount of such benefits are reasonable in light of those provided to executives by companies in Tornier’s peer group and other companies with which Tornier competes for executive talent and the amount of time typically required to find executive employment opportunities. Tornier, thus, believes it must continue to offer such protections in order to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements. Each of Tornier’s named executive officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of such executive’s employment agreement. These severance arrangements were initially offered to induce the executives to accept or continue employment with Tornier and are primarily intended to retain Tornier’s executives and provide consideration to those executives for certain restrictive covenants that apply following termination of employment. Additionally, Tornier entered into the employment agreements because they provide Tornier valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with Tornier or otherwise interfere with its business relationships following their termination of employment. For more information on Tornier’s employment agreements and severance arrangements with its named executive officers, see the discussions below under “—Executive Compensation Tables and Narrative—Summary Compensation—Employment Agreements” and “—Potential Payments Upon a Termination or Change in Control.”

Stock Ownership Guidelines

In February 2014, Tornier established stock ownership guidelines that are intended to further align the interests of Tornier’s executive officers with those of its shareholders. Stock ownership targets for each of Tornier’s executive officers has been set at that number of Tornier ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to three times for Tornier’s CEO and one and one-half times for Tornier’s other executive officers. Each of the executive officers has five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each executive subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units. If there is a significant decline in the price of Tornier’s ordinary shares that causes executives to be out of compliance, such executives will be subject to the 75% retention ratio, but will not be required to purchase additional shares to meet the applicable targets.

Tornier’s compensation committee reports on compliance with the guidelines at least annually to the Tornier board of directors. Stock ownership targets are evaluated and adjusted as necessary on January 1st each year and also whenever an executive’s annual base salary changes. As of January 1, 2015, all of Tornier’s executives met their respective individual stock ownership guideline.

Anti-Hedging and Pledging

Tornier’s code of conduct on insider trading and confidentiality prohibits Tornier’s executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging Tornier ordinary shares in any significant respect.

Clawback Policy

Tornier’s stock incentive plan and corporate performance incentive plan contain “clawback” provisions. Under Tornier’s stock incentive plan, if an executive is determined by the compensation committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the plan, during or within one year after the termination of the executive’s employment, all rights of the executive under the plan and any agreements evidencing an award then held by the executive will terminate and be forfeited. In addition, the compensation committee may require the executive to surrender and return to Tornier any shares received, and/or to disgorge any profits or any other economic value made or realized by the executive in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the executives employment or other service. Under Tornier’s corporate performance incentive plan, the compensation committee may require an executive to reimburse Tornier for incentive based compensation if: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (b) in the compensation committee’s view, the executive engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement, and (c) a lower payment would have occurred based upon the restated financial results.

Compensation Committee Report

Tornier’s compensation committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with Tornier’s management. Based on this review and these discussions, Tornier’s compensation committee has recommended to the Tornier board of directors that the foregoing “—Compensation Discussion and Analysis” be included in Tornier’s annual report on Form 10-K for the year ended December 28, 2014.

Compensation Committee

Sean D. Carney

Richard W. Wallman

Elizabeth H. Weatherman

Executive Compensation Tables and Narratives

Summary Compensation

The table below provides summary information concerning all compensation awarded to, earned by or paid to the individuals that served as Tornier’s principal executive officer and principal financial officer and other named executive officers for the years ended December 28, 2014, December 29, 2013 and December 30, 2012.

SUMMARY COMPENSATION TABLE—2014

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compensation(6) ($)	Total ($)
David H. Mowry(7)	2014	548,613	0	649,995	655,281	513,999	7,350	2,370,238
President and Chief Executive	2013	444,334	0	687,758	689,921	106,285	27,673	1,955,971
Officer and Executive Director	2012	341,591	0	192,630	195,481	17,666	42,251	789,619

Shawn T McCormick(8)	2014	364,433	0	456,450	217,703	211,098	4,773	1,254,457
Chief Financial Officer	2013	354,411	0	240,848	241,636	47,686	3,707	888,288
	2012	114,198	75,000	354,488	357,207	5,710	0	906,603

Terry M. Rich(9)	2014	368,726	0	458,941	220,230	380,525	0	1,428,422
Senior Vice President, U.S.	2013	358,823	0	244,116	244,915	16,093	0	863,947
Commercial Operations	2012	282,468	0	614,993	735,654	21,185	0	1,654,300

Kevin M. Klemz	2014	329,958	0	677,694	198,293	155,344	7,350	1,368,639
Senior Vice President, Chief	2013	285,690	0	127,903	129,805	22,825	7,350	573,573
Legal Officer and Secretary	2012	275,656	0	205,410	206,091	28,825	6,904	722,886

Gregory Morrison(10)	2014	297,730	0	658,265	178,716	137,194	6,954	1,278,859
Senior Vice President, Global Human Resources and HPMS

(1)	During 2014 and from June 27, 2013 and through December 29, 2013, 5% of Mr. Mowry’s annual base salary was allocated to his service as a member of the Tornier board of directors.
(2)	Tornier generally does not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2014. Annual cash incentive bonus payouts based on performance against pre-established performance goals under Tornier’s corporate performance incentive plan are reported in the “Non-equity incentive plan compensation” column.
(3)	Amount reported represents the aggregate grant date fair value for stock awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of Tornier ordinary shares on the grant date.

(4)	Amount reported represents the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on Tornier’s Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
08/12/2014	9.87	1.90%	6.10 years	45.10%	0
08/09/2013	9.03	1.70%	6.11 years	46.58%	0
02/26/2013	7.92	1.00%	6.11 years	47.21%	0
09/04/2012	8.38	0.85%	6.11 years	48.03%	0
08/28/2012	8.30	0.95%	6.25 years	47.94%	0
08/10/2012	8.37	0.93%	6.11 years	48.14%	0
03/12/2012	11.04	1.20%	6.11 years	48.65%	0

(5)	Represents amounts paid under Tornier’s corporate performance incentive plan. The amount reflected for each year reflects the amounts earned for that year but paid during the following year, except in the case of Mr. Mowry for 2014 when $330,000 of his target incentive payout was paid at the end of 2014.
(6)	The amounts shown in this column for 2014 include the following with respect to each named executive officer:

Name	Retirement benefits(a) ($)	Perquisites and other personal benefits(b) ($)	Total ($)
Mr. Mowry	7,350	—	7,350
Mr. McCormick	4,773	—	4,773
Mr. Rich	—	—	—
Mr. Klemz	7,350	—	7,350
Mr. Morrison	6,954	—	6,954

(a)	Represents 401(k) matching contributions under the Tornier, Inc. 401(k) plan for Messrs. Mowry, McCormick, Klemz and Morrison.
(b)	Tornier does not generally provide perquisites and other personal benefits to its executive. Any perquisites or personal benefits actually provided to executive were less than $10,000 in the aggregate.
(7)	Mr. Mowry was appointed as President and Chief Executive Officer effective February 12, 2013, Interim President and Chief Executive Officer effective November 12, 2012 and prior to such position served as Chief Operating Officer effective July 20, 2011.
(8)	Mr. McCormick was appointed as Chief Financial Officer effective September 4, 2012.
(9)	Mr. Rich was appointed as Senior Vice President, U.S. Commercial Operations effective March 12, 2012.
(10)	Mr. Morrison was not a named executive officer during 2013 and 2012.

Employment Agreements. Tornier, through one of its operating subsidiaries, typically executes employment agreements in conjunction with the hiring or promotion of an executive officer. Tornier’s named executive officers are generally compensated by the operating subsidiaries to which such named executive officers primarily provided services. Tornier, Inc., Tornier’s primary U.S. operating subsidiary, is a party to employment agreements with all of the named executive officers, which agreements are substantially the same, other than differences in base salary, target annual bonus percentages and severance. Each of the employment agreements has a specified term of three years and is subject to automatic renewal for one-year terms unless either Tornier or the executive provides 60 days’ advance notice of a desire not to renew the agreement. Under each of the agreements, each executive is entitled to a specified base salary, subject to increase but not decrease, is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of base salary, and is entitled to participate in the employee benefit plans and arrangements that Tornier generally maintains for its senior executives. The employment agreements also contain severance provisions which are described under “—Potential Payments Upon a Termination or Change in Control” and covenants intended to protect against the disclosure of confidential information during and following employment, as well as restrictions on engaging in competition with Tornier or otherwise interfering with its business relationships, which extend through the one-year anniversary of an executive’s termination of employment for any reason. With respect to certain executives, the employment agreements provide for certain limited additional benefits, which are described in more detail under “—Perquisites and Personal Benefits.”

Equity and Non-Equity Incentive Compensation. During 2014, Tornier’s named executive officers received grants of stock options and stock awards under Tornier’s stock incentive plan. These grants and Tornier’s stock incentive plan are described in more detail under “—Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.” Tornier’s named executive officers also received annual cash incentive bonuses under Tornier’s corporate performance incentive plan for their 2014 performance. The bonus amounts and these plans are described in more detail under “—Compensation Discussion and Analysis” and “—Grants of Plan-Based Awards.”

Retirement Benefits. Under the Tornier, Inc. 401(k) Plan, participants, including Tornier’s named executive officers, may voluntarily request that Tornier reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. Tornier contributes matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. Except for Tornier’s French operating subsidiary’s government-mandated pension plan and a government-mandated pension plan for managerial staff, Tornier does not provide pension arrangements or post-retirement health coverage for Tornier’s employees, including Tornier’s named executive officers. Tornier also does not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Personal Benefits. Tornier does not provide perquisites and personal benefits to its executives, other than housing or temporary living stipends to new executives and an automobile allowance to an executive who is not a named executive officer. The only benefits that Tornier’s named executive officers receive are benefits that are also received by Tornier’s other employees, including the retirement benefits described above, an ability to purchase Tornier ordinary shares at a discount with payroll deductions under Tornier’s employee stock purchase plan and medical, dental, vision and life insurance benefits.

Indemnification Agreements. Tornier has entered into indemnification agreements with all of its named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and Tornier’s articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the executive or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. Tornier will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Tornier, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements provide that the executive will not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the executive unless so authorized by the Tornier board of directors or (ii) with respect to any action, suit or proceeding instituted by the executive to enforce or interpret the indemnification agreement unless the executive is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding determines that, despite the executive’s failure to establish the right to indemnification, he or she is entitled to indemnity for such expenses. The indemnification agreements also set forth procedures that apply in the event of a claim for indemnification.

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of Tornier’s named executive officers during the year ended December 28, 2014. Non-equity incentive plan-based awards were granted to Tornier’s named executive officers under Tornier’s corporate performance incentive plan. Stock awards and option awards were granted under Tornier’s stock incentive plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the notes to the table below or in the narrative following the table below. Tornier did not grant any “equity incentive plan” awards within the meaning of the SEC rules during the year ended December 28, 2014.

GRANTS OF PLAN-BASED AWARDS—2014

	Grant date	Board approval date(1)	Estimated future payouts under non-equity incentive plan awards(2)			All other stock awards: number of shares of stock or units(5) (#)	All other option awards: number of securities underlying options(6) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value stock and option awards(7) ($)
Name			Threshold(3) ($)	Target ($)	Maximum(4) ($)
David H. Mowry
Cash incentive award	N/A	02/13/14	21,945	438,890	658,336
Stock option	08/12/14	07/22/14					66,373	21.66	655,281
Stock grant	08/12/14	07/22/14				30,009			649,995

Shawn T McCormick
Cash incentive award	N/A	02/13/14	9,111	182,216	273,324
Stock grant	02/26/14	01/08/14				12,500			240,500
Stock option	08/12/14	07/22/14					22,051	21.66	217,703
Stock grant	08/12/14	07/22/14				9,970			215,950

Terry M. Rich
Cash incentive award	N/A	02/13/14	13,827	276,544	414,816
Stock grant	02/26/14	01/08/14				12,500			240,500
Stock option	08/12/14	07/22/14					22,307	21.66	220,230
Stock grant	08/12/14	07/22/14				10,085			218,441

Kevin M. Klemz
Cash incentive award	N/A	02/13/14	6,599	131,983	197,975
Stock grant	02/26/14	01/08/14				25,000			481,000
Stock option	08/12/14	07/22/14					20,085	21.66	198,293
Stock grant	08/12/14	07/22/14				9,081			196,694

Gregory Morrison
Cash incentive award	N/A	02/13/14	5,955	119,092	178,638
Stock grant	02/26/14	01/08/14				25,000			481,000
Stock option	08/12/14	07/22/14					18,102	21.66	178,716
Stock grant	08/12/14	07/22/14				8,184			177,265

(1)	With respect to stock awards and option awards, the grant date was not necessarily the board approval date since the grant date was the third full trading day after the public release of Tornier’s then most recent financial results. With respect to newly hired officers, the grant date may be the first day of their employment.
(2)	Represents amounts payable under Tornier’s corporate performance incentive plan for 2014, which was approved by the Tornier board of directors on February 13, 2014. The actual amounts paid under the corporate performance incentive plan are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.
(3)	The threshold amount for awards payable under Tornier’s corporate performance incentive plan assumes the satisfaction of the threshold level of the lowest weighted financial performance goal.
(4)	Maximum amounts reflect payout of the portion of Tornier’s annual cash incentive bonus tied to corporate financial performance goals at a maximum rate of 150% of target and the portion of Tornier’s annual cash incentive bonus tied to individual performance goals at a rate of 100% of target under Tornier’s corporate performance incentive plan.

(5)	Represents stock grants in the form of restricted stock units granted under Tornier’s stock incentive plan. The restricted stock units granted on February 26, 2014 vest and become issuable over time, with the last tranche becoming issuable on February 26, 2018 or earlier if certain share price targets are met, and in each case, so long as the individual remains an employee or consultant of Tornier. The restricted stock units granted on August 12, 2014 vest and become issuable over time, with the last tranche becoming issuable on June 1, 2018, in each case, so long as the individual remains an employee or consultant of Tornier.
(6)	Represents options granted under Tornier’s stock incentive plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments.
(7)	See notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.

Tornier N.V. Corporate Performance Incentive Plan. Under the terms of the Tornier N.V. corporate performance incentive plan, Tornier’s named executive officers, as well as other employees of Tornier, earn annual cash incentive bonuses based on Tornier’s financial performance and individual objectives. The material terms of the plan are described in detail under “—Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Tornier N.V. 2010 Incentive Plan. At Tornier’s general meeting of shareholders on August 26, 2010, the Tornier shareholders approved the Tornier N.V. 2010 incentive plan, which permits the grant of a wide variety of equity awards to Tornier’s employees, including Tornier’s employees, directors and consultants, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards and other stock-based awards. Tornier’s stock incentive plan is designed to assist Tornier in attracting and retaining Tornier’s employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of Tornier ordinary shares, and provide such individuals with a stake in Tornier’s future which corresponds to the stake of each of the Tornier shareholders.

The Tornier shareholders approved an amendment to the stock incentive plan on June 27, 2012 to increase the number of Tornier ordinary shares available for issuance under the plan. The stock incentive plan, as amended, reserves for issuance a number of Tornier ordinary shares equal to the sum of (i) the number of Tornier ordinary shares available for grant under Tornier’s prior stock option plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under Tornier’s prior stock option plan as of such date); (ii) the number of Tornier ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under Tornier’s prior stock option plan; and (iii) 2.7 million. As of December 28, 2014, 1.6 million Tornier ordinary shares remained available for grant under the stock incentive plan, and there were 6.1 million Tornier ordinary shares covering outstanding awards under such plan as of such date. For purposes of determining the remaining Tornier ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of Tornier ordinary shares to which the award related, the undelivered Tornier ordinary shares will again be available for grant. Similarly, Tornier ordinary shares withheld or surrendered in payment of an exercise price or taxes relating to an award under the stock incentive plan will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the stock incentive plan. The total number of Tornier ordinary shares available for issuance under the stock incentive plan and the number of Tornier ordinary shares subject to outstanding awards are subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in Tornier’s corporate structure or Tornier ordinary shares.

The Tornier board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that, certain amendments are subject to approval by Tornier shareholders and subject to certain exceptions, no amendment may adversely affect any outstanding award without the consent of the affected participant. The Tornier board of directors also may suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan will terminate on August 25, 2020.

Under the terms of the stock incentive plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of a Tornier ordinary share on the grant date. For purposes of the plan, the fair market value of a Tornier ordinary share is the closing sale price of Tornier ordinary shares, as reported by the NASDAQ Global Select Market. Tornier sets the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of Tornier ordinary shares on the grant date. Options become exercisable at such times and in such installments as may be determined by the Tornier board of directors or compensation committee, provided that most options may not be exercisable after 10 years from their grant date. The vesting of Tornier’s stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of Tornier.

Currently, optionees must pay the exercise price of stock options in cash, except that Tornier’s compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, Tornier will not require a payment of the exercise price of the option from the grantee but will reduce the number of Tornier ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

Under the terms of the grant certificates under which stock options have been granted to the named executive officers, if an executive’s employment or service with Tornier terminates for any reason, the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will: (i) immediately terminate if the executive’s employment or service relationship with Tornier terminated for cause; (ii) continue for a period of one year if the executive’s employment or service relationship with Tornier terminated as a result of his or her death or disability; or (iii) continue for a period of 90 days if the executive’s employment or service relationship with Tornier terminated for any reason, other than for cause or upon death or disability.

Stock grants under the plan are made in the form of restricted stock units and assuming the recipient continuously provides services to Tornier (whether as an employee or as a consultant) typically vest and the Tornier ordinary shares underlying such grants are issued over time. The specific terms of vesting of a stock grant depend upon whether the award is a performance recognition grant, talent acquisition grant, special recognition grant or discretionary grant. Performance recognition grants are typically made in mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1st of each year. Promotional performance recognition grants and talent acquisition grants granted to promoted employees and new employees and special recognition grants vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date. Grants also may vest upon the achievement of certain financial performance goals, such as those based on revenue, expenses, profitability, productivity, cash flows, asset utilization, shareholder return, share price and other similar financial performance measures, or individual performance goals.

As a condition of receiving stock options or stock grants, recipients, including Tornier’s named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards. With respect to stock grants, Tornier’s executives must agree to pay in cash all applicable tax withholding obligations, or alternatively, may give instructions to, and authorize, any brokerage firm determined acceptable to Tornier for such purpose to sell on the executive’s behalf that number of Tornier ordinary shares issuable upon vesting of the stock grant as Tornier determine to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligation.

As described in more detail under “—Potential Payments Upon Termination or Change in Control,” if a change in control of Tornier occurs, then, under the terms of Tornier’s stock incentive plan, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised stock options and stock awards that have not vested for each of Tornier’s named executive officers that remained outstanding at Tornier’s fiscal year-end, December 28, 2014. Tornier did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding on December 28, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2014

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
David H. Mowry	39,398 13,142	9,092 10,223	23.61 18.04	08/12/2021 08/10/2022
	7,641	9,825	17.28	02/26/2023
	19,080	41,977	19.45	08/09/2023
	—	66,373	21.66	08/12/2024
					66,750	1,699,455

Shawn T McCormick	23,987	18,658	18.15	09/04/2022
	8,357	18,388	19.45	08/09/2023
	—	22,051	21.66	08/12/2024
					36,088	918,800

Terry M. Rich	38,286	17,404	23.36	03/12/2022
	8,124	6,319	18.04	08/10/2022
	8,471	18,637	19.45	08/09/2023
	—	22,307	21.66	08/12/2024
					35,682	908,464

Kevin M. Klemz	83,333	—	22.50	09/13/2020
	15,137	2,173	25.20	05/12/2021
	8,727	6,788	18.04	08/10/2022
	7,128	15,682	19.45	08/09/2023
	—	20,085	21.66	08/12/2024
					34,698	883,411

Gregory Morrison	83,333	—	22.50	12/16/2020
	14,185	2,035	25.20	05/12/2021
	8,159	6,346	18.04	08/10/2022
	6,510	14,323	19.45	08/09/2023
	—	18,102	21.66	08/12/2024
					32,778	834,528

(1)

All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 12 as nearly equal as possible quarterly installments, in each case so long as the individual remains an employee or consultant of Tornier. If a change in control of Tornier occurs, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, see the discussion under “—Potential Payments Upon Termination or Change in Control.”
(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with Tornier terminates.
(3)	The release dates and release amounts for the unvested stock awards are as follows:

Name	06/01/15	06/01/16	02/26/17	06/01/17	02/26/18	06/01/18
Mr. Mowry	24,777	19,900	0	14,570	0	7,503
Mr. McCormick	10,877	10,880	3,125	5,588	3,125	2,493
Mr. Rich	13,941	7,310	3,125	5,659	3,125	2,522
Mr. Klemz	8,333	6,683	6,250	4,911	6,250	2,271
Mr. Morrison	7,659	6,115	6,250	4,458	6,250	2,046

If a change in control of Tornier occurs, all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance or condition will be deemed satisfied generally only to the extent of the stated target. In addition, the stock awards granted in February 2014, which are scheduled to vest on February 26, 2017 and February 26, 2018, may vest earlier if certain share price targets are met.

(4)	The market value of stock grants that had not vested as of December 28, 2014 is based on the per share closing sale price of Tornier ordinary shares, as reported by the NASDAQ Global Select Market, on the last trading day of Tornier’s fiscal year end, December 26, 2014 ($25.46).

Options Exercised and Stock Vested During Fiscal Year

The table below provides information regarding stock options that were exercised by Tornier’s named executive officers and stock awards that vested for each of Tornier’s named executive officers during the fiscal year ended December 28, 2014.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
David H. Mowry
Stock options	—	—
Restricted stock units			17,273	371,542
Shawn T McCormick
Stock options	—	—
Restricted stock units			14,634	340,278
Terry M. Rich
Stock options	—	—
Restricted stock units			17,668	405,539
Kevin M. Klemz
Stock options	—	—
Restricted stock units			18,562	450,269
Gregory Morrison
Stock options	535	2,375
Restricted stock units			18,113	440,611

(1)

The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of Tornier ordinary shares on the exercise date, as reported by the NASDAQ Global Select Market, less the per share exercise price.
(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the restricted stock unit awards held by each of the named executive represents the gross number of Tornier ordinary shares acquired, multiplied by the closing sale price of Tornier ordinary shares, as reported by the NASDAQ Global Select Market, on the vesting date or the last trading day prior to the vesting date if the vesting date is not a trading day.

Potential Payments Upon a Termination or Change in Control

Severance Arrangements—Generally. Tornier Inc., Tornier’s primary U.S. operating subsidiary, is a party to employment agreements with each of Tornier’s named executive officers, which agreements provide for certain severance protections. Under such agreements, if the executive’s employment is terminated by Tornier, Inc. without “cause” (as such term is defined in the employment agreements), in addition to any accrued but unpaid salary and benefits through the date of termination, the executive will be entitled to base salary and health and welfare benefit continuation for 12 months following termination, and, in the event the executive’s employment is terminated without cause due to non-renewal of the employment agreements by Tornier, Inc., the executive also will be entitled to a payment equal to his or her pro rata annual bonus for the year of termination.

Change in Control Arrangements—Generally. Under the terms of the employment agreements Tornier Inc. has entered into with each of the named executive officers, in the event the executive’s employment is terminated without cause or by the executive for “good reason” (as such term is defined in the employment agreements) within 12 months following a change in control, the executive will be entitled to receive accrued but unpaid salary and benefits through the date of termination, a lump sum payment equal to his base salary plus target bonus for the year of termination, health and welfare benefit continuation for 12 months following termination and accelerated vesting of all unvested options and stock grants.

In addition to the change in control severance protections provided in the employment agreements with Tornier’s executives, Tornier’s prior stock option plan and Tornier’s current stock incentive plan under which stock options and stock grants have been granted to Tornier’s named executive officers contain “change in control” provisions. Under Tornier’s prior stock option plan and current stock incentive plan, if there is a change in control of Tornier, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding stock grants will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

A “change in control” under Tornier’s current stock incentive plan means:

•	the acquisition (other than from Tornier) by any person, entity or group, subject to certain exceptions, of 50% or more of either Tornier’s then-outstanding ordinary shares or the combined voting power of Tornier’s then-outstanding ordinary shares or the combined voting power of Tornier’s then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of the Tornier board of directors;

•	consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were Tornier shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by Tornier shareholders of a liquidation or dissolution of Tornier; or

•	the consummation of the sale of all or substantially all of Tornier’s assets with respect to which persons who were Tornier shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

The definition of change in control in Tornier’s prior stock option plan and executive employment agreements is not identical but substantially similar to the definition in Tornier’s current stock incentive plan.

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) any termination (including for cause) or resignation, or a voluntary/for cause termination; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death and (v) termination by reason of an executive’s disability. The amounts shown assume that the applicable triggering event occurred on December 28, 2014, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. See “The Merger—Interests of Tornier’s Directors and Executive Officers in the Merger—Quantification of Amounts Payable to Tornier’s Named

Executive Officers” for a discussion of the amount of compensation and benefits payable to each named executive officer of Tornier in connection with the proposed merger with Wright.

Name	Type of payment	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ Disability ($)
David H. Mowry	Cash severance(1)	—	550,000	550,000	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	438,890	—
	Option award acceleration(4)	—	—	677,543	—
	Stock award acceleration(5)	—	—	1,699,455	—

	Total	—	564,936	3,380,824	—

Shawn T McCormick	Cash severance(1)	—	365,456	365,456	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	182,216	—
	Option award acceleration(4)	—	—	330,696	—
	Stock award acceleration(5)	—	—	918,800	—

	Total	—	380,392	1,812,105	—

Terry M. Rich	Cash severance(1)	—	369,694	369,694	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	276,544	—
	Option award acceleration(4)	—	—	280,210	—
	Stock award acceleration(5)	—	—	908,464	—

	Total	—	384,630	1,849,848	—

Kevin M. Klemz	Cash severance(1)	—	332,868	332,868	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	131,983	—
	Option award acceleration(4)	—	—	221,504	—
	Stock award acceleration(5)	—	—	883,411	—

	Total	—	347,804	1,584,703	—

Gregory Morrison	Cash severance(1)	—	300,002	300,002	—
	Benefit continuation(2)	—	14,936	14,936	—
	Target bonus(3)	—	—	119,092	—
	Option award acceleration(4)	—	—	202,485	—
	Stock award acceleration(5)	—	—	834,528	—

	Total	—	314,938	1,471,043	—

(1)	Represents the value of salary continuation for 12 months or payment of a lump sum equal to 12-months’ base salary following the executive’s termination, as applicable.
(2)	Includes the value of medical, dental and vision benefit continuation for each executive and their family for 12 months following the executive’s termination. With respect to a qualifying change in control termination, Tornier will bear the entire cost of coverage.
(3)	Includes value of full target bonus for the year of the change in control. In the case of all of the named executive officers, if the termination is an involuntary termination without cause and the date of termination is such that the termination is structured as a non-renewal of the executive’s employment agreement, then under such circumstances a pro rata portion of the executive’s annual bonus would be required to be paid under the terms of the executive’s employment agreement.

(4)	The value of the automatic acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the per share market price of Tornier ordinary shares underlying the unvested stock options held by such executive as of December 28, 2014, the last trading day of fiscal 2014, based upon the per share closing sale price of Tornier ordinary shares, as reported by the NASDAQ Global Select Market, on December 26, 2014 ($25.46), and (ii) the per share exercise price of the options held by such executive. The range of per share exercise prices of unvested stock options held by Tornier’s named executive officers included in the table as of December 28, 2014 was $17.28 to $25.20.
(5)	The value of the automatic acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards held by such officer as of December 28, 2014, multiplied by (ii) the per share market price of Tornier ordinary shares as of last trading day of fiscal 2014, December 26, 2014 based upon the per share closing sale price of Tornier ordinary shares, as reported by the NASDAQ Global Select Market, on December 26, 2014 ($25.46).

Risk Assessment of Compensation Policies, Practices and Programs

As a result of Tornier’s annual assessment on risk in Tornier’s compensation programs, Tornier concluded that its compensation policies, practices and programs and related compensation governance structure work together in a manner so as to encourage its employees, including its named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of Tornier. As part of Tornier’s assessment, Tornier noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•	while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of Tornier’s employees, including in particular Tornier’s named executive officers, and thereby Tornier believes motivates its employees to help fulfill Tornier’s corporate mission, vision and values, including specific and focused company performance goals, the non-performance based compensation for most employees for most years is also a sufficiently high percentage of their overall total compensation that Tornier does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•	for most employees, Tornier’s performance-based compensation has appropriate maximums;

•	a significant portion of performance-based compensation of Tornier’s employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a four-year period of time thereby focusing Tornier’s employees on Tornier’s long-term interests; and

•	performance-based or variable compensation awarded to Tornier’s employees, which for Tornier’s higher-level employees, including Tornier’s named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes several different performance measures and goals that are drivers of long-term success for Tornier and its shareholders.

As a matter of best practice, Tornier will continue to monitor its compensation policies, practices and programs to ensure that they continue to align the interest of its employees, including in particular its executive officers, with those of its long-term shareholders while avoiding unnecessary or excessive risk.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF WRIGHT

The table below sets forth certain information concerning the beneficial ownership of Wright shares as of March 10, 2015, by:

•	each of Wright’s directors and named executive officers;

•	all of Wright’s current directors and executive officers as a group; and

•	each person known by Wright to beneficially own more than 5% of Wright shares.

The calculations in the table below assume that there are 51,362,226 Wright shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. In computing the number of Wright shares beneficially owned by a person and the percentage ownership of that person, Wright has included Wright shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security and the issuance of Wright shares upon the vesting of shares subject to restricted stock awards. The Wright shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

	Wright shares beneficially owned(1)
	Number(2)	Percent
Directors and named executive officers:
Robert J. Palmisano	918,554	1.76%
Lance A. Berry	184,521	*
Pascal E.R. Girin	154,762	*
Kevin D. Cordell	8,065	*
Jason R. Senner	18,881	*
Gary D. Blackford	92,200	*
Martin J. Emerson	108,280	*
Lawrence W. Hamilton	95,780	*
Ronald K. Labrum	39,392	*
John L. Miclot	95,780	*
Amy S. Paul	82,200	*
Robert J. Quillinan	95,780	*
David D. Stevens	127,459	*
Douglas G. Watson	50,060	*
All directors and executive officers as a group (22 persons)	2,640,105	4.96%
Principal shareholders:
Invesco Ltd.(3)	4,366,581	8.50%
Visium Asset Management, LP(4)	3,371,861	6.56%
BlackRock, Inc.(5)	3,041,669	5.92%
The Vanguard Group(6)	3,026,260	5.89%
Westfield Capital Company(7)	2,756,654	5.37%

*	Represents beneficial ownership of less than 1% of outstanding Wright shares.

(1)	Includes for the persons listed below the following Wright shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 10, 2015, Wright shares issuable upon the vesting of restricted stock unit awards within 60 days of March 10, 2015, and Wright shares subject to restricted stock awards:

Name	Options	Shares subject to restricted stock units	Shares subject to restricted stock awards
Robert J. Palmisano	772,096	—	92,043
Lance A. Berry	115,856	—	19,120
Pascal E.R. Girin	111,349	—	35,151
Kevin D. Cordell	0	—	8,065
Jason R. Senner	15,000	—	3,881
Gary D. Blackford	37,500	—	2,788
Martin J. Emerson	80,000	—	2,788
Lawrence W. Hamilton	67,500	—	2,788
Ronald K. Labrum	21,250	—	4,804
John L. Miclot	67,500	—	2,788
Amy S. Paul	52,500	—	2,788
Robert J. Quillinan	67,500	—	2,788
David D. Stevens	62,500	—	2,788
Douglas G. Watson	18,372	—	2,788

(2)	A person’s beneficial ownership of Wright shares is determined in accordance with the rules and regulations of the SEC. Except as indicated elsewhere in the notes to this table and subject to applicable community property laws, the persons named in the table have sole voting power and sole investment power with respect to the Wright shares that they beneficially own. Fractional shares have been rounded to the nearest whole share.
(3)	Pursuant to an amendment to Schedule 13G filed by Invesco Ltd. with the SEC on February 10, 2015, Invesco Ltd. and its subsidiaries beneficially own 4,366,581 shares of common stock. Invesco Ltd. has the sole power to vote or direct the vote of 4,168,277 shares of common stock and the sole power to dispose or direct the disposition of 4,366,581 shares of common stock.
(4)	Pursuant to an amendment to Schedule 13G filed by Visium Asset Management, LP (“VAM”) and related entities with the SEC on March 9, 2015, VAM beneficially owns and has share voting power and power to dispose of 3,371,861 shares of common stock. Visium Balanced Master Fund, Ltd., of which VAM is the investment manager, beneficially owns and has shared voting power and power to dispose of 2,966,757 shares of common stock. JG Asset, LLC (“JG Asset”) is the beneficial owner of and has shared voting power and power to dispose of 3,371,861 shares of common stock as a result of its serving as general partner to VAM. Jacob Gottlieb is the beneficial owner of and has shared voting power and power to dispose of 3,371,861 shares of common stock as a result of serving as managing member of JG Asset.
(5)	Pursuant to an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2015, BlackRock, Inc. and its subsidiaries beneficially own 3,041,669 shares of common stock. BlackRock, Inc. has the sole power to vote or to direct the vote of 2,927,569 shares of common stock and to dispose or direct the disposition of 3,041,669 shares of common stock.
(6)	Pursuant to an amendment to Schedule 13G filed by The Vanguard Group, Inc. (“The Vanguard Group”) with the SEC on February 10, 2015, The Vanguard Group, beneficially owns 3,026,260 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 65,757 shares of the common stock as a result of its serving as the investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 4,400 shares of the common stock as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group has the sole power to vote or to direct the vote of 70,157 shares of common stock, the sole power to dispose or direct the disposition of 2,960,503 shares of common stock, and the shared power to dispose or to direct the disposition of 65,757 shares of common stock.

(7)	Pursuant to a Schedule 13G filed by Westfield Capital Management Company, LP (“Westfield”) with the SEC on February 10, 2015, Westfield is the beneficial owner of 2,756,654 shares of common stock owned of record by clients of Westfield in its capacity as investment adviser. Westfield has the sole power to vote or direct the vote of 1,697,938 shares of common stock, and sole power to dispose or direct the disposition of 2,756,654 shares of common stock.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF TORNIER

Share Ownership

The table below sets forth certain information concerning the beneficial ownership of Tornier ordinary shares as of March 10, 2015, by:

•	each of Tornier’s directors and named executive officers;

•	all of Tornier’s current directors and executive officers as a group; and

•	each person known by Tornier to beneficially own more than 5% of Tornier ordinary shares.

The calculations in the table below assume that there are 48,989,710 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. In computing the number of Tornier ordinary shares beneficially owned by a person and the percentage ownership of that person, Tornier ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security and the issuance of Tornier ordinary shares upon the vesting of shares subject to restricted stock unit awards. The Tornier ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

	Tornier ordinary shares beneficially owned(1)
	Number	Percent
Directors and named executive officers:
David H. Mowry	112,884	*
Shawn T McCormick	50,464	*
Terry M. Rich	81,531	*
Kevin M. Klemz	135,845	*
Gregory Morrison	132,797	*
Sean D. Carney(2)	10,758,594	22.0%
Richard B. Emmitt(3)	74,391	*
Kevin C. O’Boyle	72,560	*
Alain Tornier(4)	1,790,044	3.7%
Richard F. Wallman	99,508	*
Elizabeth H. Weatherman(5)	10,749,777	21.9%
All directors and executive officers as a group (13 persons)	13,512,010	27.2%
Principal shareholders:
Warburg Pincus Entities (TMG Holdings Coöperatief U.A.)(6)	10,721,809	21.9%
FMR LLC(7)	5,403,027	11.0%
T. Rowe Price Associates, Inc.(8)	5,205,599	10.6%
OrbiMed Advisors LLC(9)	4,805,000	9.8%

*	Represents beneficial ownership of less than 1% of Tornier outstanding ordinary shares.

(1)	Includes for the persons listed below the following Tornier ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 10, 2015 and Tornier ordinary shares issuable upon the vesting of restricted stock unit awards within 60 days of March 10, 2015:

Name	Options	Shares subject to restricted stock units
David H. Mowry	93,936	—
Shawn T McCormick	38,353	—
Terry M. Rich	63,555	—
Kevin M. Klenz	120,196	—
Gregory Morrison	117,617	—
Sean D. Carney	15,867	1,309
Richard B. Emmitt	15,867	600
Kevin C. O’Boyle	65,867	—
Alain Tornier	15,867	436
Richard F. Wallman	50,242	—
Elizabeth H. Weatherman	15,867	491
All directors and executive officers as a group (13 persons)	770,187	2,836

(2)	Includes 10,721,809 Tornier ordinary shares held by affiliates of Warburg Pincus & Co. Mr. Carney is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All Tornier ordinary shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities (as defined below). See note (6) below. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Mr. Carney’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(3)	Includes: (i) 15,708 shares held in Mr. Emmitt’s IRA account, (ii) 564 shares held by Mr. Emmitt’s spouse, and (iii) 444 shares held by an IRA account of Mr. Emmitt’s spouse.
(4)	Includes 1,762,792 Tornier ordinary shares held by KCH Oslo AS (KCH Oslo). KCH Stockholm AB wholly owns KCH Oslo, and Mr. Tornier wholly owns KCH Stockholm AB. All Tornier ordinary shares indicated as owned by Mr. Tornier are included because of his affiliation with these entities.
(5)	Includes 10,721,809 Tornier ordinary shares held by affiliates of Warburg Pincus & Co. Ms. Weatherman is a Partner of Warburg Pincus & Co. and a Member and a Managing Director of Warburg Pincus LLC. All Tornier ordinary shares indicated as owned by Ms. Weatherman are included because of her affiliation with the Warburg Pincus Entities. See note (6) below. Ms. Weatherman disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Ms. Weatherman’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(6)

Reflects Tornier ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly-owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (WP Bermuda IX), and WP (Bermuda) IX PE One Ltd., a Bermuda company (WPIX PE One). The general partner of WP Bermuda IX is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (WP Bermuda Ltd.). WP Bermuda IX is managed by Warburg Pincus LLC, a New York limited liability company (WP LLC, and together with WP Bermuda IX, WPIX PE One and WP Bermuda Ltd., the Warburg Pincus Entities). Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (WP), and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the Tornier ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the Tornier ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the Tornier ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.
(7)	Based solely on information contained in a Schedule 13G/A of FMR LLC, an investment advisor, filed with the SEC on March 10, 2015, with sole investment discretion with respect to all such shares and sole voting authority with respect to 197 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(8)	Based solely on information contained in a Schedule 13G/A of T. Rowe Price Associates, Inc., an investment advisor, filed with the SEC on February 11, 2015, reflecting beneficial ownership as of December 31, 2014, with sole investment discretion with respect to all such shares, and sole voting authority with respect to 604,700 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(9)	Based solely on a Schedule 13G filed on February 17, 2015 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly reflecting beneficial ownership as of December 31, 2014. The beneficial ownership reflected in the table includes 2,100,000 ordinary shares beneficially owned by OrbiMed Advisors LLC with shared voting and investment discretion; 2,705,000 ordinary shares beneficially owned by OrbiMed Capital LLC with shared voting and investment discretion, and 4,805,000 ordinary shares beneficially owned by Samuel D. Isaly with shared voting and investment discretion. The address of their principal business office is 601 Lexington Avenue, 54th floor, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Tornier’s directors and executive officers and all persons who beneficially own more than 10% of outstanding Tornier ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of Tornier ordinary shares. Directors, executive officers and greater than 10% beneficial owners of Tornier ordinary shares are also required to furnish Tornier with copies of all Section 16(a) reports they file. To Tornier’s knowledge, based on review of the copies of such reports and amendments to such reports furnished to Tornier with respect to the year ended December 28, 2014, and based on written representations by Tornier’s directors and executive officers, all required Section 16 reports under the Exchange Act for Tornier’s directors, executive officers and beneficial owners of greater than 10% of outstanding Tornier ordinary shares were filed on a timely basis during the year ended December 28, 2014.

DESCRIPTION OF TORNIER ORDINARY SHARES

The following description of the general terms and provisions of Tornier ordinary shares is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of Tornier’s articles of association. Tornier’s articles of association have been filed with the SEC as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part, and we recommend that you read that exhibit for provisions that may be important to you. In addition, it is anticipated that Tornier’s articles of association will be amended effective as of the effective time of the merger to change the company name to “Wright Medical Group N.V.” and increase its authorized capital to €9,600,000 divided into 320,000,000 ordinary shares, each with a nominal value of €0.03. A copy of the form of deed of amendment to Tornier’s articles of association incorporating these two proposed amendments is attached as Annex F to this joint proxy statement/prospectus. See “Tornier Voting Proposal No. 3—Amendment to Articles of Association to Change Company Name” and “Tornier Voting Proposal No. 4—Amendment to Articles of Association to Increase Authorized Capital and Ordinary Shares.”

Authorized Tornier Ordinary Shares

Tornier’s articles of association currently provide for an authorized capital of €5,250,000 divided into 175,000,000 ordinary shares, each with a nominal value of €0.03. As of March 10, 2015, Tornier had 48,989,710 ordinary shares issued and outstanding. Tornier does not have any preferred shares authorized or outstanding.

Subject to the required vote of the Tornier shareholders, and effective as of the effective time of the merger, Tornier’s articles of association will be amended to provide for an authorized capital of €9,600,000 divided into 320,000,000 ordinary shares, each with a nominal value of €0.03. At the effective time of the merger, Tornier will not have any preferred shares authorized or outstanding.

Form of Tornier Ordinary Shares

Tornier issues its ordinary shares in registered book-entry form, and such shares are not certificated.

Issuance of Tornier Ordinary Shares

Tornier may issue ordinary shares subject to the maximum prescribed by the authorized share capital contained in its articles of association. Currently, Tornier’s articles of association provides for an authorized capital consisting of one class of shares, being 175,000,000 ordinary shares, each with a nominal value of €0.03. A designation of authority to the board of directors to issue ordinary shares remains effective for the period specified by the general meeting and may be granted up to a maximum of five years from the date of designation. The general meeting may renew this designation annually. Without this designation, only the general meeting of the Tornier shareholders has the power to resolve to issue Tornier ordinary shares. The Tornier board of directors is authorized to issue Tornier ordinary shares (but not different classes of shares) until June 26, 2019 under the restrictions specified in its articles of association and the designation.

In connection with the issuance of Tornier ordinary shares, at least the nominal value must be paid for such shares. No obligation other than to pay up to the nominal amount of, and any premium agreed upon, a share may be imposed upon a shareholder against the shareholder’s will, by amendment of the articles of association or otherwise. Subject to Dutch law, payment for shares must be in cash to the extent no other contribution has been agreed and may be made in the currency approved by Tornier.

Any increase in the number of authorized Tornier ordinary shares and the introduction of different classes of shares would require an amendment to Tornier’s articles of association. Such amendment would need to be made by a proposal of the Tornier board of directors and adopted by Tornier shareholders at a general meeting by simple majority of votes cast in a meeting in which at least one-third of the outstanding Tornier ordinary shares are represented.

Preemptive Rights

Tornier shareholders have a preemptive right to subscribe for Tornier ordinary shares that Tornier issues for cash unless the general meeting, or the relevant other corporate body which has been designated as the authorized corporate body to issue shares, which in Tornier’s case is at present its board of directors, limits or eliminates this right. Tornier shareholders have no preemptive subscription right with respect to Tornier ordinary shares issued (i) for consideration other than cash, (ii) to Tornier’s employees or the employees of Tornier’s group of companies or (iii) to a party exercising a previously obtained right to acquire shares. Tornier shareholders have no preemptive rights with respect to the Tornier ordinary shares that will be issued to Wright shareholders as merger consideration in the merger.

The right of Tornier shareholders to subscribe for ordinary shares pursuant to these preemptive rights may be eliminated or limited by the general meeting. If the general meeting delegates this authority to the Tornier board of directors, then the Tornier board of directors has the power to limit or eliminate the preemptive rights of holders of Tornier ordinary shares. Such a proposal requires the approval of at least two-thirds of the votes cast by Tornier shareholders at a general meeting at which less than half of the issued share capital is represented or a majority of the votes cast at the general meeting at which at least half of the share capital is represented. Designations of authority to the Tornier board of directors may remain in effect for up to five years and may be renewed for additional periods of up to five years.

The Tornier board of directors is authorized to limit or eliminate the preemptive rights of holders of Tornier ordinary shares until June 26, 2019.

Repurchases of Tornier Ordinary Shares

Tornier may acquire Tornier ordinary shares, subject to applicable provisions of Dutch law and of Tornier’s articles of association, to the extent:

•	its shareholders’ equity, less the amount to be paid for the Tornier ordinary shares to be acquired, exceeds the sum of (i) its share capital account plus (ii) any reserves required to be maintained by Dutch law or Tornier’s articles of association; and

•	after the acquisition of Tornier ordinary shares, Tornier and its subsidiaries would not hold, or hold as pledgees, Tornier ordinary shares having an aggregate nominal value that exceeds 50% of its issued share capital.

The Tornier board of directors may repurchase Tornier ordinary shares only if its shareholders have authorized the Tornier board of directors to do so. The Tornier board of directors is authorized to repurchase the maximum permissible amount of Tornier ordinary shares on the NASDAQ Global Select Market during the 18-month period ending December 26, 2015, the maximum term under Dutch law, at prices between an amount equal to the nominal value of the Tornier ordinary shares and an amount equal to 110% of the market price of the Tornier ordinary shares on the NASDAQ Global Select Market at the time of the transaction. The authorization is not required for the acquisition of Tornier ordinary shares listed on the NASDAQ Global Select Market for the purpose of transferring the shares to employees under Tornier’s equity incentive plans.

Capital Reductions; Cancellation

Upon a proposal of the Tornier board of directors, at a general meeting, Tornier shareholders may vote to reduce its issued share capital by canceling shares held by Tornier in treasury or by reducing the nominal value of the shares by an amendment to Tornier’s articles of association. In either case, this reduction would be subject to applicable statutory provisions. In order to be approved, a resolution to reduce the capital requires approval of a majority of the votes cast at a meeting if at least half the issued capital is represented at the meeting or at least two-thirds of the votes cast at the meeting if less than half of the issued capital is represented at the meeting.

A resolution to reduce capital requires publication of such intention, enabling Tornier’s creditors to object to the reduction in capital under specified circumstances for a period of two months.

General Meetings of Tornier Shareholders

Each Tornier shareholder has a right to attend general meetings, either in person or by proxy, and to exercise voting rights in accordance with the provisions of Tornier’s articles of association. Tornier must hold at least one general meeting each year. This meeting must be convened at one of three specified locations in the Netherlands (Amsterdam, Haarlemmermeer (Schiphol airport) and Schiedam) within six months after the end of Tornier’s fiscal year. The Tornier board of directors may convene additional general meetings as often as they deem necessary. Pursuant to Dutch law, one or more Tornier shareholders representing at least 10% of Tornier’s issued share capital may request the Dutch courts to order that a general meeting be held. Dutch law does not restrict the rights of holders of Tornier ordinary shares who do not reside in the Netherlands from holding or voting their shares.

Tornier will give notice of each meeting of Tornier shareholders by publication on its website, in a newspaper with a national circulation in the Netherlands and in any other manner that Tornier may be required to follow in order to comply with applicable stock exchange and SEC requirements. Tornier will give notice no later than the 15th day prior to the day of the meeting. As deemed necessary by the Tornier board of directors, either the notice will include or be accompanied by an agenda identifying the business to be considered at the meeting. Tornier shareholders representing at least 3% of the issued share capital have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request is received by Tornier no later than 60 days before the day the relevant shareholder meeting is held, subject to a longer period of time in certain specific cases. The Tornier board of directors may decide that Tornier shareholders are entitled to participate in, to address and to vote in the general meeting of Tornier shareholders by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations. The Tornier board of directors may adopt a resolution containing conditions for the use of electronic means of communication. If the Tornier board of directors has adopted such resolutions, they will be disclosed with the notice of the meeting provided to Tornier shareholders.

Board Seats

Tornier maintains a single-tiered board of directors comprising both executive directors and non-executive directors. Currently, the Tornier board of directors consists of one executive director and six non-executive directors. Effective as of the effective time of the merger, the board of directors of the combined company will consist of two executive directors and eight non-executive directors. See “Tornier Voting Proposal No. 6—Appointment of Directors.”

The Tornier board of directors and Tornier shareholders each have approved that the Tornier board of directors be divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of Tornier shareholders. Sean D. Carney and Richard B. Emmitt are in the class of directors whose term expires at the 2015 annual general meeting of the Tornier shareholders. David H. Mowry, Kevin C. O’Boyle and Richard F. Wallman are in the class of directors whose term expires at the 2016 annual general meeting of the Tornier shareholders and Alain Tornier and Elizabeth H. Weatherman are in the class of directors whose term expires at the 2017 annual general meeting of the Tornier shareholders. At each annual general meeting of the Tornier shareholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified. Subject to the required vote of the Tornier shareholders, effective as of the effective time of the merger, Robert J. Palmisano and David H. Mowry will be appointed as executive directors and Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, David D. Stevens, Richard F. Wallman and Elizabeth H. Weatherman will be appointed as non-executive directors, in each case to serve until the next annual general meeting of Tornier shareholders or, in each case, until the director’s earlier death, resignation or removal. See “Tornier Voting Proposal No. 6—Appointment of Directors.” If such directors are appointed by the Tornier shareholders, as of the effective time of the merger, the board of directors of the combined company will not be classified or staggered.

The general meeting of Tornier shareholders appoints the members of the Tornier board of directors, subject to a binding nomination of the Tornier board of directors in accordance with the relevant provisions of the Dutch Civil Code. The Tornier board of directors makes the binding nomination based on a recommendation of Tornier’s nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed by the general meeting of Tornier shareholders unless the binding nature of the nominations by the Tornier board of directors is set aside. The binding nature of nominations by the Tornier board of directors can only be set aside by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of Tornier shareholders, provided such two-thirds vote constitutes more than one-half of Tornier’s issued share capital. In such case, a new meeting is to be called at which the resolution for appointment of a member of the Tornier board of directors shall require a majority of two-thirds of the votes cast, representing more than one-half of Tornier’s issued share capital.

A resolution of the general meeting of Tornier shareholders to suspend a member of the Tornier board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of Tornier shareholders to suspend or dismiss members of the Tornier board of directors, other than pursuant to a proposal by the Tornier board of directors, requires a majority of at least two-thirds of the votes cast, representing more than one-half of Tornier’s issued share capital.

Pursuant to a securityholders’ agreement among Tornier, TMG Holdings Coöperatief U.A., Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P. and certain other shareholders, TMG has the right to designate three directors to be nominated to the Tornier board of directors for so long as TMG beneficially owns at least 25% of the outstanding Tornier ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of the outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of the outstanding Tornier ordinary shares. Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected. As of March 10, 2015, TMG beneficially owned 21.9% of the outstanding Tornier ordinary shares. Mr. Carney and Ms. Weatherman are the current Tornier directors who are designees of TMG. Upon completion of the merger, it is anticipated that TMG will beneficially own approximately     % of the outstanding Tornier ordinary shares and that Mr. Carney and Ms. Weatherman will remain the Tornier directors who are designees of TMG.

Under Dutch law and Tornier’s articles of association, the Tornier board of directors is collectively responsible for Tornier’s policy and general affairs of the company. The executive directors are responsible for the day-to-day affairs. The non-executive directors supervise and provide guidance to the executive directors. In performing their duties, Tornier’s directors are guided by the interests of the company and, within the boundaries set by relevant Dutch law, are required to take into account the relevant interests of Tornier’s stakeholders. The internal affairs of the Tornier board of directors are also governed by Tornier’s internal rules for the board of directors. Each director owes a duty to Tornier to properly perform the duties assigned to such director and to act in Tornier’s corporate interest.

Voting Rights

Each Tornier ordinary share is entitled to one vote. Tornier’s articles of association do not limit the number of registered shares that may be voted by a single shareholder. Treasury shares, whether owned by Tornier or one of its majority-owned subsidiaries, are not entitled to vote at general meetings. Resolutions of the general meeting are adopted by a simple majority of votes cast at a meeting where at least one-third of the issued share capital is represented, except as described in the following two paragraphs.

Matters requiring a majority of at least two-thirds of the votes cast, which votes also represent more than one-half of Tornier’s issued share capital include, among others:

•	a resolution to cancel a binding nomination for the appointment of members of the Tornier board of directors;

•	a resolution to appoint members of the Tornier board of directors if the binding nomination is set aside; and

•	a resolution to dismiss or suspend members of the Tornier board of directors other than pursuant to a proposal by the Tornier board of directors.

Matters requiring a majority of at least two-thirds of the votes cast, if less than one-half of Tornier’s issued share capital is represented include, among others:

•	a resolution of the general meeting regarding restricting and excluding preemptive rights, or decisions to designate the Tornier board of directors as the body authorized to exclude or restrict preemptive rights;

•	a resolution of the general meeting to reduce Tornier’s outstanding share capital; and

•	a resolution of the general meeting to have Tornier merge or demerge.

Quorum for General Meetings

Apart from the resolutions referred to in the first three bullet points under “—Voting Rights,” under Tornier’s articles of association, holders of at least one-third of the outstanding shares must be represented at a meeting to constitute a quorum. If a quorum was not represented at the meeting, a new meeting may be convened at which the resolution may, other than for the resolutions referred to under “—Voting Rights,” be passed, irrespective of the part of the capital represented at such meeting. In the notice convening the new meeting it must be stated, giving the reason therefor, that a resolution may be passed, irrespective of the part of the capital represented at the meeting.

Adoption of Annual Accounts and Discharge of Management Liability

The Tornier board of directors must prepare statutory annual accounts within five months after the end of Tornier’s financial year, unless the Tornier shareholders have approved an extension of this period for up to six additional months due to certain special circumstances. Tornier’s statutory accounts to date have been prepared and will continue to be prepared under generally accepted accounting practices in the Netherlands and are deposited with the Trade Register in Amsterdam, the Netherlands. Tornier’s statutory accounts prepared under generally accepted accounting practices in the Netherlands may be different from Tornier’s consolidated financial statements prepared under generally accepted accounting practices in the United States, such as those incorporated by reference into this joint proxy statement/prospectus. The annual accounts must be accompanied by an auditor’s certificate, a board of directors report and certain other mandatory information and must be made available for inspection by Tornier shareholders at Tornier’s offices within the five-month period referenced above. Under Dutch law, Tornier’s general meeting is in first instance authorized to approve the appointment and removal of Tornier’s independent auditors, as referred to in Article 2:393 of the Dutch Civil Code, to audit the annual accounts. The annual accounts are adopted by Tornier shareholders at the general meeting and prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The adoption of the annual accounts by Tornier shareholders does not release the members of the Tornier board of directors from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders’ resolution to be voted on in the general meeting.

Tornier’s financial reporting is subject to the supervision of the Netherlands Authority for the Financial Markets (“AFM”). The AFM has an independent right to (i) request an explanation from Tornier regarding

Tornier’s application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt Tornier’s financial reporting meets such standards and (ii) recommend Tornier to make available further explanations. If Tornier does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) order Tornier to (i) provide an explanation of the way the applicable financial reporting standards have been applied to Tornier’s financial reports or (ii) prepare Tornier’s financial reports in accordance with the Enterprise Chamber’s instructions.

Dividends

Tornier’s articles of association prescribe that profits or reserves appearing in Tornier’s annual accounts adopted by the general meeting will be at the disposal of the general meeting. Tornier will have power to make distributions to its shareholders and other persons entitled to distributable profits only to the extent that Tornier’s equity exceeds the sum of the paid and called-up portion of the ordinary share capital and the reserves that must be maintained in accordance with provisions of Dutch law or Tornier’s articles of association. Tornier may not make any distribution of profits on Tornier ordinary shares that it holds. The general meeting, whether or not upon the proposal of the Tornier board of directors, determines whether and how much of the remaining profit they will reserve and the manner and date of such distribution.

All calculations to determine the amounts available for dividends are based on Tornier’s statutory annual accounts prepared under Dutch GAAP and deposited with the Trade Register in Amsterdam, the Netherlands.

Liquidation Rights

In the event of a dissolution and liquidation, the assets remaining after payment of all debts and liquidation expenses are distributed to the holders of Tornier ordinary shares in proportion to their nominal possession of such shares. All distributions referred to in this paragraph are made in accordance with the relevant provisions of Dutch law.

Redemption, Conversion and Sinking Fund Rights

Holders of Tornier ordinary shares have no redemption, conversion or sinking fund rights.

Limitations on Non-Residents and Exchange Controls

There are no limits under the laws of the Netherlands or in Tornier’s articles of association on non-residents of the Netherlands holding or voting Tornier ordinary shares. Currently, there are no exchange controls under the laws of the Netherlands on the conduct of Tornier’s operations or affecting the remittance of dividends.

Market Abuse

The Dutch Financial Markets Supervision Act (Wet op het financieel toezicht) (“FSA”), provides for specific rules intended to prevent market abuse which include prohibitions on insider trading, divulging inside information and tipping, and market manipulation. Tornier is subject to the rules under the FSA which prohibit insider trading prohibition (in particular, if Tornier trades in Tornier ordinary shares or in financial instruments the value of which is determined or co-determined by the value of Tornier ordinary shares), divulging insider information and tipping and market manipulation. The prohibition on market manipulation under the FSA may mean that certain restrictions apply to the ability of Tornier to buy-back Tornier ordinary shares. In certain circumstances, Tornier shareholders can also be subject to the market abuse rules under the FSA.

Pursuant to the FSA, Tornier has adopted a code of conduct on insider trading and confidentiality in respect of holding of and carrying out of transactions by Tornier board members and Tornier employees in Tornier ordinary shares or in financial instruments the value of which is determined or co-determined by the value of Tornier ordinary shares.

Netherlands Squeeze-Out Proceedings

Pursuant to Section 2:92a of the Dutch Civil Code, a Tornier shareholder who for its own account contributes at least 95% of Tornier’s issued capital may institute proceedings against Tornier’s other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (“Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority Tornier shareholders and determines the price to be paid for the shares, if necessary after appointment of one or three experts who offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to such person. Unless the addresses of all of them are known to such person, such person also must publish the same in a newspaper with a national circulation in the Netherlands.

Securityholders’ Agreement

On July 18, 2006, Tornier N.V., formerly known as TMG B.V., entered into a securityholders’ agreement with TMG Holdings Coöperatief U.A., TMG Partners U.S. LLC, Vertical Fund I, L.P., Vertical Fund II, L.P., KCH Stockholm AB, Alain Tornier, Warburg Pincus (Bermuda) Private Equity IX, L.P, and certain other shareholders at that time, and, by subsequent joinder agreements, additional shareholders. This agreement was amended on August 27, 2010. Under director nomination provisions of this agreement, TMG has the right to designate three directors to the Tornier board of directors for so long as TMG beneficially owns at least 25% of outstanding Tornier ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of outstanding Tornier ordinary shares, and Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected. TMG held approximately 21.9% of outstanding Tornier ordinary shares as of March 10, 2015. Sean D. Carney and Elizabeth H. Weatherman are the current directors who are designees of TMG. Upon consummation of the merger, it is expected that TMG will own approximately     % of outstanding Tornier ordinary shares and that Sean D. Carney and Elizabeth H. Weatherman will be directors of the combined company and the director designees of TMG. The securityholders’ agreement terminates upon the written consent of all parties to the agreement.

Registration Rights

Tornier is party to a registration rights agreement with certain of its shareholders and officers, including TMG, Vertical Fund I, L.P., Vertical Fund II, L.P. and KCH Stockholm AB (collectively, the “holders”). Pursuant to the registration rights agreement, Tornier has agreed to (i) use its reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates and one registered offering of at least $10 million upon a demand of Vertical Fund I, L.P. and Vertical Fund II, L.P., (ii) use its reasonable best efforts to become eligible for use of Form S-3 for registration statements and, once Tornier becomes eligible, TMG or its affiliates have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. Pursuant to the registration rights agreement, all holders also have incidental or “piggyback” registration rights with respect to any registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, Tornier has agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registrations, except for underwriting commissions. As of the date of this joint proxy statement/prospectus, Tornier is eligible to use Form S-3. The filing of the registration statement of which this joint proxy statement/prospectus is a part did not trigger “piggyback” registration rights under the registration rights agreement.

Listing of Tornier Ordinary Shares

Tornier ordinary shares are listed on the NASDAQ Global Select Market under the symbol “TRNX.” Upon completion of the merger, the combined company’s ordinary shares will be listed on the NASDAQ Global Select Market under the trading symbol “WMGI.”

Transfer Agent and Registrar

A register of holders of Tornier ordinary shares is maintained by American Stock Transfer & Trust Company, LLC (“AST”), in the United States, which also serves as Tornier’s transfer agent. The telephone number of AST is (800) 937-5449.

COMPARISON OF RIGHTS OF WRIGHT SHAREHOLDERS AND TORNIER SHAREHOLDERS

Wright is incorporated under the laws of the State of Delaware and Tornier is incorporated under the laws of the Netherlands. Upon completion of the merger, holders of Wright shares will receive Tornier ordinary shares in exchange for their Wright shares. The rights of holders of Tornier ordinary shares are governed by Dutch corporate law and Tornier’s articles of association.

The following table compares the material differences between the current rights of Wright shareholders under Wright’s certificate of incorporation (“Wright’s charter”) and bylaws (“Wright’s bylaws), and under the General Corporation Law of the State of Delaware and the current rights of Tornier shareholders under Tornier’s current articles of association and Dutch law.

Wright has filed copies of Wright’s charter and Wright’s bylaws with the SEC and Tornier has filed a copy of Tornier’s articles of association and the proposed form of deed of amendment to Tornier’s articles of association contemplated by the merger agreement with the SEC. In addition, copies of Wright’s charter, Wright’s bylaws and Tornier’s articles of association will be sent to holders of Wright shares or Tornier ordinary shares upon request. See “Where You Can Find More Information.” The form of deed of amendment to Tornier’s articles of association contemplated by the merger agreement is attached as Annex F to this joint proxy statement/prospectus. Because this summary does not provide a complete description of those documents, Wright and Tornier urge you to read in their entirety Wright’s charter and Wright’s bylaws and Tornier’s articles of association, as well as the proposed form of deed of amendment to Tornier’s articles of association contemplated by the merger agreement and attached as Annex F to this joint proxy statement/prospectus.

WRIGHT SHAREHOLDER RIGHTS	TORNIER SHAREHOLDER RIGHTS
Authorized Share Capital

The authorized capital stock of Wright currently consists of 105,000,000 shares, consisting of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The Wright board of directors has the authority, without shareholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the designations, preferences and rights and the qualifications, limitations and restrictions of each series of preferred stock, which rights and preferences may be superior to those of Wright shares. Wright currently has no shares of preferred stock outstanding.

Tornier’s current authorized share capital is 175,000,000 ordinary shares, each with a nominal value of €0.03. Tornier does not have any preferred shares authorized.

Upon completion of the merger and the effectiveness of the deed of amendment to Tornier’s articles of association, Tornier’s authorized share capital will be 320,000,000 ordinary shares, each with a nominal value of €0.03. Tornier will not have any preferred shares authorized.

A designation of authority to the board of directors to issue ordinary shares or, as the case may be, different classes of shares remains effective for the

WRIGHT SHAREHOLDER RIGHTS	TORNIER SHAREHOLDER RIGHTS
Authorized Share Capital
period specified by the general meeting and may be granted up to a maximum of five years from the date of designation. The general meeting may renew this designation annually. Without this designation, only the general meeting of Tornier shareholders has the power to authorize the issuance of shares and, if the authorized capital provides for different classes of shares, the issuance of different classes of shares. The Tornier board of directors is authorized to issue Tornier ordinary shares (but not different classes of shares) until June 26, 2019 under the restrictions specified in Tornier’s articles of association and the designation.

Dividends

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value. Dividends may be paid in the form of common stock, property or cash.

Wright’s bylaws provide that the Wright board of directors has the power to fix and vary the amount to be set aside or reserved as working capital of Wright, or as reserves, or for other proper purposes of Wright, and, subject to the requirements of Wright’s charter, to determine whether any part of the surplus or net profits of Wright will be declared as dividends and paid to Wright shareholders, and to fix the date or dates for the payment of dividends.

Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the amount of issued and paid-up capital and increased by reserves that must be maintained under the law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the amount of the issued and paid-up capital plus required legal reserves as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim, under certain circumstances, the paid interim dividends as unduly paid from the respective shareholders or any person entitled to profits. The Tornier board of directors may propose to its general meeting of Tornier shareholders to resolve to make distributions out of its general share premium account or out of any other reserves available for distributions under Dutch law, not being a reserve that must be maintained under Dutch law or pursuant to Tornier’s articles of association. Dividends may be paid in the form of Tornier ordinary shares as well as in cash.

WRIGHT SHAREHOLDER RIGHTS	TORNIER SHAREHOLDER RIGHTS
Preemptive Rights
Under the DGCL, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. Wright’s charter does not provide for preemptive rights.

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro-rata preemptive right to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Preemptive rights in respect of newly issued shares may be limited or excluded by the general meeting or by the board of directors if designated thereto by the general meeting or by the articles of association for a period not exceeding five years.

Tornier’s articles of association conform to Dutch law and authorize the general meeting or the Tornier board of directors, if so designated by a resolution of the general meeting or by Tornier’s articles of association, to limit or exclude preemptive rights for holders of Tornier ordinary shares for a period not exceeding five years. In order for such a resolution to be adopted, a majority of at least two-thirds of the votes cast in a meeting of Tornier shareholders is required, if less than half of the issued share capital is present or represented or a majority of the votes cast at a general meeting at which at least half of the share capital is represented. The authority to limit or exclude preemptive rights relating to issues of Tornier ordinary shares was delegated to the Tornier board of directors and will continue until June 26, 2019.

Voting Rights

Under the DGCL, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Wright’s charter and Wright’s bylaws do not provide for cumulative voting, and as a result, holders of Wright shares have no cumulative voting rights in connection with the election of directors. Each Wright shareholder is entitled to one vote per Wright share.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60

Under Dutch law, shares have one vote per share, provided such shares have the same par value. Certain exceptions may be provided in the articles of association of a company (which is currently not the case in Tornier’s articles of association). All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or Dutch law prescribe otherwise.

Tornier will give notice of each meeting of Tornier shareholders by publication on its website, in a newspaper with a national circulation in the Netherlands and in any other manner that Tornier may be required to follow in order to comply with applicable stock exchange and SEC requirements. Tornier will give notice no later than the 15th day prior to the day of the meeting. As deemed necessary by the board of directors, either the notice will include or be accompanied by an agenda identifying the business to be considered at the meeting.

WRIGHT SHAREHOLDER RIGHTS	TORNIER SHAREHOLDER RIGHTS
Voting Rights
nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

If a record date has been set by the Tornier board of directors, holders of shares in the capital of Tornier on such record date prior to the general meeting are entitled to vote at that general meeting, The record date is the 28th day prior the general meeting.

There is no specific provision in Dutch law for adjournments

Appraisal Rights
The DGCL provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially-determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Dutch corporate law grants a shareholder of a non-surviving entity in a merger, in certain circumstances the right to claim monetary compensation rights (schadeloosstelling). In cross border mergers within the European Economic Area, a shareholder of the non-surviving entity who has voted against the proposed merger may within one month following the day on which the proposed merger has been approved, submit a request for compensation with the non-surviving entity. However, the merger between Wright and Tornier is not structured as such a cross border merger and, therefore, no such rights will be available to Tornier shareholders in this transaction.

Shareholder Inspection Rights
Under the DGCL, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.	Individual Tornier shareholders can in principle raise questions and request information from the Tornier board of directors during a general meeting of Tornier shareholders. A Tornier shareholder may inspect its entry in Tornier’s shareholders’ register.

Number of Directors
Wright’s charter provides that the number of directors on the Wright board of directors will not be less than one nor more than 10, which number will be determined from time to time by the Wright board of directors. There are currently 10 directors serving on the Wright board of directors.

Tornier’s articles of association provide that the board of directors will determine the number of directors, provided that Tornier must have a board of directors consisting of three or more members, comprising one or more executive directors having day-to-day management of the company and two or more non-executive directors not having such responsibility. The Tornier board of directors currently consists of one executive director and six non-executive directors.

The Tornier securityholders’ agreement, dated July 18, 2006 provides that TMG Holdings Coöperatief U.A. has the right to designate three directors to be nominated to the Tornier board of directors for so long as TMG beneficially owns at least 25% of outstanding Tornier ordinary shares, two

WRIGHT SHAREHOLDER RIGHTS	TORNIER SHAREHOLDER RIGHTS
Number of Directors

directors for so long as TMG beneficially owns at least 10% but less than 25% of outstanding Tornier ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of outstanding Tornier ordinary shares, and Tornier agreed to use its reasonable best efforts to cause the TMG designees to be elected.

Subject to a vote of the Tornier shareholders, at the effective time of the merger, the Tornier board of directors will include ten directors: five directors nominated by the Wright board of directors prior to the effective time, one of whom shall be Robert J. Palmisano, and five directors nominated by the Tornier board of directors prior to the effective time, one of who shall be David H. Mowry. See “Tornier Voting Proposal No. 6. Appointment of Directors.”

Election of Directors
Directors of Wright are elected by a plurality vote of the shareholders at the annual meeting of shareholders, so long as a quorum is present.	Tornier’s articles of association provide that nominations of persons for election to the Tornier board of directors may be made by the Tornier board of directors from a nomination to be drawn up by the Tornier board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the Tornier board of directors were set aside. Binding nominations of the Tornier board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of shareholders if such two-thirds vote constitute more than one-half of Tornier’s issued share capital.

Duties of Directors

The board of directors of a Delaware corporation bears responsibility for managing the business and affairs of a corporation. There is generally only one board of directors.

In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts also

Under Dutch law and the articles of association, the board of directors is collectively responsible for the policy and general affairs of the company. The executive directors are responsible for the day to day affairs of the company. The non-executive directors are assigned the task of supervising the executive director and providing him or her with advice. Each director owes a duty to Tornier to properly perform the duties assigned to such director and to act in Tornier’s corporate interest.

In the Netherlands, a listed company historically had a two-tier board structure with a management board comprising the executive directors and a

WRIGHT SHAREHOLDER RIGHTS	TORNIER SHAREHOLDER RIGHTS
Duties of Directors

have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

supervisory board comprising the non-executive directors. It is, however, also possible to have a single-tier board, comprising both executive directors and non-executive directors. Tornier has a single-tier board.

Unlike Delaware, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally dictate how such duty is to be applied. Any board resolution regarding a significant change in the identity or character of the company requires shareholders’ approval.

Director Terms; Classification of Board of Directors

The DGCL generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.

Wright does not have a classified board of directors. Wright’s bylaws provide that the directors shall be elected at each annual meeting of Wright shareholders and shall serve until the next succeeding annual meeting of shareholders and until their respective successors have been elected and qualified.

In contrast to Delaware law, under Dutch law a non-executive director of a listed company is generally appointed for a maximum term of four years. There is no limit to the number of terms a director may serve. Tornier’s articles of association provide that Tornier’s directors will be appointed for a maximum term of four years. A director may in principle be removed at any time, with or without cause by the general meeting, provided that such resolution is placed on the agenda of a general meeting.

Although the current Tornier board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders, the board of directors of the combined company will not be classified or staggered.

Removal of Directors
Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire	Under Dutch law and Tornier’s articles of association, the general meeting of Tornier shareholders has the authority to suspend or remove members of the Tornier board of directors at any time by adopting either: (a) a resolution, approved by an absolute majority of the votes cast at a meeting, pursuant to a proposal by the board of directors or (b) a resolution, approved by two-thirds of the votes cast at a meeting representing more than half of Tornier’s issued capital, if such suspension or removal is not pursuant to a proposal by the Tornier board of directors.

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Removal of Directors

board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part

Wright’s bylaws provides that a director may be removed from office with or without cause upon the affirmative vote of the holders of a majority of the shares of capital stock entitled to vote.

Vacancies on the Board of Directors

Wright’s charter provides that vacancies by reason of death, resignation, retirement, disqualification, removal from office, increase in number of directors or otherwise, may be filled by a majority vote of the remaining directors, although less than a quorum, at a meeting called for that purpose by a successor who, unless removed for cause, shall hold office until the expiration of the term for which appointed or until a successor shall be elected and qualified

Wright’s bylaws provide that the shareholders removing any director may at the same meeting fill the vacancy caused by the removal, and if the directors fail to fill any vacancy, the shareholders may at any special meeting called for that purpose fill the vacancy.

Under Dutch law, new members of the Tornier board of directors are appointed by the general meeting of Tornier shareholders, rather than appointed by the Tornier board of directors as is typical for a Delaware corporation. Tornier’s articles of association provide that such shareholder appointment occurs based on a binding nomination by the Tornier board of directors, in which case the general meeting may override the binding nature of such nomination by a resolution of two-thirds of the votes cast, which votes also represent more than one-half of the issued share capital. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the Tornier board of directors were set aside.

Tornier’s articles of association stipulate that, in the event that one or more members of the Tornier board of directors are absent or prevented from acting, the remaining members of the Tornier board of directors or the sole remaining member of the Tornier board of directors shall be entrusted with Tornier’s management. In the event that all members of the Tornier board of directors are absent or prevented from acting, a person to be appointed for that purpose by the general meeting shall be temporarily entrusted with the company’s management.

Board Quorum
Wright’s bylaws provide that a majority of the directors then in office present in person, by telephone or by other electronic communications will constitute a quorum for the transaction of business.	Pursuant to Tornier’s articles of association, the Tornier board of directors can only adopt valid resolutions when the majority of the members of the Tornier board of directors in office shall be present or represented at such board meeting. Tornier’s articles of association provide that if one or more members of the Tornier board of directors are absent or prevented from acting, the remaining members of the Tornier board of directors or the

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Board Quorum

sole remaining member of the board of directors will be entrusted with the management of the company.

An absent director may issue a proxy for a specific board meeting but only to another director in writing.

Shareholder Quorum
Wright’s bylaws provide that any number of shareholders, together holding at least a majority of the capital stock of Wright issued and outstanding and entitled to vote, present in person or represented by proxy at any meeting duly called, will constitute a quorum for the transaction of business, except as otherwise provided by Wright’s charter or Wright’s bylaws.	Although there is no general quorum requirement under Dutch law, Tornier’s articles of association provide that resolutions shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. If a quorum was not represented at the meeting, a new meeting may be convened at which the resolution may, in principle—other than for the resolutions referred to under “Description of Tornier Ordinary Shares—Voting Rights” be passed, irrespective of the part of the capital represented at such meeting. In the notice convening the new meeting it must be stated, giving the reason therefor, that a resolution may be passed, irrespective of the part of the capital represented at the meeting.

Shareholder Action by Written Consent
Wright’s bylaws provide that any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent (or consents) setting forth the action is (a) signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted and (b) delivered to Wright at its registered office in Delaware, its principal place of business or an officer or agent of Wright having custody of the books in which proceedings of meetings of shareholders are recorded.	Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depositary receipts are issued, (c) there are no persons entitled to the same rights as holders of depositary receipts, (d) the board of directors has been given the opportunity to give its advice on the resolution and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote. The requirement of unanimity therefore renders the adoption of shareholder resolutions without holding a meeting not feasible for listed companies.

Special Meetings of Shareholders
Under Delaware law, a special meeting of Wright shareholders may be called by the Wright board of directors or by any other person authorized to do so in Wright’s charter or Wright’s bylaws and the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called. Wright’s bylaws provide that special meetings of	Tornier’s articles of association provide that extraordinary general meetings of Tornier shareholders will be held as often as the Tornier board of directors deems such necessary. General meetings shall in principle be convened by the Tornier board of directors. Pursuant to Dutch law, one or more shareholders representing at least 10%

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Special Meetings of Shareholders
Wright shareholders for any purpose may only be called by the board of directors, the chairman of the board or the chief executive officer or president. Wright’s bylaws require that written notice of a special meeting must be given by the secretary to shareholders not less than 10 days or more than 60 days before the date of the meeting, stating the time and place of the meeting and the purpose or purposes for which the meeting is called.	of the issued share capital may request the competent Dutch Court to order that a general meeting be held.

Shareholder Proposals and Director Nominations

Wright’s bylaws provide that nominations of persons for election to the Wright board of directors may be made (a) by the board of directors or (b) by a shareholder of Wright, if notice of the nomination is delivered in compliance with the procedures set forth in Wright’s bylaws.

For a nomination to be made by a shareholder of record, the shareholder must give timely written notice to the secretary of Wright in proper form.

To be timely, a shareholder’s notice must be received by the secretary at the principal office of Wright not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting is convened more than 60 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s meeting, notice by a shareholder must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later date of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made if such announcement is less than 100 days prior to the date of the meeting.

If such notice pertains to the nomination of directors, to be in proper written form, it must set forth, as to each person whom the shareholder proposes to nominate: (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act; (b) each proposed nominee’s consent to being named as a nominee and to serve as a director if elected; (c) a description of all arrangements or understandings between the shareholder and beneficial owner or owners, if any, and their respective affiliates and associates, on the one hand, and each proposed nominee and his or her respective affiliates and associates

The agenda for a meeting of shareholders must contain such items as the board of directors or the person or persons convening the meeting decide. Unlike under Delaware law, the agenda shall also include such other items as one or more shareholders, representing at least 3% of the issued share capital may request of the board of directors in writing, at least 60 days before the date of the meeting.

Tornier’s articles of association provide that nominations of persons for election to the Tornier board of directors may be made by the Tornier board of directors from a nomination to be drawn up by the Tornier board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the Tornier board of directors were set aside (See “Comparison of Rights of Wright Shareholders and Tornier Shareholders” and “Description of Tornier Ordinary Shares—Election of Directors”).

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Shareholder Proposals and Director Nominations

(including their names) pursuant to which the nomination(s) are to be made by such shareholder, on the other hand; (d) a description of all direct and indirect compensation or other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner or owners, if any, and their respective affiliates and associates, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand; and (e) each proposed nominee’s consent to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Wright. Wright may require any proposed nominee to furnish such other information (x) as may reasonably be required by Wright to determine the eligibility of such proposed nominee to serve as an independent director of Wright in accordance with Wright’s Corporate Governance Principles or (y) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

As to any business that the shareholder proposes to bring before the meeting, the notice must also include (a) a brief description of such business; (b) the reasons for conducting such business at the meeting; (c) any material interest in such business of such shareholder and the beneficial owner or owners, if any, or other persons on whose behalf the proposal is made or acting in concert therewith; and (d) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner or owners, if any, and any other such person or persons (including their names) in connection with the proposal of such business by such shareholder.

All such notices must also include, as to the shareholder giving the notice and the beneficial owners or owners, if any, or other persons on whose behalf the nomination or proposal is made or acting in concert with: (a) the name and address of such party; (b) the class or series and number of shares of capital stock of Wright which are owned, directly or indirectly, beneficially and of record by the shareholder and the beneficial owner; (c) all other information regarding each nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the board of directors; and (d) a statement as to whether each such party will deliver a

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Shareholder Proposals and Director Nominations
proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of Wright required under law to carry the proposal or, in the case of a nomination or nominations for election as directors, at least the percentage of voting power of all of the shares of capital stock of Wright reasonably believed by the shareholder or beneficial owner or owners, as the case may be, to be sufficient to elect the persons proposed to be nominated by the shareholder.

Share Repurchases
Under the DGCL, Wright may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. Wright may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Under Dutch law, Tornier may not subscribe for newly issued shares in its own capital. Tornier may, however, repurchase its existing and outstanding shares or depositary receipts if permitted under its articles of association. Tornier may acquire its own shares either without paying any consideration, or, in the event any consideration must be paid, only if the following requirements are met: (a) the shareholders’ equity less the payment required to make the acquisition is not less than the sum of called and paid-up capital and any reserve required by Dutch law and Tornier’s articles of association, (b) Tornier and its subsidiaries would not thereafter hold or hold as a pledgee shares with an aggregate nominal value exceeding 50% of the nominal value of Tornier’s issued share capital, (c) Tornier’s articles of association permit such acquisition, which currently is the case, and (d) the general meeting of Tornier shareholders has authorized the Tornier board of directors to do so, which authorization has been granted for the maximum period allowed under Dutch law and Tornier’s articles of association, that period being 18 months.

As discussed in (a) above, Tornier’s ability to repurchase its own shares may be limited by the amount of any statutory reserves that the company is required to maintain under Dutch law. A larger statutory reserve requirement will result in a company’s ability to repurchase a lesser number of its outstanding shares. The type and amount of any reserve required to be maintained under Dutch law is fact-specific and can include, among other things, (i) a revaluation reserve to cover any increases in the value of tangible and intangible fixed assets and stocks, as well as increases in the value of other assets, (ii) reserves to cover participation interests

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Share Repurchases
that the company owns in third parties to the extent that the company is utilizing the equity accounting method (vermogensmutatie methode) to value such interests and (iii) non-distributable reserves equal to the amount of any loans that the board of directors has resolved to provide to third parties for purposes of acquiring shares of the company.

Amendment of Charter
Wright reserves the right to amend, alter, change or repeal any provisions contained in its charter, in the manner prescribed by statute, and all rights conferred upon Wright shareholders therein are subject to that reservation. The DGCL requires that any amendment to Wright’s charter must be approved by the board of directors and that a resolution be adopted recommending that the amendment be approved by a majority of the outstanding stock entitled to vote on the amendment, plus the amendment must be approved by a majority of the outstanding stock of any class entitled under the DGCL to vote separately as a class on the amendment.

On proposal of the Tornier board of directors, the general meeting of Tornier shareholders may resolve to amend Tornier’s articles of association upon approval by an absolute majority of the votes cast at a meeting at which at least one-third of the issued share capital is represented.

The full proposal of the amendment to the articles of association must be available at Tornier’s offices from the day of the convocation of the general meeting of Tornier shareholders until the close of the same for inspection by those who are entitled to attend meetings.

Amendment of Bylaws
Wright’s bylaws provide that the Wright board of directors may adopt, amend and repeal Wright’s bylaws; provided that Wright shareholders also may adopt, amend or repeal Wright’s bylaws by the affirmative vote of, in addition to the vote of any holders of any class or series of stock required by law or Wright’s charter, the holders of two-thirds of the voting power of the outstanding shares entitled to vote.	Tornier does not have bylaws.

Shareholder Suits
Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of such individual and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the	Unlike under Delaware law, in the event a third party is liable to a Dutch company, in general, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder that shareholder may have an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in

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Shareholder Suits
derivative plaintiff in court, unless such a demand would be futile. The derivative plaintiff must also be an adequate representative of the corporation’s other shareholders.

a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Under Dutch law, shareholders meeting certain thresholds and certain other stakeholders of the company can initiate inquiry proceedings with the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer). Claimants may request an inquiry into the policy of the company and the conduct of its business. The Dutch Enterprise Chamber will only order an inquiry if a plaintiff can demonstrate that well-founded reasons exist to doubt the soundness of the policies of the company or the conduct of its business. The proceedings may only be initiated after the claimant has given the board of directors of the company advance written notice of its objections to the policy of the company or the conduct of the business. Ample time should be given to the company to examine the objections and to address the legal issues.

Limitation of Personal Liability of Directors
Wright’s charter provides that no director of Wright will be personally liable to Wright or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) under Section 174 of the DGCL, (b) for any breach of the director’s duty of loyalty to Wright or its shareholders, (c) for acts or omissions not in good faith, (d) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (e) for which the director derived an improper personal benefit.	Tornier’s articles of association provide that Tornier shall indemnify any of its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to Tornier’s best interests, provided that such indemnification will not be made in respect of any claim as to which the director has been finally adjudged to be liable for gross negligence or willful misconduct in his or her duty to Tornier.

Indemnification of Directors and Officers
Wright’s charter provides that Wright will indemnify, to the fullest extent permitted by the DGCL (as it now exists or subsequently exists), any person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Wright, or is or was serving as a director, officer, trustee, employee	In addition to the indemnification rights described above under “—Limitation of Personal Liability of Directors,” Tornier has entered into indemnification agreements with its directors and officers. Each indemnification agreement, which is governed by the laws of Delaware, provide, among other things, for indemnification to the fullest extent permitted by law and Tornier’s articles of association against any and

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Indemnification of Directors and Officers

or agent of another entity at the request of Wright, so long as the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Wright, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Wright’s bylaws provide that Wright will indemnify any and all of its directors and officers, including former directors and officers, including those serving as officer or director of any corporation at the request of Wright, to the fullest extent permitted under and in accordance with the Delaware law.

Wright has approved a form of indemnification agreement that provides for the indemnification of directors and officers.

all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer or on such director’s or officer’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of Tornier, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe such director’s or officer’s conduct was unlawful. Each indemnification agreement provides that the director or officer shall not be indemnified and advanced expenses (a) with respect to an action, suit or proceeding initiated by the director or officer unless so authorized by the Tornier board of directors or (b) with respect to any action, suit or proceeding instituted by the director or officer to enforce or interpret such indemnification agreement unless the director or officer is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite such director’s or officer’s failure to establish the right to indemnification, the director or officer is entitled to indemnity for such expenses.

Tornier currently maintains liability insurance for its directors and officers.

As described above under “The Merger Agreement—Certain Covenants,” Tornier has agreed to provide, for a period of six years after the effective date of the merger, directors’ and officers’ liability insurance and fiduciary liability insurance covering acts or omissions occurring before the effective time of the merger by each person who, as of the date of the merger agreement, was covered by Wright’s directors’ and officers’ liability insurance and fiduciary liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Tornier’s directors, officers pursuant to the foregoing provisions, Tornier has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Certain Business Combinations / Anti-Takeover Provisions

Under Delaware law, a corporation can elect not to be governed by section 203 of the DGCL, which generally protects publicly held Delaware corporations from unfair transactions and tactics by persons who acquire large blocks of stock without prior board approval. Wright has not made this election and is therefore subject to the restrictions of section 203 of the DGCL.

In general, section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the transaction by which the person became an interested shareholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to exceptions, an “interested” shareholder is a person who, alone or together with his affiliates and associates, owns 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of Wright or reducing the price that certain investors might be willing to pay in the future for Wright shares.

Unlike under Delaware law, neither Dutch law nor Tornier’s articles of association specifically prevents business combinations with interested shareholders. Under Dutch law various protective measures are as such possible and admissible, within the boundaries set by Dutch case law and Dutch law, in particular the Dutch Corporate Governance Code.

Shareholder Vote on Certain Reorganizations

Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the DGCL, no vote of the shareholders of a surviving corporation to a merger is needed; however, unless required by the certificate of incorporation, if (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (b) each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger continues to be an identical outstanding (or treasury share) of the surviving corporation, and (c) either no shares of common stock or securities convertible into common stock will be issued by the surviving corporation in the merger, or the authorized and unissued shares and treasury shares of common stock (plus those

Under Tornier’s articles of association, the general meeting of Tornier shareholders may resolve, upon a proposal of the Tornier board of directors, that Tornier concludes a legal merger (juridische fusie) or a demerger (splitsing). In addition, the general meeting of Tornier shareholders must approve resolutions of the Tornier board of directors concerning an important change in the identity or character of Tornier or its business, in any event including:

•    the transfer of the enterprise or a substantial part thereof to a third party;

•    the entering into or ending of a long-lasting cooperation of the company or a subsidiary with a third party, if this cooperation or the ending thereof is of far-reaching significance for the company; and

•    the acquiring or disposing of an interest in the share capital of a company with a value of at least one-third of the company’s assets according to the most recent annual accounts, by the company or a subsidiary.

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Shareholder Vote on Certain Reorganizations

convertible into common stock) to be delivered in the merger do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Neither Wright’s charter nor Wright’s bylaws contain any provisions relating to business combinations.

Under Dutch law, a shareholder who owns at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer), which may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Conflict-of-Interest Transactions

The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•    the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent; or

•    the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•    the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a conflict of interest with the company. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting of shareholders, except if the articles of association prescribe otherwise. Tornier’s articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he or she has a conflict of interest with the company. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Director Compensation
Under the DGCL, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law.	In contrast to Delaware law, under Dutch law the Tornier shareholders must adopt the compensation policy for the Tornier board of directors, which includes a description of the elements of the compensation of any members who serve on the Tornier board of directors.

LEGAL MATTERS

The valid issuance of the Tornier ordinary shares in connection with the merger has been passed upon for Tornier by Stibbe N.V., Amsterdam, the Netherlands. Ropes & Gray LLP, counsel to Wright, has provided an opinion to Wright regarding material U.S. federal income tax matters set forth in this joint proxy statement/prospectus. Willie Farr & Gallagher LLP, counsel to Tornier, has provided an opinion to Tornier regarding material U.S. federal income tax matters set forth in this joint proxy statement/prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited Tornier’s consolidated financial statements and schedule included in Tornier’s Annual Report on Form 10-K for the year ended December 28, 2014, and the effectiveness of Tornier’s internal control over financial reporting as of December 28, 2014, as set forth in their reports, which are incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Tornier’s financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Wright as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

TORNIER WAS FORMED UNDER THE LAWS OF THE NETHERLANDS AND, AS SUCH, THE RIGHTS OF HOLDERS OF TORNIER’S ORDINARY SHARES AND THE CIVIL LIABILITY OF TORNIER’S DIRECTORS ARE GOVERNED BY DUTCH LAW AND TORNIER’S ARTICLES OF ASSOCIATION. THE RIGHTS OF SHAREHOLDERS UNDER THE LAWS OF THE NETHERLANDS MAY DIFFER FROM THE RIGHTS OF SHAREHOLDERS OF COMPANIES INCORPORATED IN OTHER JURISDICTIONS. SOME OF THE NAMED EXPERTS OF TORNIER REFERRED TO IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE NOT RESIDENTS OF THE UNITED STATES, AND CERTAIN OF TORNIER’S DIRECTORS AND EXECUTIVE OFFICERS AND MOST OF TORNIER’S ASSETS AND SOME OF THE ASSETS OF TORNIER’S DIRECTORS ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, THE HOLDERS OF TORNIER ORDINARY SHARES MAY NOT BE ABLE TO SERVE PROCESS ON TORNIER OR ON SUCH PERSONS IN THE UNITED STATES OR OBTAIN OR ENFORCE JUDGMENTS FROM U.S. COURTS AGAINST THEM OR TORNIER BASED ON THE CIVIL LIABILITY PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES. THERE IS DOUBT AS TO WHETHER DUTCH COURTS WOULD ENFORCE CERTAIN CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS IN ORIGINAL ACTIONS OR ENFORCE CLAIMS FOR PUNITIVE DAMAGES. UNDER TORNIER’S ARTICLES OF ASSOCIATION, TORNIER INDEMNIFIES AND HOLDS ITS DIRECTORS HARMLESS AGAINST ALL CLAIMS AND SUITS BROUGHT AGAINST THEM, SUBJECT TO LIMITED EXCEPTIONS. ALTHOUGH THERE IS DOUBT AS TO WHETHER U.S. COURTS WOULD ENFORCE SUCH PROVISION IN AN ACTION BROUGHT IN THE UNITED STATES UNDER U.S. SECURITIES LAWS, SUCH PROVISION COULD MAKE ENFORCING JUDGMENTS OBTAINED OUTSIDE OF THE NETHERLANDS MORE DIFFICULT TO ENFORCE AGAINST TORNIER’S ASSETS IN THE NETHERLANDS OR JURISDICTIONS THAT WOULD APPLY DUTCH LAW.

FUTURE SHAREHOLDER PROPOSALS

Wright

Wright will hold an annual meeting of shareholders in the year 2015 only if the merger has not already been completed. If the annual meeting is held, any proposal that a Wright shareholder intends to present at the Wright 2015 annual meeting of shareholders must have been received by Wright’s Corporate Secretary no later than December 1, 2014 in order to be included in the proxy statement and form of proxy relating to that meeting as disclosed in Wright’s proxy statement filed on March 31, 2014, with the SEC.

Wright’s bylaws provide that shareholder nominations for director or proposals of other business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Wright Shareholders and Tornier Shareholders—Advance Notice of Director Nominations and Other Shareholder Proposals.” Shareholder proposals must be sent to Corporate Secretary, Wright Medical Group, Inc., 1023 Cherry Road, Memphis, Tennessee 38117. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Wright will not be required to include in its proxy statement any shareholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Delaware corporate law.

Tornier

Tornier intends to hold an annual general meeting in June 2015. Pursuant to Dutch law, the agenda for a meeting of shareholders must contain such items as the Tornier board of directors or the person or persons convening the meeting decide.

Any proposal that a Tornier shareholder intends to present at the Tornier 2015 annual general meeting of shareholders must have been received by Tornier’s Corporate Secretary no later than January 17, 2015 in order to be included in the proxy statement and form of proxy relating to that meeting, unless the date of the 2015 annual general meeting is changed by more than 30 days from the date of the 2014 annual general meeting of shareholders. In addition, Dutch law prescribes that the agenda shall also contain such other items as one or more Tornier shareholders, representing at least 3% of the issued Tornier share capital may request of the Tornier board of directors in writing, at least 60 days before the date of the meeting.

Any other shareholder proposals to be presented at Tornier’s 2015 annual general meeting of shareholders must be given in writing to Tornier’s Senior Vice President, Chief Legal Officer and Secretary no later than 60 days prior to Tornier’s 2015 annual general meeting of shareholders, as required by Tornier’s articles of association.

Tornier’s articles of association provide that proposals of business may be made only in compliance with certain advance notice, informational and other applicable requirements as described under “Comparison of the Rights of Wright Shareholders and Tornier Shareholders—Advance Notice of Director Nominations and Other Shareholder Proposals.” Shareholder proposals must be sent to the Tornier board of directors, c/o Kevin M. Klemz, Senior Vice President, Chief Legal Officer and Secretary, Tornier N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Tornier will not be required to include in its proxy statement any shareholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Dutch law.

WHERE YOU CAN FIND MORE INFORMATION

Each of Wright and Tornier files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Wright or Tornier files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Wright and Tornier. The SEC’s website can be found at http://www.sec.gov. Any other information contained on any website referenced in this joint proxy statement/prospectus, including the SEC’s website, is not incorporated by reference in this joint proxy statement/prospectus.

This joint proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Tornier in addition to being a proxy statement for the Wright special meeting and the Tornier extraordinary general meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or all of the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows Wright and Tornier to “incorporate by reference” information relating to Wright and Tornier into this joint proxy statement/prospectus. This means Wright and Tornier can disclose important information to you by referring you to another document separately filed by Wright or Tornier with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that Wright or Tornier files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents listed below that Wright or Tornier has previously filed with the SEC. You should read the information incorporated by reference because it is an important part of this joint proxy statement/prospectus and contains important information, including about Wright and Tornier.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. None of Wright or Tornier has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to shareholders of Wright or Tornier nor the issuance of Tornier ordinary shares in the merger shall create any implication to the contrary.

The following documents, which have been filed with the SEC by Wright (File No. 001-35823), are incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Wright Medical Group, Inc. for the fiscal year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	Current Reports on Form 8-K of Wright Medical Group, Inc. (only to the extent “filed” and not “furnished”), filed with the SEC on January 29, 2015, February 2, 2015 and February 13, 2015;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2014; and

•	the description of Wright common stock contained in the prospectus included in the registration statement on Form S-1, as amended, filed with the SEC on April 27, 2001.

All additional documents that Wright may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Wright special meeting and the Tornier extraordinary general meeting, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with the SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the internet websites of Wright or Tornier, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a Wright shareholder, you can obtain any of the documents incorporated by reference through Wright or the SEC. Documents incorporated by reference are available from Wright without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Wright Medical Group, Inc.

Attention: Investor Relations

1023 Cherry Road

Memphis, Tennessee 38117

(901) 290-5817

Julie.Tracy@wmt.com

A hard copy of such documents incorporated by reference shall not be sent to you unless requested.

In order to ensure timely delivery of the documents, Wright shareholders must make their requests no later than five business days prior to the date of the special meeting of Wright shareholders, or no later than                         , 2015.

The following documents, which have been filed with the SEC by Tornier (File No. 001-350655), are incorporated by reference into this joint proxy statement/prospectus:

•	Annual Report on Form 10-K of Tornier N.V. for the fiscal year ended December 28, 2014, filed with the SEC on February 24, 2015;

•	Current Reports on Form 8-K of Tornier N.V. (only to the extent “filed” and not “furnished”), filed with the SEC on January 29, 2015, February 2, 2015 and March 16, 2015;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 16, 2014; and

•	the description of Tornier’s ordinary shares as set forth in the prospectus included in the registration statement on Form S-1, as amended, filed with the SEC on June 8, 2010.

All additional documents that Tornier may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this joint proxy statement/prospectus is a part and prior to the Tornier special meeting and the Wright special meeting, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with the SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the internet websites of Wright or Tornier, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a Tornier shareholder, you can obtain any of the documents incorporated by reference through Tornier or the SEC. Documents incorporated by reference are available from Tornier without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/

prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 675 4002

Kevin.Klemz@tornier.com

A hard copy of such documents incorporated by reference shall not be sent to you unless requested.

In order to ensure timely delivery of the documents, Tornier shareholders must make their requests no later than five business days prior to the date of the extraordinary general meeting of Tornier shareholders, or no later than                     , 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

TORNIER N.V.,

TROOPER HOLDINGS INC.,

TROOPER MERGER SUB INC.,

and

WRIGHT MEDICAL GROUP, INC.

Dated October 27, 2014

Schedule 1 - Shareholder Delivering Voting and Support Agreement

Schedule 2.07 - Directors and Officers of Surviving Corporation

Schedule 2.16 - Trooper Directors and Officers after the Effective Time

Exhibit A - Articles of Association

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated October 27, 2014, by and among Tornier N.V., a Dutch public limited company (naamloze vennootschap) (“Trooper”), Trooper Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Trooper (“Holdco”), Trooper Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Trooper (“Merger Sub”), and Wright Medical Group, Inc., a Delaware corporation (“Ranger”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the Trooper Board and Ranger Board have determined that a “merger of equals” business combination between Trooper and Ranger presents an opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement;

WHEREAS, the Trooper Board and the Ranger Board propose to effect such “merger of equals” business combination pursuant to which Merger Sub will merge with and into Ranger, with Ranger surviving as an indirect wholly-owned subsidiary of Trooper, and pursuant to which each Ranger Share outstanding at the Effective Time will be converted into the right to receive Trooper Shares as more fully provided in this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code;

WHEREAS, the Ranger Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Ranger Shareholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that Ranger Shareholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Ranger Recommendation”);

WHEREAS, the Trooper Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the Trooper Shareholders would have a continuing equity interest in the combined businesses through the continued ownership of Trooper Shares, are in the best interests of Trooper and the Trooper Shareholders and the other stakeholders of Trooper and, by resolutions duly adopted, has approved and adopted this Agreement and the proposal to amend Trooper’s articles of association, effective as of the Effective Time, and resolved to recommend that the Trooper Shareholders (i) approve the issue of Trooper Shares in connection with the Merger pursuant to the existing designation of the Trooper Board to issue Trooper Shares; (ii) if and to the extent requested by Ranger, increase the number of Trooper Shares available for issuance pursuant to equity-based awards under the Trooper Plans; (iii) adopt the proposal of the Trooper Board to amend Trooper’s articles of association, including the name change contemplated thereby; (iv) appoint the nominees for the Trooper Board as set forth in Schedule 2.16; (v) approve this Agreement and the transactions contemplated hereby; and (vi) adopt any other resolution necessary to effect the transactions contemplated by this Agreement (collectively, the “Trooper Recommendation”);

WHEREAS, the Holdco Board and Merger Sub Board, by resolutions duly adopted, have approved and adopted this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ranger’s willingness to enter into this Agreement, a shareholder of Trooper has executed and delivered a Voting and Support Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.04(a).

“Acquisition Proposal” shall mean any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Activities” has the meaning set forth in Section 6.01(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Association” means the articles of association of Trooper as amended and restated so as to read as set forth in Exhibit A.

“Book-Entry Share” has the meaning set forth in Section 2.09.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York, United States or Amsterdam, the Netherlands.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement between the parties dated as of September 22, 2014.

“Contingent Value Rights” means the contingent value rights issued by Ranger as of March 1, 2013, and which are listed on the NASDAQ Stock Market LLC.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Convertible Notes” means the outstanding 2.00% Cash Convertible Senior Notes due 2017 of Ranger.

“D&O Insurance” has the meaning set forth in Section 6.08(c).

“Defaulting Party” has the meaning set forth in Section 8.03(f).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 6.07(a).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon Ranger or Trooper, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with Ranger or Trooper, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agency Agreement” has the meaning set forth in Section 2.10(a).

“Escrow and Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.10(c)(ii).

“Exchange Ratio” has the meaning set forth in Section 2.08(a)(ii).

“Excluded Shares” has the meaning set forth in Section 2.08(a)(i).

“Expenses” has the meaning set forth in Section 8.03(e).

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Forum” has the meaning set forth in Section 9.06(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with Ranger’s or Trooper’s past practice, as applicable.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Trooper’s business or Ranger’s business, as applicable, as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of medical device products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Board” means the board of directors of Holdco.

“Holdco Note” has the meaning set forth in Section 2.10(b)(i).

“Holdco Shares” has the meaning set forth in Section 2.10(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Parties” has the meaning set forth in Section 6.08(a).

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the Ranger Board or the Trooper Board after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by Ranger or any of its Representatives or Trooper or any of its Representatives, as applicable, nor reasonably foreseen by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of Ranger Shares or Trooper Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.

“Joint Proxy Statement” has the meaning set forth in Section 6.02.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any material adverse change, effect, event, circumstance, occurrence, state of facts or development, financial condition or results of operations of a party and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (vii) the announcement of this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to ARTICLE 8.

“Measurement Date” has the meaning set forth in Section 3.03(a).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“NASDAQ” means the NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 6.07(b).

“Non-Defaulting Party” has the meaning set forth in Section 8.03(f).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Old Plans” has the meaning set forth in Section 6.07(b).

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter documents of a company.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Ranger Real Property or leased Trooper Real Property, as appropriate, which are not violated by the current use and operation of the leased Ranger Real Property or leased Trooper Real Property, as appropriate, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Ranger Real Property or leased Trooper Real Property, as appropriate, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with Ranger’s business or Trooper’s business, as appropriate, (v) Liens arising under workers’ compensation, unemployment insurance and social security, (vi) purchase money liens and liens securing rental payments under Capital Leases, and (vii) those matters identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement, agreement or payroll practice.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Products” means any product that Ranger or Trooper, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Ranger or Trooper, as applicable.

“Prohibited Payment” has the meaning set forth in Section 3.17(b).

“Ranger” has the meaning set forth in the Preamble.

“Ranger Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Ranger Balance Sheet” means that audited consolidated balance sheet of Ranger and its consolidated Subsidiaries as of December 31, 2013, set forth in Ranger’s Annual Report on Form 10-K filed with the SEC on February 27, 2014.

“Ranger Balance Sheet Date” means December 31, 2013.

“Ranger Board” means the board of directors of Ranger.

“Ranger Disclosure Letter” has the meaning set forth in ARTICLE 3.

“Ranger Employees” has the meaning set forth in Section 6.07(a).

“Ranger Equity Plan” means either Ranger’s Fifth Amended and Restated 1999 Equity Incentive Plan or Ranger’s Second Amended and Restated Equity Incentive Plan.

“Ranger ESPP” means Ranger’s Amended and Restated 2002 Employee Stock Purchase Plan, as amended.

“Ranger ESPP Purchase Rights” means rights to acquire Ranger Shares under the Ranger ESPP.

“Ranger Intellectual Property” has the meaning set forth in Section 3.13(a).

“Ranger Licenses” has the meaning set forth in Section 3.20(b)

“Ranger Material Contract” has the meaning set forth in Section 3.12(c).

“Ranger Notice of Change” has the meaning set forth in Section 6.04(c).

“Ranger Option” means each option to acquire Ranger Shares granted under a Ranger Equity Plan or pursuant to a stand-alone stock option agreement.

“Ranger Plan” means each Plan that Ranger or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Ranger or with respect to which Ranger or any of its Subsidiaries has or may have any Liability; provided, however, that Ranger Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Ranger Real Property” has the meaning set forth in Section 3.10(b).

“Ranger Recommendation” has the meaning set forth in the Recitals.

“Ranger Restricted Share” means each restricted Ranger Share issued under a Ranger Equity Plan.

“Ranger RSU” means each restricted stock unit granted under a Ranger Equity Plan.

“Ranger SEC Documents” has the meaning set forth in Section 3.07(a).

“Ranger Share” means a share of common stock of Ranger, $0.01 par value per share.

“Ranger Share Certificate” has the meaning set forth in Section 2.09.

“Ranger Shareholder Approval” means the approval of the required percentage of Ranger Shares to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“Ranger Shareholders” means all holders of Ranger Shares.

“Ranger Shareholders’ Meeting” has the meaning set forth in Section 6.03(a).

“Ranger Shares Trust” has the meaning set forth in Section 2.10(e)(i).

“Registration Statement” has the meaning set forth in Section 6.02.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Restraint” has the meaning set forth in Section 6.05(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) fifty percent (50%) or more of the equity securities of such party, in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 6.04.

“Surviving Corporation” has the meaning set forth in Section 2.02.

“Surviving Corporation Shares” has the meaning set forth in Section 2.10(c)(i).

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Date” has the meaning set forth in Section 8.01(d)(ii).

“Termination Fee” has the meaning set forth in Section 8.03(e).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trooper” has the meaning set forth in the Preamble.

“Trooper Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).

“Trooper Balance Sheet” means that audited consolidated balance sheet of Trooper and its consolidated Subsidiaries as of December 29, 2013, set forth in Trooper’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

“Trooper Balance Sheet Date” means December 29, 2013.

“Trooper Board” means the board of directors of Trooper.

“Trooper Disclosure Letter” has the meaning set forth in ARTICLE 4.

“Trooper Employees” has the meaning set forth in Section 6.07(a).

“Trooper Equity Plan” means either Trooper’s Amended and Restated 2010 Incentive Plan or Trooper’s Amended and Restated Stock Option Plan.

“Trooper ESPP” means Trooper’s 2010 Employee Stock Purchase Plan, as amended.

“Trooper ESPP Purchase Rights” means rights to acquire Trooper Shares under the Trooper ESPP.

“Trooper Excess Shares” has the meaning set forth in Section 2.10(e).

“Trooper Intellectual Property” has the meaning set forth in Section 4.13(a).

“Trooper Licenses” has the meaning set forth in Section 4.20(b).

“Trooper Material Contract” has the meaning set forth in Section 4.12(c).

“Trooper Notice of Change” has the meaning set forth in Section 6.04(f).

“Trooper Option” means each option to acquire Trooper Shares granted under a Trooper Equity Plan or pursuant to a stand-alone stock option agreement.

“Trooper Plan” means each Plan that Trooper or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Trooper or with respect to which Trooper or any of its Subsidiaries has or may have any Liability; provided, however, that Trooper Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Trooper Real Property” has the meaning set forth in Section 4.10(b).

“Trooper Recommendation” has the meaning set forth in the Recitals.

“Trooper RSU” means each restricted stock unit granted under a Trooper Equity Plan.

“Trooper SEC Documents” has the meaning set forth in Section 4.07(a).

“Trooper Shareholder” means a holder of Trooper Shares.

“Trooper Shareholder Approval” means the approval of the required percentage of Trooper Shares in accordance with article 23, section 2 of Trooper’s articles of association to (i) issue Trooper Shares in connection with the Merger pursuant to the existing designation of the Trooper Board to issue Trooper Shares, (ii) adopt the proposal of the Trooper Board to amend Trooper’s articles of association, including the name change contemplated thereby, (iii) appoint the nominees for the Trooper Board as set forth in Schedule 2.16, (iv) approve this Agreement and the transactions contemplated hereby and (v) adopt any other resolution necessary to effect the transaction contemplated by this Agreement.

“Trooper Shareholders’ Meeting” has the meaning set forth in Section 6.03(b).

“Trooper Shares” means the ordinary shares of Trooper, par value EUR 0.03 per share.

“U.S.” means the United States of America.

“Voting and Support Agreement” means that certain Voting and Support Agreement, dated as of the date hereof, by and between Ranger and TMG Holdings Coöperatief U.A.

“WARN” has the meaning set forth in Section 3.19.

1.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2

THE MERGER

2.01 Shares of Merger Sub. Merger Sub is a corporation incorporated under the laws of Delaware and is a constituent company in the Merger. Trooper beneficially owns (indirectly) 100% of the outstanding capital stock of Merger Sub.

2.02 The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time: Merger Sub shall be merged with and into Ranger (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Ranger shall continue as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this ARTICLE 2. After the Merger, but subject to Section 2.10(b), the Surviving Corporation shall be an indirect wholly-owned subsidiary of Trooper.

2.03 Closing. The closing of the Merger shall take place at a date and time to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), at Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, unless another date or place is mutually agreed upon in writing by the parties hereto.

2.04 Effective Time. Subject to the provisions of this Agreement, at the closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Trooper and Ranger in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

2.05 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.06 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Ranger shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Wright Medical Group, Inc.” The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.07 Directors and Officers of Surviving Corporation. From and after the Effective Time, the persons listed on Schedule 2.07 shall be the initial directors and executive officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.08 Treatment of Ranger Shares and Ranger Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Trooper, Merger Sub, Ranger or any holder of shares thereof:

(i) each Ranger Share held as of the Effective Time by Trooper, Merger Sub, any direct or indirect wholly-owned Subsidiary of Ranger or Trooper or by Ranger as treasury shares (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.08(b), Section 2.08(d) and Section 2.13, each Ranger Share outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) below (other than the Excluded Shares) shall be canceled and converted into the right to receive 1.0309 fully paid and nonassessable Trooper Shares (such ratio, as such number may be adjusted in accordance with this ARTICLE 2, the “Exchange Ratio”).

The aggregate number of Trooper Shares issuable pursuant to Section 2.08(a)(ii) and Section 2.08(b)(ii) is referred to as the “Merger Consideration.”

(b) As of immediately prior to the Effective Time and subject to Section 2.13:

(i) each Ranger Restricted Share award that is then outstanding shall automatically become fully vested and free of any forfeiture restrictions, and, at the Effective Time, shall be converted pursuant to Section 2.08(a)(ii);

(ii) each Ranger RSU award that is then outstanding shall automatically become fully vested and free of any forfeiture restrictions, and, at the Effective Time, shall, without any action on the part of Ranger, Trooper or the holder of the Ranger RSUs, be cancelled, extinguished and converted into the right to receive that number of Trooper Shares that is equal to the product of (A) the total number of Ranger Shares underlying the award of Ranger RSUs immediately prior to the Effective Time and (B) the Exchange Ratio. Such Ranger RSUs shall be treated as Ranger Shares for purposes of, and such Trooper Shares received in conversion therefor shall be delivered in accordance with, Section 2.10. As of the Effective Time, all Ranger RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Ranger RSU shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 2.08(b)(ii);

(iii) each Ranger Option that is then outstanding shall be (or, to the extent it is unvested, shall automatically become) fully vested and shall, without any action on the part of Ranger, Trooper or the holder of the Ranger Option, be exchanged for an option to acquire, on the same terms and conditions as were applicable to such Ranger Option prior to the Merger (after giving effect to the acceleration of vesting as a result of the transactions contemplated by this Agreement), that number of Trooper Shares that is equal to the product of (A) the number of Ranger Shares subject to the Ranger Option and (B) the Exchange Ratio, rounded down to the nearest whole number of Trooper Shares, at an exercise price per share of Trooper Shares equal to the quotient obtained by dividing (x) the per share exercise price of the Ranger Option by (y) the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Code applies to any such Ranger Option, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.08(b)(iii) to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable; and

(iv) the parties shall take all actions that Ranger determines are necessary or desirable to effectuate the provisions of this Section 2.08(b), including obtaining board or committee consents or adopting or assuming a Ranger Equity Plan by Trooper. Trooper shall provide Ranger, and Ranger shall provide Trooper, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements and other written actions as may be required to effectuate the provisions of this Section 2.08(b).

(c) No fractional Trooper Shares shall be issued in connection with the Merger, no dividends or distributions of Trooper shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Trooper Shareholder. Any Ranger Shareholder who would otherwise be entitled to receive a fraction of a Trooper Share pursuant to the Merger (after taking into account all Ranger Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Ranger Share Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.10(e). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Trooper Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Trooper that would otherwise be caused by the issuance of fractional Trooper Shares.

(d) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(e) At the Effective Time, by virtue of the Merger and without any action on the part of Trooper, Holdco, Merger Sub, Ranger or any holder of shares thereof, all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation, which share shall be held by Holdco.

(f) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Ranger Shareholders in connection with the Merger.

2.09 Closing of Ranger Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any Ranger Share (other than an Excluded Share) (“Ranger Share Certificate”) and (B) each uncertificated Ranger Share (“Book-Entry Share”) formerly representing any Ranger Share (other than an Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive Trooper Shares (and cash in lieu of any fractional Trooper Shares) as contemplated by Section 2.08 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.13 and all holders of Ranger Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of Ranger; and (ii) the stock transfer books of Ranger shall be closed with respect to all Ranger Shares outstanding immediately prior to the Effective Time. No further transfer of any such Ranger Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Ranger Shares is presented to the Escrow and Exchange Agent, to the Surviving Corporation or to Trooper, such Ranger Share Certificate shall be cancelled and shall be exchanged as provided in this ARTICLE 2.

2.10 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Trooper and Ranger shall mutually select a bank or trust company, which may be the transfer agent for the Trooper Shares, to act as escrow and exchange agent in the Merger (the “Escrow and Exchange Agent”), and, not later than the Effective Time, Trooper shall enter into an agreement with such bank or trust company, which agreement shall be reasonably acceptable to Ranger (the “Escrow Agency Agreement”).

(b) Upon the terms and subject to the conditions of this Agreement and the Escrow Agency Agreement, as soon as possible on the Closing Date after the Effective Time:

(i) In order to facilitate the payment of the Merger Consideration to the former Ranger Shareholders, Holdco shall issue to the Escrow and Exchange Agent (1) a promissory note receivable on Holdco (the terms and conditions, including principal amount, for which to be mutually agreed upon by the parties prior to the Closing Date) (the “Holdco Note”) and (2) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Holdco (the “Holdco Shares”), which Holdco Note and Holdco Shares shall have an aggregate value equal to the aggregate value of the Ranger Shares outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) (other than Excluded Shares). The Escrow and Exchange Agent shall receive the Holdco Note and the Holdco Shares to facilitate the payment of the Merger Consideration. The holding of the Holdco Note and Holdco Shares by the Escrow and Exchange Agent is for the indirect benefit of the former Ranger Shareholders in that the holding of the Holdco Note and Holdco Shares will be for the purposes of paying up the Trooper Shares to be issued as Merger Consideration to the former Ranger Shareholders.

(ii) In accordance with provisions of Section 2:94b of the Dutch Civil Code, the Escrow and Exchange Agent shall contribute the Holdco Note and Holdco Shares that were issued to the Escrow and Exchange Agent to Trooper as a contribution in kind (inbreng op aandelen anders dan in geld) to pay up the Trooper Shares to be issued as Merger Consideration.

(iii) In accordance with provisions of Section 2:94b of the Dutch Civil Code and in consideration of the contribution pursuant to Section 2.10(b)(ii), Trooper shall issue and deliver, at the Effective Time to the Escrow and Exchange Agent solely for the account and benefit of the former Ranger Shareholders, the maximum number of Trooper Shares that have become issuable pursuant to Section 2.08(a)(ii) for delivery to the Merger Consideration recipients entitled thereto (such Trooper Shares being the “Exchange Fund”).

At the Effective Time, the obligations of Trooper, Holdco and the Escrow and Exchange Agent under this Section 2.10(b) shall be unconditional.

(c) At the Effective Time and without any action on the part of any holder, all Book-Entry Shares shall be deemed surrendered to the Escrow and Exchange Agent and Trooper shall cause the Escrow and Exchange Agent to (i) deliver to each holder of Book-Entry Shares that number of uncertificated whole Trooper Shares that the holder is entitled to receive pursuant to this ARTICLE 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder Book-Entry Shares pursuant to Section 2.10(e).

(d) Trooper shall cause the Escrow and Exchange Agent to mail to the record holders of Ranger Share Certificates (i) a letter of transmittal in customary form and containing such provisions as Trooper and Ranger may reasonably specify (including a provision confirming that delivery of Ranger Share Certificates shall be effected, and risk of loss and title to the Ranger Shares shall pass, only upon delivery of such Ranger Share Certificates to the Escrow and Exchange Agent) and (ii) instructions for use in effecting the surrender of the Ranger Share Certificates in exchange for the Trooper Shares, as provided in Section 2.08(a). Upon surrender of a Ranger Share Certificate to the Escrow and Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Escrow and Exchange Agent or Trooper, (A) the holder of such Ranger Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Trooper Shares that such holder has the right to receive pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Trooper Shares pursuant to Section 2.10(e)) and (B) the Ranger Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.10(d), each Ranger Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Trooper Shares (and cash in lieu of any fractional Trooper Shares pursuant to Section 2.10(e)) as contemplated by this ARTICLE 2 and any distribution or dividend with respect to Trooper Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of Ranger Shares that is not registered in the transfer records of Ranger, a certificate or evidence of shares in book-entry form representing the proper number of Trooper Shares may be issued to a Person other than the Person in whose name the Ranger Share Certificate so surrendered is registered if such Ranger Share Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Trooper Shares to a person other than the registered holder of such Ranger Shares or establish to the satisfaction of Trooper that such Taxes have been paid or are not applicable. If any Ranger Share Certificate shall have been lost, stolen or destroyed, Trooper may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Trooper Shares, require the owner of such lost, stolen or destroyed Ranger Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Trooper may reasonably direct) as indemnity against any claim that may be made against the Escrow and Exchange Agent, Trooper, Holdco, or the Surviving Corporation with respect to such Ranger Share Certificate.

(e) As promptly as practicable following the Effective Time, the Escrow and Exchange Agent shall determine the excess of (A) the number of whole Trooper Shares issued and delivered to the Escrow and Exchange Agent pursuant to Section 2.10(b) representing the Merger Consideration over (B) the aggregate number of whole Trooper Shares to be distributed to former holders of Ranger Shares pursuant to Section 2.08(a) and Section 2.08(b)(ii) (determined before taking into account any Trooper Shares withheld under Section 2.11) (such excess, the “Trooper Excess Shares”). Following the Effective Time, the Escrow and Exchange Agent shall, on behalf of former shareholders of Ranger, sell the Trooper Excess Shares at then prevailing prices on the NASDAQ, all in the manner provided in Section 2.10(e)(i).

(i) The sale of the Trooper Excess Shares by the Escrow and Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. The Escrow and Exchange Agent shall use commercially reasonable efforts to complete the sale of the Trooper Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Ranger Share Certificates and Book-Entry Shares formerly representing Ranger Shares, the Escrow and Exchange Agent shall hold such proceeds in trust for holders of Ranger Shares (the “Ranger Shares Trust”). Trooper shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Escrow and Exchange Agent incurred in connection with such sale of Trooper Excess Shares. The Escrow and Exchange Agent shall determine the portion of the Ranger Shares Trust to which each former Ranger Shareholder is entitled, if any, by multiplying that amount of the aggregate net proceeds composing the Ranger Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Ranger

Shareholder is entitled (after taking into account all Ranger Shares held as of immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Ranger Shares are entitled.

(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Ranger Share Certificates and Book-Entry Shares formerly representing Ranger Shares with respect to any fractional share interest, the Escrow and Exchange Agent shall make available such amounts to such holders of Ranger Share Certificates and Book-Entry Shares, subject to and in accordance with the terms of this Section 2.10.

(f) All Trooper Shares to be issued and delivered to the Escrow and Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Trooper in respect of Trooper Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Trooper Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Trooper Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered Ranger Share Certificate with respect to the Trooper Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Ranger Share Certificate in accordance with this Section 2.10. All such dividends and other distributions shall be paid by Trooper to the Escrow and Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Ranger Share Certificate in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Ranger Share Certificate there shall be paid to the recordholder thereof, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Trooper Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Trooper Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(g) Any portion of the Exchange Fund that remains undistributed to holders of Ranger Share Certificates as of the date one (1) year after the Closing Date shall be delivered to Trooper upon demand, and any holders of Ranger Share Certificates who have not theretofore surrendered their Ranger Share Certificates to the Escrow and Exchange Agent in accordance with this Section 2.10(g), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.10(e), shall thereafter look only to Trooper for satisfaction of their claims for Trooper Shares, cash in lieu of fractional Trooper Shares and any dividends or distributions with respect to Trooper Shares, subject to applicable abandoned property law, escheat law or similar Law.

(h) Neither Trooper, Holdco, nor the Surviving Corporation shall be liable to any current or former Ranger Shareholder or to any other Person with respect to any Trooper Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Ranger Share Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Trooper Shares or any dividends or other distributions payable to the holder of such Ranger Share Certificate would otherwise escheat to or become the property of any Governmental Body), any Trooper Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Ranger Share Certificate shall, to the extent permitted by applicable Law, become the property of Trooper, free and clear of all claims or interest of any Person previously entitled thereto.

2.11 Withholding. Each of Ranger, Trooper, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Trooper Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Escrow and Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal.

Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12 Interest; No Liability. All payments made pursuant to this ARTICLE 2 shall be without interest. Neither Trooper, Holdco, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.13 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that Ranger changes the number of Ranger Shares issued and outstanding prior to the Effective Time or Trooper changes the number of Trooper Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.14 Alternative Structures. In the event of a change in Tax Law, the parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, as long as any such alternative structure does not cause any condition set forth in ARTICLE 6 to not be capable of being, or not reasonably likely to be, satisfied on or before the Termination Date.

2.15 Further Action. If, at any time after the Effective Time, any further action is determined by Trooper or Ranger to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and Ranger, the officers and directors of Trooper shall be further authorized to take such action. Trooper and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Escrow and Exchange Agent sends out the letters of transmittal to Ranger Shareholders and issues certificates or evidence of shares in book-entry form representing Trooper Shares to such shareholders in accordance with Section 2.10.

2.16 Post-Merger Operations. The Trooper Board shall take all necessary corporate action, to the extent within its power and authority, to cause the following to occur as of the Effective Time: (i) the directors constituting the Trooper Board shall be as set forth in Schedule 2.16 and duly nominated by the Trooper Board prior to the Effective Time, subject to such individuals’ ability and willingness to serve, and (ii) the non-executive chairman of the Trooper Board shall be designated in accordance with the provisions of Schedule 2.16 hereto, subject to such individual’s ability and willingness to serve. In the event any designee identified on Schedule 2.16 becomes unable or unwilling to serve as of the Effective Time as a director on the Trooper Board or as chairman thereof, a replacement for such designee shall be determined in accordance with the provisions of Schedule 2.16 hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RANGER

Except as disclosed in (a) the Ranger SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Ranger to Trooper prior to the execution and delivery of this Agreement (the “Ranger Disclosure Letter”), Ranger represents and warrants to Trooper as follows:

3.01 Organization and Corporate Power. Ranger is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this

Agreement and perform its obligations hereunder. Each of the Subsidiaries of Ranger is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Ranger and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Ranger Material Adverse Effect. Each of Ranger and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Ranger Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Ranger, as in effect as of the date hereof, have been heretofore made available to Trooper.

3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by Ranger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Ranger, and, subject to obtaining the Ranger Shareholder Approval, no other proceedings on Ranger’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Trooper, Holdco and Merger Sub, this Agreement constitutes a valid and binding obligation of Ranger, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Capital Stock.

(a) The authorized capital stock of Ranger consists of 100,000,000 Ranger Shares and 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of October 21, 2014 (the “Measurement Date”), 51,060,849 Ranger Shares and 0 shares of preferred stock were issued and outstanding.

(b) Section 3.03(b) of the Ranger Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Ranger Shares, Ranger Options, Ranger Restricted Shares, Ranger RSUs, Ranger ESPP Purchase Rights (assuming that all participants in Ranger ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under Ranger ESPP) and Convertible Notes, including, with respect to each Ranger Option, Ranger RSU award and Ranger ESPP Purchase Right, the number of Ranger Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Ranger has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Ranger Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Ranger Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Ranger does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Ranger. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Ranger, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Ranger, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Ranger to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Ranger, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Ranger or (v) bonds, debentures, notes or other indebtedness of Ranger having the right to vote on any matters on which shareholders of Ranger may vote.

(d) All of the Ranger Shares issuable upon exercise of underlying warrants executed in connection with the issuance of Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable Plans, indenture, and applicable Laws.

(e) All of the outstanding Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable indenture, as supplemented and applicable Laws.

(f) All of the outstanding Ranger Options, Ranger Restricted Shares, Ranger RSUs and Ranger ESPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Ranger’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Ranger free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05 No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Ranger Material Adverse Effect, the execution, delivery and performance of this Agreement by Ranger and the consummation of the transactions contemplated hereby do not (i) conflict with or violate Ranger’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Ranger, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Ranger, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Ranger Material Contract.

3.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings required by NASDAQ, (vi) the filing of the Certificate of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Ranger or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, Ranger is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Ranger in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Ranger Material Adverse Effect.

3.07 SEC Reports; Disclosure Controls and Procedures.

(a) Ranger has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Ranger since December 31, 2012 (the “Ranger SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Ranger SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Ranger SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Ranger SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Ranger and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Ranger and its consolidated Subsidiaries for the periods covered thereby.

(c) Ranger has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Ranger (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Ranger in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Ranger’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Ranger’s auditors and the audit committee of the Ranger Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Ranger’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Ranger’s internal control over financial reporting. Since December 31, 2012, any material change in internal control over financial reporting required to be disclosed in any Ranger SEC Document has been so disclosed.

(d) Since the Ranger Balance Sheet Date, (i) neither Ranger nor any of its Subsidiaries nor, to the knowledge of Ranger, any director, officer, employee, auditor, accountant or representative of Ranger or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ranger or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Ranger or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Ranger, no attorney representing Ranger or any of its Subsidiaries, whether or not employed by Ranger or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Ranger or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Ranger.

(e) Ranger is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.08 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Ranger as of June 30, 2014, included in the Ranger SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the Ranger Disclosure Letter, Ranger, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Ranger and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Ranger Material Adverse Effect.

3.09 Absence of Certain Developments. Since the Ranger Balance Sheet Date, there has not been any Ranger Material Adverse Effect. Except as expressly contemplated hereby, since the Ranger Balance Sheet Date, Ranger has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Ranger has not:

(a) amended or modified its Organizational Documents;

(b) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d) prior to the date hereof, declared or paid any dividend or other distribution of the assets of Ranger;

(e) made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Ranger Plan;

(f) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g) except as required by applicable Law, adopted or materially amended any Ranger Plans;

(h) hired or terminated any officers or employees of Ranger with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i) commenced or settled any Action in which the amount in dispute is in excess of $5,000,000;

(j) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m) except in the ordinary course of business, incurred or discharged any Indebtedness;

(n) made capital expenditures or capital additions or betterments in excess of $35,000,000 in the aggregate;

(o) suffered any material damage, destruction or loss, whether or not covered by insurance;

(p) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Ranger in connection with any product of Ranger or the operation of its business;

(q) been subject to any claim or written threat of infringement, misappropriation or other violation by or against Ranger of Intellectual Property rights of Ranger or a third party;

(r) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s) committed to do any of the foregoing.

3.10 Title to Properties.

(a) Ranger and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Ranger and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Ranger Material Adverse Effect. To Ranger’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The owned and leased real property described in Section 3.10(b) to the Ranger Disclosure Letter (the “Ranger Real Property”) constitutes all of the real property used, occupied or leased by Ranger or its Subsidiaries. The Ranger Real Property leases are in full force and effect, and Ranger holds a valid and existing leasehold interest in the Ranger Real Property under each such applicable lease. Neither Ranger nor, to Ranger’s knowledge, any other party to the applicable Ranger Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Ranger in any material respect under the Ranger Real Property leases, and, to Ranger’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Ranger in any material respect under the Ranger Real Property leases.

3.11 Tax Matters.

(a) (i) Ranger and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Ranger and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Ranger Balance Sheet Date, any liability of Ranger or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Ranger in accordance with applicable accounting practices and procedures. Since the date of the Ranger Balance Sheet, neither Ranger nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Ranger or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Ranger or any of its Subsidiaries. Ranger and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Ranger nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Ranger or any of its Subsidiaries.

(d) (A) There is no outstanding request for any extension of time for Ranger or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Ranger or any of its Subsidiaries that is currently in force.

(e) Neither Ranger nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Ranger nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Ranger) or (B) has liability for the Taxes of any Person (other than Ranger or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f) Ranger and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g) Neither Ranger nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(h) Neither Ranger nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(i) Neither Ranger nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

3.12 Contracts and Commitments.

(a) As of the date hereof, Ranger is not a party to nor bound by any

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Ranger or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Ranger’s Annual Report on Form 10-K for the year ended December 31, 2013, or any Ranger SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Ranger or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $1,000,000 or (B) pursuant to which Ranger or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Ranger’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Ranger to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Ranger to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Ranger on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Ranger has granted a Person an exclusive geographical area and under which Ranger paid commissions less than $1,000,000 to such Person in 2013 or from whom Ranger received less than $1,000,000 from the sale of product to said Person in 2013;

(vi) Contract pursuant to which Ranger or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Ranger or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Ranger or any Subsidiary of royalties or license fees exceeding $1,000,000 in any twelve (12) month period, or (ii) licenses Ranger Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Ranger or any of its Subsidiaries of third-party obligations (under which Ranger or any of its Subsidiaries has continuing obligations as of the date hereof) of $1,000,000 or more, other than any guaranty by Ranger or any of its Subsidiaries’ obligations;

(ix) Contract between Ranger, on the one hand, and any Affiliate of Ranger (other than a Subsidiary of Ranger), on the other hand;

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Ranger or its Subsidiaries;

(xi) Contract under which Ranger and Ranger’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year; or

(xii) Contract to enter into any of the foregoing.

(b) Trooper has been given access to a true and correct copy of all written Ranger Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Ranger Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Ranger Material Adverse Effect, (i) Ranger is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the Ranger Disclosure Letter (each, a “Ranger Material Contract” and, collectively, the “Ranger Material Contracts”) and (ii) to Ranger’s knowledge, as of the date hereof, the other party to each of the Ranger Material Contracts is not in default thereunder. Each Ranger Material Contract is legal and in full force and effect and is valid, binding and enforceable against Ranger and, to Ranger knowledge, each other party thereto. As of the date hereof, no party to any Ranger Material Contract has given any written notice, or to the knowledge of Ranger, any notice (whether or not written) of termination or cancellation of any Ranger Material Contract or that it intends to seek to terminate or cancel any Ranger Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13 Intellectual Property.

(a) All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Ranger or any of its Subsidiaries (collectively, “Ranger Intellectual Property”) are set forth in Section 3.13 of the Ranger Disclosure Letter. (i) One or more of Ranger and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Ranger Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of Ranger, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Ranger Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to the knowledge of Ranger, threatened a claim or action, challenging the ownership, validity or scope of any Ranger Intellectual Property, and no item of Ranger Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Ranger has received written notice.

(b) To Ranger’s knowledge, Ranger and its Subsidiaries, their Products and the business of Ranger and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Ranger and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Ranger or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c) Ranger and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of Ranger and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.

(d) Ranger and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Ranger Intellectual Property. To the knowledge of Ranger, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Ranger or a Subsidiary as currently conducted have assigned to one or more of Ranger or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Ranger or one of its Subsidiaries by operation of Law.

3.14 Litigation. There are (a) no Actions pending or, (b) to Ranger’s knowledge, no Actions threatened against Ranger or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Ranger and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Ranger Material Adverse Effect. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.15 Insurance. Section 3.15 of the Ranger Disclosure Letter lists each material insurance policy maintained by Ranger or, to Ranger’s knowledge, under which Ranger is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Ranger’s business for the industry in which it operates. Ranger is not in default with respect to its obligations under any such insurance policies and, to Ranger’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Ranger’s annual renewal process.

3.16 Employee Benefit Plans.

(a) Section 3.16 of the Ranger Disclosure Letter lists all current Ranger Plans (other than immaterial Non-U.S. Plans that are otherwise Ranger Plans). Each Ranger Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Ranger Plan is so qualified, and Ranger is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Ranger Plan. The Ranger Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Ranger has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Ranger Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Ranger Plan.

(b) With respect to each current material Ranger Plan, Ranger has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Ranger Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, with respect to the Ranger Plans, (i) all required contributions to, and premiums payable in respect of, such Ranger Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Ranger’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Ranger’s knowledge, threatened, other than routine claims for benefits.

(d) Neither Ranger nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Ranger Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Ranger Plans obligates Ranger or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Ranger or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Ranger Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Ranger Plan, (iv) require Ranger or its Subsidiaries to set aside any assets to fund any benefits under a Ranger Plan or result in the forgiveness in whole or in part of any outstanding loans made by Ranger to any Person, (v) limit the ability to amend or terminate any Ranger Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). Ranger has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f) With respect to each Ranger Plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, that is a Non-U.S. Plan, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Ranger Plan that is a Non-U.S. Plan is a defined benefit pension plan.

3.17 Compliance with Law; Permits.

(a) Ranger and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Ranger Material Adverse Effect, and no proceeding is pending or, to the knowledge of Ranger, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Ranger nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Ranger or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.18, Section 3.19 and Section 3.20, respectively.

(b) None of Ranger, any of Ranger’s Subsidiaries, any of their respective officers or employees or, to the knowledge of Ranger, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Ranger or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

3.18 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Ranger Material Adverse Effect,

(a) Ranger is and has been in compliance with all Environmental Laws;

(b) Ranger holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Ranger Real Property as presently conducted;

(c) Ranger has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Ranger or on, under or about any of the real property occupied or used by Ranger. Ranger has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Ranger Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e) to Ranger’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Ranger for which Ranger has, or may have, Liability.

3.19 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, (a) Ranger is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Ranger in existence or in negotiation; (b) no employees of Ranger are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Ranger has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; (d) Ranger will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Ranger’s knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Ranger and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Ranger concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Ranger or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Ranger, and Ranger has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Ranger is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Ranger within the six (6) months prior to the Closing Date. As of the date hereof, to Ranger’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Ranger or any of its Subsidiaries to terminate employment with Ranger or any of its Subsidiaries within the next twelve (12)  months.

3.20 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, Ranger is, and since December 31, 2011, has been, in compliance with all Healthcare Laws applicable to Ranger and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Ranger is being, and has been since December 31, 2011, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Ranger and, to Ranger’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2011, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Ranger, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect. Ranger has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Ranger under any Healthcare Law.

(b) Ranger holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Ranger Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Ranger Material Adverse Effect. Ranger has fulfilled and performed all of its obligations with respect to each Ranger License and is in material compliance with all terms and conditions of each Ranger License, and, to Ranger’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Ranger License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Ranger Material Adverse Effect. Ranger has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Ranger License from the FDA or other Governmental Body relating to Ranger or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Ranger has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Ranger-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Ranger nor, to Ranger’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Ranger-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2011, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Ranger Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Ranger’s knowledge, there is no such action or proceeding pending or threatened.

(e) The FDA has not mandated that Ranger recall any of its Products. There are no recalls of any of Ranger’s Products contemplated by Ranger or pending. Since December 31, 2011, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Ranger’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Except as set forth on Schedule 3.20(f) of the Ranger Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Ranger.

(g) Ranger is not the subject of any pending or, to the knowledge of Ranger, threatened investigation regarding Ranger or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Ranger nor, to the knowledge of Ranger, any officer, employee, agent or distributor of Ranger has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Ranger nor, to the knowledge of Ranger, any officer, employee, agent or distributor of Ranger has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Ranger, threatened, against Ranger or, to the knowledge of Ranger, any of its directors, officers, employees or agents.

3.21 Brokerage. There are no claims for, nor shall any Person be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Ranger. Ranger has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Ranger, together with all amendments, waivers or other changes thereto.

3.22 Disclosure. None of the information supplied or to be supplied by or on behalf of Ranger for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Ranger Shareholders, or at the time of the Ranger Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Ranger Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing,

Ranger makes no representation or warranty with respect to any information supplied by or to be supplied by Trooper that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Ranger in writing by Trooper specifically for use therein.

3.23 Board Approval; Vote Required.

(a) The Ranger Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Ranger and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the shareholders of Ranger adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Other than the Ranger Shareholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.24 Opinion. The Ranger Board has received the written opinions of J.P. Morgan Securities LLC and Perella Weinberg Partners LP, as of the date of such opinions and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Ranger Shares.

3.25 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE RANGER DISCLOSURE LETTER), RANGER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND RANGER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH TROOPER’S INVESTIGATION OF RANGER, TROOPER HAS RECEIVED FROM OR ON BEHALF OF RANGER CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF RANGER AND CERTAIN BUSINESS PLAN INFORMATION OF RANGER. RANGER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TROOPER, HOLDCO, AND MERGER SUB

Except as disclosed in (a) the Trooper SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Trooper to Ranger prior to the execution and delivery of this Agreement (the “Trooper Disclosure Letter”), Trooper, Holdco and Merger Sub represent and warrant to Ranger as follows:

4.01 Organization and Corporate Power. Trooper is a Dutch public company with limited liability duly organized and validly existing under the Laws of the Netherlands, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Trooper is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Trooper and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Trooper Material Adverse Effect. Each of Trooper and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Trooper Material Adverse Effect. True and complete copies of the articles of association of Trooper, as in effect as of the date hereof, have been heretofore made available to Ranger.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by Trooper, Holdco and Merger Sub and, subject to obtaining the Trooper Shareholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Trooper, Holdco and Merger Sub, and, subject to obtaining the Trooper Shareholder Approval, the resolution to issue new Trooper Shares to former Ranger Shareholders and the implementation of the Articles of Association, no other proceedings on Trooper’s, Holdco’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Ranger, this Agreement constitutes a valid and binding obligation of Trooper, Holdco and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Capital Stock.

(a) The authorized capital stock of Trooper consists of 175,000,000 Trooper Shares, of which, as of the Measurement Date, 48,888,909 Trooper Shares were issued and outstanding.

(b) Section 4.03(b) of the Trooper Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Trooper Shares, Trooper Options, Trooper RSUs and Trooper ESPP Purchase Rights (assuming that all participants in the Trooper ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the Trooper ESPP), including, with respect to each Trooper Option, Trooper RSU award and Trooper ESPP Purchase Right, the number of Trooper Shares issuable thereunder or with respect thereto, the holder thereof thereto and the exercise price (if any), and Trooper has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Trooper Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Trooper Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Trooper does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Trooper. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Trooper; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Trooper; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Trooper to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Trooper; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Trooper or (v) bonds, debentures, notes or other indebtedness of Trooper having the right to vote on any matters on which shareholders of Trooper may vote.

(d) All of the outstanding Trooper Options, Trooper RSUs and Trooper ESPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

4.04 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Trooper’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Trooper free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05 No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Trooper Material Adverse Effect, the execution, delivery and performance of this Agreement by Trooper and, subject to obtaining the Trooper Shareholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate Trooper’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Trooper, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Trooper or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Trooper Material Contract.

4.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings required by NASDAQ, (vi) the filing of the Certificate of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Trooper or any of its Subsidiaries is qualified to do business, in each case which have or will be made, Trooper is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Trooper in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Trooper Material Adverse Effect.

4.07 SEC Reports; Disclosure Controls and Procedures.

(a) Trooper has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Trooper since December 30, 2012 (the “Trooper SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Trooper SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Trooper SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Trooper SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Trooper and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Trooper and its consolidated Subsidiaries for the periods covered thereby.

(c) Trooper has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Trooper (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Trooper in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Trooper’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Trooper’s auditors and the audit committee of the Trooper Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Trooper’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Trooper’s internal control over financial reporting. Since December 30, 2012, any material change in internal control over financial reporting required to be disclosed in any Trooper SEC Document has been so disclosed.

(d) Since the Trooper Balance Sheet Date, (i) neither Trooper nor any of its Subsidiaries nor, to the knowledge of Trooper, any director, officer, employee, auditor, accountant or representative of Trooper or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Trooper or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Trooper or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Trooper, no attorney representing Trooper or any of its Subsidiaries, whether or not employed by Trooper or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Trooper or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Trooper.

(e) Trooper is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.08 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Trooper as of June 29, 2014, included in the Trooper SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Trooper Disclosure Letter, Trooper, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Trooper and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Trooper Material Adverse Effect.

4.09 Absence of Certain Developments. Since the Trooper Balance Sheet Date, there has not been any Trooper Material Adverse Effect. Except as expressly contemplated hereby, since the Trooper Balance Sheet Date, Trooper has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Trooper has not:

(a) amended or modified its Organizational Documents;

(b) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d) prior to the date hereof, declared or paid any dividend or other distribution of the assets of Trooper;

(e) made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Trooper Plan;

(f) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g) except as required by applicable Law, adopted or materially amended any Trooper Plans;

(h) hired or terminated any officers or employees of Trooper with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i) commenced or settled any Action in which the amount in dispute is in excess of $5,000,000;

(j) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m) except in the ordinary course of business, incurred or discharged any Indebtedness;

(n) made capital expenditures or capital additions or betterments in excess of $35,000,000 in the aggregate;

(o) suffered any material damage, destruction or loss, whether or not covered by insurance;

(p) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Trooper in connection with any product of Trooper or the operation of its business;

(q) been subject to any claim or written threat of infringement, misappropriation or other violation by or against Trooper of Intellectual Property rights of Trooper or a third party;

(r) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s) committed to do any of the foregoing.

4.10 Title to Properties.

(a) Trooper and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Trooper and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Trooper Material Adverse Effect. To Trooper’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The owned and leased real property described in Section 4.10(b) to the Trooper Disclosure Letter (the “Trooper Real Property”) constitutes all of the real property used, occupied or leased by Trooper or its Subsidiaries. The Trooper Real Property leases are in full force and effect, and Trooper holds a valid and existing leasehold interest in the Trooper Real Property under each such applicable lease. Neither Trooper nor, to Trooper’s knowledge, any other party to the applicable Trooper Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Trooper in any material respect under the Trooper Real Property leases, and, to Trooper’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Trooper in any material respect under the Trooper Real Property leases.

4.11 Tax Matters.

(a) (i) Trooper and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Trooper and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Trooper Balance Sheet Date, any liability of Trooper or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Trooper in accordance with applicable accounting practices and procedures. Since the date of the Trooper Balance Sheet, neither Trooper nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Trooper and any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Trooper or any of its Subsidiaries. Trooper and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Trooper nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Trooper or any of its Subsidiaries.

(d) (A) There is no outstanding request for any extension of time for Trooper or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, which shall include the regular Dutch filing extensions, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Trooper or any of its Subsidiaries that is currently in force.

(e) Neither Trooper nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Trooper nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Trooper) or (B) has liability for the Taxes of any Person (other than Trooper or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f) Trooper and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g) Neither Trooper nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(h) Neither Trooper nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(i) Neither Trooper nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.12 Contracts and Commitments.

(a) As of the date hereof, Trooper is not party to nor bound by any

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Trooper or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Trooper’s Annual Report on Form 10-K for the year ended December 31, 2013, or any Trooper SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Trooper or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $1,000,000 or (B) pursuant to which Trooper or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Trooper’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Trooper to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Trooper to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Trooper on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Trooper has granted a Person an exclusive geographical area and under which Trooper paid commissions less than $1,000,000 to such Person in 2013, or from whom Trooper received less than $1,000,000 from the sale of product to said Person in 2013;

(vi) Contract pursuant to which Trooper or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Trooper or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Trooper or any Subsidiary of royalties or license fees exceeding $1,000,000 in any twelve (12) month period or (ii) licenses Trooper Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Trooper or any of its Subsidiaries of third-party obligations (under which Trooper or any of its Subsidiaries has continuing obligations as of the date hereof) of $1,000,000 or more, other than any guaranty by Trooper or any of its Subsidiaries’ obligations;

(ix) Contract between Trooper, on the one hand, and any Affiliate of Trooper (other than a Subsidiary of Trooper), on the other hand;

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Trooper or its Subsidiaries;

(xi) Contract under which Trooper and Trooper’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year; or

(xii) Contract to enter into any of the foregoing.

(b) Ranger has been given access to a true and correct copy of all written Trooper Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Trooper Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Trooper Material Adverse Effect, (i) Trooper is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Trooper Disclosure Letter (each, a “Trooper Material Contract” and, collectively, the “Trooper Material Contracts”), and, (ii) to Trooper’s knowledge, as of the date hereof, the other party to each of the Trooper Material Contracts is not in default thereunder. Each Trooper Material Contract is legal and in full force and effect and is valid, binding and enforceable against Trooper and, to Trooper’s knowledge, each other party thereto. As of the date hereof, no party to any Trooper Material Contract has given any written notice, or to the knowledge of Trooper, any notice (whether or not written) of termination or cancellation of any Trooper Material Contract or that it intends to seek to terminate or cancel any Trooper Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13 Intellectual Property.

(a) All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Trooper or any of its Subsidiaries (collectively, “Trooper Intellectual Property”) are set forth in Section 4.13 of the Trooper Disclosure Letter. (i) One or more of Trooper and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Trooper Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of Trooper, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Trooper Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to the knowledge of Trooper, threatened a claim or action, challenging the ownership, validity or scope of any Trooper Intellectual Property, and no item of Trooper Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Trooper has received written notice.

(b) To Trooper’s knowledge, Trooper and its Subsidiaries, their Products and the business of Trooper and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Trooper and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Trooper or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, suit alleging any such infringement, misappropriation, dilution or violation.

(c) Trooper and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of Trooper and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.

(d) Trooper and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Trooper Intellectual Property. To the knowledge of Trooper, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Trooper or a Subsidiary as currently conducted have assigned to one or more of Trooper or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Trooper or one of its Subsidiaries by operation of Law.

4.14 Litigation. There are (a) no Actions pending or, (b) to Trooper’s knowledge, no Actions threatened against Trooper or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Trooper and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Trooper Material Adverse Effect. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.15 Insurance. Section 4.15 of the Trooper Disclosure Letter lists each material insurance policy maintained by Trooper or, to Trooper’s knowledge, under which Trooper is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Trooper’s business for the industry in which it operates. Trooper is not in default with respect to its obligations under any such insurance policies and, to Trooper’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with Trooper’s annual renewal process.

4.16 Employee Benefit Plans.

(a) Section 4.16 of the Trooper Disclosure Letter lists all current Trooper Plans (other than immaterial Non-U.S. Plans that are otherwise Trooper Plans). Each Trooper Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such

Trooper Plan is so qualified, and Trooper is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Trooper Plan. The Trooper Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and Trooper has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Trooper Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Trooper Plan.

(b) With respect to each current material Trooper Plan, Trooper has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Trooper Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, with respect to the Trooper Plans, (i) all required contributions to, and premiums payable in respect of, such Trooper Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Trooper’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Trooper’s knowledge, threatened, other than routine claims for benefits.

(d) Neither Trooper nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Trooper Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Trooper Plans obligates Trooper or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Trooper or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Trooper Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Trooper Plan, (iv) require Trooper or its Subsidiaries to set aside any assets to fund any benefits under a Trooper Plan or result in the forgiveness in whole or in part of any outstanding loans made by Trooper to any Person, (v) limit the ability to amend or terminate any Trooper Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Trooper has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f) With respect to each Trooper Plan that is a Non-U.S. Plan, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Trooper Plan that is a Non-U.S. Plan is a defined benefit pension plan.

4.17 Compliance with Law; Permits.

(a) Trooper and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as it is being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Trooper Material Adverse Effect, and no proceeding is pending or, to the knowledge of Trooper, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Trooper nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Trooper or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.

(b) None of Trooper, any of Trooper’s Subsidiaries, any of their respective officers or employees or, to the knowledge of Trooper, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Trooper or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

4.18 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Trooper Material Adverse Effect:

(a) Trooper is and has been in compliance with all Environmental Laws;

(b) Trooper holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Trooper Real Property as presently conducted;

(c) Trooper has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) No Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Trooper or on, under or about any of the real property occupied or used by Trooper. Trooper has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Trooper Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e) To Trooper’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Trooper for which Trooper has, or may have, Liability.

4.19 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, (a) Trooper is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Trooper in existence or in negotiation; (b) no employees of Trooper are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Trooper has not experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; (d) Trooper will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Trooper’s knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Trooper and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Trooper concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Trooper or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Trooper, and Trooper has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Trooper is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Trooper within the six (6) months prior to the Closing Date. As of the date hereof, to Trooper’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Trooper or any of its Subsidiaries to terminate employment with Trooper or any of its Subsidiaries within the next twelve (12) months.

4.20 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, Trooper is, and since December 31, 2011, has been, in compliance with all Healthcare Laws applicable to Trooper and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Trooper is being, and has been since December 31, 2011, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Trooper and, to Trooper’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2011, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Trooper, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect. Trooper has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of

Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Trooper under any Healthcare Law.

(b) Trooper holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Trooper Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Trooper Material Adverse Effect. Trooper has fulfilled and performed all of its obligations with respect to each Trooper License and is in material compliance with all terms and conditions of each Trooper License, and, to Trooper’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Trooper License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Trooper Material Adverse Effect. Trooper has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Trooper License from the FDA or other Governmental Body relating to Trooper or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Trooper has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Trooper-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Trooper nor, to Trooper’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Trooper-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2011, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Trooper Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Trooper’s knowledge, there is no such action or proceeding pending or threatened.

(e) The FDA has not mandated that Trooper recall any of its Products. There are no recalls of any of Trooper’s Products contemplated by Trooper or pending. Since December 31, 2011, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Trooper’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Except as set forth in Section 4.20(f) of the Trooper Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Trooper.

(g) Trooper is not the subject of any pending or, to the knowledge of Trooper, threatened investigation regarding Trooper or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Trooper nor to the knowledge of Trooper, any officer, employee, agent or distributor of Trooper has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Trooper nor, to the knowledge of Trooper, any officer, employee, agent or distributor of Trooper, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Trooper, threatened, against Trooper or, to the knowledge of Trooper, any of its directors, officers, employees or agents.

4.21 Brokerage. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Trooper. Ranger has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Trooper, together with all amendments, waivers or other changes thereto.

4.22 Disclosure. None of the information supplied or to be supplied by or on behalf of Trooper for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Trooper Shareholders, or at the time of the Trooper Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Trooper Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Trooper makes no representation or warranty with respect to any information supplied by or to be supplied by Ranger that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Trooper in writing by Ranger specifically for use therein.

4.23 Board Approval; Vote Required.

(a) The Trooper Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Trooper and its shareholders and other stakeholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the shareholders of Trooper approve the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Other than the Trooper Shareholder Approval, the resolution to issue new Trooper Shares to former Ranger Shareholders and the implementation of the Articles of Association, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.24 Opinion. Prior to the execution of this Agreement, the Trooper Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Trooper.

4.25 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.26 Holdco. Holdco was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE TROOPER DISCLOSURE LETTER), TROOPER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND TROOPER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH RANGER’S INVESTIGATION OF TROOPER, RANGER HAS RECEIVED FROM OR ON BEHALF OF TROOPER CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF TROOPER AND CERTAIN BUSINESS PLAN INFORMATION OF TROOPER. TROOPER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01 Covenants of Ranger.

(a) Except (i) as set forth in Section 5.01(a) of the Ranger Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Trooper (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be validly terminated in accordance with ARTICLE 8 (the “Pre-Closing Period”), Ranger and its Subsidiaries shall conduct the business and operations of Ranger and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Ranger shall promptly notify Trooper (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Ranger that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Ranger Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Ranger of the conditions contained in Section 7.02(a) or Section 7.02(b).

(b) Except as contemplated hereby or as set forth on Section 5.01(b) of the Ranger Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Ranger shall not and shall not permit any of its Subsidiaries, without the prior written consent of Trooper (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Ranger Options, Ranger RSUs, Ranger Restricted Shares or Ranger ESPP Purchase Rights with respect thereto except, in each case:

(A) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Ranger solely to its parent,

(B) in connection with intercompany purchases of capital stock or share capital or

(C) for the purpose of fulfilling its obligations under the Ranger ESPP, to the extent consistent with past practice;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Ranger or any of its Subsidiaries; (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Ranger Shares in respect of (i) any exercise of Ranger Options outstanding on the date hereof or (ii) the exercise of any Ranger ESPP Purchase Rights under the terms of a Ranger ESPP as in effect on the date hereof; (B) for the issuance or sale of Ranger Shares pursuant to the exercise of Ranger Options or the vesting of or delivery of shares under Ranger RSUs, in accordance with their terms as of the date hereof; (C) for transactions solely between or among Ranger and its wholly-owned Subsidiaries or (D) as otherwise expressly provided by the terms of this Agreement;

(iii) except as required by a Ranger Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Ranger’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Ranger or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Ranger Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Ranger;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Ranger or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Ranger’s capital expenditure plan included in Section 5.01(b)(vii) of the Ranger Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $1,000,000 in any single instance or $5,000,000 in the aggregate;

(ix) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Ranger’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x) enter into any Contract that would materially restrict, after the Effective Time, Trooper and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi) except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $250,000 in the aggregate;

(xii) commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $2,500,000 in any single instance or $5,000,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) change or revoke any material Tax election with respect to Ranger or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Ranger or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Ranger or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Ranger or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Ranger or any of its Subsidiaries;

(xv) other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate, any Ranger Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Ranger or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Ranger and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.01(b).

5.02 Covenants of Trooper.

(a) Except (i) as set forth in Section 5.02(a) of the Trooper Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Ranger (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Trooper and its Subsidiaries shall conduct the business and operations of Trooper and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Trooper shall promptly notify Ranger (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Trooper that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Trooper Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Trooper of the conditions contained in Section 7.03(a) or Section 7.03(b).

(b) Except as contemplated hereby or as set forth on Section 5.02(b) of the Trooper Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Trooper shall not and shall not permit any of its Subsidiaries, without the prior written consent of Ranger (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Trooper Options, Trooper RSUs or Trooper ESPP Purchase Rights with respect thereto except, in each case:

(A) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Trooper solely to its parent,

(B) in connection with intercompany purchases of capital stock or share capital or

(C) for the purpose of fulfilling its obligations under the Trooper ESPP, to the extent consistent with past practice;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Trooper or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Trooper Shares in respect of (i) any exercise of Trooper Options outstanding on the date hereof or (ii) the exercise of any Trooper ESPP Purchase Rights under the terms of the Trooper ESPP as in effect on the date hereof, (B) for the issuance of Trooper Shares pursuant to the vesting of or delivery of shares under Trooper RSUs, in accordance with their terms as of the date hereof, (C) for transactions solely between or among Trooper and its wholly-owned Subsidiaries or (D) as otherwise expressly provided by the terms of this Agreement;

(iii) except as required by a Trooper Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Trooper’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Trooper or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Trooper Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Trooper;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Trooper or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Trooper’s capital expenditure plan included in Section 5.02(b)(vii) of the Trooper Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $1,000,000 in any single instance or $5,000,000 in the aggregate;

(ix) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Trooper’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x) enter into any Contract that would materially restrict, after the Effective Time, Trooper and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi) except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $250,000 in the aggregate;

(xii) commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $2,500,000 in any single instance or $5,000,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) change or revoke any material Tax election with respect to Trooper or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Trooper or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Trooper or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Trooper or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Trooper or any of its Subsidiaries;

(xv) other than in the ordinary course of business, waive, release or assign any rights or claims under, or renew, modify or terminate, any Trooper Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Trooper or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Trooper and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01 Investigation.

(a) Each of Ranger and Trooper shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding Ranger and its Subsidiaries, as Trooper may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Trooper and its Subsidiaries, as Ranger may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither Ranger nor Trooper nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Trooper or Ranger, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), would cause a risk of a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02 Registration Statement and Proxy Statement for Shareholder Approval. As soon as practicable, and in any event within forty (40) Business Days following the execution of this Agreement, (A) Trooper and Ranger shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall contain each of the Trooper Recommendation and Ranger Recommendation (unless, in either case, a Trooper Adverse Recommendation Change or a Ranger Adverse Recommendation Change, as applicable, has occurred), and (B) Trooper shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Trooper Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Trooper shall use its reasonable best efforts, and Ranger shall reasonably cooperate with Trooper in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Trooper and Ranger shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Trooper shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Trooper Shares pursuant to this Agreement, and each party shall furnish all information concerning Ranger, Trooper and the holders of capital stock of Ranger and Trooper, as applicable, as may be reasonably requested by another party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by Trooper, or with respect to the Joint Proxy Statement shall be made by Ranger, Trooper or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Trooper shall advise Ranger, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Trooper Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Trooper and Ranger shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Ranger or Trooper, or any of their respective affiliates, officers or directors, is discovered by Ranger or Trooper which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Trooper Shareholders or Ranger Shareholders, as applicable.

6.03 Shareholders’ Meetings.

(a) Ranger shall take all action necessary in accordance with applicable Law and Ranger Organizational Documents to duly give notice of, convene and hold a meeting of Ranger Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Ranger Shareholders’ Meeting”). Subject to Section 6.04(b) and 6.04(c), Ranger will, through its directors, recommend that Ranger Shareholders adopt this Agreement and will use commercially reasonable efforts to solicit from Ranger Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of Ranger Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(b) Trooper shall take all action necessary in accordance with applicable Law and Trooper Organizational Documents to duly give notice of, convene and hold a meeting of the Trooper Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Trooper Shareholder Approval (the “Trooper Shareholders’ Meeting”). Subject to Section 6.04(e) and 6.04(f), Trooper will, through the Trooper Board, recommend that the Trooper Shareholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions and will use commercially reasonable efforts to solicit from the Trooper Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Trooper Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(c) Ranger and Trooper shall use their commercially reasonable efforts to hold the Ranger Shareholders’ Meeting and the Trooper Shareholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

6.04 Non-Solicitation.

(a) Ranger agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Ranger shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Ranger; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Ranger or any of its Subsidiaries or afford access to the properties, books or records of Ranger or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Ranger or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Ranger (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Ranger shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Trooper and its Affiliates) conducted heretofore by Ranger or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Ranger will immediately discontinue access by any Person (other than Trooper and its Affiliates) to any data room (virtual or otherwise) established by Ranger or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Ranger shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Ranger or any Subsidiary thereof since October 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining Ranger Shareholder Approval, Ranger and the Ranger Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (x) Ranger receives a written Acquisition Proposal with respect to

Ranger from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Ranger Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Ranger; provided, that Ranger may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to Ranger with respect to confidentiality than the terms of the Confidentiality Agreement (including with any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”) and sends a copy of such Agreement to Trooper promptly following its execution. Nothing contained in this Section 6.04 shall prohibit Ranger or the Ranger Board from taking and disclosing to Ranger Shareholders a position with respect to an Acquisition Proposal with respect to Ranger pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Ranger Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the Ranger Shareholders; provided, that this sentence shall not permit the Ranger Board to make a Ranger Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c).

(b) Neither the Ranger Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Trooper, Holdco or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Trooper, Holdco or Merger Sub), the approval, recommendation or declaration of advisability by the Ranger Board or any such committee of the transactions contemplated by this Agreement; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Ranger or (iii) fail to reaffirm or re-publish the Ranger Recommendation within five (5) Business Days of being requested by Trooper to do so (any action described in this sentence being referred to as a “Ranger Adverse Recommendation Change”). For the avoidance of doubt, a change of Ranger Recommendation to “neutral” is a Ranger Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining Ranger Shareholder Approval, and subject to Ranger’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Ranger that has not been withdrawn and did not result from a breach of Section 6.04(a), the Ranger Board may make a Ranger Adverse Recommendation Change; provided, however, that unless the Ranger Shareholders’ Meeting is scheduled to occur within the next ten (10) Business Days, Ranger shall not be entitled to exercise its right to make a Ranger Adverse Recommendation Change in response to a Superior Proposal with respect to Ranger (x) until five (5) Business Days after Ranger provides written notice to Trooper advising Trooper that the Ranger Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Trooper irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless Ranger Board determines in good faith, after good faith negotiations between Ranger and Trooper (if such negotiations are requested by Trooper) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Ranger and its shareholders as the Superior Proposal and (z) unless the Ranger Board determines that the failure to make a Ranger Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c) Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining Ranger Shareholder Approval, in connection with any Intervening Event, the Ranger Board may make a Ranger Adverse Recommendation Change, after the Ranger Board (i) determines in good faith that the failure to make such Ranger Adverse Recommendation Change would be a breach of its fiduciary duties to the shareholders of Ranger, (ii) determines in good faith that the reasons for making such Ranger Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Ranger and (iii) provides written notice to Trooper (a “Ranger Notice of Change”) advising Trooper that the Ranger Board is contemplating making a Ranger Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the

Ranger Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Ranger Board may not make such a Ranger Adverse Recommendation Change until the fifth Business Day after receipt by Trooper of a Ranger Notice of Change and (y) during such five (5) Business Day period, at the request of Trooper, Ranger shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Ranger Board not to make such Ranger Adverse Recommendation Change, consistent with its fiduciary duties.

(d) Trooper agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Trooper shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Trooper; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Trooper or any of its Subsidiaries or afford access to the properties, books or records of Trooper or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Trooper or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to an Acquisition Proposal with respect to Trooper (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Trooper shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Ranger and its Affiliates) conducted heretofore by Trooper or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Trooper shall immediately discontinue access by any Person (other than Ranger and its Affiliates) to any data room (virtual or otherwise) established by Trooper or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Trooper shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Trooper or any Subsidiary thereof since October 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Trooper Shareholder Approval, Trooper and the Trooper Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (x) Trooper receives a written Acquisition Proposal with respect to Trooper from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Trooper Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Trooper; provided, that Trooper may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Trooper rather than Ranger). Nothing contained in this Section 6.04 shall prohibit Trooper or the Trooper Board from taking and disclosing to the Trooper Shareholders a position with respect to an Acquisition Proposal with respect to Trooper pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Trooper Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided, that this sentence shall not permit the Trooper Board to make a Trooper Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f).

(e) Neither the Trooper Board nor any committee thereof shall directly or indirectly (1) withhold, withdraw (or amend, qualify or modify in a manner adverse to Ranger) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Ranger), the approval, recommendation or declaration of advisability by the Trooper Board or any such committee of the transactions contemplated by this Agreement including the issuance of Trooper Shares in the Merger; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Trooper or (iii) fail to reaffirm or re-publish the Trooper Recommendation within five (5) Business Days of being requested by Ranger to do so (any action described in this sentence being referred to as a “Trooper Adverse Recommendation Change”). For the avoidance of doubt, a change of Trooper Recommendation to “neutral” is a Trooper Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Trooper Shareholder Approval, and subject to Trooper’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Trooper that has not been withdrawn and did not result from a breach of Section 6.04(d), the Trooper Board may make a Trooper Adverse Recommendation Change; provided, however, that unless the Trooper Shareholders’ Meeting is scheduled to occur with the next ten (10) Business Days, Trooper shall not be entitled to exercise its right to make a Trooper Adverse Recommendation Change in response to a Superior Proposal with respect to Trooper (x) until five (5) Business Days after Trooper provides written notice to Ranger advising Ranger that the Trooper Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Ranger irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Trooper Board determines in good faith, after good faith negotiations between Trooper and Ranger (if such negotiations are requested by Ranger) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Trooper and its shareholders as the Superior Proposal and (z) unless the Trooper Board determines that the failure to make a Trooper Adverse Recommendation Change would be a breach of its fiduciary obligations.

(f) Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Trooper Shareholder Approval, in connection with any Intervening Event, the Trooper Board may make a Trooper Adverse Recommendation Change after the Trooper Board (i) determines in good faith that the failure to make such Trooper Adverse Recommendation Change would be a breach of its fiduciary duties, (ii) determines in good faith that the reasons for making such Trooper Adverse Recommendation Change are independent and unrelated to any pending Acquisition Proposal with respect to Ranger and (iii) provides written notice to Ranger (a “Trooper Notice of Change”) advising Ranger that the Trooper Board is contemplating making a Trooper Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Trooper Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Trooper Board may not make such a Trooper Adverse Recommendation Change until the fifth Business Day after receipt by Ranger of the Trooper Notice of Change and (y) during such five (5) Business Day period, at the request of Ranger, Trooper shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Trooper Board not to make such Trooper Adverse Recommendation Change, consistent with its fiduciary duties.

(g) The parties agree that in addition to the obligations of Ranger and Trooper set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof, Ranger or Trooper, as applicable, shall advise Trooper or Ranger, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Ranger or Trooper, as applicable, shall promptly provide to Trooper or Ranger, respectively, copies of any written materials received by Ranger or Trooper, as applicable, in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Ranger and Trooper agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. Ranger and Trooper shall keep Trooper and Ranger, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Ranger and Trooper agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party.

6.05 Regulatory Approvals; Additional Agreements.

(a) Within twenty (20) Business Days of the date of this Agreement, Ranger and Trooper each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the transactions contemplated by this Agreement. Within twenty (20) Business Days of the date of this Agreement, Ranger and Trooper each shall use commercially reasonable efforts to file all other documents required to be filed with any Governmental Body pursuant to the merger notification or control Laws of applicable foreign jurisdictions with respect to the transactions contemplated by this Agreement.

(b) Trooper and Ranger each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Trooper nor Ranger shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using commercially reasonable efforts to give (to the extent feasible and appropriate) the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the transactions contemplated by this Agreement.

(c) Each of Ranger and Trooper shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions and upon the terms of this Agreement, each of Trooper and Ranger shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Ranger or Trooper or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts be a condition to any party’s obligations hereunder.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Trooper nor Ranger, by itself or on behalf of any of its Subsidiaries or Affiliates, shall, without the prior written consent of the other, divest or agree to divest any rights to the extent such divestiture, individually or together with other divestitures, involves assets that generated U.S. revenue in excess of $15 million during the twelve (12) months ended September 30, 2014 (a “Restraint”), and (ii) Trooper and Ranger, on behalf of themselves or on behalf of any of their Subsidiaries or Affiliates, agree to divest or commit to divest rights to the extent such divestiture, individually or together with other divestitures, relates to assets that generated U.S. revenue less than $15 million during the twelve (12) months ended September 30, 2014; provided, however, Ranger shall control the terms of, and assets included in, any such divestiture; provided, further, that Ranger shall use commercially reasonable efforts to contest any divestiture proposed by a Governmental Body.

6.06 Termination of Ranger ESPP. Prior to the Effective Time, Ranger shall take all actions necessary or desirable to (a) provide that no offering period shall commence under the Ranger ESPP following the date hereof, (b) provide that the offering period in effect on the date hereof under the Ranger ESPP shall terminate on December 31, 2014, and (c) terminate the Ranger ESPP as of immediately prior to the Effective Time. Any Ranger Shares acquired after the date hereof under the Ranger ESPP shall be treated as outstanding Ranger Shares for purposes of Section 2.08(a)(ii).

6.07 Employee and Labor Matters.

(a) With respect to the compensation and benefits to be provided after the Effective Time in respect of individuals who are employees of Ranger or its Subsidiaries as of the Effective Time (the “Ranger Employees”) and to individuals who are employees of Trooper or its Subsidiaries as of the Effective Time (the “Trooper Employees” and, together with Ranger Employees, the “Employees”) who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, Ranger and Trooper have agreed that, consistent with the current practices of Ranger and Trooper, the Surviving Corporation and Trooper shall seek, after the Effective Time, to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the specific intention that, in each of the markets in which they operate, the compensation and benefit programs of the Surviving Corporation and Trooper (i) will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded, and (ii) will treat similarly-situated Ranger Employees and Trooper Employees on a substantially comparable basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b) For all purposes under the employee benefit plans of Trooper and its Subsidiaries providing benefits to any Employees after the Effective Time (the “New Plans”), each Ranger Employee shall be credited with his or her years of service with Ranger and its Subsidiaries before the Effective Time for purposes of vesting, benefits eligibility and level of benefits, and each Trooper Employee shall be credited with his or her years of service with Trooper and its Subsidiaries before the Effective Time for such purposes, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Ranger Plan or Trooper Plan, as applicable; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits or (ii) to the extent Ranger Employees and Trooper Employees are equally affected without regard to whether employment before the Effective Time was with Ranger and its Subsidiaries or Trooper and its Subsidiaries (for example, in the event a New Plan is adopted for Ranger Employees and Trooper Employees under which no participants receive credit for service before the effective date of the New Plan). In addition, and without limiting the generality of the foregoing provisions of this paragraph (b), Trooper shall make commercially reasonable efforts to provide that (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Ranger Plan or Trooper Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and,

(ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such Employee and his or her covered dependents, and any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Trooper and Ranger shall take all actions necessary or desirable to cause (i) each Trooper Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable at the Effective Time and to remain exercisable for the remainder of its term and (ii) each Trooper RSU that is outstanding immediately prior to the Effective Time to become fully vested and free of any forfeiture restrictions at the Effective Time. Trooper shall provide Ranger with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 6.07(c).

(d) The provisions of this Section 6.07 shall not be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Ranger Plan or Trooper Plan, to the extent permitted by its terms as in effect immediately before the Effective Time. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any Ranger Plan or Trooper Plan, and no person participating in any such plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

6.08 Indemnification of Officers and Directors.

(a) From and after the Effective Time, each of Trooper and the Surviving Corporation agrees that it shall indemnify, defend and hold harmless each present and former director, officer and employee of Ranger, each present and former director, member of the board of directors, officer and employee of any of Ranger’s Subsidiaries and any fiduciary under any Ranger Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of Ranger or a member of the board of directors, officer, employee or fiduciary of any of its Subsidiaries or a fiduciary under any Ranger Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the fullest extent that Ranger would have been permitted under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person, and Trooper or the Surviving Corporation shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent that Ranger or its applicable Subsidiary would have been permitted under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable organizational documents of a Subsidiary or Ranger Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Trooper nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Corporation shall cooperate in the defense of such matter. The parties agree that this Section 6.08(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, or Ranger Plan in effect on the date of this Agreement and disclosed to either party prior to the execution hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual.

(b) From and after the Effective Time, Trooper shall, and shall cause the Surviving Corporation to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Ranger or its Subsidiaries as provided in their respective Organizational Documents or in any agreement to which Ranger or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Corporation or any Subsidiary of Ranger shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under a Ranger Plan who become directors, officers, employees or fiduciaries under a Trooper Plan shall be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable Trooper Plan. From and after the Effective Time, Trooper shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.08 without limit as to time.

(c) The Surviving Corporation shall, in its sole discretion, either (i) continue to maintain in effect for a period of at least six (6) years from and after the Effective Time for the Persons who, as of the date of this Agreement, are covered by Ranger’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Ranger’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation (or its successor) shall purchase the best available D&O Insurance from a recognized insurance company for such six-year period with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Ranger’s existing policies as of the date of this Agreement; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by Ranger’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Ranger’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to Ranger’s D&O Insurance.

(d) If Trooper or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Trooper or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.08.

(e) The rights of the Indemnified Parties under this Section 6.08 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Ranger or the comparable documents of any of Ranger’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to Trooper prior to the execution hereof, and Trooper shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by Ranger or any of its Subsidiaries in effect on the date of this Agreement and disclosed to Trooper prior to the execution hereof.

(f) In the event that, after the Effective Time, any excise tax is payable by any Indemnified Party pursuant to Section 4985 of the Code, as such section may be amended or modified (or, for the avoidance of doubt, any successor section), Trooper shall, or shall cause the Surviving Corporation to, pay to each such individual, by no later than the time such excise tax is required to be paid by such individual or withheld by Trooper or its Subsidiary, an amount equal to the sum of the excise tax payable by such individual, plus the amount necessary to put the individual in the same after-tax position (taking into account any applicable Taxes, including taxes payable upon such payment) that such individual would have been in if such individual had not incurred such excise tax.

6.09 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Trooper and Ranger shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a Ranger Adverse Recommendation Change or a Trooper Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04 of this Agreement. No provision of this Agreement shall prohibit either Ranger or Trooper from issuing any press release or public statement in the event of a Ranger Adverse Recommendation Change or a Trooper Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04 of this Agreement.

6.10 NASDAQ Listing of Additional Shares. Trooper shall, in accordance with the requirements of the NASDAQ, file with the NASDAQ a Listing of Additional Shares Notice covering the Trooper Shares to be issued to Ranger Shareholders pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Trooper and Ranger and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.12 Section 16. Trooper shall, prior to the Effective Time, cause the Trooper Board to approve the issuance of Trooper Shares in connection with the Merger with respect to any employees of Ranger who, as a result of their relationship with Trooper as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Ranger Board shall approve the disposition of Ranger equity securities (including derivative securities) in connection with the Merger by those directors and officers of Ranger subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.13 Ticker Symbol. Trooper shall seek the approval of NASDAQ to change the ticker symbol for its shares listed on the NASDAQ Global Select Market to “WMGI” upon the Effective Time.

6.14 Articles of Association. At the Effective Time, the articles of association of Trooper shall be amended and restated so as to read in their entirety as set forth on Exhibit A, including that Trooper’s name shall be changed to “Wright Medical Group N.V.,” and, as amended, shall be the articles of association of Trooper until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

6.15 Contingent Value Rights. Trooper and Ranger shall take all necessary action so that the rights and obligations of Ranger with respect to the Contingent Value Rights are assumed by Trooper as of the Effective Time in connection with the Merger and in accordance with the Contingent Value Rights Agreement between Ranger and American Stock Transfer & Trust Company, LLC, dated as of March 1, 2013.

6.16 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Ranger, directly or indirectly, the right to control or direct Trooper’s operations or give Trooper, directly or indirectly, the right to control or direct Ranger’s operations prior to the Effective Time. Prior to the Effective Time, each of Ranger and Trooper shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The obligations of Trooper and Ranger to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Trooper and Ranger of the following conditions:

(a) The approvals required by clauses (i), (iv) and (v) of the definition of Trooper Shareholder Approval shall have been attained;

(b) The Ranger Shareholder Approval shall have been attained;

(c) No provision of any applicable Law and no decree, injunction or order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby;

(d) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country, nor shall proceedings seeking a stop order have been initiated or, to the knowledge of Trooper or Ranger, as the case may be, be threatened by the SEC or any securities administrator of any state or country;

(e) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any mandatory waiting period or required consent under any other applicable competition or antitrust Law or regulation shall have expired or been obtained, except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the Merger to Ranger and Trooper, taken as a whole, and

(f) There shall be no Action pending against Trooper, Holdco, Merger Sub or Ranger or any of their respective Affiliates by any Governmental Body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; (ii) seeking material damages in connection with the Merger; (iii) seeking to compel Ranger, Trooper or any of their respective Subsidiaries to dispose of or hold separate any assets as a result of the Merger that would constitute a Restraint or (iv) seeking to impose any criminal sanctions or liability on Trooper, Holdco, Merger Sub or Ranger in connection with the Merger.

7.02 Conditions to Trooper’s, Holdco’s and Merger Sub’s Obligations. The obligation of Trooper to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Ranger contained in ARTICLE 3 (other than the representations and warranties contained in Section 3.02 and Section 3.03) that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (2) the representations and warranties contained in Section 3.02 and Section 3.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 3.03 de minimis in accuracies);

(b) Ranger shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d) Ranger shall have delivered to Trooper each of the following:

(i) a certificate of Ranger executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.02(a), (b) and (c) have been satisfied;

(ii) certified copies of the resolutions duly adopted by the Ranger Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii) (A) a certified copy of the certificate of incorporation of Ranger and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5)  Business Days of the Closing Date.

7.03 Conditions to Ranger’s Obligations. The obligations of Ranger to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Trooper, Holdco and Merger Sub contained in ARTICLE 4 (other than the representations and warranties contained in Section 4.02 and Section 4.03) that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (2) the representations and warranties contained in Section 4.02 and Section 4.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 4.03 de minimis in accuracies);

(b) Each of Trooper, Holdco and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d) Trooper shall have delivered to Ranger each of the following:

(i) a certificate of Trooper executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.03(a), (b) and (c) have been satisfied;

(ii) certified copies of the resolutions duly adopted by each of the Trooper Board, Holdco Board and Merger Sub Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii) (A) a certified copy of the Trooper Organizational Documents (including the articles of association as amended and restated pursuant to this Agreement); (B) a certified copy of the Holdco Organizational Documents; (C) a certified copy of the Merger Sub Organizational Documents and (D) certificates of good standing in their respective jurisdictions of organization, or their equivalents, dated within five (5) Business Days of the Closing Date;

(e) The Voting and Support Agreement remains in effect and has not been terminated or repudiated;

(f) All required action shall have been taken so that as of the Effective Time, the articles of association of Trooper shall be amended as set forth on Exhibit A;

(g) Trooper shall have filed with the NASDAQ the Listing of Additional Shares Notice with respect to the Trooper Shares issued or issuable pursuant to this Agreement, and such Trooper Shares shall have been approved and authorized for listing on the NASDAQ;

(h) The approvals required by clauses (ii) and (iii) of the definition of Trooper Shareholder Approval shall have been attained; and

(i) Trooper shall have increased the number of Trooper Shares available for issuance pursuant to equity-based awards under the Trooper Plans if requested by Ranger as contemplated in clause (ii) of the fifth recital.

7.04 Waiver of Conditions. All conditions to the closing of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Trooper and Ranger;

(b) by Trooper, if:

(i) at any time prior to the Effective Time, if any of Ranger’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Ranger’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 would not be satisfied, and such breach is (A) is incapable of being cured by Ranger or (B) shall not have been cured within forty-five (45) days of receipt by Ranger of written notice of such breach describing in reasonable detail such breach;

(ii) If the Ranger Board or any committee thereof (A) shall make a Ranger Adverse Recommendation Change, (B) shall not include the Ranger Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Ranger to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(b)(ii);

(iii) if Ranger materially breaches Section 6.04 or

(iv) at any time prior to obtaining Trooper Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Trooper has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Trooper pays to Ranger in immediately available funds the Termination Fee required to be paid by Section 8.03(b);

(c) by Ranger, if:

(i) at any time prior to the Effective Time, any of Trooper’s, Holdco’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Trooper’s, Holdco’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Trooper, Holdco or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by Trooper of written notice of such breach describing in reasonable detail such breach;

(ii) if the Trooper Board or any committee thereof (A) shall make a Trooper Adverse Recommendation Change, (B) shall not include the Trooper Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Trooper to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(c)(ii);

(iii) if Trooper materially breaches Section 6.04 or

(iv) at any time prior to obtaining Ranger Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Ranger has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Ranger pays to Trooper in immediately available funds the Termination Fee and Expenses required to be paid by Section 8.03(b);

(d) by either Trooper or Ranger if

(i) the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with Section 6.04, Section 6.03 or any other provision of this Agreement has been a proximate cause of, or resulted in, such action;

(ii) the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on September 30, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to Trooper or Ranger if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, if (1) the waiting period under the HSR Act has not terminated or expired on or before the Termination Date, then either Trooper or Ranger may extend the Termination Date by written notice to the other party up to a date not beyond December 31, 2015; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii) the required approval of Ranger Shareholders contemplated hereby at the Ranger Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this

Agreement under this Section 8.01(d)(iii) shall not be available to Ranger where the failure to obtain the required approval of Ranger Shareholders shall have been caused by the action or failure to act of Ranger and such action or failure to act constitutes a material breach by Ranger of this Agreement or

(iv) the required approval of the Trooper Shareholders contemplated hereby at the Trooper Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Trooper where the failure to obtain the required approval of the Trooper Shareholders shall have been caused by the actions or failure to act of Trooper and such action or failure to act constitutes a material breach by Trooper of this Agreement.

8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03 and ARTICLE 9 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or fraud.

8.03 Termination Fees.

(a) In the event that (i) this Agreement is terminated by Ranger pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or (ii) this Agreement is terminated by Trooper pursuant to Section 8.01(c)(iv), then Trooper shall pay to Ranger (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Ranger’s right to receive the one-time payment of the Termination Fee and the Expenses from Trooper as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to Ranger against Trooper or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Ranger pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or by Trooper pursuant to Section 8.01(b)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Trooper’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Trooper be required to pay the Termination Fee or the Expenses on more than one occasion.

(b) In the event that (i) this Agreement is terminated by Trooper pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or (ii) this Agreement is terminated by Ranger pursuant to Section 8.01(c)(iv), then Ranger shall pay to Trooper (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Trooper’s right to receive the one-time payment of the Termination Fee and the Expenses from Ranger as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Trooper against Ranger or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Trooper pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or by Ranger pursuant to Section 8.01(c)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Ranger’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Ranger be required to pay the Termination Fee or the Expenses on more than one occasion.

(c) In the event that, prior to the Ranger Shareholders’ Meeting, an Acquisition Proposal with respect to Ranger is publicly proposed or publicly disclosed and this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii), then Ranger shall pay to Trooper the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Ranger enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Ranger (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(c)), then Ranger shall pay to Trooper the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Trooper’s right to receive the one-time payment of the Termination Fee (if and when due) and the Expenses from Ranger as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to Trooper against Ranger or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee (if and when due) and the Expenses, none of Ranger’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) In the event that, prior to the Trooper Shareholders’ Meeting, an Acquisition Proposal with respect to Trooper is publicly proposed or publicly disclosed and this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv), then Trooper shall pay to Ranger the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Trooper enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal with respect to Trooper (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(d)), then Trooper shall pay to Ranger the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Ranger’s right to receive the one-time payment of the Termination Fee (if and when due) and the Expenses from Trooper as provided in this Section 8.03(d) shall be the sole and exclusive remedy available to Ranger against Trooper or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee (if and when due) and the Expenses, none of Ranger’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) As used in this Agreement, “Termination Fee” shall mean $46 million. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $5,000,000.

(f) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Ranger nor Trooper would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.03 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other party (the

“Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for the payment set forth in this Section 8.03, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and the Expenses to be reimbursed to the Non-Defaulting Party under this Section 8.03 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 9

MISCELLANEOUS

9.01 Expenses. Except as otherwise expressly provided herein, Trooper, Holdco and Merger Sub, on the one hand, and Ranger, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by Ranger Shareholders or Trooper Shareholders) if, and only if, such amendment or waiver is in writing and signed by Trooper, Ranger, Holdco and Merger Sub; provided, however, that after the receipt of Ranger Shareholder Approval or Trooper Shareholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of Ranger Shareholders or Trooper Shareholders without the further approval of such shareholders.

9.03 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05 Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Ranger Disclosure Letter and the Trooper Disclosure Letter) and the Voting and Support Agreement constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06 Applicable Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09 No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.08 only, Trooper, Ranger, Holdco and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Trooper, Holdco and Merger Sub prior to the Closing Date:

Tornier, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437 USA
Facsimile: (612) 677-3716
Attention: Kevin M. Klemz
Email: kevin.klemz@tornier.com

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:	(212) 728-8111
Attention:	Steven J. Gartner
Adam M. Turteltaub
Email:	sgartner@willkie.com
aturteltaub@willkie.com

and

Oppenheimer Wolff & Donnelly LLP
Campbell Mithun Tower – Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Facsimile:	(612) 607-7100
Attention:	Phillip B. Martin
Amy E. Culbert
Email:	pmartin@oppenheimer.com
aculbert@oppenheimer.com

Notices to Ranger:

Wright Medical Group, Inc.
1023 Cherry Road
Memphis, TN 38117
Facsimile: (901) 867-4423
Attention: Chief Financial Officer and General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199
Facsimile:	(617) 951-7050
Attention:	Marko Zatylny
Paul Kinsella
Email:	Marko.Zatylny@ropesgray.com
Paul.Kinsella@ropesgray.com

9.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Ranger, Trooper, Holdco or Merger Sub in accordance with their specific terms or were otherwise breached by Ranger, Trooper, Holdco or Merger Sub. It is accordingly agreed that (i) Ranger and the Representative shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Trooper, Holdco or Merger Sub and to enforce specifically the terms and provisions hereof against Trooper, Holdco or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which Ranger or the Representative are entitled at law or in equity, without posting any bond or other undertaking and (ii) Trooper, Holdco and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Ranger and to enforce specifically the terms and provisions hereof against Ranger in any court having jurisdiction, this being in addition to any other remedy to which Trooper, Holdco or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Ranger nor Trooper would enter into this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

RANGER:

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Robert J. Palmisano
	Name:	Robert J. Palmisano
	Title:	President & Chief Executive Officer

TROOPER:

TORNIER N.V.

By:	/s/ David H. Mowry
	Name:	David H. Mowry
	Title:	President and Chief Executive Officer

HOLDCO:

TROOPER HOLDINGS INC.

By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Secretary

MERGER SUB:

TROOPER MERGER SUB INC.

By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Secretary

Schedule 1

Shareholder Delivering Voting and Support Agreement

TMG Holdings Cooperatief U.A.

Schedule 2.07

Directors and Officers of Surviving Corporation

President – Robert J. Palmisano

Treasurer – W. Dean Morgan

Secretary – James A. Lightman

Schedule 2.16

Trooper Directors and Officers after the Effective Time

Directors

As of the Effective Time, the Trooper Board and the committees thereof shall be constituted as follows:

(i) Directors

•	Five directors nominated by the Ranger Board prior to the Effective Time, one of whom shall be Bob Palmisano.

•	Five directors nominated by the Trooper Board prior to the Effective Time, one of whom shall be David H. Mowry; provided that any nominees by rights held TMG Holdings Cooperatief U.A. or any of its affiliates pursuant to the Securityholders’ Agreement by and between Trooper and the shareholders signatory thereto, dated July 18, 2006, as amended, shall be included in the five directors nominated by the Trooper Board.

(ii) Chairman of the Board

•	The Chairman of the Trooper Board will be nominated by the Trooper Board prior to the Effective Time.

Officers

As of the Effective Time, Bob Palmisano shall be the Chief Executive Officer of Trooper and David H. Mowry shall be the Executive Vice President and Chief Operating Officer of Trooper.

Exhibit A

Articles of Association

DEED OF AMENDMENT of	—/—/—
THE ARTICLES OF ASSOCIATION	23-10-2014

tornier N.V. 1

(NEW NAME: Wright Medical Group N.V.)

(informal translation)

Today, [date],

appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

[appearing person].

The appearing person declared as follows:

•	the articles of association of the public limited company (naamloze vennootschap) Tornier N.V., having its seat in Amsterdam, its address at 1097 JB Amsterdam, Prins Berhardplein 200, registered in the trade register under number 34250781 (the “company”), were lastly amended by deed executed on the twenty-eighth of June two thousand and thirteen before P.H.N. Quist, civil-law notary in Amsterdam;

•	on proposal of the board of directors, the general meeting of the company resolved to amend the articles of association of the company partially on [date];

•	furthermore, it was decided to authorise the appearing person to effect such amendment of the articles of association;

•	that these resolutions are evidenced by a copy of the minutes of the relevant meeting to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the company partially, in pursuance of the referred resolutions, so:

Article 2 paragraph 1 will read as follows:

1.	The name of the company is: Wright Medical Group N.V.

Article 4 paragraph 1 will read as follows:

1.	The company’s authorized capital amounts to [nine million six hundred thousand euros (EUR 9,600,000)] and is divided into [three hundred and twenty million (320,000,000)] ordinary shares, each share with a par value of three euro cents (EUR 0.03).

Final statement

Finally the appearing person declared upon the current amendment of the articles of association taking effect, the issued and paid-up capital will amount to [currency and amount].

Final clause

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at

Annex B

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated October 27, 2014, (this “Agreement”), is entered into between Wright Medical Group, Inc., a Delaware corporation (“Wright”), and TMG Holdings Coöperatief U.A. (the “Shareholder”), with respect to all ordinary shares, par value €0.03 per share held by the Shareholder (the “Shares”), of Tornier, N.V., a Dutch public company with limited liability (naamloze vennootschap) (“Tornier”).

W I T N E S S E T H:

WHEREAS, Tornier, Trooper Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Tornier (“Holdings”), Trooper Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), and Wright have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Wright (the “Merger”) with the result that Wright will become a wholly-owned indirect subsidiary of Tornier (following the transactions described in this paragraph, Tornier together with Wright as its subsidiary being referred to as the “Combined Company”);

WHEREAS, as of the date hereof, the Shareholder beneficially owns and has the power to dispose of the Shares set forth below the Shareholder’s name on the signature pages hereto and has the power to vote such Shares; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Covenants.

1.1. Lock-Up. Except as contemplated by the Merger Agreement, the Shareholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined in Section 6.1 of this Agreement), the Shareholder will not (a) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Shares, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), the Shareholder may transfer any or all of the Shares beneficially owned by the Shareholder to any Affiliate, subsidiary, partner or member of the Shareholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (A) each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to Wright a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and (B) this Agreement shall be the legal, valid and binding agreement of such Person, enforceable against such person in accordance with its terms.

1.2. No Solicitation. Between the date hereof and the Termination Date, the Shareholder shall not, and shall not authorize or permit, any director, officer, agent, representative, employee, affiliate, advisor, attorney, accountant or associate of the Shareholder or those of its subsidiaries (collectively, “Representatives”) to, directly or indirectly, take any action, in its or their capacity as a shareholder of Tornier, that Tornier is prohibited from taking pursuant to Section 6.04 of the Merger Agreement.

1.3. Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Shares passes, whether by operation of Law or otherwise, including without limitation, the Shareholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional ordinary shares issued to or acquired by the Shareholder.

1.4. Grant of Proxy; Voting Agreement.

(a) The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Shares and hereby grants Wright until the Termination Date a limited irrevocable proxy to vote the Shares as to which the Shareholder has voting power for the Shareholder and in the Shareholder’s name, place and stead, at any annual or special meeting of the shareholders of Tornier, as applicable, or at any adjournment thereof solely for the adoption of the Merger Agreement and the approval of the Merger, subject to Section 1.4(c) of this Agreement. Wright hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose. The parties acknowledge and agree that neither Wright, nor Wright’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including attorney’s fees) and compensation of any kind or nature whatsoever to the Shareholder in connection with or as a result of any voting by Wright of the Shares subject to the irrevocable proxy hereby granted to Wright at any annual or special meeting of the shareholders of Tornier for the purpose set forth herein.

(b) During the term of this Agreement, the Shareholder agrees to vote the Shares, if any, as to which the Shareholder has voting power and has not given a proxy pursuant to paragraph (a) above in favor of or give its consent to, as applicable, a proposal to adopt the Merger Agreement and thereby approve the Merger at any annual or special meeting of the shareholders of Tornier. In addition, if Wright elects not to exercise its rights to vote the Shares pursuant to the irrevocable proxy, the Shareholder also agrees to vote the Shares in favor of or give their consent to, as applicable, a proposal to adopt the Merger Agreement and thereby approve the Merger at any annual or special meeting of the shareholders of Tornier.

(c) Notwithstanding anything to the contrary in Section 1.4(a) of this Agreement, the Shareholder acknowledges that Wright, Tornier, Holdings and Merger Sub may amend the Merger Agreement to allow for an alternative acquisition structure to accomplish the business combination of Wright and Tornier as contemplated in Section 2.14 of the Merger Agreement and that this irrevocable proxy may be voted for the approval of such amendment to the Merger Agreement and such alternative structure.

(d) This irrevocable proxy shall not be terminated by any act of the Shareholder or by operation of Law (including, without limiting the foregoing, by the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, if any corporation or partnership holding the Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Shares shall be delivered by or on behalf of the Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Wright hereunder shall be as valid as if such dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Wright has received notice of such dissolution, liquidation or other event.

1.5. Public Announcement. The Shareholder shall consult with Wright before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Wright (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Section 1.5 shall terminate and be null and void upon the earlier of (a) the Termination Date and (b) consummation of the Merger.

1.6. Disclosure. The Shareholder hereby authorizes Wright to publish and disclose in any announcement or disclosure required by the SEC, The Nasdaq Global Select Market or any other national securities exchange and the Joint Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement. Wright hereby authorizes the Shareholder to make such disclosure or filings as may be required by the SEC or The Nasdaq Global Select Market or any other national securities exchange.

2. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Wright, as of the date hereof that:

2.1. Ownership. The Shareholder holds of record or beneficially the Shares set forth below the Shareholder’s name on the signature pages hereto, in each case, except for any Liens applicable to the Shares that may exist pursuant to securities laws, under Tornier’s organizational documents or customary Liens pursuant to the terms of any custody or similar agreement applicable to the Shares of the Shareholder held in brokerage accounts, free and clear of all Liens.

2.2. Authorization. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has the power to vote and the power to dispose of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement or that may exist pursuant to the securities laws. The Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Body other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon the Shareholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the Shareholder’s ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have a material adverse effect on the Shareholder’s ability to vote or dispose of any of the Shares.

2.4. Shareholder Has Adequate Information. The Shareholder is a sophisticated shareholder and seller with respect to the Shares and has adequate information concerning the business and financial condition of Tornier to make an informed decision regarding the Merger and the sale of the Shares and has independently and without reliance upon Tornier and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Wright has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Shareholder acknowledges that the agreements contained herein with respect to the Shares held by such Shareholder are irrevocable (prior to the Termination Date).

2.5. No Setoff. The Shareholder has no liability or obligation related to or in connection with the Shares other than the obligations to Wright as set forth in this Agreement.

3. Representations and Warranties of Wright. Wright hereby represents and warrants to the Shareholder, as of the date hereof that:

3.1. Authorization. Wright has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Wright has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Wright, enforceable against Wright in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any Governmental Body, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on Wright’s ability to satisfy its obligations under this Agreement.

3.3. Tornier Capital Stock. Neither Wright nor any Subsidiary thereof owns any shares of capital stock or other equity interests or voting securities of Tornier.

4. Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Termination Date. The respective representations and warranties of the Shareholder and Wright contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5. Specific Performance. The Shareholder acknowledges that Wright will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Wright upon the breach by the Shareholder of such covenants and agreements, Wright shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

6. Miscellaneous.

6.1. Term. This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Effective Time, (b) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that results in an increase in the Exchange Ratio or a change in the form of the consideration comprising the Merger Consideration, and (c) the termination of the Merger Agreement in accordance with its terms (the earliest of (a), (b) and (c), the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2. Capacity as a Shareholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of Shares, and not in the Shareholder’s capacity as a director, officer or employee of Tornier or any of Tornier’s Subsidiaries or in the Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder or any Representative of the Shareholder, as applicable, serving on Tornier’s board of directors or on the board of directors of any Subsidiary of Tornier or as an officer or fiduciary of Tornier, any Subsidiary of Tornier or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6.3. Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the transactions contemplated by this Agreement (whether consummated or not).

6.4. Amendment. This Agreement may be amended if, and only if, such amendment or waiver is in writing and signed by Wright and the Shareholder.

6.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof.

6.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7. Assignment. Without limitation to Section 1.1 and subject to this Section 6.7, this Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect; provided, however, that Wright may freely assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned Subsidiaries of Wright (each an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of Wright to consummate the transactions contemplated by this Agreement and (y) in connection with any assignment to an Assignee, Wright (and the assignor, if applicable) shall agree to remain liable for the performance by Wright (and such assignor, if applicable) of their obligation hereunder.

6.8. Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

6.9. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

(a) if to Wright, to:

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, TN 38117

Facsimile: (901) 867-4423

Attention: Chief Financial Officer and General Counsel

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston

Boston, Massachusetts 02199

Attn: Paul M. Kinsella

Email: paul.kinsella@ropesgray.com

Telephone: (617) 951-7921

Facsimile: (617) 951-7050

(b) if to Shareholder, to the addresses indicated on the signature pages hereto, with copies to Tornier as provided in Section 9.10 of the Merger Agreement.

Any party may by notice given in accordance with this Section 6.9 to the other parties designate updated information for notices hereunder.

6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

6.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

6.12. Further Assurances. From time to time, at Wright’s request and without further consideration, subject to the terms and conditions of this Agreement, the Shareholder shall execute and deliver to Wright such documents and take such action as Wright may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.13. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.14. Waiver of Jury Trial. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

6.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) Wright’s board of directors has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Wright’s certificate of incorporation, the possible acquisition of Wright by Tornier pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[The rest of this page has intentionally been left blank.]

IN WITNESS WHEREOF, Wright and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Robert J. Palmisano
Name: Robert J. Palmisano
Title: President & Chief Executive Officer

TMG HOLDINGS COÖPERATIEF U.A.

By:	/s/ Guido Nieuwenhuizen
Name: G. F. X. M. Nieuwenhuizen
Title: Managing Director

By:	/s/ Sean Carney
Name: Sean Carney
Title: Managing Director
Address: TMG Holdings Coöperatief U.A. Atrium, Strawinslylaan 3051, 1077 ZX Amsterdam Attn: Guido Nieuwenhuizen Copy to: Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017 Attn: Sean Carney

Shares owned by TMG Holdings Coöperatief U.A. as of the date hereof:

10,721,809

ANNEX C

[J.P. Morgan letterhead]

October 27, 2014

The Board of Directors

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, Tennessee 38117

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Wright Medical Group, Inc., a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with Tornier N.V., a Dutch public limited company (naamloze vennootschap) (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of October 27, 2014 (the “Agreement”), among the Company, the Merger Partner, Trooper Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Merger Partner, and Trooper Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Merger Partner (“Merger Sub”), the Company will become an indirect wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner, Merger Sub or any direct or indirect wholly owned subsidiary of Company or the Merger Partner, will be converted into the right to receive 1.0309 ordinary shares (the “Exchange Ratio”) of the Merger Partner, par value EUR 0.03 per share (the “Merger Partner Shares).

In connection with preparing our opinion, we have (i) reviewed a draft dated October 27, 2014 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner, relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction, and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Shares will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company in connection with its acquisition of BioMimetic in March of 2013 and acting as a bookrunner on the Merger Partner’s equity offering in May of 2013. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

ANNEX D

October 27, 2014

The Board of Directors

Wright Medical Group, Inc.

1023 Cherry Road

Memphis, Tennessee 38117

Members of the Board of Directors:

We understand that Wright Medical Group, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Tornier N.V., a Dutch public limited company (naamloze vennootschap) (the “Merger Partner”), will effect a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Merger Partner, Trooper Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Merger Partner (“Holdco”), Trooper Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Merger Partner (“Merger Sub”), and the Company, (a) the Company will merge with and into Merger Sub (the “Merger”) as a result of which the surviving entity will be an indirect wholly-owned subsidiary of the Merger Partner, and (b) each holder of outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in treasury or owned by the Merger Partner, Merger Sub or any direct or indirect wholly owned subsidiary of Company or the Merger Partner, will receive in respect of each such share of Company Common Stock, 1.0309 ordinary shares (the “Exchange Ratio”), par value EUR 0.03 per share, of the Merger Partner (the “Merger Partner Shares”). The terms and the conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of Company Common Stock (other than the Merger Partner or any of its affiliates) of the Exchange Ratio provided for in the proposed Merger.

For	purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company and the Merger Partner, including equity research analyst reports;

2.	reviewed certain internal financial statements, analyses, forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.	reviewed certain internal financial statements, analyses, forecasts (the “Merger Partner Forecasts”), and other financial and operating data relating to the business of the Merger Partner, in each case, prepared by management of the Merger Partner;

4.	reviewed certain estimates of synergies anticipated from the Merger (collectively, the “Anticipated Synergies”), prepared by managements of the Company and the Merger Partner;

5.	discussed the past and current operations, financial condition and prospects of the Company, including the Anticipated Synergies, with management of the Company;

6.	discussed the past and current operations, financial condition and prospects of the Merger Partner, including the Anticipated Synergies, with management of the Merger Partner;

7.	compared the financial performance of the Company and the Merger Partner with that of certain publicly-traded companies which we believe to be generally relevant;

8.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

9.	reviewed the potential pro forma financial impact of the Merger on the future financial performance of the Merger Partner;

10.	reviewed the historical trading prices and trading activity for the Company Common Stock and the Merger Partner Shares, and compared such price and trading activity of the Company Common Stock and the Merger Partner Shares with that of securities of certain publicly-traded companies which we believe to be generally relevant;

11.	reviewed a draft dated October 27, 2014 of the Merger Agreement; and

12.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the managements of the Company and of the Merger Partner that, to their knowledge, the information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. We have assumed with your consent that there are no material undisclosed liabilities of the Company or the Merger Partner for which adequate reserves or other provisions have not been made. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Merger Partner Forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Merger Partner as to the future financial performance of the Merger Partner and the other matters covered thereby and we express no view as to the assumptions on which they are based. We have assumed, with your consent, that the Anticipated Synergies and potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of the Company and the Merger Partner to result from the Merger will be realized in the amounts and at the times projected by the managements of the Company and the Merger Partner, and we express no view as to the assumptions on which they are based. We have relied without independent verification upon the assessment by the managements of the Company and of the Merger Partner of the timing and risks associated with the integration of the Company and the Merger Partner. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or the Merger Partner, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Merger Partner. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final Merger Agreement will not differ in any material respect from the form of Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, the Merger Partner or the contemplated benefits expected to be derived in the proposed Merger. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Exchange Ratio to be received by the holders of the Company Common Stock (other than the Merger Partner or any of its affiliates) pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement, any other document contemplated by or entered into in connection with the Merger Agreement, the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Exchange Ratio to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the execution of definitive documentation with respect to the Merger and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. During the two year period prior to the date hereof, Perella Weinberg Partners LP and its affiliates provided certain investment banking services to the Company and its affiliates for which Perella Weinberg Partners LP and its affiliates received compensation, including having acted as financial advisor to the Company in its acquisition of Solana Surgical, LLC. Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and the Merger Partner and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or the Merger Partner or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote, make any election or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock or the Merger Partner Shares will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Company Common Stock (other than the Merger Partner or any of its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

PERELLA WEINBERG PARTNERS LP

Annex E

Merrill Lynch, Pierce, Fenner & Smith Incorporated

October 26, 2014

The Board of Directors

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

Members of the Board of Directors:

We understand that Tornier N.V. (“Tornier”) proposes to enter into an Agreement and Plan of Merger, (the “Agreement”), by and among Tornier, Tornier Holdings Inc. (“Holdco”), a direct wholly-owned subsidiary of Tornier, Tornier Merger Sub Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of Tornier, and Wright Medical Group, Inc. (“Wright”), pursuant to which, among other things, Merger Sub will merge with and into Wright (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Wright (“Wright Common Stock”) will be converted into the right to receive 1.0309 (the “Exchange Ratio”) ordinary shares, par value EUR 0.03 per share, of Tornier (“Tornier Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Tornier of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Wright and Tornier;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Tornier furnished to or discussed with us by the management of Tornier, including certain financial forecasts relating to Tornier prepared by the management of Tornier (such forecasts, the “Tornier Forecasts”);

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Wright furnished to or discussed with us by the management of Wright, including certain financial forecasts relating to Wright prepared by the management of Wright (such forecasts, the “Wright Forecasts”) and such forecasts as adjusted by the management of Tornier (such forecasts, as adjusted, the “Adjusted Wright Forecasts”), and discussed with the management of Tornier its assessments as to the relative likelihood of achieving the future financial results reflected in the Wright Forecasts and the Adjusted Wright Forecasts;

(iv)	reviewed certain estimates as to the amount and timing of cost savings and tax benefits (collectively, the “Synergies”) anticipated by the management of Tornier to result from the Merger;

(v)	discussed the past and current business, operations, financial condition and prospects of Wright with members of the senior managements of Tornier and Wright, and discussed the past and current business, operations, financial condition and prospects of Tornier with members of the senior management of Tornier;

(vi)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Tornier, including the potential effect on Tornier’s estimated earnings per share;

The Board of Directors

Tornier N.V.

(vii)	reviewed the trading histories for Wright Common Stock and Tornier Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of Wright and Tornier with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	reviewed the relative financial contributions of Wright and Tornier to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft, dated October 25, 2014 of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Tornier and Wright that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Tornier Forecasts and the Synergies, we have been advised by Tornier, and have assumed, at the direction of Tornier, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Tornier as to the future financial performance of Tornier and the other matters covered thereby. With respect to the Wright Forecasts, we have been advised by Wright, and have assumed, with the consent of Tornier, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Wright as to the future financial performance of Wright and the other matters covered thereby. With respect to the Adjusted Wright Forecasts, we have assumed, at the direction of Tornier, that the management of Tornier’s review of and adjustments to the Wright Forecasts were reasonably performed and that the Adjusted Wright Forecasts reflect the best currently available estimates and good faith judgments of the management of Tornier as to the future financial performance of Wright and the other matters covered thereby and we have relied, at the direction of Tornier, on the Adjusted Wright Forecasts for purposes of our analysis and opinion. We have relied, at the direction of Tornier, on the assessments of the management of Tornier as to Tornier’s ability to achieve the Synergies and have been advised by Tornier, and have assumed, with the consent of Tornier, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Tornier, Wright or any other entity, nor have we made any physical inspection of the properties or assets of Tornier, Wright or any other entity and we have assumed, with the consent of Tornier, that there are no material undisclosed liabilities of or relating to Tornier, Wright or any other entity for which appropriate reserves or other provisions have not been made. We have not evaluated the solvency or fair value of Tornier, Wright or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Tornier, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Tornier, Wright or any other entity or the Merger (including the contemplated benefits of the Merger). You have advised us and for purposes of our analyses and our opinion we have assumed, at your direction, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as

The Board of Directors

Tornier N.V.

amended. We also have assumed, at the direction of Tornier, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any voting and support agreement or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, to Tornier of the Exchange Ratio provided for in the Merger and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Tornier or in which Tornier might engage or as to the underlying business decision of Tornier to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and have relied, at the direction of Tornier, upon the assessments of representatives of Tornier regarding, legal, regulatory, accounting, tax and similar matters relating to Tornier, Wright or any other entity and the Merger (including the contemplated benefits of the Merger) as to which we understand that Tornier obtained such advice as it deemed necessary from qualified professionals. We are also not expressing any opinion as to what the value of Tornier Common Stock actually will be when issued or the prices at which Tornier Common Stock or Wright Common Stock will trade at any time, including following the announcement or the consummation of the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Tornier in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Tornier has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Wright, certain of its affiliates, Tornier and certain of its affiliates (including Warburg Pincus LLC (“Warburg”) and certain of its affiliates and portfolio companies).

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Tornier and certain of its affiliates, including Warburg and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to certain of Tornier’s affiliates, including Warburg and/or certain of its affiliates and portfolio companies, in connection with certain mergers and acquisition transactions, (ii) having acted or acting as a bookrunner and/or underwriter for various debt and equity offerings of Tornier and certain of its affiliates, including Warburg and/or certain of its affiliates and portfolio companies, (iii) having acted or acting as an administrative agent, bookrunner and arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing

The Board of Directors

Tornier N.V.

facilities and other credit arrangements of Tornier and certain of its affiliates, including Warburg and/or certain of its affiliates and portfolio companies (including acquisition financing), (iv) having provided or providing certain derivatives, foreign exchange and other trading services to certain of Tornier’s affiliates, including Warburg and/or certain of its affiliates and portfolio companies, (v) having provided or providing certain managed institutional investments services and products to Tornier and certain of its affiliates, including Warburg and/or certain of its affiliates and portfolio companies, and (vi) having provided or providing certain treasury management products and services to Tornier and certain of its affiliates, including Warburg and/or certain of its affiliates and portfolio companies. In addition, an employee of ours is a non-voting advisory board observer with respect to the advisory boards of certain affiliates of Warburg.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Wright and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner and arranger for, and/or as a lender under, certain letters of credit and credit and leasing facilities of Wright and certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Wright and certain of its affiliates, (iii) having provided or providing certain managed institutional investments services and products to Wright and certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to Wright and certain of its affiliates.

We further note that, concurrent with Wright’s issuance in August 2012 of $300 million aggregate principal amount of 2.00% cash convertible senior notes due 2017 (the “Convertible Notes”), Wright entered into separate convertible note hedge transactions and issuer warrant transactions (collectively, the “Call Spread Transactions”) with three banks, including our affiliate, Bank of America, N.A. (“BANA”), acting as principal for its own account in respect of forty percent (40%) of the Call Spread Transactions. The Call Spread Transactions consisted of the purchase by Wright from those three banks of call options in respect of the number of shares of Wright Common Stock initially underlying the Convertible Notes and the sale by Wright to those three banks of warrants in respect of the same number of shares of Wright Common Stock, in each case subject to certain adjustments. In accordance with the terms of the Call Spread Transactions, if the Merger is consummated, the issuer warrant transactions will terminate with a cash payment, or share settlement in shares of Tornier Common Stock if certain conditions are met, made by Wright to each bank. The consummation of the Merger will also give each bank the right to terminate its convertible note hedge transactions, which, if terminated, would result in a cash payment, or share settlement in shares of Tornier Common Stock if certain conditions are met, by the applicable bank to Wright. Absent mutual agreement between the relevant bank and Wright, the amount of the relevant cash payment in each case will be determined by the relevant bank, as the calculation agent, in good faith and in a commercially reasonable manner.

It is understood that this letter is for the benefit and use of the Board of Directors of Tornier (in its capacity as such) in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors of Tornier.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Board of Directors

Tornier N.V.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Tornier.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

      INCORPORATED

ANNEX F

DEED OF AMENDMENT OF

THE ARTICLES OF ASSOCIATION

TORNIER N.V.

(NEW NAME: WRIGHT MEDICAL GROUP N.V.)

(informal translation)

Today, [date],

appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

[appearing person].

The appearing person declared as follows:

•	the articles of association of the public limited company (naamloze vennootschap) Tornier N.V., having its seat in Amsterdam, its address at 1097 JB Amsterdam, Prins Berhardplein 200, registered in the trade register under number 34250781 (the “company”), were lastly amended by deed executed on the twenty-eighth of June two thousand and thirteen before P.H.N. Quist, civil-law notary in Amsterdam;

•	on proposal of the board of directors, the general meeting of the company resolved to amend the articles of association of the company partially on [date];

•	furthermore, it was decided to authorise the appearing person to effect such amendment of the articles of association;

•	that these resolutions are evidenced by a copy of the minutes of the relevant meeting to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the company partially, in pursuance of the referred resolutions, so:

Article 2 paragraph 1 will read as follows:

1.	The name of the company is: Wright Medical Group N.V.

Article 4 paragraph 1 will read as follows:

1.	The company’s authorized capital amounts to nine million six hundred thousand euros (EUR 9,600,000) and is divided into three hundred and twenty million (320,000,000) ordinary shares, each share with a par value of three euro cents (EUR 0.03).

Final statement

Finally the appearing person declared upon the current amendment of the articles of association taking effect, the issued and paid-up capital will amount to [currency and amount].

Final clause

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

F-1

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at

F-2

Annex G

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED

2010 INCENTIVE PLAN

(As amended and restated on [●], 2015)

1.	PURPOSE

The purpose of this Plan is to promote the interests of the Company and its Affiliates by authorizing the Committee to grant Awards to Eligible Recipients in order to (i) attract and retain such individuals, (ii) provide an additional incentive to such individuals to work to increase the value of Stock, and (iii) provide such individuals with a stake in the future of the Company which corresponds to the stake of each of the Company’s shareholders. The Plan shall become effective as of the Effective Date.

2.	DEFINITIONS

2.1. Adverse Action. Adverse Action means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial, or adverse to the interests of the Company or any Affiliate, including: (i) disclosing confidential information of the Company or any Affiliate to any person not authorized by the Company or Affiliate to receive it, (ii) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Affiliate, or (iii) interfering with the relationships of the Company or any Affiliate and their respective employees, independent contractors, customers, prospective customers, and vendors.

2.2. Affiliate. Affiliate means any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any other entity determined by the Committee to be an “Affiliate” for purposes of this Plan.

2.3. Award. Award means, individually or collectively, an Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant, Cash-Based Award, or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.4. Award Agreement. Award Agreement means either: (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic certificate or statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Award Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5. Board. Board means the Management Board of the Company or any successor thereto, provided, that if the Management Board does not exist, “Board” means the Board of Directors of the Company.

2.6. Cash-Based Award. Cash-Based Award means an Award, denominated and paid in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 9.1 of this Plan.

2.7. Cause. Cause means with respect to any Participant: (i) the Participant has engaged in conduct that in the judgment of the Committee constitutes gross negligence, misconduct, or gross neglect in the performance of the Participant’s duties and responsibilities, including any breach of the policies of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics, the Company’s Code of Conduct on Insider

Trading and Confidentiality and the Company’s Code of Conduct on Interactions with U.S. Customers, and conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the Participant at the Company’s expense, (ii) the Participant has been convicted of or has pled guilty to a felony for fraud, embezzlement, or theft, (iii) the Participant has engaged in a breach of any policy of the Company for which termination of employment or service is a permissible consequence, or (iv) the Participant has engaged in any conduct that would constitute “cause” under the terms of his or her employment or consulting agreement, if any; provided, however, that if, subsequent to the Participant’s voluntary termination for any reason or involuntary termination by the Employer without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, such Participant’s employment shall be deemed to have been terminated for Cause for all purposes under this Plan.

2.8. Change in Control. Change in Control means (i) the acquisition (other than from the Company) after the Effective Date by any person, entity, or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of either the then-outstanding ordinary shares or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, (ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, (iii) consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation), (iv) approval by the shareholders of the Company of a liquidation or dissolution of the Company, or (v) the consummation of the sale of all or substantially all of the assets of the Company with respect to which persons who were the shareholders of the Company immediately prior to such sale do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

2.9. Code. Code means the United States Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.10. Committee. Committee means the Compensation Committee of the Board or a subcommittee thereof, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent directors” as defined in the Listing Rules of the Nasdaq Global Market (or other applicable exchange or market on which the Stock may be traded or quoted). In the case of any Award that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, the Committee will be comprised of at least two persons, each of whom are “outside directors” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in the Plan. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.11. Company. Company means Wright Medical Group N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands or any successor thereto.

2.12. Consultant. Consultant means a person engaged to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to the Company or any Affiliate that: (i) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13. Director. Director means any member of the Board.

2.14. Disability. Disability means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders a Participant unable to engage in any substantial gainful activity. The Committee shall determine whether a Participant has a Disability. If a Participant disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether a Participant has a Disability shall be binding on the Company and the Participant.

2.15. Disqualifying Disposition. Disqualifying Disposition means any disposition (including any sale) of Stock acquired upon the exercise of an ISO made within the period that ends either (i) two (2) years after the date the Participant was granted the ISO or (ii) one (1) year after the date the Participant acquired Stock by exercising the ISO.

2.16. Effective Date. Effective Date means the date on which the Company’s shareholders (acting at a duly called meeting of such shareholders) approve the adoption of this Plan as amended and restated.

2.17. Eligible Recipients. Eligible Recipients means all Employees, all Non-Employee Directors, and all Consultants.

2.18. Employee. Employee means any individual performing services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company or an Affiliate as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company or an Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or an Affiliate during such period. An individual shall not cease to be an Employee in the case of: (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or an Affiliate, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any ISO held by a Participant shall cease to be treated as an ISO and shall be treated for tax purposes as a Non-ISO. Neither service as a Non-Employee Director nor payment of a Non-Employee Director’s retainer or other fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19. Fair Market Value. Fair Market Value means with respect to the Stock, as of any date: (i) the closing sale price of the Stock as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, or any national securities exchange on which the Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade), (ii) if the Stock is not so listed, admitted to unlisted trading privileges, or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the Pink Sheets LLC, or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code. If determined by the Committee, such determination shall be final, conclusive, and binding for all purposes and on all persons, including the Company, the shareholders of the Company, the Participants, and their respective successors-in-interest. No member of the Committee shall be liable for any determination regarding the Fair Market Value of the Stock that is made in good faith.

2.20. Full Value Award. Full Value Award means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Stock.

2.21. Grant Date. Grant Date means the date an Award is granted to a Participant pursuant to this Plan. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

2.22. IPO. IPO means an initial underwritten public offering of the Company’s equity securities pursuant to an effective Form S-1 registration statement filed under the 1933 Act.

2.23. IPO Effective Date. IPO Effective Date means the effective date of an IPO.

2.24. ISO. ISO means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.

2.25. 1933 Act. 1933 Act means the United States Securities Act of 1933, as amended. Any reference to a section of the 1933 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1933 Act.

2.26. 1934 Act. 1934 Act means the United States Securities Exchange Act of 1934, as amended. Any reference to a section of the 1934 Act herein shall be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the 1934 Act.

2.27. Non-Employee Director. Non-Employee Director means any Director who is not an Employee of the Company or an Affiliate of the Company.

2.28. Non-ISO. Non-ISO means an option granted under this Plan to purchase Stock which is not intended to satisfy the requirements of Section 422 of the Code.

2.29. Option. Option means an ISO or a Non-ISO.

2.30. Other Stock-Based Award. Other Stock-Based Award means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Section 9.2 of this Plan.

2.31. Participant. Participant means an Eligible Recipient who receives one or more Awards under this Plan.

2.32. Performance Goals. Performance Goals mean with respect to any applicable Award, one or more targets, goals, or levels of attainment required to be achieved in terms of the specified performance measures (as determined by the Committee in its sole discretion) during the specified Performance Period, as set forth in the related Award Agreement. For purposes of Awards that are intended to qualify as exempt performance-based compensation under Section 162(m), a Performance Goal will mean an objectively determinable measure or objectively determinable measures of performance relating to any, or any combination, of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its discretion. Provided that the Committee has specified at least one Performance Goal that is intended to qualify an Award under the performance-based compensation exception under Section 162(m), the Committee may specify other performance goals or criteria (whether or not noted herein) as a basis for its exercise of negative discretion with respect to the Award. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may establish that, in the case of any Award intended to qualify for such exception, one or more of the Performance Goals applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or nonrecurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Goal or Goals.

2.33. Performance Period. Performance Period means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.34. Plan. Plan means this Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as the same may be amended from time to time.

2.35. Prior Plan. Prior Plan means the Tornier B.V. Amended and Restated Stock Option Plan, which was adopted effective as of July 18, 2006, as the same may be amended from time to time.

2.36. Retirement. Retirement means, unless otherwise defined in an Award Agreement or in a written employment, services, or other agreement between the Participant and the Company or an Affiliate, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function.

2.37. Rule 16b-3. Rule 16b-3 means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.38. Stock. Stock means the ordinary shares of the Company, with a par value per share as defined in the articles of association of the Company, or the number and kind of shares or other securities into which such Stock may be changed in accordance with Section 3.6 of this Plan.

2.39. Stock Appreciation Right. Stock Appreciation Right means a right which is granted under Section 7 of this Plan to receive the appreciation in a share of Stock.

2.40. Stock-Based Award. Stock-Based Award means any equity-based or equity-related Award made pursuant to this Plan, including Options, Stock Appreciation Rights, Stock Grants, Stock Unit Grants, and Other Stock-Based Awards.

2.41. Stock Grant. Stock Grant means a grant under Section 8 of this Plan which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.42. Stock Unit Grant. Stock Unit Grant means a grant under Section 8 of this Plan which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.43. Ten Percent Shareholder. Ten Percent Shareholder means an individual who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of shares of either the Company, an Affiliate or a “parent corporation” (within the meaning of Section 424(e) of the Code).

3.	SHARES AVAILABLE FOR ISSUANCE; GRANT LIMITS AND ADJUSTMENTS

3.1. Stock Available for Issuance. Subject to adjustment as provided in Section 3.6, the maximum number of shares of Stock that shall be available for issuance under this Plan shall be the sum of:

(a) 8,200,000;

(b) The number of shares of Stock available for grant under the Prior Plan as of the IPO Effective Date (not including any shares of Stock that are subject to outstanding “options” (as defined in the Prior Plan) under the Prior Plan as of the IPO Effective Date, or any shares of Stock that were issued pursuant to options granted under the Prior Plan prior to the IPO Effective Date); and

(c) The number of shares of Stock underlying options which have been granted pursuant to the Prior Plan and are outstanding as of the IPO Effective Date that remain undelivered following any expiration, cancellation, forfeiture, cash settlement, or other termination of such options following the IPO Effective Date; and

(d) The number of shares of Stock issued or subject to Awards granted under the Plan in connection with the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of the Company and/or any Affiliate(s) acquiring, merging, or consolidating with another entity; and

(e) The number of shares that are unallocated and available for grant under a stock plan assumed by the Company or any Affiliate(s) in connection with the merger, consolidation, or acquisition of another entity by the Company and/or any of its Affiliates, based on the applicable exchange ratio and other transaction terms, but only to the extent that such shares may be utilized by the Company or its Affiliates following the transaction pursuant to the rules and regulations of the Nasdaq Global Market (or other applicable market or exchange on which the Company’s Stock may be quoted or traded);

provided, however, that no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued pursuant to Full Value Awards and no more than the maximum number of shares of Stock authorized for issuance under this Plan may be issued in connection with the exercise of ISOs.

3.2. Code Section 162(m) Limits. The following additional annual limits will apply to

Awards payable to any Participant in any calendar year:

(a) Options: [●] shares of Stock.

(b) Stock Appreciation Rights: [●] shares of Stock.

(c) Any other Award that is not a Cash-Based Award: [●] shares of Stock.

(d) Cash-Based Awards: $[●].

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the share limits applicable to Options and Stock Appreciation Rights refer to the number of shares of Stock underlying such Awards; (iii) the share limit under clause (c) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (c) assuming a maximum payout; (iv) Awards other than Cash-Based Awards that are settled in cash will count against the applicable share limit under clause (a), (b) or (c) and not against the dollar limit under clause (d); and (v) the dollar limit under clause (d) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (d) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Code Section 162(m), including, without limitation, where applicable, the rules under Code Section 162(m) pertaining to permissible deferrals of exempt awards.

3.3. Source of Stock. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company.

3.4. Accounting for Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares covered by an Award shall be counted as used only to the extent they are actually issued; provided, however, that the full number of Shares subject to a Stock Appreciation Right that is settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Right. Furthermore, any Shares withheld to satisfy tax withholding obligations in respect of Awards issued under this Plan, any Shares withheld to pay the exercise price of Awards issued under this Plan and any Shares not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.4 shall be counted against the Shares authorized for issuance under this Plan. Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards. Any Shares related to Awards under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan.

3.5. Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.6. Adjustments to Stock and Awards.

(a) In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of the Company after the date of grant of any Award, or in the event of any change in applicable laws or circumstances that results in or could result in, in either case, the substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sublimits set forth in Section 3.1, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Awards. The determination of the Committee as to the foregoing adjustments, if any, shall be final, conclusive, and binding on Participants under this Plan.

(b) Notwithstanding anything else herein to the contrary, without affecting the number of shares of Stock reserved or available hereunder and the sublimits in Section 3.1, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 409A, 422 and 424 of the Code, as and where applicable.

3.7. Prohibition on Repricing Options and Stock Appreciation Rights. Except as set forth in Section 3.5, the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current stock price in exchange for cash or other securities.

4.	COMMITTEE

4.1. Plan Administration. This Plan shall be administered by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary. Notwithstanding anything in the Plan to the contrary, to the extent required by the laws of The Netherlands, Awards granted pursuant to this Plan (to the extent they constitute Options or other rights to acquire shares of Stock or Stock Grants) shall be deemed to have been granted subject to the approval of such Award (including its terms and conditions as established by the Committee) by the Board (if and to the extent the Company’s general meeting of shareholders has delegated such authority to the Board) or by the Company’s general meeting of shareholders itself (if and to the extent the Company’s general meeting of shareholders has not delegated such authority to the Board), and no Awards shall be effective until such approval, as applicable, is received. The Committee acting in its sole discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Section 12 and Section 17 herein and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participant, and on each other person directly or indirectly affected by such action. The Committee shall not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Recipient shall have the right to require him or her to execute an agreement which makes the Eligible Recipient subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

4.2. Administration of Certain Awards. This Section 4.2 applies to any Award intended to qualify as exempt performance-based compensation under Code Section 162(m), as determined by the Committee. In the case of any Award to which this Section 4.2 applies (other than, with respect to clauses (ii), (iii) and (iv), Options and Stock Appreciation Rights), (i) the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exemption, notwithstanding anything to the contrary in the Plan; (ii) the Committee will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the Award for such exemption), one or more Performance Goals applicable to such Award, the amount or amounts that will be payable or earned (subject to reduction as describe below) if the Performance Goals are achieved, and such other terms and conditions as the Committee deems appropriate with respect to the Award; (iii) at the close of the applicable Performance Period the Committee will certify whether the applicable Performance Goals have been attained; and (iv) no amount will be paid under such Award unless the Performance Goal applicable to the payment of such amount have been so certified, except as provided by the Committee consistent with such exemption; and (v) the Committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one Participant), reduce the actual payment, if any, to be made under such Award to the extent consistent with such exemption.

4.3. Participants Based Outside of the United States. In addition to the authority of the Committee under Section 4.1 and notwithstanding any other provision of the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Affiliate in order to comply with local legal requirements, to otherwise protect the Company’s or Affiliate’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more subplans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws. The Committee shall have no authority, however, to take action pursuant to this Section 4.2: (i) to reserve shares or grant Awards in excess of the limitations provided in this Plan, (ii) to grant an Option or Stock Appreciation Right having an exercise price less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date in violation of this Plan, or (iii) for which shareholder approval would then be required pursuant to Section 17.2.

5.	ELIGIBILITY

Only Employees shall be eligible for the grant of ISOs under this Plan. All Eligible Recipients shall be eligible for the grant of Non-ISOs, Stock Appreciation Rights, Cash-Based Awards, Other Stock-Based Awards, and for Stock Grants and Stock Unit Grants under this Plan.

6.	OPTIONS

6.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Options to Eligible Recipients under this Plan to purchase shares of Stock subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each grant of an Option to an Eligible Recipient shall be evidenced by an Award Agreement, and each Award Agreement shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its sole discretion deems consistent with the terms of this Plan; provided, however, that if the Committee grants an ISO and a Non-ISO to an Employee on the same date, the right of the Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. To the extent that any ISO (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such ISO (or portion thereof) shall continue to be outstanding for purposes of this Plan but shall thereafter be deemed to be a Non-ISO.

6.2. $100,000 Limit. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess ISOs shall be treated as Non-ISOs.

6.3. Exercise Price. The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 shall be determined by the Committee in its sole discretion at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date and; provided, further, that if the Option is an ISO granted to an Employee who is a Ten Percent Shareholder, the per share price for each share of Stock subject to such ISO shall be no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the date such ISO is granted.

6.4. Payment.

(a) The exercise price of an Option shall be payable in full upon the exercise of such Option in cash (including check, bank draft, or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by (i) by a “net exercise” of the Option (as further described in paragraph (b), below), (ii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market, (iii) by a combination of such methods; or (iv) any other method approved or accepted by the Committee in its sole discretion.

(b) In the case of a “net exercise” of an Option, a Participant shall receive the number of shares of Stock underlying the Options so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Options divided by the Fair Market Value on the date of exercise (the “Reduced Shares”). In the event of a “net exercise” of an Option, Options to purchase the Reduced Shares shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares on the date of exercise. The Redemption Amount shall automatically be applied by the Company to satisfy the amount the Participant is required to pay to exercise the Options. Thereafter, the Participant shall receive the number of shares of Stock remaining after such Reduced Shares have been cancelled. Shares of Stock shall no longer be outstanding under an Option (and shall therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares cancelled to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

6.5. Exercisability and Duration. An Option shall become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Option shall be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an ISO that is granted to a Ten Percent Shareholder on the date the Option is granted).

6.6. Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission, or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Stock to be purchased in accordance with Section 6.4 of this Plan.

6.7. Disqualifying Disposition. Each Participant who receives an ISO shall notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an ISO.

7.	STOCK APPRECIATION RIGHTS

7.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to grant Stock Appreciation Rights to Eligible Recipients under this Plan subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Appreciation Right grant shall be evidenced by an Award Agreement or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by an Award Agreement for the related Option.

7.2. Exercise Price. The exercise price of a Stock Appreciation Right shall be determined by the Committee, in its sole discretion, at the time of grant; provided, however, that other than with respect to any substitute Award described in Section 3.1, such price shall not be less than one hundred percent (100%) of the Fair Market Value of one share of Stock on the Grant Date.

7.3. Exercisability and Duration. A Stock Appreciation Right shall become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant and as set forth in the related Award Agreement, including (i) the achievement of one or more Performance Goals, or that (ii) the Participant remain in continuous employment or service with the Company or an Affiliate for a certain period; provided, however, that no Stock Appreciation Right shall be exercisable after ten (10) years from its Grant Date.

7.4. Manner of Exercise. A Stock Appreciation Right shall be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.5. Settlement. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price; by

(b) The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

7.6. Form of Payment. Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.5 shall be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Stock, or a combination thereof, as the Committee determines in its sole discretion.

8.	STOCK GRANTS AND STOCK UNIT GRANTS

8.1. Grant; Award Agreement. The Committee acting in its sole discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Recipients, subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Each Stock Grant and each Stock Unit Grant shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, under which Stock shall be issued under the Stock Grant or cash shall be paid under the Stock Unit Grant and the conditions under which the Participant’s interest in any Stock which has been issued shall become non-forfeitable.

8.2. Conditions.

(a) Conditions to Issuance of Stock. The Committee acting in its sole discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one or more conditions which the Committee deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Participant only after each such condition, if any, has been timely satisfied. In addition to any restrictions set forth in a Participant’s Award Agreement, until such time that the Stock underlying a Stock Grant has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber such Stock. The Committee shall take into account compliance with local laws relating to payment for shares of Stock in connection with any Stock Grant made under the Plan, to the extent applicable.

(b) Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its sole discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of a Participant under a Stock Grant non-forfeitable subject to the satisfaction of one or more conditions, including the achievement of one or more Performance Goals, that the Committee acting in its sole discretion deems appropriate under the circumstances for Participants generally or for a Participant in particular, and the related Award Agreement shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. A Participant’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition.

8.3. Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Participant’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Participant as soon as practicable thereafter.

8.4. Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Stock Grant, the Participant must file, within thirty (30) days following the Grant Date of the Stock Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in the Award Agreement that the Stock Grant is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

9.1. Cash-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee shall determine, subject to limitations under applicable law. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements.

9.2. Other Stock-Based Awards. Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Stock) in such amounts and subject to such terms and conditions as the Committee shall determine, subject to limitations under applicable law. Such Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants or payment in cash or otherwise of amounts based on the value of shares of Stock, and may include Stock-Based Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

9.3. Value of Cash-Based Awards and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee in its sole discretion. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on shares of Stock, as determined by the Committee in its sole discretion. The Committee may establish Performance Goals in its sole discretion for any Cash-Based Award or any Other Stock-Based Award. If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Cash-Based Awards or Other Stock-Based Awards that shall be paid out to the Participant shall depend on the extent to which the Performance Goals and any other non-performance terms have been met.

9.4. Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to an Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash for any Cash-Based Award and in cash or shares of Stock for any Other Stock-Based Award, as the Committee determines in its sole discretion, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

10.	DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee shall not grant dividend equivalents based on the dividends declared on shares of Stock that are subject to an Option or Stock Appreciation Right. Dividend equivalents shall be accrued for the account of the Participant and shall be paid to the Participant on the date on which the corresponding Awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents shall be subject to forfeiture to the same extent that the corresponding Awards are subject to forfeiture as provided in this Plan or any Award Agreement.

11.	EFFECT OF TERMINATION OF EMPLOYMENT OR OTHER SERVICE

11.1. Termination Due to Death or Disability. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated by reason of death or Disability:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of one (1) year after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited;

(b) All outstanding Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of the date of such termination, and all outstanding but unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Affiliate, as the case may be, is terminated by reason of death or Disability prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one (1) year), the Committee may, in its sole discretion, cause shares of Stock to be delivered or payment made with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on full fiscal years only and no shares to be delivered for partial fiscal years. The Committee shall consider the provisions of Section 11.5 and shall have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Stock or other payment, including whether the Participant again becomes employed. If the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.2. Termination for Reasons Other than Death, Disability, or Actions Constituting Cause or Adverse Action. Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement, and subject to Sections 11.3 and 11.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Affiliates is terminated for any reason other than (i) death, (ii) Disability, or (iii) due to actions constituting Cause or Adverse Action:

(a) All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination shall, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination shall be terminated and forfeited.

(b) All Stock Grants and Stock Unit Grants held by the Participant as of the effective date of such termination that have not vested as of such termination, and all outstanding unpaid Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination, shall be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if the effective date of such termination is on or after the end of the Performance Period applicable to an Award which vests based on the achievement of Performance Goals, then any such Award held by a Participant shall be paid to the Participant in accordance with the payment terms of such Award.

11.3. Modification of Rights upon Termination. Notwithstanding the other provisions of this Section 11, upon a Participant’s termination of employment or other service with the Company or any Affiliate, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Stock Grants, Stock Unit Grants, Cash-Based Awards, and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest, or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (i) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date, and (ii) any such action by the Committee adversely affecting any outstanding Award shall not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 3.6, 11.5, 12, or 17).

11.4. Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion, a Participant’s employment or other service shall, for purposes of this Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company or the Affiliate for which the Participant provides employment or other service, as determined by the Committee in its sole discretion based upon such records. Notwithstanding the foregoing, if payment of an Award that is subject to Section 409A of the Code is triggered by a termination of a Participant’s employment or other service, such termination shall also constitute a “separation from service” within the meaning of Section 409A of the Code, and any change in employment status that constitutes a “separation from service” under Section 409A of the Code shall be treated as a termination of employment or service, as the case may be.

11.5. Additional Forfeiture Events.

(a) Effect of Actions Constituting Cause or Adverse Action. Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Section 11.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or an Affiliate, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Affiliate and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, during such period and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividend equivalents paid or other distributions made with respect to any shares subject to any Award). The Company shall be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations. Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 11.5(a) shall not apply to any Participant following a Change in Control.

(b) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company with respect to any Award received by such individual under this Plan during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

12.	CHANGE IN CONTROL

12.1. Acceleration of Vesting. Without limiting the authority of the Committee under Sections 3.6 and 4.1 of this Plan, if a Change in Control of the Company occurs, then, unless otherwise provided by the Committee in its sole discretion either in the Award Agreement evidencing an Award at the time of grant or at any time after the grant of an Award, (i) all outstanding Options and Stock Appreciation Rights shall become immediately exercisable in full and shall remain exercisable for the remainder of their terms, regardless of whether the Participant to whom such Options or Stock Appreciation Rights have been granted remains in employment or service with the Company or any Affiliate, (ii) all restrictions and vesting requirements applicable to any Award based solely on the continued service of the Participant shall terminate, and (iii) all Awards the vesting or payment of which are based on Performance Goals shall vest as though such Performance Goals were fully achieved at target and shall become immediately payable; provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A of the Code shall be accelerated upon the occurrence of a Change in Control unless the event or circumstances constituting the Change in Control also constitute a “change in the ownership” of the Company, a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as determined under Section 409A of the Code. The treatment of any other Awards in the event of a Change in Control shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Agreement.

12.2. Alternative Treatment of Stock-Based Awards. In connection with a Change in Control, the Committee in its sole discretion, either in an Award Agreement at the time of grant of a Stock-Based Award or at any time after the grant of such an Award, may determine that any or all outstanding Stock-Based Awards granted under this Plan, whether or not exercisable or vested, as the case may be, shall be canceled and terminated and that in connection with such cancellation and termination the holder of such Stock-Based Award shall receive for each share of Stock subject to such Award a cash payment (or the delivery of shares, other securities or a combination of cash, shares and securities with a fair market value (as determined by the Committee in good faith) equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a share of Stock in connection with such Change in Control and the purchase price per share, if any, under the Award, multiplied by the number of shares of Stock subject to such Award (or in which such Award is denominated); provided, however, that if such product is zero ($0) or less or to the extent that the Award is not then exercisable, the Award may be canceled and terminated without payment therefor. If any portion of the consideration pursuant to a Change in Control may be received by holders of shares of Stock on a contingent or delayed basis, the Committee may, in its sole discretion, determine the fair market value per share of such consideration as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Notwithstanding the foregoing, any shares of Stock issued pursuant to a Stock-Based Award that immediately prior to the effectiveness of the Change in Control are subject to no further restrictions pursuant to this Plan or an Award Agreement (other than pursuant to the securities laws) shall be deemed to be outstanding shares of Stock and receive the same consideration as other outstanding shares of Stock in connection with the Change in Control.

12.3. Limitation on Change in Control Payments. Notwithstanding anything in Section 12.1 or 12.2 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award as provided in Section 12.1 or the payment of cash in exchange for all or part of a Stock-Based Award as provided in Section 12.2 (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 12.1 or 12.2 shall be reduced (or acceleration of vesting eliminated) to the largest amount as shall result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (i) the amount of such payments absent such reduction, minus (ii) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments, and provided further that such payments shall be reduced (or acceleration of vesting eliminated) in the following order: (a) Options with an exercise price above fair market value that have a positive value for purposes of Section 280G of the Code, (b) pro rata among Awards that constitute deferred compensation under Section 409A of the Code, and (c) finally, among the Awards that are not subject to Section 409A of the Code. Notwithstanding the foregoing sentence, if a Participant is subject to a separate agreement with the Company or an Affiliate that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 12.3 shall not apply and any “payments” to a Participant pursuant to Section 12.1 or 12.2 shall be treated as “payments” arising under such separate agreement.

13.	PAYMENT OF WITHHOLDING TAXES

13.1. General Rules. The Company is entitled to (i) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or an Affiliate), or make other arrangements for the collection of, all amounts the Company reasonably determines are required to satisfy any and all federal, foreign, state, and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividend equivalents with respect to, an Award or a disqualifying disposition of shares received upon exercise of an ISO, or (ii) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Stock, with respect to an Award. When withholding for taxes is effected under this Plan, it shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on the Company.

13.2. Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 13.1 by withholding shares of Stock underlying an Award, electing to tender, or by attestation as to ownership of, other shares of Stock held by a Participant, by delivery of a Broker Exercise Notice, or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Stock withheld by the Company or tendered or covered by an attestation shall be valued at their Fair Market Value.

14.	NON-TRANSFERABILITY

14.1. General Rule. Except as provided in Section 14.2, no Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall be exercisable during a Participant’s lifetime only by the Participant. The person or persons to whom an Award is transferred by will or by the laws of descent and distribution or pursuant to Section 14.2, thereafter shall be treated as the Participant.

14.2. Transfers to Family Members. A Non-ISO may be transferred by a Participant to a “family member” (as defined in Rule 701(c)(3) of the 1933 Act) of such Participant or to a trust exclusively for the benefit of one or more of such family members of such Participant; provided, however, that such transfer is made as a gift without consideration, and such transfer complies with applicable securities laws.

15.	SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, a Participant shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, a Participant shall make a written representation to the Company that he or she shall not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

16.	LIFE OF PLAN

Subject to earlier termination as provided in Section 17 below, this Plan shall terminate at midnight on August 25, 2020. No Award shall be granted after termination of this Plan, but Awards outstanding upon termination of this Plan shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

17.	AMENDMENT, MODIFICATION, OR TERMINATION

17.1. Generally. Subject to other subsections of this Section 17 and Section 17.3, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award. The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Stock or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by this Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

17.2. Shareholder Approval. No amendments to this Plan shall be effective in respect of any jurisdiction without approval of the Company’s shareholders if shareholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Stock is then traded, applicable United States state corporate laws or regulations, applicable United States federal laws or regulations, or the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

17.3. Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, suspension, or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.6, 11.5, 12 or 17.4 of this Plan.

17.4. Amendments to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, including Section 422 and 409A of the Code and Rule 16b-3 of the Exchange Act, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.4 to any Award granted under this Plan without further consideration or action.

18.	DEFERRED COMPENSATION

It is intended that all Awards issued under this Plan be in a form and administered in a manner that shall comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan shall be construed and administered in a manner that is consistent with and gives effect to such intent. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section 18 to the contrary, with respect to any Award subject to Section 409A of the Code, no amendment to or payment under such Award shall be made except and only to the extent permitted under Section 409A of the Code. Neither the Committee nor the Company shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest, or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with, or be exempt from, Section 409A.

19.	MISCELLANEOUS

19.1. Shareholder Rights. Except as otherwise specifically provided in the Plan or in an Award Agreement, no person shall be entitled to the rights and privileges of share ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person. Specifically, no Participant shall have any rights as a shareholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Participant. A Participant’s rights as a shareholder in the shares of Stock that remain subject to forfeiture under Section 8.2(b) shall be set forth in the related Award Agreement.

19.2. No Contract of Employment. No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company. The grant of an Award to a Participant under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Participant any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Award Agreement.

19.3. Construction. All references to Sections are to Sections of this Plan unless otherwise indicated. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. In this Plan, except where otherwise indicated by clear contrary intention, “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and “or” is used in the inclusive sense of “and/or”. Wherever possible, each provision of this Plan and any Award Agreement shall be interpreted so that it is valid under the applicable law. If any provision of this Plan or any Award Agreement is to any extent invalid under the applicable law that provision shall still be effective to the extent it remains valid. The remainder of this Plan and the Award Agreement also shall continue to be valid, and the entire Plan and Award Agreement shall continue to be valid in other jurisdictions. If there is any conflict between the terms of this Plan and the terms of any Award Agreement, the terms of this Plan shall control.

19.4. Other Conditions. Each Award Agreement may require that a Participant (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock or cash subject to any other Award) enter into any agreement or make such representations prepared by the Company, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or other Award or provides for the repurchase of such Stock by the Company.

19.5. Rule 16b-3. The Committee shall have the right to amend any Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Section 16 of the 1934 Act might be applicable to such grant or transfer.

19.6. Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with a Participant which expressly provides for the acceleration in vesting of an outstanding Award or for the extension of the deadline to exercise any rights under an outstanding Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Award was granted; provided, however, no extension of the deadline to exercise any rights under an outstanding Option or Stock Appreciation Right shall be permitted to the extent such extension would cause the Option or Stock Appreciation Right to become subject to the requirements of Section 409A of the Code.

19.7. Fractional Shares. No fractional shares of Stock shall be issued or delivered under this Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be forfeited or otherwise eliminated by rounding up or down.

19.8. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or the Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

19.9. Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Affiliate unless provided otherwise in such plan.

19.10. Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations, and actions relating to this Plan shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions. Unless otherwise provided in an Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

19.11. Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

19.12. Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (i) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (ii) permit Participants to use electronic, internet, or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

19.13. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

19.14. Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

19.15. Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

19.16. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*        *        *

PART II

INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Tornier’s articles of association provide that Tornier shall indemnify any of its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to Tornier’s best interests. In addition, Tornier has entered into indemnification agreements with its directors and officers.

Each indemnification agreement, which is governed by the laws of the State of Delaware (USA), provides, among other things, for indemnification to the fullest extent permitted by law and Tornier’s articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer or on such director’s or officer’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of Tornier, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe such director’s or officer’s conduct was unlawful. Each indemnification agreement provides that the director or officer shall not be indemnified and advanced expenses (i) with respect to an action, suit or proceeding initiated by the director or officer unless so authorized by the board of directors of Tornier or (ii) with respect to any action, suit or proceeding instituted by the director or officer to enforce or interpret such indemnification agreement unless the director or officer is successful in establishing a right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite such director’s or officer’s failure to establish the right to indemnification, the director or officer is entitled to indemnity for such expenses.

Tornier currently maintains liability insurance for its directors and officers. Such insurance would be available to Tornier’s directors and officers in accordance with its terms.

The merger agreement provides that Tornier and the combined company will continue to indemnify, defend and hold harmless each present and former director and officer of Wright and any of Wright’s subsidiaries (collectively, Indemnified Parties), against any costs or expenses, including attorneys’ fees and disbursements, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Wright or any of Wright’s subsidiaries, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that Wright would have been permitted under applicable law and its charter documents and bylaws (and, to the extent not contrary to applicable law or its certificate of incorporation, bylaws, and any indemnification agreement) in effect on the date of the merger agreement to indemnify such person. The merger agreement also provides that Tornier and the combined company will honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the Indemnified Parties as provided in the charter documents or bylaws of Wright or any of its subsidiaries or in any agreement to which Wright or any of its subsidiaries is a party, which rights will survive the merger and will continue in full force and effect to the extent permitted by law. Pursuant to the merger agreement, the combined company will, in its sole discretion, either (i) continue to maintain in effect for a period of at least six years from and after the effective time of the merger for the persons who, as of the date of the merger agreement, are covered by Wright’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, D&O Insurance), or, if such insurance is unavailable, will purchase, D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Wright’s existing policies; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger with recognized insurance companies for the persons who, as of the date of the merger agreement, are covered by Wright’s existing D&O Insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Tornier’s directors, officers pursuant to the foregoing provisions, Tornier has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits Index.

See the accompanying Exhibit Index which is incorporated herein by reference.

(b)	Financial Statement Schedules.

Not applicable.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)	The undersigned registrant undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	The undersigned registrant undertakes as follows:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota on April 2, 2015.

TORNIER N.V.

By	/s/ David H. Mowry
David H. Mowry
President and Chief Executive Officer and Executive Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Name and Signature	Title	Date

/s/ David H. Mowry David H. Mowry	President, Chief Executive Officer and Executive Director (principal executive officer)	April 2, 2015

/s/ Shawn T McCormick Shawn T McCormick	Chief Financial Officer (principal financial and accounting officer)	April 2, 2015

* Sean D. Carney	Chairman of the Board	April 2, 2015

* Richard B. Emmitt	Non-Executive Director	April 2, 2015

* Kevin C. O’Boyle	Non-Executive Director	April 2, 2015

* Alain Tornier	Non-Executive Director	April 2, 2015

* Richard F. Wallman	Non-Executive Director	April 2, 2015

* Elizabeth H. Weatherman	Non-Executive Director	April 2, 2015

* By:	/s/ David H. Mowry	Attorney-in-Fact	April 2, 2015
David H. Mowry

TORNIER N.V.

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-4

EXHIBIT INDEX

Exhibit No.	Exhibit	Method of Filing

2.1	Agreement and Plan of Merger, dated as of October 27, 2014, among Tornier N.V., Trooper Holdings Inc., Trooper Merger Sub Inc. and Wright Medical Group, Inc.(1)	Incorporated by reference to Exhibit 2.1 to Tornier’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 27, 2014 (File No. 001-35065)

3.1	Articles of Association of Tornier N.V.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2013 (File No. 001-35065)

3.2	Form of Deed of Amendment to Articles of Association of Tornier N.V.	Included in Annex F to this joint proxy statement/prospectus forming part of this Registration Statement and incorporated by reference

5.1	Opinion of Stibbe N.V. regarding validity of the Tornier ordinary shares registered hereunder	Previously filed

8.1	Opinion of Willkie Farr & Gallagher LLP regarding certain tax matters	Previously filed

8.2	Opinion of Ropes & Gray LLP regarding certain tax matters	Previously filed

10.1	Voting and Support Agreement, dated October 27, 2014, among Wright Medical Group, Inc. and TMG Holdings Coöperatief U.A.	Incorporated by reference to Exhibit 10.1 to Wright Medical Group, Inc.’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 27, 2014 (File No. 001-35823)

21.1	Subsidiaries of Tornier N.V.	Previously filed

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm with respect to Tornier N.V.	Filed herewith

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to Wright Medical, Group, Inc.	Filed herewith

23.3	Consent of Stibbe N.V.	Included in Exhibit 5.1

23.4	Consent of Willkie Farr & Gallagher LLP	Included in Exhibit 8.1

23.5	Consent of Ropes & Gray LLP	Included in Exhibit 8.2

24.1	Power of Attorney	Previously filed

99.1	Consent of J.P. Morgan Securities LLC	Previously filed

99.2	Consent of Perella Weinberg Partners LP	Previously filed

99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Filed herewith

Exhibit No.	Exhibit	Method of Filing

99.4	Consent of Robert J. Palmisano to serve as executive director	Previously filed

99.5	Consent of Gary D. Blackford to serve as non-executive director	Previously filed

99.6	Consent of John L. Miclot to serve as non-executive director	Previously filed

99.7	Consent of Amy S. Paul to serve as non-executive director	Previously filed

99.8	Consent of David D. Stevens to serve as non-executive director	Previously filed

99.9	Form of Proxy Voting Card for holders of Wright shares	Previously filed

99.10	Form of Proxy Voting Card for holders of Tornier ordinary shares	Previously filed

(1)	All exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Tornier will furnish the omitted exhibits and schedules to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.